     As filed with Securities and Exchange Commission on December 2, 2019.
                                                           File Nos. 333-234471

                                                                      811-03859
================================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                                 -------------

                                   Form N-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933


                        Pre-Effective Amendment No. 1                      [X]


                        Post-Effective Amendment No.                      [  ]

                                    and/or

                            REGISTRATION STATEMENT
                                     UNDER
                      THE INVESTMENT COMPANY ACT OF 1940


                               Amendment No. 1                             [X]


                       (Check Appropriate Box or Boxes)

                                 -------------

                           Variable Separate Account
                          (Exact Name of Registrant)

                    AMERICAN GENERAL LIFE INSURANCE COMPANY
                              (Name of Depositor)

                  2727-A Allen Parkway, Houston, Texas 77019
        (Address of Depositor's Principal Executive Offices) (Zip Code)

       Depositor's Telephone Number, including Area Code: (800) 871-2000

                        American Home Assurance Company
                              (Name of Guarantor)

               175 Water Street, 18th Floor, New York, NY 10038
        (Address of Guarantor's Principal Executive Offices) (Zip Code)

       Guarantor's Telephone Number, including Area Code: (212) 770-7000

                              Manda Ghaferi, Esq.
                    American General Life Insurance Company
       21650 Oxnard Street, Suite 750, Woodland Hills, California 91367
(Name and Address of Agent for Service for Depositor, Registrant and Guarantor)

Title of Securities Being Registered: (i) Units of interest in Variable Separate Account of American General Life Insurance Company under variable annuity contracts and (ii) guarantee related to insurance obligations under the variable annuity contracts.

Approximate Date of Proposed Public Offering:

As soon as practicable after the effective date of the Registration statement.

Registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until Registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

================================================================================

                                     NOTE

Registrant is filing this Registration Statement for the purpose of registering interests under the Vista Capital Advantage Variable Annuity contract on a new Form N-4 registration statement and adding supplements to the prospectus and SAI describing the contract. Interests under the contracts were previously registered on Form N-4 registration statement File No. 333-185821 and funded by Variable Annuity Account Two (File No. 811-08626). On November 29, 2019, Variable Annuity Account Two was consolidated into Variable Separate Account. Parts A and B - The Prospectus and Statement of Additional Information dated October 31, 2005, as supplemented, included in Post-Effective Amendment No. 20 under the 1933 Act and Amendment No. 21 under the 1940 Act on Form N-4, filed with the SEC on October 31, 2005 (File No. 033-81472 and 811-08626) are incorporated by reference herein.

Pursuant to the SEC staff's position in the Great-West Life & Annuity Insurance Co. No-Action Letter (available October 23, 1990) concerning annual update requirements for inactive contracts, the Registrant no longer files annual post-effective amendments to this Form N-4.

                 THE VISTA CAPITAL ADVANTAGE VARIABLE ANNUITY

                                Issued through
                           Variable Separate Account
                                      by
                    AMERICAN GENERAL LIFE INSURANCE COMPANY
                       Supplement Dated December 2, 2019
                                    to the
              Prospectus dated October 31, 2005, as Supplemented

American General Life Insurance Company ("AGL") is amending the prospectus for the Vista Capital Advantage Variable Annuity contracts (the "contracts") for the purpose of providing information regarding the consolidation of its Variable Annuity Account Two with Variable Separate Account.

AGL no longer sells the contracts.

The following paragraphs are added to the prospectus:

Separate Account Consolidation
Effective on November 29, 2019 after the close of business, American General Life Insurance Company ("AGL") consolidated Variable Annuity Account Two with Variable Separate Account, with Variable Separate Account being the surviving Separate Account after such consolidation (the "Consolidation"). Accordingly, all references to Variable Annuity Account Two are hereby replaced with Variable Separate Account.

The Consolidation did not affect the terms of, or the rights and obligations under your contract, other than to reflect the change to the name of the separate account. The number of accumulation units, the accumulation unit values for the subaccounts in which you invest, and the subaccounts available under the contract did not change as a result of the Consolidation. Your contract value immediately after the Consolidation was the same as the value immediately before the Consolidation. The Consolidation did not result in any adverse tax consequences for any contract owners. Until we amend all forms related to the contracts, some forms may still refer to the prior name of the separate account.

The following replaces the first paragraph under the section of the prospectus entitled "The Separate Account":

The Separate Account
Before December 31, 2012, Variable Separate Account was a separate account of SunAmerica Annuity, originally established under Arizona law on January 1, 1996 when it assumed the Separate Account, originally established under California law on June 25, 1981. On December 31, 2012, and in conjunction with the merger of AGL and SunAmerica Annuity, Variable Separate Account was transferred to and became a separate account of AGL under Texas law. The Separate Account is registered with the SEC as a unit investment trust under the Investment Company Act of 1940, as amended. It may be used to support the contract and other variable annuity contracts, and used for other permitted purposes. The contracts were previously issued through Variable Annuity Account Two. Effective on the close of business November 29, 2019, Variable Annuity Account Two was consolidated into Variable Separate Account. The separate account receives and invests the premium payments that are allocated to it for investment in shares of the underlying fund portfolios.

The following information about the American Home Assurance Company "American Home" or "Guarantor" Guarantee is added under the GUARANTEE OF INSURANCE OBLIGATIONS header of the prospectus:

Guarantees for contracts and certificates issued prior to the Consolidation will continue after the Consolidation. As a result, the Consolidation of Variable Annuity Account Two into Variable Separate Account will not impact the insurance obligations under the Guarantee.

If you have any questions, or would like to receive a copy of the prospectus and/or Statement of Additional Information, please call us at the Annuity Service Center at (800) 445-7862.

                 THE VISTA CAPITAL ADVANTAGE VARIABLE ANNUITY
                 Issued through Variable Separate Account* by
                    AMERICAN GENERAL LIFE INSURANCE COMPANY
                   Supplement Dated December 2, 2019 to the
  Statement of Additional Information dated October 31, 2005, as Supplemented

   The following hereby amends and supplements your Statement of Additional
Information:

* Prior to December 2, 2019, the contracts were issued through Variable Annuity Account Two. On November 29, 2019, Variable Annuity Account Two was consolidated with Variable Separate Account. All references to Variable Annuity Account Two are hereby replaced with Variable Separate Account.

The following is added to the section entitled "Separate Account":

Separate Account Consolidation

   Effective after the close of business on November 29, 2019, American General Life Insurance Company ("AGL") consolidated Variable Annuity Account Two with Variable Separate Account, with Variable Separate Account being the surviving Separate Account after such consolidation (the "Consolidation"). Accordingly, all references to Variable Annuity Account Two are hereby replaced with Variable Separate Account.

   The Consolidation did not affect the terms of, or the rights and obligations under your Contract, other than to reflect the change to the name of the separate account. The number of units and the accumulation values for the variable investment divisions in which you invest, and the variable investment divisions available under the Contract did not change as a result of the Consolidation. Your accumulation value immediately after the Consolidation was the same as the value immediately before the Consolidation. The Consolidation did not result in any adverse tax consequences for any Contract Owners. Until we amend all forms related to the Contracts, some forms may still refer to the prior name of the separate account.

   The purpose of the Consolidation was to reduce the ongoing administrative costs, independent accountant fees, and inefficiencies associated with maintaining multiple Separate Accounts, each with its own recordkeeping and reporting requirements.

The following replaces the first paragraph under the section entitled "Separate Account":

   Prior to December 31, 2012, the Variable Separate Account was a separate account of SunAmerica Annuity and Life Assurance Company ("SunAmerica Annuity"). On December 31, 2012, and in conjunction with the merger of AGL and SunAmerica Annuity, the Variable Separate Account was transferred to and became a Separate Account of AGL under Texas law. The contracts were previously issued through Variable Annuity Account Two. Effective on the close of business November 29, 2019, Variable Annuity Account Two was consolidated into Variable Separate Account. Variable Separate Account meets the definition of a "Separate Account" under the federal securities laws and its registered with the Securities and Exchange Commission (the "SEC") as a unit investment trust under the Investment Company Act of 1940. The separate account receives and invests the purchase payments that are allocated to it for investment in shares of the underlying fund portfolios.

   The following information about the American Home Assurance Company ("American Home" or "Guarantor") Guarantee is added to the section entitled "American Home Assurance Company":

   Guarantees for Contracts issued prior to the Consolidation will continue after the Consolidation. As a result, the Consolidation of Variable Annuity Account Two into Variable Separate Account will not impact the insurance obligations under the Guarantee.

The following replaces the section entitled "Financial Statements":

                             FINANCIAL STATEMENTS

   PricewaterhouseCoopers LLP, located at 1000 Louisiana Street, Suite 5800, Houston, TX 77002, serves as the independent registered public accounting firm for Variable Separate Account, Variable Annuity Account Two, American General Life Insurance Company ("AGL"), and American Home Assurance Company.

   You may obtain a free copy of these financial statements if you write us at our Annuity Service Center or call us at 1-800-445-7862. The financial statements have also been filed with the SEC and can be obtained through its website at http://www.sec.gov.

   The following financial statements are included in the Statement of Additional Information in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting:

    .  Pro Forma Narrative description of the effects of the Consolidation.

    . The Audited Financial Statements of Variable Separate Account of American General Life Insurance Company as of December 31, 2018 and for each of the two years in the period ended December 31, 2018.

    . The Audited Financial Statements of Variable Annuity Account Two of American General Life Insurance Company as of December 31, 2018 and for each of the two years in the period ended December 31, 2018.

    . The Audited Statutory Financial Statements of American General Life Insurance Company as of December 31, 2018 and December 31, 2017 and for each of the three years in the period ended December 31, 2018.

    . The Audited Statutory Financial Statements of American Home Assurance Company as of December 31, 2018 and December 31, 2017 and for each of the three years in the period ended December 31, 2018.

   The financial statements of AGL should be considered only as bearing on the ability of AGL to meet its obligation under the contracts.

   You should only consider the statutory financial statements of American Home Assurance Company ("American Home") that we include in the Statement of Additional Information as a bearing on the ability of American Home, as guarantor, to meet its obligations under the guarantee of insurance obligations under contracts issued prior to December 29, 2006, at 4:00 p.m. Eastern Time ("Point of Termination"). Contracts with an issue date after the Point of Termination are not covered by the American Home guarantee.

Description of Separate Account Consolidation and Impact on Financial Statement Presentation

   Effective after the close of business November 29, 2019, American General Life Insurance Company ("AGL") consolidated Variable Annuity Account Two with Variable Separate Account, with Variable Separate Account being the surviving Separate Account after such consolidation. Financial statements issued on and after December 2, 2019 will reflect the consolidation transaction.

   Pursuant to Regulation S-X, Rule 11-02(b), the following is a narrative description of the pro forma effects of the consolidation described above.

   The consolidation will result in the financial statements of Variable Annuity Account Two being combined with the financial statements of Variable Separate Account. In effect, the consolidation will result in the transfer of the subaccounts in Variable Annuity Account Two to Variable Separate Account. Each subaccount will remain unchanged and will continue to reflect the number and value of units currently outstanding.

   The statements of net assets, statements of operations and statements of changes in net assets will reflect each of the individual subaccount holdings and results, respectively, and the footnotes to the financial statements will reflect the individual subaccounts similar to what has historically been presented with the exception that the information will be presented in a single set of financial statements.

   The purpose of the Consolidation is to reduce the ongoing administrative costs, independent accountant fees, and inefficiencies associated with maintaining multiple Separate Accounts, each with its own recordkeeping and reporting requirements.

American General
Life Companies

                                                      Variable Separate Account
                                        American General Life Insurance Company

                                                                           2018

                                                                  Annual Report

                                                              December 31, 2018

            Report of Independent Registered Public Accounting Firm

To the Board of Directors of American General Life Insurance Company and the Contract Owners of Variable Separate Account.

Opinions on the Financial Statements

We have audited the accompanying statements of assets and liabilities, including the schedules of portfolio investments, of each of the sub-accounts of Variable Separate Account indicated in the table below as of December 31, 2018, and the related statement of operations and changes in net assets for each of the two years in the period then ended or each of the periods indicated in the table below, including the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of each of the sub-accounts in the Variable Separate Account as of December 31, 2018, and the results of each of their operations and the changes in each of their net assets for the two years in the period then ended or each of the periods indicated in the table below, in conformity with accounting principles generally accepted in the United States of America.

American Funds IS Asset Allocation     PVC SAM Strategic Growth Portfolio     SAST SA Large Cap Growth Index
  Fund Class 2                           Class 1                                Portfolio Class 3 (10)
American Funds IS Asset Allocation     PVC SAM Strategic Growth Portfolio     SAST SA Large Cap Index Portfolio
  Fund Class 3                           Class 2                                Class 1 (16) (18)
American Funds IS Capital Income                                              SAST SA Large Cap Index Portfolio
  Builder Class 4                      PVC Short-Term Income Account Class 1    Class 3 (16)
American Funds IS Global Growth Fund                                          SAST SA Large Cap Value Index
  Class 2                              PVC Short-Term Income Account Class 2    Portfolio Class 1 (10) (18)
                                                                              SAST SA Large Cap Value Index
American Funds IS Growth Fund Class 2  PVC SmallCap Account Class 1             Portfolio Class 3 (10)
                                                                              SAST SA Legg Mason BW Large Cap Value
American Funds IS Growth Fund Class 3  PVC SmallCap Account Class 2             Portfolio Class 1
AST SA Wellington Government and                                              SAST SA Legg Mason BW Large Cap Value
  Quality Bond Portfolio Class 3       SAST SA AB Growth Portfolio Class 1      Portfolio Class 2
AST SA Wellington Growth Portfolio                                            SAST SA Legg Mason BW Large Cap Value
  Class 1 (1) (19)                     SAST SA AB Growth Portfolio Class 2      Portfolio Class 3
AST SA Wellington Growth Portfolio                                            SAST SA Legg Mason Tactical
  Class 2 (1) (19)                     SAST SA AB Growth Portfolio Class 3      Opportunities Class 1
AST SA Wellington Growth Portfolio     SAST SA AB Small & Mid Cap Value       SAST SA Legg Mason Tactical
  Class 3 (1) (19)                       Portfolio Class 2                      Opportunities Class 3
AST SA Wellington Natural Resources    SAST SA AB Small & Mid Cap Value       SAST SA MFS Blue Chip Growth
  Portfolio Class 1 (2) (19)             Portfolio Class 3                      Portfolio Class 1
                                       SAST SA American Funds Asset
AST SA Wellington Natural Resources      Allocation Portfolio Class 1 (8)     SAST SA MFS Blue Chip Growth
  Portfolio Class 2 (2) (19)             (19)                                   Portfolio Class 2
American Funds IS Growth-Income Fund   SAST SA American Funds Asset           SAST SA MFS Blue Chip Growth
  Class 2                                Allocation Portfolio Class 3           Portfolio Class 3
American Funds IS Growth-Income Fund   SAST SA American Funds Global Growth   SAST SA MFS Massachusetts Investors
  Class 3                                Portfolio Class 3                      Trust Portfolio Class 1
American Funds IS High-Income Bond     SAST SA American Funds Growth          SAST SA MFS Massachusetts Investors
  Fund Class 3                           Portfolio Class 1                      Trust Portfolio Class 2
American Funds IS International Fund   SAST SA American Funds Growth          SAST SA MFS Massachusetts Investors
  Class 3                                Portfolio Class 3                      Trust Portfolio Class 3
American Funds IS Ultra-Short Bond     SAST SA American Funds Growth- Income  SAST SA MFS Telecom Utility Portfolio
  Fund Class 3                           Portfolio Class 1                      Class 1 (12) (19)
American Funds IS US Government/       SAST SA American Funds Growth- Income  SAST SA MFS Telecom Utility Portfolio
  AAA-Rated Securities Fund Class 3      Portfolio Class 3                      Class 2 (12) (19)
AST SA BlackRock Multi-Asset Income    SAST SA American Funds VCP Managed     SAST SA MFS Telecom Utility Portfolio
  Portfolio Class 1 (17)                 Asset Allocation Portfolio Class 1     Class 3 (12) (19)
AST SA BlackRock Multi-Asset Income    SAST SA American Funds VCP Managed     SAST SA MFS Total Return Portfolio
  Portfolio Class 3                      Asset Allocation Portfolio Class 3     Class 1
AST SA PGI Asset Allocation Portfolio  SAST SA BlackRock VCP Global Multi     SAST SA MFS Total Return Portfolio
  Class 1                                Asset Portfolio Class 1                Class 2
AST SA PGI Asset Allocation Portfolio  SAST SA BlackRock VCP Global Multi     SAST SA MFS Total Return Portfolio
  Class 2                                Asset Portfolio Class 3                Class 3
AST SA PGI Asset Allocation Portfolio  SAST SA Boston Company Capital Growth
  Class 3                                Portfolio Class 1 (9) (19)           SAST SA Mid Cap Index Class 1 (18)

AST SA Wellington Capital              SAST SA Boston Company Capital Growth  SAST SA Mid Cap Index Portfolio
  Appreciation Portfolio Class 1         Portfolio Class 2 (9) (19)             Class 3
AST SA Wellington Capital              SAST SA Boston Company Capital Growth  SAST SA Morgan Stanley International
  Appreciation Portfolio Class 2         Portfolio Class 3 (9) (19)             Equities Portfolio Class 1
AST SA Wellington Capital              SAST SA Columbia Technology Portfolio  SAST SA Morgan Stanley International
  Appreciation Portfolio Class 3         Class 1                                Equities Portfolio Class 2
AST SA Wellington Government and       SAST SA Columbia Technology Portfolio  SAST SA Morgan Stanley International
  Quality Bond Portfolio Class 1         Class 2                                Equities Portfolio Class 3
AST SA Wellington Government and       SAST SA Columbia Technology Portfolio  SAST SA Oppenheimer Main Street Large
  Quality Bond Portfolio Class 2         Class 3                                Cap Portfolio Class 1
AST SA Wellington Natural Resources    SAST SA DFA Ultra Short Bond           SAST SA Oppenheimer Main Street Large
  Portfolio Class 3 (2) (19)             Portfolio Class 1                      Cap Portfolio Class 2
AST SA Wellington Strategic            SAST SA DFA Ultra Short Bond           SAST SA Oppenheimer Main Street Large
  Multi-Asset Portfolio Class 1          Portfolio Class 2                      Cap Portfolio Class 3
AST SA Wellington Strategic            SAST SA DFA Ultra Short Bond           SAST SA PIMCO VCP Tactical Balanced
  Multi-Asset Portfolio Class 3          Portfolio Class 3                      Portfolio Class 1 (18)
BlackRock Global Allocation V.I. Fund  SAST SA Dogs of Wall Street Portfolio  SAST SA PIMCO VCP Tactical Balanced
  Class III                              Class 1                                Portfolio Class 3
BlackRock iShares Alternative
  Strategies VI Fund Class III (3)     SAST SA Dogs of Wall Street Portfolio  SAST SA PineBridge High-Yield Bond
  (19)                                   Class 2                                Portfolio Class 1
BlackRock iShares Dynamic Allocation   SAST SA Dogs of Wall Street Portfolio  SAST SA PineBridge High-Yield Bond
  V.I. Fund Class III                    Class 3                                Portfolio Class 2
BLK iShares Dynamic Fixed Income VI    SAST SA Emerging Markets Equity Index  SAST SA PineBridge High-Yield Bond
  Fund Class III (4) (19)                Portfolio Class 1 (10) (18)            Portfolio Class 3
BLK iShares Equity Appreciation VI     SAST SA Emerging Markets Equity Index  SAST SA Putnam International Growth
  Fund Class III (4) (19)                Portfolio Class 3 (10)                 and Income Portfolio Class 1
Columbia VP Asset Allocation Fund      SAST SA Federated Corporate Bond       SAST SA Putnam International Growth
  Class 1                                Portfolio Class 1                      and Income Portfolio Class 2
Columbia VP Dividend Opportunity Fund  SAST SA Federated Corporate Bond       SAST SA Putnam International Growth
  Class 1                                Portfolio Class 2                      and Income Portfolio Class 3
Columbia VP Emerging Markets Bond      SAST SA Federated Corporate Bond       SAST SA Schroders VCP Global
  Fund Class 2                           Portfolio Class 3                      Allocation Portfolio Class 1 (15)
Columbia VP Income Opportunities Fund  SAST SA Fidelity Institutional AM(R)   SAST SA Schroders VCP Global
  Class 1                                Real Estate Portfolio Class 1          Allocation Portfolio Class 3 (15)
Columbia VP Large Cap Growth Fund      SAST SA Fidelity Institutional AM(R)   SAST SA Small Cap Index Portfolio
  Class 1                                Real Estate Portfolio Class 2          Class 1 (18)
Columbia VP Limited Duration Credit    SAST SA Fidelity Institutional AM(R)   SAST SA Small Cap Index Portfolio
  Fund Class 2                           Real Estate Portfolio Class 3          Class 3
Columbia VP Loomis Sayles Growth Fund  SAST SA Fixed Income Index Portfolio   SAST SA T. Rowe Price Asset
  Class 1                                Class 1 (11) (18)                      Allocation Growth Portfolio Class 1
Columbia VP Mid Cap Growth             SAST SA Fixed Income Index Portfolio   SAST SA T. Rowe Price Asset
  Opportunity Fund Class 1               Class 3 (11)                           Allocation Growth Portfolio Class 3
                                       SAST SA Fixed Income Intermediate      SAST SA T. Rowe Price VCP Balanced
Columbia VP Overseas Core Fund Class 2   Index Portfolio Class 1 (14) (18)      Portfolio Class 1
Columbia VP Small Company Growth Fund  SAST SA Fixed Income Intermediate      SAST SA T. Rowe Price VCP Balanced
  Class 1                                Index Portfolio Class 3 (14)           Portfolio Class 3
FTVIP Franklin Founding Funds          SAST SA Franklin Small Company Value   SAST SA Templeton Foreign Value
  Allocation VIP Fund Class 2            Portfolio Class 3                      Portfolio Class 1 (18)
                                       SAST SA Global Index Allocation 60-40  SAST SA Templeton Foreign Value
FTVIP Franklin Income VIP Fund Class 2   Portfolio Class 1 (10)                 Portfolio Class 2
FTVIP Franklin Strategic Income VIP    SAST SA Global Index Allocation 60-40  SAST SA Templeton Foreign Value
  Fund Class 2                           Portfolio Class 3 (10)                 Portfolio Class 3
Goldman Sachs VIT Global Trends        SAST SA Global Index Allocation 75-25  SAST SA VCP Dynamic Allocation
  Allocation Fund Service Class          Portfolio Class 1 (10)                 Portfolio Class 1
Goldman Sachs VIT Government Money     SAST SA Global Index Allocation 75-25  SAST SA VCP Dynamic Allocation
  Market Fund Institutional Class (5)    Portfolio Class 3 (10)                 Portfolio Class 3
Goldman Sachs VIT Government Money     SAST SA Global Index Allocation 90-10  SAST SA VCP Dynamic Strategy
  Market Fund Service Class              Portfolio Class 1 (10)                 Portfolio Class 1
Goldman Sachs VIT Multi-Strategy       SAST SA Global Index Allocation 90-10  SAST SA VCP Dynamic Strategy
  Alternatives Portfolio Advisor Class   Portfolio Class 3 (10)                 Portfolio Class 3
Goldman Sachs VIT Strategic Income     SAST SA Goldman Sachs Global Bond      SAST SA VCP Index Allocation
  Fund Advisor Class (6) (19)            Portfolio Class 1                      Portfolio Class 1 (18)
Invesco V.I. American Franchise Fund   SAST SA Goldman Sachs Global Bond      SAST SA VCP Index Allocation
  Series II                              Portfolio Class 2                      Portfolio Class 3
Invesco V.I. Balanced-Risk Allocation  SAST SA Goldman Sachs Global Bond      SAST SA WellsCap Aggressive Growth
  Fund Series II                         Portfolio Class 3                      Portfolio Class 1
                                       SAST SA Goldman Sachs Multi-Asset      SAST SA WellsCap Aggressive Growth
Invesco V.I. Comstock Fund Series II     Insights Portfolio Class 1             Portfolio Class 2
Invesco V.I. Growth and Income Fund    SAST SA Goldman Sachs Multi-Asset      SAST SA WellsCap Aggressive Growth
  Series II                              Insights Portfolio Class 3             Portfolio Class 3

                                       SAST SA Index Allocation 60-40         SAST SA WellsCap Fundamental Growth
Ivy VIP Asset Strategy Class II          Portfolio Class 1                      Portfolio Class 1 (13) (19)
Lord Abbett Bond Debenture Portfolio   SAST SA Index Allocation 60-40         SAST SA WellsCap Fundamental Growth
  Class VC                               Portfolio Class 3                      Portfolio Class 2 (13) (19)
Lord Abbett Fundamental Equity         SAST SA Index Allocation 80-20         SAST SA WellsCap Fundamental Growth
  Portfolio Class VC                     Portfolio Class 1                      Portfolio Class 3 (13) (19)
Lord Abbett Growth and Income          SAST SA Index Allocation 80-20         SST SA Allocation Balanced Portfolio
  Portfolio Class VC                     Portfolio Class 3                      Class 3
Lord Abbett Mid Cap Stock Portfolio    SAST SA Index Allocation 90-10         SST SA Allocation Growth Portfolio
  Class VC                               Portfolio Class 1                      Class 1
Lord Abbett Short Duration Income      SAST SA Index Allocation 90-10         SST SA Allocation Growth Portfolio
  Portfolio Class VC                     Portfolio Class 3                      Class 3
Morgan Stanley VIF Global              SAST SA International Index Portfolio  SST SA Allocation Moderate Growth
  Infrastructure Portfolio Class II      Class 1 (18)                           Portfolio Class 1
Neuberger Berman AMT US Equity Index   SAST SA International Index Portfolio  SST SA Allocation Moderate Growth
  PutWrite Strategy Portfolio            Class 3                                Portfolio Class 3
PIMCO All Asset Portfolio Advisor      SAST SA Invesco Growth Opportunities   SST SA Allocation Moderate Portfolio
  Class                                  Portfolio Class 1                      Class 1
PIMCO Dynamic Bond Portfolio Advisor   SAST SA Invesco Growth Opportunities   SST SA Allocation Moderate Portfolio
  Class                                  Portfolio Class 2                      Class 3
PIMCO Emerging Markets Bond Portfolio  SAST SA Invesco Growth Opportunities   SST SA Columbia Focused Growth
  Advisor Class                          Portfolio Class 3                      Portfolio Class 3 (7) (19)
PVC Diversified International Account  SAST SA Invesco VCP Equity-Income      SST SA Columbia Focused Value
  Class 1                                Portfolio Class 1                      Portfolio Class 3
PVC Diversified International Account  SAST SA Invesco VCP Equity-Income      SST SA Multi-Managed Diversified
  Class 2                                Portfolio Class 3                      Fixed Income Portfolio Class 3
                                       SAST SA Janus Focused Growth           SST SA Multi-Managed International
PVC Equity Income Account Class 1        Portfolio Class 1                      Equity Portfolio Class 3
                                       SAST SA Janus Focused Growth           SST SA Multi-Managed Large Cap Growth
PVC Equity Income Account Class 2        Portfolio Class 2                      Portfolio Class 3
PVC Government & High Quality Bond     SAST SA Janus Focused Growth           SST SA Multi-Managed Large Cap Value
  Account Class 1                        Portfolio Class 3                      Portfolio Class 3
PVC Government & High Quality Bond     SAST SA JPMorgan Diversified Balanced  SST SA Multi-Managed Mid Cap Growth
  Account Class 2                        Portfolio Class 1                      Portfolio Class 3
                                       SAST SA JPMorgan Diversified Balanced  SST SA Multi-Managed Mid Cap Value
PVC Income Account Class 1               Portfolio Class 2                      Portfolio Class 3
                                       SAST SA JPMorgan Diversified Balanced  SST SA Multi-Managed Small Cap
PVC Income Account Class 2               Portfolio Class 3                      Portfolio Class 3
                                       SAST SA JPMorgan Emerging Markets      SST SA Putnam Asset Allocation
PVC LargeCap Growth Account Class 1      Portfolio Class 1                      Diversified Growth Portfolio Class 1
                                       SAST SA JPMorgan Emerging Markets      SST SA Putnam Asset Allocation
PVC LargeCap Growth Account Class 2      Portfolio Class 2                      Diversified Growth Portfolio Class 3
                                       SAST SA JPMorgan Emerging Markets      SST SA T. Rowe Price Growth Stock
PVC MidCap Account Class 1               Portfolio Class 3                      Portfolio Class 3
                                       SAST SA JPMorgan Equity-Income         SST SA Wellington Real Return
PVC MidCap Account Class 2               Portfolio Class 1                      Portfolio Class 1 (18)
PVC Principal Capital Appreciation     SAST SA JPMorgan Equity-Income         SST SA Wellington Real Return
  Account Class 1                        Portfolio Class 2                      Portfolio Class 3
PVC Principal Capital Appreciation     SAST SA JPMorgan Equity-Income         VALIC Company I Global Social
  Account Class 2                        Portfolio Class 3                      Awareness Fund
PVC Real Estate Securities Account     SAST SA JPMorgan Global Equities       VALIC Company I International
  Class 1                                Portfolio Class 1                      Equities Index Fund
PVC Real Estate Securities Account     SAST SA JPMorgan Global Equities
  Class 2                                Portfolio Class 2                    VALIC Company I Mid Cap Index Fund
                                       SAST SA JPMorgan Global Equities
PVC SAM Balanced Portfolio Class 1       Portfolio Class 3                    VALIC Company I Nasdaq-100 Index Fund
                                       SAST SA JPMorgan MFS Core Bond
PVC SAM Balanced Portfolio Class 2       Portfolio Class 1                    VALIC Company I Small Cap Index Fund
PVC SAM Conservative Balanced          SAST SA JPMorgan MFS Core Bond
  Portfolio Class 1                      Portfolio Class 2                    VALIC Company I Stock Index Fund
PVC SAM Conservative Balanced          SAST SA JPMorgan MFS Core Bond
  Portfolio Class 2                      Portfolio Class 3
PVC SAM Conservative Growth Portfolio  SAST SA JPMorgan Mid-Cap Growth
  Class 1                                Portfolio Class 1
PVC SAM Conservative Growth Portfolio  SAST SA JPMorgan Mid-Cap Growth
  Class 2                                Portfolio Class 2
PVC SAM Flexible Income Portfolio      SAST SA JPMorgan Mid-Cap Growth
  Class 1                                Portfolio Class 3
PVC SAM Flexible Income Portfolio      SAST SA Large Cap Growth Index
  Class 2                                Portfolio Class 1 (10) (18)

(1)  The AST SA Wellington Growth Portfolio, in operation for the period
     January 1, 2017 to December 31, 2017 and January 1, 2018 to October 22, 2018 (cessation of operations) merged into the SAST SA AB Growth Portfolio.
(2) The AST SA Wellington Natural Resources Portfolio, in operation for the period January 1, 2017 to December 31, 2017 and January 1, 2018 to
     October 22, 2018 (cessation of operations) merged into the SAST SA AB Growth Portfolio.
(3) For the periods January 1, 2017 to December 31, 2017 and January 1, 2018 to August 31, 2018 (cessation of operations).
(4) For the periods January 1, 2017 to December 31, 2017 and January 1, 2018 to May 25, 2018 (cessation of operations).
(5)  For the period October 20, 2017 (commencement of operations) to
     December 31, 2017 and January 1, 2018 to December 31, 2018.
(6) For the period January 1, 2017 to December 31, 2017 and January 1, 2018 to April 30, 2018 (cessation of operations).
(7) The SST SA Columbia Focused Growth Portfolio, in operation for the period January 1, 2017 to December 31, 2017 and January 1, 2018 to October 22, 2018 (cessation of operations) merged into the SAST SA AB Growth Portfolio.
(8)  For the period October 24, 2017 (commencement of operations) to
     December 31, 2017 and January 1, 2018 to December 31, 2018.
(9) The SAST SA Boston Company Capital Growth Portfolio, in operation for the period January 1, 2017 to December 31, 2017 and January 1, 2018 to
     October 22, 2018 (cessation of operations) merged into the SAST SA AB Growth Portfolio.
(10) For the period May 1, 2018 (commencement of operations) to December 31,
     2018.
(11) For the period February 3, 2017 (commencement of operations) to
     December 31, 2017 and January 1, 2018 to December 31, 2018.
(12) The SAST SA MFS Telecom Utility Portfolio, in operation for the period January 1, 2017 to December 31, 2017 and January 1, 2018 to October 22, 2018 (cessation of operations) merged into the SAST SA Legg Mason BW Large Cap Value Portfolio.
(13) The SAST SA WellsCap Fundamental Growth Portfolio, in operation for the period January 1, 2017 to December 31, 2017 and January 1, 2018 to
     October 22, 2018 (cessation of operations) merged into the SAST SA AB Growth Portfolio.
(14) For the period October 9, 2017 (commencement of operations) to
     December 31, 2017 and January 1, 2018 to December 31, 2018.
(15) For the period August 23, 2017 (commencement of operations) through December 31, 2017 and January 1, 2018 to December 31, 2018.
(16) For the period March 27, 2017 (commencement of operations) to December 31, 2017 and January 1, 2018 to December 31, 2018.
(17) For the period December 1, 2017 (commencement of operations) to
     December 31, 2017 and January 1, 2018 to December 31, 2018.
(18) There is no respective statement of assets and liabilities and statement of operations and changes in net assets, since there was no activity for the periods presented.
(19) Where there was a cessation of operations, only a statement of operations and changes in net assets is included for the respective period presented.

Basis for Opinions

These financial statements are the responsibility of American General Life Insurance Company management. Our responsibility is to express an opinion on the financial statements of each of the sub-accounts in the Variable Separate Account based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to each of the subaccounts in the Variable Separate Account in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. Our procedures included confirmation of investments owned as of December 31, 2018 by correspondence with the transfer agents of the investee mutual funds. We believe that our audits provide a reasonable basis for our opinions.

/s/ PricewaterhouseCoopers LLP
Houston, Texas
April 22, 2019

We have served as the auditor of one or more of the sub-accounts in the AIG Life and Retirement Separate Account Group since at least 1994. We have not been able to determine the specific year we began serving as auditor.

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

STATEMENT OF ASSETS AND LIABILITIES
December 31, 2018


                                                           Due from                                          Net Assets
                                                             (to)                   Contract    Contract   Attributable to
                                                          Company's                 Owners-     Owners-       Contract
                                          Investments at   General                  Annuity   Accumulation      Owner
Sub-accounts                                Fair Value   Account, Net  Net Assets   Reserves    Reserves      Reserves
------------                              -------------- ------------ ------------ ---------- ------------ ---------------
American Funds IS Asset Allocation Fund
  Class 2                                  $ 53,635,417      $--      $ 53,635,417 $  570,334 $ 53,065,083  $ 53,635,417
American Funds IS Asset Allocation Fund
  Class 3                                    29,685,528       --        29,685,528    605,732   29,079,796    29,685,528
American Funds IS Capital Income
  Builder Class 4                             2,525,208       --         2,525,208         --    2,525,208     2,525,208
American Funds IS Global Growth Fund
  Class 2                                   143,495,683       --       143,495,683    404,434  143,091,249   143,495,683
American Funds IS Growth Fund Class 2       229,575,955       --       229,575,955  1,365,266  228,210,689   229,575,955
American Funds IS Growth Fund Class 3       187,004,336       --       187,004,336  5,062,430  181,941,906   187,004,336
American Funds IS Growth-Income Fund
  Class 2                                   219,436,501       --       219,436,501  1,405,567  218,030,934   219,436,501
American Funds IS Growth-Income Fund
  Class 3                                   140,467,092       --       140,467,092  5,009,121  135,457,971   140,467,092
American Funds IS High-Income Bond
  Fund Class 3                                9,485,774       --         9,485,774    337,518    9,148,256     9,485,774
American Funds IS International Fund
  Class 3                                    23,747,070       --        23,747,070    408,969   23,338,101    23,747,070
American Funds IS Ultra-Short Bond
  Fund Class 3                                4,514,142       --         4,514,142    160,630    4,353,512     4,514,142
American Funds IS US Government/
  AAA-Rated Securities Fund Class 3           8,898,646       --         8,898,646    173,935    8,724,711     8,898,646
AST SA BlackRock Multi-Asset Income
  Portfolio Class 1                              54,731       --            54,731         --       54,731        54,731
AST SA BlackRock Multi-Asset Income
  Portfolio Class 3                          29,724,213       --        29,724,213         --   29,724,213    29,724,213
AST SA PGI Asset Allocation Portfolio
  Class 1                                    74,336,943       --        74,336,943  1,963,307   72,373,636    74,336,943
AST SA PGI Asset Allocation Portfolio
  Class 2                                     4,326,410       --         4,326,410     15,897    4,310,513     4,326,410
AST SA PGI Asset Allocation Portfolio
  Class 3                                    38,510,997       --        38,510,997     50,730   38,460,267    38,510,997
AST SA Wellington Capital Appreciation
  Portfolio Class 1                         248,755,581       --       248,755,581  2,607,111  246,148,470   248,755,581
AST SA Wellington Capital Appreciation
  Portfolio Class 2                          36,836,898       --        36,836,898    208,390   36,628,508    36,836,898
AST SA Wellington Capital Appreciation
  Portfolio Class 3                         365,803,763       --       365,803,763  1,199,481  364,604,282   365,803,763
AST SA Wellington Government and
  Quality Bond Portfolio Class 1             49,625,212       --        49,625,212    773,415   48,851,797    49,625,212
AST SA Wellington Government and
  Quality Bond Portfolio Class 2             18,364,951       --        18,364,951    220,295   18,144,656    18,364,951
AST SA Wellington Government and
  Quality Bond Portfolio Class 3            414,808,827       --       414,808,827    455,838  414,352,989   414,808,827
AST SA Wellington Strategic Multi-Asset
  Portfolio Class 3                          27,408,241       --        27,408,241         --   27,408,241    27,408,241
BlackRock Global Allocation V.I. Fund
  Class III                                   2,261,002       --         2,261,002         --    2,261,002     2,261,002
BlackRock iShares Dynamic Allocation
  V.I. Fund Class III                           435,002       --           435,002         --      435,002       435,002
Columbia VP Asset Allocation Fund
  Class 1                                       661,579       --           661,579         --      661,579       661,579
Columbia VP Dividend Opportunity Fund
  Class 1                                     1,537,452       --         1,537,452         --    1,537,452     1,537,452
Columbia VP Emerging Markets Bond
  Fund Class 2                                   76,171       --            76,171         --       76,171        76,171
Columbia VP Income Opportunities Fund
  Class 1                                     9,306,131       --         9,306,131      5,147    9,300,984     9,306,131
Columbia VP Large Cap Growth Fund
  Class 1                                    20,238,170       --        20,238,170     91,930   20,146,240    20,238,170
Columbia VP Limited Duration Credit
  Fund Class 2                                  258,065       --           258,065         --      258,065       258,065
Columbia VP Loomis Sayles Growth
  Fund Class 1                                1,661,792       --         1,661,792         --    1,661,792     1,661,792
Columbia VP Mid Cap Growth
  Opportunity Fund Class 1                      340,403       --           340,403         --      340,403       340,403
Columbia VP Overseas Core Fund
  Class 2                                     1,157,471       --         1,157,471         --    1,157,471     1,157,471
Columbia VP Small Company Growth
  Fund Class 1                                  663,985       --           663,985         --      663,985       663,985
FTVIP Franklin Founding Funds
  Allocation VIP Fund Class 2                37,671,148       --        37,671,148     11,765   37,659,383    37,671,148
FTVIP Franklin Income VIP Fund Class 2      119,326,659       --       119,326,659     82,979  119,243,680   119,326,659
FTVIP Franklin Strategic Income VIP
  Fund Class 2                                  780,788       --           780,788         --      780,788       780,788
Goldman Sachs VIT Global Trends
  Allocation Fund Service Class                  50,390       --            50,390         --       50,390        50,390
Goldman Sachs VIT Government Money
  Market Fund Institutional Class               713,660       --           713,660         --      713,660       713,660
Goldman Sachs VIT Government Money
  Market Fund Service Class                  83,717,300       --        83,717,300    244,911   83,472,389    83,717,300
Goldman Sachs VIT Multi-Strategy
  Alternatives Portfolio Advisor Class          773,374       --           773,374         --      773,374       773,374
Invesco V.I. American Franchise Fund
  Series II                                  17,796,063       --        17,796,063    188,606   17,607,457    17,796,063
Invesco V.I. Balanced-Risk Allocation
  Fund Series II                                784,492       --           784,492         --      784,492       784,492
Invesco V.I. Comstock Fund Series II        255,260,543       --       255,260,543    352,442  254,908,101   255,260,543
Invesco V.I. Growth and Income Fund
  Series II                                 353,879,831       --       353,879,831    409,310  353,470,521   353,879,831
Ivy VIP Asset Strategy Class II                 381,131       --           381,131         --      381,131       381,131
Lord Abbett Bond Debenture Portfolio
  Class VC                                    1,111,216       --         1,111,216         --    1,111,216     1,111,216
Lord Abbett Fundamental Equity
  Portfolio Class VC                            266,826       --           266,826         --      266,826       266,826
Lord Abbett Growth and Income Portfolio
  Class VC                                  154,146,994       --       154,146,994    436,239  153,710,755   154,146,994
Lord Abbett Mid Cap Stock Portfolio
  Class VC                                   12,326,676       --        12,326,676     56,847   12,269,829    12,326,676
Lord Abbett Short Duration Income
  Portfolio Class VC                          1,748,919       --         1,748,919         --    1,748,919     1,748,919
Morgan Stanley VIF Global Infrastructure
  Portfolio Class II                          1,060,626       --         1,060,626         --    1,060,626     1,060,626
Neuberger Berman AMT US Equity
  Index PutWrite Strategy Portfolio             834,488       --           834,488         --      834,488       834,488
PIMCO All Asset Portfolio Advisor Class          44,132       --            44,132         --       44,132        44,132
PIMCO Dynamic Bond Portfolio Advisor
  Class                                         865,952       --           865,952         --      865,952       865,952
PIMCO Emerging Markets Bond
  Portfolio Advisor Class                       237,457       --           237,457         --      237,457       237,457
PVC Diversified International Account
  Class 1                                       629,548       --           629,548     65,894      563,654       629,548
PVC Diversified International Account
  Class 2                                       231,762       --           231,762         --      231,762       231,762
PVC Equity Income Account Class 1            10,949,628       --        10,949,628    143,231   10,806,397    10,949,628
PVC Equity Income Account Class 2             6,616,984       --         6,616,984         --    6,616,984     6,616,984
PVC Government & High Quality Bond
  Account Class 1                             1,508,552       --         1,508,552      2,937    1,505,615     1,508,552
PVC Government & High Quality Bond
  Account Class 2                               736,724       --           736,724         --      736,724       736,724
PVC Income Account Class 1                    3,285,269       --         3,285,269      1,940    3,283,329     3,285,269
PVC Income Account Class 2                    1,600,955       --         1,600,955     94,785    1,506,170     1,600,955
PVC LargeCap Growth Account Class 1             536,163       --           536,163         --      536,163       536,163
PVC LargeCap Growth Account Class 2             416,736       --           416,736         --      416,736       416,736
PVC MidCap Account Class 1                    1,565,530       --         1,565,530      5,245    1,560,285     1,565,530

The accompanying Notes to Financial Statements are an integral part of this statement.

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

STATEMENT OF ASSETS AND LIABILITIES
December 31, 2018

                                                   Due from                                              Net Assets
                                                     (to)                     Contract     Contract     Attributable
                                                  Company's                   Owners-      Owners-      to Contract
                                  Investments at   General                    Annuity    Accumulation      Owner
Sub-accounts                        Fair Value   Account, Net   Net Assets    Reserves     Reserves       Reserves
------------                      -------------- ------------ -------------- ---------- -------------- --------------
PVC MidCap Account Class 2        $      702,572     $--      $      702,572 $       -- $      702,572 $      702,572
PVC Principal Capital
  Appreciation Account Class 1         8,741,294      --           8,741,294    149,514      8,591,780      8,741,294
PVC Principal Capital
  Appreciation Account Class 2         1,843,740      --           1,843,740         --      1,843,740      1,843,740
PVC Real Estate Securities
  Account Class 1                        359,551      --             359,551         --        359,551        359,551
PVC Real Estate Securities
  Account Class 2                        210,152      --             210,152         --        210,152        210,152
PVC SAM Balanced Portfolio
  Class 1                             26,908,063      --          26,908,063      2,340     26,905,723     26,908,063
PVC SAM Balanced Portfolio
  Class 2                             24,368,794      --          24,368,794     49,966     24,318,828     24,368,794
PVC SAM Conservative Balanced
  Portfolio Class 1                    2,740,149      --           2,740,149     95,782      2,644,367      2,740,149
PVC SAM Conservative Balanced
  Portfolio Class 2                    3,004,255      --           3,004,255    178,698      2,825,557      3,004,255
PVC SAM Conservative Growth
  Portfolio Class 1                   12,656,289      --          12,656,289     38,858     12,617,431     12,656,289
PVC SAM Conservative Growth
  Portfolio Class 2                   13,549,050      --          13,549,050    137,083     13,411,967     13,549,050
PVC SAM Flexible Income
  Portfolio Class 1                    4,675,908      --           4,675,908     20,473      4,655,435      4,675,908
PVC SAM Flexible Income
  Portfolio Class 2                    4,747,560      --           4,747,560     81,067      4,666,493      4,747,560
PVC SAM Strategic Growth
  Portfolio Class 1                    2,954,716      --           2,954,716     33,779      2,920,937      2,954,716
PVC SAM Strategic Growth
  Portfolio Class 2                    5,389,174      --           5,389,174         --      5,389,174      5,389,174
PVC Short-Term Income Account
  Class 1                              1,647,806      --           1,647,806      3,283      1,644,523      1,647,806
PVC Short-Term Income Account
  Class 2                                571,603      --             571,603     25,192        546,411        571,603
PVC SmallCap Account Class 1             468,247      --             468,247      1,071        467,176        468,247
PVC SmallCap Account Class 2             286,110      --             286,110         --        286,110        286,110
SST SA Allocation Balanced
  Portfolio Class 3                  117,529,485      --         117,529,485         --    117,529,485    117,529,485
SST SA Allocation Growth
  Portfolio Class 1                      136,656      --             136,656         --        136,656        136,656
SST SA Allocation Growth
  Portfolio Class 3                   88,235,297      --          88,235,297         --     88,235,297     88,235,297
SST SA Allocation Moderate
  Growth Portfolio Class 1                27,629      --              27,629         --         27,629         27,629
SST SA Allocation Moderate
  Growth Portfolio Class 3           184,982,706      --         184,982,706     14,527    184,968,179    184,982,706
SST SA Allocation Moderate
  Portfolio Class 3                  166,597,503      --         166,597,503     91,497    166,506,006    166,597,503
SST SA Columbia Focused Value
  Portfolio Class 3                      120,245      --             120,245         --        120,245        120,245
SST SA Multi-Managed
  Diversified Fixed Income
  Portfolio Class 3                      171,227      --             171,227         --        171,227        171,227
SST SA Multi-Managed
  International Equity Portfolio
  Class 3                                379,801      --             379,801         --        379,801        379,801
SST SA Multi-Managed Large
  Cap Growth Portfolio Class 3           136,207      --             136,207         --        136,207        136,207
SST SA Multi-Managed Large
  Cap Value Portfolio Class 3            204,053      --             204,053         --        204,053        204,053
SST SA Multi-Managed Mid Cap
  Growth Portfolio Class 3               366,656      --             366,656         --        366,656        366,656
SST SA Multi-Managed Mid Cap
  Value Portfolio Class 3                290,090      --             290,090         --        290,090        290,090
SST SA Multi-Managed Small
  Cap Portfolio Class 3                  222,228      --             222,228         --        222,228        222,228
SST SA Putnam Asset Allocation
  Diversified Growth Portfolio
  Class 1                                213,707      --             213,707         --        213,707        213,707
SST SA Putnam Asset Allocation
  Diversified Growth Portfolio
  Class 3                             46,933,229      --          46,933,229         --     46,933,229     46,933,229
SST SA T. Rowe Price Growth
  Stock Portfolio Class 3                359,324      --             359,324         --        359,324        359,324
SST SA Wellington Real Return
  Portfolio Class 3                  259,394,966      --         259,394,966     78,351    259,316,615    259,394,966
SAST SA AB Growth Portfolio
  Class 1                            275,198,633      --         275,198,633  2,813,716    272,384,917    275,198,633
SAST SA AB Growth Portfolio
  Class 2                             39,379,869      --          39,379,869    112,740     39,267,129     39,379,869
SAST SA AB Growth Portfolio
  Class 3                            307,040,245      --         307,040,245  1,409,971    305,630,274    307,040,245
SAST SA AB Small & Mid Cap
  Value Portfolio Class 2             10,195,432      --          10,195,432     26,417     10,169,015     10,195,432
SAST SA AB Small & Mid Cap
  Value Portfolio Class 3            323,869,520      --         323,869,520    452,761    323,416,759    323,869,520
SAST SA American Funds Asset
  Allocation Portfolio Class 1           710,711      --             710,711         --        710,711        710,711
SAST SA American Funds Asset
  Allocation Portfolio Class 3       721,085,470      --         721,085,470    289,688    720,795,782    721,085,470
SAST SA American Funds Global
  Growth Portfolio Class 3           328,237,498      --         328,237,498    292,501    327,944,997    328,237,498
SAST SA American Funds
  Growth Portfolio Class 1                56,785      --              56,785         --         56,785         56,785
SAST SA American Funds
  Growth Portfolio Class 3           284,102,252      --         284,102,252    393,965    283,708,287    284,102,252
SAST SA American Funds
  Growth-Income Portfolio
  Class 1                                 47,237      --              47,237         --         47,237         47,237
SAST SA American Funds
  Growth-Income Portfolio
  Class 3                            223,453,052      --         223,453,052    432,425    223,020,627    223,453,052
SAST SA American Funds VCP
  Managed Asset Allocation
  Portfolio Class 1                       33,789      --              33,789         --         33,789         33,789
SAST SA American Funds VCP
  Managed Asset Allocation
  Portfolio Class 3                1,455,963,780      --       1,455,963,780     16,648  1,455,947,132  1,455,963,780
SAST SA BlackRock VCP Global
  Multi Asset Portfolio Class 1           11,316      --              11,316         --         11,316         11,316
SAST SA BlackRock VCP Global
  Multi Asset Portfolio Class 3      617,386,703      --         617,386,703         --    617,386,703    617,386,703
SAST SA Columbia Technology
  Portfolio Class 1                   10,066,837      --          10,066,837     21,896     10,044,941     10,066,837
SAST SA Columbia Technology
  Portfolio Class 2                    3,579,530      --           3,579,530         96      3,579,434      3,579,530
SAST SA Columbia Technology
  Portfolio Class 3                   38,978,966      --          38,978,966    241,854     38,737,112     38,978,966
SAST SA DFA Ultra Short Bond
  Portfolio Class 1                   25,796,887      --          25,796,887    187,239     25,609,648     25,796,887
SAST SA DFA Ultra Short Bond
  Portfolio Class 2                    7,017,812      --           7,017,812     17,787      7,000,025      7,017,812
SAST SA DFA Ultra Short Bond
  Portfolio Class 3                  143,712,140      --         143,712,140    994,549    142,717,591    143,712,140
SAST SA Dogs of Wall Street
  Portfolio Class 1                   23,839,608      --          23,839,608    657,755     23,181,853     23,839,608
SAST SA Dogs of Wall Street
  Portfolio Class 2                    4,813,297      --           4,813,297     33,170      4,780,127      4,813,297
SAST SA Dogs of Wall Street
  Portfolio Class 3                   98,522,734      --          98,522,734     10,199     98,512,535     98,522,734
SAST SA Emerging Markets
  Equity Index Portfolio Class 3         466,837      --             466,837         --        466,837        466,837
SAST SA Federated Corporate
  Bond Portfolio Class 1              44,558,381      --          44,558,381    623,872     43,934,509     44,558,381
SAST SA Federated Corporate
  Bond Portfolio Class 2              12,046,973      --          12,046,973    367,515     11,679,458     12,046,973
SAST SA Federated Corporate
  Bond Portfolio Class 3             521,623,142      --         521,623,142    583,809    521,039,333    521,623,142
SAST SA Fidelity Institutional
  AM(R) Real Estate Portfolio
  Class 1                             18,311,806      --          18,311,806    106,810     18,204,996     18,311,806
SAST SA Fidelity Institutional
  AM(R) Real Estate Portfolio
  Class 2                              4,383,222      --           4,383,222     13,869      4,369,353      4,383,222

The accompanying Notes to Financial Statements are an integral part of this statement.

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

STATEMENT OF ASSETS AND LIABILITIES
December 31, 2018

                                                      Due from                                              Net Assets
                                                        (to)                     Contract     Contract     Attributable
                                                     Company's                   Owners-      Owners-      to Contract
                                     Investments at   General                    Annuity    Accumulation      Owner
Sub-accounts                           Fair Value   Account, Net   Net Assets    Reserves     Reserves       Reserves
------------                         -------------- ------------ -------------- ---------- -------------- --------------
SAST SA Fidelity Institutional
  AM(R) Real Estate Portfolio
  Class 3                            $  141,767,083     $--      $  141,767,083 $  229,471 $  141,537,612 $  141,767,083
SAST SA Fixed Income Index
  Portfolio Class 3                       7,114,280      --           7,114,280         --      7,114,280      7,114,280
SAST SA Fixed Income
  Intermediate Index Portfolio
  Class 3                                 8,881,226      --           8,881,226         --      8,881,226      8,881,226
SAST SA Franklin Small
  Company Value Portfolio
  Class 3                               136,229,785      --         136,229,785     63,919    136,165,866    136,229,785
SAST SA Global Index Allocation
  60-40 Portfolio Class 1                    52,293      --              52,293         --         52,293         52,293
SAST SA Global Index Allocation
  60-40 Portfolio Class 3                11,800,590      --          11,800,590         --     11,800,590     11,800,590
SAST SA Global Index Allocation
  75-25 Portfolio Class 1                     7,546      --               7,546         --          7,546          7,546
SAST SA Global Index Allocation
  75-25 Portfolio Class 3                14,673,510      --          14,673,510         --     14,673,510     14,673,510
SAST SA Global Index Allocation
  90-10 Portfolio Class 1                    15,929      --              15,929         --         15,929         15,929
SAST SA Global Index Allocation
  90-10 Portfolio Class 3                55,235,714      --          55,235,714         --     55,235,714     55,235,714
SAST SA Goldman Sachs Global
  Bond Portfolio Class 1                 17,196,182      --          17,196,182    158,375     17,037,807     17,196,182
SAST SA Goldman Sachs Global
  Bond Portfolio Class 2                  3,468,947      --           3,468,947      6,697      3,462,250      3,468,947
SAST SA Goldman Sachs Global
  Bond Portfolio Class 3                194,760,814      --         194,760,814    116,691    194,644,123    194,760,814
SAST SA Goldman Sachs Multi-
  Asset Insights Portfolio Class 1            6,613      --               6,613         --          6,613          6,613
SAST SA Goldman Sachs Multi-
  Asset Insights Portfolio Class 3        7,931,309      --           7,931,309         --      7,931,309      7,931,309
SAST SA Index Allocation 60-40
  Portfolio Class 1                          34,164      --              34,164         --         34,164         34,164
SAST SA Index Allocation 60-40
  Portfolio Class 3                      61,387,538      --          61,387,538         --     61,387,538     61,387,538
SAST SA Index Allocation 80-20
  Portfolio Class 1                       1,029,125      --           1,029,125         --      1,029,125      1,029,125
SAST SA Index Allocation 80-20
  Portfolio Class 3                     121,890,431      --         121,890,431     51,184    121,839,247    121,890,431
SAST SA Index Allocation 90-10
  Portfolio Class 1                       1,622,924      --           1,622,924         --      1,622,924      1,622,924
SAST SA Index Allocation 90-10
  Portfolio Class 3                     360,711,595      --         360,711,595         --    360,711,595    360,711,595
SAST SA International Index
  Portfolio Class 3                       1,094,458      --           1,094,458         --      1,094,458      1,094,458
SAST SA Invesco Growth
  Opportunities Portfolio Class 1         6,730,249      --           6,730,249     14,379      6,715,870      6,730,249
SAST SA Invesco Growth
  Opportunities Portfolio Class 2         2,281,204      --           2,281,204     13,142      2,268,062      2,281,204
SAST SA Invesco Growth
  Opportunities Portfolio Class 3       110,610,502      --         110,610,502     59,611    110,550,891    110,610,502
SAST SA Invesco VCP Equity-
  Income Portfolio Class 1                   16,959      --              16,959         --         16,959         16,959
SAST SA Invesco VCP Equity-
  Income Portfolio Class 3            1,135,065,130      --       1,135,065,130     16,949  1,135,048,181  1,135,065,130
SAST SA Janus Focused Growth
  Portfolio Class 1                       9,881,710      --           9,881,710     97,161      9,784,549      9,881,710
SAST SA Janus Focused Growth
  Portfolio Class 2                       8,055,511      --           8,055,511     38,895      8,016,616      8,055,511
SAST SA Janus Focused Growth
  Portfolio Class 3                      82,938,277      --          82,938,277     13,546     82,924,731     82,938,277
SAST SA JPMorgan Diversified
  Balanced Portfolio Class 1             36,219,428      --          36,219,428    458,493     35,760,935     36,219,428
SAST SA JPMorgan Diversified
  Balanced Portfolio Class 2              6,271,020      --           6,271,020      4,545      6,266,475      6,271,020
SAST SA JPMorgan Diversified
  Balanced Portfolio Class 3            123,595,292      --         123,595,292     94,288    123,501,004    123,595,292
SAST SA JPMorgan Emerging
  Markets Portfolio Class 1              17,399,983      --          17,399,983     66,587     17,333,396     17,399,983
SAST SA JPMorgan Emerging
  Markets Portfolio Class 2               3,018,765      --           3,018,765     10,384      3,008,381      3,018,765
SAST SA JPMorgan Emerging
  Markets Portfolio Class 3              97,478,253      --          97,478,253    138,796     97,339,457     97,478,253
SAST SA JPMorgan Equity-
  Income Portfolio Class 1              102,760,897      --         102,760,897  1,576,924    101,183,973    102,760,897
SAST SA JPMorgan Equity-
  Income Portfolio Class 2                7,447,510      --           7,447,510     32,416      7,415,094      7,447,510
SAST SA JPMorgan Equity-
  Income Portfolio Class 3              116,686,445      --         116,686,445    248,438    116,438,007    116,686,445
SAST SA JPMorgan Global
  Equities Portfolio Class 1             33,573,442      --          33,573,442    241,895     33,331,547     33,573,442
SAST SA JPMorgan Global
  Equities Portfolio Class 2              2,977,589      --           2,977,589     11,272      2,966,317      2,977,589
SAST SA JPMorgan Global
  Equities Portfolio Class 3             24,786,516      --          24,786,516     41,304     24,745,212     24,786,516
SAST SA JPMorgan MFS Core
  Bond Portfolio Class 1                 33,662,563      --          33,662,563    526,972     33,135,591     33,662,563
SAST SA JPMorgan MFS Core
  Bond Portfolio Class 2                  4,960,688      --           4,960,688         --      4,960,688      4,960,688
SAST SA JPMorgan MFS Core
  Bond Portfolio Class 3                579,599,929      --         579,599,929    210,207    579,389,722    579,599,929
SAST SA JPMorgan Mid-Cap
  Growth Portfolio Class 1               29,053,754      --          29,053,754    668,507     28,385,247     29,053,754
SAST SA JPMorgan Mid-Cap
  Growth Portfolio Class 2               10,662,385      --          10,662,385     16,399     10,645,986     10,662,385
SAST SA JPMorgan Mid-Cap
  Growth Portfolio Class 3               93,285,308      --          93,285,308     24,954     93,260,354     93,285,308
SAST SA Large Cap Growth
  Index Portfolio Class 3                   268,780      --             268,780         --        268,780        268,780
SAST SA Large Cap Index
  Portfolio Class 3                       9,708,834      --           9,708,834         --      9,708,834      9,708,834
SAST SA Large Cap Value Index
  Portfolio Class 3                         494,134      --             494,134         --        494,134        494,134
SAST SA Legg Mason BW Large
  Cap Value Portfolio Class 1           279,867,530      --         279,867,530  2,412,928    277,454,602    279,867,530
SAST SA Legg Mason BW Large
  Cap Value Portfolio Class 2            34,755,204      --          34,755,204    169,242     34,585,962     34,755,204
SAST SA Legg Mason BW Large
  Cap Value Portfolio Class 3           343,641,816      --         343,641,816    549,609    343,092,207    343,641,816
SAST SA Legg Mason Tactical
  Opportunities Class 1                      28,446      --              28,446         --         28,446         28,446
SAST SA Legg Mason Tactical
  Opportunities Class 3                  20,557,995      --          20,557,995         --     20,557,995     20,557,995
SAST SA MFS Blue Chip Growth
  Portfolio Class 1                       6,575,065      --           6,575,065     44,186      6,530,879      6,575,065
SAST SA MFS Blue Chip Growth
  Portfolio Class 2                       2,205,767      --           2,205,767         --      2,205,767      2,205,767
SAST SA MFS Blue Chip Growth
  Portfolio Class 3                      82,905,041      --          82,905,041    124,117     82,780,924     82,905,041
SAST SA MFS Massachusetts
  Investors Trust Portfolio Class 1      40,520,445      --          40,520,445    551,201     39,969,244     40,520,445
SAST SA MFS Massachusetts
  Investors Trust Portfolio Class 2       6,427,721      --           6,427,721     19,505      6,408,216      6,427,721
SAST SA MFS Massachusetts
  Investors Trust Portfolio Class 3     210,166,265      --         210,166,265    112,282    210,053,983    210,166,265
SAST SA MFS Total Return
  Portfolio Class 1                      87,756,849      --          87,756,849    786,860     86,969,989     87,756,849
SAST SA MFS Total Return
  Portfolio Class 2                      23,067,850      --          23,067,850    103,502     22,964,348     23,067,850
SAST SA MFS Total Return
  Portfolio Class 3                     152,963,635      --         152,963,635    290,007    152,673,628    152,963,635
SAST SA Mid Cap Index
  Portfolio Class 3                       1,797,752      --           1,797,752         --      1,797,752      1,797,752
SAST SA Morgan Stanley
  International Equities Portfolio
  Class 1                                22,389,028      --          22,389,028    272,878     22,116,150     22,389,028
SAST SA Morgan Stanley
  International Equities Portfolio
  Class 2                                 7,621,150      --           7,621,150     39,793      7,581,357      7,621,150

The accompanying Notes to Financial Statements are an integral part of this statement.

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

STATEMENT OF ASSETS AND LIABILITIES
December 31, 2018

                                                     Due from                                              Net Assets
                                                       (to)                     Contract     Contract     Attributable
                                                    Company's                   Owners-      Owners-      to Contract
                                    Investments at   General                    Annuity    Accumulation      Owner
Sub-accounts                          Fair Value   Account, Net   Net Assets    Reserves     Reserves       Reserves
------------                        -------------- ------------ -------------- ---------- -------------- --------------
SAST SA Morgan Stanley
  International Equities Portfolio
  Class 3                           $   95,609,192     $--      $   95,609,192 $  109,879 $   95,499,313 $   95,609,192
SAST SA Oppenheimer Main
  Street Large Cap Portfolio
  Class 1                               20,578,242      --          20,578,242    332,246     20,245,996     20,578,242
SAST SA Oppenheimer Main
  Street Large Cap Portfolio
  Class 2                                2,896,117      --           2,896,117     13,545      2,882,572      2,896,117
SAST SA Oppenheimer Main
  Street Large Cap Portfolio
  Class 3                               48,483,895      --          48,483,895     73,757     48,410,138     48,483,895
SAST SA PIMCO VCP Tactical
  Balanced Portfolio Class 3         1,054,290,448      --       1,054,290,448     17,468  1,054,272,980  1,054,290,448
SAST SA PineBridge High-Yield
  Bond Portfolio Class 1                30,708,725      --          30,708,725    466,395     30,242,330     30,708,725
SAST SA PineBridge High-Yield
  Bond Portfolio Class 2                 5,917,414      --           5,917,414     27,169      5,890,245      5,917,414
SAST SA PineBridge High-Yield
  Bond Portfolio Class 3                90,796,360      --          90,796,360    266,085     90,530,275     90,796,360
SAST SA Putnam International
  Growth and Income Portfolio
  Class 1                               20,886,374      --          20,886,374    166,971     20,719,403     20,886,374
SAST SA Putnam International
  Growth and Income Portfolio
  Class 2                                3,697,007      --           3,697,007     11,583      3,685,424      3,697,007
SAST SA Putnam International
  Growth and Income Portfolio
  Class 3                               86,408,531      --          86,408,531    135,574     86,272,957     86,408,531
SAST SA Schroders VCP Global
  Allocation Portfolio Class 1              69,348      --              69,348         --         69,348         69,348
SAST SA Schroders VCP Global
  Allocation Portfolio Class 3         481,249,786      --         481,249,786         --    481,249,786    481,249,786
SAST SA Small Cap Index
  Portfolio Class 3                      1,704,304      --           1,704,304         --      1,704,304      1,704,304
SAST SA T. Rowe Price Asset
  Allocation Growth Portfolio
  Class 1                                   70,374      --              70,374         --         70,374         70,374
SAST SA T. Rowe Price Asset
  Allocation Growth Portfolio
  Class 3                               83,563,828      --          83,563,828         --     83,563,828     83,563,828
SAST SA T. Rowe Price VCP
  Balanced Portfolio Class 1                59,261      --              59,261         --         59,261         59,261
SAST SA T. Rowe Price VCP
  Balanced Portfolio Class 3         1,040,229,342      --       1,040,229,342      5,598  1,040,223,744  1,040,229,342
SAST SA Templeton Foreign
  Value Portfolio Class 2               10,260,925      --          10,260,925     96,072     10,164,853     10,260,925
SAST SA Templeton Foreign
  Value Portfolio Class 3              317,735,460      --         317,735,460    189,943    317,545,517    317,735,460
SAST SA VCP Dynamic
  Allocation Portfolio Class 1             185,778      --             185,778         --        185,778        185,778
SAST SA VCP Dynamic
  Allocation Portfolio Class 3       8,026,805,557      --       8,026,805,557  1,450,078  8,025,355,479  8,026,805,557
SAST SA VCP Dynamic Strategy
  Portfolio Class 1                        185,780      --             185,780         --        185,780        185,780
SAST SA VCP Dynamic Strategy
  Portfolio Class 3                  5,106,622,977      --       5,106,622,977  1,119,771  5,105,503,206  5,106,622,977
SAST SA VCP Index Allocation
  Portfolio Class 3                    175,476,252      --         175,476,252         --    175,476,252    175,476,252
SAST SA WellsCap Aggressive
  Growth Portfolio Class 1              20,601,768      --          20,601,768    452,975     20,148,793     20,601,768
SAST SA WellsCap Aggressive
  Growth Portfolio Class 2               2,485,307      --           2,485,307         77      2,485,230      2,485,307
SAST SA WellsCap Aggressive
  Growth Portfolio Class 3              20,503,098      --          20,503,098      8,338     20,494,760     20,503,098
VALIC Company I Global Social
  Awareness Fund                           885,948      --             885,948         --        885,948        885,948
VALIC Company I International
  Equities Index Fund                    4,353,291      --           4,353,291         --      4,353,291      4,353,291
VALIC Company I Mid Cap
  Index Fund                             3,557,636      --           3,557,636         --      3,557,636      3,557,636
VALIC Company I Nasdaq-100
  Index Fund                             2,507,370      --           2,507,370         --      2,507,370      2,507,370
VALIC Company I Small Cap
  Index Fund                             2,968,420      --           2,968,420         --      2,968,420      2,968,420
VALIC Company I Stock Index
  Fund                                  10,022,502      --          10,022,502         --     10,022,502     10,022,502

The accompanying Notes to Financial Statements are an integral part of this statement.

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

SCHEDULE OF PORTFOLIO INVESTMENTS
December 31, 2018


                                                                            Net Asset
                                                                            Value per Shares at Fair Cost of Shares
Sub-accounts                                                       Shares     Share       Value           Held      Level*
------------                                                     ---------- --------- -------------- -------------- ------
American Funds IS Asset Allocation Fund Class 2                   2,544,375  $21.08    $ 53,635,417   $ 49,814,066    1
American Funds IS Asset Allocation Fund Class 3                   1,392,379   21.32      29,685,528     27,835,667    1
American Funds IS Capital Income Builder Class 4                    270,076    9.35       2,525,208      2,630,918    1
American Funds IS Global Growth Fund Class 2                      5,627,282   25.50     143,495,683    142,584,855    1
American Funds IS Growth Fund Class 2                             3,304,202   69.48     229,575,955    221,006,540    1
American Funds IS Growth Fund Class 3                             2,654,803   70.44     187,004,336    177,390,179    1
American Funds IS Growth-Income Fund Class 2                      4,887,227   44.90     219,436,501    213,675,843    1
American Funds IS Growth-Income Fund Class 3                      3,089,226   45.47     140,467,092    135,619,011    1
American Funds IS High-Income Bond Fund Class 3                   1,011,277    9.38       9,485,774     10,247,896    1
American Funds IS International Fund Class 3                      1,341,642   17.70      23,747,070     25,471,842    1
American Funds IS Ultra-Short Bond Fund Class 3                     405,219   11.14       4,514,142      4,517,209    1
American Funds IS US Government/AAA-Rated Securities Fund
  Class 3                                                           743,412   11.97       8,898,646      9,218,287    1
AST SA BlackRock Multi-Asset Income Portfolio Class 1                 9,245    5.92          54,731         59,804    1
AST SA BlackRock Multi-Asset Income Portfolio Class 3             5,072,391    5.86      29,724,213     32,271,929    1
AST SA PGI Asset Allocation Portfolio Class 1                     5,904,443   12.59      74,336,943     81,259,292    1
AST SA PGI Asset Allocation Portfolio Class 2                       343,912   12.58       4,326,410      4,702,191    1
AST SA PGI Asset Allocation Portfolio Class 3                     3,085,817   12.48      38,510,997     43,966,500    1
AST SA Wellington Capital Appreciation Portfolio Class 1          6,172,595   40.30     248,755,581    261,383,272    1
AST SA Wellington Capital Appreciation Portfolio Class 2            960,795   38.34      36,836,898     38,992,915    1
AST SA Wellington Capital Appreciation Portfolio Class 3          9,865,258   37.08     365,803,763    396,060,940    1
AST SA Wellington Government and Quality Bond Portfolio Class 1   3,371,278   14.72      49,625,212     50,931,022    1
AST SA Wellington Government and Quality Bond Portfolio Class 2   1,244,238   14.76      18,364,951     18,751,537    1
AST SA Wellington Government and Quality Bond Portfolio Class 3  28,256,732   14.68     414,808,827    425,718,217    1
AST SA Wellington Strategic Multi-Asset Portfolio Class 3         3,860,316    7.10      27,408,241     30,909,556    1
BlackRock Global Allocation V.I. Fund Class III                     174,595   12.95       2,261,002      2,419,896    1
BlackRock iShares Dynamic Allocation V.I. Fund Class III             42,315   10.28         435,002        432,933    1
Columbia VP Asset Allocation Fund Class 1                            46,920   14.10         661,579        586,225    1
Columbia VP Dividend Opportunity Fund Class 1                        64,463   23.85       1,537,452        850,382    1
Columbia VP Emerging Markets Bond Fund Class 2                        8,463    9.00          76,171         85,214    1
Columbia VP Income Opportunities Fund Class 1                     1,346,763    6.91       9,306,131     10,543,534    1
Columbia VP Large Cap Growth Fund Class 1                         1,257,029   16.10      20,238,170     15,895,838    1
Columbia VP Limited Duration Credit Fund Class 2                     27,929    9.24         258,065        261,794    1
Columbia VP Loomis Sayles Growth Fund Class 1                        58,308   28.50       1,661,792      1,220,242    1
Columbia VP Mid Cap Growth Opportunity Fund Class 1                  13,860   24.56         340,403        223,516    1
Columbia VP Overseas Core Fund Class 2                               91,355   12.67       1,157,471      1,178,084    1
Columbia VP Small Company Growth Fund Class 1                        42,454   15.64         663,985        587,010    1
FTVIP Franklin Founding Funds Allocation VIP Fund Class 2         5,960,625    6.32      37,671,148     42,222,461    1
FTVIP Franklin Income VIP Fund Class 2                            8,095,431   14.74     119,326,659    126,158,744    1
FTVIP Franklin Strategic Income VIP Fund Class 2                     75,952   10.28         780,788        825,893    1
Goldman Sachs VIT Global Trends Allocation Fund Service Class         4,329   11.64          50,390         50,098    1
Goldman Sachs VIT Government Money Market Fund Institutional
  Class                                                             713,660    1.00         713,660        713,660    1
Goldman Sachs VIT Government Money Market Fund Service Class     83,717,300    1.00      83,717,300     83,717,306    1
Goldman Sachs VIT Multi-Strategy Alternatives Portfolio Advisor
  Class                                                              91,092    8.49         773,374        837,193    1
Invesco V.I. American Franchise Fund Series II                      324,154   54.90      17,796,063     17,175,327    1
Invesco V.I. Balanced-Risk Allocation Fund Series II                 83,993    9.34         784,492        916,026    1
Invesco V.I. Comstock Fund Series II                             15,894,181   16.06     255,260,543    254,575,263    1
Invesco V.I. Growth and Income Fund Series II                    20,244,842   17.48     353,879,831    419,711,498    1
Ivy VIP Asset Strategy Class II                                      45,965    8.29         381,131        399,963    1
Lord Abbett Bond Debenture Portfolio Class VC                       100,290   11.08       1,111,216      1,226,954    1
Lord Abbett Fundamental Equity Portfolio Class VC                    18,884   14.13         266,826        330,883    1
Lord Abbett Growth and Income Portfolio Class VC                  5,029,266   30.65     154,146,994    148,214,084    1
Lord Abbett Mid Cap Stock Portfolio Class VC                        620,679   19.86      12,326,676     12,234,388    1
Lord Abbett Short Duration Income Portfolio Class VC                124,478   14.05       1,748,919      1,809,714    1
Morgan Stanley VIF Global Infrastructure Portfolio Class II         156,897    6.76       1,060,626      1,178,212    1
Neuberger Berman AMT US Equity Index PutWrite Strategy
  Portfolio                                                          93,239    8.95         834,488        889,501    1
PIMCO All Asset Portfolio Advisor Class                               4,391   10.05          44,132         45,275    1
PIMCO Dynamic Bond Portfolio Advisor Class                           83,667   10.35         865,952        849,352    1
PIMCO Emerging Markets Bond Portfolio Advisor Class                  19,772   12.01         237,457        254,221    1
PVC Diversified International Account Class 1                        45,885   13.72         629,548        441,380    1
PVC Diversified International Account Class 2                        16,782   13.81         231,762        211,546    1
PVC Equity Income Account Class 1                                   478,986   22.86      10,949,628      9,405,825    1
PVC Equity Income Account Class 2                                   292,012   22.66       6,616,984      5,221,869    1
PVC Government & High Quality Bond Account Class 1                  159,298    9.47       1,508,552      1,617,803    1

* Represents the level within the fair value hierarchy under which the portfolio is classified as defined in ASC 820 and described in Note 3 to the financial statements.

The accompanying Notes to Financial Statements are an integral part of this statement.

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

SCHEDULE OF PORTFOLIO INVESTMENTS
December 31, 2018

                                                                         Net Asset
                                                                         Value per Shares at Fair Cost of Shares
Sub-accounts                                                   Shares      Share       Value           Held      Level*
------------                                                 ----------- --------- -------------- -------------- ------
PVC Government & High Quality Bond Account Class 2                77,878  $ 9.46   $      736,724 $      798,444   1
PVC Income Account Class 1                                       328,199   10.01        3,285,269      3,414,845   1
PVC Income Account Class 2                                       160,738    9.96        1,600,955      1,630,092   1
PVC LargeCap Growth Account Class 1                               18,979   28.25          536,163        321,972   1
PVC LargeCap Growth Account Class 2                               14,852   28.06          416,736        250,668   1
PVC MidCap Account Class 1                                        32,259   48.53        1,565,530      1,588,061   1
PVC MidCap Account Class 2                                        14,582   48.18          702,572        705,859   1
PVC Principal Capital Appreciation Account Class 1               338,024   25.86        8,741,294      7,673,448   1
PVC Principal Capital Appreciation Account Class 2                72,077   25.58        1,843,740      1,598,186   1
PVC Real Estate Securities Account Class 1                        20,132   17.86          359,551        348,126   1
PVC Real Estate Securities Account Class 2                        11,727   17.92          210,152        205,082   1
PVC SAM Balanced Portfolio Class 1                             1,935,832   13.90       26,908,063     28,819,733   1
PVC SAM Balanced Portfolio Class 2                             1,773,566   13.74       24,368,794     26,792,863   1
PVC SAM Conservative Balanced Portfolio Class 1                  247,977   11.05        2,740,149      2,956,089   1
PVC SAM Conservative Balanced Portfolio Class 2                  275,367   10.91        3,004,255      3,280,945   1
PVC SAM Conservative Growth Portfolio Class 1                    737,546   17.16       12,656,289     12,386,756   1
PVC SAM Conservative Growth Portfolio Class 2                    800,771   16.92       13,549,050     13,764,661   1
PVC SAM Flexible Income Portfolio Class 1                        394,259   11.86        4,675,908      4,864,486   1
PVC SAM Flexible Income Portfolio Class 2                        404,392   11.74        4,747,560      5,001,132   1
PVC SAM Strategic Growth Portfolio Class 1                       160,932   18.36        2,954,716      2,934,917   1
PVC SAM Strategic Growth Portfolio Class 2                       297,580   18.11        5,389,174      5,561,485   1
PVC Short-Term Income Account Class 1                            653,891    2.52        1,647,806      1,669,659   1
PVC Short-Term Income Account Class 2                            227,730    2.51          571,603        578,922   1
PVC SmallCap Account Class 1                                      32,745   14.30          468,247        494,183   1
PVC SmallCap Account Class 2                                      20,092   14.24          286,110        304,687   1
SST SA Allocation Balanced Portfolio Class 3                  13,058,832    9.00      117,529,485    142,483,212   1
SST SA Allocation Growth Portfolio Class 1                        11,464   11.92          136,656        166,670   1
SST SA Allocation Growth Portfolio Class 3                     7,414,731   11.90       88,235,297    101,370,279   1
SST SA Allocation Moderate Growth Portfolio Class 1                3,013    9.17           27,629         34,382   1
SST SA Allocation Moderate Growth Portfolio Class 3           20,150,622    9.18      184,982,706    223,121,467   1
SST SA Allocation Moderate Portfolio Class 3                  17,779,883    9.37      166,597,503    196,780,270   1
SST SA Columbia Focused Value Portfolio Class 3                    7,553   15.92          120,245        142,714   1
SST SA Multi-Managed Diversified Fixed Income Portfolio
  Class 3                                                         15,315   11.18          171,227        180,108   1
SST SA Multi-Managed International Equity Portfolio Class 3       46,773    8.12          379,801        413,628   1
SST SA Multi-Managed Large Cap Growth Portfolio Class 3           11,398   11.95          136,207        157,552   1
SST SA Multi-Managed Large Cap Value Portfolio Class 3            15,285   13.35          204,053        245,212   1
SST SA Multi-Managed Mid Cap Growth Portfolio Class 3             25,322   14.48          366,656        408,458   1
SST SA Multi-Managed Mid Cap Value Portfolio Class 3              21,006   13.81          290,090        349,221   1
SST SA Multi-Managed Small Cap Portfolio Class 3                  20,039   11.09          222,228        272,229   1
SST SA Putnam Asset Allocation Diversified Growth Portfolio
  Class 1                                                         20,123   10.62          213,707        249,884   1
SST SA Putnam Asset Allocation Diversified Growth Portfolio
  Class 3                                                      4,427,663   10.60       46,933,229     54,340,214   1
SST SA T. Rowe Price Growth Stock Portfolio Class 3               19,518   18.41          359,324        463,098   1
SST SA Wellington Real Return Portfolio Class 3               28,042,699    9.25      259,394,966    272,852,511   1
SAST SA AB Growth Portfolio Class 1                            6,909,330   39.83      275,198,633    255,664,670   1
SAST SA AB Growth Portfolio Class 2                              996,706   39.51       39,379,869     38,038,382   1
SAST SA AB Growth Portfolio Class 3                            7,874,846   38.99      307,040,245    315,353,345   1
SAST SA AB Small & Mid Cap Value Portfolio Class 2               814,332   12.52       10,195,432     13,864,790   1
SAST SA AB Small & Mid Cap Value Portfolio Class 3            26,097,463   12.41      323,869,520    438,396,733   1
SAST SA American Funds Asset Allocation Portfolio Class 1         54,924   12.94          710,711        808,732   1
SAST SA American Funds Asset Allocation Portfolio Class 3     55,768,405   12.93      721,085,470    787,437,035   1
SAST SA American Funds Global Growth Portfolio Class 3        35,833,788    9.16      328,237,498    422,391,497   1
SAST SA American Funds Growth Portfolio Class 1                    6,152    9.23           56,785         60,454   1
SAST SA American Funds Growth Portfolio Class 3               30,746,997    9.24      284,102,252    357,174,265   1
SAST SA American Funds Growth-Income Portfolio Class 1             4,951    9.54           47,237         50,156   1
SAST SA American Funds Growth-Income Portfolio Class 3        23,422,752    9.54      223,453,052    278,176,759   1
SAST SA American Funds VCP Managed Asset Allocation
  Portfolio Class 1                                                2,665   12.68           33,789         37,815   1
SAST SA American Funds VCP Managed Asset Allocation
  Portfolio Class 3                                          114,914,268   12.67    1,455,963,780  1,478,067,389   1
SAST SA BlackRock VCP Global Multi Asset Portfolio Class 1         1,125   10.06           11,316         13,076   1
SAST SA BlackRock VCP Global Multi Asset Portfolio Class 3    61,248,681   10.08      617,386,703    659,887,300   1
SAST SA Columbia Technology Portfolio Class 1                  1,810,582    5.56       10,066,837      9,480,082   1
SAST SA Columbia Technology Portfolio Class 2                    665,340    5.38        3,579,530      3,176,094   1
SAST SA Columbia Technology Portfolio Class 3                  7,396,388    5.27       38,978,966     43,712,762   1

* Represents the level within the fair value hierarchy under which the portfolio is classified as defined in ASC 820 and described in Note 3 to the financial statements.

The accompanying Notes to Financial Statements are an integral part of this statement.

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

SCHEDULE OF PORTFOLIO INVESTMENTS
December 31, 2018

                                                                         Net Asset
                                                                         Value per Shares at Fair Cost of Shares
Sub-accounts                                                    Shares     Share       Value           Held      Level*
------------                                                  ---------- --------- -------------- -------------- ------
SAST SA DFA Ultra Short Bond Portfolio Class 1                 2,431,375  $10.61   $   25,796,887 $   25,699,389   1
SAST SA DFA Ultra Short Bond Portfolio Class 2                   669,639   10.48        7,017,812      6,983,383   1
SAST SA DFA Ultra Short Bond Portfolio Class 3                13,831,775   10.39      143,712,140    143,217,321   1
SAST SA Dogs of Wall Street Portfolio Class 1                  1,905,644   12.51       23,839,608     23,023,605   1
SAST SA Dogs of Wall Street Portfolio Class 2                    385,372   12.49        4,813,297      4,773,218   1
SAST SA Dogs of Wall Street Portfolio Class 3                  7,958,218   12.38       98,522,734    106,449,342   1
SAST SA Emerging Markets Equity Index Portfolio Class 3           36,672   12.73          466,837        503,241   1
SAST SA Federated Corporate Bond Portfolio Class 1             3,584,745   12.43       44,558,381     46,853,212   1
SAST SA Federated Corporate Bond Portfolio Class 2               969,185   12.43       12,046,973     13,159,449   1
SAST SA Federated Corporate Bond Portfolio Class 3            42,236,692   12.35      521,623,142    564,483,525   1
SAST SA Fidelity Institutional AM(R) Real Estate Portfolio
  Class 1                                                      1,623,387   11.28       18,311,806     22,659,992   1
SAST SA Fidelity Institutional AM(R) Real Estate Portfolio
  Class 2                                                        389,620   11.25        4,383,222      5,357,100   1
SAST SA Fidelity Institutional AM(R) Real Estate Portfolio
  Class 3                                                     12,703,144   11.16      141,767,083    178,815,886   1
SAST SA Fixed Income Index Portfolio Class 3                     720,798    9.87        7,114,280      7,189,188   1
SAST SA Fixed Income Intermediate Index Portfolio Class 3        908,101    9.78        8,881,226      8,910,482   1
SAST SA Franklin Small Company Value Portfolio Class 3         7,842,820   17.37      136,229,785    168,060,018   1
SAST SA Global Index Allocation 60-40 Portfolio Class 1            3,814   13.71           52,293         50,922   1
SAST SA Global Index Allocation 60-40 Portfolio Class 3          859,475   13.73       11,800,590     12,834,503   1
SAST SA Global Index Allocation 75-25 Portfolio Class 1              562   13.43            7,546          7,513   1
SAST SA Global Index Allocation 75-25 Portfolio Class 3        1,090,157   13.46       14,673,510     16,259,676   1
SAST SA Global Index Allocation 90-10 Portfolio Class 1            1,212   13.14           15,929         18,205   1
SAST SA Global Index Allocation 90-10 Portfolio Class 3        4,197,243   13.16       55,235,714     62,763,278   1
SAST SA Goldman Sachs Global Bond Portfolio Class 1            1,639,293   10.49       17,196,182     19,275,886   1
SAST SA Goldman Sachs Global Bond Portfolio Class 2              333,553   10.40        3,468,947      3,768,012   1
SAST SA Goldman Sachs Global Bond Portfolio Class 3           18,927,193   10.29      194,760,814    207,202,168   1
SAST SA Goldman Sachs Multi-Asset Insights Portfolio Class 1         719    9.20            6,613          7,344   1
SAST SA Goldman Sachs Multi-Asset Insights Portfolio Class 3     862,099    9.20        7,931,309      8,793,438   1
SAST SA Index Allocation 60-40 Portfolio Class 1                   3,406   10.03           34,164         37,480   1
SAST SA Index Allocation 60-40 Portfolio Class 3               6,108,213   10.05       61,387,538     66,346,503   1
SAST SA Index Allocation 80-20 Portfolio Class 1                 102,197   10.07        1,029,125      1,165,036   1
SAST SA Index Allocation 80-20 Portfolio Class 3              12,080,320   10.09      121,890,431    134,034,270   1
SAST SA Index Allocation 90-10 Portfolio Class 1                 161,004   10.08        1,622,924      1,829,972   1
SAST SA Index Allocation 90-10 Portfolio Class 3              35,678,694   10.11      360,711,595    400,886,834   1
SAST SA International Index Portfolio Class 3                    113,064    9.68        1,094,458      1,263,713   1
SAST SA Invesco Growth Opportunities Portfolio Class 1           860,646    7.82        6,730,249      7,597,086   1
SAST SA Invesco Growth Opportunities Portfolio Class 2           304,974    7.48        2,281,204      2,554,430   1
SAST SA Invesco Growth Opportunities Portfolio Class 3        15,214,649    7.27      110,610,502    120,796,991   1
SAST SA Invesco VCP Equity-Income Portfolio Class 1                1,472   11.52           16,959         19,964   1
SAST SA Invesco VCP Equity-Income Portfolio Class 3           98,359,197   11.54    1,135,065,130  1,176,088,098   1
SAST SA Janus Focused Growth Portfolio Class 1                   776,254   12.73        9,881,710      9,520,275   1
SAST SA Janus Focused Growth Portfolio Class 2                   648,592   12.42        8,055,511      6,611,334   1
SAST SA Janus Focused Growth Portfolio Class 3                 6,798,219   12.20       82,938,277     82,190,358   1
SAST SA JPMorgan Diversified Balanced Portfolio Class 1        2,088,779   17.34       36,219,428     36,988,269   1
SAST SA JPMorgan Diversified Balanced Portfolio Class 2          362,487   17.30        6,271,020      6,762,892   1
SAST SA JPMorgan Diversified Balanced Portfolio Class 3        7,177,427   17.22      123,595,292    140,914,643   1
SAST SA JPMorgan Emerging Markets Portfolio Class 1            2,383,559    7.30       17,399,983     17,388,124   1
SAST SA JPMorgan Emerging Markets Portfolio Class 2              415,236    7.27        3,018,765      3,226,710   1
SAST SA JPMorgan Emerging Markets Portfolio Class 3           13,519,869    7.21       97,478,253    100,074,248   1
SAST SA JPMorgan Equity-Income Portfolio Class 1               3,259,147   31.53      102,760,897     82,033,859   1
SAST SA JPMorgan Equity-Income Portfolio Class 2                 236,429   31.50        7,447,510      6,336,332   1
SAST SA JPMorgan Equity-Income Portfolio Class 3               3,722,056   31.35      116,686,445    115,504,373   1
SAST SA JPMorgan Global Equities Portfolio Class 1             1,927,293   17.42       33,573,442     28,903,352   1
SAST SA JPMorgan Global Equities Portfolio Class 2               171,323   17.38        2,977,589      2,641,351   1
SAST SA JPMorgan Global Equities Portfolio Class 3             1,435,235   17.27       24,786,516     26,148,794   1
SAST SA JPMorgan MFS Core Bond Portfolio Class 1               3,878,175    8.68       33,662,563     34,979,468   1
SAST SA JPMorgan MFS Core Bond Portfolio Class 2                 573,490    8.65        4,960,688      5,182,602   1
SAST SA JPMorgan MFS Core Bond Portfolio Class 3              67,395,341    8.60      579,599,929    598,954,600   1
SAST SA JPMorgan Mid-Cap Growth Portfolio Class 1              1,885,383   15.41       29,053,754     28,233,297   1
SAST SA JPMorgan Mid-Cap Growth Portfolio Class 2                719,459   14.82       10,662,385      9,815,209   1
SAST SA JPMorgan Mid-Cap Growth Portfolio Class 3              6,446,808   14.47       93,285,308    102,998,315   1
SAST SA Large Cap Growth Index Portfolio Class 3                  18,704   14.37          268,780        297,546   1
SAST SA Large Cap Index Portfolio Class 3                        484,957   20.02        9,708,834     10,986,430   1

* Represents the level within the fair value hierarchy under which the portfolio is classified as defined in ASC 820 and described in Note 3 to the financial statements.

The accompanying Notes to Financial Statements are an integral part of this statement.

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

SCHEDULE OF PORTFOLIO INVESTMENTS
December 31, 2018

                                                                         Net Asset
                                                                         Value per Shares at Fair Cost of Shares
Sub-accounts                                                   Shares      Share       Value           Held      Level*
------------                                                 ----------- --------- -------------- -------------- ------
SAST SA Large Cap Value Index Portfolio Class 3                   35,859  $13.78   $      494,134 $      543,343   1
SAST SA Legg Mason BW Large Cap Value Portfolio Class 1       15,103,482   18.53      279,867,530    324,764,652   1
SAST SA Legg Mason BW Large Cap Value Portfolio Class 2        1,875,618   18.53       34,755,204     39,718,720   1
SAST SA Legg Mason BW Large Cap Value Portfolio Class 3       18,645,785   18.43      343,641,816    397,858,216   1
SAST SA Legg Mason Tactical Opportunities Class 1                  2,988    9.52           28,446         30,773   1
SAST SA Legg Mason Tactical Opportunities Class 3              2,159,453    9.52       20,557,995     22,197,669   1
SAST SA MFS Blue Chip Growth Portfolio Class 1                   573,240   11.47        6,575,065      6,031,948   1
SAST SA MFS Blue Chip Growth Portfolio Class 2                   193,150   11.42        2,205,767      1,757,823   1
SAST SA MFS Blue Chip Growth Portfolio Class 3                 7,304,409   11.35       82,905,041     76,413,586   1
SAST SA MFS Massachusetts Investors Trust Portfolio Class 1    1,959,403   20.68       40,520,445     32,900,580   1
SAST SA MFS Massachusetts Investors Trust Portfolio Class 2      310,668   20.69        6,427,721      5,990,623   1
SAST SA MFS Massachusetts Investors Trust Portfolio Class 3   10,212,161   20.58      210,166,265    192,108,380   1
SAST SA MFS Total Return Portfolio Class 1                     5,192,713   16.90       87,756,849     85,412,210   1
SAST SA MFS Total Return Portfolio Class 2                     1,363,348   16.92       23,067,850     22,533,775   1
SAST SA MFS Total Return Portfolio Class 3                     9,072,576   16.86      152,963,635    160,765,292   1
SAST SA Mid Cap Index Portfolio Class 3                          189,436    9.49        1,797,752      2,186,537   1
SAST SA Morgan Stanley International Equities Portfolio
  Class 1                                                      2,476,662    9.04       22,389,028     22,845,601   1
SAST SA Morgan Stanley International Equities Portfolio
  Class 2                                                        845,855    9.01        7,621,150      7,570,476   1
SAST SA Morgan Stanley International Equities Portfolio
  Class 3                                                     10,635,060    8.99       95,609,192     98,464,912   1
SAST SA Oppenheimer Main Street Large Cap Portfolio
  Class 1                                                      1,060,188   19.41       20,578,242     14,326,242   1
SAST SA Oppenheimer Main Street Large Cap Portfolio
  Class 2                                                        149,207   19.41        2,896,117      2,029,818   1
SAST SA Oppenheimer Main Street Large Cap Portfolio
  Class 3                                                      2,509,518   19.32       48,483,895     45,520,700   1
SAST SA PIMCO VCP Tactical Balanced Portfolio Class 3        111,683,310    9.44    1,054,290,448  1,205,939,983   1
SAST SA PineBridge High-Yield Bond Portfolio Class 1           5,962,859    5.15       30,708,725     33,880,248   1
SAST SA PineBridge High-Yield Bond Portfolio Class 2           1,149,012    5.15        5,917,414      6,670,992   1
SAST SA PineBridge High-Yield Bond Portfolio Class 3          17,733,664    5.12       90,796,360    100,443,180   1
SAST SA Putnam International Growth and Income Portfolio
  Class 1                                                      2,341,522    8.92       20,886,374     23,834,761   1
SAST SA Putnam International Growth and Income Portfolio
  Class 2                                                        412,152    8.97        3,697,007      3,496,706   1
SAST SA Putnam International Growth and Income Portfolio
  Class 3                                                      9,654,584    8.95       86,408,531     79,560,505   1
SAST SA Schroders VCP Global Allocation Portfolio Class 1          6,984    9.93           69,348         68,242   1
SAST SA Schroders VCP Global Allocation Portfolio Class 3     48,415,471    9.94      481,249,786    531,207,254   1
SAST SA Small Cap Index Portfolio Class 3                        178,461    9.55        1,704,304      2,137,709   1
SAST SA T. Rowe Price Asset Allocation Growth Portfolio
  Class 1                                                          7,361    9.56           70,374         76,994   1
SAST SA T. Rowe Price Asset Allocation Growth Portfolio
  Class 3                                                      8,713,642    9.59       83,563,828     90,847,119   1
SAST SA T. Rowe Price VCP Balanced Portfolio Class 1               5,559   10.66           59,261         69,831   1
SAST SA T. Rowe Price VCP Balanced Portfolio Class 3          97,491,035   10.67    1,040,229,342  1,106,687,675   1
SAST SA Templeton Foreign Value Portfolio Class 2                780,298   13.15       10,260,925     11,369,161   1
SAST SA Templeton Foreign Value Portfolio Class 3             24,199,197   13.13      317,735,460    353,227,181   1
SAST SA VCP Dynamic Allocation Portfolio Class 1                  16,528   11.24          185,778        230,063   1
SAST SA VCP Dynamic Allocation Portfolio Class 3             712,227,645   11.27    8,026,805,557  8,742,020,121   1
SAST SA VCP Dynamic Strategy Portfolio Class 1                    16,268   11.42          185,780        226,080   1
SAST SA VCP Dynamic Strategy Portfolio Class 3               445,993,273   11.45    5,106,622,977  5,540,841,504   1
SAST SA VCP Index Allocation Portfolio Class 3                18,827,924    9.32      175,476,252    199,123,703   1
SAST SA WellsCap Aggressive Growth Portfolio Class 1           1,154,808   17.84       20,601,768     16,612,409   1
SAST SA WellsCap Aggressive Growth Portfolio Class 2             142,261   17.47        2,485,307      1,857,804   1
SAST SA WellsCap Aggressive Growth Portfolio Class 3           1,192,734   17.19       20,503,098     20,519,238   1
VALIC Company I Global Social Awareness Fund                      37,272   23.77          885,948        834,648   1
VALIC Company I International Equities Index Fund                671,804    6.48        4,353,291      4,447,721   1
VALIC Company I Mid Cap Index Fund                               147,375   24.14        3,557,636      3,896,880   1
VALIC Company I Nasdaq-100 Index Fund                            197,120   12.72        2,507,370      2,249,643   1
VALIC Company I Small Cap Index Fund                             156,562   18.96        2,968,420      3,173,179   1
VALIC Company I Stock Index Fund                                 271,539   36.91       10,022,502      9,732,308   1

* Represents the level within the fair value hierarchy under which the portfolio is classified as defined in ASC 820 and described in Note 3 to the financial statements.

The accompanying Notes to Financial Statements are an integral part of this statement.

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS

                                                                                    American
                                                           American     American    Funds IS
                                                           Funds IS     Funds IS    Capital      American      American
                                                            Asset        Asset       Income      Funds IS      Funds IS
                                                          Allocation   Allocation   Builder    Global Growth  Growth Fund
                                                         Fund Class 2 Fund Class 3  Class 4    Fund Class 2     Class 2
                                                         ------------ ------------ ----------  ------------- ------------
For the Year Ended December 31, 2018
From operations:
   Dividends                                             $   970,407  $   556,851  $   50,626  $  1,105,420  $  1,122,558
   Mortality and expense risk and administrative
     charges                                                (929,969)    (457,618)    (19,679)   (2,734,093)   (4,264,463)
                                                         -----------  -----------  ----------  ------------  ------------
   Net investment income (loss)                               40,438       99,233      30,947    (1,628,673)   (3,141,905)
   Net realized gain (loss)                                2,822,730    2,280,902       2,081     9,503,412    14,165,944
   Capital gain distribution from mutual funds             2,633,009    1,541,480       3,501    11,969,381    26,813,601
   Change in unrealized appreciation (depreciation) of
     investments                                          (8,935,636)  (5,654,828)   (200,138)  (35,986,845)  (39,600,233)
                                                         -----------  -----------  ----------  ------------  ------------
Increase (decrease) in net assets from operations         (3,439,459)  (1,733,213)   (163,609)  (16,142,725)   (1,762,593)
                                                         -----------  -----------  ----------  ------------  ------------
From contract transactions:
   Payments received from contract owners                    872,749      103,328      54,984       545,148     1,341,774
   Payments for contract benefits or terminations         (7,602,608)  (4,857,294)    (45,569)  (23,840,816)  (33,434,852)
   Transfers between sub-accounts (including fixed
     account), net                                           231,631   (1,508,085)  1,068,431      (830,491)   (5,647,065)
   Contract maintenance charges                              (44,671)      (9,133)       (166)     (286,799)     (350,892)
   Adjustments to net assets allocated to contracts in
     payout period                                             8,204       12,252          --         7,700        (1,513)
                                                         -----------  -----------  ----------  ------------  ------------
Increase (decrease) in net assets from contract
  transactions                                            (6,534,695)  (6,258,932)  1,077,680   (24,405,258)  (38,092,548)
                                                         -----------  -----------  ----------  ------------  ------------
Increase (decrease) in net assets                         (9,974,154)  (7,992,145)    914,071   (40,547,983)  (39,855,141)
Net assets at beginning of period                         63,609,571   37,677,673   1,611,137   184,043,666   269,431,096
                                                         -----------  -----------  ----------  ------------  ------------
Net assets at end of period                              $53,635,417  $29,685,528  $2,525,208  $143,495,683  $229,575,955
                                                         ===========  ===========  ==========  ============  ============
Beginning units                                            2,258,640      438,551     146,919     4,289,148     6,385,119
Units issued                                                 104,058       17,026     113,822       140,285       170,654
Units redeemed                                              (335,585)     (88,962)    (10,061)     (694,090)   (1,015,463)
                                                         -----------  -----------  ----------  ------------  ------------
Ending units                                               2,027,113      366,615     250,680     3,735,343     5,540,310
                                                         ===========  ===========  ==========  ============  ============
For the Year Ended December 31, 2017
From operations:
   Dividends                                             $   946,843  $   576,632  $   34,868  $  1,149,747  $  1,289,797
   Mortality and expense risk and administrative
     charges                                                (967,779)    (479,347)    (15,494)   (2,810,069)   (4,136,527)
                                                         -----------  -----------  ----------  ------------  ------------
   Net investment income (loss)                              (20,936)      97,285      19,374    (1,660,322)   (2,846,730)
   Net realized gain (loss)                                2,820,493    1,255,036       1,921     8,559,280    12,350,041
   Capital gain distribution from mutual funds             2,880,928    1,669,196          --     5,399,230    25,204,930
   Change in unrealized appreciation (depreciation) of
     investments                                           2,847,976    2,037,218     123,506    33,636,153    26,434,136
                                                         -----------  -----------  ----------  ------------  ------------
Increase (decrease) in net assets from operations          8,528,461    5,058,735     144,801    45,934,341    61,142,377
                                                         -----------  -----------  ----------  ------------  ------------
From contract transactions:
   Payments received from contract owners                    942,185      142,697     136,213       741,842     1,071,927
   Payments for contract benefits or terminations         (6,945,740)  (3,259,414)    (80,854)  (23,231,802)  (32,740,186)
   Transfers between sub-accounts (including fixed
     account), net                                          (202,332)     525,826     152,850    (5,307,598)   (6,410,395)
   Contract maintenance charges                              (47,802)     (10,016)       (145)     (315,109)     (377,589)
   Adjustments to net assets allocated to contracts in
     payout period                                               731       11,530          --        (2,494)        4,295
                                                         -----------  -----------  ----------  ------------  ------------
Increase (decrease) in net assets from contract
  transactions                                            (6,252,958)  (2,589,377)    208,064   (28,115,161)  (38,451,948)
                                                         -----------  -----------  ----------  ------------  ------------
Increase (decrease) in net assets                          2,275,503    2,469,358     352,865    17,819,180    22,690,429
Net assets at beginning of period                         61,334,068   35,208,315   1,258,272   166,224,486   246,740,667
                                                         -----------  -----------  ----------  ------------  ------------
Net assets at end of period                              $63,609,571  $37,677,673  $1,611,137  $184,043,666  $269,431,096
                                                         ===========  ===========  ==========  ============  ============
Beginning units                                            2,492,696      470,444     127,777     5,013,782     7,384,493
Units issued                                                 115,255       21,807      28,910       124,152       173,825
Units redeemed                                              (349,311)     (53,700)     (9,768)     (848,786)   (1,173,199)
                                                         -----------  -----------  ----------  ------------  ------------
Ending units                                               2,258,640      438,551     146,919     4,289,148     6,385,119
                                                         ===========  ===========  ==========  ============  ============

The accompanying Notes to Financial Statements are an integral part of this statement.

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS


                                                                         American      American     American
                                                           American      Funds IS      Funds IS     Funds IS      American
                                                           Funds IS       Growth-       Growth-    High-Income    Funds IS
                                                          Growth Fund   Income Fund   Income Fund   Bond Fund   International
                                                            Class 3       Class 2       Class 3      Class 3    Fund Class 3
                                                         ------------  ------------  ------------  -----------  -------------
For the Year Ended December 31, 2018
From operations:
   Dividends                                             $  1,040,508  $  3,456,647  $  2,278,761  $   664,065   $   475,326
   Mortality and expense risk and administrative
     charges                                               (2,810,257)   (4,029,287)   (2,132,541)    (151,269)     (376,457)
                                                         ------------  ------------  ------------  -----------   -----------
   Net investment income (loss)                            (1,769,749)     (572,640)      146,220      512,796        98,869
   Net realized gain (loss)                                 7,318,935    12,542,327     6,354,074     (457,508)      455,263
   Capital gain distribution from mutual funds             20,930,451    17,523,636    10,965,202           --     1,381,983
   Change in unrealized appreciation (depreciation)
     of investments                                       (27,904,898)  (35,456,331)  (20,724,253)    (431,795)   (5,944,471)
                                                         ------------  ------------  ------------  -----------   -----------
Increase (decrease) in net assets from operations          (1,425,261)   (5,963,008)   (3,258,757)    (376,507)   (4,008,356)
                                                         ------------  ------------  ------------  -----------   -----------
From contract transactions:
   Payments received from contract owners                     517,419     2,056,060       247,268        1,568       145,403
   Payments for contract benefits or terminations         (18,884,464)  (34,638,427)  (18,702,154)  (1,899,128)   (3,184,664)
   Transfers between sub-accounts (including fixed
     account), net                                         (5,144,313)   (1,985,214)   (5,517,464)    (350,777)     (473,553)
   Contract maintenance charges                               (45,640)     (322,665)      (43,612)      (3,563)       (7,318)
   Adjustments to net assets allocated to contracts in
     payout period                                            331,140        11,068       291,569       16,806        13,736
                                                         ------------  ------------  ------------  -----------   -----------
Increase (decrease) in net assets from contract
  transactions                                            (23,225,858)  (34,879,178)  (23,724,393)  (2,235,094)   (3,506,396)
                                                         ------------  ------------  ------------  -----------   -----------
Increase (decrease) in net assets                         (24,651,119)  (40,842,186)  (26,983,150)  (2,611,601)   (7,514,752)
Net assets at beginning of period                         211,655,455   260,278,687   167,450,242   12,097,375    31,261,822
                                                         ------------  ------------  ------------  -----------   -----------
Net assets at end of period                              $187,004,336  $219,436,501  $140,467,092  $ 9,485,774   $23,747,070
                                                         ============  ============  ============  ===========   ===========
Beginning units                                               534,374     7,539,285       640,980      113,179       427,823
Units issued                                                    9,119       246,094        10,337       19,107        10,851
Units redeemed                                                (64,245)   (1,210,885)      (96,968)     (40,216)      (59,709)
                                                         ------------  ------------  ------------  -----------   -----------
Ending units                                                  479,248     6,574,494       554,349       92,070       378,965
                                                         ============  ============  ============  ===========   ===========
For the Year Ended December 31, 2017
From operations:
   Dividends                                             $  1,125,003  $  3,465,096  $  2,291,443  $   805,189   $   384,785
   Mortality and expense risk and administrative
     charges                                               (2,615,196)   (4,006,712)   (2,110,334)    (167,773)     (386,247)
                                                         ------------  ------------  ------------  -----------   -----------
   Net investment income (loss)                            (1,490,193)     (541,616)      181,109      637,416        (1,462)
   Net realized gain (loss)                                 4,452,173    10,695,709     3,874,656     (120,305)      166,178
   Capital gain distribution from mutual funds             18,960,046    16,461,744    10,268,988           --       341,224
   Change in unrealized appreciation (depreciation)
     of investments                                        25,203,625    21,156,343    16,383,078      193,405     7,272,373
                                                         ------------  ------------  ------------  -----------   -----------
Increase (decrease) in net assets from operations          47,125,651    47,772,180    30,707,831      710,516     7,778,313
                                                         ------------  ------------  ------------  -----------   -----------
From contract transactions:
   Payments received from contract owners                     191,143     1,587,385       466,628        3,461        61,586
   Payments for contract benefits or terminations         (15,639,123)  (34,931,310)  (16,441,490)    (940,372)   (2,897,410)
   Transfers between sub-accounts (including fixed
     account), net                                         (3,491,681)   (3,952,529)   (3,359,886)    (433,631)     (392,650)
   Contract maintenance charges                               (48,610)     (350,714)      (47,698)      (4,095)       (8,283)
   Adjustments to net assets allocated to contracts in
     payout period                                            222,818        13,974       222,165       18,124        10,455
                                                         ------------  ------------  ------------  -----------   -----------
Increase (decrease) in net assets from contract
  transactions                                            (18,765,453)  (37,633,194)  (19,160,281)  (1,356,513)   (3,226,302)
                                                         ------------  ------------  ------------  -----------   -----------
Increase (decrease) in net assets                          28,360,198    10,138,986    11,547,550     (645,997)    4,552,011
Net assets at beginning of period                         183,295,257   250,139,701   155,902,692   12,743,372    26,709,811
                                                         ------------  ------------  ------------  -----------   -----------
Net assets at end of period                              $211,655,455  $260,278,687  $167,450,242  $12,097,375   $31,261,822
                                                         ============  ============  ============  ===========   ===========
Beginning units                                               586,505     8,729,063       721,420      125,945       477,077
Units issued                                                    3,857       184,663         7,713        4,785         7,310
Units redeemed                                                (55,988)   (1,374,441)      (88,153)     (17,551)      (56,564)
                                                         ------------  ------------  ------------  -----------   -----------
Ending units                                                  534,374     7,539,285       640,980      113,179       427,823
                                                         ============  ============  ============  ===========   ===========

The accompanying Notes to Financial Statements are an integral part of this statement.

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS


                                                                                          AST SA
                                                                              American   BlackRock   AST SA
                                                                 American   Funds IS US   Multi-    BlackRock    AST SA PGI
                                                                 Funds IS   Government/    Asset   Multi-Asset     Asset
                                                                Ultra-Short  AAA-Rated    Income     Income      Allocation
                                                                 Bond Fund   Securities  Portfolio  Portfolio    Portfolio
                                                                  Class 3   Fund Class 3  Class 1    Class 3      Class 1
                                                                ----------- ------------ --------- -----------  ------------
For the Year Ended December 31, 2018
From operations:
   Dividends                                                    $   41,386  $   165,189   $ 2,824  $ 1,461,643  $  2,088,652
   Mortality and expense risk and administrative charges           (53,662)    (120,623)     (183)    (309,043)   (1,269,697)
                                                                ----------  -----------   -------  -----------  ------------
   Net investment income (loss)                                    (12,276)      44,566     2,641    1,152,600       818,955
   Net realized gain (loss)                                         21,707     (117,443)      (99)    (143,042)      916,251
   Capital gain distribution from mutual funds                          --           --       225      126,973     3,938,439
   Change in unrealized appreciation (depreciation) of
     investments                                                    (7,165)      (2,621)   (5,101)  (2,603,437)  (10,447,326)
                                                                ----------  -----------   -------  -----------  ------------
Increase (decrease) in net assets from operations                    2,266      (75,498)   (2,334)  (1,466,906)   (4,773,681)
                                                                ----------  -----------   -------  -----------  ------------
From contract transactions:
   Payments received from contract owners                            6,708        2,082    50,000   14,726,530       979,218
   Payments for contract benefits or terminations                 (827,133)  (1,171,016)       --   (1,539,344)   (9,219,349)
   Transfers between sub-accounts (including fixed
     account), net                                               1,152,470      (84,428)    1,403    1,663,476    (1,788,657)
   Contract maintenance charges                                     (2,326)      (3,098)     (429)    (242,241)      (25,876)
   Adjustments to net assets allocated to contracts in payout
     period                                                          1,332        8,371        --           --        21,908
                                                                ----------  -----------   -------  -----------  ------------
Increase (decrease) in net assets from contract transactions       331,051   (1,248,089)   50,974   14,608,421   (10,032,756)
                                                                ----------  -----------   -------  -----------  ------------
Increase (decrease) in net assets                                  333,317   (1,323,587)   48,640   13,141,515   (14,806,437)
Net assets at beginning of period                                4,180,825   10,222,233     6,091   16,582,698    89,143,380
                                                                ----------  -----------   -------  -----------  ------------
Net assets at end of period                                     $4,514,142  $ 8,898,646   $54,731  $29,724,213  $ 74,336,943
                                                                ==========  ===========   =======  ===========  ============
Beginning units                                                    212,145      252,166       583    1,400,871     2,021,747
Units issued                                                       217,739       20,877     5,049    1,548,858        38,012
Units redeemed                                                    (200,964)     (52,191)     (156)    (304,120)     (266,318)
                                                                ----------  -----------   -------  -----------  ------------
Ending units                                                       228,920      220,852     5,476    2,645,609     1,793,441
                                                                ==========  ===========   =======  ===========  ============
For the Year Ended December 31, 2017
From operations:
   Dividends                                                    $   15,118  $   140,794   $    --  $   251,840  $  2,368,177
   Mortality and expense risk and administrative charges           (51,103)    (136,257)       (3)    (121,433)   (1,373,158)
                                                                ----------  -----------   -------  -----------  ------------
   Net investment income (loss)                                    (35,985)       4,537        (3)     130,407       995,019
   Net realized gain (loss)                                          1,985      (33,707)       --      (59,966)    1,470,843
   Capital gain distribution from mutual funds                          --           --        --           --     7,211,369
   Change in unrealized appreciation (depreciation) of
     investments                                                     4,155       73,361        28      276,287       610,392
                                                                ----------  -----------   -------  -----------  ------------
Increase (decrease) in net assets from operations                  (29,845)      44,191        25      346,728    10,287,623
                                                                ----------  -----------   -------  -----------  ------------
From contract transactions:
   Payments received from contract owners                            2,701        5,179     6,047    9,279,643       814,110
   Payments for contract benefits or terminations                 (870,834)    (782,105)       --     (722,957)  (10,665,321)
   Transfers between sub-accounts (including fixed
     account), net                                               1,133,459      454,877        19    3,613,872    (1,793,516)
   Contract maintenance charges                                     (2,788)      (3,707)       --      (81,879)      (30,934)
   Adjustments to net assets allocated to contracts in payout
     period                                                          3,910       11,017        --           --        22,804
                                                                ----------  -----------   -------  -----------  ------------
Increase (decrease) in net assets from contract transactions       266,448     (314,739)    6,066   12,088,679   (11,652,857)
                                                                ----------  -----------   -------  -----------  ------------
Increase (decrease) in net assets                                  236,603     (270,548)    6,091   12,435,407    (1,365,234)
Net assets at beginning of period                                3,944,222   10,492,781        --    4,147,291    90,508,614
                                                                ----------  -----------   -------  -----------  ------------
Net assets at end of period                                     $4,180,825  $10,222,233   $ 6,091  $16,582,698  $ 89,143,380
                                                                ==========  ===========   =======  ===========  ============
Beginning units                                                    198,630      259,915        --      367,303     2,299,860
Units issued                                                        74,414       27,452       583    1,152,865        52,734
Units redeemed                                                     (60,899)     (35,201)       --     (119,297)     (330,847)
                                                                ----------  -----------   -------  -----------  ------------
Ending units                                                       212,145      252,166       583    1,400,871     2,021,747
                                                                ==========  ===========   =======  ===========  ============

The accompanying Notes to Financial Statements are an integral part of this statement.

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS


                                                                    AST SA        AST SA       AST SA
                                        AST SA PGI   AST SA PGI   Wellington    Wellington   Wellington
                                          Asset        Asset       Capital       Capital      Capital
                                        Allocation   Allocation  Appreciation  Appreciation Appreciation
                                        Portfolio    Portfolio    Portfolio     Portfolio    Portfolio
                                         Class 2      Class 3      Class 1       Class 2      Class 3
                                       -----------  -----------  ------------  ------------ ------------
For the Year Ended December 31, 2018
From operations:
   Dividends                           $   116,022  $   993,051  $         --  $        --  $         --
   Mortality and expense risk and
     administrative charges                (81,565)    (615,567)   (4,550,716)    (703,891)   (6,683,538)
                                       -----------  -----------  ------------  -----------  ------------
   Net investment income (loss)             34,457      377,484    (4,550,716)    (703,891)   (6,683,538)
   Net realized gain (loss)                 30,284     (222,674)   12,492,671    1,424,631     6,395,000
   Capital gain distribution from
     mutual funds                          235,138    2,068,354    36,589,168    5,686,021    56,034,057
   Change in unrealized appreciation
     (depreciation) of investments        (585,280)  (4,809,529)  (47,201,250)  (6,783,347)  (58,068,711)
                                       -----------  -----------  ------------  -----------  ------------
Increase (decrease) in net assets
  from operations                         (285,401)  (2,586,365)   (2,670,127)    (376,586)   (2,323,192)
                                       -----------  -----------  ------------  -----------  ------------
From contract transactions:
   Payments received from contract
     owners                                    640    3,780,970     1,749,854       34,065     8,158,196
   Payments for contract benefits or
     terminations                         (705,782)  (5,016,130)  (33,997,136)  (5,063,754)  (53,790,102)
   Transfers between sub-accounts
     (including fixed account), net         (4,236)  (1,213,059)   (5,866,774)  (1,153,795)  (16,958,409)
   Contract maintenance charges            (12,753)    (250,605)      (89,938)     (73,184)   (1,958,935)
   Adjustments to net assets
     allocated to contracts in payout
     period                                     50          (73)       98,379        3,243       (15,980)
                                       -----------  -----------  ------------  -----------  ------------
Increase (decrease) in net assets
  from contract transactions              (722,081)  (2,698,897)  (38,105,615)  (6,253,425)  (64,565,230)
                                       -----------  -----------  ------------  -----------  ------------
Increase (decrease) in net assets       (1,007,482)  (5,285,262)  (40,775,742)  (6,630,011)  (66,888,422)
Net assets at beginning of period        5,333,892   43,796,259   289,531,323   43,466,909   432,692,185
                                       -----------  -----------  ------------  -----------  ------------
Net assets at end of period            $ 4,326,410  $38,510,997  $248,755,581  $36,836,898  $365,803,763
                                       ===========  ===========  ============  ===========  ============
Beginning units                            126,277    1,784,246     2,351,268      358,233     8,445,353
Units issued                                 6,276      308,677        57,817        8,000       876,174
Units redeemed                             (23,247)    (368,972)     (340,161)     (54,741)   (1,859,671)
                                       -----------  -----------  ------------  -----------  ------------
Ending units                               109,306    1,723,951     2,068,924      311,492     7,461,856
                                       ===========  ===========  ============  ===========  ============
For the Year Ended December 31, 2017
From operations:
   Dividends                           $   132,629  $ 1,040,189  $         --  $        --  $         --
   Mortality and expense risk and
     administrative charges                (88,373)    (616,172)   (4,204,030)    (667,997)   (6,592,730)
                                       -----------  -----------  ------------  -----------  ------------
   Net investment income (loss)             44,256      424,017    (4,204,030)    (667,997)   (6,592,730)
   Net realized gain (loss)                133,308      348,597     7,672,696    1,867,450    10,335,011
   Capital gain distribution from
     mutual funds                          426,264    3,444,520    22,041,728    3,463,395    35,704,303
   Change in unrealized appreciation
     (depreciation) of investments             966      315,075    47,572,228    6,565,822    73,312,288
                                       -----------  -----------  ------------  -----------  ------------
Increase (decrease) in net assets
  from operations                          604,794    4,532,209    73,082,622   11,228,670   112,758,872
                                       -----------  -----------  ------------  -----------  ------------
From contract transactions:
   Payments received from contract
     owners                                     --    4,776,668       591,004      110,251     6,952,053
   Payments for contract benefits or
     terminations                         (622,873)  (4,414,043)  (27,933,933)  (5,976,318)  (52,146,459)
   Transfers between sub-accounts
     (including fixed account), net       (177,491)   1,271,393    (5,880,397)  (1,420,824)  (30,649,760)
   Contract maintenance charges            (12,455)    (194,649)      (96,537)     (73,723)   (2,013,925)
   Adjustments to net assets
     allocated to contracts in payout
     period                                   (559)           4        (9,500)        (390)       (5,852)
                                       -----------  -----------  ------------  -----------  ------------
Increase (decrease) in net assets
  from contract transactions              (813,378)   1,439,373   (33,329,363)  (7,361,004)  (77,863,943)
                                       -----------  -----------  ------------  -----------  ------------
Increase (decrease) in net assets         (208,584)   5,971,582    39,753,259    3,867,666    34,894,929
Net assets at beginning of period        5,542,476   37,824,677   249,778,064   39,599,243   397,797,256
                                       -----------  -----------  ------------  -----------  ------------
Net assets at end of period            $ 5,333,892  $43,796,259  $289,531,323  $43,466,909  $432,692,185
                                       ===========  ===========  ============  ===========  ============
Beginning units                            146,465    1,624,960     2,649,737      425,984     9,920,776
Units issued                                 1,366      512,123        38,670        5,234       726,192
Units redeemed                             (21,554)    (352,837)     (337,139)     (72,985)   (2,201,615)
                                       -----------  -----------  ------------  -----------  ------------
Ending units                               126,277    1,784,246     2,351,268      358,233     8,445,353
                                       ===========  ===========  ============  ===========  ============

The accompanying Notes to Financial Statements are an integral part of this statement.

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS


                                                           AST SA       AST SA        AST SA
                                                         Wellington   Wellington    Wellington
                                                         Government   Government    Government      AST SA        AST SA
                                                         and Quality  and Quality   and Quality   Wellington    Wellington
                                                            Bond         Bond          Bond         Growth        Growth
                                                          Portfolio    Portfolio     Portfolio    Portfolio     Portfolio
                                                           Class 1      Class 2       Class 3      Class 1       Class 2
                                                         -----------  -----------  ------------  ------------  ------------
For the Year Ended December 31, 2018
From operations:
   Dividends                                             $ 1,072,765  $   372,135  $  8,422,136  $  1,454,872  $    321,768
   Mortality and expense risk and administrative
     charges                                                (806,078)    (316,372)   (7,178,681)     (787,954)     (204,968)
                                                         -----------  -----------  ------------  ------------  ------------
   Net investment income (loss)                              266,687       55,763     1,243,455       666,918       116,800
   Net realized gain (loss)                                 (183,131)    (118,155)   (3,364,952)   (5,039,174)   (1,669,265)
   Capital gain distribution from mutual funds                18,148        6,888       163,525    26,734,952     6,716,771
   Change in unrealized appreciation (depreciation) of
     investments                                            (978,078)    (330,538)   (7,150,237)  (19,033,773)   (4,355,898)
                                                         -----------  -----------  ------------  ------------  ------------
Increase (decrease) in net assets from operations           (876,374)    (386,042)   (9,108,209)    3,328,923       808,408
                                                         -----------  -----------  ------------  ------------  ------------
From contract transactions:
   Payments received from contract owners                    319,454       41,820     8,319,838       499,706        29,355
   Payments for contract benefits or terminations         (6,234,238)  (2,870,233)  (62,354,201)   (6,734,516)   (1,443,315)
   Transfers between sub-accounts (including fixed
     account), net                                          (647,276)    (749,496)  (28,390,054)  (62,117,818)  (15,868,765)
   Contract maintenance charges                              (26,275)     (50,683)   (3,345,019)      (23,594)      (29,883)
   Adjustments to net assets allocated to contracts in
     payout period                                            12,971        1,167        (1,959)       (2,350)        1,637
                                                         -----------  -----------  ------------  ------------  ------------
Increase (decrease) in net assets from contract
  transactions                                            (6,575,364)  (3,627,425)  (85,771,395)  (68,378,572)  (17,310,971)
                                                         -----------  -----------  ------------  ------------  ------------
Increase (decrease) in net assets                         (7,451,738)  (4,013,467)  (94,879,604)  (65,049,649)  (16,502,563)
Net assets at beginning of period                         57,076,950   22,378,418   509,688,431    65,049,649    16,502,563
                                                         -----------  -----------  ------------  ------------  ------------
Net assets at end of period                              $49,625,212  $18,364,951  $414,808,827  $         --  $         --
                                                         ===========  ===========  ============  ============  ============
Beginning units                                            2,667,599    1,071,364    33,108,814     1,082,048       283,027
Units issued                                                 105,955       25,285     2,811,979        22,085         1,993
Units redeemed                                              (418,766)    (202,963)   (8,328,205)   (1,104,133)     (285,020)
                                                         -----------  -----------  ------------  ------------  ------------
Ending units                                               2,354,788      893,686    27,592,588            --            --
                                                         ===========  ===========  ============  ============  ============
For the Year Ended December 31, 2017
From operations:
   Dividends                                             $ 1,060,785  $   371,024  $  8,193,501  $    740,940  $    165,044
   Mortality and expense risk and administrative
     charges                                                (902,906)    (361,474)   (7,902,529)     (972,943)     (262,687)
                                                         -----------  -----------  ------------  ------------  ------------
   Net investment income (loss)                              157,879        9,550       290,972      (232,003)      (97,643)
   Net realized gain (loss)                                   (9,285)        (588)   (1,183,870)    2,904,310     1,049,775
   Change in unrealized appreciation (depreciation) of
     investments                                             677,737      290,933     7,094,344     7,889,859     1,778,113
                                                         -----------  -----------  ------------  ------------  ------------
Increase (decrease) in net assets from operations            826,331      299,895     6,201,446    10,562,166     2,730,245
                                                         -----------  -----------  ------------  ------------  ------------
From contract transactions:
   Payments received from contract owners                    592,207      123,568     9,424,596       211,613        48,839
   Payments for contract benefits or terminations         (6,905,475)  (3,177,026)  (62,149,829)   (6,609,445)   (2,472,892)
   Transfers between sub-accounts (including fixed
     account), net                                        (1,593,688)     326,068    27,607,292    (1,286,140)     (829,843)
   Contract maintenance charges                              (31,675)     (57,714)   (3,487,439)      (30,932)      (37,896)
   Adjustments to net assets allocated to contracts in
     payout period                                            12,067         (299)       (3,013)        2,346          (466)
                                                         -----------  -----------  ------------  ------------  ------------
Increase (decrease) in net assets from contract
  transactions                                            (7,926,564)  (2,785,403)  (28,608,393)   (7,712,558)   (3,292,258)
                                                         -----------  -----------  ------------  ------------  ------------
Increase (decrease) in net assets                         (7,100,233)  (2,485,508)  (22,406,947)    2,849,608      (562,013)
Net assets at beginning of period                         64,177,183   24,863,926   532,095,378    62,200,041    17,064,576
                                                         -----------  -----------  ------------  ------------  ------------
Net assets at end of period                              $57,076,950  $22,378,418  $509,688,431  $ 65,049,649  $ 16,502,563
                                                         ===========  ===========  ============  ============  ============
Beginning units                                            3,038,083    1,205,009    34,857,836     1,220,490       344,929
Units issued                                                 164,283       69,176     5,334,119        19,599         3,061
Units redeemed                                              (534,767)    (202,821)   (7,083,141)     (158,041)      (64,963)
                                                         -----------  -----------  ------------  ------------  ------------
Ending units                                               2,667,599    1,071,364    33,108,814     1,082,048       283,027
                                                         ===========  ===========  ============  ============  ============

The accompanying Notes to Financial Statements are an integral part of this statement.

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS


                                                                          AST SA        AST SA       AST SA       AST SA
                                                            AST SA      Wellington    Wellington   Wellington   Wellington
                                                          Wellington     Natural       Natural      Natural      Strategic
                                                            Growth      Resources     Resources    Resources    Multi-Asset
                                                          Portfolio     Portfolio     Portfolio    Portfolio     Portfolio
                                                           Class 3       Class 1       Class 2      Class 3       Class 3
                                                         ------------  ------------  -----------  ------------  -----------
For the Year Ended December 31, 2018
From operations:
   Dividends                                             $  1,480,061  $    899,648  $   208,926  $  2,367,854  $   312,821
   Mortality and expense risk and administrative
     charges                                               (1,040,492)     (264,603)     (66,478)     (793,554)    (271,690)
                                                         ------------  ------------  -----------  ------------  -----------
   Net investment income (loss)                               439,569       635,045      142,448     1,574,300       41,131
   Net realized gain (loss)                                (8,194,463)   (4,849,309)    (201,050)    9,622,356      139,422
   Capital gain distribution from mutual funds             34,051,420            --           --            --    1,087,166
   Change in unrealized appreciation (depreciation) of
     investments                                          (22,250,382)    4,956,613      238,423    (9,090,280)  (4,010,889)
                                                         ------------  ------------  -----------  ------------  -----------
Increase (decrease) in net assets from operations           4,046,144       742,349      179,821     2,106,376   (2,743,170)
                                                         ------------  ------------  -----------  ------------  -----------
From contract transactions:
   Payments received from contract owners                     924,386        60,851        2,299       788,934   16,769,002
   Payments for contract benefits or terminations          (9,242,560)   (2,261,717)    (357,679)   (6,526,559)    (692,004)
   Transfers between sub-accounts (including fixed
     account), net                                        (81,119,658)  (21,204,491)  (4,918,166)  (62,248,233)   2,087,766
   Contract maintenance charges                              (252,115)      (11,411)     (15,694)     (262,198)    (232,092)
   Adjustments to net assets allocated to contracts in
     payout period                                             (1,189)          127           (1)        1,042           --
                                                         ------------  ------------  -----------  ------------  -----------
Increase (decrease) in net assets from contract
  transactions                                            (89,691,136)  (23,416,641)  (5,289,241)  (68,247,014)  17,932,672
                                                         ------------  ------------  -----------  ------------  -----------
Increase (decrease) in net assets                         (85,644,992)  (22,674,292)  (5,109,420)  (66,140,638)  15,189,502
Net assets at beginning of period                          85,644,992    22,674,292    5,109,420    66,140,638   12,218,739
                                                         ------------  ------------  -----------  ------------  -----------
Net assets at end of period                              $         --  $         --  $        --  $         --  $27,408,241
                                                         ============  ============  ===========  ============  ===========
Beginning units                                             2,132,781       511,295      119,713     3,481,029    1,075,356
Units issued                                                   79,913         9,332        7,866       330,293    1,829,538
Units redeemed                                             (2,212,694)     (520,627)    (127,579)   (3,811,322)    (253,655)
                                                         ------------  ------------  -----------  ------------  -----------
Ending units                                                       --            --           --            --    2,651,239
                                                         ============  ============  ===========  ============  ===========
For the Year Ended December 31, 2017
From operations:
   Dividends                                             $    781,993  $    550,759  $   118,425  $  1,521,732  $    17,554
   Mortality and expense risk and administrative
     charges                                               (1,337,608)     (330,918)     (80,657)   (1,037,002)     (58,392)
                                                         ------------  ------------  -----------  ------------  -----------
   Net investment income (loss)                              (555,615)      219,841       37,768       484,730      (40,838)
   Net realized gain (loss)                                 4,190,616    (3,190,622)    (564,982)   (6,523,463)      26,074
   Change in unrealized appreciation (depreciation) of
     investments                                           10,223,800     5,685,329    1,132,427    14,271,845      507,803
                                                         ------------  ------------  -----------  ------------  -----------
Increase (decrease) in net assets from operations          13,858,801     2,714,548      605,213     8,233,112      493,039
                                                         ------------  ------------  -----------  ------------  -----------
From contract transactions:
   Payments received from contract owners                   1,874,844        45,999       18,407       819,808    9,637,479
   Payments for contract benefits or terminations         (11,443,007)   (2,429,019)    (671,916)   (9,287,139)    (131,823)
   Transfers between sub-accounts (including fixed
     account), net                                         (1,628,367)     (714,802)    (170,106)   (2,895,629)   1,897,832
   Contract maintenance charges                              (343,381)      (15,201)     (17,025)     (355,799)     (43,361)
   Adjustments to net assets allocated to contracts in
     payout period                                             (2,225)        1,092          139         1,160           --
                                                         ------------  ------------  -----------  ------------  -----------
Increase (decrease) in net assets from contract
  transactions                                            (11,542,136)   (3,111,931)    (840,501)  (11,717,599)  11,360,127
                                                         ------------  ------------  -----------  ------------  -----------
Increase (decrease) in net assets                           2,316,665      (397,383)    (235,288)   (3,484,487)  11,853,166
Net assets at beginning of period                          83,328,327    23,071,675    5,344,708    69,625,125      365,573
                                                         ------------  ------------  -----------  ------------  -----------
Net assets at end of period                              $ 85,644,992  $ 22,674,292  $ 5,109,420  $ 66,140,638  $12,218,739
                                                         ============  ============  ===========  ============  ===========
Beginning units                                             2,396,140       589,517      141,328     4,084,353       36,876
Units issued                                                  179,199        22,554        6,973       569,869    1,080,504
Units redeemed                                               (442,558)     (100,776)     (28,588)   (1,173,193)     (42,024)
                                                         ------------  ------------  -----------  ------------  -----------
Ending units                                                2,132,781       511,295      119,713     3,481,029    1,075,356
                                                         ============  ============  ===========  ============  ===========

The accompanying Notes to Financial Statements are an integral part of this statement.

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS


                                                                                                          BLK
                                                                                BlackRock   BlackRock   iShares
                                                                   BlackRock     iShares     iShares    Dynamic   BLK iShares
                                                                     Global    Alternative   Dynamic     Fixed       Equity
                                                                   Allocation  Strategies   Allocation Income VI  Appreciation
                                                                   V.I. Fund     VI Fund    V.I. Fund    Fund       VI Fund
                                                                   Class III    Class III   Class III  Class III   Class III
                                                                   ----------  -----------  ---------- ---------  ------------
For the Year Ended December 31, 2018
From operations:
   Dividends                                                       $   21,271  $        --  $   3,543  $      --   $      --
   Mortality and expense risk and administrative charges              (32,592)     (10,095)    (7,629)    (1,015)       (521)
                                                                   ----------  -----------  ---------  ---------   ---------
   Net investment income (loss)                                       (11,321)     (10,095)    (4,086)    (1,015)       (521)
   Net realized gain (loss)                                             5,323      101,786     20,547     (7,129)     21,112
   Capital gain distribution from mutual funds                        107,904           --      6,234         --          --
   Change in unrealized appreciation (depreciation) of
     investments                                                     (323,254)     (73,897)   (48,656)       571     (24,551)
                                                                   ----------  -----------  ---------  ---------   ---------
Increase (decrease) in net assets from operations                    (221,348)      17,794    (25,961)    (7,573)     (3,960)
                                                                   ----------  -----------  ---------  ---------   ---------
From contract transactions:
   Payments received from contract owners                              10,670       88,757     10,775        307          --
   Payments for contract benefits or terminations                     (98,277)     (69,556)  (265,830)    (1,468)     (1,031)
   Transfers between sub-accounts (including fixed account), net       25,736   (1,224,632)    11,234   (344,536)   (171,961)
   Contract maintenance charges                                           (93)         (77)       (29)        --          (5)
                                                                   ----------  -----------  ---------  ---------   ---------
Increase (decrease) in net assets from contract transactions          (61,964)  (1,205,508)  (243,850)  (345,697)   (172,997)
                                                                   ----------  -----------  ---------  ---------   ---------
Increase (decrease) in net assets                                    (283,312)  (1,187,714)  (269,811)  (353,270)   (176,957)
Net assets at beginning of period                                   2,544,314    1,187,714    704,813    353,270     176,957
                                                                   ----------  -----------  ---------  ---------   ---------
Net assets at end of period                                        $2,261,002  $        --  $ 435,002  $      --   $      --
                                                                   ==========  ===========  =========  =========   =========
Beginning units                                                       233,444      104,662     63,521     34,682      14,940
Units issued                                                            8,216       12,773      2,286        354         172
Units redeemed                                                        (14,527)    (117,435)   (24,422)   (35,036)    (15,112)
                                                                   ----------  -----------  ---------  ---------   ---------
Ending units                                                          227,133           --     41,385         --          --
                                                                   ==========  ===========  =========  =========   =========
For the Year Ended December 31, 2017
From operations:
   Dividends                                                       $   30,763  $    29,008  $  11,633  $   6,313   $   2,696
   Mortality and expense risk and administrative charges              (30,193)     (13,561)    (6,317)    (2,956)     (1,901)
                                                                   ----------  -----------  ---------  ---------   ---------
   Net investment income (loss)                                           570       15,447      5,316      3,357         795
   Net realized gain (loss)                                            11,093        6,950        358       (143)      2,593
   Capital gain distribution from mutual funds                         28,976           --         --         --          --
   Change in unrealized appreciation (depreciation) of
     investments                                                      223,533       93,906     58,092      2,436      25,919
                                                                   ----------  -----------  ---------  ---------   ---------
Increase (decrease) in net assets from operations                     264,172      116,303     63,766      5,650      29,307
                                                                   ----------  -----------  ---------  ---------   ---------
From contract transactions:
   Payments received from contract owners                             483,336       48,252     53,555    148,062       8,601
   Payments for contract benefits or terminations                    (370,193)     (60,130)    (1,656)      (197)    (20,118)
   Transfers between sub-accounts (including fixed account), net       36,093       78,244    247,299     83,920      15,778
   Contract maintenance charges                                           (83)         (87)       (22)       (36)        (38)
                                                                   ----------  -----------  ---------  ---------   ---------
Increase (decrease) in net assets from contract transactions          149,153       66,279    299,176    231,749       4,223
                                                                   ----------  -----------  ---------  ---------   ---------
Increase (decrease) in net assets                                     413,325      182,582    362,942    237,399      33,530
Net assets at beginning of period                                   2,130,989    1,005,132    341,871    115,871     143,427
                                                                   ----------  -----------  ---------  ---------   ---------
Net assets at end of period                                        $2,544,314  $ 1,187,714  $ 704,813  $ 353,270   $ 176,957
                                                                   ==========  ===========  =========  =========   =========
Beginning units                                                       219,791       98,350     34,361     11,664      14,686
Units issued                                                           50,485       18,284     29,423     24,643       2,628
Units redeemed                                                        (36,832)     (11,972)      (263)    (1,625)     (2,374)
                                                                   ----------  -----------  ---------  ---------   ---------
Ending units                                                          233,444      104,662     63,521     34,682      14,940
                                                                   ==========  ===========  =========  =========   =========

The accompanying Notes to Financial Statements are an integral part of this statement.

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS


                                                                             Columbia VP Columbia VP  Columbia VP
                                                                Columbia VP   Dividend    Emerging      Income     Columbia VP
                                                                   Asset     Opportunity   Markets   Opportunities  Large Cap
                                                                 Allocation     Fund      Bond Fund      Fund      Growth Fund
                                                                Fund Class 1   Class 1     Class 2      Class 1      Class 1
                                                                ------------ ----------- ----------- ------------- -----------
For the Year Ended December 31, 2018
From operations:
   Dividends                                                     $  12,124   $       --    $ 3,597    $   530,211  $        --
   Mortality and expense risk and administrative charges           (12,139)     (27,689)      (827)      (175,589)    (397,710)
                                                                 ---------   ----------    -------    -----------  -----------
   Net investment income (loss)                                        (15)     (27,689)     2,770        354,622     (397,710)
   Net realized gain (loss)                                         47,068      145,937        (77)      (503,794)   1,227,348
   Capital gain distribution from mutual funds                      60,035           --         --             --           --
   Change in unrealized appreciation (depreciation) of
     investments                                                  (144,920)    (239,103)    (9,408)      (411,410)  (1,792,181)
                                                                 ---------   ----------    -------    -----------  -----------
Increase (decrease) in net assets from operations                  (37,832)    (120,855)    (6,715)      (560,582)    (962,543)
                                                                 ---------   ----------    -------    -----------  -----------
From contract transactions:
   Payments received from contract owners                               --           --     77,757            831        7,932
   Payments for contract benefits or terminations                 (131,764)    (242,921)        --     (1,444,122)  (2,393,141)
   Transfers between sub-accounts (including fixed
     account), net                                                     (81)     (11,055)      (215)      (393,446)    (766,450)
   Contract maintenance charges                                       (105)      (2,785)        (2)       (39,449)     (67,888)
   Adjustments to net assets allocated to contracts in payout
     period                                                             --           --         --             --            1
                                                                 ---------   ----------    -------    -----------  -----------
Increase (decrease) in net assets from contract transactions      (131,950)    (256,761)    77,540     (1,876,186)  (3,219,546)
                                                                 ---------   ----------    -------    -----------  -----------
Increase (decrease) in net assets                                 (169,782)    (377,616)    70,825     (2,436,768)  (4,182,089)
Net assets at beginning of period                                  831,361    1,915,068      5,346     11,742,899   24,420,259
                                                                 ---------   ----------    -------    -----------  -----------
Net assets at end of period                                      $ 661,579   $1,537,452    $76,171    $ 9,306,131  $20,238,170
                                                                 =========   ==========    =======    ===========  ===========
Beginning units                                                     43,915      100,166        472        457,734    1,853,480
Units issued                                                            24        1,701      8,003         14,898       42,325
Units redeemed                                                      (6,771)     (15,354)    (1,134)       (89,774)    (270,311)
                                                                 ---------   ----------    -------    -----------  -----------
Ending units                                                        37,168       86,513      7,341        382,858    1,625,494
                                                                 =========   ==========    =======    ===========  ===========
For the Year Ended December 31, 2017
From operations:
   Dividends                                                     $  13,019   $       --    $   218    $   722,111  $        --
   Mortality and expense risk and administrative charges           (12,003)     (28,439)       (50)      (197,792)    (403,431)
                                                                 ---------   ----------    -------    -----------  -----------
   Net investment income (loss)                                      1,016      (28,439)       168        524,319     (403,431)
   Net realized gain (loss)                                          7,557       54,744          7       (704,119)   1,063,284
   Capital gain distribution from mutual funds                         745           --         --             --           --
   Change in unrealized appreciation (depreciation) of
     investments                                                    93,321      193,957        226        761,771    5,040,894
                                                                 ---------   ----------    -------    -----------  -----------
Increase (decrease) in net assets from operations                  102,639      220,262        401        581,971    5,700,747
                                                                 ---------   ----------    -------    -----------  -----------
From contract transactions:
   Payments received from contract owners                               --           --      2,680            688       22,495
   Payments for contract benefits or terminations                  (21,886)     (74,668)        --     (1,347,039)  (3,805,001)
   Transfers between sub-accounts (including fixed
     account), net                                                   1,368       13,741        157     (1,135,440)    (859,305)
   Contract maintenance charges                                       (118)      (2,745)        (3)       (45,961)     (73,030)
   Adjustments to net assets allocated to contracts in payout
     period                                                             --           --         --             --         (266)
                                                                 ---------   ----------    -------    -----------  -----------
Increase (decrease) in net assets from contract transactions       (20,636)     (63,672)     2,834     (2,527,752)  (4,715,107)
                                                                 ---------   ----------    -------    -----------  -----------
Increase (decrease) in net assets                                   82,003      156,590      3,235     (1,945,781)     985,640
Net assets at beginning of period                                  749,358    1,758,478      2,111     13,688,680   23,434,619
                                                                 ---------   ----------    -------    -----------  -----------
Net assets at end of period                                      $ 831,361   $1,915,068    $ 5,346    $11,742,899  $24,420,259
                                                                 =========   ==========    =======    ===========  ===========
Beginning units                                                     45,110      103,609        206        559,044    2,242,342
Units issued                                                            75        2,987        266         39,230       57,221
Units redeemed                                                      (1,270)      (6,430)        --       (140,540)    (446,083)
                                                                 ---------   ----------    -------    -----------  -----------
Ending units                                                        43,915      100,166        472        457,734    1,853,480
                                                                 =========   ==========    =======    ===========  ===========

The accompanying Notes to Financial Statements are an integral part of this statement.

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS


                                                                           Columbia VP Columbia VP
                                                               Columbia VP   Loomis      Mid Cap               Columbia VP
                                                                 Limited     Sayles      Growth    Columbia VP    Small
                                                                Duration     Growth    Opportunity  Overseas     Company
                                                               Credit Fund    Fund        Fund      Core Fund     Growth
                                                                 Class 2     Class 1     Class 1     Class 2   Fund Class 1
                                                               ----------- ----------- ----------- ----------- ------------
For the Year Ended December 31, 2018
From operations:
   Dividends                                                    $   6,016  $       --   $     --   $   32,504   $      --
   Mortality and expense risk and administrative charges           (3,755)    (29,384)    (6,094)     (19,971)    (12,080)
                                                                ---------  ----------   --------   ----------   ---------
   Net investment income (loss)                                     2,261     (29,384)    (6,094)      12,533     (12,080)
   Net realized gain (loss)                                        (2,505)     65,845     18,476       25,086      42,861
   Capital gain distribution from mutual funds                         --          --         --           --     115,467
   Change in unrealized appreciation (depreciation) of
     investments                                                   (2,867)    (97,539)   (33,064)    (282,067)   (162,440)
                                                                ---------  ----------   --------   ----------   ---------
Increase (decrease) in net assets from operations                  (3,111)    (61,078)   (20,682)    (244,448)    (16,192)
                                                                ---------  ----------   --------   ----------   ---------
From contract transactions:
   Payments received from contract owners                          59,382         200         --           --          --
   Payments for contract benefits or terminations                 (24,480)   (128,621)   (27,047)    (111,164)    (57,101)
   Transfers between sub-accounts (including fixed account),
     net                                                           90,648     (43,942)    (2,417)     109,265     (23,490)
   Contract maintenance charges                                        (5)     (2,098)       (93)      (2,127)       (314)
                                                                ---------  ----------   --------   ----------   ---------
Increase (decrease) in net assets from contract transactions      125,545    (174,461)   (29,557)      (4,026)    (80,905)
                                                                ---------  ----------   --------   ----------   ---------
Increase (decrease) in net assets                                 122,434    (235,539)   (50,239)    (248,474)    (97,097)
Net assets at beginning of period                                 135,631   1,897,331    390,642    1,405,945     761,082
                                                                ---------  ----------   --------   ----------   ---------
Net assets at end of period                                     $ 258,065  $1,661,792   $340,403   $1,157,471   $ 663,985
                                                                =========  ==========   ========   ==========   =========
Beginning units                                                    13,635     138,744     19,249      115,655      32,307
Units issued                                                       23,674         796        324       12,281         609
Units redeemed                                                    (11,127)    (13,033)    (1,669)     (11,693)     (3,765)
                                                                ---------  ----------   --------   ----------   ---------
Ending units                                                       26,182     126,507     17,904      116,243      29,151
                                                                =========  ==========   ========   ==========   =========
For the Year Ended December 31, 2017
From operations:
   Dividends                                                    $   3,765  $       --   $     --   $   25,967   $      --
   Mortality and expense risk and administrative charges           (1,192)    (29,362)    (5,905)     (20,942)    (11,249)
                                                                ---------  ----------   --------   ----------   ---------
   Net investment income (loss)                                     2,573     (29,362)    (5,905)       5,025     (11,249)
   Net realized gain (loss)                                        (1,092)     70,514     19,857       23,843      40,744
   Capital gain distribution from mutual funds                         --          --         --           --      39,755
   Change in unrealized appreciation (depreciation) of
     investments                                                     (829)    457,944     58,780      278,036     106,381
                                                                ---------  ----------   --------   ----------   ---------
Increase (decrease) in net assets from operations                     652     499,096     72,732      306,904     175,631
                                                                ---------  ----------   --------   ----------   ---------
From contract transactions:
   Payments received from contract owners                         233,688         200        148           --         149
   Payments for contract benefits or terminations                      --    (165,525)   (39,841)    (110,933)    (62,772)
   Transfers between sub-accounts (including fixed account),
     net                                                         (125,656)   (125,681)    (4,977)     (63,206)    (29,230)
   Contract maintenance charges                                        (2)     (2,110)      (110)      (2,129)       (325)
                                                                ---------  ----------   --------   ----------   ---------
Increase (decrease) in net assets from contract transactions      108,030    (293,116)   (44,780)    (176,268)    (92,178)
                                                                ---------  ----------   --------   ----------   ---------
Increase (decrease) in net assets                                 108,682     205,980     27,952      130,636      83,453
Net assets at beginning of period                                  26,949   1,691,351    362,690    1,275,309     677,629
                                                                ---------  ----------   --------   ----------   ---------
Net assets at end of period                                     $ 135,631  $1,897,331   $390,642   $1,405,945   $ 761,082
                                                                =========  ==========   ========   ==========   =========
Beginning units                                                     2,720     161,969     21,650      131,396      36,596
Units issued                                                       25,477          64        634          922         524
Units redeemed                                                    (14,562)    (23,289)    (3,035)     (16,663)     (4,813)
                                                                ---------  ----------   --------   ----------   ---------
Ending units                                                       13,635     138,744     19,249      115,655      32,307
                                                                =========  ==========   ========   ==========   =========

The accompanying Notes to Financial Statements are an integral part of this statement.

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS


                                                                                    Goldman
                                                                                     Sachs       Goldman
                                                                                      VIT       Sachs VIT
                                             FTVIP                                   Global    Government
                                            Franklin                     FTVIP       Trends       Money
                                            Founding       FTVIP        Franklin   Allocation    Market
                                             Funds        Franklin     Strategic      Fund        Fund
                                         Allocation VIP  Income VIP    Income VIP   Service   Institutional
                                          Fund Class 2  Fund Class 2  Fund Class 2   Class        Class
                                         -------------- ------------  ------------ ---------- -------------
For the Year Ended December 31, 2018
From operations:
   Dividends                              $  1,389,419  $  6,526,815   $   21,912   $   359     $   1,151
   Mortality and expense risk and
     administrative charges                   (690,379)   (2,054,268)     (10,334)     (587)         (317)
                                          ------------  ------------   ----------   -------     ---------
   Net investment income (loss)                699,040     4,472,547       11,578      (228)          834
   Net realized gain (loss)                    168,297       932,506        9,669       183            --
   Capital gain distribution from
     mutual funds                            1,088,077            --           --       817            --
   Change in unrealized appreciation
     (depreciation) of investments          (6,649,362)  (12,763,942)     (47,893)   (3,787)           --
                                          ------------  ------------   ----------   -------     ---------
Increase (decrease) in net assets from
  operations                                (4,693,948)   (7,358,889)     (26,646)   (3,015)          834
                                          ------------  ------------   ----------   -------     ---------
From contract transactions:
   Payments received from contract
     owners                                  1,961,733     3,073,652       70,382     2,371       830,346
   Payments for contract benefits or
     terminations                           (6,933,157)  (20,252,034)      (1,973)   (1,617)           --
   Transfers between sub-accounts
     (including fixed account), net           (510,755)   (1,978,943)    (432,733)     (307)     (137,246)
   Contract maintenance charges               (289,550)     (718,632)         (77)       --          (247)
   Adjustments to net assets allocated
     to contracts in payout period                  --           642           --        --            --
                                          ------------  ------------   ----------   -------     ---------
Increase (decrease) in net assets from
  contract transactions                     (5,771,729)  (19,875,315)    (364,401)      447       692,853
                                          ------------  ------------   ----------   -------     ---------
Increase (decrease) in net assets          (10,465,677)  (27,234,204)    (391,047)   (2,568)      693,687
Net assets at beginning of period           48,136,825   146,560,863    1,171,835    52,958        19,973
                                          ------------  ------------   ----------   -------     ---------
Net assets at end of period               $ 37,671,148  $119,326,659   $  780,788   $50,390     $ 713,660
                                          ============  ============   ==========   =======     =========
Beginning units                              3,385,228     9,766,849      114,163     4,837         1,993
Units issued                                   284,604       627,467       11,362       287       147,124
Units redeemed                                (694,940)   (1,956,128)     (46,538)     (245)      (78,733)
                                          ------------  ------------   ----------   -------     ---------
Ending units                                 2,974,892     8,438,188       78,987     4,879        70,384
                                          ============  ============   ==========   =======     =========
For the Year Ended December 31, 2017
From operations:
   Dividends                              $  1,288,946  $  6,001,812   $   32,267   $   146     $      15
   Mortality and expense risk and
     administrative charges                   (735,243)   (2,204,545)     (12,525)     (454)           (8)
                                          ------------  ------------   ----------   -------     ---------
   Net investment income (loss)                553,703     3,797,267       19,742      (308)            7
   Net realized gain (loss)                    111,394     1,361,085       (2,200)      106            --
   Capital gain distribution from
     mutual funds                            1,986,938            --           --     1,237            --
   Change in unrealized appreciation
     (depreciation) of investments           1,995,664     6,103,983       13,793     3,674            --
                                          ------------  ------------   ----------   -------     ---------
Increase (decrease) in net assets from
  operations                                 4,647,699    11,262,335       31,335     4,709             7
                                          ------------  ------------   ----------   -------     ---------
From contract transactions:
   Payments received from contract
     owners                                  1,688,840     3,437,633      228,479     7,617        20,000
   Payments for contract benefits or
     terminations                           (4,892,391)  (17,381,572)     (13,000)   (1,004)       (9,170)
   Transfers between sub-accounts
     (including fixed account), net            429,261     5,049,856      294,633     3,107         9,136
   Contract maintenance charges               (303,051)     (739,844)         (49)       --            --
   Adjustments to net assets allocated
     to contracts in payout period                  47           135           --        --            --
                                          ------------  ------------   ----------   -------     ---------
Increase (decrease) in net assets from
  contract transactions                     (3,077,294)   (9,633,792)     510,063     9,720        19,966
                                          ------------  ------------   ----------   -------     ---------
Increase (decrease) in net assets            1,570,405     1,628,543      541,398    14,429        19,973
Net assets at beginning of period           46,566,420   144,932,320      630,437    38,529            --
                                          ------------  ------------   ----------   -------     ---------
Net assets at end of period               $ 48,136,825  $146,560,863   $1,171,835   $52,958     $  19,973
                                          ============  ============   ==========   =======     =========
Beginning units                              3,615,670    10,442,843       63,662     3,937            --
Units issued                                   342,815     1,200,435       57,078     1,002         2,912
Units redeemed                                (573,257)   (1,876,429)      (6,577)     (102)         (919)
                                          ------------  ------------   ----------   -------     ---------
Ending units                                 3,385,228     9,766,849      114,163     4,837         1,993
                                          ============  ============   ==========   =======     =========

The accompanying Notes to Financial Statements are an integral part of this statement.

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS


                                                                                Goldman
                                                                               Sachs VIT    Goldman
                                                                  Goldman        Multi-    Sachs VIT               Invesco V.I.
                                                                 Sachs VIT      Strategy   Strategic  Invesco V.I.  Balanced-
                                                                 Government   Alternatives  Income      American       Risk
                                                                Money Market   Portfolio     Fund      Franchise    Allocation
                                                                Fund Service    Advisor     Advisor       Fund         Fund
                                                                   Class         Class       Class     Series II    Series II
                                                                ------------  ------------ ---------  ------------ ------------
For the Year Ended December 31, 2018
From operations:
   Dividends                                                    $    880,375   $  18,666   $     180  $        --   $  10,926
   Mortality and expense risk and administrative charges            (805,254)    (10,090)       (405)    (333,808)     (9,181)
                                                                ------------   ---------   ---------  -----------   ---------
   Net investment income (loss)                                       75,121       8,576        (225)    (333,808)      1,745
   Net realized gain (loss)                                               --     (10,534)     (3,118)   2,443,544      (5,201)
   Capital gain distribution from mutual funds                            --          --          --    1,354,765      75,757
   Change in unrealized appreciation (depreciation) of
     investments                                                          --     (69,612)      3,168   (4,197,240)   (136,133)
                                                                ------------   ---------   ---------  -----------   ---------
Increase (decrease) in net assets from operations                     75,121     (71,570)       (175)    (732,739)    (63,832)
                                                                ------------   ---------   ---------  -----------   ---------
From contract transactions:
   Payments received from contract owners                         36,679,497       1,694       8,114      457,825      40,000
   Payments for contract benefits or terminations                (38,707,890)    (24,236)         --   (3,261,823)    (67,146)
   Transfers between sub-accounts (including fixed account),
     net                                                          35,073,897     (14,772)   (100,580)     (26,508)    201,575
   Contract maintenance charges                                     (460,152)        (61)         --      (75,834)        (90)
   Adjustments to net assets allocated to contracts in payout
     period                                                          211,469          --          --          383          --
                                                                ------------   ---------   ---------  -----------   ---------
Increase (decrease) in net assets from contract transactions      32,796,821     (37,375)    (92,466)  (2,905,957)    174,339
                                                                ------------   ---------   ---------  -----------   ---------
Increase (decrease) in net assets                                 32,871,942    (108,945)    (92,641)  (3,638,696)    110,507
Net assets at beginning of period                                 50,845,358     882,319      92,641   21,434,759     673,985
                                                                ------------   ---------   ---------  -----------   ---------
Net assets at end of period                                     $ 83,717,300   $ 773,374   $      --  $17,796,063   $ 784,492
                                                                ============   =========   =========  ===========   =========
Beginning units                                                    5,174,833      92,876      10,010      984,724      59,289
Units issued                                                      15,270,605      18,768       1,674      155,939      22,204
Units redeemed                                                   (11,935,240)    (22,994)    (11,684)    (277,314)     (6,887)
                                                                ------------   ---------   ---------  -----------   ---------
Ending units                                                       8,510,198      88,650          --      863,349      74,606
                                                                ============   =========   =========  ===========   =========
For the Year Ended December 31, 2017
From operations:
   Dividends                                                    $    261,049   $  16,847   $   1,248  $        --   $  22,081
   Mortality and expense risk and administrative charges            (711,891)     (9,942)     (1,930)    (305,483)     (6,012)
                                                                ------------   ---------   ---------  -----------   ---------
   Net investment income (loss)                                     (450,842)      6,905        (682)    (305,483)     16,069
   Net realized gain (loss)                                               --      (2,806)     (5,839)   1,598,108       6,957
   Capital gain distribution from mutual funds                            --          --          --    1,663,058      31,675
   Change in unrealized appreciation (depreciation) of
     investments                                                          --      27,806       1,471    1,286,440     (10,001)
                                                                ------------   ---------   ---------  -----------   ---------
Increase (decrease) in net assets from operations                   (450,842)     31,905      (5,050)   4,242,123      44,700
                                                                ------------   ---------   ---------  -----------   ---------
From contract transactions:
   Payments received from contract owners                         55,358,963      40,992          --    1,242,827      55,487
   Payments for contract benefits or terminations                (29,872,939)    (11,340)    (30,306)  (1,958,217)         --
   Transfers between sub-accounts (including fixed account),
     net                                                         (29,180,311)     40,590     (75,626)   1,029,582     198,777
   Contract maintenance charges                                     (434,261)        (54)         (9)     (67,545)        (30)
   Adjustments to net assets allocated to contracts in payout
     period                                                            1,618          --          --         (388)         --
                                                                ------------   ---------   ---------  -----------   ---------
Increase (decrease) in net assets from contract transactions      (4,126,930)     70,188    (105,941)     246,259     254,234
                                                                ------------   ---------   ---------  -----------   ---------
Increase (decrease) in net assets                                 (4,577,772)    102,093    (110,991)   4,488,382     298,934
Net assets at beginning of period                                 55,423,130     780,226     203,632   16,946,377     375,051
                                                                ------------   ---------   ---------  -----------   ---------
Net assets at end of period                                     $ 50,845,358   $ 882,319   $  92,641  $21,434,759   $ 673,985
                                                                ============   =========   =========  ===========   =========
Beginning units                                                    5,594,375      85,350      21,309      977,733      36,089
Units issued                                                      10,755,960      13,830       2,897      214,045      33,498
Units redeemed                                                   (11,175,502)     (6,304)    (14,196)    (207,054)    (10,298)
                                                                ------------   ---------   ---------  -----------   ---------
Ending units                                                       5,174,833      92,876      10,010      984,724      59,289
                                                                ============   =========   =========  ===========   =========

The accompanying Notes to Financial Statements are an integral part of this statement.

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS


                                                                                                     Lord Abbett Lord Abbett
                                                                             Invesco V.I.  Ivy VIP      Bond     Fundamental
                                                              Invesco V.I.    Growth and    Asset     Debenture    Equity
                                                              Comstock Fund  Income Fund   Strategy   Portfolio   Portfolio
                                                                Series II     Series II    Class II   Class VC    Class VC
                                                              ------------- -------------  --------  ----------- -----------
For the Year Ended December 31, 2018
From operations:
   Dividends                                                  $  4,278,198  $   7,368,502  $  7,805  $   59,992   $  4,335
   Mortality and expense risk and administrative charges        (4,701,842)    (6,577,464)   (4,790)    (15,097)    (3,230)
                                                              ------------  -------------  --------  ----------   --------
   Net investment income (loss)                                   (423,644)       791,038     3,015      44,895      1,105
   Net realized gain (loss)                                     24,168,652     12,699,033      (911)     (2,054)        83
   Capital gain distribution from mutual funds                  29,426,177     38,735,603    17,148      30,666     43,706
   Change in unrealized appreciation (depreciation) of
     investments                                               (91,785,117)  (111,976,551)  (48,198)   (142,589)   (71,327)
                                                              ------------  -------------  --------  ----------   --------
Increase (decrease) in net assets from operations              (38,613,932)   (59,750,877)  (28,946)    (69,082)   (26,433)
                                                              ------------  -------------  --------  ----------   --------
From contract transactions:
   Payments received from contract owners                        2,465,146      2,506,628        --     117,829         --
   Payments for contract benefits or terminations              (38,563,811)   (55,111,075)   (4,357)   (105,532)      (163)
   Transfers between sub-accounts (including fixed
     account), net                                               5,191,957     11,231,014    49,643       8,180      6,634
   Contract maintenance charges                                 (1,767,940)    (2,569,202)       (7)        (51)        (8)
   Adjustments to net assets allocated to contracts in
     payout period                                                   3,038          9,220        --          --         --
                                                              ------------  -------------  --------  ----------   --------
Increase (decrease) in net assets from contract transactions   (32,671,610)   (43,933,415)   45,279      20,426      6,463
                                                              ------------  -------------  --------  ----------   --------
Increase (decrease) in net assets                              (71,285,542)  (103,684,292)   16,333     (48,656)   (19,970)
Net assets at beginning of period                              326,546,085    457,564,123   364,798   1,159,872    286,796
                                                              ------------  -------------  --------  ----------   --------
Net assets at end of period                                   $255,260,543  $ 353,879,831  $381,131  $1,111,216   $266,826
                                                              ============  =============  ========  ==========   ========
Beginning units                                                 15,115,708     19,707,806    36,304     100,074     22,863
Units issued                                                     1,146,058      1,415,338     5,586      41,539        704
Units redeemed                                                  (2,511,571)    (3,133,804)   (1,104)    (40,907)      (145)
                                                              ------------  -------------  --------  ----------   --------
Ending units                                                    13,750,195     17,989,340    40,786     100,706     23,422
                                                              ============  =============  ========  ==========   ========
For the Year Ended December 31, 2017
From operations:
   Dividends                                                  $  6,264,619  $   5,888,589  $  5,382  $   46,512   $  2,764
   Mortality and expense risk and administrative charges        (4,908,726)    (7,005,253)   (3,983)    (12,172)    (2,260)
                                                              ------------  -------------  --------  ----------   --------
   Net investment income (loss)                                  1,355,893     (1,116,664)    1,399      34,340        504
   Net realized gain (loss)                                     24,934,181     13,490,780    (2,302)      3,679         28
   Capital gain distribution from mutual funds                  13,724,335     18,948,250        --      10,957     19,836
   Change in unrealized appreciation (depreciation) of
     investments                                                 7,335,555     21,395,277    53,489      29,255      3,267
                                                              ------------  -------------  --------  ----------   --------
Increase (decrease) in net assets from operations               47,349,964     52,717,643    52,586      78,231     23,635
                                                              ------------  -------------  --------  ----------   --------
From contract transactions:
Payments received from contract owners                           3,932,836      5,335,462     3,500     114,034     67,804
   Payments for contract benefits or terminations              (36,364,768)   (52,250,709)   (4,227)       (900)      (881)
   Transfers between sub-accounts (including fixed
     account), net                                              (4,794,829)     1,708,515   (17,723)    (31,169)    14,735
   Contract maintenance charges                                 (1,796,180)    (2,657,865)       (8)        (27)        (5)
   Adjustments to net assets allocated to contracts in
     payout period                                                   1,281         12,295        --          --         --
                                                              ------------  -------------  --------  ----------   --------
Increase (decrease) in net assets from contract transactions   (39,021,660)   (47,852,302)  (18,458)     81,938     81,653
                                                              ------------  -------------  --------  ----------   --------
Increase (decrease) in net assets                                8,328,304      4,865,341    34,128     160,169    105,288
Net assets at beginning of period                              318,217,781    452,698,782   330,670     999,703    181,508
                                                              ------------  -------------  --------  ----------   --------
Net assets at end of period                                   $326,546,085  $ 457,564,123  $364,798  $1,159,872   $286,796
                                                              ============  =============  ========  ==========   ========
Beginning units                                                 16,979,208     21,778,769    38,574      93,065     16,046
Units issued                                                     1,230,030      1,419,017     1,292      16,143      6,929
Units redeemed                                                  (3,093,530)    (3,489,980)   (3,562)     (9,134)      (112)
                                                              ------------  -------------  --------  ----------   --------
Ending units                                                    15,115,708     19,707,806    36,304     100,074     22,863
                                                              ============  =============  ========  ==========   ========

The accompanying Notes to Financial Statements are an integral part of this statement.

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS


                                                                                                         Neuberger
                                                                                                          Berman
                                                                              Lord Abbett     Morgan      AMT US
                                                    Lord Abbett  Lord Abbett     Short     Stanley VIF    Equity
                                                    Growth and     Mid Cap     Duration       Global       Index
                                                      Income        Stock       Income    Infrastructure PutWrite
                                                     Portfolio    Portfolio    Portfolio    Portfolio    Strategy
                                                     Class VC     Class VC     Class VC      Class II    Portfolio
                                                   ------------  -----------  ----------- -------------- ---------
For the Year Ended December 31, 2018
From operations:
   Dividends                                       $  2,357,948  $    97,382  $   60,329    $   31,408   $     --
   Mortality and expense risk and administrative
     charges                                         (2,867,681)    (242,593)    (17,600)      (13,185)   (10,728)
                                                   ------------  -----------  ----------    ----------   --------
   Net investment income (loss)                        (509,733)    (145,211)     42,729        18,223    (10,728)
   Net realized gain (loss)                          13,906,156      979,520     (10,248)       (7,421)    (3,072)
   Capital gain distribution from mutual funds       13,666,206      465,583          --        42,729     26,612
   Change in unrealized appreciation
     (depreciation) of investments                  (43,403,358)  (3,720,524)    (31,386)     (155,574)   (84,896)
                                                   ------------  -----------  ----------    ----------   --------
Increase (decrease) in net assets from operations   (16,340,729)  (2,420,632)      1,095      (102,043)   (72,084)
                                                   ------------  -----------  ----------    ----------   --------
From contract transactions:
   Payments received from contract owners               533,084       72,811      51,455        24,157     62,450
   Payments for contract benefits or terminations   (25,456,119)  (2,199,767)   (134,153)      (32,603)   (27,439)
   Transfers between sub-accounts (including
     fixed account), net                             (2,516,367)    (559,064)    615,055        89,748       (471)
   Contract maintenance charges                      (1,108,862)      (9,434)       (121)         (169)       (66)
   Adjustments to net assets allocated to
     contracts in payout period                            (650)       1,739          --            --         --
                                                   ------------  -----------  ----------    ----------   --------
Increase (decrease) in net assets from contract
  transactions                                      (28,548,914)  (2,693,715)    532,236        81,133     34,474
                                                   ------------  -----------  ----------    ----------   --------
Increase (decrease) in net assets                   (44,889,643)  (5,114,347)    533,331       (20,910)   (37,610)
Net assets at beginning of period                   199,036,637   17,441,023   1,215,588     1,081,536    872,098
                                                   ------------  -----------  ----------    ----------   --------
Net assets at end of period                        $154,146,994  $12,326,676  $1,748,919    $1,060,626   $834,488
                                                   ============  ===========  ==========    ==========   ========
Beginning units                                      10,424,570      740,010     119,329       100,721     90,513
Units issued                                            464,524       15,362      89,704        26,980     24,483
Units redeemed                                       (1,951,115)    (130,252)    (37,321)      (19,493)   (21,028)
                                                   ------------  -----------  ----------    ----------   --------
Ending units                                          8,937,979      625,120     171,712       108,208     93,968
                                                   ============  ===========  ==========    ==========   ========
For the Year Ended December 31, 2017
From operations:
   Dividends                                       $  2,591,640  $   105,100  $   40,430    $   21,352   $     --
   Mortality and expense risk and administrative
     charges                                         (3,106,046)    (282,710)    (11,646)      (11,698)   (10,008)
                                                   ------------  -----------  ----------    ----------   --------
   Net investment income (loss)                        (514,406)    (177,610)     28,784         9,654    (10,008)
   Net realized gain (loss)                          13,795,851    1,197,792        (634)       (8,776)    (3,565)
   Capital gain distribution from mutual funds       19,176,082    1,697,256          --        46,458         --
Change in unrealized appreciation (depreciation)
  of investments                                    (10,556,806)  (1,781,674)    (20,076)       56,333     58,262
                                                   ------------  -----------  ----------    ----------   --------
Increase (decrease) in net assets from operations    21,900,721      935,764       8,074       103,669     44,689
                                                   ------------  -----------  ----------    ----------   --------
From contract transactions:
   Payments received from contract owners             1,255,008       82,758     339,645        91,727     12,648
   Payments for contract benefits or terminations   (23,728,834)  (1,974,399)    (28,657)      (34,715)   (11,247)
   Transfers between sub-accounts (including
     fixed account), net                               (376,336)    (605,819)     64,702        88,390     34,843
   Contract maintenance charges                      (1,162,903)     (12,233)       (127)         (138)       (58)
   Adjustments to net assets allocated to
     contracts in payout period                           1,815            4          --            --         --
                                                   ------------  -----------  ----------    ----------   --------
Increase (decrease) in net assets from contract
  transactions                                      (24,011,250)  (2,509,689)    375,563       145,264     36,186
                                                   ------------  -----------  ----------    ----------   --------
Increase (decrease) in net assets                    (2,110,529)  (1,573,925)    383,637       248,933     80,875
Net assets at beginning of period                   201,147,166   19,014,948     831,951       832,603    791,223
                                                   ------------  -----------  ----------    ----------   --------
Net assets at end of period                        $199,036,637  $17,441,023  $1,215,588    $1,081,536   $872,098
                                                   ============  ===========  ==========    ==========   ========
Beginning units                                      11,722,972      848,772      82,407        86,395     86,558
Units issued                                            637,414       30,003      54,955        23,917     10,258
Units redeemed                                       (1,935,816)    (138,765)    (18,033)       (9,591)    (6,303)
                                                   ------------  -----------  ----------    ----------   --------
Ending units                                         10,424,570      740,010     119,329       100,721     90,513
                                                   ============  ===========  ==========    ==========   ========

The accompanying Notes to Financial Statements are an integral part of this statement.

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS


                                                                                             PIMCO
                                                                                   PIMCO   Emerging
                                                                         PIMCO    Dynamic   Markets       PVC           PVC
                                                                       All Asset   Bond      Bond     Diversified   Diversified
                                                                       Portfolio Portfolio Portfolio International International
                                                                        Advisor   Advisor   Advisor     Account       Account
                                                                         Class     Class     Class      Class 1       Class 2
                                                                       --------- --------- --------- ------------- -------------
For the Year Ended December 31, 2018
From operations:
   Dividends                                                            $ 1,393  $ 24,609  $  9,327    $  16,564     $   5,338
   Mortality and expense risk and administrative charges                   (474)  (11,159)   (2,763)     (11,699)       (4,716)
                                                                        -------  --------  --------    ---------     ---------
   Net investment income (loss)                                             919    13,450     6,564        4,865           622
   Net realized gain (loss)                                                  92     4,104    (2,678)      19,347        18,307
   Change in unrealized appreciation (depreciation) of investments       (4,056)  (20,447)  (17,333)    (176,164)      (73,787)
                                                                        -------  --------  --------    ---------     ---------
Increase (decrease) in net assets from operations                        (3,045)   (2,893)  (13,447)    (151,952)      (54,858)
                                                                        -------  --------  --------    ---------     ---------
From contract transactions:
   Payments received from contract owners                                 6,838    34,675    64,648           --            --
   Payments for contract benefits or terminations                          (240)  (18,189)     (334)     (90,955)      (51,721)
   Transfers between sub-accounts (including fixed account), net          4,388   (40,402)   (4,255)      (2,938)       14,846
   Contract maintenance charges                                              (5)     (103)      (11)      (1,195)         (140)
                                                                        -------  --------  --------    ---------     ---------
Increase (decrease) in net assets from contract transactions             10,981   (24,019)   60,048      (95,088)      (37,015)
                                                                        -------  --------  --------    ---------     ---------
Increase (decrease) in net assets                                         7,936   (26,912)   46,601     (247,040)      (91,873)
Net assets at beginning of period                                        36,196   892,864   190,856      876,588       323,635
                                                                        -------  --------  --------    ---------     ---------
Net assets at end of period                                             $44,132  $865,952  $237,457    $ 629,548     $ 231,762
                                                                        =======  ========  ========    =========     =========
Beginning units                                                           3,324    86,098    16,871       94,227        36,975
Units issued                                                              1,352    12,969     9,719        1,525         1,978
Units redeemed                                                             (342)  (15,302)   (4,149)     (12,408)       (6,214)
                                                                        -------  --------  --------    ---------     ---------
Ending units                                                              4,334    83,765    22,441       83,344        32,739
                                                                        =======  ========  ========    =========     =========
For the Year Ended December 31, 2017
From operations:
   Dividends                                                            $ 1,554  $ 13,514  $  8,191    $  15,503     $   4,891
   Mortality and expense risk and administrative charges                   (377)  (10,318)   (1,938)     (12,239)       (5,713)
                                                                        -------  --------  --------    ---------     ---------
   Net investment income (loss)                                           1,177     3,196     6,253        3,264          (822)
   Net realized gain (loss)                                                 214       777       100       15,239        35,494
   Change in unrealized appreciation (depreciation) of investments        2,564    24,778     5,959      181,687        49,440
                                                                        -------  --------  --------    ---------     ---------
Increase (decrease) in net assets from operations                         3,955    28,751    12,312      200,190        84,112
                                                                        -------  --------  --------    ---------     ---------
From contract transactions:
   Payments received from contract owners                                    --    85,807    36,096           --            --
   Payments for contract benefits or terminations                            --   (16,452)       --      (70,880)     (112,943)
   Transfers between sub-accounts (including fixed account), net         (8,093)   57,529     9,792      (19,022)      (10,161)
   Contract maintenance charges                                              --      (105)       (7)      (1,272)         (144)
   Adjustments to net assets allocated to contracts in payout period         --        --        --            1            --
                                                                        -------  --------  --------    ---------     ---------
Increase (decrease) in net assets from contract transactions             (8,093)  126,779    45,881      (91,173)     (123,248)
                                                                        -------  --------  --------    ---------     ---------
Increase (decrease) in net assets                                        (4,138)  155,530    58,193      109,017       (39,136)
Net assets at beginning of period                                        40,334   737,334   132,663      767,571       362,771
                                                                        -------  --------  --------    ---------     ---------
Net assets at end of period                                             $36,196  $892,864  $190,856    $ 876,588     $ 323,635
                                                                        =======  ========  ========    =========     =========
Beginning units                                                           4,141    73,697    12,726      104,876        52,785
Units issued                                                                 42    15,385     6,462           73           210
Units redeemed                                                             (859)   (2,984)   (2,317)     (10,722)      (16,020)
                                                                        -------  --------  --------    ---------     ---------
Ending units                                                              3,324    86,098    16,871       94,227        36,975
                                                                        =======  ========  ========    =========     =========

The accompanying Notes to Financial Statements are an integral part of this statement.

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS


                                                                                              PVC          PVC
                                                                                           Government   Government
                                                                 PVC Equity   PVC Equity     & High       & High
                                                                   Income       Income    Quality Bond Quality Bond PVC Income
                                                                  Account      Account      Account      Account     Account
                                                                  Class 1      Class 2      Class 1      Class 2     Class 1
                                                                -----------  -----------  ------------ ------------ ----------
For the Year Ended December 31, 2018
From operations:
   Dividends                                                    $   235,137  $   132,088   $   64,512    $ 26,551   $  152,257
   Mortality and expense risk and administrative charges           (183,200)    (125,350)     (26,775)    (11,961)     (51,732)
                                                                -----------  -----------   ----------    --------   ----------
   Net investment income (loss)                                      51,937        6,738       37,737      14,590      100,525
   Net realized gain (loss)                                       1,018,704      684,182      (74,570)     (8,288)       4,357
   Capital gain distribution from mutual funds                      727,227      464,071           --          --           --
   Change in unrealized appreciation (depreciation) of
     investments                                                 (2,529,182)  (1,618,482)      19,284     (13,806)    (132,368)
                                                                -----------  -----------   ----------    --------   ----------
Increase (decrease) in net assets from operations                  (731,314)    (463,491)     (17,549)     (7,504)     (27,486)
                                                                -----------  -----------   ----------    --------   ----------
From contract transactions:
   Payments received from contract owners                               459           --          550          --           --
   Payments for contract benefits or terminations                (2,350,561)  (1,150,863)    (795,801)    (70,054)    (635,862)
   Transfers between sub-accounts (including fixed
     account), net                                                   26,450     (272,747)     169,347       2,706       68,936
   Contract maintenance charges                                     (15,578)     (17,709)      (1,203)       (389)      (5,231)
   Adjustments to net assets allocated to contracts in payout
     period                                                             196           --          123          --           35
                                                                -----------  -----------   ----------    --------   ----------
Increase (decrease) in net assets from contract transactions     (2,339,034)  (1,441,319)    (626,984)    (67,737)    (572,122)
                                                                -----------  -----------   ----------    --------   ----------
Increase (decrease) in net assets                                (3,070,348)  (1,904,810)    (644,533)    (75,241)    (599,608)
Net assets at beginning of period                                14,019,976    8,521,794    2,153,085     811,965    3,884,877
                                                                -----------  -----------   ----------    --------   ----------
Net assets at end of period                                     $10,949,628  $ 6,616,984   $1,508,552    $736,724   $3,285,269
                                                                ===========  ===========   ==========    ========   ==========
Beginning units                                                     702,864      460,725      252,736     100,981      351,551
Units issued                                                         12,915        7,617       24,000         848       10,605
Units redeemed                                                     (130,676)     (84,196)     (97,764)     (9,243)     (63,143)
                                                                -----------  -----------   ----------    --------   ----------
Ending units                                                        585,103      384,146      178,972      92,586      299,013
                                                                ===========  ===========   ==========    ========   ==========
For the Year Ended December 31, 2017
From operations:
   Dividends                                                    $   306,047  $   164,224   $   97,480    $ 31,309   $  174,407
   Mortality and expense risk and administrative charges           (203,021)    (133,506)     (37,154)    (13,499)     (58,638)
                                                                -----------  -----------   ----------    --------   ----------
   Net investment income (loss)                                     103,026       30,718       60,326      17,810      115,769
   Net realized gain (loss)                                         728,266      569,213      (23,701)     (2,488)      23,094
   Capital gain distribution from mutual funds                      657,825      393,331           --          --           --
   Change in unrealized appreciation (depreciation) of
     investments                                                    948,600      462,435      (28,211)    (15,980)       3,516
                                                                -----------  -----------   ----------    --------   ----------
Increase (decrease) in net assets from operations                 2,437,717    1,455,697        8,414        (658)     142,379
                                                                -----------  -----------   ----------    --------   ----------
From contract transactions:
   Payments received from contract owners                             7,256      (60,846)         550          --           --
   Payments for contract benefits or terminations                (1,592,772)  (1,187,047)    (352,111)    (52,221)    (316,365)
   Transfers between sub-accounts (including fixed
     account), net                                                 (313,977)     (92,813)     (75,056)     (3,728)     (75,700)
   Contract maintenance charges                                     (17,208)     (18,923)      (1,337)       (405)      (6,126)
   Adjustments to net assets allocated to contracts in payout
     period                                                             169           --          122          --           33
                                                                -----------  -----------   ----------    --------   ----------
Increase (decrease) in net assets from contract transactions     (1,916,532)  (1,359,629)    (427,832)    (56,354)    (398,158)
                                                                -----------  -----------   ----------    --------   ----------
Increase (decrease) in net assets                                   521,185       96,068     (419,418)    (57,012)    (255,779)
Net assets at beginning of period                                13,498,791    8,425,726    2,572,503     868,977    4,140,656
                                                                -----------  -----------   ----------    --------   ----------
Net assets at end of period                                     $14,019,976  $ 8,521,794   $2,153,085    $811,965   $3,884,877
                                                                ===========  ===========   ==========    ========   ==========
Beginning units                                                     808,983      540,798      303,754     107,931      388,160
Units issued                                                          2,567        5,143       11,475       1,053        5,120
Units redeemed                                                     (108,686)     (85,216)     (62,493)     (8,003)     (41,729)
                                                                -----------  -----------   ----------    --------   ----------
Ending units                                                        702,864      460,725      252,736     100,981      351,551
                                                                ===========  ===========   ==========    ========   ==========

The accompanying Notes to Financial Statements are an integral part of this statement.

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS


                                                                                      PVC        PVC
                                                                                    LargeCap   LargeCap      PVC        PVC
                                                                       PVC Income    Growth     Growth     MidCap     MidCap
                                                                        Account     Account    Account     Account    Account
                                                                        Class 2     Class 1    Class 2     Class 1    Class 2
                                                                       ----------  ---------  ---------  ----------  ---------
For the Year Ended December 31, 2018
From operations:
   Dividends                                                           $   68,955  $   1,431  $     475  $    4,885  $     364
   Mortality and expense risk and administrative charges                  (26,384)    (9,780)    (8,146)    (28,002)   (12,533)
                                                                       ----------  ---------  ---------  ----------  ---------
   Net investment income (loss)                                            42,571     (8,349)    (7,671)    (23,117)   (12,169)
   Net realized gain (loss)                                                 8,253     44,198     44,488     146,781      9,981
   Capital gain distribution from mutual funds                                 --     47,997     36,162     227,355    102,717
   Change in unrealized appreciation (depreciation) of investments        (70,379)  (128,091)  (107,648)   (480,599)  (163,784)
                                                                       ----------  ---------  ---------  ----------  ---------
Increase (decrease) in net assets from operations                         (19,555)   (44,245)   (34,669)   (129,580)   (63,255)
                                                                       ----------  ---------  ---------  ----------  ---------
From contract transactions:
   Payments received from contract owners                                  12,184         --         --         360        167
   Payments for contract benefits or terminations                        (470,738)   (53,580)   (55,728)   (217,911)   (10,698)
   Transfers between sub-accounts (including fixed account), net          251,344    (15,728)     4,670     (91,892)      (836)
   Contract maintenance charges                                            (1,003)      (189)      (117)     (2,331)      (195)
   Adjustments to net assets allocated to contracts in payout period          (10)        --         --          37         --
                                                                       ----------  ---------  ---------  ----------  ---------
Increase (decrease) in net assets from contract transactions             (208,223)   (69,497)   (51,175)   (311,737)   (11,562)
                                                                       ----------  ---------  ---------  ----------  ---------
Increase (decrease) in net assets                                        (227,778)  (113,742)   (85,844)   (441,317)   (74,817)
Net assets at beginning of period                                       1,828,733    649,905    502,580   2,006,847    777,389
                                                                       ----------  ---------  ---------  ----------  ---------
Net assets at end of period                                            $1,600,955  $ 536,163  $ 416,736  $1,565,530  $ 702,572
                                                                       ==========  =========  =========  ==========  =========
Beginning units                                                           174,373     44,816     36,730      77,069     31,625
Units issued                                                               29,364        132        724         687         19
Units redeemed                                                            (49,399)    (4,497)    (3,983)    (12,587)      (499)
                                                                       ----------  ---------  ---------  ----------  ---------
Ending units                                                              154,338     40,451     33,471      65,169     31,145
                                                                       ==========  =========  =========  ==========  =========
For the Year Ended December 31, 2017
From operations:
   Dividends                                                           $   77,867  $   2,243  $     699  $   10,432  $   2,415
   Mortality and expense risk and administrative charges                  (29,579)    (8,585)    (7,171)    (28,871)   (11,484)
                                                                       ----------  ---------  ---------  ----------  ---------
   Net investment income (loss)                                            48,288     (6,342)    (6,472)    (18,439)    (9,069)
   Net realized gain (loss)                                                16,655     18,546     14,472      85,878     13,472
   Capital gain distribution from mutual funds                                 --         --         --     126,388     48,699
   Change in unrealized appreciation (depreciation) of investments         (3,896)   152,903    117,311     212,181     95,299
                                                                       ----------  ---------  ---------  ----------  ---------
Increase (decrease) in net assets from operations                          61,047    165,107    125,311     406,008    148,401
                                                                       ----------  ---------  ---------  ----------  ---------
From contract transactions:
   Payments received from contract owners                                      --         --         --         360         --
   Payments for contract benefits or terminations                        (201,445)   (25,815)   (14,105)   (177,425)   (20,973)
   Transfers between sub-accounts (including fixed account), net          (64,456)     3,918        651     (15,786)    12,235
   Contract maintenance charges                                              (863)      (214)       (82)     (2,327)      (216)
   Adjustments to net assets allocated to contracts in payout period            2         --         --          31         --
                                                                       ----------  ---------  ---------  ----------  ---------
Increase (decrease) in net assets from contract transactions             (266,762)   (22,111)   (13,536)   (195,147)    (8,954)
                                                                       ----------  ---------  ---------  ----------  ---------
Increase (decrease) in net assets                                        (205,715)   142,996    111,775     210,861    139,447
Net assets at beginning of period                                       2,034,448    506,909    390,805   1,795,986    637,942
                                                                       ----------  ---------  ---------  ----------  ---------
Net assets at end of period                                            $1,828,733  $ 649,905  $ 502,580  $2,006,847  $ 777,389
                                                                       ==========  =========  =========  ==========  =========
Beginning units                                                           200,256     46,464     37,831      85,276     32,010
Units issued                                                                2,847        482        486          97        607
Units redeemed                                                            (28,730)    (2,130)    (1,587)     (8,304)      (992)
                                                                       ----------  ---------  ---------  ----------  ---------
Ending units                                                              174,373     44,816     36,730      77,069     31,625
                                                                       ==========  =========  =========  ==========  =========

The accompanying Notes to Financial Statements are an integral part of this statement.

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS


                                                                                     PVC
                                                                   PVC Principal  Principal    PVC Real   PVC Real
                                                                      Capital      Capital      Estate     Estate     PVC SAM
                                                                   Appreciation  Appreciation Securities Securities  Balanced
                                                                      Account      Account     Account    Account    Portfolio
                                                                      Class 1      Class 2     Class 1    Class 2     Class 1
                                                                   ------------- ------------ ---------- ---------- -----------
For the Year Ended December 31, 2018
From operations:
   Dividends                                                        $   112,990   $   19,235   $  7,053   $  3,611  $   928,771
   Mortality and expense risk and administrative charges               (146,880)     (33,778)    (5,455)    (3,795)    (473,854)
                                                                    -----------   ----------   --------   --------  -----------
   Net investment income (loss)                                         (33,890)     (14,543)     1,598       (184)     454,917
   Net realized gain (loss)                                             449,446       77,956     10,681     24,851      153,972
   Capital gain distribution from mutual funds                          523,561      109,209     31,650     18,081    1,462,456
   Change in unrealized appreciation (depreciation) of
     investments                                                     (1,340,999)    (265,288)   (65,601)   (58,274)  (3,960,482)
                                                                    -----------   ----------   --------   --------  -----------
Increase (decrease) in net assets from operations                      (401,882)     (92,666)   (21,672)   (15,526)  (1,889,137)
                                                                    -----------   ----------   --------   --------  -----------
From contract transactions:
   Payments received from contract owners                                   681           --         --         --       19,494
   Payments for contract benefits or terminations                    (1,280,527)    (259,472)   (22,497)   (40,409)  (3,621,249)
   Transfers between sub-accounts (including fixed account), net       (216,740)      14,832      4,041    (14,738)      (1,968)
   Contract maintenance charges                                          (9,515)        (890)      (798)      (233)     (12,575)
   Adjustments to net assets allocated to contracts in payout
     period                                                                 118           --         --         --           44
                                                                    -----------   ----------   --------   --------  -----------
Increase (decrease) in net assets from contract transactions         (1,505,983)    (245,530)   (19,254)   (55,380)  (3,616,254)
                                                                    -----------   ----------   --------   --------  -----------
Increase (decrease) in net assets                                    (1,907,865)    (338,196)   (40,926)   (70,906)  (5,505,391)
Net assets at beginning of period                                    10,649,159    2,181,936    400,477    281,058   32,413,454
                                                                    -----------   ----------   --------   --------  -----------
Net assets at end of period                                         $ 8,741,294   $1,843,740   $359,551   $210,152  $26,908,063
                                                                    ===========   ==========   ========   ========  ===========
Beginning units                                                         399,871       87,707     11,579      8,507    1,930,268
Units issued                                                              2,723          601        315         82       17,807
Units redeemed                                                          (58,710)     (10,108)      (879)    (1,830)    (232,218)
                                                                    -----------   ----------   --------   --------  -----------
Ending units                                                            343,884       78,200     11,015      6,759    1,715,857
                                                                    ===========   ==========   ========   ========  ===========
For the Year Ended December 31, 2017
From operations:
   Dividends                                                        $   127,054   $   21,397   $  6,821   $  3,982  $   672,971
   Mortality and expense risk and administrative charges               (148,787)     (32,701)    (5,585)    (4,213)    (492,748)
                                                                    -----------   ----------   --------   --------  -----------
   Net investment income (loss)                                         (21,733)     (11,304)     1,236       (231)     180,223
   Net realized gain (loss)                                             214,666       28,188     23,687      4,857      171,647
   Capital gain distribution from mutual funds                               --           --     37,330     26,050      740,788
   Change in unrealized appreciation (depreciation) of
     investments                                                      1,591,666      333,704    (33,596)   (11,552)   2,970,226
                                                                    -----------   ----------   --------   --------  -----------
Increase (decrease) in net assets from operations                     1,784,599      350,588     28,657     19,124    4,062,884
                                                                    -----------   ----------   --------   --------  -----------
From contract transactions:
   Payments received from contract owners                                 1,284           --         --         --      167,353
   Payments for contract benefits or terminations                      (914,794)    (118,884)   (32,601)    (6,202)  (3,952,846)
   Transfers between sub-accounts (including fixed account), net        (70,537)       8,401    (16,166)    17,778      (31,734)
   Contract maintenance charges                                         (10,562)        (951)      (804)      (302)     (14,579)
   Adjustments to net assets allocated to contracts in payout
     period                                                                 103           --         --         --           41
                                                                    -----------   ----------   --------   --------  -----------
Increase (decrease) in net assets from contract transactions           (994,506)    (111,434)   (49,571)    11,274   (3,831,765)
                                                                    -----------   ----------   --------   --------  -----------
Increase (decrease) in net assets                                       790,093      239,154    (20,914)    30,398      231,119
Net assets at beginning of period                                     9,859,066    1,942,782    421,391    250,660   32,182,335
                                                                    -----------   ----------   --------   --------  -----------
Net assets at end of period                                         $10,649,159   $2,181,936   $400,477   $281,058  $32,413,454
                                                                    ===========   ==========   ========   ========  ===========
Beginning units                                                         440,632       92,625     13,147      8,136    2,170,674
Units issued                                                              1,914          867        437        576       14,486
Units redeemed                                                          (42,675)      (5,785)    (2,005)      (205)    (254,892)
                                                                    -----------   ----------   --------   --------  -----------
Ending units                                                            399,871       87,707     11,579      8,507    1,930,268
                                                                    ===========   ==========   ========   ========  ===========

The accompanying Notes to Financial Statements are an integral part of this statement.

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS


                                                                               PVC SAM      PVC SAM      PVC SAM      PVC SAM
                                                                  PVC SAM    Conservative Conservative Conservative Conservative
                                                                 Balanced      Balanced     Balanced      Growth       Growth
                                                                 Portfolio    Portfolio    Portfolio    Portfolio    Portfolio
                                                                  Class 2      Class 1      Class 2      Class 1      Class 2
                                                                -----------  ------------ ------------ ------------ ------------
For the Year Ended December 31, 2018
From operations:
   Dividends                                                    $   785,759   $   99,511   $  104,795  $   422,299  $   388,459
   Mortality and expense risk and administrative charges           (438,924)     (47,754)     (51,985)    (246,651)    (255,779)
                                                                -----------   ----------   ----------  -----------  -----------
   Net investment income (loss)                                     346,835       51,757       52,810      175,648      132,680
   Net realized gain (loss)                                         (69,091)      87,322       24,782      787,990      395,196
   Capital gain distribution from mutual funds                    1,336,011      111,263      125,440      740,484      741,653
   Change in unrealized appreciation (depreciation) of
     investments                                                 (3,399,799)    (395,068)    (373,284)  (2,831,993)  (2,495,987)
                                                                -----------   ----------   ----------  -----------  -----------
Increase (decrease) in net assets from operations                (1,786,044)    (144,726)    (170,252)  (1,127,871)  (1,226,458)
                                                                -----------   ----------   ----------  -----------  -----------
From contract transactions:
   Payments received from contract owners                             5,950           25           --        2,275      169,071
   Payments for contract benefits or terminations                (1,995,823)    (221,965)    (230,168)  (1,491,840)  (2,280,883)
   Transfers between sub-accounts (including fixed
     account), net                                                 (388,352)     (27,357)     (69,747)  (1,838,982)      20,355
   Contract maintenance charges                                     (40,434)        (928)      (1,674)      (9,021)     (34,048)
   Adjustments to net assets allocated to contracts in payout
     period                                                              (9)        (109)        (489)           1        1,592
                                                                -----------   ----------   ----------  -----------  -----------
Increase (decrease) in net assets from contract transactions     (2,418,668)    (250,334)    (302,078)  (3,337,567)  (2,123,913)
                                                                -----------   ----------   ----------  -----------  -----------
Increase (decrease) in net assets                                (4,204,712)    (395,060)    (472,330)  (4,465,438)  (3,350,371)
Net assets at beginning of period                                28,573,506    3,135,209    3,476,585   17,121,727   16,899,421
                                                                -----------   ----------   ----------  -----------  -----------
Net assets at end of period                                     $24,368,794   $2,740,149   $3,004,255  $12,656,289  $13,549,050
                                                                ===========   ==========   ==========  ===========  ===========
Beginning units                                                   1,781,409      272,930      317,546      936,499      972,901
Units issued                                                         26,316      135,682       20,046        2,315       23,255
Units redeemed                                                     (178,852)    (157,521)     (48,044)    (188,279)    (145,038)
                                                                -----------   ----------   ----------  -----------  -----------
Ending units                                                      1,628,873      251,091      289,548      750,535      851,118
                                                                ===========   ==========   ==========  ===========  ===========
For the Year Ended December 31, 2017
From operations:
   Dividends                                                    $   568,069   $   86,954   $   87,071  $   264,080  $   221,229
   Mortality and expense risk and administrative charges           (463,508)     (46,200)     (56,753)    (263,404)    (268,636)
                                                                -----------   ----------   ----------  -----------  -----------
   Net investment income (loss)                                     104,561       40,754       30,318          676      (47,407)
   Net realized gain (loss)                                         216,520       22,205       23,802      472,352      311,658
   Capital gain distribution from mutual funds                      699,787       33,023       36,056      370,263      360,807
   Change in unrealized appreciation (depreciation) of
     investments                                                  2,564,012      195,347      226,303    1,965,270    2,073,225
                                                                -----------   ----------   ----------  -----------  -----------
Increase (decrease) in net assets from operations                 3,584,880      291,329      316,479    2,808,561    2,698,283
                                                                -----------   ----------   ----------  -----------  -----------
From contract transactions:
   Payments received from contract owners                             4,400           33          (32)       1,883       58,133
   Payments for contract benefits or terminations                (4,091,723)    (189,300)    (477,421)  (1,921,534)  (2,209,844)
   Transfers between sub-accounts (including fixed
     account), net                                                  136,596       (3,831)     201,330     (250,453)    (151,925)
   Contract maintenance charges                                     (41,748)      (1,496)      (1,814)      (9,885)     (38,139)
   Adjustments to net assets allocated to contracts in payout
     period                                                               1          180           94            1           --
                                                                -----------   ----------   ----------  -----------  -----------
Increase (decrease) in net assets from contract transactions     (3,992,474)    (194,414)    (277,843)  (2,179,988)  (2,341,775)
                                                                -----------   ----------   ----------  -----------  -----------
Increase (decrease) in net assets                                  (407,594)      96,915       38,636      628,573      356,508
Net assets at beginning of period                                28,981,100    3,038,294    3,437,949   16,493,154   16,542,913
                                                                -----------   ----------   ----------  -----------  -----------
Net assets at end of period                                     $28,573,506   $3,135,209   $3,476,585  $17,121,727  $16,899,421
                                                                ===========   ==========   ==========  ===========  ===========
Beginning units                                                   2,043,509      290,260      334,936    1,063,647    1,119,781
Units issued                                                         54,058          105       19,861        3,793       14,041
Units redeemed                                                     (316,158)     (17,435)     (37,251)    (130,941)    (160,921)
                                                                -----------   ----------   ----------  -----------  -----------
Ending units                                                      1,781,409      272,930      317,546      936,499      972,901
                                                                ===========   ==========   ==========  ===========  ===========

The accompanying Notes to Financial Statements are an integral part of this statement.

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS


                                                                  PVC SAM      PVC SAM      PVC SAM     PVC SAM    PVC Short-
                                                                 Flexible     Flexible     Strategic   Strategic      Term
                                                                  Income       Income       Growth      Growth       Income
                                                                 Portfolio    Portfolio    Portfolio   Portfolio    Account
                                                                  Class 1      Class 2      Class 1     Class 2     Class 1
                                                                -----------  -----------  ----------  -----------  ----------
For the Year Ended December 31, 2018
From operations:
   Dividends                                                    $   200,805  $   199,804  $   74,810  $   135,194  $   31,551
   Mortality and expense risk and administrative charges            (79,543)     (83,270)    (52,706)    (106,183)    (24,556)
                                                                -----------  -----------  ----------  -----------  ----------
   Net investment income (loss)                                     121,262      116,534      22,104       29,011       6,995
   Net realized gain (loss)                                          64,131       72,525     109,434      217,104      (1,328)
   Capital gain distribution from mutual funds                      122,478      128,288     166,908      332,889          --
   Change in unrealized appreciation (depreciation) of
     investments                                                   (487,559)    (510,569)   (619,734)  (1,205,655)    (15,378)
                                                                -----------  -----------  ----------  -----------  ----------
Increase (decrease) in net assets from operations                  (179,688)    (193,222)   (321,288)    (626,651)     (9,711)
                                                                -----------  -----------  ----------  -----------  ----------
From contract transactions:
   Payments received from contract owners                               960           --       1,645        2,775       3,395
   Payments for contract benefits or terminations                  (780,418)    (910,154)   (515,483)    (912,336)   (176,366)
   Transfers between sub-accounts (including fixed account),
     net                                                           (120,085)    (104,330)    (40,329)    (112,067)    229,778
   Contract maintenance charges                                      (2,951)      (1,954)     (1,333)     (12,813)       (758)
   Adjustments to net assets allocated to contracts in payout
     period                                                             344           (6)         --           --          58
                                                                -----------  -----------  ----------  -----------  ----------
Increase (decrease) in net assets from contract transactions       (902,150)  (1,016,444)   (555,500)  (1,034,441)     56,107
                                                                -----------  -----------  ----------  -----------  ----------
Increase (decrease) in net assets                                (1,081,838)  (1,209,666)   (876,788)  (1,661,092)     46,396
Net assets at beginning of period                                 5,757,746    5,957,226   3,831,504    7,050,266   1,601,410
                                                                -----------  -----------  ----------  -----------  ----------
Net assets at end of period                                     $ 4,675,908  $ 4,747,560  $2,954,716  $ 5,389,174  $1,647,806
                                                                ===========  ===========  ==========  ===========  ==========
Beginning units                                                     455,926      493,134     186,940      364,554     210,478
Units issued                                                          1,211        1,182      29,865        2,593      32,078
Units redeemed                                                      (72,728)     (86,351)    (56,766)     (55,957)    (23,614)
                                                                -----------  -----------  ----------  -----------  ----------
Ending units                                                        384,409      407,965     160,039      311,190     218,942
                                                                ===========  ===========  ==========  ===========  ==========
For the Year Ended December 31, 2017
From operations:
   Dividends                                                    $   197,363  $   184,793  $   58,829  $    82,579  $   25,374
   Mortality and expense risk and administrative charges            (90,014)     (95,103)    (59,977)    (111,247)    (21,392)
                                                                -----------  -----------  ----------  -----------  ----------
   Net investment income (loss)                                     107,349       89,690      (1,148)     (28,668)      3,982
   Net realized gain (loss)                                          52,972       74,748      30,009      176,629      (2,247)
   Capital gain distribution from mutual funds                       42,666       43,079     113,387      186,047          --
   Change in unrealized appreciation (depreciation) of
     investments                                                    188,094      173,494     613,429      919,741       8,022
                                                                -----------  -----------  ----------  -----------  ----------
Increase (decrease) in net assets from operations                   391,081      381,011     755,677    1,253,749       9,757
                                                                -----------  -----------  ----------  -----------  ----------
From contract transactions:
   Payments received from contract owners                               960           --         753        3,397     367,484
   Payments for contract benefits or terminations                  (673,647)    (981,320)   (802,765)    (718,266)   (112,143)
   Transfers between sub-accounts (including fixed account),
     net                                                              5,351       55,573     148,892      (35,958)    (19,900)
   Contract maintenance charges                                      (3,269)      (2,265)     (1,459)     (16,339)       (914)
   Adjustments to net assets allocated to contracts in payout
     period                                                             324            2           1           --          58
                                                                -----------  -----------  ----------  -----------  ----------
Increase (decrease) in net assets from contract transactions       (670,281)    (928,010)   (654,578)    (767,166)    234,585
                                                                -----------  -----------  ----------  -----------  ----------
Increase (decrease) in net assets                                  (279,200)    (546,999)    101,099      486,583     244,342
Net assets at beginning of period                                 6,036,946    6,504,225   3,730,405    6,563,683   1,357,068
                                                                -----------  -----------  ----------  -----------  ----------
Net assets at end of period                                     $ 5,757,746  $ 5,957,226  $3,831,504  $ 7,050,266  $1,601,410
                                                                ===========  ===========  ==========  ===========  ==========
Beginning units                                                     509,471      573,433     219,047      407,450     177,800
Units issued                                                          1,265       12,961      64,498        9,955      50,059
Units redeemed                                                      (54,810)     (93,260)    (96,605)     (52,851)    (17,381)
                                                                -----------  -----------  ----------  -----------  ----------
Ending units                                                        455,926      493,134     186,940      364,554     210,478
                                                                ===========  ===========  ==========  ===========  ==========

The accompanying Notes to Financial Statements are an integral part of this statement.

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS


                                                                                                     SST SA       SST SA
                                                                PVC Short-     PVC        PVC      Allocation   Allocation
                                                                Term Income  SmallCap   SmallCap    Balanced      Growth
                                                                  Account    Account    Account    Portfolio    Portfolio
                                                                  Class 2    Class 1    Class 2     Class 3      Class 1
                                                                ----------- ---------  ---------  ------------  ----------
For the Year Ended December 31, 2018
From operations:
   Dividends                                                     $  11,479  $   1,809  $     320  $  5,646,727   $  5,432
   Mortality and expense risk and administrative charges           (10,321)   (10,623)    (6,371)   (1,866,553)      (452)
                                                                 ---------  ---------  ---------  ------------   --------
   Net investment income (loss)                                      1,158     (8,814)    (6,051)    3,780,174      4,980
   Net realized gain (loss)                                         (3,156)    46,178     23,000    (1,291,558)       (53)
   Capital gain distribution from mutual funds                          --     37,661     23,591    10,929,470     10,477
   Change in unrealized appreciation (depreciation) of
     investments                                                    (2,028)  (123,617)   (71,224)  (20,239,113)   (30,014)
                                                                 ---------  ---------  ---------  ------------   --------
Increase (decrease) in net assets from operations                   (4,026)   (48,592)   (30,684)   (6,821,027)   (14,610)
                                                                 ---------  ---------  ---------  ------------   --------
From contract transactions:
   Payments received from contract owners                               --         25         --    13,273,489     92,250
   Payments for contract benefits or terminations                 (228,915)  (135,987)   (63,164)  (17,854,774)        --
   Transfers between sub-accounts (including fixed account),
     net                                                            27,952    (93,002)   (27,248)   (3,476,778)    59,989
   Contract maintenance charges                                       (862)      (525)      (164)     (932,749)      (973)
   Adjustments to net assets allocated to contracts in payout
     period                                                          1,109         22         --            --         --
                                                                 ---------  ---------  ---------  ------------   --------
Increase (decrease) in net assets from contract transactions      (200,716)  (229,467)   (90,576)   (8,990,812)   151,266
                                                                 ---------  ---------  ---------  ------------   --------
Increase (decrease) in net assets                                 (204,742)  (278,059)  (121,260)  (15,811,839)   136,656
Net assets at beginning of period                                  776,345    746,306    407,370   133,341,324         --
                                                                 ---------  ---------  ---------  ------------   --------
Net assets at end of period                                      $ 571,603  $ 468,247  $ 286,110  $117,529,485   $136,656
                                                                 =========  =========  =========  ============   ========
Beginning units                                                    106,210     53,912     30,689     8,614,951         --
Units issued                                                        26,084        634      2,116     1,322,317     13,027
Units redeemed                                                     (54,205)   (16,348)    (8,239)   (1,921,564)      (127)
                                                                 ---------  ---------  ---------  ------------   --------
Ending units                                                        78,089     38,198     24,566     8,015,704     12,900
                                                                 =========  =========  =========  ============   ========
For the Year Ended December 31, 2017
From operations:
   Dividends                                                     $  16,052  $   2,708  $     574  $  2,084,852   $     --
   Mortality and expense risk and administrative charges           (14,954)   (11,438)    (6,229)   (1,937,195)        --
                                                                 ---------  ---------  ---------  ------------   --------
   Net investment income (loss)                                      1,098     (8,730)    (5,655)      147,657         --
   Net realized gain (loss)                                          1,108      3,739      1,503      (854,823)        --
   Capital gain distribution from mutual funds                          --         --         --     4,323,554         --
   Change in unrealized appreciation (depreciation) of
     investments                                                      (145)    81,225     44,169     7,535,457         --
                                                                 ---------  ---------  ---------  ------------   --------
Increase (decrease) in net assets from operations                    2,061     76,234     40,017    11,151,845         --
                                                                 ---------  ---------  ---------  ------------   --------
From contract transactions:
   Payments received from contract owners                               --         33         --     5,180,675         --
   Payments for contract benefits or terminations                 (192,890)   (19,867)   (26,942)  (13,907,435)        --
   Transfers between sub-accounts (including fixed account),
     net                                                             2,347    (26,235)     7,883     2,614,802         --
   Contract maintenance charges                                     (1,300)      (540)      (234)     (860,714)        --
   Adjustments to net assets allocated to contracts in payout
     period                                                            895         20         --            --         --
                                                                 ---------  ---------  ---------  ------------   --------
Increase (decrease) in net assets from contract transactions      (190,948)   (46,589)   (19,293)   (6,972,672)        --
                                                                 ---------  ---------  ---------  ------------   --------
Increase (decrease) in net assets                                 (188,887)    29,645     20,724     4,179,173         --
Net assets at beginning of period                                  965,232    716,661    386,646   129,162,151         --
                                                                 ---------  ---------  ---------  ------------   --------
Net assets at end of period                                      $ 776,345  $ 746,306  $ 407,370  $133,341,324   $     --
                                                                 =========  =========  =========  ============   ========
Beginning units                                                    132,546     57,427     32,325     9,119,217         --
Units issued                                                           475        300        675     1,911,616         --
Units redeemed                                                     (26,811)    (3,815)    (2,311)   (2,415,882)        --
                                                                 ---------  ---------  ---------  ------------   --------
Ending units                                                       106,210     53,912     30,689     8,614,951         --
                                                                 =========  =========  =========  ============   ========

The accompanying Notes to Financial Statements are an integral part of this statement.

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS


                                                                                SST SA      SST SA
                                                                   SST SA     Allocation  Allocation     SST SA      SST SA
                                                                 Allocation    Moderate    Moderate    Allocation  Allocation
                                                                   Growth       Growth      Growth      Moderate    Moderate
                                                                 Portfolio    Portfolio   Portfolio    Portfolio   Portfolio
                                                                  Class 3      Class 1     Class 3      Class 1     Class 3
                                                                ------------  ---------- ------------  ---------- ------------
For the Year Ended December 31, 2018
From operations:
   Dividends                                                    $  3,145,597   $  1,417  $  8,477,607   $     --  $  7,631,800
   Mortality and expense risk and administrative charges          (1,044,012)      (159)   (3,106,525)        (5)   (2,714,481)
                                                                ------------   --------  ------------   --------  ------------
   Net investment income (loss)                                    2,101,585      1,258     5,371,082         (5)    4,917,319
   Net realized gain (loss)                                        1,307,568        404     2,937,530        470     2,196,748
   Capital gain distribution from mutual funds                     6,692,446      3,541    23,528,442         --    18,156,257
   Change in unrealized appreciation (depreciation) of
     investments                                                 (18,200,181)    (6,568)  (46,507,335)       (16)  (36,696,658)
                                                                ------------   --------  ------------   --------  ------------
Increase (decrease) in net assets from operations                 (8,098,582)    (1,365)  (14,670,281)       449   (11,426,334)
                                                                ------------   --------  ------------   --------  ------------
From contract transactions:
   Payments received from contract owners                         39,574,191    (15,797)   15,231,220    (20,000)   14,048,065
   Payments for contract benefits or terminations                 (4,695,301)        --   (28,183,453)        --   (19,690,047)
   Transfers between sub-accounts (including fixed account),
     net                                                           4,810,899      9,265       754,354       (422)   (3,004,955)
   Contract maintenance charges                                     (617,422)      (384)   (1,702,470)        --    (1,438,337)
   Adjustments to net assets allocated to contracts in payout
     period                                                               --         --           792         --         2,015
                                                                ------------   --------  ------------   --------  ------------
Increase (decrease) in net assets from contract transactions      39,072,367     (6,916)  (13,899,557)   (20,422)  (10,083,259)
                                                                ------------   --------  ------------   --------  ------------
Increase (decrease) in net assets                                 30,973,785     (8,281)  (28,569,838)   (19,973)  (21,509,593)
Net assets at beginning of period                                 57,261,512     35,910   213,552,544     19,973   188,107,096
                                                                ------------   --------  ------------   --------  ------------
Net assets at end of period                                     $ 88,235,297   $ 27,629  $184,982,706   $     --  $166,597,503
                                                                ============   ========  ============   ========  ============
Beginning units                                                    3,325,400      3,197    13,289,970      1,802    11,808,264
Units issued                                                       2,781,086      3,186     1,501,646          4     1,130,237
Units redeemed                                                      (537,577)    (3,759)   (2,381,310)    (1,806)   (1,791,871)
                                                                ------------   --------  ------------   --------  ------------
Ending units                                                       5,568,909      2,624    12,410,306         --    11,146,630
                                                                ============   ========  ============   ========  ============
For the Year Ended December 31, 2017
From operations:
   Dividends                                                    $    528,565   $     91  $  2,937,506   $     --  $  2,674,718
   Mortality and expense risk and administrative charges            (585,235)        (7)   (3,028,091)        (2)   (2,696,528)
                                                                ------------   --------  ------------   --------  ------------
   Net investment income (loss)                                      (56,670)        84       (90,585)        (2)      (21,810)
   Net realized gain (loss)                                          655,333         --     1,831,306         --     1,587,836
   Capital gain distribution from mutual funds                     1,231,320        191     6,737,330         --     3,983,161
   Change in unrealized appreciation (depreciation) of
     investments                                                   4,029,145       (185)   16,842,172         16    14,223,734
                                                                ------------   --------  ------------   --------  ------------
Increase (decrease) in net assets from operations                  5,859,128         90    25,320,223         14    19,772,921
                                                                ------------   --------  ------------   --------  ------------
From contract transactions:
   Payments received from contract owners                         23,640,084     35,796    12,673,790     19,999     9,314,652
   Payments for contract benefits or terminations                 (2,425,021)        --   (14,651,721)        --   (15,826,863)
   Transfers between sub-accounts (including fixed account),
     net                                                           3,145,716         24     3,862,378        (40)      102,255
   Contract maintenance charges                                     (212,072)        --    (1,455,681)        --    (1,266,646)
   Adjustments to net assets allocated to contracts in payout
     period                                                               --         --            --         --        (1,880)
                                                                ------------   --------  ------------   --------  ------------
Increase (decrease) in net assets from contract transactions      24,148,707     35,820       428,766     19,959    (7,678,482)
                                                                ------------   --------  ------------   --------  ------------
Increase (decrease) in net assets                                 30,007,835     35,910    25,748,989     19,973    12,094,439
Net assets at beginning of period                                 27,253,677         --   187,803,555         --   176,012,657
                                                                ------------   --------  ------------   --------  ------------
Net assets at end of period                                     $ 57,261,512   $ 35,910  $213,552,544   $ 19,973  $188,107,096
                                                                ============   ========  ============   ========  ============
Beginning units                                                    1,856,917         --    13,266,860         --    12,342,311
Units issued                                                       1,733,265      3,198     1,748,960      1,806     1,458,317
Units redeemed                                                      (264,782)        (1)   (1,725,850)        (4)   (1,992,364)
                                                                ------------   --------  ------------   --------  ------------
Ending units                                                       3,325,400      3,197    13,289,970      1,802    11,808,264
                                                                ============   ========  ============   ========  ============

The accompanying Notes to Financial Statements are an integral part of this statement.

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS


                                                                SST SA     SST SA   SST SA Multi- SST SA Multi- SST SA Multi-
                                                               Columbia   Columbia     Managed       Managed       Managed
                                                                Focused    Focused   Diversified  International   Large Cap
                                                                Growth      Value   Fixed Income     Equity        Growth
                                                               Portfolio  Portfolio   Portfolio     Portfolio     Portfolio
                                                                Class 3    Class 3     Class 3       Class 3       Class 3
                                                               ---------  --------- ------------- ------------- -------------
For the Year Ended December 31, 2018
From operations:
   Dividends                                                   $      --  $  4,359    $  4,315      $ 10,254      $    567
   Mortality and expense risk and administrative charges          (2,089)   (1,449)     (3,142)       (4,747)       (2,053)
                                                               ---------  --------    --------      --------      --------
   Net investment income (loss)                                   (2,089)    2,910       1,173         5,507        (1,486)
   Net realized gain (loss)                                      (69,518)      313      (3,810)        3,766         7,198
   Capital gain distribution from mutual funds                    96,741    12,590         530            --        23,814
   Change in unrealized appreciation (depreciation) of
     investments                                                  (8,441)  (33,070)     (5,869)      (76,639)      (36,022)
                                                               ---------  --------    --------      --------      --------
Increase (decrease) in net assets from operations                 16,693   (17,257)     (7,976)      (67,366)       (6,496)
                                                               ---------  --------    --------      --------      --------
From contract transactions:
   Payments received from contract owners                         40,964    49,756      10,085        77,024        36,215
   Payments for contract benefits or terminations                   (596)   (1,269)     (3,416)       (6,051)       (6,551)
   Transfers between sub-accounts (including fixed account),
     net                                                        (236,929)    5,594     (82,265)       (2,731)      (33,912)
   Contract maintenance charges                                      (16)      (27)         (7)          (10)          (65)
                                                               ---------  --------    --------      --------      --------
Increase (decrease) in net assets from contract transactions    (196,577)   54,054     (75,603)       68,232        (4,313)
                                                               ---------  --------    --------      --------      --------
Increase (decrease) in net assets                               (179,884)   36,797     (83,579)          866       (10,809)
Net assets at beginning of period                                179,884    83,448     254,806       378,935       147,016
                                                               ---------  --------    --------      --------      --------
Net assets at end of period                                    $      --  $120,245    $171,227      $379,801      $136,207
                                                               =========  ========    ========      ========      ========
Beginning units                                                   14,626     6,117      24,999        33,506        11,138
Units issued                                                       4,126     4,044       1,254         9,558         6,649
Units redeemed                                                   (18,752)     (102)     (9,125)       (3,279)       (7,370)
                                                               ---------  --------    --------      --------      --------
Ending units                                                          --    10,059      17,128        39,785        10,417
                                                               =========  ========    ========      ========      ========
For the Year Ended December 31, 2017
From operations:
   Dividends                                                   $      --  $  1,037    $  4,853      $  6,876      $    335
   Mortality and expense risk and administrative charges          (1,066)     (840)     (1,904)       (3,640)       (1,499)
                                                               ---------  --------    --------      --------      --------
   Net investment income (loss)                                   (1,066)      197       2,949         3,236        (1,164)
   Net realized gain (loss)                                         (334)      122         (95)        1,955         1,898
   Capital gain distribution from mutual funds                        --     2,206         509            --         7,723
   Change in unrealized appreciation (depreciation) of
     investments                                                  20,544    10,580        (258)       61,092        15,811
                                                               ---------  --------    --------      --------      --------
Increase (decrease) in net assets from operations                 19,144    13,105       3,105        66,283        24,268
                                                               ---------  --------    --------      --------      --------
From contract transactions:
   Payments received from contract owners                          4,466     5,388     125,212        46,086        24,530
   Payments for contract benefits or terminations                   (681)     (914)         --            --       (12,338)
   Transfers between sub-accounts (including fixed account),
     net                                                         113,294     8,187       9,243        36,859        30,216
   Contract maintenance charges                                      (15)      (35)         (7)          (15)          (27)
                                                               ---------  --------    --------      --------      --------
Increase (decrease) in net assets from contract transactions     117,064    12,626     134,448        82,930        42,381
                                                               ---------  --------    --------      --------      --------
Increase (decrease) in net assets                                136,208    25,731     137,553       149,213        66,649
Net assets at beginning of period                                 43,676    57,717     117,253       229,722        80,367
                                                               ---------  --------    --------      --------      --------
Net assets at end of period                                    $ 179,884  $ 83,448    $254,806      $378,935      $147,016
                                                               =========  ========    ========      ========      ========
Beginning units                                                    4,724     5,080      11,676        25,297         7,720
Units issued                                                      10,152     1,140      16,229        10,328         5,169
Units redeemed                                                      (250)     (103)     (2,906)       (2,119)       (1,751)
                                                               ---------  --------    --------      --------      --------
Ending units                                                      14,626     6,117      24,999        33,506        11,138
                                                               =========  ========    ========      ========      ========

The accompanying Notes to Financial Statements are an integral part of this statement.

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS


                                                         SST SA Multi-                                            SST SA Putnam
                                                            Managed    SST SA Multi- SST SA Multi- SST SA Multi- Asset Allocation
                                                           Large Cap    Managed Mid   Managed Mid     Managed      Diversified
                                                             Value      Cap Growth     Cap Value     Small Cap        Growth
                                                           Portfolio     Portfolio     Portfolio     Portfolio      Portfolio
                                                            Class 3       Class 3       Class 3       Class 3        Class 1
                                                         ------------- ------------- ------------- ------------- ----------------
For the Year Ended December 31, 2018
From operations:
   Dividends                                               $  3,809      $     --      $  2,137      $     --        $  4,644
   Mortality and expense risk and administrative
     charges                                                 (2,286)       (4,619)       (3,839)       (2,384)         (1,054)
                                                           --------      --------      --------      --------        --------
   Net investment income (loss)                               1,523        (4,619)       (1,702)       (2,384)          3,590
   Net realized gain (loss)                                      (5)        3,689          (779)        2,930            (546)
   Capital gain distribution from mutual funds               26,225        48,625        21,895        18,772           8,402
   Change in unrealized appreciation (depreciation) of
     investments                                            (52,722)      (67,284)      (61,599)      (56,975)        (36,177)
                                                           --------      --------      --------      --------        --------
Increase (decrease) in net assets from operations           (24,979)      (19,589)      (42,185)      (37,657)        (24,731)
                                                           --------      --------      --------      --------        --------
From contract transactions:
   Payments received from contract owners                     5,042        14,867        18,390         5,042         206,000
   Payments for contract benefits or terminations            (8,210)      (10,971)       (8,784)      (22,553)           (353)
   Transfers between sub-accounts (including fixed
     account), net                                           74,070        (3,452)       (8,624)      104,932          35,531
   Contract maintenance charges                                 (24)          (33)          (34)           (9)         (2,740)
                                                           --------      --------      --------      --------        --------
Increase (decrease) in net assets from contract
  transactions                                               70,878           411           948        87,412         238,438
                                                           --------      --------      --------      --------        --------
Increase (decrease) in net assets                            45,899       (19,178)      (41,237)       49,755         213,707
Net assets at beginning of period                           158,154       385,834       331,327       172,473              --
                                                           --------      --------      --------      --------        --------
Net assets at end of period                                $204,053      $366,656      $290,090      $222,228        $213,707
                                                           ========      ========      ========      ========        ========
Beginning units                                              13,111        29,424        27,143        13,747              --
Units issued                                                  6,752         4,134         2,180         8,295          24,436
Units redeemed                                                 (782)       (4,083)       (2,083)       (1,940)         (4,230)
                                                           --------      --------      --------      --------        --------
Ending units                                                 19,081        29,475        27,240        20,102          20,206
                                                           ========      ========      ========      ========        ========
For the Year Ended December 31, 2017
From operations:
   Dividends                                               $  2,870      $     --      $  3,234      $    232        $     --
   Mortality and expense risk and administrative
     charges                                                 (1,773)       (4,109)       (3,490)       (2,087)             --
                                                           --------      --------      --------      --------        --------
   Net investment income (loss)                               1,097        (4,109)         (256)       (1,855)             --
   Net realized gain (loss)                                     676         1,048         1,657         2,563              --
   Capital gain distribution from mutual funds               11,613        34,324        38,635        14,538              --
   Change in unrealized appreciation (depreciation) of
     investments                                              3,041        44,295        (7,710)       (2,121)             --
                                                           --------      --------      --------      --------        --------
Increase (decrease) in net assets from operations            16,427        75,558        32,326        13,125              --
                                                           --------      --------      --------      --------        --------
From contract transactions:
   Payments received from contract owners                    16,720        16,556        13,829         3,358              --
   Payments for contract benefits or terminations            (3,857)      (13,114)       (6,202)      (18,371)             --
   Transfers between sub-accounts (including fixed
     account), net                                           11,653         4,508       (16,363)       33,643              --
   Contract maintenance charges                                 (12)          (29)          (19)          (12)             --
                                                           --------      --------      --------      --------        --------
Increase (decrease) in net assets from contract
  transactions                                               24,504         7,921        (8,755)       18,618              --
                                                           --------      --------      --------      --------        --------
Increase (decrease) in net assets                            40,931        83,479        23,571        31,743              --
Net assets at beginning of period                           117,223       302,355       307,756       140,730              --
                                                           --------      --------      --------      --------        --------
Net assets at end of period                                $158,154      $385,834      $331,327      $172,473        $     --
                                                           ========      ========      ========      ========        ========
Beginning units                                              10,958        28,632        28,179        14,191              --
Units issued                                                  3,075         2,894         4,403         5,115              --
Units redeemed                                                 (922)       (2,102)       (5,439)       (5,559)             --
                                                           --------      --------      --------      --------        --------
Ending units                                                 13,111        29,424        27,143        13,747              --
                                                           ========      ========      ========      ========        ========

The accompanying Notes to Financial Statements are an integral part of this statement.

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS


                                                                 SST SA
                                                              Putnam Asset SST SA T.
                                                               Allocation  Rowe Price    SST SA
                                                              Diversified    Growth    Wellington    SAST SA AB    SAST SA AB
                                                                 Growth      Stock     Real Return     Growth        Growth
                                                               Portfolio   Portfolio    Portfolio    Portfolio     Portfolio
                                                                Class 3     Class 3      Class 3      Class 1       Class 2
                                                              ------------ ---------- ------------  ------------  -----------
For the Year Ended December 31, 2018
From operations:
   Dividends                                                  $   851,321  $      --  $  9,434,998  $      7,474  $        --
   Mortality and expense risk and administrative charges         (498,214)    (4,137)   (4,313,548)   (3,132,260)    (384,047)
                                                              -----------  ---------  ------------  ------------  -----------
   Net investment income (loss)                                   353,107     (4,137)    5,121,450    (3,124,786)    (384,047)
   Net realized gain (loss)                                        55,172      2,986    (3,689,051)   13,546,818    2,664,302
   Capital gain distribution from mutual funds                  1,758,953    100,101            --    22,135,309    2,434,959
   Change in unrealized appreciation (depreciation) of
     investments                                               (7,045,605)  (114,357)   (6,411,927)  (37,745,323)  (5,966,554)
                                                              -----------  ---------  ------------  ------------  -----------
Increase (decrease) in net assets from operations              (4,878,373)   (15,407)   (4,979,528)   (5,187,982)  (1,251,340)
                                                              -----------  ---------  ------------  ------------  -----------
From contract transactions:
   Payments received from contract owners                      23,639,797     84,530     6,399,696       573,995       36,077
   Payments for contract benefits or terminations              (1,337,645)   (30,158)  (33,974,155)  (21,021,979)  (2,780,115)
   Transfers between sub-accounts (including fixed
     account), net                                              5,455,484     45,235    (9,769,896)  122,520,334   23,534,066
   Contract maintenance charges                                  (434,140)       (38)   (2,555,017)     (103,471)     (50,082)
   Adjustments to net assets allocated to contracts in
     payout period                                                     --         --           491        61,332        3,532
                                                              -----------  ---------  ------------  ------------  -----------
Increase (decrease) in net assets from contract transactions   27,323,496     99,569   (39,898,881)  102,030,211   20,743,478
                                                              -----------  ---------  ------------  ------------  -----------
Increase (decrease) in net assets                              22,445,123     84,162   (44,878,409)   96,842,229   19,492,138
Net assets at beginning of period                              24,488,106    275,162   304,273,375   178,356,404   19,887,731
                                                              -----------  ---------  ------------  ------------  -----------
Net assets at end of period                                   $46,933,229  $ 359,324  $259,394,966  $275,198,633  $39,379,869
                                                              ===========  =========  ============  ============  ===========
Beginning units                                                 2,015,324     18,852    26,817,930     2,256,069      257,411
Units issued                                                    2,599,098      8,861     2,849,707     1,526,003      306,097
Units redeemed                                                   (329,122)    (2,505)   (6,420,998)     (338,099)     (54,664)
                                                              -----------  ---------  ------------  ------------  -----------
Ending units                                                    4,285,300     25,208    23,246,639     3,443,973      508,844
                                                              ===========  =========  ============  ============  ===========
For the Year Ended December 31, 2017
From operations:
   Dividends                                                  $   298,209  $      --  $  6,530,234  $     61,304  $        --
   Mortality and expense risk and administrative charges         (110,989)    (2,865)   (4,500,613)   (2,569,195)    (291,324)
                                                              -----------  ---------  ------------  ------------  -----------
   Net investment income (loss)                                   187,220     (2,865)    2,029,621    (2,507,891)    (291,324)
   Net realized gain (loss)                                        60,594     (3,947)   (1,300,361)    9,129,978    1,825,786
   Capital gain distribution from mutual funds                  1,568,322     32,966            --    11,780,545    1,313,163
   Change in unrealized appreciation (depreciation) of
     investments                                                 (325,497)    37,895       569,668    25,467,008    2,017,535
                                                              -----------  ---------  ------------  ------------  -----------
Increase (decrease) in net assets from operations               1,490,639     64,049     1,298,928    43,869,640    4,865,160
                                                              -----------  ---------  ------------  ------------  -----------
From contract transactions:
   Payments received from contract owners                      20,840,295     43,592     7,357,090       403,905       40,487
   Payments for contract benefits or terminations                (764,294)        --   (29,615,533)  (15,944,412)  (2,143,793)
   Transfers between sub-accounts (including fixed
     account), net                                              2,635,142    (82,425)   28,484,787    (3,596,529)    (349,985)
   Contract maintenance charges                                   (76,880)       (21)   (2,457,923)      (98,618)     (40,107)
   Adjustments to net assets allocated to contracts in
     payout period                                                     --         --         1,381        (2,440)        (462)
                                                              -----------  ---------  ------------  ------------  -----------
Increase (decrease) in net assets from contract transactions   22,634,263    (38,854)    3,769,802   (19,238,094)  (2,493,860)
                                                              -----------  ---------  ------------  ------------  -----------
Increase (decrease) in net assets                              24,124,902     25,195     5,068,730    24,631,546    2,371,300
Net assets at beginning of period                                 363,204    249,967   299,204,645   153,724,858   17,516,431
                                                              -----------  ---------  ------------  ------------  -----------
Net assets at end of period                                   $24,488,106  $ 275,162  $304,273,375  $178,356,404  $19,887,731
                                                              ===========  =========  ============  ============  ===========
Beginning units                                                    35,541     21,527    26,513,148     2,525,631      294,065
Units issued                                                    2,127,878      3,776     4,902,146        27,064        9,333
Units redeemed                                                   (148,095)    (6,451)   (4,597,364)     (296,626)     (45,987)
                                                              -----------  ---------  ------------  ------------  -----------
Ending units                                                    2,015,324     18,852    26,817,930     2,256,069      257,411
                                                              ===========  =========  ============  ============  ===========

The accompanying Notes to Financial Statements are an integral part of this statement.

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS


                                                                                                    SAST SA
                                                                                                    American     SAST SA
                                                                       SAST SA AB    SAST SA AB      Funds      American
                                                          SAST SA AB   Small & Mid   Small & Mid     Asset     Funds Asset
                                                            Growth      Cap Value     Cap Value    Allocation  Allocation
                                                          Portfolio     Portfolio     Portfolio    Portfolio    Portfolio
                                                           Class 3       Class 2       Class 3      Class 1      Class 3
                                                         ------------  -----------  -------------  ---------- -------------
For the Year Ended December 31, 2018
From operations:
   Dividends                                             $         --  $    62,330  $   1,186,338   $ 21,327  $  19,018,425
   Mortality and expense risk and administrative
     charges                                               (2,381,150)    (205,607)    (6,012,514)    (2,693)    (8,838,106)
                                                         ------------  -----------  -------------   --------  -------------
   Net investment income (loss)                            (2,381,150)    (143,277)    (4,826,176)    18,634     10,180,319
   Net realized gain (loss)                                11,826,188      228,749      3,423,711     (1,892)     8,530,684
   Capital gain distribution from mutual funds             13,387,500    2,720,643     82,266,947     38,243     40,654,730
   Change in unrealized appreciation (depreciation) of
     investments                                          (36,001,837)  (4,799,457)  (141,545,442)   (98,494)  (107,908,367)
                                                         ------------  -----------  -------------   --------  -------------
Increase (decrease) in net assets from operations         (13,169,299)  (1,993,342)   (60,680,960)   (43,509)   (48,542,634)
                                                         ------------  -----------  -------------   --------  -------------
From contract transactions:
   Payments received from contract owners                   5,186,858       13,366      3,685,367    434,141    308,233,266
   Payments for contract benefits or terminations         (20,292,539)  (1,964,518)   (50,773,622)   (71,540)   (56,608,016)
   Transfers between sub-accounts (including fixed
     account), net                                        228,189,315     (101,221)    16,347,477    315,861     13,707,816
   Contract maintenance charges                              (613,358)     (32,107)    (2,441,549)    (6,985)    (5,479,731)
   Adjustments to net assets allocated to contracts in
     payout period                                             19,162        1,054             81         --          4,327
                                                         ------------  -----------  -------------   --------  -------------
Increase (decrease) in net assets from contract
  transactions                                            212,489,438   (2,083,426)   (33,182,246)   671,477    259,857,662
                                                         ------------  -----------  -------------   --------  -------------
Increase (decrease) in net assets                         199,320,139   (4,076,768)   (93,863,206)   627,968    211,315,028
Net assets at beginning of period                         107,720,106   14,272,200    417,732,726     82,743    509,770,442
                                                         ------------  -----------  -------------   --------  -------------
Net assets at end of period                              $307,040,245  $10,195,432  $ 323,869,520   $710,711  $ 721,085,470
                                                         ============  ===========  =============   ========  =============
Beginning units                                             2,291,734      361,455     14,140,741      7,360     28,637,415
Units issued                                                5,130,802       13,552      1,639,435     71,973     19,461,097
Units redeemed                                               (804,396)     (65,457)    (2,538,273)   (12,696)    (5,197,752)
                                                         ------------  -----------  -------------   --------  -------------
Ending units                                                6,618,140      309,550     13,241,903     66,637     42,900,760
                                                         ============  ===========  =============   ========  =============
For the Year Ended December 31, 2017
From operations:
   Dividends                                             $         --  $    30,914  $     569,067   $     --  $   3,218,472
   Mortality and expense risk and administrative
     charges                                               (1,648,044)    (219,042)    (6,369,349)       (20)    (5,325,100)
                                                         ------------  -----------  -------------   --------  -------------
   Net investment income (loss)                            (1,648,044)    (188,128)    (5,800,282)       (20)    (2,106,628)
   Net realized gain (loss)                                 9,315,310      564,203     13,367,243          1      6,649,830
   Capital gain distribution from mutual funds              7,426,436    1,268,092     38,325,120         --      7,179,308
   Change in unrealized appreciation (depreciation) of
     investments                                           12,196,462     (186,475)    (2,552,273)       473     34,439,447
                                                         ------------  -----------  -------------   --------  -------------
Increase (decrease) in net assets from operations          27,290,164    1,457,692     43,339,808        454     46,161,957
                                                         ------------  -----------  -------------   --------  -------------
From contract transactions:
   Payments received from contract owners                   2,340,162       65,466      4,312,368     23,800    201,264,475
   Payments for contract benefits or terminations         (14,189,377)  (1,789,709)   (46,734,843)        --    (35,230,115)
   Transfers between sub-accounts (including fixed
     account), net                                         (5,488,585)     (33,961)    21,516,460     58,489     40,622,994
   Contract maintenance charges                              (365,755)     (34,783)    (2,509,990)        --     (2,152,083)
   Adjustments to net assets allocated to contracts in
     payout period                                             (4,254)         857          2,972         --           (532)
                                                         ------------  -----------  -------------   --------  -------------
Increase (decrease) in net assets from contract
  transactions                                            (17,707,809)  (1,792,130)   (23,413,033)    82,289    204,504,739
                                                         ------------  -----------  -------------   --------  -------------
Increase (decrease) in net assets                           9,582,355     (334,438)    19,926,775     82,743    250,666,696
Net assets at beginning of period                          98,137,751   14,606,638    397,805,951         --    259,103,746
                                                         ------------  -----------  -------------   --------  -------------
Net assets at end of period                              $107,720,106  $14,272,200  $ 417,732,726   $ 82,743  $ 509,770,442
                                                         ============  ===========  =============   ========  =============
Beginning units                                             2,620,315      411,577     15,477,739         --     16,750,562
Units issued                                                  271,468       19,182      1,479,060      7,363     15,266,249
Units redeemed                                               (600,049)     (69,304)    (2,816,058)        (3)    (3,379,396)
                                                         ------------  -----------  -------------   --------  -------------
Ending units                                                2,291,734      361,455     14,140,741      7,360     28,637,415
                                                         ============  ===========  =============   ========  =============

The accompanying Notes to Financial Statements are an integral part of this statement.

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS


                                        SAST SA                               SAST SA
                                       American      SAST SA                 American     SAST SA
                                         Funds      American     SAST SA       Funds     American
                                        Global        Funds   American Funds  Growth-  Funds Growth-
                                        Growth       Growth       Growth      Income      Income
                                       Portfolio    Portfolio   Portfolio    Portfolio   Portfolio
                                        Class 3      Class 1     Class 3      Class 1     Class 3
                                     -------------  --------- -------------- --------- -------------
For the Year Ended December 31,
  2018
From operations:
   Dividends                         $   4,246,249  $  3,154  $   2,873,751  $  6,993  $  6,519,182
   Mortality and expense risk and
     administrative charges             (5,894,449)     (358)    (5,035,416)     (354)   (3,832,158)
                                     -------------  --------  -------------  --------  ------------
   Net investment income (loss)         (1,648,200)    2,796     (2,161,665)    6,639     2,687,024
   Net realized gain (loss)             13,147,954   (94,241)    13,537,101   (78,461)    9,990,187
   Capital gain distribution from
     mutual funds                       74,845,078    62,853     89,581,237    48,439    55,145,401
   Change in unrealized
     appreciation (depreciation)
     of investments                   (123,190,604)   (3,669)  (103,649,836)   (2,919)  (74,554,291)
                                     -------------  --------  -------------  --------  ------------
Increase (decrease) in net assets
  from operations                      (36,845,772)  (32,261)    (2,693,163)  (26,302)   (6,731,679)
                                     -------------  --------  -------------  --------  ------------
From contract transactions:
   Payments received from contract
     owners                              6,063,383    58,601     11,992,892    48,835    12,336,539
   Payments for contract benefits
     or terminations                   (51,171,741)       --    (43,159,920)       --   (32,886,832)
   Transfers between sub-accounts
     (including fixed account), net      4,149,635    30,445     (8,804,868)   24,704    (5,307,539)
   Contract maintenance charges         (2,752,720)       --     (1,589,448)       --    (1,232,967)
   Adjustments to net assets
     allocated to contracts in
     payout period                           1,536        --         (3,423)       --           438
                                     -------------  --------  -------------  --------  ------------
Increase (decrease) in net assets
  from contract transactions           (43,709,907)   89,046    (41,564,767)   73,539   (27,090,361)
                                     -------------  --------  -------------  --------  ------------
Increase (decrease) in net assets      (80,555,679)   56,785    (44,257,930)   47,237   (33,822,040)
Net assets at beginning of period      408,793,177        --    328,360,182        --   257,275,092
                                     -------------  --------  -------------  --------  ------------
Net assets at end of period          $ 328,237,498  $ 56,785  $ 284,102,252  $ 47,237  $223,453,052
                                     =============  ========  =============  ========  ============
Beginning units                         19,761,382        --     15,275,769        --    13,148,407
Units issued                             1,722,024    24,038      1,539,968    23,485     1,236,701
Units redeemed                          (3,713,873)  (18,033)    (3,325,747)  (18,509)   (2,566,778)
                                     -------------  --------  -------------  --------  ------------
Ending units                            17,769,533     6,005     13,489,990     4,976    11,818,330
                                     =============  ========  =============  ========  ============
For the Year Ended December 31,
  2017
From operations:
   Dividends                         $   3,660,332  $     --  $   1,424,727  $     --  $  3,898,204
   Mortality and expense risk and
     administrative charges             (6,183,752)       --     (4,974,462)       --    (3,825,424)
                                     -------------  --------  -------------  --------  ------------
   Net investment income (loss)         (2,523,420)       --     (3,549,735)       --        72,780
   Net realized gain (loss)             18,314,842        --     16,688,348        --    12,919,624
   Capital gain distribution from
     mutual funds                       38,949,320        --     35,030,588        --    30,097,910
   Change in unrealized
     appreciation (depreciation)
     of investments                     48,478,881        --     25,907,671        --     3,066,485
                                     -------------  --------  -------------  --------  ------------
Increase (decrease) in net assets
  from operations                      103,219,623        --     74,076,872        --    46,156,799
                                     -------------  --------  -------------  --------  ------------
From contract transactions:
   Payments received from contract
     owners                              7,075,603        --     12,182,477        --    11,180,612
   Payments for contract benefits
     or terminations                   (43,130,424)       --    (38,837,333)       --   (32,261,106)
   Transfers between sub-accounts
     (including fixed account), net    (38,720,963)       --    (19,656,982)       --    (4,750,526)
   Contract maintenance charges         (2,848,530)       --     (1,629,442)       --    (1,282,322)
   Adjustments to net assets
     allocated to contracts in
     payout period                          (1,725)       --            617        --           (34)
                                     -------------  --------  -------------  --------  ------------
Increase (decrease) in net assets
  from contract transactions           (77,626,039)       --    (47,940,663)       --   (27,113,376)
                                     -------------  --------  -------------  --------  ------------
Increase (decrease) in net assets       25,593,584        --     26,136,209        --    19,043,423
Net assets at beginning of period      383,199,593        --    302,223,973        --   238,231,669
                                     -------------  --------  -------------  --------  ------------
Net assets at end of period          $ 408,793,177  $     --  $ 328,360,182  $     --  $257,275,092
                                     =============  ========  =============  ========  ============
Beginning units                         23,925,284        --     17,720,152        --    14,664,143
Units issued                             1,249,650        --      1,337,457        --     1,304,388
Units redeemed                          (5,413,552)       --     (3,781,840)       --    (2,820,124)
                                     -------------  --------  -------------  --------  ------------
Ending units                            19,761,382        --     15,275,769        --    13,148,407
                                     =============  ========  =============  ========  ============

The accompanying Notes to Financial Statements are an integral part of this statement.

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS


                                      SAST SA
                                      American                                                SAST SA
                                     Funds VCP                      SAST SA      SAST SA      Boston
                                      Managed        SAST SA       BlackRock    BlackRock     Company
                                       Asset     American Funds   VCP Global   VCP Global     Capital
                                     Allocation    VCP Managed    Multi Asset  Multi Asset    Growth
                                     Portfolio  Asset Allocation   Portfolio    Portfolio    Portfolio
                                      Class 1   Portfolio Class 3   Class 1      Class 3      Class 1
                                     ---------- ----------------- ----------- ------------  -----------
For the Year Ended December 31,
  2018
From operations:
   Dividends                          $   671    $   23,420,532     $   202   $  7,078,015  $    32,575
   Mortality and expense risk and
     administrative charges              (108)      (21,177,327)        (47)    (8,903,137)     (56,459)
                                      -------    --------------     -------   ------------  -----------
   Net investment income (loss)           563         2,243,205         155     (1,825,122)     (23,884)
   Net realized gain (loss)               (46)       13,691,590         (28)     3,746,503      670,395
   Capital gain distribution from
     mutual funds                       1,743        78,374,529         807     46,818,566    1,839,025
   Change in unrealized
     appreciation (depreciation)
     of investments                    (4,073)     (196,153,684)     (1,761)   (96,092,256)  (1,917,449)
                                      -------    --------------     -------   ------------  -----------
Increase (decrease) in net assets
  from operations                      (1,813)     (101,844,360)       (827)   (47,352,309)     568,087
                                      -------    --------------     -------   ------------  -----------
From contract transactions:
   Payments received from contract
     owners                                --       162,625,113       6,047     63,150,631       49,340
   Payments for contract benefits
     or terminations                       --       (76,955,451)         --    (30,561,076)    (653,282)
   Transfers between sub-accounts
     (including fixed account), net    29,707        21,576,126       6,203      1,103,872   (4,606,639)
   Contract maintenance charges          (197)      (14,691,202)       (107)    (6,398,454)      (1,378)
   Adjustments to net assets
     allocated to contracts in
     payout period                         --             1,343          --             --          585
                                      -------    --------------     -------   ------------  -----------
Increase (decrease) in net assets
  from contract transactions           29,510        92,555,929      12,143     27,294,973   (5,211,374)
                                      -------    --------------     -------   ------------  -----------
Increase (decrease) in net assets      27,697        (9,288,431)     11,316    (20,057,336)  (4,643,287)
Net assets at beginning of period       6,092     1,465,252,211          --    637,444,039    4,643,287
                                      -------    --------------     -------   ------------  -----------
Net assets at end of period           $33,789    $1,455,963,780     $11,316   $617,386,703  $        --
                                      =======    ==============     =======   ============  ===========
Beginning units                           547       104,730,830          --     55,477,093      326,681
Units issued                            2,718        20,233,325       1,121      9,859,557       16,779
Units redeemed                            (56)      (13,788,718)        (25)    (7,551,459)    (343,460)
                                      -------    --------------     -------   ------------  -----------
Ending units                            3,209       111,175,437       1,096     57,785,191           --
                                      =======    ==============     =======   ============  ===========
For the Year Ended December 31,
  2017
From operations:
   Dividends                          $    --    $    9,930,418     $    --   $     64,808  $    13,805
   Mortality and expense risk and
     administrative charges                (3)      (18,018,091)         --     (7,308,334)     (70,866)
                                      -------    --------------     -------   ------------  -----------
   Net investment income (loss)            (3)       (8,087,673)         --     (7,243,526)     (57,061)
   Net realized gain (loss)                --         7,191,914          --      1,343,313      484,229
   Capital gain distribution from
     mutual funds                          --        26,982,871          --      2,072,159       44,371
   Change in unrealized
     appreciation (depreciation)
     of investments                        48       127,091,220          --     55,864,259      442,969
                                      -------    --------------     -------   ------------  -----------
Increase (decrease) in net assets
  from operations                          45       153,178,332          --     52,036,205      914,508
                                      -------    --------------     -------   ------------  -----------
From contract transactions:
   Payments received from contract
     owners                             6,047       160,408,678          --    118,782,749       14,722
   Payments for contract benefits
     or terminations                       --       (53,212,306)         --    (20,562,998)    (513,739)
   Transfers between sub-accounts
     (including fixed account), net        --       133,451,500          --     99,630,166     (269,767)
   Contract maintenance charges            --       (11,942,555)         --     (5,395,420)      (1,918)
   Adjustments to net assets
     allocated to contracts in
     payout period                         --               789          --             --            4
                                      -------    --------------     -------   ------------  -----------
Increase (decrease) in net assets
  from contract transactions            6,047       228,706,106          --    192,454,497     (770,698)
                                      -------    --------------     -------   ------------  -----------
Increase (decrease) in net assets       6,092       381,884,438          --    244,490,702      143,810
Net assets at beginning of period          --     1,083,367,773          --    392,953,337    4,499,477
                                      -------    --------------     -------   ------------  -----------
Net assets at end of period           $ 6,092    $1,465,252,211     $    --   $637,444,039  $ 4,643,287
                                      =======    ==============     =======   ============  ===========
Beginning units                            --        87,433,286          --     37,804,236      385,795
Units issued                              547        25,163,710          --     22,471,412       10,246
Units redeemed                             --        (7,866,166)         --     (4,798,555)     (69,360)
                                      -------    --------------     -------   ------------  -----------
Ending units                              547       104,730,830          --     55,477,093      326,681
                                      =======    ==============     =======   ============  ===========

The accompanying Notes to Financial Statements are an integral part of this statement.

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS


                                       SAST SA       SAST SA
                                       Boston        Boston
                                       Company       Company      SAST SA      SAST SA      SAST SA
                                       Capital       Capital      Columbia     Columbia     Columbia
                                       Growth        Growth      Technology   Technology   Technology
                                      Portfolio     Portfolio    Portfolio    Portfolio    Portfolio
                                       Class 2       Class 3      Class 1      Class 2      Class 3
                                     -----------  ------------  -----------  -----------  ------------
For the Year Ended December 31,
  2018
From operations:
   Dividends                         $     7,072  $    100,250  $        --  $        --  $         --
   Mortality and expense risk and
     administrative charges              (19,121)     (536,715)    (191,294)     (69,938)     (725,855)
                                     -----------  ------------  -----------  -----------  ------------
   Net investment income (loss)          (12,049)     (436,465)    (191,294)     (69,938)     (725,855)
   Net realized gain (loss)              211,667     6,016,825    1,660,475      547,824     4,177,312
   Capital gain distribution from
     mutual funds                        608,524    16,098,109    1,623,517      604,313     6,422,607
   Change in unrealized
     appreciation (depreciation)
     of investments                     (628,338)  (16,319,800)  (4,162,252)  (1,464,066)  (14,191,924)
                                     -----------  ------------  -----------  -----------  ------------
Increase (decrease) in net assets
  from operations                        179,804     5,358,669   (1,069,554)    (381,867)   (4,317,860)
                                     -----------  ------------  -----------  -----------  ------------
From contract transactions:
   Payments received from contract
     owners                                   --       457,996       51,640        7,576     2,853,418
   Payments for contract benefits
     or terminations                     (97,925)   (5,855,426)  (1,279,202)    (497,025)   (5,596,830)
   Transfers between sub-accounts
     (including fixed account), net   (1,488,218)  (43,957,085)    (401,420)     141,216       523,011
   Contract maintenance charges           (2,672)     (219,989)      (4,904)     (10,217)     (135,769)
   Adjustments to net assets
     allocated to contracts in
     payout period                            --          (118)         534           --           (10)
                                     -----------  ------------  -----------  -----------  ------------
Increase (decrease) in net assets
  from contract transactions          (1,588,815)  (49,574,622)  (1,633,352)    (358,450)   (2,356,180)
                                     -----------  ------------  -----------  -----------  ------------
Increase (decrease) in net assets     (1,409,011)  (44,215,953)  (2,702,906)    (740,317)   (6,674,040)
Net assets at beginning of period      1,409,011    44,215,953   12,769,743    4,319,847    45,653,006
                                     -----------  ------------  -----------  -----------  ------------
Net assets at end of period          $        --  $         --  $10,066,837  $ 3,579,530  $ 38,978,966
                                     ===========  ============  ===========  ===========  ============
Beginning units                          102,463     2,989,482    2,093,063      730,919     3,895,817
Units issued                               3,216       140,721      177,288       78,039       741,536
Units redeemed                          (105,679)   (3,130,203)    (446,170)    (136,667)   (1,175,305)
                                     -----------  ------------  -----------  -----------  ------------
Ending units                                  --            --    1,824,181      672,291     3,462,048
                                     ===========  ============  ===========  ===========  ============
For the Year Ended December 31,
  2017
From operations:
   Dividends                         $     2,143  $     37,740  $        --  $        --  $         --
   Mortality and expense risk and
     administrative charges              (22,500)     (689,168)    (183,975)     (63,713)     (679,285)
                                     -----------  ------------  -----------  -----------  ------------
   Net investment income (loss)          (20,357)     (651,428)    (183,975)     (63,713)     (679,285)
   Net realized gain (loss)              134,683     4,042,788    1,239,476      310,784     5,346,765
   Capital gain distribution from
     mutual funds                         13,613       434,340    1,553,386      527,509     5,692,157
   Change in unrealized
     appreciation (depreciation)
     of investments                      151,726     4,780,300      679,038      328,043     1,364,964
                                     -----------  ------------  -----------  -----------  ------------
Increase (decrease) in net assets
  from operations                        279,665     8,606,000    3,287,925    1,102,623    11,724,601
                                     -----------  ------------  -----------  -----------  ------------
From contract transactions:
   Payments received from contract
     owners                                   --     1,130,863       64,522       31,876     2,966,400
   Payments for contract benefits
     or terminations                    (230,740)   (5,025,004)  (1,101,792)    (229,346)   (4,947,586)
   Transfers between sub-accounts
     (including fixed account), net      (22,534)   (1,896,890)     705,618       88,200       503,423
   Contract maintenance charges           (2,988)     (292,924)      (5,237)      (9,483)     (136,469)
   Adjustments to net assets
     allocated to contracts in
     payout period                            --        (1,848)        (212)           1           643
                                     -----------  ------------  -----------  -----------  ------------
Increase (decrease) in net assets
  from contract transactions            (256,262)   (6,085,803)    (337,101)    (118,752)   (1,613,589)
                                     -----------  ------------  -----------  -----------  ------------
Increase (decrease) in net assets         23,403     2,520,197    2,950,824      983,871    10,111,012
Net assets at beginning of period      1,385,608    41,695,756    9,818,919    3,335,976    35,541,994
                                     -----------  ------------  -----------  -----------  ------------
Net assets at end of period          $ 1,409,011  $ 44,215,953  $12,769,743  $ 4,319,847  $ 45,653,006
                                     ===========  ============  ===========  ===========  ============
Beginning units                          122,508     3,469,979    2,142,987      749,966     4,304,127
Units issued                                 180       178,862      299,675       57,719       826,332
Units redeemed                           (20,225)     (659,359)    (349,599)     (76,766)   (1,234,642)
                                     -----------  ------------  -----------  -----------  ------------
Ending units                             102,463     2,989,482    2,093,063      730,919     3,895,817
                                     ===========  ============  ===========  ===========  ============

The accompanying Notes to Financial Statements are an integral part of this statement.

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS


                                                                SAST SA      SAST SA                     SAST SA      SAST SA
                                                               DFA Ultra    DFA Ultra    SAST SA DFA   Dogs of Wall Dogs of Wall
                                                               Short Bond   Short Bond   Ultra Short      Street       Street
                                                               Portfolio    Portfolio   Bond Portfolio  Portfolio    Portfolio
                                                                Class 1      Class 2       Class 3       Class 1      Class 2
                                                              -----------  -----------  -------------- ------------ ------------
For the Year Ended December 31, 2018
From operations:
   Dividends                                                  $   264,800  $    71,691   $  1,170,431  $   630,034  $   121,051
   Mortality and expense risk and administrative charges         (363,804)    (107,506)    (2,070,713)    (400,419)     (89,110)
                                                              -----------  -----------   ------------  -----------  -----------
   Net investment income (loss)                                   (99,004)     (35,815)      (900,282)     229,615       31,941
   Net realized gain (loss)                                        60,801         (652)       278,150    1,711,328      607,159
   Capital gain distribution from mutual funds                         --           --             --    2,981,207      615,509
   Change in unrealized appreciation (depreciation) of
     investments                                                   37,332       24,043        223,705   (5,333,574)  (1,345,271)
                                                              -----------  -----------   ------------  -----------  -----------
Increase (decrease) in net assets from operations                    (871)     (12,424)      (398,427)    (411,424)     (90,662)
                                                              -----------  -----------   ------------  -----------  -----------
From contract transactions:
   Payments received from contract owners                         952,826      149,913     12,238,002      429,370        1,185
   Payments for contract benefits or terminations              (4,951,541)  (1,945,576)   (47,812,327)  (2,495,582)  (1,156,197)
   Transfers between sub-accounts (including fixed
     account), net                                              3,376,822    2,405,340     35,528,330   (1,365,725)    (151,540)
   Contract maintenance charges                                   (29,763)     (16,503)    (1,007,269)     (13,347)     (10,625)
   Adjustments to net assets allocated to contracts in
     payout period                                                    534          215         (2,381)       1,042          275
                                                              -----------  -----------   ------------  -----------  -----------
Increase (decrease) in net assets from contract transactions     (651,122)     593,389     (1,055,645)  (3,444,242)  (1,316,902)
                                                              -----------  -----------   ------------  -----------  -----------
Increase (decrease) in net assets                                (651,993)     580,965     (1,454,072)  (3,855,666)  (1,407,564)
Net assets at beginning of period                              26,448,880    6,436,847    145,166,212   27,695,274    6,220,861
                                                              -----------  -----------   ------------  -----------  -----------
Net assets at end of period                                   $25,796,887  $ 7,017,812   $143,712,140  $23,839,608  $ 4,813,297
                                                              ===========  ===========   ============  ===========  ===========
Beginning units                                                 2,228,471      560,787     15,005,045      894,760      207,186
Units issued                                                    1,077,639      270,682     10,252,186       30,332        3,278
Units redeemed                                                 (1,133,265)    (219,882)   (10,137,790)    (140,667)     (46,680)
                                                              -----------  -----------   ------------  -----------  -----------
Ending units                                                    2,172,845      611,587     15,119,441      784,425      163,784
                                                              ===========  ===========   ============  ===========  ===========
For the Year Ended December 31, 2017
From operations:
   Dividends                                                  $    80,368  $     7,660   $     43,095  $   611,566  $   129,636
   Mortality and expense risk and administrative charges         (395,657)    (100,015)    (2,256,397)    (407,718)     (94,987)
                                                              -----------  -----------   ------------  -----------  -----------
   Net investment income (loss)                                  (315,289)     (92,355)    (2,213,302)     203,848       34,649
   Net realized gain (loss)                                        29,871       (6,534)       (47,833)   2,175,884      618,997
   Capital gain distribution from mutual funds                         --           --             --    2,119,361      479,901
   Change in unrealized appreciation (depreciation) of
     investments                                                   73,243       34,808        712,868     (279,488)    (189,653)
                                                              -----------  -----------   ------------  -----------  -----------
Increase (decrease) in net assets from operations                (212,175)     (64,081)    (1,548,267)   4,219,605      943,894
                                                              -----------  -----------   ------------  -----------  -----------
From contract transactions:
   Payments received from contract owners                       1,717,343      453,688     13,737,846      167,186       24,299
   Payments for contract benefits or terminations              (5,530,406)  (1,439,078)   (47,396,588)  (2,615,480)    (946,935)
   Transfers between sub-accounts (including fixed
     account), net                                              3,939,248      584,497     18,819,740     (928,044)     175,688
   Contract maintenance charges                                   (32,654)     (16,439)    (1,049,576)     (12,267)     (11,124)
   Adjustments to net assets allocated to contracts in
     payout period                                                    775          192          4,722       (4,935)       2,341
                                                              -----------  -----------   ------------  -----------  -----------
Increase (decrease) in net assets from contract transactions       94,306     (417,140)   (15,883,856)  (3,393,540)    (755,731)
                                                              -----------  -----------   ------------  -----------  -----------
Increase (decrease) in net assets                                (117,869)    (481,221)   (17,432,123)     826,065      188,163
Net assets at beginning of period                              26,566,749    6,918,068    162,598,335   26,869,209    6,032,698
                                                              -----------  -----------   ------------  -----------  -----------
Net assets at end of period                                   $26,448,880  $ 6,436,847   $145,166,212  $27,695,274  $ 6,220,861
                                                              ===========  ===========   ============  ===========  ===========
Beginning units                                                 2,220,534      594,953     16,545,399    1,015,867      234,696
Units issued                                                    1,035,087      155,036      7,693,016       47,229       16,893
Units redeemed                                                 (1,027,150)    (189,202)    (9,233,370)    (168,336)     (44,403)
                                                              -----------  -----------   ------------  -----------  -----------
Ending units                                                    2,228,471      560,787     15,005,045      894,760      207,186
                                                              ===========  ===========   ============  ===========  ===========

The accompanying Notes to Financial Statements are an integral part of this statement.

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS


                                                                          SAST SA                     SAST SA       SAST SA
                                                                          Emerging      SAST SA      Federated     Federated
                                                          SAST SA Dogs    Markets      Federated     Corporate     Corporate
                                                         of Wall Street Equity Index   Corporate       Bond          Bond
                                                           Portfolio     Portfolio   Bond Portfolio  Portfolio     Portfolio
                                                            Class 3       Class 3       Class 1       Class 2       Class 3
                                                         -------------- ------------ -------------- -----------  -------------
For the Year Ended December 31, 2018
From operations:
   Dividends                                              $  2,374,671    $  5,811    $ 2,007,003   $   534,189  $  23,366,156
   Mortality and expense risk and administrative
     charges                                                (1,686,071)     (2,107)      (748,296)     (219,303)    (9,085,334)
                                                          ------------    --------    -----------   -----------  -------------
   Net investment income (loss)                                688,600       3,704      1,258,707       314,886     14,280,822
   Net realized gain (loss)                                  2,870,140      (2,930)       547,488        92,477     (4,166,107)
   Capital gain distribution from mutual funds              12,567,098          --        364,774       101,291      4,531,001
   Change in unrealized appreciation (depreciation) of
     investments                                           (18,041,208)    (36,404)    (4,381,113)   (1,161,779)   (42,801,366)
                                                          ------------    --------    -----------   -----------  -------------
Increase (decrease) in net assets from operations           (1,915,370)    (35,630)    (2,210,144)     (653,125)   (28,155,650)
                                                          ------------    --------    -----------   -----------  -------------
From contract transactions:
   Payments received from contract owners                    2,904,172     487,443        331,546        18,157     12,096,132
   Payments for contract benefits or terminations          (14,141,458)     (5,246)    (5,562,227)   (2,126,651)   (71,306,753)
   Transfers between sub-accounts (including fixed
     account), net                                          (6,457,705)     20,277     (1,267,549)     (632,896)   (31,036,604)
   Contract maintenance charges                               (513,993)         (7)       (19,558)      (23,834)    (4,565,660)
   Adjustments to net assets allocated to contracts in
     payout period                                                 149          --         10,182           465          4,354
                                                          ------------    --------    -----------   -----------  -------------
Increase (decrease) in net assets from contract
  transactions                                             (18,208,835)    502,467     (6,507,606)   (2,764,759)   (94,808,531)
                                                          ------------    --------    -----------   -----------  -------------
Increase (decrease) in net assets                          (20,124,205)    466,837     (8,717,750)   (3,417,884)  (122,964,181)
Net assets at beginning of period                          118,646,939          --     53,276,131    15,464,857    644,587,323
                                                          ------------    --------    -----------   -----------  -------------
Net assets at end of period                               $ 98,522,734    $466,837    $44,558,381   $12,046,973  $ 521,623,142
                                                          ============    ========    ===========   ===========  =============
Beginning units                                              4,536,213          --      1,705,764       511,063     30,602,211
Units issued                                                   395,045      57,683         51,373        12,609      2,647,674
Units redeemed                                              (1,070,730)     (2,838)      (266,078)     (106,886)    (7,214,620)
                                                          ------------    --------    -----------   -----------  -------------
Ending units                                                 3,860,528      54,845      1,491,059       416,786     26,035,265
                                                          ============    ========    ===========   ===========  =============
For the Year Ended December 31, 2017
From operations:
   Dividends                                              $  2,455,448    $     --    $ 2,390,076   $   655,219  $  27,170,189
   Mortality and expense risk and administrative
     charges                                                (1,752,630)         --       (834,251)     (249,795)    (9,675,200)
                                                          ------------    --------    -----------   -----------  -------------
   Net investment income (loss)                                702,818          --      1,555,825       405,424     17,494,989
   Net realized gain (loss)                                  5,025,828          --        817,554       332,772      3,259,511
   Capital gain distribution from mutual funds               9,381,670          --        243,160        69,329      2,916,254
   Change in unrealized appreciation (depreciation) of
     investments                                             2,131,379          --         81,732       (40,990)     5,768,923
                                                          ------------    --------    -----------   -----------  -------------
Increase (decrease) in net assets from operations           17,241,695          --      2,698,271       766,535     29,439,677
                                                          ------------    --------    -----------   -----------  -------------
From contract transactions:
   Payments received from contract owners                    6,027,052          --        444,768       106,660     18,793,768
   Payments for contract benefits or terminations          (13,307,158)         --     (6,445,567)   (2,763,135)   (67,409,806)
   Transfers between sub-accounts (including fixed
     account), net                                          (3,959,946)         --      1,143,611       542,288     46,663,896
   Contract maintenance charges                               (545,165)         --        (22,420)      (28,162)    (4,580,002)
   Adjustments to net assets allocated to contracts in
     payout period                                                (182)         --         11,014           620         (4,688)
                                                          ------------    --------    -----------   -----------  -------------
Increase (decrease) in net assets from contract
  transactions                                             (11,785,399)         --     (4,868,594)   (2,141,729)    (6,536,832)
                                                          ------------    --------    -----------   -----------  -------------
Increase (decrease) in net assets                            5,456,296          --     (2,170,323)   (1,375,194)    22,902,845
Net assets at beginning of period                          113,190,643          --     55,446,454    16,840,051    621,684,478
                                                          ------------    --------    -----------   -----------  -------------
Net assets at end of period                               $118,646,939    $     --    $53,276,131   $15,464,857  $ 644,587,323
                                                          ============    ========    ===========   ===========  =============
Beginning units                                              4,930,440          --      1,864,212       582,655     30,459,042
Units issued                                                   779,062          --         91,368        39,978      5,690,392
Units redeemed                                              (1,173,289)         --       (249,816)     (111,570)    (5,547,223)
                                                          ------------    --------    -----------   -----------  -------------
Ending units                                                 4,536,213          --      1,705,764       511,063     30,602,211
                                                          ============    ========    ===========   ===========  =============

The accompanying Notes to Financial Statements are an integral part of this statement.

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS


                                                                 SAST SA       SAST SA       SAST SA                  SAST SA
                                                                Fidelity      Fidelity      Fidelity      SAST SA      Fixed
                                                              Institutional Institutional Institutional    Fixed       Income
                                                               AM(R) Real    AM(R) Real    AM(R) Real     Income    Intermediate
                                                                 Estate        Estate        Estate        Index       Index
                                                                Portfolio     Portfolio     Portfolio    Portfolio   Portfolio
                                                                 Class 1       Class 2       Class 3      Class 3     Class 3
                                                              ------------- ------------- ------------- ----------  ------------
For the Year Ended December 31, 2018
From operations:
   Dividends                                                   $   492,960   $   108,774  $  3,446,527  $  171,397   $  165,574
   Mortality and expense risk and administrative charges          (318,500)      (78,208)   (2,556,111)    (48,969)     (51,864)
                                                               -----------   -----------  ------------  ----------   ----------
   Net investment income (loss)                                    174,460        30,566       890,416     122,428      113,710
   Net realized gain (loss)                                        588,122         6,714    (6,059,939)    (25,002)      (9,214)
   Capital gain distribution from mutual funds                   1,379,198       329,023    10,926,484          --           --
   Change in unrealized appreciation (depreciation) of
     investments                                                (3,875,978)     (777,317)  (18,962,920)    (77,970)     (28,741)
                                                               -----------   -----------  ------------  ----------   ----------
Increase (decrease) in net assets from operations               (1,734,198)     (411,014)  (13,205,959)     19,456       75,755
                                                               -----------   -----------  ------------  ----------   ----------
From contract transactions:
   Payments received from contract owners                           76,795         6,594       658,150   4,971,737    3,397,174
   Payments for contract benefits or terminations               (2,705,957)     (454,375)  (23,136,058)   (256,867)    (152,334)
   Transfers between sub-accounts (including fixed
     account), net                                                (969,103)     (248,139)   (4,295,250)  1,399,532    4,786,676
   Contract maintenance charges                                     (8,104)       (8,491)   (1,164,828)    (25,904)     (33,098)
   Adjustments to net assets allocated to contracts in
     payout period                                                     318            14        (3,531)         --           --
                                                               -----------   -----------  ------------  ----------   ----------
Increase (decrease) in net assets from contract transactions    (3,606,051)     (704,397)  (27,941,517)  6,088,498    7,998,418
                                                               -----------   -----------  ------------  ----------   ----------
Increase (decrease) in net assets                               (5,340,249)   (1,115,411)  (41,147,476)  6,107,954    8,074,173
Net assets at beginning of period                               23,652,055     5,498,633   182,914,559   1,006,326      807,053
                                                               -----------   -----------  ------------  ----------   ----------
Net assets at end of period                                    $18,311,806   $ 4,383,222  $141,767,083  $7,114,280   $8,881,226
                                                               ===========   ===========  ============  ==========   ==========
Beginning units                                                    630,704       151,544     9,501,089     100,488       81,380
Units issued                                                        12,539         1,923       888,619     826,109      906,232
Units redeemed                                                    (113,204)      (21,925)   (2,338,879)   (200,248)     (83,479)
                                                               -----------   -----------  ------------  ----------   ----------
Ending units                                                       530,039       131,542     8,050,829     726,349      904,133
                                                               ===========   ===========  ============  ==========   ==========
For the Year Ended December 31, 2017
From operations:
   Dividends                                                   $   688,606   $   153,001  $  4,847,772  $       --   $       --
   Mortality and expense risk and administrative charges          (381,556)      (94,242)   (2,880,545)     (1,994)        (746)
                                                               -----------   -----------  ------------  ----------   ----------
   Net investment income (loss)                                    307,050        58,759     1,967,227      (1,994)        (746)
   Net realized gain (loss)                                      1,360,903       418,441     5,283,185        (579)          (6)
   Capital gain distribution from mutual funds                   3,217,842       763,905    24,933,808          --           --
   Change in unrealized appreciation (depreciation) of
     investments                                                (3,937,446)   (1,020,346)  (25,689,659)      3,062         (515)
                                                               -----------   -----------  ------------  ----------   ----------
Increase (decrease) in net assets from operations                  948,349       220,759     6,494,561         489       (1,267)
                                                               -----------   -----------  ------------  ----------   ----------
From contract transactions:
   Payments received from contract owners                          124,111         3,009     1,444,613     447,304      695,204
   Payments for contract benefits or terminations               (3,166,629)   (1,174,783)  (22,509,911)   (230,494)      (1,812)
   Transfers between sub-accounts (including fixed
     account), net                                                (785,041)      (90,096)    9,248,530     789,779      114,928
   Contract maintenance charges                                    (10,648)       (9,750)   (1,227,527)       (752)          --
   Adjustments to net assets allocated to contracts in
     payout period                                                    (195)         (757)       (3,445)         --           --
                                                               -----------   -----------  ------------  ----------   ----------
Increase (decrease) in net assets from contract transactions    (3,838,402)   (1,272,377)  (13,047,740)  1,005,837      808,320
                                                               -----------   -----------  ------------  ----------   ----------
Increase (decrease) in net assets                               (2,890,053)   (1,051,618)   (6,553,179)  1,006,326      807,053
Net assets at beginning of period                               26,542,108     6,550,251   189,467,738          --           --
                                                               -----------   -----------  ------------  ----------   ----------
Net assets at end of period                                    $23,652,055   $ 5,498,633  $182,914,559  $1,006,326   $  807,053
                                                               ===========   ===========  ============  ==========   ==========
Beginning units                                                    734,690       186,950    10,107,470          --           --
Units issued                                                        19,153         8,068     1,172,813     124,755       81,668
Units redeemed                                                    (123,139)      (43,474)   (1,779,194)    (24,267)        (288)
                                                               -----------   -----------  ------------  ----------   ----------
Ending units                                                       630,704       151,544     9,501,089     100,488       81,380
                                                               ===========   ===========  ============  ==========   ==========

The accompanying Notes to Financial Statements are an integral part of this statement.

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS


                                                                                SAST SA      SAST SA      SAST SA      SAST SA
                                                                  SAST SA     Global Index Global Index Global Index Global Index
                                                              Franklin Small   Allocation   Allocation   Allocation   Allocation
                                                                  Company        60-40        60-40        75-25        75-25
                                                              Value Portfolio  Portfolio    Portfolio    Portfolio    Portfolio
                                                                  Class 3       Class 1      Class 3      Class 1      Class 3
                                                              --------------- ------------ ------------ ------------ ------------
For the Year Ended December 31, 2018
From operations:
   Dividends                                                   $  1,108,040     $   105    $   315,113     $   --    $   390,331
   Mortality and expense risk and administrative charges         (2,472,386)         (5)       (53,543)        --        (60,623)
                                                               ------------     -------    -----------     ------    -----------
   Net investment income (loss)                                  (1,364,346)        100        261,570         --        329,708
   Net realized gain (loss)                                       9,927,661          --         (6,655)        --        (33,643)
   Capital gain distribution from mutual funds                   21,125,273          --          3,965         --          6,727
   Change in unrealized appreciation (depreciation) of
     investments                                                (51,448,654)      1,371     (1,033,912)        34     (1,586,167)
                                                               ------------     -------    -----------     ------    -----------
Increase (decrease) in net assets from operations               (21,760,066)      1,471       (775,032)        34     (1,283,375)
                                                               ------------     -------    -----------     ------    -----------
From contract transactions:
   Payments received from contract owners                         1,253,162      50,822     11,999,467         --     14,152,519
   Payments for contract benefits or terminations               (20,992,103)         --        (69,335)        --       (114,841)
   Transfers between sub-accounts (including fixed
     account), net                                                6,544,153          --        677,352      7,512      1,960,186
   Contract maintenance charges                                  (1,161,841)         --        (31,862)        --        (40,979)
   Adjustments to net assets allocated to contracts in
     payout period                                                      561          --             --         --             --
                                                               ------------     -------    -----------     ------    -----------
Increase (decrease) in net assets from contract transactions    (14,356,068)     50,822     12,575,622      7,512     15,956,885
                                                               ------------     -------    -----------     ------    -----------
Increase (decrease) in net assets                               (36,116,134)     52,293     11,800,590      7,546     14,673,510
Net assets at beginning of period                               172,345,919          --             --         --             --
                                                               ------------     -------    -----------     ------    -----------
Net assets at end of period                                    $136,229,785     $52,293    $11,800,590     $7,546    $14,673,510
                                                               ============     =======    ===========     ======    ===========
Beginning units                                                   9,350,466          --             --         --             --
Units issued                                                        929,575       5,561      1,302,733        819      1,711,746
Units redeemed                                                   (1,652,460)         --        (39,000)        --       (108,654)
                                                               ------------     -------    -----------     ------    -----------
Ending units                                                      8,627,581       5,561      1,263,733        819      1,603,092
                                                               ============     =======    ===========     ======    ===========
For the Year Ended December 31, 2017
From operations:
   Dividends                                                   $    668,882     $    --    $        --     $   --    $        --
   Mortality and expense risk and administrative charges         (2,632,175)         --             --         --             --
                                                               ------------     -------    -----------     ------    -----------
   Net investment income (loss)                                  (1,963,293)         --             --         --             --
   Net realized gain (loss)                                      11,013,904          --             --         --             --
   Capital gain distribution from mutual funds                   20,967,798          --             --         --             --
   Change in unrealized appreciation (depreciation) of
     investments                                                (17,074,126)         --             --         --             --
                                                               ------------     -------    -----------     ------    -----------
Increase (decrease) in net assets from operations                12,944,283          --             --         --             --
                                                               ------------     -------    -----------     ------    -----------
From contract transactions:
   Payments received from contract owners                         1,116,713          --             --         --             --
   Payments for contract benefits or terminations               (18,970,155)         --             --         --             --
   Policy loans                                                          --          --             --         --             --
   Transfers between sub-accounts (including fixed
     account), net                                                7,756,258          --             --         --             --
   Contract maintenance charges                                  (1,189,522)         --             --         --             --
   Adjustments to net assets allocated to contracts in
     payout period                                                      278          --             --         --             --
                                                               ------------     -------    -----------     ------    -----------
Increase (decrease) in net assets from contract transactions    (11,286,428)         --             --         --             --
                                                               ------------     -------    -----------     ------    -----------
Increase (decrease) in net assets                                 1,657,855          --             --         --             --
Net assets at beginning of period                               170,688,064          --             --         --             --
                                                               ------------     -------    -----------     ------    -----------
Net assets at end of period                                    $172,345,919     $    --    $        --     $   --    $        --
                                                               ============     =======    ===========     ======    ===========
Beginning units                                                  10,201,524          --             --         --             --
Units issued                                                      1,022,970          --             --         --             --
Units redeemed                                                   (1,874,028)         --             --         --             --
                                                               ------------     -------    -----------     ------    -----------
Ending units                                                      9,350,466          --             --         --             --
                                                               ============     =======    ===========     ======    ===========

The accompanying Notes to Financial Statements are an integral part of this statement.

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS


                                                                                                       SAST SA
                                                                SAST SA      SAST SA      SAST SA      Goldman     SAST SA
                                                              Global Index Global Index   Goldman       Sachs      Goldman
                                                               Allocation   Allocation  Sachs Global   Global    Sachs Global
                                                                 90-10        90-10         Bond        Bond         Bond
                                                               Portfolio    Portfolio    Portfolio    Portfolio   Portfolio
                                                                Class 1      Class 3      Class 1      Class 2     Class 3
                                                              ------------ ------------ ------------ ----------  ------------
For the Year Ended December 31, 2018
From operations:
   Dividends                                                    $   488    $ 1,485,658  $   708,105  $  140,577  $  8,211,079
   Mortality and expense risk and administrative charges            (95)      (269,609)    (287,189)    (62,056)   (3,322,884)
                                                                -------    -----------  -----------  ----------  ------------
   Net investment income (loss)                                     393      1,216,049      420,916      78,521     4,888,195
   Net realized gain (loss)                                        (602)       (15,059)    (398,401)    (87,269)   (4,481,371)
   Capital gain distribution from mutual funds                        3          8,908           --          --            --
   Change in unrealized appreciation (depreciation) of
     investments                                                 (2,276)    (7,527,564)    (784,402)   (160,898)   (9,825,845)
                                                                -------    -----------  -----------  ----------  ------------
Increase (decrease) in net assets from operations                (2,482)    (6,317,666)    (761,887)   (169,646)   (9,419,021)
                                                                -------    -----------  -----------  ----------  ------------
From contract transactions:
   Payments received from contract owners                        15,000     54,948,427       64,401       4,942    10,389,174
   Payments for contract benefits or terminations                  (703)      (814,097)  (2,328,770)   (381,645)  (26,605,734)
   Transfers between sub-accounts (including fixed
     account), net                                                4,285      7,603,470      (49,494)   (157,287)  (10,290,821)
   Contract maintenance charges                                    (171)      (184,420)      (7,807)     (8,536)   (1,855,102)
   Adjustments to net assets allocated to contracts in
     payout period                                                   --             --        4,457          --           630
                                                                -------    -----------  -----------  ----------  ------------
Increase (decrease) in net assets from contract transactions     18,411     61,553,380   (2,317,213)   (542,526)  (28,361,853)
                                                                -------    -----------  -----------  ----------  ------------
Increase (decrease) in net assets                                15,929     55,235,714   (3,079,100)   (712,172)  (37,780,874)
Net assets at beginning of period                                    --             --   20,275,282   4,181,119   232,541,688
                                                                -------    -----------  -----------  ----------  ------------
Net assets at end of period                                     $15,929    $55,235,714  $17,196,182  $3,468,947  $194,760,814
                                                                =======    ===========  ===========  ==========  ============
Beginning units                                                      --             --      894,435     190,433    16,333,967
Units issued                                                      4,100      6,432,290       50,943       8,986     3,272,631
Units redeemed                                                   (2,334)      (261,159)    (153,502)    (34,468)   (5,222,449)
                                                                -------    -----------  -----------  ----------  ------------
Ending units                                                      1,766      6,171,131      791,876     164,951    14,384,149
                                                                =======    ===========  ===========  ==========  ============
For the Year Ended December 31, 2017
From operations:
   Dividends                                                    $    --    $        --  $   605,947  $  120,572  $  6,399,281
   Mortality and expense risk and administrative charges             --             --     (314,396)    (70,559)   (3,419,094)
                                                                -------    -----------  -----------  ----------  ------------
   Net investment income (loss)                                      --             --      291,551      50,013     2,980,187
   Net realized gain (loss)                                          --             --     (277,145)   (145,878)   (3,251,334)
   Change in unrealized appreciation (depreciation) of
     investments                                                     --             --    1,038,642     320,452    11,220,417
                                                                -------    -----------  -----------  ----------  ------------
Increase (decrease) in net assets from operations                    --             --    1,053,048     224,587    10,949,270
                                                                -------    -----------  -----------  ----------  ------------
From contract transactions:
   Payments received from contract owners                            --             --      118,893      27,961     7,352,890
   Payments for contract benefits or terminations                    --             --   (2,228,942)   (840,795)  (22,575,346)
   Transfers between sub-accounts (including fixed
     account), net                                                   --             --      241,965    (114,799)   12,172,953
   Contract maintenance charges                                      --             --       (8,416)     (9,483)   (1,792,156)
   Adjustments to net assets allocated to contracts in
     payout period                                                   --             --        2,623        (419)         (569)
                                                                -------    -----------  -----------  ----------  ------------
Increase (decrease) in net assets from contract transactions         --             --   (1,873,877)   (937,535)   (4,842,228)
                                                                -------    -----------  -----------  ----------  ------------
Increase (decrease) in net assets                                    --             --     (820,829)   (712,948)    6,107,042
Net assets at beginning of period                                    --             --   21,096,111   4,894,067   226,434,646
                                                                -------    -----------  -----------  ----------  ------------
Net assets at end of period                                     $    --    $        --  $20,275,282  $4,181,119  $232,541,688
                                                                =======    ===========  ===========  ==========  ============
Beginning units                                                      --             --      978,868     233,878    16,589,023
Units issued                                                         --             --       48,599      12,140     3,109,432
Units redeemed                                                       --             --     (133,032)    (55,585)   (3,364,488)
                                                                -------    -----------  -----------  ----------  ------------
Ending units                                                         --             --      894,435     190,433    16,333,967
                                                                =======    ===========  ===========  ==========  ============

The accompanying Notes to Financial Statements are an integral part of this statement.

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS


                                                                  SAST SA        SAST SA      SAST SA     SAST SA     SAST SA
                                                                  Goldman        Goldman       Index       Index       Index
                                                                Sachs Multi-   Sachs Multi-  Allocation  Allocation  Allocation
                                                               Asset Insights Asset Insights   60-40       60-40       80-20
                                                                 Portfolio      Portfolio    Portfolio   Portfolio   Portfolio
                                                                  Class 1        Class 3      Class 1     Class 3     Class 1
                                                               -------------- -------------- ---------- -----------  ----------
For the Year Ended December 31, 2018
From operations:
   Dividends                                                      $    88       $   83,202    $ 1,175   $ 1,827,880  $   37,148
   Mortality and expense risk and administrative charges              (35)         (61,214)      (201)     (605,310)     (2,065)
                                                                  -------       ----------    -------   -----------  ----------
   Net investment income (loss)                                        53           21,988        974     1,222,570      35,083
   Net realized gain (loss)                                            30          (20,733)         7       130,926         345
   Capital gain distribution from mutual funds                         73           80,089        212       382,788       7,367
   Change in unrealized appreciation (depreciation) of
     investments                                                     (731)        (866,390)    (3,024)   (5,730,183)   (135,911)
                                                                  -------       ----------    -------   -----------  ----------
Increase (decrease) in net assets from operations                    (575)        (785,046)    (1,831)   (3,993,899)    (93,116)
                                                                  -------       ----------    -------   -----------  ----------
From contract transactions:
   Payments received from contract owners                           7,500        7,243,703         --    35,842,103   1,135,203
   Payments for contract benefits or terminations                    (353)        (110,542)        --    (2,100,405)    (12,185)
   Transfers between sub-accounts (including fixed account),
     net                                                              129          946,639        (46)    7,959,023       4,188
   Contract maintenance charges                                       (88)         (48,433)      (512)     (471,068)     (4,965)
                                                                  -------       ----------    -------   -----------  ----------
Increase (decrease) in net assets from contract transactions        7,188        8,031,367       (558)   41,229,653   1,122,241
                                                                  -------       ----------    -------   -----------  ----------
Increase (decrease) in net assets                                   6,613        7,246,321     (2,389)   37,235,754   1,029,125
Net assets at beginning of period                                      --          684,988     36,553    24,151,784          --
                                                                  -------       ----------    -------   -----------  ----------
Net assets at end of period                                       $ 6,613       $7,931,309    $34,164   $61,387,538  $1,029,125
                                                                  =======       ==========    =======   ===========  ==========
Beginning units                                                        --           66,524      3,296     2,196,778          --
Units issued                                                        1,733          874,113         24     4,112,841      98,530
Units redeemed                                                     (1,032)         (87,275)       (72)     (363,487)     (1,528)
                                                                  -------       ----------    -------   -----------  ----------
Ending units                                                          701          853,362      3,248     5,946,132      97,002
                                                                  =======       ==========    =======   ===========  ==========
For the Year Ended December 31, 2017
From operations:
   Dividends                                                      $    --       $    1,482    $   328   $   164,990  $       --
   Mortality and expense risk and administrative charges               --             (563)       (15)     (118,721)         --
                                                                  -------       ----------    -------   -----------  ----------
   Net investment income (loss)                                        --              919        313        46,269          --
   Net realized gain (loss)                                            --              112         --        55,233          --
   Capital gain distribution from mutual funds                         --            1,881        257       167,143          --
   Change in unrealized appreciation (depreciation) of
     investments                                                       --            4,262       (291)      771,217          --
                                                                  -------       ----------    -------   -----------  ----------
Increase (decrease) in net assets from operations                      --            7,174        279     1,039,862          --
                                                                  -------       ----------    -------   -----------  ----------
From contract transactions:
   Payments received from contract owners                              --          678,765     36,282    21,753,717          --
   Payments for contract benefits or terminations                      --             (385)        --      (336,745)         --
   Transfers between sub-accounts (including fixed account),
     net                                                               --             (566)        (8)    1,768,824          --
   Contract maintenance charges                                        --               --         --       (73,874)         --
                                                                  -------       ----------    -------   -----------  ----------
Increase (decrease) in net assets from contract transactions           --          677,814     36,274    23,111,922          --
                                                                  -------       ----------    -------   -----------  ----------
Increase (decrease) in net assets                                      --          684,988     36,553    24,151,784          --
                                                                  -------       ----------    -------   -----------  ----------
Net assets at end of period                                       $    --       $  684,988    $36,553   $24,151,784  $       --
                                                                  =======       ==========    =======   ===========  ==========
Units issued                                                           --           67,741      3,297     2,358,050          --
Units redeemed                                                         --           (1,217)        (1)     (161,272)         --
                                                                  -------       ----------    -------   -----------  ----------
Ending units                                                           --           66,524      3,296     2,196,778          --
                                                                  =======       ==========    =======   ===========  ==========

The accompanying Notes to Financial Statements are an integral part of this statement.

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS


                                                                       SAST SA                                   SAST SA
                                                        SAST SA Index   Index     SAST SA Index    SAST SA       Invesco
                                                         Allocation   Allocation   Allocation   International    Growth
                                                            80-20       90-10         90-10         Index     Opportunities
                                                          Portfolio   Portfolio     Portfolio     Portfolio     Portfolio
                                                           Class 3     Class 1       Class 3       Class 3       Class 1
                                                        ------------- ----------  ------------- ------------- -------------
For the Year Ended December 31, 2018
From operations:
   Dividends                                            $  3,740,908  $   55,415  $ 11,318,612   $   24,243    $        --
   Mortality and expense risk and administrative
     charges                                              (1,239,345)     (6,247)   (3,659,622)     (10,098)      (122,657)
                                                        ------------  ----------  ------------   ----------    -----------
   Net investment income (loss)                            2,501,563      49,168     7,658,990       14,145       (122,657)
   Net realized gain (loss)                                  246,531         364       725,484      (19,126)       118,384
   Capital gain distribution from mutual funds               866,108      10,656     2,555,941        1,979        836,085
   Change in unrealized appreciation (depreciation) of
     investments                                         (15,030,835)   (206,826)  (47,655,344)    (169,300)    (1,267,036)
                                                        ------------  ----------  ------------   ----------    -----------
Increase (decrease) in net assets from operations        (11,416,633)   (146,638)  (36,714,929)    (172,302)      (435,224)
                                                        ------------  ----------  ------------   ----------    -----------
From contract transactions:
   Payments received from contract owners                 66,430,700   1,639,056   214,088,663    1,074,416         (2,219)
   Payments for contract benefits or terminations         (3,927,110)         --   (11,281,331)      (9,533)      (822,579)
   Transfers between sub-accounts (including fixed
     account), net                                        11,755,357       3,097    28,908,920       65,959        351,495
   Contract maintenance charges                           (1,098,247)    (12,424)   (3,331,060)        (517)        (5,863)
   Adjustments to net assets allocated to contracts in
     payout period                                                --          --            --           --            395
                                                        ------------  ----------  ------------   ----------    -----------
Increase (decrease) in net assets from contract
  transactions                                            73,160,700   1,629,729   228,385,192    1,130,325       (478,771)
                                                        ------------  ----------  ------------   ----------    -----------
Increase (decrease) in net assets                         61,744,067   1,483,091   191,670,263      958,023       (913,995)
Net assets at beginning of period                         60,146,364     139,833   169,041,332      136,435      7,644,244
                                                        ------------  ----------  ------------   ----------    -----------
Net assets at end of period                             $121,890,431  $1,622,924  $360,711,595   $1,094,458    $ 6,730,249
                                                        ============  ==========  ============   ==========    ===========
Beginning units                                            5,324,505      12,090    14,744,972       13,191        658,025
Units issued                                               7,031,692     145,720    21,675,811      199,247         78,755
Units redeemed                                              (630,888)     (5,292)   (1,898,387)     (87,348)      (119,079)
                                                        ------------  ----------  ------------   ----------    -----------
Ending units                                              11,725,309     152,518    34,522,396      125,090        617,701
                                                        ============  ==========  ============   ==========    ===========
For the Year Ended December 31, 2017
From operations:
   Dividends                                            $    642,335  $       --  $  1,775,343   $    2,456    $        --
   Mortality and expense risk and administrative
     charges                                                (306,713)       (191)     (716,976)        (123)      (113,299)
                                                        ------------  ----------  ------------   ----------    -----------
   Net investment income (loss)                              335,622        (191)    1,058,367        2,333       (113,299)
   Net realized gain (loss)                                   39,738       6,549        62,448            2        226,815
   Capital gain distribution from mutual funds               336,707          --       817,723          347        254,004
   Change in unrealized appreciation (depreciation) of
     investments                                           2,886,996        (222)    7,480,105           46      1,155,034
                                                        ------------  ----------  ------------   ----------    -----------
Increase (decrease) in net assets from operations          3,599,063       6,136     9,418,643        2,728      1,522,554
                                                        ------------  ----------  ------------   ----------    -----------
From contract transactions:
   Payments received from contract owners                 51,737,413     222,292   148,499,677       25,000         38,099
   Payments for contract benefits or terminations           (512,860)    (86,263)   (1,685,139)        (344)      (793,590)
   Transfers between sub-accounts (including fixed
     account), net                                         5,515,693      (2,332)   13,358,611      109,051         50,044
   Contract maintenance charges                             (192,945)         --      (550,460)          --         (4,692)
   Adjustments to net assets allocated to contracts in
     payout period                                                --          --            --           --            345
                                                        ------------  ----------  ------------   ----------    -----------
Increase (decrease) in net assets from contract
  transactions                                            56,547,301     133,697   159,622,689      133,707       (709,794)
                                                        ------------  ----------  ------------   ----------    -----------
Increase (decrease) in net assets                         60,146,364     139,833   169,041,332      136,435        812,760
Net assets at beginning of period                                 --          --            --           --      6,831,484
                                                        ------------  ----------  ------------   ----------    -----------
Net assets at end of period                             $ 60,146,364  $  139,833  $169,041,332   $  136,435    $ 7,644,244
                                                        ============  ==========  ============   ==========    ===========
Beginning units                                                   --          --            --           --        723,143
Units issued                                               5,435,267      42,154    15,061,613       13,300         44,538
Units redeemed                                              (110,762)    (30,064)     (316,641)        (109)      (109,656)
                                                        ------------  ----------  ------------   ----------    -----------
Ending units                                               5,324,505      12,090    14,744,972       13,191        658,025
                                                        ============  ==========  ============   ==========    ===========

The accompanying Notes to Financial Statements are an integral part of this statement.

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS


                                                             SAST SA
                                  SAST SA                    Invesco
                                  Invesco       SAST SA        VCP                        SAST SA
                                  Growth     Invesco Growth  Equity-  SAST SA Invesco  Janus Focused
                               Opportunities Opportunities   Income     VCP Equity-       Growth
                                 Portfolio     Portfolio    Portfolio Income Portfolio   Portfolio
                                  Class 2       Class 3      Class 1      Class 3         Class 1
                               ------------- -------------- --------- ---------------- -------------
For the Year Ended
  December 31, 2018
From operations:
   Dividends                    $       --    $         --   $   576   $   31,387,760   $        --
   Mortality and expense risk
     and administrative
     charges                       (43,310)     (2,038,686)      (60)     (17,479,258)     (178,814)
                                ----------    ------------   -------   --------------   -----------
   Net investment income
     (loss)                        (43,310)     (2,038,686)      516       13,908,502      (178,814)
   Net realized gain (loss)         49,028       5,143,707      (158)      13,528,825     1,137,569
   Capital gain distribution
     from mutual funds             299,398      13,437,196       502       33,549,597       811,298
   Change in unrealized
     appreciation
     (depreciation) of
     investments                  (453,387)    (20,780,931)   (3,005)    (205,098,437)   (1,659,813)
                                ----------    ------------   -------   --------------   -----------
Increase (decrease) in net
  assets from operations          (148,271)     (4,238,714)   (2,145)    (144,111,513)      110,240
                                ----------    ------------   -------   --------------   -----------
From contract transactions:
   Payments received from
     contract owners                   641       1,222,923    18,750       85,675,674        58,324
   Payments for contract
     benefits or terminations     (252,959)    (17,489,374)       --      (62,902,907)   (1,503,311)
   Transfers between
     sub-accounts (including
     fixed account), net            73,020      (6,532,420)      453        3,095,599      (512,820)
   Contract maintenance
     charges                        (4,619)       (994,866)      (99)     (12,100,497)       (5,292)
   Adjustments to net assets
     allocated to contracts
     in payout period                   17             380        --            1,518           623
                                ----------    ------------   -------   --------------   -----------
Increase (decrease) in net
  assets from contract
  transactions                    (183,900)    (23,793,357)   19,104       13,769,387    (1,962,476)
                                ----------    ------------   -------   --------------   -----------
Increase (decrease) in net
  assets                          (332,171)    (28,032,071)   16,959     (130,342,126)   (1,852,236)
Net assets at beginning of
  period                         2,613,375     138,642,573        --    1,265,407,256    11,733,946
                                ----------    ------------   -------   --------------   -----------
Net assets at end of period     $2,281,204    $110,610,502   $16,959   $1,135,065,130   $ 9,881,710
                                ==========    ============   =======   ==============   ===========
Beginning units                    232,088       9,032,810        --       95,069,578       521,692
Units issued                        12,027       1,051,609     2,711       12,736,213        18,937
Units redeemed                     (27,735)     (2,411,049)     (961)     (11,595,899)     (100,362)
                                ----------    ------------   -------   --------------   -----------
Ending units                       216,380       7,673,370     1,750       96,209,892       440,267
                                ==========    ============   =======   ==============   ===========
For the Year Ended
  December 31, 2017
From operations:
   Dividends                    $       --    $         --   $    --   $    9,996,609   $        --
   Mortality and expense risk
     and administrative
     charges                       (43,838)     (2,120,873)       --      (15,889,853)     (175,087)
                                ----------    ------------   -------   --------------   -----------
   Net investment income
     (loss)                        (43,838)     (2,120,873)       --       (5,893,244)     (175,087)
   Net realized gain (loss)        164,223       5,088,225        --        5,010,423       923,625
   Capital gain distribution
     from mutual funds              89,250       4,802,010        --               --       859,172
   Change in unrealized
     appreciation
     (depreciation) of
     investments                   350,167      20,506,030        --       94,402,174     1,205,941
                                ----------    ------------   -------   --------------   -----------
Increase (decrease) in net
  assets from operations           559,802      28,275,392        --       93,519,353     2,813,651
                                ----------    ------------   -------   --------------   -----------
From contract transactions:
   Payments received from
     contract owners                   191         623,298        --      134,593,200       132,525
   Payments for contract
     benefits or terminations     (600,856)    (14,608,863)       --      (44,538,581)   (1,660,785)
   Transfers between
     sub-accounts (including
     fixed account), net            (9,534)     (9,486,518)       --      129,399,961        87,703
   Contract maintenance
     charges                        (4,416)     (1,006,667)       --      (10,407,412)       (5,550)
   Adjustments to net assets
     allocated to contracts
     in payout period                  709            (291)       --            1,324           323
                                ----------    ------------   -------   --------------   -----------
Increase (decrease) in net
  assets from contract
  transactions                    (613,906)    (24,479,041)       --      209,048,492    (1,445,784)
                                ----------    ------------   -------   --------------   -----------
Increase (decrease) in net
  assets                           (54,104)      3,796,351        --      302,567,845     1,367,867
Net assets at beginning of
  period                         2,667,479     134,846,222        --      962,839,411    10,366,079
                                ----------    ------------   -------   --------------   -----------
Net assets at end of period     $2,613,375    $138,642,573   $    --   $1,265,407,256   $11,733,946
                                ==========    ============   =======   ==============   ===========
Beginning units                    290,203      10,826,280        --       78,488,067       590,718
Units issued                        15,561         279,858        --       23,570,056        34,409
Units redeemed                     (73,676)     (2,073,328)       --       (6,988,545)     (103,435)
                                ----------    ------------   -------   --------------   -----------
Ending units                       232,088       9,032,810        --       95,069,578       521,692
                                ==========    ============   =======   ==============   ===========

The accompanying Notes to Financial Statements are an integral part of this statement.

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS


                                 SAST SA                    SAST SA      SAST SA       SAST SA
                                  Janus        SAST SA     JPMorgan     JPMorgan      JPMorgan
                                 Focused    Janus Focused Diversified  Diversified   Diversified
                                 Growth        Growth      Balanced     Balanced      Balanced
                                Portfolio     Portfolio    Portfolio    Portfolio     Portfolio
                                 Class 2       Class 3      Class 1      Class 2       Class 3
                               -----------  ------------- -----------  -----------  ------------
For the Year Ended
  December 31, 2018
From operations:
   Dividends                   $        --  $         --  $   615,921  $    96,935  $  1,803,023
   Mortality and expense risk
     and administrative
     charges                      (148,545)   (1,499,122)    (629,752)    (117,024)   (1,822,905)
                               -----------  ------------  -----------  -----------  ------------
   Net investment income
     (loss)                       (148,545)   (1,499,122)     (13,831)     (20,089)      (19,882)
   Net realized gain (loss)        702,034     6,428,590    1,399,226      360,675       527,165
   Capital gain distribution
     from mutual funds             681,504     6,873,795    2,437,005      423,323     8,239,850
   Change in unrealized
     appreciation
     (depreciation) of
     investments                (1,176,183)  (10,689,378)  (7,521,489)  (1,422,192)  (21,288,324)
                               -----------  ------------  -----------  -----------  ------------
Increase (decrease) in net
  assets from operations            58,810     1,113,885   (3,699,089)    (658,283)  (12,541,191)
                               -----------  ------------  -----------  -----------  ------------
From contract transactions:
   Payments received from
     contract owners                 7,771     1,178,390    1,112,903       11,518    25,473,577
   Payments for contract
     benefits or terminations     (997,589)  (10,918,663)  (4,859,703)  (1,069,352)  (15,465,711)
   Transfers between
     sub-accounts (including
     fixed account), net          (358,162)   (6,946,042)     760,427      170,265     7,481,302
   Contract maintenance
     charges                       (20,035)     (606,160)     (21,111)     (13,829)     (854,395)
   Adjustments to net assets
     allocated to contracts
     in payout period                1,471            52       14,149          122         5,344
                               -----------  ------------  -----------  -----------  ------------
Increase (decrease) in net
  assets from contract
  transactions                  (1,366,544)  (17,292,423)  (2,993,335)    (901,276)   16,640,117
                               -----------  ------------  -----------  -----------  ------------
Increase (decrease) in net
  assets                        (1,307,734)  (16,178,538)  (6,692,424)  (1,559,559)    4,098,926
Net assets at beginning of
  period                         9,363,245    99,116,815   42,911,852    7,830,579   119,496,366
                               -----------  ------------  -----------  -----------  ------------
Net assets at end of period    $ 8,055,511  $ 82,938,277  $36,219,428  $ 6,271,020  $123,595,292
                               ===========  ============  ===========  ===========  ============
Beginning units                    429,263     4,844,465    1,516,772      285,880     6,121,123
Units issued                         5,188       388,131      114,295       11,966     2,131,484
Units redeemed                     (63,358)   (1,152,883)    (212,654)     (45,358)   (1,191,968)
                               -----------  ------------  -----------  -----------  ------------
Ending units                       371,093     4,079,713    1,418,413      252,488     7,060,639
                               ===========  ============  ===========  ===========  ============
For the Year Ended
  December 31, 2017
From operations:
   Dividends                   $        --  $         --  $   675,241  $   109,457  $  1,579,020
   Mortality and expense risk
     and administrative
     charges                      (143,737)   (1,534,112)    (642,817)    (120,403)   (1,573,944)
                               -----------  ------------  -----------  -----------  ------------
   Net investment income
     (loss)                       (143,737)   (1,534,112)      32,424      (10,946)        5,076
   Net realized gain (loss)        656,023     6,700,013    1,481,060      438,580     5,107,161
   Capital gain distribution
     from mutual funds             706,080     7,637,813    2,032,444      359,729     5,480,948
   Change in unrealized
     appreciation
     (depreciation) of
     investments                 1,025,138    11,455,543    1,562,132      111,732     2,250,686
                               -----------  ------------  -----------  -----------  ------------
Increase (decrease) in net
  assets from operations         2,243,504    24,259,257    5,108,060      899,095    12,843,871
                               -----------  ------------  -----------  -----------  ------------
From contract transactions:
   Payments received from
     contract owners                 4,763     1,240,841      711,901        4,139    17,366,854
   Payments for contract
     benefits or terminations   (1,061,220)  (10,271,013)  (4,727,606)    (896,693)  (13,615,171)
   Transfers between
     sub-accounts (including
     fixed account), net          (436,820)   (8,130,795)     (64,730)     135,449     5,188,062
   Contract maintenance
     charges                       (18,989)     (616,658)     (22,035)     (14,398)     (613,334)
   Adjustments to net assets
     allocated to contracts
     in payout period                 (388)            1        5,313          770           (65)
                               -----------  ------------  -----------  -----------  ------------
Increase (decrease) in net
  assets from contract
  transactions                  (1,512,654)  (17,777,624)  (4,097,157)    (770,733)    8,326,346
                               -----------  ------------  -----------  -----------  ------------
Increase (decrease) in net
  assets                           730,850     6,481,633    1,010,903      128,362    21,170,217
Net assets at beginning of
  period                         8,632,395    92,635,182   41,900,949    7,702,217    98,326,149
                               -----------  ------------  -----------  -----------  ------------
Net assets at end of period    $ 9,363,245  $ 99,116,815  $42,911,852  $ 7,830,579  $119,496,366
                               ===========  ============  ===========  ===========  ============
Beginning units                    506,392     5,785,018    1,670,764      316,357     5,622,038
Units issued                         7,178       359,074       84,960       18,754     2,856,171
Units redeemed                     (84,307)   (1,299,627)    (238,952)     (49,231)   (2,357,086)
                               -----------  ------------  -----------  -----------  ------------
Ending units                       429,263     4,844,465    1,516,772      285,880     6,121,123
                               ===========  ============  ===========  ===========  ============

The accompanying Notes to Financial Statements are an integral part of this statement.

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS


                                 SAST SA      SAST SA       SAST SA                    SAST SA
                                JPMorgan     JPMorgan      JPMorgan       SAST SA     JPMorgan
                                Emerging     Emerging      Emerging      JPMorgan      Equity-
                                 Markets      Markets       Markets    Equity-Income   Income
                                Portfolio    Portfolio     Portfolio     Portfolio    Portfolio
                                 Class 1      Class 2       Class 3       Class 1      Class 2
                               -----------  -----------  ------------  ------------- -----------
For the Year Ended
  December 31, 2018
From operations:
   Dividends                   $   446,217  $    70,169  $  2,226,783  $  2,390,448  $   162,329
   Mortality and expense risk
     and administrative
     charges                      (334,956)     (58,730)   (1,772,776)   (1,786,708)    (135,778)
                               -----------  -----------  ------------  ------------  -----------
   Net investment income
     (loss)                        111,261       11,439       454,007       603,740       26,551
   Net realized gain (loss)      1,126,062       84,703     3,851,891     7,118,845      595,614
   Capital gain distribution
     from mutual funds                  --           --            --     7,006,829      514,455
   Change in unrealized
     appreciation
     (depreciation) of
     investments                (5,999,020)    (908,758)  (29,428,819)  (21,171,089)  (1,615,606)
                               -----------  -----------  ------------  ------------  -----------
Increase (decrease) in net
  assets from operations        (4,761,697)    (812,616)  (25,122,921)   (6,441,675)    (478,986)
                               -----------  -----------  ------------  ------------  -----------
From contract transactions:
   Payments received from
     contract owners                68,468        1,439     2,104,577       755,187        4,688
   Payments for contract
     benefits or terminations   (2,482,002)    (384,956)  (14,525,184)  (12,539,111)  (1,001,520)
   Transfers between
     sub-accounts (including
     fixed account), net          (324,098)      64,190     9,090,621    (2,689,708)     (54,712)
   Contract maintenance
     charges                       (17,499)      (8,119)     (724,913)      (44,523)     (12,448)
   Adjustments to net assets
     allocated to contracts
     in payout period                5,412           68         3,221        33,239        1,661
                               -----------  -----------  ------------  ------------  -----------
Increase (decrease) in net
  assets from contract
  transactions                  (2,749,719)    (327,378)   (4,051,678)  (14,484,916)  (1,062,331)
                               -----------  -----------  ------------  ------------  -----------
Increase (decrease) in net
  assets                        (7,511,416)  (1,139,994)  (29,174,599)  (20,926,591)  (1,541,317)
Net assets at beginning of
  period                        24,911,399    4,158,759   126,652,852   123,687,488    8,988,827
                               -----------  -----------  ------------  ------------  -----------
Net assets at end of period    $17,399,983  $ 3,018,765  $ 97,478,253  $102,760,897  $ 7,447,510
                               ===========  ===========  ============  ============  ===========
Beginning units                  1,104,487      190,908     7,650,357     2,083,378      154,933
Units issued                        85,017       13,180     1,531,382        27,597        2,483
Units redeemed                    (217,873)     (29,267)   (1,700,686)     (269,095)     (20,705)
                               -----------  -----------  ------------  ------------  -----------
Ending units                       971,631      174,821     7,481,053     1,841,880      136,711
                               ===========  ===========  ============  ============  ===========
For the Year Ended
  December 31, 2017
From operations:
   Dividends                   $   449,859  $    71,832  $  2,079,090  $  2,528,722  $   169,988
   Mortality and expense risk
     and administrative
     charges                      (346,266)     (62,494)   (1,937,211)   (1,829,525)    (139,215)
                               -----------  -----------  ------------  ------------  -----------
   Net investment income
     (loss)                        103,593        9,338       141,879       699,197       30,773
   Net realized gain (loss)        787,759      118,552     4,848,237     7,320,310      602,534
   Capital gain distribution
     from mutual funds                  --           --            --     5,934,692      430,162
   Change in unrealized
     appreciation
     (depreciation) of
     investments                 6,575,229    1,175,470    36,267,872     4,517,863      264,086
                               -----------  -----------  ------------  ------------  -----------
Increase (decrease) in net
  assets from operations         7,466,581    1,303,360    41,257,988    18,472,062    1,327,555
                               -----------  -----------  ------------  ------------  -----------
From contract transactions:
   Payments received from
     contract owners               116,486       31,903     2,236,247       622,862       16,757
   Payments for contract
     benefits or terminations   (2,207,663)    (531,419)  (14,896,855)  (14,067,241)  (1,062,031)
   Transfers between
     sub-accounts (including
     fixed account), net           504,279      (63,326)  (13,272,942)   (2,177,444)     (57,791)
   Contract maintenance
     charges                       (18,219)      (8,710)     (791,383)      (50,906)     (12,573)
   Adjustments to net assets
     allocated to contracts
     in payout period                1,321          (73)       (2,022)       31,666         (842)
                               -----------  -----------  ------------  ------------  -----------
Increase (decrease) in net
  assets from contract
  transactions                  (1,603,796)    (571,625)  (26,726,955)  (15,641,063)  (1,116,480)
                               -----------  -----------  ------------  ------------  -----------
Increase (decrease) in net
  assets                         5,862,785      731,735    14,531,033     2,830,999      211,075
Net assets at beginning of
  period                        19,048,614    3,427,024   112,121,819   120,856,489    8,777,752
                               -----------  -----------  ------------  ------------  -----------
Net assets at end of period    $24,911,399  $ 4,158,759  $126,652,852  $123,687,488  $ 8,988,827
                               ===========  ===========  ============  ============  ===========
Beginning units                  1,183,654      219,944     9,316,070     2,373,264      175,757
Units issued                       110,029       19,909       887,475        38,703        2,769
Units redeemed                    (189,196)     (48,945)   (2,553,188)     (328,589)     (23,593)
                               -----------  -----------  ------------  ------------  -----------
Ending units                     1,104,487      190,908     7,650,357     2,083,378      154,933
                               ===========  ===========  ============  ============  ===========

The accompanying Notes to Financial Statements are an integral part of this statement.

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS


                                                               SAST SA      SAST SA      SAST SA
                                  SAST SA        SAST SA      JPMorgan     JPMorgan     JPMorgan
                                 JPMorgan       JPMorgan       Global       Global      MFS Core
                               Equity-Income Global Equities  Equities     Equities       Bond
                                 Portfolio      Portfolio     Portfolio    Portfolio    Portfolio
                                  Class 3        Class 1       Class 2      Class 3      Class 1
                               ------------- --------------- -----------  -----------  -----------
For the Year Ended
  December 31, 2018
From operations:
   Dividends                   $  2,395,165   $    703,754   $    56,636  $   444,486  $   849,245
   Mortality and expense risk
     and administrative
     charges                     (2,028,466)      (616,485)      (55,204)    (460,637)    (544,877)
                               ------------   ------------   -----------  -----------  -----------
   Net investment income
     (loss)                         366,699         87,269         1,432      (16,151)     304,368
   Net realized gain (loss)       7,989,131      2,176,677       206,867    2,081,060      149,046
   Capital gain distribution
     from mutual funds            8,002,551      5,251,412       464,836    3,864,256           --
   Change in unrealized
     appreciation
     (depreciation) of
     investments                (23,747,515)   (12,279,417)   (1,096,070)  (9,439,004)  (1,246,824)
                               ------------   ------------   -----------  -----------  -----------
Increase (decrease) in net
  assets from operations         (7,389,134)    (4,764,059)     (422,935)  (3,509,839)    (793,410)
                               ------------   ------------   -----------  -----------  -----------
From contract transactions:
   Payments received from
     contract owners              2,740,487        217,330           159      819,261      455,697
   Payments for contract
     benefits or terminations   (16,895,811)    (3,879,201)     (330,840)  (3,627,198)  (4,631,406)
   Transfers between
     sub-accounts (including
     fixed account), net         (1,840,085)         9,710       (52,802)     435,680      986,377
   Contract maintenance
     charges                       (875,618)       (14,169)       (6,878)    (154,774)     (11,937)
   Adjustments to net assets
     allocated to contracts
     in payout period                 2,066          7,933           157           84        2,060
                               ------------   ------------   -----------  -----------  -----------
Increase (decrease) in net
  assets from contract
  transactions                  (16,868,961)    (3,658,397)     (390,204)  (2,526,947)  (3,199,209)
                               ------------   ------------   -----------  -----------  -----------
Increase (decrease) in net
  assets                        (24,258,095)    (8,422,456)     (813,139)  (6,036,786)  (3,992,619)
Net assets at beginning of
  period                        140,944,540     41,995,898     3,790,728   30,823,302   37,655,182
                               ------------   ------------   -----------  -----------  -----------
Net assets at end of period    $116,686,445   $ 33,573,442   $ 2,977,589  $24,786,516  $33,662,563
                               ============   ============   ===========  ===========  ===========
Beginning units                   6,070,332      1,235,550       114,017    1,565,465    1,278,053
Units issued                        396,983         36,001         3,342      189,862       98,227
Units redeemed                   (1,063,826)      (143,567)      (14,985)    (318,402)    (209,766)
                               ------------   ------------   -----------  -----------  -----------
Ending units                      5,403,489      1,127,984       102,374    1,436,925    1,166,514
                               ============   ============   ===========  ===========  ===========
For the Year Ended
  December 31, 2017
From operations:
   Dividends                   $  2,623,774   $    721,566   $    61,938  $   472,291  $   885,730
   Mortality and expense risk
     and administrative
     charges                     (2,073,119)      (606,707)      (57,028)    (461,255)    (577,400)
                               ------------   ------------   -----------  -----------  -----------
   Net investment income
     (loss)                         550,655        114,859         4,910       11,036      308,330
   Net realized gain (loss)       7,823,375      1,936,734       215,522    2,078,421      260,991
   Capital gain distribution
     from mutual funds            6,894,225             --            --           --           --
   Change in unrealized
     appreciation
     (depreciation) of
     investments                  5,587,965      6,047,040       530,038    3,913,654      330,085
                               ------------   ------------   -----------  -----------  -----------
Increase (decrease) in net
  assets from operations         20,856,220      8,098,633       750,470    6,003,111      899,406
                               ------------   ------------   -----------  -----------  -----------
From contract transactions:
   Payments received from
     contract owners              3,082,730         99,054           432      679,363      350,736
   Payments for contract
     benefits or terminations   (13,066,304)    (3,675,486)     (372,786)  (3,980,696)  (3,823,959)
   Transfers between
     sub-accounts (including
     fixed account), net         (2,873,438)      (442,014)     (177,630)    (497,799)   1,301,885
   Contract maintenance
     charges                       (869,589)       (16,560)       (6,806)    (150,923)     (15,553)
   Adjustments to net assets
     allocated to contracts
     in payout period                  (978)           720           106          198       (1,032)
                               ------------   ------------   -----------  -----------  -----------
Increase (decrease) in net
  assets from contract
  transactions                  (13,727,579)    (4,034,286)     (556,684)  (3,949,857)  (2,187,923)
                               ------------   ------------   -----------  -----------  -----------
Increase (decrease) in net
  assets                          7,128,641      4,064,347       193,786    2,053,254   (1,288,517)
Net assets at beginning of
  period                        133,815,899     37,931,551     3,596,942   28,770,048   38,943,699
                               ------------   ------------   -----------  -----------  -----------
Net assets at end of period    $140,944,540   $ 41,995,898   $ 3,790,728  $30,823,302  $37,655,182
                               ============   ============   ===========  ===========  ===========
Beginning units                   6,661,764      1,368,531       132,337    1,768,510    1,352,999
Units issued                        669,850         23,143         1,094      165,720       99,998
Units redeemed                   (1,261,282)      (156,124)      (19,414)    (368,765)    (174,944)
                               ------------   ------------   -----------  -----------  -----------
Ending units                      6,070,332      1,235,550       114,017    1,565,465    1,278,053
                               ============   ============   ===========  ===========  ===========

The accompanying Notes to Financial Statements are an integral part of this statement.

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS


                                                          SAST SA                        SAST SA      SAST SA       SAST SA
                                                         JPMorgan                       JPMorgan     JPMorgan      JPMorgan
                                                         MFS Core         SAST SA        Mid-Cap      Mid-Cap       Mid-Cap
                                                           Bond        JPMorgan MFS      Growth       Growth        Growth
                                                         Portfolio       Core Bond      Portfolio    Portfolio     Portfolio
                                                          Class 2    Portfolio Class 3   Class 1      Class 2       Class 3
                                                        -----------  ----------------- -----------  -----------  ------------
For the Year Ended December 31, 2018
From operations:
   Dividends                                            $   130,226    $  14,312,751   $        --  $        --  $         --
   Mortality and expense risk and administrative
     charges                                                (90,677)      (9,884,548)     (522,507)    (201,433)   (1,697,640)
                                                        -----------    -------------   -----------  -----------  ------------
   Net investment income (loss)                              39,549        4,428,203      (522,507)    (201,433)   (1,697,640)
   Net realized gain (loss)                                (103,494)      (6,517,191)    2,347,891      942,766     7,717,436
   Capital gain distribution from mutual funds                   --               --     3,982,660    1,519,239    13,123,735
   Change in unrealized appreciation (depreciation) of
     investments                                            (86,488)     (13,461,674)   (7,686,445)  (2,928,919)  (24,654,437)
                                                        -----------    -------------   -----------  -----------  ------------
Increase (decrease) in net assets from operations          (150,433)     (15,550,662)   (1,878,401)    (668,347)   (5,510,906)
                                                        -----------    -------------   -----------  -----------  ------------
From contract transactions:
   Payments received from contract owners                       887       12,879,773       693,663        9,573     3,555,722
   Payments for contract benefits or terminations        (1,051,990)     (83,011,339)   (3,807,195)  (1,199,785)  (13,877,822)
   Transfers between sub-accounts (including fixed
     account), net                                         (165,162)     (32,921,681)      545,307     (287,168)   (3,068,672)
   Contract maintenance charges                             (14,035)      (5,552,225)      (13,562)     (25,962)     (507,586)
   Adjustments to net assets allocated to contracts in
     payout period                                               --              805         1,752          827          (310)
                                                        -----------    -------------   -----------  -----------  ------------
Increase (decrease) in net assets from contract
  transactions                                           (1,230,300)    (108,604,667)   (2,580,035)  (1,502,515)  (13,898,668)
                                                        -----------    -------------   -----------  -----------  ------------
Increase (decrease) in net assets                        (1,380,733)    (124,155,329)   (4,458,436)  (2,170,862)  (19,409,574)
Net assets at beginning of period                         6,341,421      703,755,258    33,512,190   12,833,247   112,694,882
                                                        -----------    -------------   -----------  -----------  ------------
Net assets at end of period                             $ 4,960,688    $ 579,599,929   $29,053,754  $10,662,385  $ 93,285,308
                                                        ===========    =============   ===========  ===========  ============
Beginning units                                             221,946       43,011,014     1,337,546      525,997     4,655,356
Units issued                                                 10,072        4,059,231        96,063        7,921       543,014
Units redeemed                                              (54,361)     (10,627,112)     (195,306)     (66,131)   (1,069,015)
                                                        -----------    -------------   -----------  -----------  ------------
Ending units                                                177,657       36,443,133     1,238,303      467,787     4,129,355
                                                        ===========    =============   ===========  ===========  ============
For the Year Ended December 31, 2017
From operations:
   Dividends                                            $   145,205    $  15,079,146   $        --  $        --  $         --
   Mortality and expense risk and administrative
     charges                                               (103,538)     (10,450,629)     (482,827)    (196,939)   (1,735,737)
                                                        -----------    -------------   -----------  -----------  ------------
   Net investment income (loss)                              41,667        4,628,517      (482,827)    (196,939)   (1,735,737)
   Net realized gain (loss)                                 (32,812)        (584,081)    2,019,481    1,217,759     8,305,510
   Capital gain distribution from mutual funds                   --               --     1,761,751      711,301     6,372,840
   Change in unrealized appreciation (depreciation) of
     investments                                            136,886       10,784,309     4,376,910    1,305,657    13,985,550
                                                        -----------    -------------   -----------  -----------  ------------
Increase (decrease) in net assets from operations           145,741       14,828,745     7,675,315    3,037,778    26,928,163
                                                        -----------    -------------   -----------  -----------  ------------
From contract transactions:
   Payments received from contract owners                    84,650       15,722,103       557,459       23,208     2,540,179
   Payments for contract benefits or terminations        (1,162,950)     (71,753,317)   (3,485,638)  (1,656,300)  (12,971,325)
   Transfers between sub-accounts (including fixed
     account), net                                          320,187       55,771,423        31,053     (490,585)   (7,519,430)
   Contract maintenance charges                             (14,729)      (5,478,338)      (14,993)     (25,499)     (527,939)
   Adjustments to net assets allocated to contracts in
     payout period                                               --              (21)          301         (122)         (361)
                                                        -----------    -------------   -----------  -----------  ------------
Increase (decrease) in net assets from contract
  transactions                                             (772,842)      (5,738,150)   (2,911,818)  (2,149,298)  (18,478,876)
                                                        -----------    -------------   -----------  -----------  ------------
Increase (decrease) in net assets                          (627,101)       9,090,595     4,763,497      888,480     8,449,287
Net assets at beginning of period                         6,968,522      694,664,663    28,748,693   11,944,767   104,245,595
                                                        -----------    -------------   -----------  -----------  ------------
Net assets at end of period                             $ 6,341,421    $ 703,755,258   $33,512,190  $12,833,247  $112,694,882
                                                        ===========    =============   ===========  ===========  ============
Beginning units                                             249,214       43,120,503     1,465,011      623,566     5,475,198
Units issued                                                 28,348        7,386,202        92,951       11,645       454,692
Units redeemed                                              (55,616)      (7,495,691)     (220,416)    (109,214)   (1,274,534)
                                                        -----------    -------------   -----------  -----------  ------------
Ending units                                                221,946       43,011,014     1,337,546      525,997     4,655,356
                                                        ===========    =============   ===========  ===========  ============

The accompanying Notes to Financial Statements are an integral part of this statement.

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS


                                                         SAST SA                SAST SA                    SAST SA
                                                        Large Cap   SAST SA    Large Cap  SAST SA Legg    Legg Mason
                                                         Growth    Large Cap     Value      Mason BW       BW Large
                                                          Index      Index       Index      Large Cap     Cap Value
                                                        Portfolio  Portfolio   Portfolio Value Portfolio  Portfolio
                                                         Class 3    Class 3     Class 3      Class 1       Class 2
                                                        --------- -----------  --------- --------------- -----------
For the Year Ended December 31, 2018
From operations:
   Dividends                                            $  1,585  $   328,291  $  7,041   $  5,419,199   $   613,402
   Mortality and expense risk and administrative
     charges                                              (1,381)    (129,863)   (1,717)    (5,000,821)     (635,893)
                                                        --------  -----------  --------   ------------   -----------
   Net investment income (loss)                              204      198,428     5,324        418,378       (22,491)
   Net realized gain (loss)                                 (231)    (264,595)       49      1,440,398        35,520
   Capital gain distribution from mutual funds               672      329,558       839     26,185,277     3,279,116
   Change in unrealized appreciation (depreciation) of
     investments                                         (28,766)  (1,264,976)  (49,209)   (59,035,218)   (7,223,796)
                                                        --------  -----------  --------   ------------   -----------
Increase (decrease) in net assets from operations        (28,121)  (1,001,585)  (42,997)   (30,991,165)   (3,931,651)
                                                        --------  -----------  --------   ------------   -----------
From contract transactions:
   Payments received from contract owners                122,719    3,017,915   477,919      1,043,107        55,555
   Payments for contract benefits or terminations         (1,982)     (74,495)     (333)   (35,311,490)   (4,472,300)
   Transfers between sub-accounts (including fixed
     account), net                                       176,164    1,969,291    59,545        (14,925)      131,946
   Contract maintenance charges                               --         (633)       --       (117,988)      (81,239)
   Adjustments to net assets allocated to contracts in
     payout period                                            --           --        --         27,830         5,975
                                                        --------  -----------  --------   ------------   -----------
Increase (decrease) in net assets from contract
  transactions                                           296,901    4,912,078   537,131    (34,373,466)   (4,360,063)
                                                        --------  -----------  --------   ------------   -----------
Increase (decrease) in net assets                        268,780    3,910,493   494,134    (65,364,631)   (8,291,714)
Net assets at beginning of period                             --    5,798,341        --    345,232,161    43,046,918
                                                        --------  -----------  --------   ------------   -----------
Net assets at end of period                             $268,780  $ 9,708,834  $494,134   $279,867,530   $34,755,204
                                                        ========  ===========  ========   ============   ===========
Beginning units                                               --      553,199        --      4,994,805       638,187
Units issued                                              28,562      779,966    57,774        188,181        26,454
Units redeemed                                              (514)    (343,734)   (4,553)      (682,269)      (90,241)
                                                        --------  -----------  --------   ------------   -----------
Ending units                                              28,048      989,431    53,221      4,500,717       574,400
                                                        ========  ===========  ========   ============   ===========
For the Year Ended December 31, 2017
From operations:
   Dividends                                            $     --  $        --  $     --   $  5,962,097   $   690,816
   Mortality and expense risk and administrative
     charges                                                  --         (773)       --     (5,099,122)     (673,650)
                                                        --------  -----------  --------   ------------   -----------
   Net investment income (loss)                               --         (773)       --        862,975        17,166
   Net realized gain (loss)                                   --           35        --     (1,246,382)     (260,782)
   Capital gain distribution from mutual funds                --           --        --     11,623,956     1,474,965
   Change in unrealized appreciation (depreciation) of
     investments                                              --      (12,620)       --     46,572,611     6,095,852
                                                        --------  -----------  --------   ------------   -----------
Increase (decrease) in net assets from operations             --      (13,358)       --     57,813,160     7,327,201
                                                        --------  -----------  --------   ------------   -----------
From contract transactions:
   Payments received from contract owners                     --       25,000        --      1,073,322        66,743
   Payments for contract benefits or terminations             --           --        --    (37,691,363)   (6,618,408)
   Transfers between sub-accounts (including fixed
     account), net                                            --    5,786,699        --     (7,698,177)   (1,469,662)
   Contract maintenance charges                               --           --        --       (134,213)      (86,815)
   Adjustments to net assets allocated to contracts in
     payout period                                            --           --        --         12,557          (392)
                                                        --------  -----------  --------   ------------   -----------
Increase (decrease) in net assets from contract
  transactions                                                --    5,811,699        --    (44,437,874)   (8,108,534)
                                                        --------  -----------  --------   ------------   -----------
Increase (decrease) in net assets                             --    5,798,341        --     13,375,286      (781,333)
Net assets at beginning of period                             --           --        --    331,856,875    43,828,251
                                                        --------  -----------  --------   ------------   -----------
Net assets at end of period                             $     --  $ 5,798,341  $     --   $345,232,161   $43,046,918
                                                        ========  ===========  ========   ============   ===========
Beginning units                                               --           --        --      5,697,680       770,664
Units issued                                                  --      553,204        --         45,245         5,927
Units redeemed                                                --           (5)       --       (748,120)     (138,404)
                                                        --------  -----------  --------   ------------   -----------
Ending units                                                  --      553,199        --      4,994,805       638,187
                                                        ========  ===========  ========   ============   ===========

The accompanying Notes to Financial Statements are an integral part of this statement.

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS


                                                                                                                   SAST SA
                                                         SAST SA Legg      SAST SA       SAST SA      SAST SA     MFS Blue
                                                           Mason BW      Legg Mason    Legg Mason    MFS Blue       Chip
                                                           Large Cap      Tactical      Tactical    Chip Growth    Growth
                                                        Value Portfolio Opportunities Opportunities  Portfolio    Portfolio
                                                            Class 3        Class 1       Class 3      Class 1      Class 2
                                                        --------------- ------------- ------------- -----------  ----------
For the Year Ended December 31, 2018
From operations:
   Dividends                                             $  5,444,787      $   471     $   276,069  $    30,936  $    6,090
   Mortality and expense risk and administrative
     charges                                               (6,076,637)        (167)       (158,991)    (124,583)    (42,640)
                                                         ------------      -------     -----------  -----------  ----------
   Net investment income (loss)                              (631,850)         304         117,078      (93,647)    (36,550)
   Net realized gain (loss)                                (3,571,106)          36          22,927      572,649     309,365
   Capital gain distribution from mutual funds             31,211,292           54          33,544      574,605     185,212
   Change in unrealized appreciation (depreciation) of
     investments                                          (65,059,553)      (2,283)     (1,662,979)  (1,504,735)   (590,860)
                                                         ------------      -------     -----------  -----------  ----------
Increase (decrease) in net assets from operations         (38,051,217)      (1,889)     (1,489,430)    (451,128)   (132,833)
                                                         ------------      -------     -----------  -----------  ----------
From contract transactions:
   Payments received from contract owners                   2,952,138        7,500      18,480,376       41,741          --
   Payments for contract benefits or terminations         (53,657,214)        (356)       (212,758)    (869,808)   (475,528)
   Transfers between sub-accounts (including fixed
     account), net                                         20,965,542         (234)        994,841     (297,631)     27,373
   Contract maintenance charges                            (2,023,359)        (426)       (127,495)      (4,028)     (6,357)
   Adjustments to net assets allocated to contracts in
     payout period                                              2,538           --              --        1,593          --
                                                         ------------      -------     -----------  -----------  ----------
Increase (decrease) in net assets from contract
  transactions                                            (31,760,355)       6,484      19,134,964   (1,128,133)   (454,512)
                                                         ------------      -------     -----------  -----------  ----------
Increase (decrease) in net assets                         (69,811,572)       4,595      17,645,534   (1,579,261)   (587,345)
Net assets at beginning of period                         413,453,388       23,851       2,912,461    8,154,326   2,793,112
                                                         ------------      -------     -----------  -----------  ----------
Net assets at end of period                              $343,641,816      $28,446     $20,557,995  $ 6,575,065  $2,205,767
                                                         ============      =======     ===========  ===========  ==========
Beginning units                                            12,159,415        2,314         283,268      628,960     224,398
Units issued                                                1,700,891        1,747       2,008,022       27,596       6,042
Units redeemed                                             (2,249,188)      (1,118)       (137,180)    (113,808)    (40,038)
                                                         ------------      -------     -----------  -----------  ----------
Ending units                                               11,611,118        2,943       2,154,110      542,748     190,402
                                                         ============      =======     ===========  ===========  ==========
For the Year Ended December 31, 2017
From operations:
   Dividends                                             $  6,307,987      $    86     $     7,782  $    53,573  $   14,207
   Mortality and expense risk and administrative
     charges                                               (6,321,890)          (4)         (2,451)    (115,413)    (41,778)
                                                         ------------      -------     -----------  -----------  ----------
   Net investment income (loss)                               (13,903)          82           5,331      (61,840)    (27,571)
   Net realized gain (loss)                                (6,038,761)          --              25      388,253     175,120
   Capital gain distribution from mutual funds             14,235,416           --              --      163,827      55,343
   Change in unrealized appreciation (depreciation) of
     investments                                           61,220,362          (43)         23,305    1,193,345     388,670
                                                         ------------      -------     -----------  -----------  ----------
Increase (decrease) in net assets from operations          69,403,114           39          28,661    1,683,585     591,562
                                                         ------------      -------     -----------  -----------  ----------
From contract transactions:
   Payments received from contract owners                   4,452,473       23,800       2,746,381       86,782         (15)
   Payments for contract benefits or terminations         (51,234,797)          --            (405)    (786,150)   (287,511)
   Transfers between sub-accounts (including fixed
     account), net                                        (11,391,569)          12         137,824      356,062     (30,703)
   Contract maintenance charges                            (2,085,851)          --              --       (3,796)     (6,168)
   Adjustments to net assets allocated to contracts in
     payout period                                             (3,324)          --              --          166          --
                                                         ------------      -------     -----------  -----------  ----------
Increase (decrease) in net assets from contract
  transactions                                            (60,263,068)      23,812       2,883,800     (346,936)   (324,397)
                                                         ------------      -------     -----------  -----------  ----------
Increase (decrease) in net assets                           9,140,046       23,851       2,912,461    1,336,649     267,165
Net assets at beginning of period                         404,313,342           --              --    6,817,677   2,525,947
                                                         ------------      -------     -----------  -----------  ----------
Net assets at end of period                              $413,453,388      $23,851     $ 2,912,461  $ 8,154,326  $2,793,112
                                                         ============      =======     ===========  ===========  ==========
Beginning units                                            13,854,264           --              --      657,941     253,275
Units issued                                                  751,797        2,314         283,419       56,085       1,047
Units redeemed                                             (2,446,646)          --            (151)     (85,066)    (29,924)
                                                         ------------      -------     -----------  -----------  ----------
Ending units                                               12,159,415        2,314         283,268      628,960     224,398
                                                         ============      =======     ===========  ===========  ==========

The accompanying Notes to Financial Statements are an integral part of this statement.

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS


                                                                               SAST SA
                                                                                 MFS
                                               SAST SA MFS    SAST SA MFS   Massachusetts   SAST SA MFS
                                                Blue Chip    Massachusetts    Investors    Massachusetts    SAST SA MFS
                                                 Growth     Investors Trust     Trust     Investors Trust Telecom Utility
                                                Portfolio      Portfolio      Portfolio      Portfolio       Portfolio
                                                 Class 3        Class 1        Class 2        Class 3         Class 1
                                              ------------  --------------- ------------- --------------- ---------------
For the Year Ended December 31, 2018
From operations:
   Dividends                                  $    133,120   $    373,024    $    46,950   $  1,269,459    $    472,936
   Mortality and expense risk and
     administrative charges                     (1,480,263)      (727,472)      (122,487)    (3,769,443)       (127,660)
                                              ------------   ------------    -----------   ------------    ------------
   Net investment income (loss)                 (1,347,143)      (354,448)       (75,537)    (2,499,984)        345,276
   Net realized gain (loss)                      9,538,343      3,427,380        821,443     21,510,343         707,061
   Capital gain distribution from mutual
     funds                                       6,798,229      4,042,330        636,956     20,659,563       1,279,898
   Change in unrealized appreciation
     (depreciation) of investments             (19,972,489)   (10,000,967)    (1,815,517)   (54,288,684)     (2,091,967)
                                              ------------   ------------    -----------   ------------    ------------
Increase (decrease) in net assets from
  operations                                    (4,983,060)    (2,885,705)      (432,655)   (14,618,762)        240,268
                                              ------------   ------------    -----------   ------------    ------------
From contract transactions:
   Payments received from contract owners        2,354,141        211,093         12,057      1,289,781          63,914
   Payments for contract benefits or
     terminations                              (13,074,974)    (5,086,465)      (972,052)   (30,970,798)     (1,016,023)
   Transfers between sub-accounts (including
     fixed account), net                          (187,614)    (1,297,785)      (519,162)    (4,946,791)    (10,491,230)
   Contract maintenance charges                   (589,661)       (21,072)       (16,362)    (1,810,661)         (4,814)
   Adjustments to net assets allocated to
     contracts in payout period                       (533)         5,840            159            161           1,020
                                              ------------   ------------    -----------   ------------    ------------
Increase (decrease) in net assets from
  contract transactions                        (11,498,641)    (6,188,389)    (1,495,360)   (36,438,308)    (11,447,133)
                                              ------------   ------------    -----------   ------------    ------------
Increase (decrease) in net assets              (16,481,701)    (9,074,094)    (1,928,015)   (51,057,070)    (11,206,865)
Net assets at beginning of period               99,386,742     49,594,539      8,355,736    261,223,335      11,206,865
                                              ------------   ------------    -----------   ------------    ------------
Net assets at end of period                   $ 82,905,041   $ 40,520,445    $ 6,427,721   $210,166,265    $         --
                                              ============   ============    ===========   ============    ============
Beginning units                                  5,856,762      1,037,465        179,689      9,771,722         422,559
Units issued                                       681,357         10,423          9,591        421,462          11,777
Units redeemed                                  (1,301,805)      (138,054)       (40,653)    (1,686,071)       (434,336)
                                              ------------   ------------    -----------   ------------    ------------
Ending units                                     5,236,314        909,834        148,627      8,507,113              --
                                              ============   ============    ===========   ============    ============
For the Year Ended December 31, 2017
From operations:
   Dividends                                  $    448,276   $    492,853    $    70,106   $  2,071,203    $    302,319
   Mortality and expense risk and
     administrative charges                     (1,466,943)      (729,000)      (126,636)    (3,971,195)       (176,437)
                                              ------------   ------------    -----------   ------------    ------------
   Net investment income (loss)                 (1,018,667)      (236,147)       (56,530)    (1,899,992)        125,882
   Net realized gain (loss)                      7,872,504      2,959,403        853,981     20,788,951         562,117
   Capital gain distribution from mutual
     funds                                       2,021,057      1,220,948        203,158      6,643,132         111,115
   Change in unrealized appreciation
     (depreciation) of investments              12,489,112      5,383,778        566,861     24,786,429         652,372
                                              ------------   ------------    -----------   ------------    ------------
Increase (decrease) in net assets from
  operations                                    21,364,006      9,327,982      1,567,470     50,318,520       1,451,486
                                              ------------   ------------    -----------   ------------    ------------
From contract transactions:
   Payments received from contract owners        2,467,293        371,708          9,259      3,180,069          96,902
   Payments for contract benefits or
     terminations                              (10,662,386)    (4,960,387)    (1,391,646)   (27,636,248)     (1,359,280)
   Transfers between sub-accounts (including
     fixed account), net                        (3,589,194)      (749,307)        59,374    (14,342,974)       (301,485)
   Contract maintenance charges                   (589,863)       (23,427)       (16,876)    (1,837,000)         (6,923)
   Adjustments to net assets allocated to
     contracts in payout period                         95          4,247            111            (98)             (9)
                                              ------------   ------------    -----------   ------------    ------------
Increase (decrease) in net assets from
  contract transactions                        (12,374,055)    (5,357,166)    (1,339,778)   (40,636,251)     (1,570,795)
                                              ------------   ------------    -----------   ------------    ------------
Increase (decrease) in net assets                8,989,951      3,970,816        227,692      9,682,269        (119,309)
Net assets at beginning of period               90,396,791     45,623,723      8,128,044    251,541,066      11,326,174
                                              ------------   ------------    -----------   ------------    ------------
Net assets at end of period                   $ 99,386,742   $ 49,594,539    $ 8,355,736   $261,223,335    $ 11,206,865
                                              ============   ============    ===========   ============    ============
Beginning units                                  6,716,150      1,162,651        211,826     11,336,228         483,684
Units issued                                       583,020         23,142          8,790        592,216          11,013
Units redeemed                                  (1,442,408)      (148,328)       (40,927)    (2,156,722)        (72,138)
                                              ------------   ------------    -----------   ------------    ------------
Ending units                                     5,856,762      1,037,465        179,689      9,771,722         422,559
                                              ============   ============    ===========   ============    ============

The accompanying Notes to Financial Statements are an integral part of this statement.

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS


                                                     SAST SA                                    SAST SA
                                                   MFS Telecom    SAST SA MFS   SAST SA MFS    MFS Total   SAST SA MFS
                                                     Utility    Telecom Utility Total Return    Return     Total Return
                                                    Portfolio      Portfolio     Portfolio     Portfolio    Portfolio
                                                     Class 2        Class 3       Class 1       Class 2      Class 3
                                                   -----------  --------------- ------------  -----------  ------------
For the Year Ended December 31, 2018
From operations:
   Dividends                                       $    51,034   $    860,785   $  2,050,691  $   497,412  $  3,155,831
   Mortality and expense risk and administrative
     charges                                           (14,932)      (260,304)    (1,539,133)    (415,418)   (2,620,928)
                                                   -----------   ------------   ------------  -----------  ------------
   Net investment income (loss)                         36,102        600,481        511,558       81,994       534,903
   Net realized gain (loss)                             10,751     (1,626,138)     3,362,354      942,606     4,969,925
   Capital gain distribution from mutual funds         146,204      2,580,060      5,445,608    1,437,019     9,520,171
   Change in unrealized appreciation
     (depreciation) of investments                    (169,194)    (1,072,974)   (16,391,255)  (4,371,201)  (27,566,233)
                                                   -----------   ------------   ------------  -----------  ------------
Increase (decrease) in net assets from operations       23,863        481,429     (7,071,735)  (1,909,582)  (12,541,234)
                                                   -----------   ------------   ------------  -----------  ------------
From contract transactions:
   Payments received from contract owners                  258        395,363        749,129       19,347    12,733,160
   Payments for contract benefits or terminations     (142,607)    (2,142,450)   (12,043,157)  (2,955,309)  (23,494,061)
   Transfers between sub-accounts (including
     fixed account), net                            (1,107,255)   (21,044,454)    (1,635,721)    (870,246)     (504,858)
   Contract maintenance charges                         (1,509)       (90,428)       (35,555)     (49,697)     (779,610)
   Adjustments to net assets allocated to
     contracts in payout period                             --            112          4,312        1,936         1,187
                                                   -----------   ------------   ------------  -----------  ------------
Increase (decrease) in net assets from contract
  transactions                                      (1,251,113)   (22,881,857)   (12,960,992)  (3,853,969)  (12,044,182)
                                                   -----------   ------------   ------------  -----------  ------------
Increase (decrease) in net assets                   (1,227,250)   (22,400,428)   (20,032,727)  (5,763,551)  (24,585,416)
Net assets at beginning of period                    1,227,250     22,400,428    107,789,576   28,831,401   177,549,051
                                                   -----------   ------------   ------------  -----------  ------------
Net assets at end of period                        $        --   $         --   $ 87,756,849  $23,067,850  $152,963,635
                                                   ===========   ============   ============  ===========  ============
Beginning units                                         47,993      1,112,532      2,420,528      663,581     6,814,323
Units issued                                             2,657         89,959         59,563        6,462     1,134,878
Units redeemed                                         (50,650)    (1,202,491)      (342,226)     (97,082)   (1,350,561)
                                                   -----------   ------------   ------------  -----------  ------------
Ending units                                                --             --      2,137,865      572,961     6,598,640
                                                   ===========   ============   ============  ===========  ============
For the Year Ended December 31, 2017
From operations:
   Dividends                                       $    32,251   $    535,426   $  2,661,816  $   671,062  $  3,936,169
   Mortality and expense risk and administrative
     charges                                           (20,808)      (347,405)    (1,659,499)    (460,465)   (2,674,468)
                                                   -----------   ------------   ------------  -----------  ------------
   Net investment income (loss)                         11,443        188,021      1,002,317      210,597     1,261,701
   Net realized gain (loss)                            108,273        412,053      3,868,580    1,186,247     6,725,471
   Capital gain distribution from mutual funds          12,659        217,250      5,767,982    1,555,747     9,430,685
   Change in unrealized appreciation
     (depreciation) of investments                      29,658      1,946,580        213,491      (74,946)     (692,127)
                                                   -----------   ------------   ------------  -----------  ------------
Increase (decrease) in net assets from operations      162,033      2,763,904     10,852,370    2,877,645    16,725,730
                                                   -----------   ------------   ------------  -----------  ------------
From contract transactions:
   Payments received from contract owners                  660        992,489      1,036,897       23,617    11,853,706
   Payments for contract benefits or terminations     (224,986)    (2,372,746)   (11,977,598)  (3,674,763)  (24,829,876)
   Transfers between sub-accounts (including
     fixed account), net                               (78,938)      (969,715)      (673,796)    (234,776)    6,623,905
   Contract maintenance charges                         (2,468)      (120,289)       (40,658)     (52,470)     (668,195)
   Adjustments to net assets allocated to
     contracts in payout period                           (286)          (183)         7,909       (1,070)          520
                                                   -----------   ------------   ------------  -----------  ------------
Increase (decrease) in net assets from contract
  transactions                                        (306,018)    (2,470,444)   (11,647,246)  (3,939,462)   (7,019,940)
                                                   -----------   ------------   ------------  -----------  ------------
Increase (decrease) in net assets                     (143,985)       293,460       (794,876)  (1,061,817)    9,705,790
Net assets at beginning of period                    1,371,235     22,106,968    108,584,452   29,893,218   167,843,261
                                                   -----------   ------------   ------------  -----------  ------------
Net assets at end of period                        $ 1,227,250   $ 22,400,428   $107,789,576  $28,831,401  $177,549,051
                                                   ===========   ============   ============  ===========  ============
Beginning units                                         60,597      1,217,465      2,693,485      758,634     6,682,583
Units issued                                             1,910        187,895         84,281       16,590     1,468,881
Units redeemed                                         (14,514)      (292,828)      (357,238)    (111,643)   (1,337,141)
                                                   -----------   ------------   ------------  -----------  ------------
Ending units                                            47,993      1,112,532      2,420,528      663,581     6,814,323
                                                   ===========   ============   ============  ===========  ============

The accompanying Notes to Financial Statements are an integral part of this statement.

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS


                                              SAST SA       SAST SA
                                              Morgan        Morgan        SAST SA       SAST SA
                                 SAST SA      Stanley       Stanley    Morgan Stanley Oppenheimer
                                 Mid Cap   International International International  Main Street
                                  Index      Equities      Equities       Equities     Large Cap
                                Portfolio    Portfolio     Portfolio     Portfolio     Portfolio
                                 Class 3      Class 1       Class 2       Class 3       Class 1
                               ----------  ------------- ------------- -------------- -----------
For the Year Ended
  December 31, 2018
From operations:
   Dividends                   $   14,430   $   325,716   $    96,320   $  1,062,537  $   263,114
   Mortality and expense risk
     and administrative
     charges                      (13,449)     (415,124)     (144,694)    (1,749,026)    (372,804)
                               ----------   -----------   -----------   ------------  -----------
   Net investment income
     (loss)                           981       (89,408)      (48,374)      (686,489)    (109,690)
   Net realized gain (loss)       (11,625)      436,194       346,344      2,713,401    1,939,725
   Capital gain distribution
     from mutual funds             58,989       607,219       207,528      2,545,198    1,410,951
   Change in unrealized
     appreciation
     (depreciation) of
     investments                 (390,811)   (5,095,581)   (1,934,589)   (22,111,431)  (5,333,740)
                               ----------   -----------   -----------   ------------  -----------
Increase (decrease) in net
  assets from operations         (342,466)   (4,141,576)   (1,429,091)   (17,539,321)  (2,092,754)
                               ----------   -----------   -----------   ------------  -----------
From contract transactions:
   Payments received from
     contract owners            1,857,703        86,562        26,105        947,148      193,953
   Payments for contract
     benefits or terminations     (14,472)   (3,423,585)     (951,148)   (14,152,326)  (2,864,693)
   Transfers between
     sub-accounts (including
     fixed account), net          121,357      (272,519)     (106,994)     3,730,340     (677,562)
   Contract maintenance
     charges                         (506)      (14,362)      (25,220)      (597,888)     (11,109)
   Adjustments to net assets
     allocated to contracts
     in payout period                  --         6,186         1,588          3,197        2,607
                               ----------   -----------   -----------   ------------  -----------
Increase (decrease) in net
  assets from contract
  transactions                  1,964,082    (3,617,718)   (1,055,669)   (10,069,529)  (3,356,804)
                               ----------   -----------   -----------   ------------  -----------
Increase (decrease) in net
  assets                        1,621,616    (7,759,294)   (2,484,760)   (27,608,850)  (5,449,558)
Net assets at beginning of
  period                          176,136    30,148,322    10,105,910    123,218,042   26,027,800
                               ----------   -----------   -----------   ------------  -----------
Net assets at end of period    $1,797,752   $22,389,028   $ 7,621,150   $ 95,609,192  $20,578,242
                               ==========   ===========   ===========   ============  ===========
Beginning units                    16,855     1,839,686       635,865      8,553,906      681,584
Units issued                      228,165        60,829        25,331        813,670       12,957
Units redeemed                    (47,182)     (288,196)      (94,205)    (1,478,973)    (100,550)
                               ----------   -----------   -----------   ------------  -----------
Ending units                      197,838     1,612,319       566,991      7,888,603      593,991
                               ==========   ===========   ===========   ============  ===========
For the Year Ended
  December 31, 2017
From operations:
   Dividends                   $    1,063   $   344,743   $   103,349   $  1,163,662  $   265,091
   Mortality and expense risk
     and administrative
     charges                         (284)     (444,443)     (159,288)    (1,924,031)    (396,106)
                               ----------   -----------   -----------   ------------  -----------
   Net investment income
     (loss)                           779       (99,700)      (55,939)      (760,369)    (131,015)
   Net realized gain (loss)            11       230,117       442,121      3,030,090    1,830,670
   Capital gain distribution
     from mutual funds              1,200            --            --             --      613,651
   Change in unrealized
     appreciation
     (depreciation) of
     investments                    2,025     5,901,218     1,711,536     22,897,273    1,346,778
                               ----------   -----------   -----------   ------------  -----------
Increase (decrease) in net
  assets from operations            4,015     6,031,635     2,097,718     25,166,994    3,660,084
                               ----------   -----------   -----------   ------------  -----------
From contract transactions:
   Payments received from
     contract owners               26,205        84,362        28,418      1,569,486       69,859
   Payments for contract
     benefits or terminations        (153)   (3,127,858)   (1,503,591)   (14,595,052)  (2,908,821)
   Transfers between
     sub-accounts (including
     fixed account), net          146,069       (64,149)     (438,142)    (4,724,045)    (394,473)
   Contract maintenance
     charges                           --       (15,258)      (28,253)      (663,704)     (13,352)
   Adjustments to net assets
     allocated to contracts
     in payout period                  --         9,308          (351)        (3,739)         958
                               ----------   -----------   -----------   ------------  -----------
Increase (decrease) in net
  assets from contract
  transactions                    172,121    (3,113,595)   (1,941,919)   (18,417,054)  (3,245,829)
                               ----------   -----------   -----------   ------------  -----------
Increase (decrease) in net
  assets                          176,136     2,918,040       155,799      6,749,940      414,255
Net assets at beginning of
  period                               --    27,230,282     9,950,111    116,468,102   25,613,545
                               ----------   -----------   -----------   ------------  -----------
Net assets at end of period    $  176,136   $30,148,322   $10,105,910   $123,218,042  $26,027,800
                               ==========   ===========   ===========   ============  ===========
Beginning units                        --     2,046,678       769,565      9,863,969      772,040
Units issued                       16,871       117,258        15,581        652,124       14,747
Units redeemed                        (16)     (324,250)     (149,281)    (1,962,187)    (105,203)
                               ----------   -----------   -----------   ------------  -----------
Ending units                       16,855     1,839,686       635,865      8,553,906      681,584
                               ==========   ===========   ===========   ============  ===========

The accompanying Notes to Financial Statements are an integral part of this statement.

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS


                                 SAST SA      SAST SA                        SAST SA      SAST SA
                               Oppenheimer  Oppenheimer                     PineBridge   PineBridge
                               Main Street  Main Street    SAST SA PIMCO    High-Yield   High-Yield
                                Large Cap    Large Cap     VCP Tactical        Bond         Bond
                                Portfolio    Portfolio       Balanced       Portfolio    Portfolio
                                 Class 2      Class 3    Portfolio Class 3   Class 1      Class 2
                               ----------- ------------  ----------------- -----------  -----------
For the Year Ended
  December 31, 2018
From operations:
   Dividends                   $   30,554  $    468,293   $   32,662,081   $ 2,371,828  $   430,049
   Mortality and expense risk
     and administrative
     charges                      (53,448)     (850,059)     (16,111,593)     (556,765)    (108,315)
                               ----------  ------------   --------------   -----------  -----------
   Net investment income
     (loss)                       (22,894)     (381,766)      16,550,488     1,815,063      321,734
   Net realized gain (loss)       367,093     3,365,550        8,908,116      (217,612)      47,061
   Capital gain distribution
     from mutual funds            195,590     3,269,394      160,942,859            --           --
   Change in unrealized
     appreciation
     (depreciation) of
     investments                 (838,047)  (11,175,630)    (283,257,979)   (3,472,200)    (720,146)
                               ----------  ------------   --------------   -----------  -----------
Increase (decrease) in net
  assets from operations         (298,258)   (4,922,452)     (96,856,516)   (1,874,749)    (351,351)
                               ----------  ------------   --------------   -----------  -----------
From contract transactions:
   Payments received from
     contract owners               13,945       634,951       45,477,088       236,100        1,753
   Payments for contract
     benefits or terminations    (521,921)   (6,424,151)     (60,363,006)   (4,163,501)    (889,454)
   Transfers between
     sub-accounts (including
     fixed account), net           37,086       444,091        3,071,406    (1,494,379)    (654,503)
   Contract maintenance
     charges                       (6,258)     (271,078)     (11,023,584)      (14,363)     (16,230)
   Adjustments to net assets
     allocated to contracts
     in payout period                  97        (1,763)           1,791         3,338          136
                               ----------  ------------   --------------   -----------  -----------
Increase (decrease) in net
  assets from contract
  transactions                   (477,051)   (5,617,950)     (22,836,305)   (5,432,805)  (1,558,298)
                               ----------  ------------   --------------   -----------  -----------
Increase (decrease) in net
  assets                         (775,309)  (10,540,402)    (119,692,821)   (7,307,554)  (1,909,649)
Net assets at beginning of
  period                        3,671,426    59,024,297    1,173,983,269    38,016,279    7,827,063
                               ----------  ------------   --------------   -----------  -----------
Net assets at end of period    $2,896,117  $ 48,483,895   $1,054,290,448   $30,708,725  $ 5,917,414
                               ==========  ============   ==============   ===========  ===========
Beginning units                    99,114     2,416,386       90,455,794     1,156,588      246,858
Units issued                        2,732       191,001        7,835,872       232,161        5,613
Units redeemed                    (15,489)     (396,608)      (9,581,297)     (401,740)     (55,222)
                               ----------  ------------   --------------   -----------  -----------
Ending units                       86,357     2,210,779       88,710,369       987,009      197,249
                               ==========  ============   ==============   ===========  ===========
For the Year Ended
  December 31, 2017
From operations:
   Dividends                   $   32,175  $    469,344   $    1,957,675   $ 3,630,232  $   690,583
   Mortality and expense risk
     and administrative
     charges                      (60,633)     (871,097)     (14,932,348)     (631,006)    (126,516)
                               ----------  ------------   --------------   -----------  -----------
   Net investment income
     (loss)                       (28,458)     (401,753)     (12,974,673)    2,999,226      564,067
   Net realized gain (loss)       527,171     3,394,004        4,684,382       281,790      209,853
   Capital gain distribution
     from mutual funds             89,937     1,379,406       54,616,335            --           --
   Change in unrealized
     appreciation
     (depreciation) of
     investments                  (49,129)    3,569,634       98,885,403       (25,261)    (175,941)
                               ----------  ------------   --------------   -----------  -----------
Increase (decrease) in net
  assets from operations          539,521     7,941,291      145,211,447     3,255,755      597,979
                               ----------  ------------   --------------   -----------  -----------
From contract transactions:
   Payments received from
     contract owners               12,784     2,597,675       90,569,125       139,219       53,862
   Payments for contract
     benefits or terminations    (561,954)   (5,908,531)     (44,558,553)   (4,752,531)  (1,018,707)
   Transfers between
     sub-accounts (including
     fixed account), net         (266,424)      897,404       73,250,217    (2,515,492)     503,542
   Contract maintenance
     charges                       (6,987)     (277,757)     (10,006,526)      (16,877)     (17,612)
   Adjustments to net assets
     allocated to contracts
     in payout period                  72          (182)             289         5,960           36
                               ----------  ------------   --------------   -----------  -----------
Increase (decrease) in net
  assets from contract
  transactions                   (822,509)   (2,691,391)     109,254,552    (7,139,721)    (478,879)
                               ----------  ------------   --------------   -----------  -----------
Increase (decrease) in net
  assets                         (282,988)    5,249,900      254,465,999    (3,883,966)     119,100
Net assets at beginning of
  period                        3,954,414    53,774,397      919,517,270    41,900,245    7,707,963
                               ----------  ------------   --------------   -----------  -----------
Net assets at end of period    $3,671,426  $ 59,024,297   $1,173,983,269   $38,016,279  $ 7,827,063
                               ==========  ============   ==============   ===========  ===========
Beginning units                   122,648     2,478,652       81,202,899     1,377,454      261,478
Units issued                          934       331,877       16,632,655       142,945       34,263
Units redeemed                    (24,468)     (394,143)      (7,379,760)     (363,811)     (48,883)
                               ----------  ------------   --------------   -----------  -----------
Ending units                       99,114     2,416,386       90,455,794     1,156,588      246,858
                               ==========  ============   ==============   ===========  ===========

The accompanying Notes to Financial Statements are an integral part of this statement.

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS


                                                                                SAST SA       SAST SA       SAST SA     SAST SA
                                                                                Putnam        Putnam        Putnam     Schroders
                                                                 SAST SA     International International International    VCP
                                                                PineBridge    Growth and    Growth and    Growth and     Global
                                                                High-Yield      Income        Income        Income     Allocation
                                                              Bond Portfolio   Portfolio     Portfolio     Portfolio   Portfolio
                                                                 Class 3        Class 1       Class 2       Class 3     Class 1
                                                              -------------- ------------- ------------- ------------- ----------
For the Year Ended December 31, 2018
From operations:
   Dividends                                                   $  6,748,402   $   778,241   $   125,803  $  2,787,840   $    180
   Mortality and expense risk and administrative charges         (1,647,256)     (404,397)      (73,311)   (1,641,875)       (43)
                                                               ------------   -----------   -----------  ------------   --------
   Net investment income (loss)                                   5,101,146       373,844        52,492     1,145,965        137
   Net realized gain (loss)                                        (874,011)     (238,976)       99,172     3,865,812      3,132
   Change in unrealized appreciation (depreciation) of
     investments                                                 (9,961,240)   (5,192,749)   (1,040,870)  (25,084,314)       623
                                                               ------------   -----------   -----------  ------------   --------
Increase (decrease) in net assets from operations                (5,734,105)   (5,057,881)     (889,206)  (20,072,537)     3,892
                                                               ------------   -----------   -----------  ------------   --------
From contract transactions:
   Payments received from contract owners                         2,472,512        76,109         8,319       413,449    (97,250)
   Payments for contract benefits or terminations               (15,256,617)   (3,498,459)     (608,434)  (14,473,132)        --
   Transfers between sub-accounts (including fixed
     account), net                                               (6,510,750)      (37,932)       34,738     5,461,624     (2,489)
   Contract maintenance charges                                    (534,787)      (13,694)       (9,156)     (690,795)        --
   Adjustments to net assets allocated to contracts in
     payout period                                                     (110)        5,428           174         3,510         --
                                                               ------------   -----------   -----------  ------------   --------
Increase (decrease) in net assets from contract transactions    (19,829,752)   (3,468,548)     (574,359)   (9,285,344)   (99,739)
                                                               ------------   -----------   -----------  ------------   --------
Increase (decrease) in net assets                               (25,563,857)   (8,526,429)   (1,463,565)  (29,357,881)   (95,847)
Net assets at beginning of period                               116,360,217    29,412,803     5,160,572   115,766,412    165,195
                                                               ------------   -----------   -----------  ------------   --------
Net assets at end of period                                    $ 90,796,360   $20,886,374   $ 3,697,007  $ 86,408,531   $ 69,348
                                                               ============   ===========   ===========  ============   ========
Beginning units                                                   5,860,995     1,625,391       292,252     7,426,724     14,826
Units issued                                                      1,185,255        60,054        13,190       813,104      6,863
Units redeemed                                                   (2,178,276)     (260,728)      (46,719)   (1,380,946)   (14,827)
                                                               ------------   -----------   -----------  ------------   --------
Ending units                                                      4,867,974     1,424,717       258,723     6,858,882      6,862
                                                               ============   ===========   ===========  ============   ========
For the Year Ended December 31, 2017
From operations:
   Dividends                                                   $ 10,512,282   $   432,449   $    69,167  $  1,419,577   $     --
   Mortality and expense risk and administrative charges         (1,874,085)     (437,705)      (82,041)   (1,874,697)       (25)
                                                               ------------   -----------   -----------  ------------   --------
   Net investment income (loss)                                   8,638,197        (5,256)      (12,874)     (455,120)       (25)
   Net realized gain (loss)                                       1,264,823      (342,609)       98,035     4,251,555         --
   Change in unrealized appreciation (depreciation) of
     investments                                                   (690,494)    6,173,556       964,912    19,886,503        483
                                                               ------------   -----------   -----------  ------------   --------
Increase (decrease) in net assets from operations                 9,212,526     5,825,691     1,050,073    23,682,938        458
                                                               ------------   -----------   -----------  ------------   --------
From contract transactions:
   Payments received from contract owners                         3,807,193       152,526        20,638       652,241    164,750
   Payments for contract benefits or terminations               (15,331,836)   (2,964,137)     (666,136)  (16,426,363)        --
   Transfers between sub-accounts (including fixed
     account), net                                               (4,647,696)     (833,583)     (146,368)   (7,011,436)       (13)
   Contract maintenance charges                                    (561,260)      (15,063)       (9,806)     (792,077)        --
   Adjustments to net assets allocated to contracts in
     payout period                                                    1,971         1,325           131        (2,750)        --
                                                               ------------   -----------   -----------  ------------   --------
Increase (decrease) in net assets from contract transactions    (16,731,628)   (3,658,932)     (801,541)  (23,580,385)   164,737
                                                               ------------   -----------   -----------  ------------   --------
Increase (decrease) in net assets                                (7,519,102)    2,166,759       248,532       102,553    165,195
Net assets at beginning of period                               123,879,319    27,246,044     4,912,040   115,663,859         --
                                                               ------------   -----------   -----------  ------------   --------
Net assets at end of period                                    $116,360,217   $29,412,803   $ 5,160,572  $115,766,412   $165,195
                                                               ============   ===========   ===========  ============   ========
Beginning units                                                   6,690,025     1,845,105       340,179     9,026,207         --
Units issued                                                      1,191,908        39,879         9,113       349,723     14,828
Units redeemed                                                   (2,020,938)     (259,593)      (57,040)   (1,949,206)        (2)
                                                               ------------   -----------   -----------  ------------   --------
Ending units                                                      5,860,995     1,625,391       292,252     7,426,724     14,826
                                                               ============   ===========   ===========  ============   ========

The accompanying Notes to Financial Statements are an integral part of this statement.

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS


                                                                                              SAST SA
                                                                                              T. Rowe    SAST SA T.   SAST SA
                                                                                               Price     Rowe Price   T. Rowe
                                                                    SAST SA        SAST SA     Asset       Asset       Price
                                                                 Schroders VCP    Small Cap  Allocation  Allocation     VCP
                                                                    Global          Index      Growth      Growth    Balanced
                                                                  Allocation      Portfolio  Portfolio   Portfolio   Portfolio
                                                               Portfolio Class 3   Class 3    Class 1     Class 3     Class 1
                                                               ----------------- ----------  ---------- -----------  ---------
For the Year Ended December 31, 2018
From operations:
   Dividends                                                     $  10,734,065   $    9,528   $   778   $   622,094  $  1,970
   Mortality and expense risk and administrative charges            (7,223,962)     (15,412)     (236)     (546,786)     (229)
                                                                 -------------   ----------   -------   -----------  --------
   Net investment income (loss)                                      3,510,103       (5,884)      542        75,308     1,741
   Net realized gain (loss)                                          5,106,705      (32,246)      145        (2,508)      (71)
   Capital gain distribution from mutual funds                      39,720,086       72,501       237       306,039     4,177
   Change in unrealized appreciation (depreciation) of
     investments                                                  (103,604,280)    (433,170)   (6,620)   (7,319,843)  (10,570)
                                                                 -------------   ----------   -------   -----------  --------
Increase (decrease) in net assets from operations                  (55,267,386)    (398,799)   (5,696)   (6,941,004)   (4,723)
                                                                 -------------   ----------   -------   -----------  --------
   From contract transactions:
   Payments received from contract owners                           35,988,586    1,625,080    70,000    78,167,244    40,000
   Payments for contract benefits or terminations                  (24,154,545)     (20,799)     (355)   (1,231,277)       --
   Transfers between sub-accounts (including fixed account),
     net                                                            (2,993,819)     373,410     6,982     8,615,085    24,433
   Contract maintenance charges                                     (5,207,357)        (506)     (557)     (409,949)     (449)
                                                                 -------------   ----------   -------   -----------  --------
Increase (decrease) in net assets from contract transactions         3,632,865    1,977,185    76,070    85,141,103    63,984
                                                                 -------------   ----------   -------   -----------  --------
Increase (decrease) in net assets                                  (51,634,521)   1,578,386    70,374    78,200,099    59,261
Net assets at beginning of period                                  532,884,307      125,918        --     5,363,729        --
                                                                 -------------   ----------   -------   -----------  --------
Net assets at end of period                                      $ 481,249,786   $1,704,304   $70,374   $83,563,828  $ 59,261
                                                                 =============   ==========   =======   ===========  ========
Beginning units                                                     44,083,192       12,405        --       521,341        --
Units issued                                                         5,940,288      275,343     9,365     8,558,069     5,640
Units redeemed                                                      (5,677,249)     (94,647)   (2,098)     (351,347)     (103)
                                                                 -------------   ----------   -------   -----------  --------
Ending units                                                        44,346,231      193,101     7,267     8,728,063     5,537
                                                                 =============   ==========   =======   ===========  ========
For the Year Ended December 31, 2017
From operations:
   Dividends                                                     $          --   $      287   $    --   $    10,742  $     --
   Mortality and expense risk and administrative charges            (6,262,095)         (74)       --        (4,664)       --
                                                                 -------------   ----------   -------   -----------  --------
   Net investment income (loss)                                     (6,262,095)         213        --         6,078        --
   Net realized gain (loss)                                          1,693,410            7        --           528        --
   Capital gain distribution from mutual funds                       5,459,781          437        --           945        --
   Change in unrealized appreciation (depreciation) of
     investments                                                    49,109,566         (236)       --        36,552        --
                                                                 -------------   ----------   -------   -----------  --------
Increase (decrease) in net assets from operations                   50,000,662          421        --        44,103        --
                                                                 -------------   ----------   -------   -----------  --------
   From contract transactions:
   Payments received from contract owners                           86,235,211      110,567        --     4,907,566        --
   Payments for contract benefits or terminations                  (17,683,428)        (153)       --        (7,889)       --
   Transfers between sub-accounts (including fixed account),
     net                                                            90,070,386       15,083        --       420,112        --
   Contract maintenance charges                                     (4,572,782)          --        --          (163)       --
                                                                 -------------   ----------   -------   -----------  --------
Increase (decrease) in net assets from contract transactions       154,049,387      125,497        --     5,319,626        --
                                                                 -------------   ----------   -------   -----------  --------
Increase (decrease) in net assets                                  204,050,049      125,918        --     5,363,729        --
Net assets at beginning of period                                  328,834,258           --        --            --        --
                                                                 -------------   ----------   -------   -----------  --------
Net assets at end of period                                      $ 532,884,307   $  125,918   $    --   $ 5,363,729  $     --
                                                                 =============   ==========   =======   ===========  ========
Beginning units                                                     30,345,467           --        --            --        --
Units issued                                                        17,596,742       12,420        --       532,978        --
Units redeemed                                                      (3,859,017)         (15)       --       (11,637)       --
                                                                 -------------   ----------   -------   -----------  --------
Ending units                                                        44,083,192       12,405        --       521,341        --
                                                                 =============   ==========   =======   ===========  ========

The accompanying Notes to Financial Statements are an integral part of this statement.

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS


                                                                                                     SAST SA
                                                                           SAST SA       SAST SA       VCP
                                                         SAST SA T.       Templeton     Templeton    Dynamic      SAST SA VCP
                                                       Rowe Price VCP   Foreign Value Foreign Value Allocation      Dynamic
                                                          Balanced        Portfolio     Portfolio   Portfolio     Allocation
                                                      Portfolio Class 3    Class 2       Class 3     Class 1   Portfolio Class 3
                                                      ----------------- ------------- ------------- ---------- -----------------
For the Year Ended December 31, 2018
From operations:
   Dividends                                           $   27,299,038    $   528,197  $ 15,606,348   $  8,824   $   322,365,922
   Mortality and expense risk and administrative
     charges                                              (14,167,439)      (189,969)   (5,741,465)      (874)     (130,216,905)
                                                       --------------    -----------  ------------   --------   ---------------
   Net investment income (loss)                            13,131,599        338,228     9,864,883      7,950       192,149,017
   Net realized gain (loss)                                 7,904,107        307,227    10,201,924        132       212,182,832
   Capital gain distribution from mutual funds             74,876,824        251,457     7,757,908     22,146       970,003,623
   Change in unrealized appreciation (depreciation)
     of investments                                      (191,383,461)    (3,084,220)  (95,190,145)   (45,353)   (2,093,520,963)
                                                       --------------    -----------  ------------   --------   ---------------
Increase (decrease) in net assets from operations         (95,470,931)    (2,187,308)  (67,365,430)   (15,125)     (719,185,491)
                                                       --------------    -----------  ------------   --------   ---------------
From contract transactions:
   Payments received from contract owners                 140,110,181         36,964     1,645,938    169,256       120,186,621
   Payments for contract benefits or terminations         (49,739,054)    (1,191,782)  (46,062,541)        --      (638,389,062)
   Transfers between sub-accounts (including fixed
     account), net                                        116,510,072        184,668    26,289,927         (2)      (63,095,872)
   Contract maintenance charges                           (10,298,955)       (33,781)   (2,537,688)    (1,805)      (89,507,797)
   Adjustments to net assets allocated to contracts
     in payout period                                             152          1,480         3,375         --            54,876
                                                       --------------    -----------  ------------   --------   ---------------
Increase (decrease) in net assets from contract
  transactions                                            196,582,396     (1,002,451)  (20,660,989)   167,449      (670,751,234)
                                                       --------------    -----------  ------------   --------   ---------------
Increase (decrease) in net assets                         101,111,465     (3,189,759)  (88,026,419)   152,324    (1,389,936,725)
Net assets at beginning of period                         939,117,877     13,450,684   405,761,879     33,454     9,416,742,282
                                                       --------------    -----------  ------------   --------   ---------------
Net assets at end of period                            $1,040,229,342    $10,260,925  $317,735,460   $185,778   $ 8,026,805,557
                                                       ==============    ===========  ============   ========   ===============
Beginning units                                            75,659,289        624,363    26,653,126      2,865       661,860,534
Units issued                                               24,452,742         36,362     2,670,465     14,890        29,959,171
Units redeemed                                             (8,684,316)       (82,557)   (3,912,399)      (624)      (77,896,395)
                                                       --------------    -----------  ------------   --------   ---------------
Ending units                                               91,427,715        578,168    25,411,192     17,131       613,923,310
                                                       ==============    ===========  ============   ========   ===============
For the Year Ended December 31, 2017
From operations:
   Dividends                                           $      247,889    $   335,261  $  9,753,819   $    372   $    98,796,106
   Mortality and expense risk and administrative
     charges                                              (10,084,885)      (207,407)   (6,219,171)       (53)     (129,281,251)
                                                       --------------    -----------  ------------   --------   ---------------
   Net investment income (loss)                            (9,836,996)       127,854     3,534,648        319       (30,485,145)
   Net realized gain (loss)                                 3,980,363        333,519    12,455,273          5       190,781,582
   Capital gain distribution from mutual funds              2,785,349             --            --        657       187,574,170
   Change in unrealized appreciation (depreciation)
     of investments                                       117,478,289      1,949,740    56,751,877      1,068     1,152,376,036
                                                       --------------    -----------  ------------   --------   ---------------
Increase (decrease) in net assets from operations         114,407,005      2,411,113    72,741,798      2,049     1,500,246,643
                                                       --------------    -----------  ------------   --------   ---------------
From contract transactions:
   Payments received from contract owners                 198,811,749         52,892     2,308,218     31,504       207,628,369
   Payments for contract benefits or terminations         (29,853,792)    (1,709,600)  (43,018,894)        --      (552,637,283)
   Transfers between sub-accounts (including fixed
     account), net                                        176,900,389       (386,466)  (18,910,144)       (12)     (199,768,973)
   Contract maintenance charges                            (7,354,105)       (38,178)   (2,624,372)       (87)      (83,753,469)
   Adjustments to net assets allocated to contracts
     in payout period                                               9           (358)           20         --           (31,561)
                                                       --------------    -----------  ------------   --------   ---------------
Increase (decrease) in net assets from contract
  transactions                                            338,504,250     (2,081,710)  (62,245,172)    31,405      (628,562,917)
                                                       --------------    -----------  ------------   --------   ---------------
Increase (decrease) in net assets                         452,911,255        329,403    10,496,626     33,454       871,683,726
Net assets at beginning of period                         486,206,622     13,121,281   395,265,253         --     8,545,058,556
                                                       --------------    -----------  ------------   --------   ---------------
Net assets at end of period                            $  939,117,877    $13,450,684  $405,761,879   $ 33,454   $ 9,416,742,282
                                                       ==============    ===========  ============   ========   ===============
Beginning units                                            46,652,003        729,118    31,016,379         --       710,379,450
Units issued                                               35,167,581         11,431     1,177,180      2,879        34,158,163
Units redeemed                                             (6,160,295)      (116,186)   (5,540,433)       (14)      (82,677,079)
                                                       --------------    -----------  ------------   --------   ---------------
Ending units                                               75,659,289        624,363    26,653,126      2,865       661,860,534
                                                       ==============    ===========  ============   ========   ===============

The accompanying Notes to Financial Statements are an integral part of this statement.

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS


                                                               SAST SA                                    SAST SA     SAST SA
                                                                 VCP                       SAST SA VCP    WellsCap    WellsCap
                                                               Dynamic                        Index      Aggressive  Aggressive
                                                              Strategy     SAST SA VCP     Allocation      Growth      Growth
                                                              Portfolio Dynamic Strategy    Portfolio    Portfolio   Portfolio
                                                               Class 1  Portfolio Class 3    Class 3      Class 1     Class 2
                                                              --------- ----------------- ------------  -----------  ----------
For the Year Ended December 31, 2018
From operations:
   Dividends                                                  $  9,160   $   213,769,283  $  4,591,530  $        --  $       --
   Mortality and expense risk and administrative
     charges                                                      (867)      (82,590,474)   (1,014,017)    (378,019)    (47,163)
                                                              --------   ---------------  ------------  -----------  ----------
   Net investment income (loss)                                  8,293       131,178,809     3,577,513     (378,019)    (47,163)
   Net realized gain (loss)                                        (73)      104,102,870       (28,114)   1,537,112     227,547
   Capital gain distribution from mutual funds                  17,949       499,427,165       439,674    3,334,052     405,383
   Change in unrealized appreciation (depreciation) of
     investments                                               (41,366)   (1,214,425,588)  (23,781,460)  (6,188,070)   (787,687)
                                                              --------   ---------------  ------------  -----------  ----------
Increase (decrease) in net assets from operations              (15,197)     (479,716,744)  (19,792,387)  (1,694,925)   (201,920)
                                                              --------   ---------------  ------------  -----------  ----------
From contract transactions:
   Payments received from contract owners                      169,256        82,663,059    68,754,142      273,296       6,245
   Payments for contract benefits or terminations                   --      (407,184,717)   (2,623,839)  (2,353,105)   (192,179)
   Transfers between sub-accounts (including fixed
     account), net                                                  50       (46,223,529)  120,054,136      (10,283)   (113,535)
   Contract maintenance charges                                 (1,784)      (57,329,628)     (775,321)     (15,705)     (6,807)
   Adjustments to net assets allocated to contracts in
     payout period                                                  --           135,409            --        7,703          --
                                                              --------   ---------------  ------------  -----------  ----------
Increase (decrease) in net assets from contract transactions   167,522      (427,939,406)  185,409,118   (2,098,094)   (306,276)
                                                              --------   ---------------  ------------  -----------  ----------
Increase (decrease) in net assets                              152,325      (907,656,150)  165,616,731   (3,793,019)   (508,196)
Net assets at beginning of period                               33,455     6,014,279,127     9,859,521   24,394,787   2,993,503
                                                              --------   ---------------  ------------  -----------  ----------
Net assets at end of period                                   $185,780   $ 5,106,622,977  $175,476,252  $20,601,768  $2,485,307
                                                              ========   ===============  ============  ===========  ==========
Beginning units                                                  2,896       429,754,292       948,845      908,624     115,170
Units issued                                                    14,665        18,923,082    18,277,963       32,773       2,019
Units redeemed                                                    (180)      (50,056,987)     (747,170)    (105,395)    (12,904)
                                                              --------   ---------------  ------------  -----------  ----------
Ending units                                                    17,381       398,620,387    18,479,638      836,002     104,285
                                                              ========   ===============  ============  ===========  ==========
For the Year Ended December 31, 2017
From operations:
   Dividends                                                  $    362   $    61,371,304  $     28,504  $        --  $       --
   Mortality and expense risk and administrative
     charges                                                       (53)      (82,269,904)      (12,267)    (350,873)    (46,884)
                                                              --------   ---------------  ------------  -----------  ----------
   Net investment income (loss)                                    309       (20,898,600)       16,237     (350,873)    (46,884)
   Net realized gain (loss)                                          4        80,454,067         2,272    1,391,164     332,443
   Capital gain distribution from mutual funds                     640       116,814,074        12,061           --          --
   Change in unrealized appreciation (depreciation) of
     investments                                                 1,067       707,632,210       134,009    4,560,083     430,878
                                                              --------   ---------------  ------------  -----------  ----------
Increase (decrease) in net assets from operations                2,020       884,001,751       164,579    5,600,374     716,437
                                                              --------   ---------------  ------------  -----------  ----------
From contract transactions:
   Payments received from contract owners                       31,507       125,162,699     3,765,756      128,064       8,780
   Payments for contract benefits or terminations                   --      (311,911,049)      (93,437)  (2,141,240)   (196,208)
   Transfers between sub-accounts (including fixed
     account), net                                                  15      (119,189,457)    6,029,647     (466,788)   (384,235)
   Contract maintenance charges                                    (87)      (53,647,824)       (7,024)     (16,971)     (6,466)
   Adjustments to net assets allocated to contracts in
     payout period                                                  --           (41,124)           --        7,288          --
                                                              --------   ---------------  ------------  -----------  ----------
Increase (decrease) in net assets from contract transactions    31,435      (359,626,755)    9,694,942   (2,489,647)   (578,129)
                                                              --------   ---------------  ------------  -----------  ----------
Increase (decrease) in net assets                               33,455       524,374,996     9,859,521    3,110,727     138,308
Net assets at beginning of period                                   --     5,489,904,131            --   21,284,060   2,855,195
                                                              --------   ---------------  ------------  -----------  ----------
Net assets at end of period                                   $ 33,455   $ 6,014,279,127  $  9,859,521  $24,394,787  $2,993,503
                                                              ========   ===============  ============  ===========  ==========
Beginning units                                                     --       457,797,898            --    1,011,488     140,110
Units issued                                                     2,907        21,367,988       960,965       36,360       1,523
Units redeemed                                                     (11)      (49,411,594)      (12,120)    (139,224)    (26,463)
                                                              --------   ---------------  ------------  -----------  ----------
Ending units                                                     2,896       429,754,292       948,845      908,624     115,170
                                                              ========   ===============  ============  ===========  ==========

The accompanying Notes to Financial Statements are an integral part of this statement.

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS


                                                                SAST SA       SAST SA      SAST SA       SAST SA      VALIC
                                                                WellsCap     WellsCap     WellsCap      WellsCap     Company
                                                               Aggressive   Fundamental  Fundamental   Fundamental  I Global
                                                                 Growth       Growth       Growth        Growth      Social
                                                               Portfolio     Portfolio    Portfolio     Portfolio   Awareness
                                                                Class 3       Class 1      Class 2       Class 3      Fund
                                                              -----------  ------------  -----------  ------------  ---------
For the Year Ended December 31, 2018
From operations:
   Dividends                                                  $        --  $         --  $        --  $         --  $ 16,131
   Mortality and expense risk and administrative charges         (369,702)     (521,428)     (33,381)     (752,969)  (11,557)
                                                              -----------  ------------  -----------  ------------  --------
   Net investment income (loss)                                  (369,702)     (521,428)     (33,381)     (752,969)    4,574
   Net realized gain (loss)                                     2,238,637    (6,793,966)    (407,192)   (8,481,256)    2,141
   Capital gain distribution from mutual funds                  3,298,430    21,533,807    1,375,486    29,917,754        --
   Change in unrealized appreciation (depreciation) of
     investments                                               (6,740,903)   (9,485,848)    (659,358)  (14,103,525)  (99,897)
                                                              -----------  ------------  -----------  ------------  --------
Increase (decrease) in net assets from operations              (1,573,538)    4,732,565      275,555     6,580,004   (93,182)
                                                              -----------  ------------  -----------  ------------  --------
From contract transactions:
   Payments received from contract owners                         608,679       116,203        6,171       592,557        --
   Payments for contract benefits or terminations              (3,324,116)   (3,122,892)    (102,862)   (6,833,925)   (1,504)
   Transfers between sub-accounts (including fixed
     account), net                                               (406,342)  (41,898,138)  (2,571,549)  (59,537,861)      823
   Contract maintenance charges                                  (129,973)      (19,560)      (2,007)     (317,669)       (4)
   Adjustments to net assets allocated to contracts in
     payout period                                                   (173)           99           --          (109)       --
                                                              -----------  ------------  -----------  ------------  --------
Increase (decrease) in net assets from contract transactions   (3,251,925)  (44,924,288)  (2,670,247)  (66,097,007)     (685)
                                                              -----------  ------------  -----------  ------------  --------
Increase (decrease) in net assets                              (4,825,463)  (40,191,723)  (2,394,692)  (59,517,003)  (93,867)
Net assets at beginning of period                              25,328,561    40,191,723    2,394,692    59,517,003   979,815
                                                              -----------  ------------  -----------  ------------  --------
Net assets at end of period                                   $20,503,098  $         --  $        --  $         --  $885,948
                                                              ===========  ============  ===========  ============  ========
Beginning units                                                 1,335,480     1,099,281       67,911     1,980,283    76,390
Units issued                                                      175,208        32,515        1,507       199,348       382
Units redeemed                                                   (326,424)   (1,131,796)     (69,418)   (2,179,631)     (433)
                                                              -----------  ------------  -----------  ------------  --------
Ending units                                                    1,184,264            --           --            --    76,339
                                                              ===========  ============  ===========  ============  ========
For the Year Ended December 31, 2017
From operations:
   Dividends                                                  $        --  $     98,839  $     2,889  $     13,016  $  7,813
   Mortality and expense risk and administrative charges         (364,070)     (571,775)     (36,851)     (962,378)   (9,017)
                                                              -----------  ------------  -----------  ------------  --------
   Net investment income (loss)                                  (364,070)     (472,936)     (33,962)     (949,362)   (1,204)
   Net realized gain (loss)                                     1,816,659     1,098,722      167,947     6,370,588     2,223
   Capital gain distribution from mutual funds                         --     1,902,083      119,180     3,033,118        --
   Change in unrealized appreciation (depreciation) of
     investments                                                4,299,899     8,265,191      400,382     8,873,804   137,651
                                                              -----------  ------------  -----------  ------------  --------
Increase (decrease) in net assets from operations               5,752,488    10,793,060      653,547    17,328,148   138,670
                                                              -----------  ------------  -----------  ------------  --------
From contract transactions:
   Payments received from contract owners                         678,275       241,037        6,314       358,947   657,900
   Payments for contract benefits or terminations              (2,570,594)   (3,682,327)    (262,498)   (7,793,892)       --
   Transfers between sub-accounts (including fixed
     account), net                                               (740,376)   (1,246,633)     (75,716)   (7,731,329)   (8,230)
   Contract maintenance charges                                  (129,716)      (24,930)      (2,935)     (424,762)      (10)
   Adjustments to net assets allocated to contracts in
     payout period                                                     (6)        2,666           --        (4,223)       --
                                                              -----------  ------------  -----------  ------------  --------
Increase (decrease) in net assets from contract transactions   (2,762,417)   (4,710,187)    (334,835)  (15,595,259)  649,660
                                                              -----------  ------------  -----------  ------------  --------
Increase (decrease) in net assets                               2,990,071     6,082,873      318,712     1,732,889   788,330
Net assets at beginning of period                              22,338,490    34,108,850    2,075,980    57,784,114   191,485
                                                              -----------  ------------  -----------  ------------  --------
Net assets at end of period                                   $25,328,561  $ 40,191,723  $ 2,394,692  $ 59,517,003  $979,815
                                                              ===========  ============  ===========  ============  ========
Beginning units                                                 1,487,003     1,246,553       78,475     2,526,417    18,561
Units issued                                                      212,031        27,853        1,245       124,574    58,505
Units redeemed                                                   (363,554)     (175,125)     (11,809)     (670,708)     (676)
                                                              -----------  ------------  -----------  ------------  --------
Ending units                                                    1,335,480     1,099,281       67,911     1,980,283    76,390
                                                              ===========  ============  ===========  ============  ========

The accompanying Notes to Financial Statements are an integral part of this statement.

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS


                                                                   VALIC
                                                                 Company I     VALIC       VALIC       VALIC        VALIC
                                                               International Company I   Company I   Company I    Company I
                                                                 Equities     Mid Cap    Nasdaq-100  Small Cap   Stock Index
                                                                Index Fund   Index Fund  Index Fund  Index Fund     Fund
                                                               ------------- ----------  ----------  ----------  -----------
For the Year Ended December 31, 2018
From operations:
   Dividends                                                    $   91,393   $   40,502  $   13,425  $   30,609  $   189,686
   Mortality and expense risk and administrative charges           (55,525)     (46,497)    (33,579)    (40,462)    (139,921)
                                                                ----------   ----------  ----------  ----------  -----------
   Net investment income (loss)                                     35,868       (5,995)    (20,154)     (9,853)      49,765
   Net realized gain (loss)                                         31,361        8,354     120,250      38,847      166,676
   Capital gain distribution from mutual funds                          --      239,259     116,678     173,252      415,228
   Change in unrealized appreciation (depreciation) of
     investments                                                  (804,288)    (738,542)   (268,055)   (620,562)  (1,283,303)
                                                                ----------   ----------  ----------  ----------  -----------
Increase (decrease) in net assets from operations                 (737,059)    (496,924)    (51,281)   (418,316)    (651,634)
                                                                ----------   ----------  ----------  ----------  -----------
From contract transactions:
   Payments received from contract owners                          320,296      217,842     310,920     262,787      480,584
   Payments for contract benefits or terminations                  (53,557)     (64,960)    (17,907)    (85,851)    (212,260)
   Transfers between sub-accounts (including fixed account),
     net                                                            96,445      121,624    (206,440)     54,686     (875,311)
   Contract maintenance charges                                       (179)        (174)       (231)       (214)        (554)
                                                                ----------   ----------  ----------  ----------  -----------
Increase (decrease) in net assets from contract transactions       363,005      274,332      86,342     231,408     (607,541)
                                                                ----------   ----------  ----------  ----------  -----------
Increase (decrease) in net assets                                 (374,054)    (222,592)     35,061    (186,908)  (1,259,175)
Net assets at beginning of period                                4,727,345    3,780,228   2,472,309   3,155,328   11,281,677
                                                                ----------   ----------  ----------  ----------  -----------
Net assets at end of period                                     $4,353,291   $3,557,636  $2,507,370  $2,968,420  $10,022,502
                                                                ==========   ==========  ==========  ==========  ===========
Beginning units                                                    410,941      275,964     161,740     234,208      822,663
Units issued                                                        61,819       38,497      32,363      41,857      128,235
Units redeemed                                                     (28,933)     (17,509)    (27,089)    (24,689)    (174,091)
                                                                ----------   ----------  ----------  ----------  -----------
Ending units                                                       443,827      296,952     167,014     251,376      776,807
                                                                ==========   ==========  ==========  ==========  ===========
For the Year Ended December 31, 2017
From operations:
   Dividends                                                    $   90,363   $   30,519  $   13,587  $   22,167  $   143,407
   Mortality and expense risk and administrative charges           (46,931)     (36,247)    (25,444)    (30,939)    (119,967)
                                                                ----------   ----------  ----------  ----------  -----------
   Net investment income (loss)                                     43,432       (5,728)    (11,857)     (8,772)      23,440
   Net realized gain (loss)                                          2,408        1,371      45,603       5,329       83,385
   Capital gain distribution from mutual funds                          --      208,988      84,786     105,789      420,659
   Change in unrealized appreciation (depreciation) of
     investments                                                   758,835      230,696     434,275     230,758    1,358,914
                                                                ----------   ----------  ----------  ----------  -----------
Increase (decrease) in net assets from operations                  804,675      435,327     552,807     333,104    1,886,398
                                                                ----------   ----------  ----------  ----------  -----------
From contract transactions:
   Payments received from contract owners                          682,716      677,654     208,781     640,972    2,045,841
   Payments for contract benefits or terminations                  (34,056)     (40,067)    (89,042)    (26,280)  (1,381,322)
   Transfers between sub-accounts (including fixed account),
     net                                                           111,028      205,603     102,366     194,832       18,169
   Contract maintenance charges                                       (157)        (149)       (173)       (151)        (366)
                                                                ----------   ----------  ----------  ----------  -----------
Increase (decrease) in net assets from contract transactions       759,531      843,041     221,932     809,373      682,322
                                                                ----------   ----------  ----------  ----------  -----------
Increase (decrease) in net assets                                1,564,206    1,278,368     774,739   1,142,477    2,568,720
Net assets at beginning of period                                3,163,139    2,501,860   1,697,570   2,012,851    8,712,957
                                                                ----------   ----------  ----------  ----------  -----------
Net assets at end of period                                     $4,727,345   $3,780,228  $2,472,309  $3,155,328  $11,281,677
                                                                ==========   ==========  ==========  ==========  ===========
Beginning units                                                    337,899      209,458     145,709     169,200      762,475
Units issued                                                        86,169       78,834      39,041      75,750      319,897
Units redeemed                                                     (13,127)     (12,328)    (23,010)    (10,742)    (259,709)
                                                                ----------   ----------  ----------  ----------  -----------
Ending units                                                       410,941      275,964     161,740     234,208      822,663
                                                                ==========   ==========  ==========  ==========  ===========


The accompanying Notes to Financial Statements are an integral part of this statement.

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

NOTES TO FINANCIAL STATEMENTS

1. Organization

Variable Separate Account (the Separate Account) is a segregated investment account established by American General Life Insurance Company (the Company) to receive and invest premium payments from variable annuity contracts issued by the Company. The Company is a wholly owned subsidiary of AGC Life Insurance Company, an indirect, wholly owned subsidiary of American International Group, Inc. (AIG).

The Separate Account includes the following variable annuity products:

 American Pathway II                    Polaris Choice IV
 Polaris                                Polaris II
 Polaris Advantage                      Polaris II Platinum Series
 Polaris Advantage II                   Polaris Platinum
 Polaris Advisor                        Polaris Platinum II
 Polaris Advisor III                    Polaris Platinum III
 Polaris Advisory                       Polaris Preferred Solution
 Polaris Advisory Income                Polaris Protector
 Polaris America                        Polaris Retirement Protector
 Polaris Choice                         Polaris Select Investor
 Polaris Choice II                      WM Diversified Strategies
 Polaris Choice III                     WM Diversified Strategies III

The Separate Account contracts are sold through the Company's affiliated broker-dealers, independent broker-dealers, full-service securities firms, and financial institutions. The distributor of the Separate Account is AIG Capital Services, Inc., an affiliate of the Company. No underwriting fees are paid in connection with the distribution of these contracts.

Principal Funds Distributor, Inc. distributes WM Diversified Strategies and WM Diversified Strategies III contracts. No underwriting fees are paid in connection with the distribution of these contracts.

The Separate Account is registered with the Securities and Exchange Commission as a Unit Investment Trust under the Investment Company Act of 1940, as amended. The Separate Account consists of various sub-accounts. Each sub-account invests all its investible assets in a corresponding eligible mutual fund, which is registered under the 1940 Act as open-ended management investment companies. The names in bold in the table below are the diversified, open-ended management investment companies and the names below them are the names of the sub-accounts/corresponding eligible mutual funds. Collectively, all of the mutual funds are referred to as "Funds" throughout these financial statements.

For each sub-account, the financial statements are comprised of a Statement of Assets and Liabilities, including a Schedule of Portfolio Investments, as of December 31, 2018 and related Statements of Operations and Changes in Net Assets for each of the years in the period then ended, all periods to reflect a full twelve month period, except as noted below.

 American Funds Insurance Series
   (American Funds)
 American Funds IS Asset Allocation      American Funds IS Growth-Income Fund
   Fund Class 2                            Class 2
 American Funds IS Asset Allocation      American Funds IS Growth-Income Fund
   Fund Class 3                            Class 3
 American Funds IS Capital Income        American Funds IS High-Income Bond
   Builder Class 4                         Fund Class 3
 American Funds IS Global Growth Fund    American Funds IS International Fund
   Class 2                                 Class 3
 American Funds IS Growth Fund Class 2   American Funds IS Ultra-Short Bond
                                           Fund Class 3
 American Funds IS Growth Fund Class 3   American Funds IS US
                                           Government/AAA-Rated Securities
                                           Fund Class 3

 Anchor Series Trust (AST)/(a)/
 AST SA BlackRock Multi-Asset Income     AST SA Wellington Government and
   Portfolio Class 1/(ad)/                 Quality Bond Portfolio Class 3
 AST SA BlackRock Multi-Asset Income     AST SA Wellington Growth Portfolio
   Portfolio Class 3                       Class 1/(c)/
 AST SA PGI Asset Allocation Portfolio   AST SA Wellington Growth Portfolio
   Class 1/(b)/                            Class 2/(c)/
 AST SA PGI Asset Allocation Portfolio   AST SA Wellington Growth Portfolio
   Class 2/(b)/                            Class 3/(c)/
 AST SA PGI Asset Allocation Portfolio   AST SA Wellington Natural Resources
   Class 3/(b)/                            Portfolio Class 1/(d)/
 AST SA Wellington Capital               AST SA Wellington Natural Resources
   Appreciation Portfolio Class 1          Portfolio Class 2/(d)/

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

 Anchor Series Trust (AST)/(a)/
 AST SA Wellington Capital              AST SA Wellington Natural Resources
   Appreciation Portfolio Class 2         Portfolio Class 3/(d)/
 AST SA Wellington Capital              AST SA Wellington Strategic
   Appreciation Portfolio Class 3         Multi-Asset Portfolio Class 1
 AST SA Wellington Government and       AST SA Wellington Strategic
   Quality Bond Portfolio Class 1         Multi-Asset Portfolio Class 3
 AST SA Wellington Government and
   Quality Bond Portfolio Class 2

 BlackRock Variable Series Funds (BlackRock)
 BlackRock Global Allocation V.I. Fund  BLK iShares Dynamic Fixed Income VI
   Class III                              Fund Class III/(g)/
 BlackRock iShares Alternative          BLK iShares Equity Appreciation VI
   Strategies VI Fund Class III/(f)/      Fund Class III/(g)/
 BlackRock iShares Dynamic Allocation
   V.I. Fund Class III

 Columbia Funds VIT Variable Series Trust (Columbia VP)
 Columbia VP Asset Allocation Fund      Columbia VP Limited Duration Credit
   Class 1                                Fund Class 2
 Columbia VP Dividend Opportunity Fund  Columbia VP Loomis Sayles Growth Fund
   Class 1                                Class 1
 Columbia VP Emerging Markets Bond      Columbia VP Mid Cap Growth
   Fund Class 2                           Opportunity Fund Class 1
 Columbia VP Income Opportunities Fund  Columbia VP Overseas Core Fund
   Class 1                                Class 2/(ae)/
 Columbia VP Large Cap Growth Fund      Columbia VP Small Company Growth Fund
   Class 1                                Class 1

 Franklin Templeton Variable Insurance
   Products Trust (FTVIP)
 FTVIP Franklin Founding Funds          FTVIP Franklin Strategic Income VIP
   Allocation VIP Fund Class 2            Fund Class 2
 FTVIP Franklin Income VIP Fund Class 2

 Goldman Sachs Variable Insurance
   Trust (Goldman Sachs VIT)
 Goldman Sachs VIT Global Trends        Goldman Sachs VIT Multi-Strategy
   Allocation Fund Service Class          Alternatives Portfolio Advisor Class
 Goldman Sachs VIT Government Money     Goldman Sachs VIT Strategic Income
   Market Fund Institutional Class/(h)/   Fund Advisor Class/(i)/
 Goldman Sachs VIT Government Money
   Market Fund Service Class

 Invesco Variable Insurance Funds
   (Invesco V.I.)
 Invesco V.I. American Franchise Fund
   Series II                            Invesco V.I. Comstock Fund Series II
 Invesco V.I. Balanced-Risk Allocation  Invesco V.I. Growth and Income Fund
   Fund Series II                         Series II

 Ivy Variable Insurance Portfolios
   (Ivy VIP)
 Ivy VIP Asset Strategy Class II

 Lord Abbett Series Fund, Inc. (Lord
   Abbett)
 Lord Abbett Bond Debenture Portfolio   Lord Abbett Mid Cap Stock Portfolio
   Class VC                               Class VC
 Lord Abbett Fundamental Equity         Lord Abbett Short Duration Income
   Portfolio Class VC                     Portfolio Class VC
 Lord Abbett Growth and Income
   Portfolio Class VC

 Morgan Stanley Variable Insurance
   Fund, Inc. (Morgan Stanley VIF)
 Morgan Stanley VIF Global
   Infrastructure Portfolio Class II

 Neuberger Berman Advisers Management Trust (Neuberger Berman AMT) Neuberger Berman AMT US Equity Index
   PutWrite Strategy Portfolio/(j)/

 PIMCO Variable Insurance Trust (PIMCO)
 PIMCO All Asset Portfolio Advisor      PIMCO Emerging Markets Bond Portfolio
   Class                                  Advisor Class
 PIMCO Dynamic Bond Portfolio Advisor
   Class/(k)/

 Principal Variable Contracts Funds,
   Inc. (PVC)
 PVC Diversified International Account  PVC Real Estate Securities Account
   Class 1                                Class 2
 PVC Diversified International Account
   Class 2                              PVC SAM Balanced Portfolio Class 1
 PVC Equity Income Account Class 1      PVC SAM Balanced Portfolio Class 2
 PVC Equity Income Account Class 2      PVC SAM Conservative Balanced
                                          Portfolio Class 1
 PVC Government & High Quality Bond     PVC SAM Conservative Balanced
   Account Class 1                        Portfolio Class 2
 PVC Government & High Quality Bond     PVC SAM Conservative Growth Portfolio
   Account Class 2                        Class 1
 PVC Income Account Class 1             PVC SAM Conservative Growth Portfolio
                                          Class 2
 PVC Income Account Class 2             PVC SAM Flexible Income Portfolio
                                          Class 1
 PVC LargeCap Growth Account Class 1    PVC SAM Flexible Income Portfolio
                                          Class 2

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

 Principal Variable Contracts Funds,
   Inc. (PVC)
 PVC LargeCap Growth Account Class 2     PVC SAM Strategic Growth Portfolio
                                           Class 1
 PVC MidCap Account Class 1              PVC SAM Strategic Growth Portfolio
                                           Class 2
 PVC MidCap Account Class 2              PVC Short-Term Income Account Class 1
 PVC Principal Capital Appreciation
   Account Class 1                       PVC Short-Term Income Account Class 2
 PVC Principal Capital Appreciation
   Account Class 2                       PVC SmallCap Account Class 1/(l)/
 PVC Real Estate Securities Account
   Class 1                               PVC SmallCap Account Class 2/(l)/

 Seasons Series Trust (SST)/(a)/
 SST SA Allocation Balanced Portfolio    SST SA Multi-Managed Large Cap Growth
   Class 3                                 Portfolio Class 3
 SST SA Allocation Growth Portfolio      SST SA Multi-Managed Large Cap Value
   Class 1                                 Portfolio Class 3
 SST SA Allocation Growth Portfolio      SST SA Multi-Managed Mid Cap Growth
   Class 3                                 Portfolio Class 3
 SST SA Allocation Moderate Growth       SST SA Multi-Managed Mid Cap Value
   Portfolio Class 1                       Portfolio Class 3
 SST SA Allocation Moderate Growth       SST SA Multi-Managed Small Cap
   Portfolio Class 3                       Portfolio Class 3
 SST SA Allocation Moderate Portfolio    SST SA Putnam Asset Allocation
   Class 1                                 Diversified Growth Portfolio
                                           Class 1/(n)/
 SST SA Allocation Moderate Portfolio    SST SA Putnam Asset Allocation
   Class 3                                 Diversified Growth Portfolio
                                           Class 3/(n)/
 SST SA Columbia Focused Growth          SST SA T. Rowe Price Growth Stock
   Portfolio Class 3/(m)/                  Portfolio Class 3
 SST SA Columbia Focused Value           SST SA Wellington Real Return
   Portfolio Class 3                       Portfolio Class 1/(e)/
 SST SA Multi-Managed Diversified        SST SA Wellington Real Return
   Fixed Income Portfolio Class 3          Portfolio Class 3
 SST SA Multi-Managed International
   Equity Portfolio Class 3

 SunAmerica Series Trust (SAST)/(a)/
 SAST SA Mid Cap Index Class 1/(e)/      SAST SA JPMorgan Emerging Markets
                                           Portfolio Class 3
 SAST SA AB Growth Portfolio Class 1     SAST SA JPMorgan Equity-Income
                                           Portfolio Class 1
 SAST SA AB Growth Portfolio Class 2     SAST SA JPMorgan Equity-Income
                                           Portfolio Class 2
 SAST SA AB Growth Portfolio Class 3     SAST SA JPMorgan Equity-Income
                                           Portfolio Class 3
 SAST SA AB Small & Mid Cap Value        SAST SA JPMorgan Global Equities
   Portfolio Class 2                       Portfolio Class 1
 SAST SA AB Small & Mid Cap Value        SAST SA JPMorgan Global Equities
   Portfolio Class 3                       Portfolio Class 2
 SAST SA American Funds Asset            SAST SA JPMorgan Global Equities
   Allocation Portfolio Class 1/(o)/       Portfolio Class 3
 SAST SA American Funds Asset            SAST SA JPMorgan MFS Core Bond
   Allocation Portfolio Class 3            Portfolio Class 1
 SAST SA American Funds Global Growth    SAST SA JPMorgan MFS Core Bond
   Portfolio Class 3                       Portfolio Class 2
 SAST SA American Funds Growth           SAST SA JPMorgan MFS Core Bond
   Portfolio Class 1                       Portfolio Class 3
 SAST SA American Funds Growth           SAST SA JPMorgan Mid-Cap Growth
   Portfolio Class 3                       Portfolio Class 1
 SAST SA American Funds Growth-Income    SAST SA JPMorgan Mid-Cap Growth
   Portfolio Class 1                       Portfolio Class 2
 SAST SA American Funds Growth-Income    SAST SA JPMorgan Mid-Cap Growth
   Portfolio Class 3                       Portfolio Class 3
 SAST SA American Funds VCP Managed      SAST SA Large Cap Growth Index
   Asset Allocation Portfolio Class 1      Portfolio Class 1/(e)(q)/
 SAST SA American Funds VCP Managed      SAST SA Large Cap Growth Index
   Asset Allocation Portfolio Class 3      Portfolio Class 3/(q)/
 SAST SA BlackRock VCP Global Multi      SAST SA Large Cap Index Portfolio
   Asset Portfolio Class 1                 Class 1/(e)(ac)/
 SAST SA BlackRock VCP Global Multi      SAST SA Large Cap Index Portfolio
   Asset Portfolio Class 3                 Class 3/(ac)/
 SAST SA Boston Company Capital Growth   SAST SA Large Cap Value Index
   Portfolio Class 1/(p)/                  Portfolio Class 1/(e)(q)/
 SAST SA Boston Company Capital Growth   SAST SA Large Cap Value Index
   Portfolio Class 2/(p)/                  Portfolio Class 3/(q)/
 SAST SA Boston Company Capital Growth   SAST SA Legg Mason BW Large Cap Value
   Portfolio Class 3/(p)/                  Portfolio Class 1
 SAST SA Columbia Technology Portfolio   SAST SA Legg Mason BW Large Cap Value
   Class 1                                 Portfolio Class 2
 SAST SA Columbia Technology Portfolio   SAST SA Legg Mason BW Large Cap Value
   Class 2                                 Portfolio Class 3
 SAST SA Columbia Technology Portfolio   SAST SA Legg Mason Tactical
   Class 3                                 Opportunities Class 1
 SAST SA DFA Ultra Short Bond            SAST SA Legg Mason Tactical
   Portfolio Class 1                       Opportunities Class 3
 SAST SA DFA Ultra Short Bond            SAST SA MFS Blue Chip Growth
   Portfolio Class 2                       Portfolio Class 1
 SAST SA DFA Ultra Short Bond            SAST SA MFS Blue Chip Growth
   Portfolio Class 3                       Portfolio Class 2
 SAST SA Dogs of Wall Street Portfolio   SAST SA MFS Blue Chip Growth
   Class 1                                 Portfolio Class 3
 SAST SA Dogs of Wall Street Portfolio   SAST SA MFS Massachusetts Investors
   Class 2                                 Trust Portfolio Class 1
 SAST SA Dogs of Wall Street Portfolio   SAST SA MFS Massachusetts Investors
   Class 3                                 Trust Portfolio Class 2
 SAST SA Emerging Markets Equity Index   SAST SA MFS Massachusetts Investors
   Portfolio Class 1/(e)(q)/               Trust Portfolio Class 3
 SAST SA Emerging Markets Equity Index   SAST SA MFS Telecom Utility Portfolio
   Portfolio Class 3/(q)/                  Class 1/(v)/
 SAST SA Federated Corporate Bond        SAST SA MFS Telecom Utility Portfolio
   Portfolio Class 1                       Class 2/(v)/
 SAST SA Federated Corporate Bond        SAST SA MFS Telecom Utility Portfolio
   Portfolio Class 2                       Class 3/(v)/
 SAST SA Federated Corporate Bond        SAST SA MFS Total Return Portfolio
   Portfolio Class 3                       Class 1/(w)/
 SAST SA Fidelity Institutional AM(R)    SAST SA MFS Total Return Portfolio
   Real Estate Portfolio Class 1/(r)/      Class 2/(w)/
 SAST SA Fidelity Institutional AM(R)    SAST SA MFS Total Return Portfolio
   Real Estate Portfolio Class 2/(r)/      Class 3/(w)/
 SAST SA Fidelity Institutional AM(R)    SAST SA Mid Cap Index Portfolio
   Real Estate Portfolio Class 3/(r)/      Class 3
 SAST SA Fixed Income Index Portfolio    SAST SA Morgan Stanley International
   Class 1/(e)(s)/                         Equities Portfolio Class 1
 SAST SA Fixed Income Index Portfolio    SAST SA Morgan Stanley International
   Class 3/(s)/                            Equities Portfolio Class 2

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

 SunAmerica Series Trust (SAST)/(a)/
 SAST SA Fixed Income Intermediate       SAST SA Morgan Stanley International
   Index Portfolio Class 1/(e)(aa)/        Equities Portfolio Class 3
 SAST SA Fixed Income Intermediate       SAST SA Oppenheimer Main Street Large
   Index Portfolio Class 3/(aa)/           Cap Portfolio Class 1
 SAST SA Franklin Small Company Value    SAST SA Oppenheimer Main Street Large
   Portfolio Class 3                       Cap Portfolio Class 2
 SAST SA Global Index Allocation 60-40   SAST SA Oppenheimer Main Street Large
   Portfolio Class 1/(q)/                  Cap Portfolio Class 3
 SAST SA Global Index Allocation 60-40   SAST SA PIMCO VCP Tactical Balanced
   Portfolio Class 3/(q)/                  Portfolio Class 1/(e)/
 SAST SA Global Index Allocation 75-25   SAST SA PIMCO VCP Tactical Balanced
   Portfolio Class 1/(q)/                  Portfolio Class 3
 SAST SA Global Index Allocation 75-25   SAST SA PineBridge High-Yield Bond
   Portfolio Class 3/(q)/                  Portfolio Class 1
 SAST SA Global Index Allocation 90-10   SAST SA PineBridge High-Yield Bond
   Portfolio Class 1/(q)/                  Portfolio Class 2
 SAST SA Global Index Allocation 90-10   SAST SA PineBridge High-Yield Bond
   Portfolio Class 3/(q)/                  Portfolio Class 3
 SAST SA Goldman Sachs Global Bond       SAST SA Putnam International Growth
   Portfolio Class 1                       and Income Portfolio Class 1
 SAST SA Goldman Sachs Global Bond       SAST SA Putnam International Growth
   Portfolio Class 2                       and Income Portfolio Class 2
 SAST SA Goldman Sachs Global Bond       SAST SA Putnam International Growth
   Portfolio Class 3                       and Income Portfolio Class 3
 SAST SA Goldman Sachs Multi-Asset       SAST SA Schroders VCP Global
   Insights Portfolio Class 1              Allocation Portfolio Class 1/(ab)/
 SAST SA Goldman Sachs Multi-Asset       SAST SA Schroders VCP Global
   Insights Portfolio Class 3              Allocation Portfolio Class 3/(ab)/
 SAST SA Index Allocation 60-40          SAST SA Small Cap Index Portfolio
   Portfolio Class 1                       Class 1/(e)/
 SAST SA Index Allocation 60-40          SAST SA Small Cap Index Portfolio
   Portfolio Class 3                       Class 3
 SAST SA Index Allocation 80-20          SAST SA T. Rowe Price Asset
   Portfolio Class 1                       Allocation Growth Portfolio Class 1
 SAST SA Index Allocation 80-20          SAST SA T. Rowe Price Asset
   Portfolio Class 3                       Allocation Growth Portfolio Class 3
 SAST SA Index Allocation 90-10          SAST SA T. Rowe Price VCP Balanced
   Portfolio Class 1                       Portfolio Class 1
 SAST SA Index Allocation 90-10          SAST SA T. Rowe Price VCP Balanced
   Portfolio Class 3                       Portfolio Class 3
 SAST SA International Index Portfolio   SAST SA Templeton Foreign Value
   Class 1/(e)/                            Portfolio Class 1/(e)(x)/
 SAST SA International Index Portfolio   SAST SA Templeton Foreign Value
   Class 3                                 Portfolio Class 2/(x)/
 SAST SA Invesco Growth Opportunities    SAST SA Templeton Foreign Value
   Portfolio Class 1                       Portfolio Class 3/(x)/
 SAST SA Invesco Growth Opportunities    SAST SA VCP Dynamic Allocation
   Portfolio Class 2                       Portfolio Class 1
 SAST SA Invesco Growth Opportunities    SAST SA VCP Dynamic Allocation
   Portfolio Class 3                       Portfolio Class 3
 SAST SA Invesco VCP Equity-Income       SAST SA VCP Dynamic Strategy
   Portfolio Class 1/(t)/                  Portfolio Class 1
 SAST SA Invesco VCP Equity-Income       SAST SA VCP Dynamic Strategy
   Portfolio Class 3/(t)/                  Portfolio Class 3
 SAST SA Janus Focused Growth            SAST SA VCP Index Allocation
   Portfolio Class 1                       Portfolio Class 1/(e)/
 SAST SA Janus Focused Growth            SAST SA VCP Index Allocation
   Portfolio Class 2                       Portfolio Class 3
 SAST SA Janus Focused Growth            SAST SA WellsCap Aggressive Growth
   Portfolio Class 3                       Portfolio Class 1
 SAST SA JPMorgan Diversified Balanced   SAST SA WellsCap Aggressive Growth
   Portfolio Class 1/(u)/                  Portfolio Class 2
 SAST SA JPMorgan Diversified Balanced   SAST SA WellsCap Aggressive Growth
   Portfolio Class 2/(u)/                  Portfolio Class 3
 SAST SA JPMorgan Diversified Balanced   SAST SA WellsCap Fundamental Growth
   Portfolio Class 3/(u)/                  Portfolio Class 1/(y)/
 SAST SA JPMorgan Emerging Markets       SAST SA WellsCap Fundamental Growth
   Portfolio Class 1                       Portfolio Class 2/(y)/
 SAST SA JPMorgan Emerging Markets       SAST SA WellsCap Fundamental Growth
   Portfolio Class 2                       Portfolio Class 3/(y)/

 VALIC Company I/(z)/
 VALIC Company I Global Social
   Awareness Fund                        VALIC Company I Nasdaq-100 Index Fund
 VALIC Company I International
   Equities Index Fund                   VALIC Company I Small Cap Index Fund
 VALIC Company I Mid Cap Index Fund      VALIC Company I Stock Index Fund

(a)These are affiliated investment companies. SunAmerica Asset Management Corp., an affiliate of the Company, serves as the investment advisor to Anchor Series Trust, Seasons Series Trust, and SunAmerica Series Trust.
(b)Formerly AST SA Edge Asset Allocation Portfolio.
(c)The AST SA Wellington Growth Portfolio, in operation for the period
   January 1, 2017 to December 31, 2017 and January 1, 2018 to October 22, 2018 (cessation of operations) merged into the SAST SA AB Growth Portfolio.
(d)The AST SA Wellington Natural Resources Portfolio, in operation for the period January 1, 2017 to December 31, 2017 and January 1, 2018 to
   October 22, 2018 (cessation of operations) merged into the SAST SA AB Growth Portfolio.
(e)Fund had no activity for the year.
(f)For the periods January 1, 2017 to December 31, 2017 and January 1, 2018 to August 31, 2018 (cessation of operations).
(g)For the periods January 1, 2017 to December 31, 2017 and January 1, 2018 to May 25, 2018 (cessation of operations).
(h)For the period October 20, 2017 (commencement of operations) to December 31, 2017 and January 1, 2018 to December 31, 2018.
(i)For the period January 1, 2017 to December 31, 2017 and January 1, 2018 to April 30, 2018 (cessation of operations).
(j)Formerly Neuberger Berman AMT Absolute Return Multi Manager Portfolio.
(k)Formerly PIMCO Unconstrained Bond Portfolio.
(l)Formerly PVC SmallCap Blend Account.
(m)The SST SA Columbia Focused Growth Portfolio, in operation for the period January 1, 2017 to December 31, 2017 and January 1, 2018 to October 22, 2018 (cessation of operations) merged into the SAST SA AB Growth Portfolio.
(n)Formerly SST SA Asset Allocation Diversified Growth Portfolio.

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

(o)For the period October 24, 2017 (commencement of operations) to December 31, 2017 and January 1, 2018 to December 31, 2018.
(p)The SAST SA Boston Company Capital Growth Portfolio, in operation for the period January 1, 2017 to December 31, 2017 and January 1, 2018 to
   October 22, 2018 (cessation of operations) merged into the SAST SA AB Growth Portfolio.
(q)For the period May 1, 2018 (commencement of operations) to December 31, 2018.
(r)Formerly SAST SA Pyramis Real Estate Portfolio.
(s)For the period February 3, 2017 (commencement of operations) to December 31, 2017 and January 1, 2018 to December 31, 2018.
(t)Formerly SAST Invesco VCP Value Portfolio.
(u)Formerly SAST SA JPMorgan Balanced Portfolio.
(v)The SAST SA MFS Telecom Utility Portfolio, in operation for the period January 1, 2017 to December 31, 2017 and January 1, 2018 to October 22, 2018 (cessation of operations) merged into the SAST SA Legg Mason BW Large Cap Value Portfolio.
(w)Formerly SAST SA MFS Total Return Bond Portfolio.
(x)Formerly SAST SA Franklin Foreign Value Portfolio.
(y)The SAST SA WellsCap Fundamental Growth Portfolio, in operation for the period January 1, 2017 to December 31, 2017 and January 1, 2018 to
   October 22, 2018 (cessation of operations) merged into the SAST SA AB Growth Portfolio.
(z)VALIC Company I is an affiliated investment company. The Variable Annuity Life Insurance Company (VALIC), an affiliate of the Company, serves as the investment advisor to VALIC Company I. VALIC Retirement Services Company, a direct, wholly owned subsidiary of VALIC, serves as the transfer agent and accounting services agent to VALIC Company I. SunAmerica Asset Management
   LLC (SAAMCO), an affiliate of the Company, serves as investment sub-advisor to certain underlying mutual funds of VALIC Company I.
(aa)For the period October 9, 2017 (commencement of operations) to December 31, 2017 and January 1, 2018 to December 31, 2018.
(ab)For the period August 23, 2017 (commencement of operations) through December 31, 2017 and January 1, 2018 to December 31, 2018.
(ac)For the period March 27, 2017 (commencement of operations) to December 31, 2017 and January 1, 2018 to December 31, 2018.
(ad)For the period December 1, 2017 (commencement of operations) to December 31, 2017 and January 1, 2018 to December 31, 2018.
(ae)Formerly Columbia VP Select International Equity Fund.

In addition to the sub-accounts above, a contract owner may allocate contract funds to a fixed account, which is part of the Company's General Account and not included in these financial statements. Contract owners should refer to the product prospectus for the available Funds and fixed account.

The assets of the Separate Account are segregated from the Company's assets. The operations of the Separate Account are part of the Company. Net premiums from the contracts are allocated to the sub-accounts and invested in the Funds in accordance with contract owner instructions and are recorded as contract transactions in the Statements of Operations and Changes in Net Assets.

2. Summary of Significant Accounting Policy

The financial statements of the Separate Account have been prepared in conformity with accounting principles generally accepted in the United States
(GAAP). The following is a summary of significant accounting policies consistently followed by the Separate Account in the preparation of its financial statements.

Use of Estimates: The preparation of financial statements in conformity with GAAP requires the application of accounting policies that often involve a significant degree of judgment. These accounting estimates require the use of assumptions about matters, some of which are highly uncertain at the time of estimation. To the extent actual experience differs from assumptions used, the financial statements of the Separate Account could be materially affected.

Investments: Investments in mutual funds are valued at their closing net asset value per share as determined by the respective mutual funds, which generally value their securities at fair value. Purchases and sales of shares of the Funds are made at the net asset values of such Funds. Transactions are recorded on a trade date basis. Realized gains and losses on the sales of investments are recognized at the date of sale and are determined on a first-in, first-out basis. Dividends and capital gain distributions from the Funds are recorded on the ex-dividend date and reinvested upon receipt.

Reserves for Annuity Contracts in Payout: Net assets allocated to contracts in the payout period are based on industry standard mortality tables depending on the calendar year of annuitization as well as other assumptions, including provisions for the risk of adverse deviation from assumptions.

An assumed interest rate of 3.50 percent is used in determining annuity payments for all products with the exception of the American Pathway II product, which uses a 4.00 percent assumed interest rate.

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

At each reporting period, the assumptions must be evaluated based on current experience, and the reserves must be adjusted accordingly. To the extent additional reserves are established due to mortality risk experience, the Company makes payments to the Separate Account. If there are excess reserves remaining at the time annuity payments cease, the assets supporting those reserves are transferred from the Separate Account to the General Account. Transfers between the General Account and the Separate Account, if any, are disclosed as adjustments to net assets allocated to contracts in payout period in the Statements of Operations and Changes in Net Assets. Annuity benefit payments are recorded as payments for contract benefits or terminations in the Statements of Operations and Changes in Net Assets.

Accumulation Unit: This is the basic valuation unit used to calculate the contract owner's interest. Such units are valued daily to reflect investment performance and the prorated daily deduction for expense charges.

Income Taxes: The operations of the Separate Account are included in the federal income tax return of the Company, which is taxed as a life insurance company under the provision of the Internal Revenue Code (the Code). Under the current provisions of the Code, the Company does not expect to incur federal income taxes on the earnings of the Separate Account to the extent that the earnings are credited under the contracts. As a result, no charge is currently made to the Separate Account for federal income taxes. The Separate Account is not treated as a regulated investment company under the Code. The Company will periodically review changes in the tax law. A charge may be made in future years for any federal income taxes that would be attributable to the contracts.

3. Fair Value Measurements

Assets recorded at fair value in the Separate Account's Statement of Assets and Liabilities are measured and classified in a hierarchy for disclosure purposes consisting of three "levels" based on the observability of valuation inputs:

.. Level 1-- Fair value measurements based on quoted prices (unadjusted) in active markets that the Separate Account has the ability to access for identical assets or liabilities. Market price data generally is obtained from exchange or dealer markets. The Separate Account does not adjust the quoted price for such instruments.

.. Level 2-- Fair value measurements based on inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and inputs other than quoted prices that are observable for the asset or liability, such as interest rates and yield curves that are observable at commonly quoted intervals.

.. Level 3-- Fair value measurements based on valuation techniques that use significant inputs that are unobservable. Both observable and unobservable inputs may be used to determine the fair value positions in Level 3. The circumstances in which there is little, if any, market activity for the asset or liability. Therefore, the Separate Account makes certain assumptions about the inputs a hypothetical market participant would use to value that asset or liability.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement in its entirety.

The Separate Account assets measured at fair value as of December 31, 2018 consist of investments in registered mutual funds that generally trade daily and are measured at fair value using quoted prices in active markets for identical assets, which are classified as Level 1 throughout the year. As such, no transfers between fair value hierarchy levels occurred during the year. See the Schedule of Portfolio Investments for the table presenting information about assets measured at fair value on a recurring basis at December 31, 2018, and respective hierarchy levels.

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

NOTES TO FINANCIAL STATEMENTS (CONTINUED)


4. Expenses

Expense charges are applied against the current value of the Separate Account and are paid as follows:

Separate Account Annual Charges: Deductions for the mortality and expense risk charges and distribution charges are calculated daily, at an annual rate, on the actual prior day's net asset value of the underlying Funds comprising the sub-accounts attributable to the contract owners and are paid to the Company. The mortality risk charge represents compensation to the Company for the mortality risks assumed under the contract, which is the obligation to provide payments during the payout period for the life of the contract and to provide the standard death benefit. The expense risk charge represents compensation to the Company for assuming the risk that the current contract administration charges will be insufficient to cover the cost of administering the contract in the future. The distribution expense charge covers all expenses associated with the distribution of the contract. These charges are included on the mortality and expense risk and administrative charges line in the Statements of Operations and Changes in Net Assets.

The exact rate depends on the particular product issued and the death benefits elected for each product. Expense charges for each product are as follows:

 Products                                 Separate Account Annual Charges*
 --------                               -------------------------------------
 American Pathway II                    1.30% or 1.40%
 Polaris                                1.52%
 Polaris Advantage                      1.65%, 1.90% or 2.30%
 Polaris Advantage II                   1.30%, 1.55%, 1.90% or 2.15%
 Polaris Advisor                        1.52%, 1.72% or 1.97%
 Polaris Advisor III                    1.65%, 1.90% or 2.30%
 Polaris Advisory                       0.40%, 0.55% or 0.80%
 Polaris Advisory Income                0.40%, 0.55% or 0.80%
 Polaris America                        1.52% or 1.77%
 Polaris Choice                         1.52%, 1.72% or 1.97%
 Polaris Choice II                      1.52%, 1.72% or 1.97%
 Polaris Choice III                     1.52%, 1.77%, 2.02% or 2.17%
 Polaris Choice IV                      1.65%, 1.90% or 2.30%
 Polaris II                             1.52% or 1.77%
 Polaris II Platinum Series             1.52% or 1.77%
 Polaris Platinum                       1.52% or 1.77%
 Polaris Platinum II                    1.52%, 1.77% or 2.02%
 Polaris Platinum III                   1.15%, 1.30%, 1.55% or 1.95%
 Polaris Preferred Solution             1.00%, 1.15%, 1.40%, 1.55% or 1.80%
 Polaris Protector                      1.52% or 1.77%
 Polaris Retirement Protector           1.30%, 1.55% or 1.80%
 Polaris Select Investor                1.10%, 1.35%, 1.40% or 1.70%
 WM Diversified Strategies              1.40%, 1.55% or 1.80%
 WM Diversified Strategies III          1.55%, 1.70% or 1.95%

* The distribution charge is deducted at an annual rate of 0.15 percent of the net asset value of each portfolio and is included in the respective separate account annual charge rate.

Contract Maintenance Charge: During the accumulation phase, an annual contract maintenance charge is assessed by the Company on the contract anniversary. In the event of a full surrender, a contract maintenance charge is assessed at the date of surrender and deducted from the withdrawal proceeds. The contract maintenance charge represents a reimbursement of administrative expenses incurred by the Company related to the establishment and maintenance of the record keeping function for the sub-accounts. These charges are included as part of the contract maintenance charges line in the Statements of Operations and Changes in Net Assets.

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

NOTES TO FINANCIAL STATEMENTS (CONTINUED)


The contract maintenance charge ranges from $30 to $50 for certain contracts.

Withdrawal Charge: A withdrawal charge is applicable to certain contract withdrawals pursuant to the contract and is payable to the Company. The withdrawal charges are included as part of the payments for contract benefits or terminations line in the Statements of Operations and Changes in Net Assets.

Withdrawal charges may be assessed for withdrawals in excess of the free withdrawal amount as defined in the contracts. Withdrawal amounts in excess of the free withdrawal amount are assessed withdrawal charges based on tables of charges applicable to specific contracts.

The maximum withdrawal charge of 9 percent is assessed on amount withdrawn in excess of free withdrawals. There are no withdrawal charges under the Polaris Advisor and Polaris Advisor III contracts.

Transfer Fee: A transfer fee may be assessed on each transfer of funds in excess of the maximum transactions allowed within a contract year depending on the contract provision. The transfer fee is included as part of the payments for contract benefits or terminations line in the Statements of Operations and Changes in Net Assets.

A transfer fee of $25 ($10 in Pennsylvania and Texas) is assessed on each transfer in excess of the maximum transactions allowed for the product.

Premium Tax Charge: Certain states charge taxes on purchase payments up to a maximum of 3.50 percent. Some states assess premium taxes at the time of purchase payments, while some other states assess premium taxes when annuity payments begin or upon surrender. There are certain states that do not assess premium taxes. If the law of the state requires premium taxes to be paid when purchase payments are made, the Company will deduct the tax from such payments prior to depositing the payments into the Separate Account. Otherwise, such tax will be deducted from the account value when annuity payments begin. Premium taxes are included as part of the payments received from contract owners line in the Statements of Operations and Changes in Net Assets.

The Company currently deducts premium taxes upon annuitization; however, it reserves the right to deduct premium taxes upon receipt of a purchase payment or upon surrender of the contract.

Capital Protector Fee: This optional feature provides a guaranteed minimum contract value at the end of an applicable waiting period. The annual fee is calculated as a percentage of the contract value minus purchase payments received after the 90/th/ day from the date of contract issuance and deducted quarterly from the contract value during the waiting period. This optional feature is included as part of the payments for contract benefits or terminations line in the Statements of Operations and Changes in Net Assets.

The annual fee for the Capital Protector Program ranges from 0.10 percent to
0.65 percent. This optional feature is offered under Polaris Advantage, Polaris Choice II, Polaris Choice III, Polaris Platinum II, Polaris Preferred Solution, Polaris Protector, WM Diversified Strategies and WM Diversified Strategies III contracts.

Income Protector Fee: The optional Income Protector Program provides a guaranteed fixed minimum retirement income upon annuitization. The fee is calculated as a percentage of the income benefit base, as defined in the prospectus, and is deducted annually from the contract value. The income benefit base is calculated using the contract value on the effective date of the enrollment in the program and then each subsequent contract anniversary, adjusted for the applicable growth rates, purchase payments, proportional withdrawals, fees, and charges. The income protector fee is included as part of the payments for contract benefits or terminations line in the Statements of Operations and Changes in Net Assets.

The annual fee for the Capital Protector Program ranges from 0.10 percent to
0.45 percent. This optional feature is offered under Polaris America, Polaris Choice, Polaris Choice II, Polaris II, Polaris Platinum, Polaris Platinum II, Polaris Protector, WM Diversified Strategies, and WM Diversified Strategies III contracts.

MarketLock, Marketlock for Two, MarketLock for Life Plus, MarketLock Income Plus and MarketLock for Life: These optional features provide a guaranteed withdrawal stream by locking in market gains during an applicable evaluation period.

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

NOTES TO FINANCIAL STATEMENTS (CONTINUED)


    .  MarketLock, MarketLock for Two and Income Rewards

       The annual fee is calculated as a percentage of the maximum anniversary value benefit base and deducted quarterly from the contract value. The maximum anniversary value benefit base is calculated as the greater of eligible purchase payments received during the first two years, adjusted for withdrawals, or the maximum anniversary date contract value occurring in the first ten contract years, adjusted for withdrawals. The annual fee is included as part of the payments for contract benefits or terminations line in the Statements of Operations and Changes in Net Assets.

    .  MarketLock for Life, MarketLock for Life Plus and MarketLock Income Plus

       The annual fee is calculated as a percentage of the income base and deducted quarterly from the contract value. The income base is calculated as the greater of purchase payments made in the first contract year and purchase payments made in contract years 2-5, capped at 100 percent of purchase payments made in the first year plus a bonus, if eligible, or the highest anniversary date contract value less purchase payments in years 2-5 over the first year purchase payments. The annual fee is included as part of the payments for contract benefits or terminations line in the Statements of Operations and Changes in Net Assets.

Income Rewards: This optional feature provides a guaranteed withdrawal stream during an applicable period of time.

       The annual fee is calculated as a percentage of the benefit base and deducted quarterly from the contract value. The benefit base is equal to purchase payments received during the first 90 days, adjusted for withdrawals, before the benefit availability date (the availability date is up to the first 10 contract years, based on election). After the benefit availability date, the benefit base is increased by up to 50 percent of premiums received during the first 90 days, adjusted for withdrawals. The annual fee is included as part of the payments for contract benefits or terminations line in the Statements of Operations and Changes in Net Assets.

The annual fees for the optional features discussed above are as follows (Note: if Extension of the evaluation period is elected, an additional 0.10 percent -
0.25 percent is added to the Annual Fee):

Optional Features                                Products Offered                         Annual Fees
-----------------                      -------------------------------------  ------------------------------------
MarketLock                             Polaris Advantage                      0.50% to 0.65%
                                       Polaris Choice II
                                       Polaris Choice III
                                       Polaris Platinum II
                                       Polaris Preferred Solution
                                       WM Diversified Strategies
                                       WM Diversified Strategies III
MarketLock for Two                     Polaris Choice II                      0.40% prior to the first withdrawal
                                       Polaris Choice III                     0.80% after the first withdrawal
                                       Polaris Platinum II
                                       Polaris Preferred Solution
                                       WM Diversified Strategies
                                       WM Diversified Strategies III
Income Rewards                         Polaris Choice II                      0.65% in years zero to seven
                                       Polaris Choice III                     0.45% in years eight to 10
                                       Polaris Platinum II
                                       Polaris Preferred Solution
                                       Polaris Protector
                                       WM Diversified Strategies
                                       WM Diversified Strategies III

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Optional Features                                Products Offered                          Annual Fees
-----------------                      -------------------------------------  --------------------------------------
MarketLock for Life                    Polaris Advantage                      0.70% for one covered person
                                       Polaris Choice III                     0.95% for two covered person
                                       Polaris Choice IV
                                       Polaris Platinum II
                                       Polaris Platinum III
                                       Polaris Preferred Solution
MarketLock for Life Plus               Polaris Advantage                      0.65% to 0.95% for one covered person
                                       Polaris Choice III                     0.90% to 1.25% for two covered person
                                       Polaris Platinum II
                                       Polaris Preferred Solution
MarketLock Income Plus                 Polaris Advantage                      0.85% to 1.10% for one covered person
                                       Polaris Advisor III                    1.10% to 1.35% for two covered person
                                       Polaris Choice III
                                       Polaris Platinum II
                                       Polaris Platinum III
                                       Polaris Preferred Solution

Polaris Income Plus, Polaris Income Builder and Polaris Income Plus Daily Fee:
These optional features provide a guaranteed withdrawal stream by locking in market gains during an applicable evaluation period. The annual fee is calculated as a percentage of the maximum anniversary value benefit base and deducted quarterly from the contract value. The maximum anniversary value benefit base is calculated as the greater of eligible purchase payments received during the applicable time period, adjusted for withdrawals plus a credit, if eligible, or the maximum anniversary date contract value. The fee may change after the first year based on an index of market volatility. The annual fee included as part of the payments for contract benefits or terminations line of the Statements of Operations and Changes in Net Assets.

The annual fees for the optional features discussed above are as follows:

Optional Features                                Products Offered                          Annual Fees
-----------------                      -------------------------------------  --------------------------------------
Polaris Income Plus                    Polaris Advantage                      0.60% to 2.20% for one covered person
                                       Polaris Advantage II                   0.60% to 2.70% for two covered
                                                                              persons
                                       Polaris Advisory
                                       Polaris Choice III
                                       Polaris Choice IV
                                       Polaris Platinum III
                                       Polaris Preferred Solution
                                       Polaris Retirement Protector
Polaris Income Builder                 Polaris Advantage                      0.60% to 2.20% for one covered person
                                       Polaris Advantage II                   0.60% to 2.70% for two covered
                                                                              persons
                                       Polaris Choice III
                                       Polaris Choice IV
                                       Polaris Platinum III
                                       Polaris Preferred Solution
Polaris Income Plus Daily              Polaris Advisory                       0.60% to 2.50% for one covered person
                                       Polaris Platinum III                   0.60% to 2.50% for two covered
                                                                              persons
                                       Polaris Preferred Solution

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

NOTES TO FINANCIAL STATEMENTS (CONTINUED)


5. Purchases and Sales of Investments

For the year ended December 31, 2018, the aggregate cost of purchases and proceeds from the sales of investments were:

Sub-accounts                                                           Cost of Purchases Proceeds from Sales
------------                                                           ----------------- -------------------
American Funds IS Asset Allocation Fund Class 2                          $  5,010,632       $  8,871,881
American Funds IS Asset Allocation Fund Class 3                             3,142,323          7,760,543
American Funds IS Capital Income Builder Class 4                            1,226,097            113,969
American Funds IS Global Growth Fund Class 2                               16,589,292         30,653,842
American Funds IS Growth Fund Class 2                                      31,753,286         46,174,137
American Funds IS Growth Fund Class 3                                      23,906,426         27,971,582
American Funds IS Growth-Income Fund Class 2                               25,897,550         43,825,733
American Funds IS Growth-Income Fund Class 3                               14,266,833         26,879,805
American Funds IS High-Income Bond Fund Class 3                             2,501,016          4,223,314
American Funds IS International Fund Class 3                                2,397,461          4,423,005
American Funds IS Ultra-Short Bond Fund Class 3                             4,262,944          3,944,168
American Funds IS US Government/AAA-Rated Securities Fund Class 3             793,369          1,996,891
AST SA BlackRock Multi-Asset Income Portfolio Class 1                          55,571              1,731
AST SA BlackRock Multi-Asset Income Portfolio Class 3                      18,440,897          2,552,903
AST SA PGI Asset Allocation Portfolio Class 1                               6,807,813         12,083,175
AST SA PGI Asset Allocation Portfolio Class 2                                 609,512          1,061,999
AST SA PGI Asset Allocation Portfolio Class 3                               8,246,010          8,499,075
AST SA Wellington Capital Appreciation Portfolio Class 1                   37,823,908         43,891,072
AST SA Wellington Capital Appreciation Portfolio Class 2                    6,424,184          7,695,479
AST SA Wellington Capital Appreciation Portfolio Class 3                   82,193,992         97,408,701
AST SA Wellington Government and Quality Bond Portfolio Class 1             2,401,663          8,692,192
AST SA Wellington Government and Quality Bond Portfolio Class 2               805,575          4,370,349
AST SA Wellington Government and Quality Bond Portfolio Class 3            35,202,194        119,566,618
AST SA Wellington Growth Portfolio Class 1                                 28,771,356         69,719,341
AST SA Wellington Growth Portfolio Class 2                                  7,066,085         17,541,376
AST SA Wellington Growth Portfolio Class 3                                 36,940,491         92,139,955
AST SA Wellington Natural Resources Portfolio Class 1                       1,188,620         23,970,216
AST SA Wellington Natural Resources Portfolio Class 2                         529,340          5,676,133
AST SA Wellington Natural Resources Portfolio Class 3                       6,192,178         72,865,012
AST SA Wellington Strategic Multi-Asset Portfolio Class 3                  20,930,833          1,869,864
BlackRock Global Allocation V.I. Fund Class III                               213,233            178,615
BlackRock iShares Alternative Strategies VI Fund Class III                    144,874          1,360,476
BlackRock iShares Dynamic Allocation V.I. Fund Class III                       33,036            274,737
BLK iShares Dynamic Fixed Income VI Fund Class III                                286            346,999
BLK iShares Equity Appreciation VI Fund Class III                               2,107            175,626
Columbia VP Asset Allocation Fund Class 1                                      72,501            144,431
Columbia VP Dividend Opportunity Fund Class 1                                  25,564            310,014
Columbia VP Emerging Markets Bond Fund Class 2                                 93,703             13,394
Columbia VP Income Opportunities Fund Class 1                                 864,257          2,385,821
Columbia VP Large Cap Growth Fund Class 1                                     420,391          4,037,647
Columbia VP Limited Duration Credit Fund Class 2                              240,466            112,660
Columbia VP Loomis Sayles Growth Fund Class 1                                   3,781            207,627
Columbia VP Mid Cap Growth Opportunity Fund Class 1                             4,670             40,321
Columbia VP Overseas Core Fund Class 2                                        165,279            156,773
Columbia VP Small Company Growth Fund Class 1                                 121,414             98,933
FTVIP Franklin Founding Funds Allocation VIP Fund Class 2                   6,172,197         10,156,809
FTVIP Franklin Income VIP Fund Class 2                                     13,451,267         28,854,034
FTVIP Franklin Strategic Income VIP Fund Class 2                              135,885            488,708
Goldman Sachs VIT Global Trends Allocation Fund Service Class                   4,198              3,162
Goldman Sachs VIT Government Money Market Fund Institutional Class          1,488,388            794,702
Goldman Sachs VIT Government Money Market Fund Service Class              119,355,504         86,483,561
Goldman Sachs VIT Multi-Strategy Alternatives Portfolio Advisor Class         169,356            198,155
Goldman Sachs VIT Strategic Income Fund Advisor Class                          15,697            108,386
Invesco V.I. American Franchise Fund Series II                              4,814,779          6,699,782
Invesco V.I. Balanced-Risk Allocation Fund Series II                          325,308             73,467
Invesco V.I. Comstock Fund Series II                                       51,937,916         55,606,993
Invesco V.I. Growth and Income Fund Series II                              70,715,828         75,122,603
Ivy VIP Asset Strategy Class II                                                80,806             15,365
Lord Abbett Bond Debenture Portfolio Class VC                                 564,318            468,332
Lord Abbett Fundamental Equity Portfolio Class VC                              54,709              3,435
Lord Abbett Growth and Income Portfolio Class VC                           22,729,584         38,122,023
Lord Abbett Mid Cap Stock Portfolio Class VC                                  713,434          3,086,778

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Sub-accounts                                                         Cost of Purchases Proceeds from Sales
------------                                                         ----------------- -------------------
Lord Abbett Short Duration Income Portfolio Class VC                   $    967,136        $   392,171
Morgan Stanley VIF Global Infrastructure Portfolio Class II                 325,208            183,123
Neuberger Berman AMT US Equity Index PutWrite Strategy Portfolio            247,506            197,149
PIMCO All Asset Portfolio Advisor Class                                      15,863              3,963
PIMCO Dynamic Bond Portfolio Advisor Class                                  156,705            167,275
PIMCO Emerging Markets Bond Portfolio Advisor Class                         114,403             47,792
PVC Diversified International Account Class 1                                25,555            115,778
PVC Diversified International Account Class 2                                20,695             57,089
PVC Equity Income Account Class 1                                         1,193,519          2,753,389
PVC Equity Income Account Class 2                                           722,499          1,693,009
PVC Government & High Quality Bond Account Class 1                          251,434            840,681
PVC Government & High Quality Bond Account Class 2                           32,445             85,591
PVC Income Account Class 1                                                  264,305            735,902
PVC Income Account Class 2                                                  363,598            529,250
PVC LargeCap Growth Account Class 1                                          50,506             80,356
PVC LargeCap Growth Account Class 2                                          45,227             67,911
PVC MidCap Account Class 1                                                  248,972            356,471
PVC MidCap Account Class 2                                                  103,429             24,444
PVC Principal Capital Appreciation Account Class 1                          684,252          1,700,564
PVC Principal Capital Appreciation Account Class 2                          137,583            288,448
PVC Real Estate Securities Account Class 1                                   48,899             34,904
PVC Real Estate Securities Account Class 2                                   24,132             61,615
PVC SAM Balanced Portfolio Class 1                                        2,649,301          4,348,182
PVC SAM Balanced Portfolio Class 2                                        2,496,070          3,231,892
PVC SAM Conservative Balanced Portfolio Class 1                           1,655,761          1,743,075
PVC SAM Conservative Balanced Portfolio Class 2                             234,795            358,623
PVC SAM Conservative Growth Portfolio Class 1                             1,183,769          3,605,205
PVC SAM Conservative Growth Portfolio Class 2                             1,360,124          2,609,703
PVC SAM Flexible Income Portfolio Class 1                                   336,377            994,788
PVC SAM Flexible Income Portfolio Class 2                                   334,633          1,106,255
PVC SAM Strategic Growth Portfolio Class 1                                  824,663          1,191,151
PVC SAM Strategic Growth Portfolio Class 2                                  505,639          1,178,180
PVC Short-Term Income Account Class 1                                       265,348            202,246
PVC Short-Term Income Account Class 2                                       202,625            402,184
PVC SmallCap Account Class 1                                                 48,197            248,816
PVC SmallCap Account Class 2                                                 50,454            123,491
SST SA Allocation Balanced Portfolio Class 3                             34,306,837         28,588,006
SST SA Allocation Growth Portfolio Class 1                                  168,526              1,803
SST SA Allocation Growth Portfolio Class 3                               54,664,753          6,798,356
SST SA Allocation Moderate Growth Portfolio Class 1                          40,806             42,924
SST SA Allocation Moderate Growth Portfolio Class 3                      49,561,838         34,561,872
SST SA Allocation Moderate Portfolio Class 1                                     --             20,428
SST SA Allocation Moderate Portfolio Class 3                             40,422,368         27,432,051
SST SA Columbia Focused Growth Portfolio Class 3                            150,614            252,539
SST SA Columbia Focused Value Portfolio Class 3                              72,260              2,704
SST SA Multi-Managed Diversified Fixed Income Portfolio Class 3              17,666             91,566
SST SA Multi-Managed International Equity Portfolio Class 3                 113,592             39,853
SST SA Multi-Managed Large Cap Growth Portfolio Class 3                     119,501            101,486
SST SA Multi-Managed Large Cap Value Portfolio Class 3                      109,532             10,907
SST SA Multi-Managed Mid Cap Growth Portfolio Class 3                       103,661             59,243
SST SA Multi-Managed Mid Cap Value Portfolio Class 3                         49,615             28,474
SST SA Multi-Managed Small Cap Portfolio Class 3                            131,032             27,231
SST SA Putnam Asset Allocation Diversified Growth Portfolio Class 1         270,547             20,118
SST SA Putnam Asset Allocation Diversified Growth Portfolio Class 3      31,854,566          2,419,010
SST SA T. Rowe Price Growth Stock Portfolio Class 3                         233,946             38,412
SST SA Wellington Real Return Portfolio Class 3                          32,147,740         66,925,170
SAST SA AB Growth Portfolio Class 1                                     151,039,883         29,999,148
SAST SA AB Growth Portfolio Class 2                                      27,521,467          4,727,077
SAST SA AB Growth Portfolio Class 3                                     258,646,288         35,150,499
SAST SA AB Small & Mid Cap Value Portfolio Class 2                        3,197,787          2,703,847
SAST SA AB Small & Mid Cap Value Portfolio Class 3                      119,409,981         75,151,457
SAST SA American Funds Asset Allocation Portfolio Class 1                   839,845            111,490
SAST SA American Funds Asset Allocation Portfolio Class 3               363,902,137         53,209,426
SAST SA American Funds Global Growth Portfolio Class 3                  105,153,419         75,666,447
SAST SA American Funds Growth Portfolio Class 1                             322,456            167,762
SAST SA American Funds Growth Portfolio Class 3                         118,591,575         72,736,770
SAST SA American Funds Growth-Income Portfolio Class 1                      302,114            173,497

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Sub-accounts                                                           Cost of Purchases Proceeds from Sales
------------                                                           ----------------- -------------------
SAST SA American Funds Growth-Income Portfolio Class 3                   $ 80,994,427       $ 50,252,363
SAST SA American Funds VCP Managed Asset Allocation Portfolio Class 1          32,481                664
SAST SA American Funds VCP Managed Asset Allocation Portfolio Class 3     276,925,228        103,751,566
SAST SA BlackRock VCP Global Multi Asset Portfolio Class 1                     13,367                266
SAST SA BlackRock VCP Global Multi Asset Portfolio Class 3                124,385,842         52,097,425
SAST SA Boston Company Capital Growth Portfolio Class 1                     2,077,197          5,471,406
SAST SA Boston Company Capital Growth Portfolio Class 2                       667,439          1,659,776
SAST SA Boston Company Capital Growth Portfolio Class 3                    18,242,121         52,155,091
SAST SA Columbia Technology Portfolio Class 1                               2,682,914          2,884,044
SAST SA Columbia Technology Portfolio Class 2                               1,050,504            874,579
SAST SA Columbia Technology Portfolio Class 3                              17,178,418         13,837,846
SAST SA DFA Ultra Short Bond Portfolio Class 1                             12,177,461         12,927,587
SAST SA DFA Ultra Short Bond Portfolio Class 2                              3,038,334          2,480,761
SAST SA DFA Ultra Short Bond Portfolio Class 3                             82,677,266         84,633,193
SAST SA Dogs of Wall Street Portfolio Class 1                               3,884,020          4,117,440
SAST SA Dogs of Wall Street Portfolio Class 2                                 826,313          1,495,765
SAST SA Dogs of Wall Street Portfolio Class 3                              22,689,852         27,642,990
SAST SA Emerging Markets Equity Index Portfolio Class 3                       531,950             25,779
SAST SA Federated Corporate Bond Portfolio Class 1                          3,161,953          8,046,078
SAST SA Federated Corporate Bond Portfolio Class 2                            942,565          3,291,147
SAST SA Federated Corporate Bond Portfolio Class 3                         59,787,681        135,784,388
SAST SA Fidelity Institutional AM(R) Real Estate Portfolio Class 1          2,134,035          4,186,429
SAST SA Fidelity Institutional AM(R) Real Estate Portfolio Class 2            479,345            824,153
SAST SA Fidelity Institutional AM(R) Real Estate Portfolio Class 3         26,859,059         42,983,676
SAST SA Fixed Income Index Portfolio Class 3                                7,712,774          1,501,848
SAST SA Fixed Income Intermediate Index Portfolio Class 3                   8,816,929            704,801
SAST SA Franklin Small Company Value Portfolio Class 3                     36,259,678         30,854,821
SAST SA Global Index Allocation 60-40 Portfolio Class 1                        50,927                  5
SAST SA Global Index Allocation 60-40 Portfolio Class 3                    13,004,102            162,944
SAST SA Global Index Allocation 75-25 Portfolio Class 1                         7,513                 --
SAST SA Global Index Allocation 75-25 Portfolio Class 3                    17,033,403            740,084
SAST SA Global Index Allocation 90-10 Portfolio Class 1                        41,688             22,882
SAST SA Global Index Allocation 90-10 Portfolio Class 3                    63,897,691          1,119,354
SAST SA Goldman Sachs Global Bond Portfolio Class 1                         1,455,405          3,351,701
SAST SA Goldman Sachs Global Bond Portfolio Class 2                           322,000            786,005
SAST SA Goldman Sachs Global Bond Portfolio Class 3                        41,580,761         65,054,437
SAST SA Goldman Sachs Multi-Asset Insights Portfolio Class 1                   17,971             10,657
SAST SA Goldman Sachs Multi-Asset Insights Portfolio Class 3                8,840,516            707,072
SAST SA Index Allocation 60-40 Portfolio Class 1                                1,633              1,004
SAST SA Index Allocation 60-40 Portfolio Class 3                           44,928,465          2,103,370
SAST SA Index Allocation 80-20 Portfolio Class 1                            1,184,208             19,518
SAST SA Index Allocation 80-20 Portfolio Class 3                           79,553,881          3,426,627
SAST SA Index Allocation 90-10 Portfolio Class 1                            1,725,855             36,301
SAST SA Index Allocation 90-10 Portfolio Class 3                          245,456,227          6,445,070
SAST SA International Index Portfolio Class 3                               2,013,955            867,506
SAST SA Invesco Growth Opportunities Portfolio Class 1                      1,738,211          1,503,554
SAST SA Invesco Growth Opportunities Portfolio Class 2                        441,186            368,998
SAST SA Invesco Growth Opportunities Portfolio Class 3                     29,038,808         41,433,655
SAST SA Invesco VCP Equity-Income Portfolio Class 1                            30,481             10,359
SAST SA Invesco VCP Equity-Income Portfolio Class 3                       165,418,340        104,190,855
SAST SA Janus Focused Growth Portfolio Class 1                              1,156,346          2,486,338
SAST SA Janus Focused Growth Portfolio Class 2                                776,533          1,610,118
SAST SA Janus Focused Growth Portfolio Class 3                             13,639,924         25,557,675
SAST SA JPMorgan Diversified Balanced Portfolio Class 1                     5,196,852          5,767,013
SAST SA JPMorgan Diversified Balanced Portfolio Class 2                       822,226          1,320,269
SAST SA JPMorgan Diversified Balanced Portfolio Class 3                    45,179,525         20,319,438
SAST SA JPMorgan Emerging Markets Portfolio Class 1                         1,849,119          4,487,578
SAST SA JPMorgan Emerging Markets Portfolio Class 2                           284,948            600,887
SAST SA JPMorgan Emerging Markets Portfolio Class 3                        21,315,678         24,913,389
SAST SA JPMorgan Equity-Income Portfolio Class 1                            9,875,168         16,749,515
SAST SA JPMorgan Equity-Income Portfolio Class 2                              805,786          1,327,112
SAST SA JPMorgan Equity-Income Portfolio Class 3                           16,890,967         25,390,674
SAST SA JPMorgan Global Equities Portfolio Class 1                          6,741,707          5,061,422
SAST SA JPMorgan Global Equities Portfolio Class 2                            621,732            545,669
SAST SA JPMorgan Global Equities Portfolio Class 3                          7,687,258          6,366,101
SAST SA JPMorgan MFS Core Bond Portfolio Class 1                            2,724,297          5,619,138
SAST SA JPMorgan MFS Core Bond Portfolio Class 2                              388,875          1,579,626
SAST SA JPMorgan MFS Core Bond Portfolio Class 3                           57,276,651        161,453,098

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

Sub-accounts                                                      Cost of Purchases Proceeds from Sales
------------                                                      ----------------- -------------------
SAST SA JPMorgan Mid-Cap Growth Portfolio Class 1                  $    5,669,466     $    4,789,347
SAST SA JPMorgan Mid-Cap Growth Portfolio Class 2                       1,656,848          1,841,558
SAST SA JPMorgan Mid-Cap Growth Portfolio Class 3                      24,073,842         26,546,416
SAST SA Large Cap Growth Index Portfolio Class 3                          304,260              6,483
SAST SA Large Cap Index Portfolio Class 3                               8,996,923          3,556,860
SAST SA Large Cap Value Index Portfolio Class 3                           591,550             48,256
SAST SA Legg Mason BW Large Cap Value Portfolio Class 1                41,863,918         49,633,731
SAST SA Legg Mason BW Large Cap Value Portfolio Class 2                 5,430,647          6,534,087
SAST SA Legg Mason BW Large Cap Value Portfolio Class 3                73,526,520         74,707,432
SAST SA Legg Mason Tactical Opportunities Class 1                          18,513             11,672
SAST SA Legg Mason Tactical Opportunities Class 3                      20,187,420            901,834
SAST SA MFS Blue Chip Growth Portfolio Class 1                            930,129          1,577,305
SAST SA MFS Blue Chip Growth Portfolio Class 2                            264,676            570,526
SAST SA MFS Blue Chip Growth Portfolio Class 3                         17,240,815         23,288,370
SAST SA MFS Massachusetts Investors Trust Portfolio Class 1             4,586,349          7,086,856
SAST SA MFS Massachusetts Investors Trust Portfolio Class 2             1,120,408          2,054,349
SAST SA MFS Massachusetts Investors Trust Portfolio Class 3            29,438,318         47,717,047
SAST SA MFS Telecom Utility Portfolio Class 1                           2,001,256         11,819,840
SAST SA MFS Telecom Utility Portfolio Class 2                             254,411          1,323,217
SAST SA MFS Telecom Utility Portfolio Class 3                           4,855,939         24,557,256
SAST SA MFS Total Return Portfolio Class 1                              8,376,075         15,379,903
SAST SA MFS Total Return Portfolio Class 2                              2,132,207          4,467,164
SAST SA MFS Total Return Portfolio Class 3                             29,498,532         31,487,641
SAST SA Mid Cap Index Portfolio Class 3                                 2,501,744            477,694
SAST SA Morgan Stanley International Equities Portfolio Class 1         1,514,936          4,614,844
SAST SA Morgan Stanley International Equities Portfolio Class 2           554,521          1,451,036
SAST SA Morgan Stanley International Equities Portfolio Class 3        12,635,860         20,846,681
SAST SA Oppenheimer Main Street Large Cap Portfolio Class 1             1,839,118          3,894,661
SAST SA Oppenheimer Main Street Large Cap Portfolio Class 2               308,112            612,467
SAST SA Oppenheimer Main Street Large Cap Portfolio Class 3             7,226,842          9,957,165
SAST SA PIMCO VCP Tactical Balanced Portfolio Class 3                 244,334,232         89,677,190
SAST SA PineBridge High-Yield Bond Portfolio Class 1                    9,500,722         13,118,463
SAST SA PineBridge High-Yield Bond Portfolio Class 2                      581,229          1,817,794
SAST SA PineBridge High-Yield Bond Portfolio Class 3                   24,625,719         39,354,324
SAST SA Putnam International Growth and Income Portfolio Class 1        1,439,188          4,533,892
SAST SA Putnam International Growth and Income Portfolio Class 2          289,512            811,379
SAST SA Putnam International Growth and Income Portfolio Class 3       12,813,266         20,952,645
SAST SA Schroders VCP Global Allocation Portfolio Class 1                  68,254            167,857
SAST SA Schroders VCP Global Allocation Portfolio Class 3              91,321,967         44,458,911
SAST SA Small Cap Index Portfolio Class 3                               2,969,212            925,410
SAST SA T. Rowe Price Asset Allocation Growth Portfolio Class 1            99,032             22,183
SAST SA T. Rowe Price Asset Allocation Growth Portfolio Class 3        86,116,228            593,778
SAST SA T. Rowe Price VCP Balanced Portfolio Class 1                       70,786                885
SAST SA T. Rowe Price VCP Balanced Portfolio Class 3                  330,893,822         46,303,002
SAST SA Templeton Foreign Value Portfolio Class 2                       1,372,390          1,785,155
SAST SA Templeton Foreign Value Portfolio Class 3                      55,820,742         58,858,942
SAST SA VCP Dynamic Allocation Portfolio Class 1                          205,344              7,798
SAST SA VCP Dynamic Allocation Portfolio Class 3                    1,495,867,444      1,004,466,038
SAST SA VCP Dynamic Strategy Portfolio Class 1                            196,600              2,834
SAST SA VCP Dynamic Strategy Portfolio Class 3                        835,866,532        633,199,964
SAST SA VCP Index Allocation Portfolio Class 3                        190,853,140          1,426,835
SAST SA WellsCap Aggressive Growth Portfolio Class 1                    3,916,779          3,058,840
SAST SA WellsCap Aggressive Growth Portfolio Class 2                      454,649            402,706
SAST SA WellsCap Aggressive Growth Portfolio Class 3                    6,353,215          6,676,413
SAST SA WellsCap Fundamental Growth Portfolio Class 1                  22,374,930         46,257,148
SAST SA WellsCap Fundamental Growth Portfolio Class 2                   1,437,583          2,765,738
SAST SA WellsCap Fundamental Growth Portfolio Class 3                  34,358,932         71,291,327
VALIC Company I Global Social Awareness Fund                               20,617             16,728
VALIC Company I International Equities Index Fund                         757,968            359,095
VALIC Company I Mid Cap Index Fund                                        758,526            250,930
VALIC Company I Nasdaq-100 Index Fund                                     638,789            455,923
VALIC Company I Small Cap Index Fund                                      746,505            351,697
VALIC Company I Stock Index Fund                                        2,235,502          2,378,049

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

NOTES TO FINANCIAL STATEMENTS (CONTINUED)


6. Financial Highlights

The summary of unit values and units outstanding for sub-accounts, investment income ratios, total return and expense ratios, excluding expenses of the underlying mutual funds, for each of the five years in the period ended December 31, 2018, follows:

                                                   December 31, 2018                     For the Year Ended December 31, 2018
                                        ---------------------------------------------  ----------------------------------------
                                                                                       Investment    Expense         Total
                                                   Unit Value ($)/(a)/                   Income   Ratio (%)/(d)/ Return (%)/(e)/
                                                   -------------------      Net          Ratio    -------------- --------------
Sub-accounts                              Units    Lowest    Highest   Assets ($)/(b)/  (%)/(c)/  Lowest Highest Lowest  Highest
------------                            ---------- ------    -------   --------------  ---------- ------ ------- ------  -------
American Funds IS Asset Allocation
  Fund Class 2                           2,027,113  25.46     26.52      53,635,417       1.66     1.52   1.77    -6.29   -6.05
American Funds IS Asset Allocation
  Fund Class 3                             366,615  79.35     81.05      29,685,528       1.65     1.30   1.40    -5.83   -5.74
American Funds IS Capital Income
  Builder Class 4                          250,680   9.55     10.11       2,525,208       2.45     1.10   1.70    -8.82   -8.27
American Funds IS Global Growth
  Fund Class 2                           3,735,343  35.96     38.70     143,495,683       0.67     1.52   1.97   -10.83  -10.42
American Funds IS Growth Fund
  Class 2                                5,540,310  38.85     41.80     229,575,955       0.45     1.52   1.97    -2.20   -1.76
American Funds IS Growth Fund
  Class 3                                  479,248 382.29    390.47     187,004,336       0.52     1.30   1.40    -1.58   -1.48
American Funds IS Growth-Income
  Fund Class 2                           6,574,494  31.25     33.64     219,436,501       1.44     1.52   1.97    -3.71   -3.28
American Funds IS Growth-Income
  Fund Class 3                             554,349 248.36    253.67     140,467,092       1.48     1.30   1.40    -3.09   -3.00
American Funds IS High-Income Bond
  Fund Class 3                              92,070 100.94    103.09       9,485,774       6.15     1.30   1.40    -3.70   -3.60
American Funds IS International Fund
  Class 3                                  378,965  61.42     62.73      23,747,070       1.73     1.30   1.40   -14.32  -14.23
American Funds IS Ultra-Short Bond
  Fund Class 3                             228,920  19.31     19.72       4,514,142       0.95     1.30   1.40    -0.04    0.06
American Funds IS US Government/
  AAA-Rated Securities Fund Class 3        220,852  39.48     40.32       8,898,646       1.73     1.30   1.40    -0.70   -0.60
AST SA BlackRock Multi-Asset
  Income Portfolio Class 1                   5,476            10.00          54,731       9.29            0.55            -4.29
AST SA BlackRock Multi-Asset
  Income Portfolio Class 3               2,645,609   9.73     10.88      29,724,213       6.31     1.00   1.90    -5.81   -4.96
AST SA PGI Asset Allocation
  Portfolio Class 1                      1,793,441  39.67     41.46      74,336,943       2.56     1.52   1.77    -6.23   -5.99
AST SA PGI Asset Allocation
  Portfolio Class 2                        109,306  37.45     40.41       4,326,410       2.40     1.52   1.97    -6.53   -6.11
AST SA PGI Asset Allocation
  Portfolio Class 3                      1,723,951  12.73     15.37      38,510,997       2.41     1.00   2.30    -6.94   -5.72
AST SA Wellington Capital
  Appreciation Portfolio Class 1         2,068,924  31.63    122.29     248,755,581       0.00     1.52   1.77    -2.50   -2.26
AST SA Wellington Capital
  Appreciation Portfolio Class 2           311,492 111.96    121.55      36,836,898       0.00     1.40   1.97    -2.83   -2.27
AST SA Wellington Capital
  Appreciation Portfolio Class 3         7,461,856  18.39     27.14     365,803,763       0.00     1.00   2.30    -3.25   -1.98
AST SA Wellington Government and
  Quality Bond Portfolio Class 1         2,354,788  13.87     21.23      49,625,212       2.01     1.52   1.77    -1.70   -1.46
AST SA Wellington Government and
  Quality Bond Portfolio Class 2           893,686  19.22     20.73      18,364,951       1.83     1.52   1.97    -2.05   -1.61
AST SA Wellington Government and
  Quality Bond Portfolio Class 3        27,592,588  10.09     11.02     414,808,827       1.82     1.00   2.30    -2.49   -1.21
AST SA Wellington Growth Portfolio
  Class 1                                       --  60.65     63.40              --       2.29     1.52   1.77     5.11    5.32
AST SA Wellington Growth Portfolio
  Class 2                                       --  57.55     61.89              --       2.01     1.52   1.97     4.82    5.20
AST SA Wellington Growth Portfolio
  Class 3                                       --  16.02     18.31              --       1.81     1.10   2.15     4.55    5.44
AST SA Wellington Natural Resources
  Portfolio Class 1                             --  43.99     45.99              --       4.15     1.52   1.77     3.40    3.61
AST SA Wellington Natural Resources
  Portfolio Class 2                             --  41.74     45.00              --       4.09     1.52   1.97     3.09    3.46
AST SA Wellington Natural Resources
  Portfolio Class 3                             --   8.64      9.97              --       3.73     1.00   2.30     2.76    3.84
AST SA Wellington Strategic Multi-
  Asset Portfolio Class 3                2,651,239  10.24     10.40      27,408,241       1.58     1.00   1.70    -9.37   -8.73
BlackRock Global Allocation V.I.
  Fund Class III                           227,133   9.61     10.25       2,261,002       0.89     1.10   1.70    -9.15   -8.60
BlackRock iShares Alternative
  Strategies VI Fund Class III                  --  10.83     11.77              --       0.00     1.10   1.70     1.01    1.41
BlackRock iShares Dynamic
  Allocation V.I. Fund Class III            41,385   9.98     10.69         435,002       0.62     1.10   1.70    -6.79   -6.22
BLK iShares Dynamic Fixed Income
  VI Fund Class III                             --   9.86     10.03              --       0.00     1.10   1.40    -2.23   -2.16
BLK iShares Equity Appreciation VI
  Fund Class III                                --  11.15     11.73              --       0.00     1.10   1.40    -2.21   -2.14
Columbia VP Asset Allocation Fund
  Class 1                                   37,168  17.04     17.80         661,579       1.62     1.52   1.77    -6.21   -5.97
Columbia VP Dividend Opportunity
  Fund Class 1                              86,513  17.06     17.85       1,537,452       0.00     1.52   1.77    -7.39   -7.16
Columbia VP Emerging Markets Bond
  Fund Class 2                               7,341  10.14     10.38          76,171       8.83     1.10   1.70    -8.95   -8.40
Columbia VP Income Opportunities
  Fund Class 1                             382,858  22.55     24.80       9,306,131       5.04     1.52   2.17    -5.83   -5.21
Columbia VP Large Cap Growth Fund
  Class 1                                1,625,494  12.27     12.49      20,238,170       0.00     1.52   2.17    -6.01   -5.40
Columbia VP Limited Duration Credit
  Fund Class 2                              26,182   9.79      9.86         258,065       3.06     1.10   1.35    -1.36   -1.12
Columbia VP Loomis Sayles Growth
  Fund Class 1                             126,507  13.07     13.16       1,661,792       0.00     1.52   1.77    -4.12   -3.88
Columbia VP Mid Cap Growth
  Opportunity Fund Class 1                  17,904  16.93     19.35         340,403       0.00     1.52   2.02    -6.69   -6.21
Columbia VP Overseas Core Fund
  Class 2                                  116,243   9.90      9.96       1,157,471       2.54     1.52   1.77   -18.28  -18.08
Columbia VP Small Company Growth
  Fund Class 1                              29,151  21.91     22.93         663,985       0.00     1.52   1.77    -3.49   -3.24
FTVIP Franklin Founding Funds
  Allocation VIP Fund Class 2            2,974,892  11.63     13.27      37,671,148       3.24     1.10   2.30   -11.71  -10.64
FTVIP Franklin Income VIP Fund
  Class 2                                8,438,188  11.57     12.95     119,326,659       4.91     1.00   2.30    -6.49   -5.26
FTVIP Franklin Strategic Income VIP
  Fund Class 2                              78,987   9.77     10.00         780,788       2.24     1.10   1.70    -3.79   -3.21
Goldman Sachs VIT Global Trends
  Allocation Fund Service Class              4,879   9.75     10.36          50,390       0.69     1.10   1.35    -5.63   -5.39
Goldman Sachs VIT Government
  Money Market Fund Institutional
  Class                                     70,384            10.14         713,660       0.31            0.55             1.17
Goldman Sachs VIT Government
  Money Market Fund Service Class        8,510,198   9.69      9.91      83,717,300       1.31     1.10   1.95    -0.49    0.37
Goldman Sachs VIT Multi-Strategy
  Alternatives Portfolio Advisor Class      88,650   8.66      8.75         773,374       2.25     1.10   1.70    -8.67   -8.12
Goldman Sachs VIT Strategic Income
  Fund Advisor Class                            --   9.12      9.28              --       0.19     1.10   1.70    -0.26   -0.06
Invesco V.I. American Franchise Fund
  Series II                                863,349  16.38     20.03      17,796,063       0.00     1.10   2.30    -6.09   -4.95
Invesco V.I. Balanced-Risk Allocation
  Fund Series II                            74,606  10.21     10.63         784,492       1.50     1.10   1.40    -8.02   -7.74
Invesco V.I. Comstock Fund Series II    13,750,195  13.28     15.09     255,260,543       1.47     1.10   2.30   -14.37  -13.33
Invesco V.I. Growth and Income Fund
  Series II                             17,989,340  13.27     15.07     353,879,831       1.82     1.10   2.30   -15.57  -14.54
Ivy VIP Asset Strategy Class II             40,786   9.00      9.51         381,131       2.09     1.10   1.70    -7.04   -6.48
Lord Abbett Bond Debenture Portfolio
  Class VC                                 100,706  10.39     11.10       1,111,216       5.28     1.10   1.70    -5.65   -5.08
Lord Abbett Fundamental Equity
  Portfolio Class VC                        23,422  10.96     11.44         266,826       1.57     1.10   1.40    -9.44   -9.17
Lord Abbett Growth and Income
  Portfolio Class VC                     8,937,979  13.55     13.81     154,146,994       1.34     1.00   2.30   -10.25   -9.06
Lord Abbett Mid Cap Stock Portfolio
  Class VC                                 625,120  18.96     19.77      12,326,676       0.65     1.52   1.77   -16.54  -16.33
Lord Abbett Short Duration Income
  Portfolio Class VC                       171,712   9.97     10.24       1,748,919       4.07     1.10   1.70    -0.56    0.04

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                                 December 31, 2018                     For the Year Ended December 31, 2018
                                     ----------------------------------------------  ----------------------------------------
                                                                                     Investment    Expense         Total
                                                 Unit Value ($)/(a)/                   Income   Ratio (%)/(d)/ Return (%)/(e)/
                                                 -------------------      Net          Ratio    -------------- --------------
Sub-accounts                            Units    Lowest    Highest   Assets ($)/(b)/  (%)/(c)/  Lowest Highest Lowest  Highest
------------                         ----------- ------    -------   --------------  ---------- ------ ------- ------  -------
Morgan Stanley VIF Global
  Infrastructure Portfolio Class II      108,208  9.17       9.93        1,060,626      2.93     1.10   1.70    -9.45   -8.90
Neuberger Berman AMT US Equity
  Index PutWrite Strategy Portfolio       93,968  8.56       8.93          834,488      0.00     1.10   1.70    -8.36   -7.81
PIMCO All Asset Portfolio Advisor
  Class                                    4,334 10.15      10.18           44,132      3.47     1.10   1.35    -6.72   -6.49
PIMCO Dynamic Bond Portfolio
  Advisor Class                           83,765 10.17      10.39          865,952      2.80     1.10   1.70    -0.79   -0.19
PIMCO Emerging Markets Bond
  Portfolio Advisor Class                 22,441 10.57      10.86          237,457      4.36     1.10   1.40    -6.16   -5.88
PVC Diversified International
  Account Class 1                         83,344  7.16       7.63          629,548      2.20     1.40   1.80   -19.02  -18.69
PVC Diversified International
  Account Class 2                         32,739  6.70       7.14          231,762      1.92     1.55   1.95   -19.38  -19.05
PVC Equity Income Account Class 1        585,103 17.61      18.88       10,949,628      1.88     1.40   1.80    -6.72   -6.34
PVC Equity Income Account Class 2        384,146 16.42      16.99        6,616,984      1.75     1.52   1.95    -7.08   -6.68
PVC Government & High Quality
  Bond Account Class 1                   178,972  8.08       8.65        1,508,552      3.52     1.40   1.80    -0.90   -0.50
PVC Government & High Quality
  Bond Account Class 2                    92,586  7.52       8.04          736,724      3.43     1.55   1.95    -1.27   -0.87
PVC Income Account Class 1               299,013 10.36      11.11        3,285,269      4.25     1.40   1.80    -1.02   -0.63
PVC Income Account Class 2               154,338  9.73      10.42        1,600,955      4.02     1.55   1.95    -1.48   -1.08
PVC LargeCap Growth Account
  Class 1                                 40,451 12.48      13.39          536,163      0.24     1.40   1.80    -8.96   -8.60
PVC LargeCap Growth Account
  Class 2                                 33,471 11.71      12.53          416,736      0.10     1.55   1.95    -9.33   -8.97
PVC MidCap Account Class 1                65,169 22.79      24.42        1,565,530      0.27     1.40   1.80    -8.22   -7.85
PVC MidCap Account Class 2                31,145 21.22      22.73          702,572      0.05     1.55   1.95    -8.60   -8.23
PVC Principal Capital Appreciation
  Account Class 1                        343,884 23.85      25.58        8,741,294      1.17     1.40   1.80    -5.14   -4.76
PVC Principal Capital Appreciation
  Account Class 2                         78,200 22.19      23.77        1,843,740      0.96     1.55   1.95    -5.51   -5.13
PVC Real Estate Securities Account
  Class 1                                 11,015 30.66      32.74          359,551      1.86     1.40   1.80    -5.93   -5.55
PVC Real Estate Securities Account
  Class 2                                  6,759 30.22      31.26          210,152      1.47     1.55   1.70    -6.09   -5.95
PVC SAM Balanced Portfolio
  Class 1                              1,715,857 15.01      16.10       26,908,063      3.13     1.40   1.80    -6.75   -6.37
PVC SAM Balanced Portfolio
  Class 2                              1,628,873 14.06      15.13       24,368,794      2.97     1.52   1.95    -7.09   -6.69
PVC SAM Conservative Balanced
  Portfolio Class 1                      251,091 10.35      11.09        2,740,149      3.39     1.40   1.80    -5.22   -4.84
PVC SAM Conservative Balanced
  Portfolio Class 2                      289,548  9.70      14.54        3,004,255      3.23     1.52   1.95    -5.62   -5.21
PVC SAM Conservative Growth
  Portfolio Class 1                      750,535 16.11      17.27       12,656,289      2.84     1.40   1.80    -8.30   -7.93
PVC SAM Conservative Growth
  Portfolio Class 2                      851,118 15.04      16.16       13,549,050      2.55     1.52   1.95    -8.63   -8.23
PVC SAM Flexible Income Portfolio
  Class 1                                384,409 11.62      12.47        4,675,908      3.85     1.40   1.80    -3.73   -3.34
PVC SAM Flexible Income Portfolio
  Class 2                                407,965 10.90      14.41        4,747,560      3.73     1.52   1.95    -4.10   -3.68
PVC SAM Strategic Growth
  Portfolio Class 1                      160,039 17.54      18.78        2,954,716      2.20     1.40   1.80   -10.24   -9.88
PVC SAM Strategic Growth
  Portfolio Class 2                      311,190 16.38      17.65        5,389,174      2.17     1.52   1.95   -10.64  -10.25
PVC Short-Term Income Account
  Class 1                                218,942  7.33       7.86        1,647,806      1.94     1.40   1.80    -0.79   -0.39
PVC Short-Term Income Account
  Class 2                                 78,089  6.90       7.38          571,603      1.70     1.55   1.95    -0.74   -0.34
PVC SmallCap Account Class 1              38,198 11.73      12.56          468,247      0.30     1.40   1.80   -12.49  -12.14
PVC SmallCap Account Class 2              24,566 10.96      11.69          286,110      0.09     1.55   1.95   -12.89  -12.54
SST SA Allocation Balanced
  Portfolio Class 3                    8,015,704 10.02      13.47      117,529,485      4.50     1.00   2.30    -6.14   -4.90
SST SA Allocation Growth Portfolio
  Class 1                                 12,900            10.59          136,656      3.97            0.55            -7.42
SST SA Allocation Growth Portfolio
  Class 3                              5,568,909 10.08      14.70       88,235,297      4.32     1.00   2.15    -9.18   -8.13
SST SA Allocation Moderate
  Growth Portfolio Class 1                 2,624            10.53           27,629      4.46            0.55            -6.25
SST SA Allocation Moderate
  Growth Portfolio Class 3            12,410,306 10.07      13.71      184,982,706      4.25     1.00   2.30    -8.08   -6.87
SST SA Allocation Moderate
  Portfolio Class 1                           --            11.35               --      0.00            0.55             2.42
SST SA Allocation Moderate
  Portfolio Class 3                   11,146,630 10.07      13.73      166,597,503      4.30     1.00   2.30    -7.13   -5.91
SST SA Columbia Focused Growth
  Portfolio Class 3                           -- 13.12      13.56               --      0.00     1.10   1.40     9.69    9.96
SST SA Columbia Focused Value
  Portfolio Class 3                       10,059 11.14      12.11          120,245      4.28     1.10   1.70   -13.63  -13.11
SST SA Multi-Managed Diversified
  Fixed Income Portfolio Class 3          17,128  9.96      10.17          171,227      2.03     1.10   1.40    -2.67   -2.37
SST SA Multi-Managed
  International Equity Portfolio
  Class 3                                 39,785  9.59       9.61          379,801      2.70     1.10   1.40   -15.66  -15.41
SST SA Multi-Managed Large Cap
  Growth Portfolio Class 3                10,417 12.70      13.48          136,207      0.40     1.10   1.40    -3.33   -3.04
SST SA Multi-Managed Large Cap
  Value Portfolio Class 3                 19,081 10.56      11.03          204,053      2.10     1.10   1.40   -11.21  -10.94
SST SA Multi-Managed Mid Cap
  Growth Portfolio Class 3                29,475 11.92      12.78          366,656      0.00     1.10   1.40    -5.07   -4.79
SST SA Multi-Managed Mid Cap
  Value Portfolio Class 3                 27,240 10.18      10.86          290,090      0.69     1.10   1.40   -13.29  -13.03
SST SA Multi-Managed Small Cap
  Portfolio Class 3                       20,102  9.82      11.28          222,228      0.00     1.10   1.70   -13.27  -12.74
SST SA Putnam Asset Allocation
  Diversified Growth Portfolio
  Class 1                                 20,206 10.57      10.60          213,707      2.17     0.40   0.55    -9.05   -8.91
SST SA Putnam Asset Allocation
  Diversified Growth Portfolio
  Class 3                              4,285,300 10.80      11.03       46,933,229      2.38     1.00   1.95   -10.54   -9.68
SST SA T. Rowe Price Growth Stock
  Portfolio Class 3                       25,208 12.53      14.49          359,324      0.00     1.10   1.70    -3.10   -2.52
SST SA Wellington Real Return
  Portfolio Class 3                   23,246,639  9.90      10.28      259,394,966      3.35     1.00   2.30    -2.49   -1.20
SAST SA AB Growth Portfolio
  Class 1                              3,443,973 21.09      80.56      275,198,633      0.00     1.52   1.77     0.51    0.77
SAST SA AB Growth Portfolio
  Class 2                                508,844 72.60      80.29       39,379,869      0.00     1.40   1.97     0.15    0.73
SAST SA AB Growth Portfolio
  Class 3                              6,618,140 19.90      22.98      307,040,245      0.00     1.00   2.30    -0.28    1.04
SAST SA AB Small & Mid Cap
  Value Portfolio Class 2                309,550 30.80      33.18       10,195,432      0.51     1.52   1.97   -16.90  -16.52
SAST SA AB Small & Mid Cap
  Value Portfolio Class 3             13,241,903 13.29      18.04      323,869,520      0.32     1.00   2.30   -17.26  -16.17
SAST SA American Funds Asset
  Allocation Portfolio Class 1            66,637 10.66      10.69          710,711      5.38     0.40   0.55    -5.14   -5.00
SAST SA American Funds Asset
  Allocation Portfolio Class 3        42,900,760 13.22      15.23      721,085,470      3.09     1.00   2.30    -7.05   -5.83
SAST SA American Funds Global
  Growth Portfolio Class 3            17,769,533 14.06      17.12      328,237,498      1.15     1.00   2.30   -11.35  -10.18
SAST SA American Funds Growth
  Portfolio Class 1                        6,005             9.46           56,785      5.55            0.55            -5.44
SAST SA American Funds Growth
  Portfolio Class 3                   13,489,990 17.21      19.47      284,102,252      0.94     1.00   2.30    -2.80   -1.52
SAST SA American Funds Growth-
  Income Portfolio Class 1                 4,976             9.49           47,237     14.80            0.55            -5.07
SAST SA American Funds Growth-
  Income Portfolio Class 3            11,818,330 16.12      17.52      223,453,052      2.71     1.00   2.30    -4.29   -3.03
SAST SA American Funds VCP
  Managed Asset Allocation
  Portfolio Class 1                        3,209            10.53           33,789      3.37            0.55            -5.42
SAST SA American Funds VCP
  Managed Asset Allocation
  Portfolio Class 3                  111,175,437 10.09      12.48    1,455,963,780      1.60     1.00   2.15    -7.16   -6.08
SAST SA BlackRock VCP Global
  Multi Asset Portfolio Class 1            1,096 10.27      10.32           11,316      1.79     0.55   0.80    -6.30   -6.06

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                                 December 31, 2018                     For the Year Ended December 31, 2018
                                      ---------------------------------------------  ----------------------------------------
                                                                                     Investment    Expense         Total
                                                 Unit Value ($)/(a)/                   Income   Ratio (%)/(d)/ Return (%)/(e)/
                                                 -------------------      Net          Ratio    -------------- --------------
Sub-accounts                            Units    Lowest    Highest   Assets ($)/(b)/  (%)/(c)/  Lowest Highest Lowest  Highest
------------                          ---------- ------    -------   --------------  ---------- ------ ------- ------  -------
SAST SA BlackRock VCP Global
  Multi Asset Portfolio Class 3       57,785,191  9.89      10.44      617,386,703      1.13     1.00   2.15    -7.77   -6.70
SAST SA Boston Company Capital
  Growth Portfolio Class 1                    -- 15.42      16.12               --      0.70     1.52   1.77    12.89   13.12
SAST SA Boston Company Capital
  Growth Portfolio Class 2                    -- 14.63      15.73               --      0.48     1.52   1.97    12.61   13.02
SAST SA Boston Company Capital
  Growth Portfolio Class 3                    -- 14.20      17.64               --      0.24     1.10   2.17    12.35   13.31
SAST SA Columbia Technology
  Portfolio Class 1                    1,824,181  5.28       5.52       10,066,837      0.00     1.52   1.77    -9.77   -9.54
SAST SA Columbia Technology
  Portfolio Class 2                      672,291  4.98       5.49        3,579,530      0.00     1.40   1.97   -10.09   -9.58
SAST SA Columbia Technology
  Portfolio Class 3                    3,462,048 21.45      21.86       38,978,966      0.00     1.10   2.30   -10.44   -9.35
SAST SA DFA Ultra Short Bond
  Portfolio Class 1                    2,172,845 10.06      11.36       25,796,887      1.01     0.80   1.77    -0.25    0.73
SAST SA DFA Ultra Short Bond
  Portfolio Class 2                      611,587 10.76      11.58        7,017,812      1.07     1.52   1.97    -0.62   -0.17
SAST SA DFA Ultra Short Bond
  Portfolio Class 3                   15,119,441  7.87       9.45      143,712,140      0.81     1.00   2.30    -1.08    0.22
SAST SA Dogs of Wall Street
  Portfolio Class 1                      784,425 29.08      30.42       23,839,608      2.45     1.52   1.77    -2.06   -1.82
SAST SA Dogs of Wall Street
  Portfolio Class 2                      163,784 27.62      29.70        4,813,297      2.19     1.52   1.97    -2.38   -1.94
SAST SA Dogs of Wall Street
  Portfolio Class 3                    3,860,528 16.49      22.83       98,522,734      2.19     1.00   2.30    -2.83   -1.55
SAST SA Emerging Markets Equity
  Index Portfolio Class 3                 54,845  8.50       8.53          466,837      1.24     1.10   1.55   -14.97  -14.71
SAST SA Federated Corporate Bond
  Portfolio Class 1                    1,491,059 28.61      29.93       44,558,381      4.10     1.52   1.77    -4.56   -4.32
SAST SA Federated Corporate Bond
  Portfolio Class 2                      416,786 27.08      29.19       12,046,973      3.88     1.52   1.97    -4.87   -4.44
SAST SA Federated Corporate Bond
  Portfolio Class 3                   26,035,265 10.88      15.24      521,623,142      4.01     1.00   2.30    -5.28   -4.03
SAST SA Fidelity Institutional AM(R)
  Real Estate Portfolio Class 1          530,039 33.04      34.57       18,311,806      2.35     1.52   1.77    -8.11   -7.88
SAST SA Fidelity Institutional AM(R)
  Real Estate Portfolio Class 2          131,542 31.29      33.70        4,383,222      2.20     1.52   1.97    -8.44   -8.02
SAST SA Fidelity Institutional AM(R)
  Real Estate Portfolio Class 3        8,050,829 10.86      11.56      141,767,083      2.12     1.10   2.30    -8.88   -7.77
SAST SA Fixed Income Index
  Portfolio Class 3                      726,349  9.74       9.84        7,114,280      4.22     1.00   1.80    -2.66   -1.87
SAST SA Fixed Income Intermediate
  Index Portfolio Class 3                904,133  9.76       9.86        8,881,226      3.42     1.00   1.80    -1.47   -0.68
SAST SA Franklin Small Company
  Value Portfolio Class 3              8,627,581 12.93      15.19      136,229,785      0.72     1.00   2.30   -15.00  -13.88
SAST SA Global Index Allocation
  60-40 Portfolio Class 1                  5,561             9.40           52,293      0.20            0.55            -5.97
SAST SA Global Index Allocation
  60-40 Portfolio Class 3              1,263,733  9.31       9.36       11,800,590      2.67     1.00   1.70    -6.88   -6.44
SAST SA Global Index Allocation
  75-25 Portfolio Class 1                    819             9.21            7,546      0.00            0.55            -7.91
SAST SA Global Index Allocation
  75-25 Portfolio Class 3              1,603,092  9.11       9.17       14,673,510      2.66     1.00   1.95    -8.89   -8.31
SAST SA Global Index Allocation
  90-10 Portfolio Class 1                  1,766  9.01       9.02           15,929      3.06     0.40   0.55    -9.88   -9.79
SAST SA Global Index Allocation
  90-10 Portfolio Class 3              6,171,131  8.92       8.97       55,235,714      2.69     1.00   1.70   -10.75  -10.33
SAST SA Goldman Sachs Global
  Bond Portfolio Class 1                 791,876 10.23      13.71       17,196,182      3.78     0.55   1.77    -4.20   -3.02
SAST SA Goldman Sachs Global
  Bond Portfolio Class 2                 164,951 19.78      21.28        3,468,947      3.68     1.52   1.97    -4.50   -4.07
SAST SA Goldman Sachs Global
  Bond Portfolio Class 3              14,384,149  9.58      10.93      194,760,814      3.84     1.00   2.30    -4.94   -3.69
SAST SA Goldman Sachs Multi-Asset
  Insights Portfolio Class 1                 701             9.43            6,613      1.33            0.40            -8.66
SAST SA Goldman Sachs Multi-Asset
  Insights Portfolio Class 3             853,362  9.22       9.33        7,931,309      1.93     1.00   1.95   -10.31   -9.44
SAST SA Index Allocation 60-40
  Portfolio Class 1                        3,248            10.52           34,164      3.32            0.55            -5.15
SAST SA Index Allocation 60-40
  Portfolio Class 3                    5,946,132 10.24      10.38       61,387,538      4.27     1.00   1.70    -6.49   -5.83
SAST SA Index Allocation 80-20
  Portfolio Class 1                       97,002 10.60      10.63        1,029,125      3.61     0.40   0.55    -7.00   -6.86
SAST SA Index Allocation 80-20
  Portfolio Class 3                   11,725,309 10.26      10.45      121,890,431      4.11     1.00   1.95    -8.58   -7.70
SAST SA Index Allocation 90-10
  Portfolio Class 1                      152,518 10.64      10.67        1,622,924      6.29     0.40   0.55    -8.00   -7.86
SAST SA Index Allocation 90-10
  Portfolio Class 3                   34,522,396 10.31      10.50      360,711,595      4.27     1.00   1.95    -9.48   -8.61
SAST SA International Index
  Portfolio Class 3                      125,090  8.73       8.77        1,094,458      3.94     1.15   1.55   -15.59  -15.25
SAST SA Invesco Growth
  Opportunities Portfolio Class 1        617,701 10.43      10.91        6,730,249      0.00     1.52   1.77    -6.44   -6.20
SAST SA Invesco Growth
  Opportunities Portfolio Class 2        216,380  9.87      10.65        2,281,204      0.00     1.52   1.97    -6.71   -6.28
SAST SA Invesco Growth
  Opportunities Portfolio Class 3      7,673,370 14.20      18.64      110,610,502      0.00     1.10   2.30    -7.19   -6.06
SAST SA Invesco VCP Equity-
  Income Portfolio Class 1                 1,750             9.69           16,959      3.40            0.55           -10.41
SAST SA Invesco VCP Equity-
  Income Portfolio Class 3            96,209,892  9.47      11.30    1,135,065,130      2.62     1.00   2.15   -12.09  -11.07
SAST SA Janus Focused Growth
  Portfolio Class 1                      440,267 21.48      22.47        9,881,710      0.00     1.52   1.77    -0.47   -0.22
SAST SA Janus Focused Growth
  Portfolio Class 2                      371,093 20.99      21.89        8,055,511      0.00     1.52   1.77    -0.65   -0.40
SAST SA Janus Focused Growth
  Portfolio Class 3                    4,079,713 15.27      18.27       82,938,277      0.00     1.00   2.30    -1.27    0.03
SAST SA JPMorgan Diversified
  Balanced Portfolio Class 1           1,418,413 10.25      13.94       36,219,428      1.56     0.55   1.77    -9.33   -8.21
SAST SA JPMorgan Diversified
  Balanced Portfolio Class 2             252,488 23.38      25.18        6,271,020      1.37     1.52   1.97    -9.67   -9.26
SAST SA JPMorgan Diversified
  Balanced Portfolio Class 3           7,060,639 12.72      14.83      123,595,292      1.48     1.00   2.30   -10.07   -8.89
SAST SA JPMorgan Emerging
  Markets Portfolio Class 1              971,631 17.10      26.77       17,399,983      2.11     1.52   1.77   -20.82  -20.62
SAST SA JPMorgan Emerging
  Markets Portfolio Class 2              174,821 16.18      17.43        3,018,765      1.96     1.52   1.97   -21.06  -20.70
SAST SA JPMorgan Emerging
  Markets Portfolio Class 3            7,481,053  9.17       9.81       97,478,253      1.99     1.00   2.30   -21.41  -20.38
SAST SA JPMorgan Equity-Income
  Portfolio Class 1                    1,841,880 17.17      56.62      102,760,897      2.11     1.52   1.77    -6.15   -5.91
SAST SA JPMorgan Equity-Income
  Portfolio Class 2                      136,711 51.06      55.10        7,447,510      1.98     1.52   1.97    -6.47   -6.04
SAST SA JPMorgan Equity-Income
  Portfolio Class 3                    5,403,489 15.31      16.91      116,686,445      1.86     1.00   2.30    -6.87   -5.64
SAST SA JPMorgan Global Equities
  Portfolio Class 1                    1,127,984 28.53      29.85       33,573,442      1.86     1.52   1.77   -12.64  -12.42
SAST SA JPMorgan Global Equities
  Portfolio Class 2                      102,374 27.09      29.77        2,977,589      1.67     1.40   1.97   -12.93  -12.43
SAST SA JPMorgan Global Equities
  Portfolio Class 3                    1,436,925 12.22      12.60       24,786,516      1.60     1.00   2.30   -13.33  -12.19
SAST SA JPMorgan MFS Core Bond
  Portfolio Class 1                    1,166,514 27.67      28.89       33,662,563      2.38     1.52   1.77    -2.30   -2.06
SAST SA JPMorgan MFS Core Bond
  Portfolio Class 2                      177,657 26.94      28.14        4,960,688      2.30     1.52   1.77    -2.45   -2.21
SAST SA JPMorgan MFS Core Bond
  Portfolio Class 3                   36,443,133 10.02      12.59      579,599,929      2.23     1.00   2.30    -2.97   -1.69
SAST SA JPMorgan Mid-Cap Growth
  Portfolio Class 1                    1,238,303 13.47      23.64       29,053,754      0.00     1.52   1.77    -6.56   -6.32

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                                 December 31, 2018                     For the Year Ended December 31, 2018
                                     ----------------------------------------------  ----------------------------------------
                                                                                     Investment    Expense         Total
                                                 Unit Value ($)/(a)/                   Income   Ratio (%)/(d)/ Return (%)/(e)/
                                                 -------------------      Net          Ratio    -------------- --------------
Sub-accounts                            Units    Lowest    Highest   Assets ($)/(b)/  (%)/(c)/  Lowest Highest Lowest  Highest
------------                         ----------- ------    -------   --------------  ---------- ------ ------- ------  -------
SAST SA JPMorgan Mid-Cap
  Growth Portfolio Class 2               467,787 21.35      23.55       10,662,385      0.00     1.40   1.97    -6.91   -6.37
SAST SA JPMorgan Mid-Cap
  Growth Portfolio Class 3             4,129,355 15.79      21.25       93,285,308      0.00     1.00   2.30    -7.29   -6.07
SAST SA Large Cap Growth Index
  Portfolio Class 3                       28,048  9.57       9.60          268,780      0.59     1.00   1.55    -4.34   -3.99
SAST SA Large Cap Index Portfolio
  Class 3                                989,431  9.79       9.85        9,708,834      4.23     1.15   1.70    -6.60   -6.08
SAST SA Large Cap Value Index
  Portfolio Class 3                       53,221  9.27       9.30          494,134      1.42     1.10   1.70    -7.34   -6.97
SAST SA Legg Mason BW Large
  Cap Value Portfolio Class 1          4,500,717 20.68      62.70      279,867,530      1.73     1.52   1.77   -10.25  -10.02
SAST SA Legg Mason BW Large
  Cap Value Portfolio Class 2            574,400 56.57      62.46       34,755,204      1.58     1.40   1.97   -10.59  -10.08
SAST SA Legg Mason BW Large
  Cap Value Portfolio Class 3         11,611,118 14.40      15.59      343,641,816      1.44     1.10   2.30   -10.94   -9.86
SAST SA Legg Mason Tactical
  Opportunities Class 1                    2,943  9.66       9.68           28,446      1.80     0.40   0.55    -6.24   -6.10
SAST SA Legg Mason Tactical
  Opportunities Class 3                2,154,110  9.50       9.58       20,557,995      2.35     1.00   1.70    -7.55   -6.90
SAST SA MFS Blue Chip Growth
  Portfolio Class 1                      542,748 11.45      14.57        6,575,065      0.42     1.52   1.77    -6.92   -6.69
SAST SA MFS Blue Chip Growth
  Portfolio Class 2                      190,402 10.86      11.69        2,205,767      0.24     1.52   1.97    -7.31   -6.89
SAST SA MFS Blue Chip Growth
  Portfolio Class 3                    5,236,314 16.39      17.86       82,905,041      0.15     1.00   2.30    -7.65   -6.43
SAST SA MFS Massachusetts
  Investors Trust Portfolio Class 1      909,834 19.63      44.76       40,520,445      0.83     1.52   1.77    -7.05   -6.81
SAST SA MFS Massachusetts
  Investors Trust Portfolio Class 2      148,627 40.64      43.65        6,427,721      0.64     1.52   1.97    -7.40   -6.98
SAST SA MFS Massachusetts
  Investors Trust Portfolio Class 3    8,507,113 15.03      18.27      210,166,265      0.54     1.00   2.30    -7.80   -6.58
SAST SA MFS Telecom Utility
  Portfolio Class 1                           -- 26.05      27.23               --      4.45     1.52   1.77     2.38    2.58
SAST SA MFS Telecom Utility
  Portfolio Class 2                           -- 25.50      26.57               --      4.30     1.52   1.77     2.28    2.49
SAST SA MFS Telecom Utility
  Portfolio Class 3                           -- 12.77      17.86               --      4.05     1.10   2.30     1.77    2.76
SAST SA MFS Total Return
  Portfolio Class 1                    2,137,865 10.33      18.61       87,756,849      2.10     0.40   1.77    -7.42   -6.13
SAST SA MFS Total Return
  Portfolio Class 2                      572,961 37.75      40.67       23,067,850      1.92     1.52   1.97    -7.72   -7.31
SAST SA MFS Total Return
  Portfolio Class 3                    6,598,640 12.47      14.11      152,963,635      1.91     1.00   2.30    -8.14   -6.93
SAST SA Mid Cap Index Portfolio
  Class 3                                197,838  9.02       9.11        1,797,752      1.46     1.15   1.95   -13.57  -12.87
SAST SA Morgan Stanley
  International Equities Portfolio
  Class 1                              1,612,319 13.28      13.89       22,389,028      1.24     1.52   1.77   -15.48  -15.27
SAST SA Morgan Stanley
  International Equities Portfolio
  Class 2                                566,991 12.60      13.56        7,621,150      1.09     1.52   1.97   -15.72  -15.34
SAST SA Morgan Stanley
  International Equities Portfolio
  Class 3                              7,888,603  9.30       9.74       95,609,192      0.97     1.00   2.30   -16.10  -15.00
SAST SA Oppenheimer Main Street
  Large Cap Portfolio Class 1            593,991 33.15      34.69       20,578,242      1.13     1.52   1.77    -9.49   -9.26
SAST SA Oppenheimer Main Street
  Large Cap Portfolio Class 2             86,357 31.35      33.82        2,896,117      0.93     1.52   1.97    -9.81   -9.40
SAST SA Oppenheimer Main Street
  Large Cap Portfolio Class 3          2,210,779 14.71      16.22       48,483,895      0.87     1.00   2.30   -10.22   -9.04
SAST SA PIMCO VCP Tactical
  Balanced Portfolio Class 3          88,710,369 10.03      11.38    1,054,290,448      2.93     1.00   2.15    -9.16   -8.10
SAST SA PineBridge High-Yield
  Bond Portfolio Class 1                 987,009 29.82      31.15       30,708,725      6.90     1.52   1.77    -5.58   -5.34
SAST SA PineBridge High-Yield
  Bond Portfolio Class 2                 197,249 28.14      30.36        5,917,414      6.26     1.52   1.97    -5.88   -5.45
SAST SA PineBridge High-Yield
  Bond Portfolio Class 3               4,867,974 11.36      13.63       90,796,360      6.52     1.10   2.30    -6.25   -5.11
SAST SA Putnam International
  Growth and Income Portfolio
  Class 1                              1,424,717 10.15      14.79       20,886,374      3.09     1.52   1.77   -19.09  -18.89
SAST SA Putnam International
  Growth and Income Portfolio
  Class 2                                258,723 13.45      14.44        3,697,007      2.84     1.52   1.97   -19.37  -19.00
SAST SA Putnam International
  Growth and Income Portfolio
  Class 3                              6,858,882  7.73       9.58       86,408,531      2.76     1.10   2.30   -19.70  -18.72
SAST SA Schroders VCP Global
  Allocation Portfolio Class 1             6,862            10.11           69,348      0.15            0.55            -9.30
SAST SA Schroders VCP Global
  Allocation Portfolio Class 3        44,346,231  9.72      10.60      481,249,786      2.12     1.00   2.15   -10.96   -9.93
SAST SA Small Cap Index Portfolio
  Class 3                                193,101  8.76       8.86        1,704,304      1.04     1.00   1.95   -13.60  -12.77
SAST SA T. Rowe Price Asset
  Allocation Growth Portfolio
  Class 1                                  7,267  9.68       9.70           70,374      1.11     0.40   0.55    -6.11   -5.96
SAST SA T. Rowe Price Asset
  Allocation Growth Portfolio
  Class 3                              8,728,063  9.50       9.61       83,563,828      1.40     1.00   1.95    -7.56   -6.67
SAST SA T. Rowe Price VCP
  Balanced Portfolio Class 1               5,537            10.70           59,261      3.32            0.55            -7.29
SAST SA T. Rowe Price VCP
  Balanced Portfolio Class 3          91,427,715 10.15      11.11    1,040,229,342      2.76     1.00   2.15    -9.09   -8.03
SAST SA Templeton Foreign Value
  Portfolio Class 2                      578,168 16.35      17.84       10,260,925      4.46     1.52   1.97   -17.95  -17.58
SAST SA Templeton Foreign Value
  Portfolio Class 3                   25,411,192  9.14       9.75      317,735,460      4.31     1.00   2.30   -18.27  -17.19
SAST SA VCP Dynamic Allocation
  Portfolio Class 1                       17,131 10.79      10.84          185,778      8.05     0.55   0.80    -7.37   -7.14
SAST SA VCP Dynamic Allocation
  Portfolio Class 3                  613,923,310 10.30      12.44    8,026,805,557      3.70     1.00   2.15    -8.82   -7.75
SAST SA VCP Dynamic Strategy
  Portfolio Class 1                       17,381            10.69          185,780      8.36            0.55            -7.48
SAST SA VCP Dynamic Strategy
  Portfolio Class 3                  398,620,387 10.20      12.23    5,106,622,977      3.84     1.00   2.15    -9.17   -8.11
SAST SA VCP Index Allocation
  Portfolio Class 3                   18,479,638  9.42       9.53      175,476,252      4.95     1.00   1.95    -9.22   -8.35
SAST SA WellsCap Aggressive
  Growth Portfolio Class 1               836,002 12.50      24.70       20,601,768      0.00     1.52   1.77    -8.43   -8.20
SAST SA WellsCap Aggressive
  Growth Portfolio Class 2               104,285 22.30      24.03        2,485,307      0.00     1.52   1.97    -8.78   -8.36
SAST SA WellsCap Aggressive
  Growth Portfolio Class 3             1,184,264 14.09      14.38       20,503,098      0.00     1.10   2.30    -9.15   -8.05
SAST SA WellsCap Fundamental
  Growth Portfolio Class 1                    -- 39.22      41.00               --      0.00     1.52   1.77    11.71   11.94
SAST SA WellsCap Fundamental
  Growth Portfolio Class 2                    -- 37.08      39.95               --      0.00     1.52   1.97    11.40   11.80
SAST SA WellsCap Fundamental
  Growth Portfolio Class 3                    -- 18.78      21.16               --      0.00     1.10   2.30    11.03   12.10
VALIC Company I Global Social
  Awareness Fund                          76,339 11.25      11.71          885,948      1.73     1.10   1.40    -9.73   -9.46
VALIC Company I International
  Equities Index Fund                    443,827  9.81       9.86        4,353,291      2.01     1.10   1.40   -14.95  -14.69
VALIC Company I Mid Cap Index
  Fund                                   296,952 11.38      12.24        3,557,636      1.10     1.10   1.40   -12.67  -12.41
VALIC Company I Nasdaq-100
  Index Fund                             167,014 13.42      15.32        2,507,370      0.54     1.10   1.70    -2.31   -1.72
VALIC Company I Small Cap Index
  Fund                                   251,376 10.46      12.31        2,968,420      1.00     1.10   1.70   -12.73  -12.20
VALIC Company I Stock Index
  Fund                                   776,807 11.86      13.05       10,022,502      1.78     1.10   1.70    -6.33   -5.77

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                                   December 31, 2017                     For the Year Ended December 31 2017
                                        ---------------------------------------------  ----------------------------------------
                                                                                       Investment    Expense         Total
                                                   Unit Value ($)/(a)/                   Income   Ratio (%)/(d)/ Return (%)/(e)/
                                                   -------------------      Net          Ratio    -------------- --------------
Sub-accounts                              Units    Lowest    Highest   Assets ($)/(b)/  (%)/(c)/  Lowest Highest Lowest  Highest
------------                            ---------- ------    -------   --------------  ---------- ------ ------- ------  -------
American Funds IS Asset Allocation
  Fund Class 2                           2,258,640  27.17     28.22      63,609,571       1.52     1.52   1.77   14.20    14.48
American Funds IS Asset Allocation
  Fund Class 3                             438,551  84.27     85.99      37,677,673       1.58     1.30   1.40   14.68    14.79
American Funds IS Capital Income
  Builder Class 4                          146,919  10.47     11.02       1,611,137       2.43     1.10   1.70   10.76    11.42
American Funds IS Global Growth
  Fund Class 2                           4,289,148  40.33     43.21     184,043,666       0.66     1.52   1.97   28.91    29.49
American Funds IS Growth Fund
  Class 2                                6,385,119  39.73     42.55     269,431,096       0.50     1.52   1.97   25.80    26.36
American Funds IS Growth Fund
  Class 3                                  534,374 388.44    396.35     211,655,455       0.57     1.30   1.40   26.61    26.73
American Funds IS Growth-Income
  Fund Class 2                           7,539,285  32.46     34.78     260,278,687       1.36     1.52   1.97   20.00    20.54
American Funds IS Growth-Income
  Fund Class 3                             640,980 244.91    250.13     167,450,242       1.42     0.75   0.85    7.05     7.17
American Funds IS High-Income Bond
  Fund Class 3                             113,179 104.81    106.94      12,097,375       6.48     1.30   1.40    5.54     5.65
American Funds IS International Fund
  Class 3                                  427,823  71.68     73.14      31,261,822       1.33     1.30   1.40   30.40    30.53
American Funds IS Ultra-Short Bond
  Fund Class 3                             212,145  19.32     19.71       4,180,825       0.37     1.30   1.40   -0.86    -0.76
American Funds IS US Government/
  AAA-Rated Securities Fund Class 3        252,166  39.75     40.56      10,222,233       1.36     1.30   1.40    0.31     0.41
AST SA BlackRock Multi-Asset
  Income Portfolio Class 1                     583            10.44           6,091       0.00            0.55             4.43
AST SA BlackRock Multi-Asset
  Income Portfolio Class 3               1,400,871  10.24     11.34      16,582,698       2.43     1.00   2.30    2.42     3.74
AST SA PGI Asset Allocation Portfolio
  Class 1                                2,021,747  42.31     44.10      89,143,380       2.64     1.52   1.77   11.76    12.04
AST SA PGI Asset Allocation Portfolio
  Class 2                                  126,277  40.07     43.04       5,333,892       2.44     1.52   1.97   11.37    11.87
AST SA PGI Asset Allocation Portfolio
  Class 3                                1,784,246  13.51     16.52      43,796,259       2.55     1.00   2.30   10.90    12.34
AST SA Wellington Capital
  Appreciation Portfolio Class 1         2,351,268  32.44    125.11     289,531,323       0.00     1.52   1.77   30.46    30.78
AST SA Wellington Capital
  Appreciation Portfolio Class 2           358,233 115.22    124.38      43,466,909       0.00     1.40   1.97   30.00    30.74
AST SA Wellington Capital
  Appreciation Portfolio Class 3         8,445,353  18.68     28.05     432,692,185       0.00     1.10   2.30   29.45    31.00
AST SA Wellington Government and
  Quality Bond Portfolio Class 1         2,667,599  14.11     21.55      57,076,950       1.75     1.52   1.77    1.13     1.39
AST SA Wellington Government and
  Quality Bond Portfolio Class 2         1,071,364  19.63     21.07      22,378,418       1.57     1.52   1.97    0.85     1.31
AST SA Wellington Government and
  Quality Bond Portfolio Class 3        33,108,814  10.21     11.30     509,688,431       1.57     1.00   2.30    0.42     1.73
AST SA Wellington Growth Portfolio
  Class 1                                1,082,048  57.70     60.19      65,049,649       1.16     1.52   1.77   17.69    17.98
AST SA Wellington Growth Portfolio
  Class 2                                  283,027  54.90     58.83      16,502,563       0.98     1.52   1.97   17.28    17.81
AST SA Wellington Growth Portfolio
  Class 3                                2,132,781  15.19     51.79      85,644,992       0.93     1.10   2.17   16.93    18.18
AST SA Wellington Natural Resources
  Portfolio Class 1                        511,295  42.55     44.39      22,674,292       2.41     1.52   1.77   13.05    13.33
AST SA Wellington Natural Resources
  Portfolio Class 2                        119,713  40.49     43.49       5,109,420       2.27     1.52   1.97   12.66    13.16
AST SA Wellington Natural Resources
  Portfolio Class 3                      3,481,029   8.41      9.56      66,140,638       2.24     1.10   2.30   12.17    13.52
AST SA Wellington Strategic Multi-
  Asset Portfolio Class 3                1,075,356  11.32     11.40      12,218,739       0.28     1.00   1.55   14.28    14.91
BlackRock Global Allocation V.I. Fund
  Class III                                233,444  10.58     11.21       2,544,314       1.32     1.10   1.70   11.80    12.47
BlackRock iShares Alternative
  Strategies VI Fund Class III             104,662  10.72     11.60       1,187,714       2.65     1.10   1.70   10.56    11.22
BlackRock iShares Dynamic Allocation
  V.I. Fund Class III                       63,521  10.70     11.40         704,813       2.22     1.10   1.70   12.79    13.47
BLK iShares Dynamic Fixed Income
  VI Fund Class III                         34,682  10.08     10.25         353,270       2.69     1.10   1.40    2.16     2.47
BLK iShares Equity Appreciation VI
  Fund Class III                            14,940  11.40     11.99         176,957       1.68     1.10   1.40   19.88    20.24
Columbia VP Asset Allocation Fund
  Class 1                                   43,915  18.17     18.93         831,361       1.65     1.52   1.77   13.60    13.88
Columbia VP Dividend Opportunity
  Fund Class 1                             100,166  18.43     19.23       1,915,068       0.00     1.52   1.77   12.38    12.66
Columbia VP Emerging Markets Bond
  Fund Class 2                                 472  11.14     11.33           5,346       5.85     1.10   1.70    9.82    10.47
Columbia VP Income Opportunities
  Fund Class 1                             457,734  23.94     26.16      11,742,899       5.68     1.52   2.17    4.28     4.96
Columbia VP Large Cap Growth Fund
  Class 1                                1,853,480  13.06     13.20      24,420,259       0.00     1.52   2.17   25.39    26.21
Columbia VP Limited Duration Credit
  Fund Class 2                              13,635             9.98         135,631       4.63     1.10   1.40    0.39     0.69
Columbia VP Loomis Sayles Growth
  Fund Class 1                             138,744  13.63     13.69       1,897,331       0.00     1.52   1.77   30.70    31.03
Columbia VP Mid Cap Growth
  Opportunity Fund Class 1                  19,249  18.15     20.63         390,642       0.00     1.52   2.02   20.53    21.14
Columbia VP Overseas Core Fund
  Class 2                                  115,655  12.11     12.16       1,405,945       1.94     1.52   1.77   24.96    25.27
Columbia VP Small Company Growth
  Fund Class 1                              32,307  22.70     23.69         761,082       0.00     1.52   1.77   26.99    27.30
FTVIP Franklin Founding Funds
  Allocation VIP Fund Class 2            3,385,228  13.17     14.85      48,136,825       2.72     1.10   2.30    9.44    10.76
FTVIP Franklin Income VIP Fund
  Class 2                                9,766,849  13.85     15.64     146,560,863       4.12     1.10   2.30    7.19     8.48
FTVIP Franklin Strategic Income VIP
  Fund Class 2                             114,163  10.15     10.33       1,171,835       3.58     1.10   1.70    2.80     3.42
Goldman Sachs VIT Global Trends
  Allocation Fund Service Class              4,837  10.33     10.95          52,958       0.32     1.10   1.35   11.60    11.88
Goldman Sachs VIT Government
  Money Market Fund Institutional
  Class                                      1,993            10.02          19,973       0.08            0.55             0.22
Goldman Sachs VIT Government
  Money Market Fund Service Class        5,174,833   9.74      9.87      50,845,358       0.49     1.10   1.90   -1.38    -0.59
Goldman Sachs VIT Multi-Strategy
  Alternatives Portfolio Advisor Class      92,876   9.48      9.52         882,319       2.03     1.10   1.70    3.38     4.00
Goldman Sachs VIT Strategic Income
  Fund Advisor Class                        10,010   9.12      9.39          92,641       0.84     1.10   1.35   -3.63    -3.39
Invesco V.I. American Franchise Fund
  Series II                                984,724  17.23     21.33      21,434,759       0.00     1.10   2.30   24.15    25.64
Invesco V.I. Balanced-Risk Allocation
  Fund Series II                            59,289  11.10     11.53         673,985       4.21     1.10   1.40    8.31     8.63
Invesco V.I. Comstock Fund Series II    15,115,708  15.32     17.63     326,546,085       1.94     1.10   2.30   14.91    16.29
Invesco V.I. Growth and Income Fund
  Series II                             19,707,806  15.53     17.85     457,564,123       1.29     1.10   2.30   11.45    12.79
Ivy VIP Asset Strategy Class II             36,304   9.68     10.17         364,798       1.55     1.10   1.70   16.29    16.98
Lord Abbett Bond Debenture Portfolio
  Class VC                                 100,074  11.01     11.70       1,159,872       4.31     1.10   1.70    7.38     8.02
Lord Abbett Fundamental Equity
  Portfolio Class VC                        22,863  12.10     12.60         286,796       1.18     1.10   1.40   11.01    11.35
Lord Abbett Growth and Income
  Portfolio Class VC                    10,424,570  15.09     15.11     199,036,637       1.30     1.10   2.30   10.81    12.14
Lord Abbett Mid Cap Stock Portfolio
  Class VC                                 740,010  22.72     23.63      17,441,023       0.58     1.52   1.77    4.96     5.22
Lord Abbett Short Duration Income
  Portfolio Class VC                       119,329  10.02     10.24       1,215,588       3.95     1.10   1.70    0.47     1.07
Morgan Stanley VIF Global
  Infrastructure Portfolio Class II        100,721  10.13     10.90       1,081,536       1.97     1.10   1.70   10.65    11.32
Neuberger Berman AMT US Equity
  Index PutWrite Strategy Portfolio         90,513   9.34      9.69         872,098       0.00     1.10   1.70    4.89     5.52
PIMCO All Asset Portfolio Advisor
  Class                                      3,324  10.88     10.89          36,196       4.06     1.10   1.35   11.86    12.14

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                                December 31, 2017                     For the Year Ended December 31 2017
                                    ----------------------------------------------  ----------------------------------------
                                                                                    Investment    Expense         Total
                                                Unit Value ($)/(a)/                   Income   Ratio (%)/(d)/ Return (%)/(e)/
                                                -------------------      Net          Ratio    -------------- --------------
Sub-accounts                           Units    Lowest    Highest   Assets ($)/(b)/  (%)/(c)/  Lowest Highest Lowest  Highest
------------                        ----------- ------    -------   --------------  ---------- ------ ------- ------  -------
PIMCO Dynamic Bond Portfolio
  Advisor Class                          86,098 10.25      10.41          892,864      1.66     1.10   1.70    3.14     3.76
PIMCO Emerging Markets Bond
  Portfolio Advisor Class                16,871 11.23      11.57          190,856      5.06     1.10   1.40    8.24     8.57
PVC Diversified International
  Account Class 1                        94,227  8.84       9.38          876,588      1.89     1.40   1.80   26.77    27.27
PVC Diversified International
  Account Class 2                        36,975  8.31       8.82          323,635      1.43     1.55   1.95   26.31    26.82
PVC Equity Income Account Class 1       702,864 18.87      20.16       14,019,976      2.22     1.40   1.80   18.92    19.40
PVC Equity Income Account Class 2       460,725 17.67      18.21        8,521,794      1.94     1.52   1.95   18.44    18.95
PVC Government & High Quality
  Bond Account Class 1                  252,736  8.15       8.69        2,153,085      4.13     1.40   1.80    0.06     0.46
PVC Government & High Quality
  Bond Account Class 2                  100,981  7.62       8.11          811,965      3.73     1.55   1.95   -0.45    -0.05
PVC Income Account Class 1              351,551 10.46      11.18        3,884,877      4.35     1.40   1.80    3.25     3.66
PVC Income Account Class 2              174,373  9.87      10.53        1,828,733      4.03     1.55   1.95    2.85     3.26
PVC LargeCap Growth Account
  Class 1                                44,816 13.71      14.65          649,905      0.39     1.40   1.80   32.49    33.02
PVC LargeCap Growth Account
  Class 2                                36,730 12.91      13.76          502,580      0.16     1.55   1.95   31.95    32.48
PVC MidCap Account Class 1               77,069 24.83      26.50        2,006,847      0.55     1.40   1.80   23.28    23.78
PVC MidCap Account Class 2               31,625 23.22      24.76          777,389      0.34     1.55   1.95   22.78    23.27
PVC Principal Capital Appreciation
  Account Class 1                       399,871 25.15      26.85       10,649,159      1.24     1.40   1.80   18.60    19.08
PVC Principal Capital Appreciation
  Account Class 2                        87,707 23.49      25.06        2,181,936      1.04     1.55   1.95   18.14    18.61
PVC Real Estate Securities Account
  Class 1                                11,579 32.59      34.66          400,477      1.66     1.40   1.80    7.25     7.68
PVC Real Estate Securities Account
  Class 2                                 8,507 32.18      33.24          281,058      1.50     1.55   1.70    7.11     7.27
PVC SAM Balanced Portfolio
  Class 1                             1,930,268 16.10      17.19       32,413,454      2.08     1.40   1.80   13.16    13.61
PVC SAM Balanced Portfolio
  Class 2                             1,781,409 15.13      16.22       28,573,506      1.97     1.52   1.95   12.67    13.15
PVC SAM Conservative Balanced
  Portfolio Class 1                     272,930 10.93      11.66        3,135,209      2.82     1.40   1.80    9.48     9.91
PVC SAM Conservative Balanced
  Portfolio Class 2                     317,546 10.28      15.34        3,476,585      2.52     1.52   1.95    9.00     9.47
PVC SAM Conservative Growth
  Portfolio Class 1                     936,499 17.57      18.75       17,121,727      1.57     1.40   1.80   17.65    18.12
PVC SAM Conservative Growth
  Portfolio Class 2                     972,901 16.47      17.61       16,899,421      1.32     1.52   1.95   17.16    17.67
PVC SAM Flexible Income Portfolio
  Class 1                               455,926 12.07      12.90        5,757,746      3.35     1.40   1.80    6.48     6.91
PVC SAM Flexible Income Portfolio
  Class 2                               493,134 11.36      14.96        5,957,226      2.97     1.52   1.95    6.05     6.51
PVC SAM Strategic Growth
  Portfolio Class 1                     186,940 19.54      20.84        3,831,504      1.56     1.40   1.80   20.05    20.53
PVC SAM Strategic Growth
  Portfolio Class 2                     364,554 18.33      19.66        7,050,266      1.21     1.52   1.95   19.60    20.11
PVC Short-Term Income Account
  Class 1                               210,478  7.38       7.89        1,601,410      1.72     1.40   1.80    0.56     0.97
PVC Short-Term Income Account
  Class 2                               106,210  6.95       7.40          776,345      1.84     1.55   1.95   -0.18     0.22
PVC SmallCap Account Class 1             53,912 13.40      14.29          746,306      0.37     1.40   1.80   10.86    11.30
PVC SmallCap Account Class 2             30,689 12.58      13.37          407,370      0.14     1.55   1.95   10.40    10.84
SST SA Allocation Balanced
  Portfolio Class 3                   8,614,951 11.28      14.35      133,341,324      1.59     1.10   2.30    8.02     9.32
SST SA Allocation Growth Portfolio
  Class 3                             3,325,400 10.97      16.19       57,261,512      1.25     1.00   2.15    9.68    15.33
SST SA Allocation Moderate Growth
  Portfolio Class 1                       3,197            11.23           35,910      0.25            0.55            12.31
SST SA Allocation Moderate Growth
  Portfolio Class 3                  13,289,970 10.81      14.92      213,552,544      1.46     1.00   2.30    8.11    12.54
SST SA Allocation Moderate
  Portfolio Class 1                       1,802            11.08           19,973      0.00            0.55            10.83
SST SA Allocation Moderate
  Portfolio Class 3                  11,808,264  1.46       4.67      188,107,096      1.47     0.30   1.50    9.50    10.83
SST SA Columbia Focused Growth
  Portfolio Class 3                      14,626 11.96      12.34          179,884      0.00     1.10   1.40   33.03    33.43
SST SA Columbia Focused Value
  Portfolio Class 3                       6,117 12.89      13.94           83,448      1.47     1.10   1.70   19.35    20.07
SST SA Multi-Managed Diversified
  Fixed Income Portfolio Class 3         24,999 10.23      10.41          254,806      2.61     1.10   1.40    2.29     2.60
SST SA Multi-Managed International
  Equity Portfolio Class 3               33,506 11.33      11.39          378,935      2.26     1.10   1.40   24.66    25.04
SST SA Multi-Managed Large Cap
  Growth Portfolio Class 3               11,138 13.14      13.91          147,016      0.29     1.10   1.40   25.61    25.99
SST SA Multi-Managed Large Cap
  Value Portfolio Class 3                13,111 11.89      12.39          158,154      2.08     1.10   1.40   12.45    12.78
SST SA Multi-Managed Mid Cap
  Growth Portfolio Class 3               29,424 12.56      13.42          385,834      0.00     1.10   1.40   24.25    24.62
SST SA Multi-Managed Mid Cap
  Value Portfolio Class 3                27,143 11.75      12.49          331,327      1.01     1.10   1.40   11.07    11.40
SST SA Multi-Managed Small Cap
  Portfolio Class 3                      13,747 11.32      12.93          172,473      0.14     1.10   1.70    8.37     9.02
SST SA Putnam Asset Allocation
  Diversified Growth Portfolio
  Class 3                             2,015,324 12.07      12.21       24,488,106      2.40     1.00   1.95   17.19    18.30
SST SA T. Rowe Price Growth Stock
  Portfolio Class 3                      18,852 12.93      14.87          275,162      0.00     1.10   1.70   30.65    31.43
SST SA Wellington Real Return
  Portfolio Class 1                          --            10.12               --      0.00            0.80             1.22
SST SA Wellington Real Return
  Portfolio Class 3                  26,817,930 10.02      10.54      304,273,375      2.16     1.00   2.30   -0.38     0.24
SAST SA AB Growth Portfolio
  Class 1                             2,256,069 20.99      79.95      178,356,404      0.04     1.52   1.77   29.69    30.01
SAST SA AB Growth Portfolio
  Class 2                               257,411 72.49      79.71       19,887,731      0.00     1.40   1.97   29.24    29.97
SAST SA AB Growth Portfolio
  Class 3                             2,291,734 19.61      23.04      107,720,106      0.00     1.10   2.30   28.69    30.23
SAST SA AB Small & Mid Cap
  Value Portfolio Class 2               361,455 37.07      39.74       14,272,200      0.21     1.52   1.97   10.72    11.21
SAST SA AB Small & Mid Cap
  Value Portfolio Class 3            14,140,741 15.78      21.80      417,732,726      0.14     1.10   2.30   10.24    11.57
SAST SA American Funds Asset
  Allocation Portfolio Class 1            7,360            11.24           82,743      0.00            0.55            12.42
SAST SA American Funds Asset
  Allocation Portfolio Class 3       28,637,415 14.04      16.39      509,770,442      0.84     1.00   2.30   13.26    14.74
SAST SA American Funds Global
  Growth Portfolio Class 3           19,761,382 15.59      19.31      408,793,177      0.92     1.10   2.30   28.13    29.67
SAST SA American Funds Growth
  Portfolio Class 3                  15,275,769 17.40      20.03      328,360,182      0.45     1.10   2.30   25.04    26.54
SAST SA American Funds Growth-
  Income Portfolio Class 3           13,148,407 16.55      18.30      257,275,092      1.57     1.10   2.30   19.26    20.70
SAST SA American Funds VCP
  Managed Asset Allocation
  Portfolio Class 1                         547            11.13            6,092      0.00            0.55            11.34
SAST SA American Funds VCP
  Managed Asset Allocation
  Portfolio Class 3                 104,730,830 10.75      13.44    1,465,252,211      0.78     1.00   2.15    7.45    12.03
SAST SA BlackRock VCP Global
  Multi Asset Portfolio Class 1              -- 10.97      10.99               --      0.00     0.55   0.80    9.65     9.90
SAST SA BlackRock VCP Global
  Multi Asset Portfolio Class 3      55,477,093 10.60      11.32      637,444,039      0.01     1.00   2.15    6.01     9.67

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                                  December 31, 2017                     For the Year Ended December 31 2017
                                       ---------------------------------------------  ----------------------------------------
                                                                                      Investment    Expense         Total
                                                  Unit Value ($)/(a)/                   Income   Ratio (%)/(d)/ Return (%)/(e)/
                                                  -------------------      Net          Ratio    -------------- --------------
Sub-accounts                             Units    Lowest    Highest   Assets ($)/(b)/  (%)/(c)/  Lowest Highest Lowest  Highest
------------                           ---------- ------    -------   --------------  ---------- ------ ------- ------  -------
SAST SA Boston Company Capital
  Growth Portfolio Class 1                326,681 13.66      14.25        4,643,287      0.30     1.52   1.77   21.63    21.93
SAST SA Boston Company Capital
  Growth Portfolio Class 2                102,463 12.99      13.92        1,409,011      0.15     1.52   1.97   21.20    21.75
SAST SA Boston Company Capital
  Growth Portfolio Class 3              2,989,482 12.64      15.57       44,215,953      0.09     1.10   2.17   20.84    22.14
SAST SA Columbia Technology
  Portfolio Class 1                     2,093,063  5.85       6.11       12,769,743      0.00     1.52   1.77   32.82    33.16
SAST SA Columbia Technology
  Portfolio Class 2                       730,919  5.54       6.07        4,319,847      0.00     1.40   1.97   32.36    33.11
SAST SA Columbia Technology
  Portfolio Class 3                     3,895,817 23.66      24.41       45,653,006      0.00     1.10   2.30   31.80    33.38
SAST SA DFA Ultra Short Bond
  Portfolio Class 1                     2,228,471  9.99      11.39       26,448,880      0.30     0.80   1.77   -1.05    -0.15
SAST SA DFA Ultra Short Bond
  Portfolio Class 2                       560,787 10.83      11.60        6,436,847      0.11     1.52   1.97   -1.40    -0.95
SAST SA DFA Ultra Short Bond
  Portfolio Class 3                    15,005,045  7.96       9.43      145,166,212      0.03     1.00   2.30   -1.82    -0.54
SAST SA Dogs of Wall Street
  Portfolio Class 1                       894,760 29.70      30.99       27,695,274      2.24     1.52   1.77   16.74    17.03
SAST SA Dogs of Wall Street
  Portfolio Class 2                       207,186 28.29      30.29        6,220,861      2.12     1.52   1.97   16.33    16.86
SAST SA Dogs of Wall Street
  Portfolio Class 3                     4,536,213 16.67      23.50      118,646,939      2.13     1.10   2.30   15.84    17.23
SAST SA Federated Corporate Bond
  Portfolio Class 1                     1,705,764 29.97      31.29       53,276,131      4.40     1.52   1.77    4.77     5.03
SAST SA Federated Corporate Bond
  Portfolio Class 2                       511,063 28.47      30.55       15,464,857      4.06     1.52   1.97    4.41     4.88
SAST SA Federated Corporate Bond
  Portfolio Class 3                    30,602,211 11.34      16.09      644,587,323      4.29     1.00   2.30    3.96     5.32
SAST SA Fidelity Institutional AM(R)
  Real Estate Portfolio Class 1           630,704 35.96      37.52       23,652,055      2.74     1.52   1.77    3.54     3.80
SAST SA Fidelity Institutional AM(R)
  Real Estate Portfolio Class 2           151,544 34.17      36.63        5,498,633      2.54     1.52   1.97    3.18     3.64
SAST SA Fidelity Institutional AM(R)
  Real Estate Portfolio Class 3         9,501,089 11.92      12.54      182,914,559      2.60     1.10   2.30    2.74     3.98
SAST SA Fixed Income Index
  Portfolio Class 3                       100,488 10.01      10.02        1,006,326      0.00     1.15   1.70    0.07     0.20
SAST SA Fixed Income Intermediate
  Index Portfolio Class 3                  81,380  9.91       9.92          807,053      0.00     1.15   1.55   -0.89    -0.80
SAST SA Franklin Small Company
  Value Portfolio Class 3               9,350,466 14.95      17.87      172,345,919      0.39     1.10   2.30    7.06     8.35
SAST SA Goldman Sachs Global
  Bond Portfolio Class 1                  894,435 14.31      22.74       20,275,282      2.93     1.52   1.77    4.94     5.20
SAST SA Goldman Sachs Global
  Bond Portfolio Class 2                  190,433 20.71      22.18        4,181,119      2.66     1.52   1.97    4.58     5.05
SAST SA Goldman Sachs Global
  Bond Portfolio Class 3               16,333,967  9.95      11.49      232,541,688      2.79     1.00   2.30    4.13     5.49
SAST SA Goldman Sachs Multi-Asset
  Insights Portfolio Class 3               66,524 10.29      10.30          684,988      0.22     1.15   1.55    2.89     2.99
SAST SA Index Allocation 60-40
  Portfolio Class 1                         3,296            11.09           36,553      0.90            0.55            10.91
SAST SA Index Allocation 60-40
  Portfolio Class 3                     2,196,778 10.95      11.02       24,151,784      0.68     1.00   1.70    9.52    10.21
SAST SA Index Allocation 80-20
  Portfolio Class 1                            --            11.40               --      0.00            0.55            13.96
SAST SA Index Allocation 80-20
  Portfolio Class 3                     5,324,505 11.25      11.32       60,146,364      1.07     1.00   1.70   12.54    13.25
SAST SA Index Allocation 90-10
  Portfolio Class 1                        12,090            11.57          139,833      0.00            0.55            15.66
SAST SA Index Allocation 90-10
  Portfolio Class 3                    14,744,972 11.40      11.49      169,041,332      1.05     1.00   1.95   13.96    14.93
SAST SA International Index Portfolio
  Class 3                                  13,191 10.33      10.35          136,435      1.80     1.15   1.80    3.32     3.48
SAST SA Invesco Growth
  Opportunities Portfolio Class 1         658,025 11.15      11.63        7,644,244      0.00     1.52   1.77   22.67    22.97
SAST SA Invesco Growth
  Opportunities Portfolio Class 2         232,088 10.58      11.37        2,613,375      0.00     1.52   1.97   22.24    22.79
SAST SA Invesco Growth
  Opportunities Portfolio Class 3       9,032,810 15.11      20.09      138,642,573      0.00     1.10   2.30   21.72    23.18
SAST SA Invesco VCP Equity-
  Income Portfolio Class 3             95,069,578 10.65      12.85    1,265,407,256      0.90     1.00   2.15    6.50     7.66
SAST SA Janus Focused Growth
  Portfolio Class 1                       521,692 21.58      22.52       11,733,946      0.00     1.52   1.77   27.88    28.20
SAST SA Janus Focused Growth
  Portfolio Class 2                       429,263 21.12      21.97        9,363,245      0.00     1.52   1.77   27.69    28.00
SAST SA Janus Focused Growth
  Portfolio Class 3                     4,844,465 15.20      18.50       99,116,815      0.00     1.10   2.30   26.89    28.41
SAST SA JPMorgan Diversified
  Balanced Portfolio Class 1            1,516,772 15.38      28.44       42,911,852      1.59     1.52   1.77   12.56    12.84
SAST SA JPMorgan Diversified
  Balanced Portfolio Class 2              285,880 25.89      27.75        7,830,579      1.41     1.52   1.97   12.17    12.67
SAST SA JPMorgan Diversified
  Balanced Portfolio Class 3            6,121,123 13.96      16.50      119,496,366      1.45     1.00   2.30   11.69    13.14
SAST SA JPMorgan Emerging
  Markets Portfolio Class 1             1,104,487 21.59      33.73       24,911,399      2.05     1.52   1.77   39.79    40.14
SAST SA JPMorgan Emerging
  Markets Portfolio Class 2               190,908 20.50      21.99        4,158,759      1.89     1.52   1.97   39.31    39.93
SAST SA JPMorgan Emerging
  Markets Portfolio Class 3             7,650,357 11.46      12.48      126,652,852      1.74     1.10   2.30   38.71    40.38
SAST SA JPMorgan Equity-Income
  Portfolio Class 1                     2,083,378 18.30      60.17      123,687,488      2.07     1.52   1.77   16.22    16.51
SAST SA JPMorgan Equity-Income
  Portfolio Class 2                       154,933 54.59      58.65        8,988,827      1.91     1.52   1.97   15.81    16.34
SAST SA JPMorgan Equity-Income
  Portfolio Class 3                     6,070,332 16.15      18.15      140,944,540      1.91     1.10   2.30   15.32    16.71
SAST SA JPMorgan Global Equities
  Portfolio Class 1                     1,235,550 32.66      34.08       41,995,898      1.81     1.52   1.77   22.17    22.47
SAST SA JPMorgan Global Equities
  Portfolio Class 2                       114,017 31.12      33.99        3,790,728      1.68     1.40   1.97   21.74    22.44
SAST SA JPMorgan Global Equities
  Portfolio Class 3                     1,565,465 14.10      14.28       30,823,302      1.59     1.10   2.30   21.22    22.68
SAST SA JPMorgan MFS Core Bond
  Portfolio Class 1                     1,278,053 28.32      29.50       37,655,182      2.31     1.52   1.77    2.13     2.39
SAST SA JPMorgan MFS Core Bond
  Portfolio Class 2                       221,946 27.62      28.78        6,341,421      2.18     1.52   1.77    1.98     2.23
SAST SA JPMorgan MFS Core Bond
  Portfolio Class 3                    43,011,014 10.19      12.97      703,755,258      2.16     1.00   2.30    1.34     2.66
SAST SA JPMorgan Mid-Cap Growth
  Portfolio Class 1                     1,337,546 14.42      25.24       33,512,190      0.00     1.52   1.77   27.38    27.70
SAST SA JPMorgan Mid-Cap Growth
  Portfolio Class 2                       525,997 22.94      25.16       12,833,247      0.00     1.40   1.97   26.94    27.66
SAST SA JPMorgan Mid-Cap Growth
  Portfolio Class 3                     4,655,356 16.73      22.92      112,694,882      0.00     1.10   2.30   26.39    27.91
SAST SA Large Cap Index Portfolio
  Class 3                                 553,199 10.48      10.49        5,798,341      0.00     1.15   1.55    4.81     4.91
SAST SA Legg Mason BW Large Cap
  Value Portfolio Class 1               4,994,805 23.04      69.68      345,232,161      1.76     1.52   1.77   18.46    18.76
SAST SA Legg Mason BW Large Cap
  Value Portfolio Class 2                 638,187 63.27      69.46       43,046,918      1.59     1.40   1.97   18.05    18.72
SAST SA Legg Mason BW Large Cap
  Value Portfolio Class 3              12,159,415 15.98      17.50      413,453,388      1.54     1.10   2.30   17.55    18.96
SAST SA Legg Mason Tactical
  Opportunities Class 1                     2,314            10.31           23,851      0.36            0.55             3.05
SAST SA Legg Mason Tactical
  Opportunities Class 3                   283,268 10.28      10.29        2,912,461      0.27     1.15   1.55    2.76     2.85
SAST SA MFS Blue Chip Growth
  Portfolio Class 1                       628,960 12.30      15.61        8,154,326      0.72     1.52   1.77   24.81    25.13
SAST SA MFS Blue Chip Growth
  Portfolio Class 2                       224,398 11.72      12.55        2,793,112      0.53     1.52   1.97   24.38    24.94

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                                 December 31, 2017                     For the Year Ended December 31 2017
                                     ----------------------------------------------  ----------------------------------------
                                                                                     Investment    Expense         Total
                                                 Unit Value ($)/(a)/                   Income   Ratio (%)/(d)/ Return (%)/(e)/
                                                 -------------------      Net          Ratio    -------------- --------------
Sub-accounts                            Units    Lowest    Highest   Assets ($)/(b)/  (%)/(c)/  Lowest Highest Lowest  Highest
------------                         ----------- ------    -------   --------------  ---------- ------ ------- ------  -------
SAST SA MFS Blue Chip Growth
  Portfolio Class 3                    5,856,762 17.43      19.34       99,386,742      0.47     1.10   2.30   23.85    25.34
SAST SA MFS Massachusetts
  Investors Trust Portfolio Class 1    1,037,465 21.12      48.03       49,594,539      1.04     1.52   1.77   21.26    21.56
SAST SA MFS Massachusetts
  Investors Trust Portfolio Class 2      179,689 43.89      46.92        8,355,736      0.85     1.52   1.97   20.84    21.38
SAST SA MFS Massachusetts
  Investors Trust Portfolio Class 3    9,771,722 16.01      19.81      261,223,335      0.81     1.10   2.30   20.32    21.77
SAST SA MFS Telecom Utility
  Portfolio Class 1                      422,559 25.45      26.55       11,206,865      2.68     1.52   1.77   12.99    13.27
SAST SA MFS Telecom Utility
  Portfolio Class 2                       47,993 24.93      25.92        1,227,250      2.48     1.52   1.77   12.82    13.10
SAST SA MFS Telecom Utility
  Portfolio Class 3                    1,112,532 12.43      17.55       22,400,428      2.41     1.10   2.30   12.11    13.46
SAST SA MFS Total Return
  Portfolio Class 1                    2,420,528 20.10      44.95      107,789,576      2.46     1.52   1.77   10.26    10.54
SAST SA MFS Total Return
  Portfolio Class 2                      663,581 40.91      43.88       28,831,401      2.29     1.52   1.97    9.88    10.37
SAST SA MFS Total Return
  Portfolio Class 3                    6,814,323 13.40      15.36      177,549,051      2.28     1.00   2.30    9.41    10.84
SAST SA Mid Cap Index Portfolio
  Class 3                                 16,855 10.43      10.45          176,136      0.60     1.15   1.95    4.35     4.54
SAST SA Morgan Stanley
  International Equities Portfolio
  Class 1                              1,839,686 15.72      16.40       30,148,322      1.20     1.52   1.77   22.86    23.17
SAST SA Morgan Stanley
  International Equities Portfolio
  Class 2                                635,865 14.95      16.02       10,105,910      1.03     1.52   1.97   22.43    22.98
SAST SA Morgan Stanley
  International Equities Portfolio
  Class 3                              8,553,906 11.09      11.41      123,218,042      0.97     1.10   2.30   21.91    23.37
SAST SA Oppenheimer Main Street
  Large Cap Portfolio Class 1            681,584 36.63      38.23       26,027,800      1.03     1.52   1.77   14.83    15.11
SAST SA Oppenheimer Main Street
  Large Cap Portfolio Class 2             99,114 34.75      37.32        3,671,426      0.84     1.52   1.97   14.43    14.94
SAST SA Oppenheimer Main Street
  Large Cap Portfolio Class 3          2,416,386 16.10      18.07       59,024,297      0.83     1.10   2.30   13.94    15.31
SAST SA PIMCO VCP Tactical
  Balanced Portfolio Class 1                  --            11.37               --      0.00            0.55            13.72
SAST SA PIMCO VCP Tactical
  Balanced Portfolio Class 3          90,455,794 10.92      12.53    1,173,983,269      0.19     1.00   2.15    9.16    13.72
SAST SA PineBridge High-Yield
  Bond Portfolio Class 1               1,156,588 31.58      32.91       38,016,279      9.09     1.52   1.77    7.81     8.08
SAST SA PineBridge High-Yield
  Bond Portfolio Class 2                 246,858 29.89      32.11        7,827,063      8.89     1.52   1.97    7.44     7.92
SAST SA PineBridge High-Yield
  Bond Portfolio Class 3               5,860,995 11.97      14.54      116,360,217      0.00     1.10   2.30    6.98     8.27
SAST SA Putnam International
  Growth and Income Portfolio
  Class 1                              1,625,391 12.54      18.24       29,412,803      1.53     1.52   1.77   22.32    22.62
SAST SA Putnam International
  Growth and Income Portfolio
  Class 2                                292,252 16.68      17.83        5,160,572      1.37     1.52   1.97   21.89    22.44
SAST SA Putnam International
  Growth and Income Portfolio
  Class 3                              7,426,724  9.62      11.79      115,766,412      1.23     1.10   2.30   21.37    22.83
SAST SA Schroders VCP Global
  Allocation Portfolio Class 1            14,826            11.14          165,195      0.00            0.55            11.43
SAST SA Schroders VCP Global
  Allocation Portfolio Class 3        44,083,192 10.79      11.87      532,884,307      0.00     1.00   2.30    7.92    10.53
SAST SA Small Cap Index Portfolio
  Class 3                                 12,405 10.14      10.16          125,918      0.23     1.15   1.95    1.38     1.57
SAST SA T. Rowe Price Asset
  Allocation Growth Portfolio
  Class 3                                521,341 10.28      10.29        5,363,729      0.20     1.15   1.70    2.78     2.92
SAST SA T. Rowe Price VCP
  Balanced Portfolio Class 3          75,659,289 11.03      12.19      939,117,877      0.03     0.85   2.30   10.31    16.21
SAST SA Templeton Foreign Value
  Portfolio Class 2                      624,363 19.93      21.64       13,450,684      2.52     1.52   1.97   19.22    19.75
SAST SA Templeton Foreign Value
  Portfolio Class 3                   26,653,126 11.18      11.72      405,761,879      2.44     1.10   2.30   18.71    20.14
SAST SA VCP Dynamic Allocation
  Portfolio Class 1                        2,865 11.65      11.68           33,454      1.11     0.55   0.80   16.52    16.78
SAST SA VCP Dynamic Allocation
  Portfolio Class 3                  661,860,534 11.17      13.64    9,416,742,282      1.10     1.00   2.15   11.65    17.40
SAST SA VCP Dynamic Strategy
  Portfolio Class 1                        2,896            11.55           33,455      1.08            0.55            15.53
SAST SA VCP Dynamic Strategy
  Portfolio Class 3                  429,754,292 11.10      13.46    6,014,279,127      1.07     1.00   2.15   11.02    15.85
SAST SA VCP Index Allocation
  Portfolio Class 3                      948,845 10.38      10.40        9,859,521      0.29     1.00   1.95    3.76     3.98
SAST SA WellsCap Aggressive
  Growth Portfolio Class 1               908,624 13.65      26.90       24,394,787      0.00     1.52   1.77   27.32    27.64
SAST SA WellsCap Aggressive
  Growth Portfolio Class 2               115,170 24.44      26.22        2,993,503      0.00     1.52   1.97   26.88    27.45
SAST SA WellsCap Aggressive
  Growth Portfolio Class 3             1,335,480 15.51      15.64       25,328,561      0.00     1.10   2.30   26.33    27.85
SAST SA WellsCap Fundamental
  Growth Portfolio Class 1             1,099,281 35.11      36.63       40,191,723      0.27     1.52   1.77   33.31    33.64
SAST SA WellsCap Fundamental
  Growth Portfolio Class 2                67,911 33.28      35.73        2,394,692      0.13     1.52   1.97   32.84    33.44
SAST SA WellsCap Fundamental
  Growth Portfolio Class 3             1,980,283 16.75      19.06       59,517,003      0.02     1.10   2.30   32.28    33.87
VALIC Company I Global Social
  Awareness Fund                          76,390 12.46      12.94          979,815      1.33     1.10   1.40   21.01    21.37
VALIC Company I International
  Equities Index Fund                    410,941 11.50      11.59        4,727,345      2.29     1.10   1.40   22.63    22.99
VALIC Company I Mid Cap Index
  Fund                                   275,964 13.04      13.98        3,780,228      0.97     1.10   1.40   14.30    14.64
VALIC Company I Nasdaq-100
  Index Fund                             161,740 13.74      15.59        2,472,309      0.65     1.10   1.70   30.07    30.85
VALIC Company I Small Cap Index
  Fund                                   234,208 12.59      14.02        3,155,328      0.86     1.10   1.40   12.79    13.13
VALIC Company I Stock Index Fund         822,663 12.66      13.85       11,281,677      1.43     1.10   1.70   19.37    20.09

                                                    December 31, 2016                    For the Year Ended December 31 2016
                                         --------------------------------------------  ----------------------------------------
                                                                                       Investment    Expense         Total
                                                   Unit Value ($)/(a)/                   Income   Ratio (%)/(d)/ Return (%)/(e)/
                                                   -------------------      Net          Ratio    -------------- --------------
Sub-accounts                               Units   Lowest    Highest   Assets ($)/(b)/  (%)/(c)/  Lowest Highest Lowest  Highest
------------                             --------- ------    -------   --------------  ---------- ------ ------- ------  -------
American Funds IS Asset Allocation Fund
  Class 2                                2,492,696  23.79     24.65      61,334,068       1.55     1.52   1.77    7.50     7.76
American Funds IS Asset Allocation Fund
  Class 3                                  470,444  73.48     74.91      35,208,315       1.61     1.30   1.40    7.97     8.07
American Funds IS Capital Income
  Builder Class 4                          127,777   9.45      9.89       1,258,272       3.23     1.10   1.70    2.04     2.65
American Funds IS Global Growth Fund
  Class 2                                5,013,782  31.28     33.37     166,224,486       0.85     1.52   1.97   -1.34    -0.89
American Funds IS Growth Fund Class 2    7,384,493  31.58     33.67     246,740,667       0.73     1.52   1.97    7.36     7.84
American Funds IS Growth Fund Class 3      586,505 306.81    312.74     183,295,257       0.79     1.30   1.40    8.04     8.15
American Funds IS Growth-Income Fund
  Class 2                                8,729,063  27.05     28.85     250,139,701       1.40     1.52   1.97    9.35     9.84
American Funds IS Growth-Income Fund
  Class 3                                  721,420 212.21    216.31     155,902,692       1.46     1.30   1.40   10.05    10.16
American Funds IS High-Income Bond
  Fund Class 3                             125,945  99.31    101.23      12,743,372       6.13     1.30   1.40   16.05    16.17
American Funds IS International Fund
  Class 3                                  477,077  54.97     56.04      26,709,811       1.33     1.30   1.40    2.14     2.24

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                          December 31, 2016                     For the Year Ended December 31 2016
                               ---------------------------------------------  ----------------------------------------
                                                                              Investment    Expense         Total
                                          Unit Value ($)/(a)/                   Income   Ratio (%)/(d)/ Return (%)/(e)/
                                          -------------------      Net          Ratio    -------------- --------------
Sub-accounts                     Units    Lowest    Highest   Assets ($)/(b)/  (%)/(c)/  Lowest Highest Lowest  Highest
------------                   ---------- ------    -------   --------------  ---------- ------ ------- ------  -------
American Funds IS Ultra-Short
  Bond Fund Class 3               198,630 19.49      19.86       3,944,222       0.00     1.30   1.40   -1.48    -1.38
American Funds IS US
  Government/ AAA-Rated
  Securities Fund Class 3         259,915 39.63      40.40      10,492,781       1.43     1.30   1.40   -0.17    -0.07
AST SA BlackRock Multi-Asset
  Income Portfolio Class 3        367,303 10.27      10.93       4,147,291       3.46     1.10   2.30    3.86     5.11
AST SA PGI Asset Allocation
  Portfolio Class 1             2,299,860 37.85      39.36      90,508,614       2.78     1.52   1.77    8.84     9.11
AST SA PGI Asset Allocation
  Portfolio Class 2               146,465 35.98      38.47       5,542,476       2.56     1.52   1.97    8.46     8.95
AST SA PGI Asset Allocation
  Portfolio Class 3             1,624,960 11.98      14.90      37,824,677       2.54     1.10   2.30    7.99     9.29
AST SA Wellington Capital
  Appreciation Portfolio
  Class 1                       2,649,737 24.87      95.66     249,778,064       0.00     1.52   1.77    0.20     0.45
AST SA Wellington Capital
  Appreciation Portfolio
  Class 2                         425,984 88.63      95.13      39,599,243       0.00     1.40   1.97   -0.15     0.42
AST SA Wellington Capital
  Appreciation Portfolio
  Class 3                       9,920,776 14.26      21.67     397,797,256       0.00     1.10   2.30   -0.58     0.62
AST SA Wellington Government
  and Quality Bond Portfolio
  Class 1                       3,038,083 13.95      21.25      64,177,183       1.42     1.52   1.77   -0.31    -0.06
AST SA Wellington Government
  and Quality Bond Portfolio
  Class 2                       1,205,009 19.46      20.80      24,863,926       1.18     1.52   1.97   -0.66    -0.21
AST SA Wellington Government
  and Quality Bond Portfolio
  Class 3                      34,857,836 10.00      11.25     532,095,378       1.21     1.10   2.30   -1.08     0.11
AST SA Wellington Growth
  Portfolio Class 1             1,220,490 49.03      51.02      62,200,041       1.00     1.52   1.77    5.52     5.78
AST SA Wellington Growth
  Portfolio Class 2               344,929 46.81      49.94      17,064,576       0.80     1.52   1.97    5.15     5.63
AST SA Wellington Growth
  Portfolio Class 3             2,396,140 12.86      44.29      83,328,327       0.74     1.10   2.17    4.84     5.96
AST SA Wellington Natural
  Resources Portfolio Class 1     589,517 37.64      39.17      23,071,675       4.21     1.52   1.77   27.69    28.00
AST SA Wellington Natural
  Resources Portfolio Class 2     141,328 35.95      38.44       5,344,708       4.22     1.52   1.97   27.24    27.81
AST SA Wellington Natural
  Resources Portfolio Class 3   4,084,353  7.49       8.42      69,625,125       4.02     1.10   2.30   26.70    28.22
AST SA Wellington Strategic
  Multi-Asset Portfolio
  Class 3                          36,876  9.91       9.92         365,573       0.00     1.15   1.30   -1.34    -1.30
BlackRock Global Allocation
  V.I. Fund Class III             219,791  9.47       9.97       2,130,989       1.25     1.10   1.70    2.06     2.67
BlackRock iShares Alternative
  Strategies VI Fund Class III     98,350  9.70      10.43       1,005,132       3.10     1.10   1.70    4.43     5.06
BlackRock iShares Dynamic
  Allocation V.I. Fund
  Class III                        34,361  9.49      10.05         341,871       2.06     1.10   1.70    4.38     5.00
BLK iShares Dynamic Fixed
  Income VI Fund Class III         11,664  9.87      10.00         115,871       2.36     1.10   1.40    1.89     2.19
BLK iShares Equity
  Appreciation VI Fund
  Class III                        14,686  9.51       9.97         143,427       1.80     1.10   1.40    7.54     7.86
Columbia VP Asset Allocation
  Fund Class 1                     45,110 16.00      16.63         749,358       2.23     1.52   1.77    3.52     3.77
Columbia VP Dividend
  Opportunity Fund Class 1        103,609 16.40      17.07       1,758,478       0.00     1.52   1.77   11.68    11.96
Columbia VP Emerging Markets
  Bond Fund Class 2                   206 10.15      10.25           2,111       4.42     1.10   1.70    9.21     9.86
Columbia VP Income
  Opportunities Fund Class 1      559,044 22.96      24.93      13,688,680      10.22     1.52   2.17    8.56     9.26
Columbia VP Large Cap Growth
  Fund Class 1                  2,242,342 10.41      10.46      23,434,619       0.00     1.52   2.17    4.13     4.59
Columbia VP Limited Duration
  Credit Fund Class 2               2,720             9.91          26,949       9.90            1.10             4.13
Columbia VP Loomis Sayles
  Growth Fund Class 1             161,969 10.43      10.45       1,691,351       0.00     1.52   1.77    4.29     4.46
Columbia VP Mid Cap Growth
  Opportunity Fund Class 1         21,650 15.05      17.03         362,690       0.00     1.52   2.02    0.25     0.75
Columbia VP Overseas Core
  Fund Class 2                    131,396  9.69       9.71       1,275,309       1.12     1.52   1.77   -3.09    -2.93
Columbia VP Small Company
  Growth Fund Class 1              36,596 17.88      18.61         677,629       0.00     1.52   1.77   10.77    11.05
FTVIP Franklin Founding Funds
  Allocation VIP Fund Class 2   3,615,670 12.04      13.41      46,566,420       3.84     1.10   2.30   10.61    11.95
FTVIP Franklin Income VIP
  Fund Class 2                 10,442,843 12.92      14.42     144,932,320       4.79     1.10   2.30   11.44    12.78
FTVIP Franklin Strategic
  Income VIP Fund Class 2          63,662  9.88       9.99         630,437       3.55     1.10   1.70    6.12     6.76
Goldman Sachs VIT Global
  Trends Allocation Fund
  Service Class                     3,937             9.79          38,529       0.26            1.10             3.20
Goldman Sachs VIT Government
  Money Market Fund Service
  Class                         5,594,375  9.87       9.93      55,423,130       0.02     1.10   1.95   -1.27    -0.70
Goldman Sachs VIT
  Multi-Strategy Alternatives
  Portfolio Advisor Class          85,350  9.16       9.17         780,226       0.84     1.10   1.70   -1.41    -0.82
Goldman Sachs VIT Strategic
  Income Fund Advisor Class        21,309  9.44       9.74         203,632       1.97     1.10   1.35   -0.61    -0.36
Invesco V.I. American
  Franchise Fund Series II        977,733 13.72      17.18      16,946,377       0.00     1.10   2.30   -0.30     0.90
Invesco V.I. Balanced-Risk
  Allocation Fund Series II        36,089 10.25      10.61         375,051       0.20     1.10   1.40    9.97    10.30
Invesco V.I. Comstock Fund
  Series II                    16,979,208 13.17      15.34     318,217,781       1.28     1.10   2.30   14.33    15.71
Invesco V.I. Growth and
  Income Fund Series II        21,778,769 13.76      16.02     452,698,782       0.87     1.10   2.30   16.72    18.13
Ivy VIP Asset Strategy
  Class II                         38,574  8.32       8.69         330,670       0.50     1.10   1.70   -4.21    -3.63
Lord Abbett Bond Debenture
  Portfolio Class VC               93,065 10.26      10.83         999,703       6.24     1.10   1.70   10.25    10.91
Lord Abbett Fundamental
  Equity Portfolio Class VC        16,046            11.31         181,508       1.23            1.10            14.48
Lord Abbett Growth and Income
  Portfolio Class VC           11,722,972 13.48      13.62     201,147,166       1.44     1.10   2.30   14.46    15.84
Lord Abbett Mid Cap Stock
  Portfolio Class VC              848,772 21.64      22.46      19,014,948       0.48     1.52   1.77   14.36    14.64
Lord Abbett Short Duration
  Income Portfolio Class VC        82,407  9.98      10.13         831,951       2.42     1.10   1.70    1.73     2.34
Morgan Stanley VIF Global
  Infrastructure Portfolio
  Class II                         86,395  9.16       9.80         832,603       1.83     1.10   1.70   13.03    13.71
Neuberger Berman AMT US
  Equity Index PutWrite
  Strategy Portfolio               86,558  8.91       9.18         791,223       0.00     1.10   1.70   -2.32    -1.73
PIMCO All Asset Portfolio
  Advisor Class                     4,141  9.71       9.86          40,334       2.19     1.10   1.40   11.34    11.67
PIMCO Dynamic Bond Portfolio
  Advisor Class                    73,697  9.93      10.03         737,334       1.76     1.10   1.70    2.87     3.49
PIMCO Emerging Markets Bond
  Portfolio Advisor Class          12,726 10.35      10.69         132,663       3.99     1.10   1.40   11.63    11.96
PVC Diversified International
  Account Class 1                 104,876  6.98       7.37         767,571       2.11     1.40   1.80   -1.43    -1.03
PVC Diversified International
  Account Class 2                  52,785  6.58       6.96         362,771       2.04     1.55   1.95   -1.82    -1.42
PVC Equity Income Account
  Class 1                         808,983 15.87      16.88      13,498,791       2.67     1.40   1.80   13.66    14.11
PVC Equity Income Account
  Class 2                         540,798 14.91      15.31       8,425,726       2.48     1.52   1.95   13.21    13.70
PVC Government & High Quality
  Bond Account Class 1            303,754  8.14       8.65       2,572,503       3.56     1.40   1.80   -0.01     0.39
PVC Government & High Quality
  Bond Account Class 2            107,931  7.65       8.11         868,977       3.60     1.55   1.95   -0.41    -0.02
PVC Income Account Class 1        388,160 10.13      10.78       4,140,656       4.54     1.40   1.80    3.84     4.25
PVC Income Account Class 2        200,256  9.60      10.20       2,034,448       4.71     1.55   1.95    3.49     3.90
PVC LargeCap Growth Account
  Class 1                          46,464 10.35      11.01         506,909       0.26     1.40   1.80   -6.82    -6.45
PVC LargeCap Growth Account
  Class 2                          37,831  9.79      10.39         390,805       0.08     1.55   1.95   -7.20    -6.83

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                                   December 31, 2016                     For the Year Ended December 31 2016
                                        ---------------------------------------------  ----------------------------------------
                                                                                       Investment    Expense         Total
                                                   Unit Value ($)/(a)/                   Income   Ratio (%)/(d)/ Return (%)/(e)/
                                                   -------------------      Net          Ratio    -------------- --------------
Sub-accounts                              Units    Lowest    Highest   Assets ($)/(b)/  (%)/(c)/  Lowest Highest Lowest  Highest
------------                            ---------- ------    -------   --------------  ---------- ------ ------- ------  -------
PVC MidCap Account Class 1                  85,276 20.14      21.41        1,795,986      0.40     1.40   1.80    8.40     8.84
PVC MidCap Account Class 2                  32,010 18.91      20.09          637,942      0.12     1.55   1.95    7.99     8.42
PVC Principal Capital Appreciation
  Account Class 1                          440,632 21.20      22.55        9,859,066      1.08     1.40   1.80    7.17     7.60
PVC Principal Capital Appreciation
  Account Class 2                           92,625 19.88      21.12        1,942,782      0.84     1.55   1.95    6.76     7.18
PVC Real Estate Securities Account
  Class 1                                   13,147 30.39      32.19          421,391      1.42     1.40   1.80    3.96     4.38
PVC Real Estate Securities Account
  Class 2                                    8,136 30.05      30.99          250,660      1.22     1.55   1.70    3.76     3.91
PVC SAM Balanced Portfolio Class 1       2,170,674 14.23      15.13       32,182,335      2.08     1.40   1.80    4.92     5.34
PVC SAM Balanced Portfolio Class 2       2,043,509 13.43      14.33       28,981,100      1.83     1.52   1.95    4.57     5.02
PVC SAM Conservative Balanced
  Portfolio Class 1                        290,260  9.98      10.61        3,038,294      2.43     1.40   1.80    4.48     4.90
PVC SAM Conservative Balanced
  Portfolio Class 2                        334,936  9.43      14.02        3,437,949      2.17     1.52   1.95    4.03     4.48
PVC SAM Conservative Growth
  Portfolio Class 1                      1,063,647 14.94      15.88       16,493,154      1.40     1.40   1.80    5.09     5.51
PVC SAM Conservative Growth
  Portfolio Class 2                      1,119,781 14.05      14.97       16,542,913      1.17     1.52   1.95    4.70     5.15
PVC SAM Flexible Income Portfolio
  Class 1                                  509,471 11.33      12.07        6,036,946      3.15     1.40   1.80    5.14     5.56
PVC SAM Flexible Income Portfolio
  Class 2                                  573,433 10.72      14.05        6,504,225      3.08     1.52   1.95    4.68     5.13
PVC SAM Strategic Growth Portfolio
  Class 1                                  219,047 16.28      17.29        3,730,405      1.36     1.40   1.80    4.26     4.68
PVC SAM Strategic Growth Portfolio
  Class 2                                  407,450 15.32      16.37        6,563,683      1.19     1.52   1.95    3.87     4.31
PVC Short-Term Income Account
  Class 1                                  177,800  7.34       7.81        1,357,068      2.86     1.40   1.80    0.32     0.72
PVC Short-Term Income Account
  Class 2                                  132,546  6.96       7.39          965,232      2.28     1.55   1.95    0.04     0.44
PVC SmallCap Account Class 1                57,427 12.09      12.84          716,661      0.24     1.40   1.80   15.30    15.76
PVC SmallCap Account Class 2                32,325 11.39      12.06          386,646      0.07     1.55   1.95   14.90    15.36
SST SA Allocation Balanced Portfolio
  Class 3                                9,119,217 10.32      13.28      129,162,151      1.85     1.10   2.30    2.84     4.08
SST SA Allocation Growth Portfolio
  Class 3                                1,856,917 10.37      14.04       27,253,677      1.68     1.10   2.15    3.50     4.59
SST SA Allocation Moderate Growth
  Portfolio Class 3                     13,266,860 10.35      13.26      187,803,555      1.74     1.10   2.30    3.26     4.50
SST SA Allocation Moderate Portfolio
  Class 3                               12,342,311 10.34      13.36      176,012,657      1.72     1.10   2.30    3.18     4.42
SST SA Columbia Focused Growth
  Portfolio Class 3                          4,724             9.24           43,676      0.00            1.10           -10.11
SST SA Columbia Focused Value
  Portfolio Class 3                          5,080 10.80      11.61           57,717      1.02     1.10   1.70   17.02    17.72
SST SA Multi-Managed Diversified
  Fixed Income Portfolio Class 3            11,676 10.00      10.15          117,253      1.22     1.10   1.40    1.76     2.06
SST SA Multi-Managed International
  Equity Portfolio Class 3                  25,297  9.06       9.14          229,722      1.62     1.10   1.40   -1.72    -1.42
SST SA Multi-Managed Large Cap
  Growth Portfolio Class 3                   7,720 10.46      11.04           80,367      0.18     1.10   1.40    1.44     1.74
SST SA Multi-Managed Large Cap
  Value Portfolio Class 3                   10,958 10.58      10.98          117,223      1.51     1.10   1.40   13.19    13.53
SST SA Multi-Managed Mid Cap
  Growth Portfolio Class 3                  28,632 10.11      10.77          302,355      0.00     1.10   1.40    3.06     3.37
SST SA Multi-Managed Mid Cap Value
  Portfolio Class 3                         28,179 10.57      11.21          307,756      0.97     1.10   1.40   14.13    14.48
SST SA Multi-Managed Small Cap
  Portfolio Class 3                         14,191 10.87      11.86          162,460      0.00     1.10   1.40   16.98    17.34
SST SA Putnam Asset Allocation
  Diversified Growth Portfolio Class 3      35,541 10.31      10.77          363,204      0.94     1.10   1.40    5.63     5.95
SST SA T. Rowe Price Growth Stock
  Portfolio Class 3                         21,527  9.90      11.31          236,869      0.00     1.10   1.70   -0.71    -0.11
SST SA Wellington Real Return
  Portfolio Class 3                     26,513,148  9.94      10.58      299,204,645      0.00     1.10   2.30    1.35     2.57
SAST SA AB Growth Portfolio Class 1      2,525,631 16.18      61.49      153,724,858      0.20     1.52   1.77    1.02     1.27
SAST SA AB Growth Portfolio Class 2        294,065 56.09      61.33       17,516,431      0.04     1.40   1.97    0.66     1.24
SAST SA AB Growth Portfolio Class 3      2,620,315 15.06      17.90       98,137,751      0.00     1.10   2.30    0.23     1.44
SAST SA AB Small & Mid Cap Value
  Portfolio Class 2                        411,577 33.48      35.73       14,606,638      0.23     1.52   1.97   22.34    22.89
SAST SA AB Small & Mid Cap Value
  Portfolio Class 3                     15,477,739 14.15      19.78      414,810,848      0.13     1.10   2.30   21.82    23.29
SAST SA American Funds Asset
  Allocation Portfolio Class 3          16,750,562 12.20      14.47      259,103,746      1.74     1.10   2.30    6.62     7.91
SAST SA American Funds Global
  Growth Portfolio Class 3              23,925,284 12.02      15.07      383,199,593      1.69     1.10   2.30   -1.93    -0.75
SAST SA American Funds Growth
  Portfolio Class 3                     17,720,152 13.75      16.02      302,223,973      0.32     1.10   2.30    6.70     7.99
SAST SA American Funds Growth-
  Income Portfolio Class 3              14,664,143 13.71      15.35      238,231,669      1.41     1.10   2.30    8.69     9.99
SAST SA American Funds VCP
  Managed Asset Allocation Portfolio
  Class 3                               87,433,286 10.38      12.00    1,083,367,773      0.75     1.10   2.15    4.73     5.83
SAST SA BlackRock VCP Global Multi
  Asset Portfolio Class 3               37,804,236 10.32      10.42      392,953,337      0.06     1.10   2.15    3.19     4.21
SAST SA Boston Company Capital
  Growth Portfolio Class 1                 385,795 11.23      11.69        4,499,477      0.18     1.52   1.77    0.56     0.81
SAST SA Boston Company Capital
  Growth Portfolio Class 2                 122,508 10.72      11.43        1,385,608      0.02     1.52   1.97    0.21     0.66
SAST SA Boston Company Capital
  Growth Portfolio Class 3               3,469,979 10.46      12.75       41,695,756      0.00     1.10   2.17   -0.09     0.98
SAST SA Columbia Technology
  Portfolio Class 1                      2,142,987  4.41       4.59        9,818,919      0.00     1.52   1.77   14.78    15.07
SAST SA Columbia Technology
  Portfolio Class 2                        749,966  4.19       4.56        3,335,976      0.00     1.40   1.97   14.38    15.04
SAST SA Columbia Technology
  Portfolio Class 3                      4,304,127 17.74      18.52       35,541,994      0.00     1.10   2.30   13.89    15.26
SAST SA DFA Ultra Short Bond
  Portfolio Class 1                      2,220,534  8.97      11.98       26,566,749      0.00     1.52   1.77   -1.84    -1.60
SAST SA DFA Ultra Short Bond
  Portfolio Class 2                        594,953 10.98      11.71        6,918,068      0.00     1.52   1.97   -2.18    -1.74
SAST SA DFA Ultra Short Bond
  Portfolio Class 3                     16,545,399  8.10       9.45      162,598,335      0.00     1.10   2.30   -2.60    -1.43
SAST SA Dogs of Wall Street Portfolio
  Class 1                                1,015,867 25.44      26.48       26,869,209      2.30     1.52   1.77   15.87    16.15
SAST SA Dogs of Wall Street Portfolio
  Class 2                                  234,696 24.32      25.92        6,032,698      2.08     1.52   1.97   15.46    15.98
SAST SA Dogs of Wall Street Portfolio
  Class 3                                4,930,440 14.22      20.28      111,516,305      2.09     1.10   2.30   14.97    16.35
SAST SA Federated Corporate Bond
  Portfolio Class 1                      1,864,212 28.61      29.79       55,446,454      4.62     1.52   1.77    6.85     7.11
SAST SA Federated Corporate Bond
  Portfolio Class 2                        582,655 27.26      29.13       16,840,051      4.56     1.52   1.97    6.47     6.95
SAST SA Federated Corporate Bond
  Portfolio Class 3                     30,459,042 10.72      15.47      621,684,478      4.35     1.10   2.30    6.02     7.29
SAST SA Fidelity Institutional AM(R)
  Real Estate Portfolio Class 1            734,690 34.73      36.15       26,542,108      2.29     1.52   1.77    6.73     6.99
SAST SA Fidelity Institutional AM(R)
  Real Estate Portfolio Class 2            186,950 33.12      35.35        6,550,251      2.23     1.52   1.97    6.36     6.83
SAST SA Fidelity Institutional AM(R)
  Real Estate Portfolio Class 3         10,107,470 11.60      12.06      189,467,738      1.92     1.10   2.30    5.90     7.18
SAST SA Franklin Small Company
  Value Portfolio Class 3               10,201,524 13.79      16.69      173,968,272      0.43     1.10   2.30   27.60    29.13

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                                  December 31, 2016                     For the Year Ended December 31 2016
                                      ----------------------------------------------  ----------------------------------------
                                                                                      Investment    Expense         Total
                                                  Unit Value ($)/(a)/                   Income   Ratio (%)/(d)/ Return (%)/(e)/
                                                  -------------------      Net          Ratio    -------------- --------------
Sub-accounts                             Units    Lowest    Highest   Assets ($)/(b)/  (%)/(c)/  Lowest Highest Lowest  Highest
------------                          ----------- ------    -------   --------------  ---------- ------ ------- ------  -------
SAST SA Goldman Sachs Global Bond
  Portfolio Class 1                       978,868 13.64      21.61       21,096,111      0.30     1.52   1.77   -0.46    -0.22
SAST SA Goldman Sachs Global Bond
  Portfolio Class 2                       233,878 19.81      21.11        4,894,067      0.13     1.52   1.97   -0.81    -0.36
SAST SA Goldman Sachs Global Bond
  Portfolio Class 3                    16,589,023  9.40      11.04      226,434,646      0.07     1.10   2.30   -1.24    -0.05
SAST SA Invesco Growth
  Opportunities Portfolio Class 1         723,143  9.09       9.45        6,831,484      0.00     1.52   1.77    2.10     2.35
SAST SA Invesco Growth
  Opportunities Portfolio Class 2         290,203  8.66       9.26        2,667,479      0.00     1.52   1.97    1.74     2.20
SAST SA Invesco Growth
  Opportunities Portfolio Class 3      10,826,280 12.27      16.50      134,846,222      0.00     1.10   2.30    1.31     2.53
SAST SA Invesco VCP Equity-Income
  Portfolio Class 3                    78,488,067 10.70      11.94      962,839,411      0.66     1.10   2.15    7.52     8.65
SAST SA Janus Focused Growth
  Portfolio Class 1                       590,718 16.88      17.57       10,366,079      0.00     1.52   1.77   -3.17    -2.93
SAST SA Janus Focused Growth
  Portfolio Class 2                       506,392 16.54      17.17        8,632,395      0.00     1.52   1.77   -3.32    -3.08
SAST SA Janus Focused Growth
  Portfolio Class 3                     5,785,018 11.83      14.58       92,635,182      0.00     1.10   2.30   -3.92    -2.77
SAST SA JPMorgan Diversified
  Balanced Portfolio Class 1            1,670,764 13.66      25.21       41,900,949      1.66     1.52   1.77    5.29     5.55
SAST SA JPMorgan Diversified
  Balanced Portfolio Class 2              316,357 23.08      24.63        7,702,217      1.48     1.52   1.97    4.92     5.39
SAST SA JPMorgan Diversified
  Balanced Portfolio Class 3            5,622,038 12.30      14.77       98,326,149      1.44     1.10   2.30    4.47     5.73
SAST SA JPMorgan Emerging Markets
  Portfolio Class 1                     1,183,654 15.45      24.07       19,048,614      2.07     1.52   1.77    8.77     9.04
SAST SA JPMorgan Emerging Markets
  Portfolio Class 2                       219,944 14.72      15.71        3,427,024      1.79     1.52   1.97    8.39     8.88
SAST SA JPMorgan Emerging Markets
  Portfolio Class 3                     9,316,070  8.17       9.00      112,121,819      1.67     1.10   2.30    7.93     9.22
SAST SA JPMorgan Equity-Income
  Portfolio Class 1                     2,373,264 15.74      51.65      120,856,489      1.88     1.52   1.77   13.53    13.81
SAST SA JPMorgan Equity-Income
  Portfolio Class 2                       175,757 47.13      50.41        8,777,752      1.72     1.52   1.97   13.13    13.64
SAST SA JPMorgan Equity-Income
  Portfolio Class 3                     6,661,764 13.84      15.74      133,815,899      1.67     1.10   2.30   12.65    14.00
SAST SA JPMorgan Global Equities
  Portfolio Class 1                     1,368,531 12.29      27.82       37,931,551      1.36     1.52   1.77    3.81     4.07
SAST SA JPMorgan Global Equities
  Portfolio Class 2                       132,337 25.56      27.76        3,596,942      1.19     1.40   1.97    3.45     4.04
SAST SA JPMorgan Global Equities
  Portfolio Class 3                     1,768,510 11.63      11.64       28,770,048      1.11     1.10   2.30    3.01     4.25
SAST SA JPMorgan MFS Core Bond
  Portfolio Class 1                     1,352,999 27.73      28.81       38,943,699      1.93     1.52   1.77    1.56     1.82
SAST SA JPMorgan MFS Core Bond
  Portfolio Class 2                       249,214 27.08      28.15        6,968,522      1.71     1.52   1.77    1.41     1.66
SAST SA JPMorgan MFS Core Bond
  Portfolio Class 3                    43,120,503  9.89      12.80      694,664,663      1.66     1.10   2.30    0.78     1.99
SAST SA JPMorgan Mid-Cap Growth
  Portfolio Class 1                     1,465,011 11.32      19.76       28,748,693      0.00     1.52   1.77   -1.55    -1.31
SAST SA JPMorgan Mid-Cap Growth
  Portfolio Class 2                       623,566 18.07      19.71       11,944,767      0.00     1.40   1.97   -1.89    -1.33
SAST SA JPMorgan Mid-Cap Growth
  Portfolio Class 3                     5,475,198 13.08      18.14      104,245,595      0.00     1.10   2.30   -2.31    -1.14
SAST SA Legg Mason BW Large Cap
  Value Portfolio Class 1               5,697,680 19.45      58.68      331,856,875      0.86     1.52   1.77   12.59    12.87
SAST SA Legg Mason BW Large Cap
  Value Portfolio Class 2                 770,664 53.60      58.51       43,828,251      0.69     1.40   1.97   12.20    12.84
SAST SA Legg Mason BW Large Cap
  Value Portfolio Class 3              13,854,264 13.43      14.89      404,313,342      0.61     1.10   2.30   11.72    13.06
SAST SA MFS Blue Chip Growth
  Portfolio Class 1                       657,941  9.85      12.48        6,817,677      0.57     1.52   1.77    4.49     4.75
SAST SA MFS Blue Chip Growth
  Portfolio Class 2                       253,275  9.42      10.05        2,525,947      0.40     1.52   1.97    4.13     4.59
SAST SA MFS Blue Chip Growth
  Portfolio Class 3                     6,716,150 13.91      15.62       90,396,791      0.36     1.10   2.30    3.68     4.93
SAST SA MFS Massachusetts Investors
  Trust Portfolio Class 1               1,162,651 17.42      39.51       45,623,723      0.86     1.52   1.77    6.73     7.00
SAST SA MFS Massachusetts Investors
  Trust Portfolio Class 2                 211,826 36.32      38.66        8,128,044      0.61     1.52   1.97    6.36     6.84
SAST SA MFS Massachusetts Investors
  Trust Portfolio Class 3              11,336,228 13.15      16.47      251,541,066      0.62     1.10   2.30    5.91     7.18
SAST SA MFS Telecom Utility
  Portfolio Class 1                       483,684 22.52      23.44       11,326,174      2.94     1.52   1.77    8.63     8.90
SAST SA MFS Telecom Utility
  Portfolio Class 2                        60,597 22.10      22.92        1,371,235      2.95     1.52   1.77    8.47     8.74
SAST SA MFS Telecom Utility
  Portfolio Class 3                     1,217,465 10.96      15.66       22,106,968      2.71     1.10   2.30    7.79     9.09
SAST SA MFS Total Return Portfolio
  Class 1                               2,693,485 18.23      40.67      108,584,452      2.29     1.52   1.77    7.16     7.43
SAST SA MFS Total Return Portfolio
  Class 2                                 758,634 37.23      39.75       29,893,218      2.08     1.52   1.97    6.79     7.27
SAST SA MFS Total Return Portfolio
  Class 3                               6,682,583 12.04      14.04      167,843,261      2.00     1.10   2.30    6.33     7.61
SAST SA Morgan Stanley International
  Equities Portfolio Class 1            2,046,678 12.79      13.31       27,230,282      1.23     1.52   1.77   -3.67    -3.43
SAST SA Morgan Stanley International
  Equities Portfolio Class 2              769,565 12.21      13.02        9,950,111      1.02     1.52   1.97   -4.01    -3.58
SAST SA Morgan Stanley International
  Equities Portfolio Class 3            9,863,969  9.10       9.25      116,468,102      0.96     1.10   2.30   -4.42    -3.27
SAST SA Oppenheimer Main Street
  Large Cap Portfolio Class 1             772,040 31.90      33.21       25,613,545      0.76     1.52   1.77    9.71     9.98
SAST SA Oppenheimer Main Street
  Large Cap Portfolio Class 2             122,648 30.37      32.47        3,954,414      0.58     1.52   1.97    9.32     9.81
SAST SA Oppenheimer Main Street
  Large Cap Portfolio Class 3           2,478,652 13.96      15.86       53,774,397      0.54     1.10   2.30    8.86    10.17
SAST SA PIMCO VCP Tactical
  Balanced Portfolio Class 3           81,202,899 10.22      11.02      919,517,270      0.00     1.10   2.15    4.51     5.61
SAST SA PineBridge High-Yield Bond
  Portfolio Class 1                     1,377,454 29.29      30.45       41,900,245      6.58     1.52   1.77   16.18    16.47
SAST SA PineBridge High-Yield Bond
  Portfolio Class 2                       261,478 27.82      29.76        7,707,963      6.72     1.52   1.97   15.78    16.30
SAST SA PineBridge High-Yield Bond
  Portfolio Class 3                     6,690,025 11.05      13.59      123,879,319      6.73     1.10   2.30   15.28    16.67
SAST SA Putnam International Growth
  and Income Portfolio Class 1          1,845,105 10.25      14.87       27,246,044      1.80     1.52   1.77   -0.27    -0.02
SAST SA Putnam International Growth
  and Income Portfolio Class 2            340,179 13.68      14.56        4,912,040      1.64     1.52   1.97   -0.62    -0.17
SAST SA Putnam International Growth
  and Income Portfolio Class 3          9,026,207  7.93       9.60      115,663,859      1.55     1.10   2.30   -1.04     0.15
SAST SA Schroders VCP Global
  Allocation Portfolio Class 3         30,345,467 10.74      10.87      328,834,258      0.00     1.10   2.30    7.44     8.65
SAST SA T. Rowe Price VCP Balanced
  Portfolio Class 3                    46,652,003 10.49      10.61      493,653,461      0.33     1.10   2.30    4.90     6.09
SAST SA Templeton Foreign Value
  Portfolio Class 2                       729,118 16.72      18.07       13,121,281      1.65     1.52   1.97   -0.71    -0.26
SAST SA Templeton Foreign Value
  Portfolio Class 3                    31,016,379  9.42       9.76      395,265,253      1.67     1.10   2.30   -1.14     0.05
SAST SA VCP Dynamic Allocation
  Portfolio Class 3                   710,379,450  9.82      11.53    8,545,058,556      1.46     1.10   2.30    2.14     3.37
SAST SA VCP Dynamic Strategy
  Portfolio Class 3                   457,797,898  9.87      11.62    5,489,904,131      1.42     1.10   2.15    2.92     4.00
SAST SA WellsCap Aggressive
  Growth Portfolio Class 1              1,011,488 10.72      21.08       21,284,060      0.00     1.52   1.77    5.50     5.76
SAST SA WellsCap Aggressive
  Growth Portfolio Class 2                140,110 19.26      20.58        2,855,195      0.00     1.52   1.97    5.13     5.61
SAST SA WellsCap Aggressive
  Growth Portfolio Class 3              1,487,003 12.23      12.28       22,387,502      0.00     1.10   2.30    4.68     5.94
SAST SA WellsCap Fundamental
  Growth Portfolio Class 1              1,246,553 26.34      27.41       34,108,850      0.00     1.52   1.77   -0.78    -0.53
SAST SA WellsCap Fundamental
  Growth Portfolio Class 2                 78,475 25.06      26.78        2,075,980      0.00     1.52   1.97   -1.12    -0.68
SAST SA WellsCap Fundamental
  Growth Portfolio Class 3              2,526,417 12.51      14.41       57,784,114      0.00     1.10   2.30   -1.55    -0.36

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                                 December 31, 2016                   For the Year Ended December 31 2016
                                       ------------------------------------------  ----------------------------------------
                                                                                   Investment    Expense         Total
                                               Unit Value ($)/(a)/                   Income   Ratio (%)/(d)/ Return (%)/(e)/
                                               -------------------      Net          Ratio    -------------- --------------
Sub-accounts                            Units  Lowest    Highest   Assets ($)/(b)/  (%)/(c)/  Lowest Highest Lowest  Highest
------------                           ------- ------    -------   --------------  ---------- ------ ------- ------  -------
VALIC Company I Global Social
  Awareness Fund                        18,561 10.30      10.66        191,485        0.31     1.10   1.40    5.46     5.78
VALIC Company I International
  Equities Index Fund                  337,899  9.35       9.45      3,163,139        2.33     1.10   1.40   -0.15     0.15
VALIC Company I Mid Cap Index Fund     209,458 11.40      12.19      2,501,860        1.02     1.10   1.40   18.95    19.31
VALIC Company I Nasdaq-100 Index Fund  145,709 10.56      11.91      1,697,570        0.49     1.10   1.70    4.97     5.60
VALIC Company I Small Cap Index Fund   169,200 11.16      12.39      2,012,851        1.15     1.10   1.40   19.50    19.86
VALIC Company I Stock Index Fund       762,475 10.60      11.53      8,712,957        2.13     1.10   1.70    9.72    10.38

                                               December 31, 2015                     For the Year Ended December 31 2015
                                    ---------------------------------------------  ----------------------------------------
                                                                                   Investment    Expense         Total
                                               Unit Value ($)/(a)/                   Income   Ratio (%)/(d)/ Return (%)/(e)/
                                               -------------------      Net          Ratio    -------------- --------------
Sub-accounts                          Units    Lowest    Highest   Assets ($)/(b)/  (%)/(c)/  Lowest Highest Lowest  Highest
------------                        ---------- ------    -------   --------------  ---------- ------ ------- ------  -------
American Funds IS Asset Allocation
  Fund Class 2                       2,791,383  22.13     22.88      63,748,342       1.59     1.52   1.77    -0.38   -0.13
American Funds IS Asset Allocation
  Fund Class 3                         523,181  68.06     69.31      36,231,221       1.66     1.30   1.40     0.05    0.15
American Funds IS Capital Income
  Builder Class 4                       69,041   9.43      9.64         662,428       2.81     1.10   1.40    -3.16   -2.87
American Funds IS Global Growth
  Fund Class 2                       5,814,880  31.71     33.67     194,638,015       0.99     1.52   1.97     4.85    5.32
American Funds IS Growth Fund
  Class 2                            8,582,423  29.42     31.22     266,061,733       0.58     1.52   1.97     4.77    5.25
American Funds IS Growth Fund
  Class 3                              670,078 283.96    289.17     193,645,938       0.65     1.30   1.40     5.44    5.54
American Funds IS Growth-Income
  Fund Class 2                      10,210,265  24.74     26.27     266,505,791       1.25     1.52   1.97    -0.52   -0.08
American Funds IS Growth-Income
  Fund Class 3                         823,135 192.83    196.37     161,492,915       1.33     1.30   1.40     0.12    0.22
American Funds IS High-Income Bond
  Fund Class 3                         133,285  85.58     87.14      11,609,844       5.37     1.30   1.40    -8.42   -8.33
American Funds IS International
  Fund Class 3                         576,621  53.82     54.81      31,581,888       1.55     1.30   1.40    -5.77   -5.68
American Funds IS Ultra-Short Bond
  Fund Class 3                         301,423  19.78     20.14       6,069,574       0.00     1.30   1.40    -1.83   -1.73
American Funds IS US Government/
  AAA-Rated Securities Fund Class 3    271,758  39.70     40.42      10,978,306       1.40     1.30   1.40     0.23    0.33
AST SA BlackRock Multi-Asset
  Income Portfolio Class 3               8,383   9.77     10.78         107,648       0.75     1.10   1.40    -6.05   -5.77
AST SA PGI Asset Allocation
  Portfolio Class 1                  2,630,695  34.78     36.08      94,831,785       2.92     1.52   1.77    -3.45   -3.21
AST SA PGI Asset Allocation
  Portfolio Class 2                    164,976  33.17     35.31       5,746,646       2.76     1.52   1.97    -3.78   -3.35
AST SA PGI Asset Allocation
  Portfolio Class 3                  1,559,554  10.96     13.79      34,297,407       2.80     1.10   2.30    -4.20   -3.04
AST SA Wellington Capital
  Appreciation Portfolio Class 1     3,034,634  91.72     95.23     284,721,855       0.00     1.52   1.77     6.82    7.09
AST SA Wellington Capital
  Appreciation Portfolio Class 2       489,826  88.76     94.73      45,450,170       0.00     1.40   1.97     6.45    7.06
AST SA Wellington Capital
  Appreciation Portfolio Class 3    10,203,791  14.17     21.80     426,922,869       0.00     1.10   2.30     5.99    7.27
AST SA Wellington Government and
  Quality Bond Portfolio Class 1     3,311,085  20.49     21.27      70,014,654       1.48     1.52   1.77    -1.22   -0.98
AST SA Wellington Government and
  Quality Bond Portfolio Class 2     1,444,594  19.59     20.81      29,886,349       1.28     1.52   1.97    -1.57   -1.13
AST SA Wellington Government and
  Quality Bond Portfolio Class 3    32,693,134   9.99     11.37     517,482,820       1.28     1.10   2.30    -1.99   -0.81
AST SA Wellington Growth Portfolio
  Class 1                            1,407,748  46.46     48.23      67,822,689       0.62     1.52   1.77    -1.61   -1.36
AST SA Wellington Growth Portfolio
  Class 2                              399,190  44.52     47.28      18,719,395       0.42     1.52   1.97    -1.95   -1.51
AST SA Wellington Growth Portfolio
  Class 3                            2,674,883  12.13     14.28      89,410,347       0.34     1.10   2.15    -2.22   -1.19
AST SA Wellington Natural
  Resources Portfolio Class 1          671,538  29.47     30.60      20,531,857       1.53     1.52   1.77   -22.77  -22.58
AST SA Wellington Natural
  Resources Portfolio Class 2          172,720  28.25     30.02       5,118,355       1.29     1.52   1.97   -23.04  -22.70
AST SA Wellington Natural
  Resources Portfolio Class 3        4,882,343   5.92      6.57      66,749,200       1.15     1.10   2.30   -23.37  -22.45
BlackRock Global Allocation V.I.
  Fund Class III                       215,571   9.27      9.71       2,036,288       1.42     1.10   1.70    -7.26   -2.08
BlackRock iShares Alternative
  Strategies VI Fund Class III          64,714   9.29      9.93         630,027       5.66     1.10   1.70    -7.12   -2.32
BlackRock iShares Dynamic
  Allocation V.I. Fund Class III        30,466   9.09      9.57         288,623       3.57     1.10   1.70    -9.10   -5.04
BLK iShares Dynamic Fixed Income
  VI Fund Class III                      5,033   9.69      9.79          49,112       3.49     1.10   1.40    -2.84   -2.55
BLK iShares Equity Appreciation VI
  Fund Class III                        10,067   8.85      9.24          91,274       3.34     1.10   1.40    -8.00   -7.72
Columbia VP Asset Allocation Fund
  Class 1                               48,225  15.45     16.02         771,994       2.07     1.52   1.77    -0.71   -0.46
Columbia VP Dividend Opportunity
  Fund Class 1                         122,000  14.68     15.24       1,848,927       0.00     1.52   1.77    -4.36   -4.12
Columbia VP Emerging Markets Bond
  Fund Class 2                             206   9.29      9.33           1,916       0.00     1.10   1.70    -7.10   -2.39
Columbia VP Income Opportunities
  Fund Class 1                         577,730  21.15     22.81      12,963,856       9.20     1.52   2.17    -3.12   -2.49
Columbia VP Limited Duration
  Credit Fund Class 2                    9,468   9.58      9.51          90,115       0.00     1.10   1.40    -3.84   -3.56
Columbia VP Mid Cap Growth
  Opportunity Fund Class 1              26,926  15.02     16.91         443,287       0.00     1.52   2.02     3.50    4.02
Columbia VP Small Company Growth
  Fund Class 1                          43,151  16.14     16.76         718,921       0.00     1.52   1.77     2.00    2.26
FTVIP Franklin Founding Funds
  Allocation VIP Fund Class 2        4,171,986  10.88     11.98      48,202,007       3.02     1.10   2.30    -8.35   -7.24
FTVIP Franklin Income VIP Fund
  Class 2                           11,333,252  11.59     12.79     140,075,957       4.72     1.10   2.30    -9.17   -8.07
FTVIP Franklin Strategic Income
  VIP Fund Class 2                      58,383   9.31      9.36         541,942       6.39     1.10   1.70    -6.92   -4.92
Goldman Sachs VIT Global Trends
  Allocation Fund Service Class          4,209   8.97      9.48          39,641       0.18     1.10   1.70   -10.33   -6.07
Goldman Sachs VIT Multi-Strategy
  Alternatives Portfolio Advisor
  Class                                 53,719   9.23      9.31         495,129       3.62     1.10   1.70    -6.94   -5.93
Goldman Sachs VIT Strategic Income
  Fund Advisor Class                    18,829   9.41      9.48         179,962       1.92     1.10   1.40    -3.61   -3.32
Invesco V.I. American Franchise
  Fund Series II                     1,044,100  13.59     17.23      17,915,130       0.00     1.10   2.30     2.37    3.60
Invesco V.I. Balanced-Risk
  Allocation Fund Series II             24,709   9.01      9.62         233,043       2.73     1.10   1.70    -9.88   -5.45
Invesco V.I. Comstock Fund Series
  II                                19,495,530  11.39     13.42     318,911,495       1.66     1.10   2.30    -8.33   -7.22
Invesco V.I. Growth and Income
  Fund Series II                    25,455,167  11.65     13.72     453,812,224       2.55     1.10   2.30    -5.51   -4.37
Ivy VIP Asset Strategy Class II         32,456   8.61      9.02         289,994       0.21     1.10   1.40    -9.62   -9.35
Lord Abbett Bond Debenture
  Portfolio Class VC                    45,171   9.30      9.76         436,149       8.22     1.10   1.70    -6.98    0.10
Lord Abbett Fundamental Equity
  Portfolio Class VC                    17,254             9.88         170,492       0.02            1.10           -14.58
Lord Abbett Growth and Income
  Portfolio Class VC                13,843,406  11.63     11.90     206,593,937       1.18     1.10   2.30    -5.07   -3.93
Lord Abbett Mid Cap Stock
  Portfolio Class VC                   975,144  18.93     19.59      19,055,021       0.55     1.52   1.77    -5.48   -5.24
Lord Abbett Short Duration Income
  Portfolio Class VC                    91,371   9.81      9.90         903,381       2.71     1.10   1.70    -1.92    1.59
Morgan Stanley VIF Global
  Infrastructure Portfolio Class II     44,845   8.10      8.61         377,895       0.40     1.10   1.70   -18.99  -14.83
Neuberger Berman AMT US Equity
  Index PutWrite Strategy Portfolio     51,274   9.12      9.35         477,375       0.00     1.10   1.70    -8.81   -6.10

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                               December 31, 2015                     For the Year Ended December 31 2015
                                    ---------------------------------------------  ----------------------------------------
                                                                                   Investment    Expense         Total
                                               Unit Value ($)/(a)/                   Income   Ratio (%)/(d)/ Return (%)/(e)/
                                               -------------------      Net          Ratio    -------------- --------------
Sub-accounts                          Units    Lowest    Highest   Assets ($)/(b)/  (%)/(c)/  Lowest Highest Lowest  Highest
------------                        ---------- ------    -------   --------------  ---------- ------ ------- ------  -------
PIMCO All Asset Portfolio Advisor
  Class                                  2,077  8.70       8.85          18,142       0.20     1.10   1.40   -10.45  -10.18
PIMCO Dynamic Bond Portfolio
  Advisor Class                         37,305  9.66       9.69         361,075       2.10     1.10   1.70    -3.43   -2.85
PIMCO Emerging Markets Bond
  Portfolio Advisor Class                4,344  9.24       9.58          41,143       6.16     1.10   1.40    -3.67   -3.38
PVC Diversified International
  Account Class 1                      132,854  7.08       7.45         984,213       2.58     1.40   1.80    -2.13   -1.74
PVC Diversified International
  Account Class 2                       54,686  6.70       7.06         381,698       2.22     1.55   1.95    -2.57   -2.18
PVC Equity Income Account Class 1      938,574 13.96      14.79      13,742,463       2.41     1.40   1.80    -5.64   -5.26
PVC Equity Income Account Class 2      634,532 13.17      13.46       8,705,414       2.19     1.52   1.95    -6.00   -5.60
PVC Government & High Quality Bond
  Account Class 1                      349,519  8.14       8.62       2,956,911       3.28     1.40   1.80    -1.00   -0.61
PVC Government & High Quality Bond
  Account Class 2                       98,474  7.68       8.11         792,918       3.18     1.55   1.95    -1.28   -0.88
PVC Income Account Class 1             446,081  9.76      10.34       4,571,031       4.33     1.40   1.80    -2.48   -2.09
PVC Income Account Class 2             226,558  9.28       9.81       2,216,560       3.91     1.55   1.95    -2.84   -2.45
PVC LargeCap Growth Account Class 1     57,254 11.10      11.77         668,524       0.13     1.40   1.80     3.11    3.52
PVC LargeCap Growth Account Class 2     37,927 10.55      11.15         420,667       0.00     1.55   1.95     2.71    3.12
PVC MidCap Account Class 1             100,415 18.58      19.67       1,947,924       0.52     1.40   1.80    -0.17    0.23
PVC MidCap Account Class 2              42,728 17.51      18.53         786,812       0.25     1.55   1.95    -0.59   -0.19
PVC Principal Capital Appreciation
  Account Class 1                      508,754 19.78      20.96      10,585,868       0.27     1.40   1.80     0.35    0.76
PVC Principal Capital Appreciation
  Account Class 2                      107,657 18.62      19.71       2,108,503       0.04     1.55   1.95    -0.03    0.37
PVC Real Estate Securities Account
  Class 1                               14,969 29.23      30.84         459,360       1.42     1.40   1.80     2.35    2.76
PVC Real Estate Securities Account
  Class 2                                8,414 28.96      29.82         249,517       1.45     1.55   1.70     2.25    2.40
PVC SAM Balanced Portfolio Class 1   2,421,383 13.56      14.37      34,164,668       2.87     1.40   1.80    -2.58   -2.19
PVC SAM Balanced Portfolio Class 2   2,331,940 12.85      13.65      31,530,350       2.66     1.52   1.95    -2.99   -2.57
PVC SAM Conservative Balanced
  Portfolio Class 1                    347,189  9.55      10.11       3,471,829       3.23     1.40   1.80    -2.55   -2.16
PVC SAM Conservative Balanced
  Portfolio Class 2                    430,461  9.06      13.41       4,201,519       3.09     1.52   1.95    -2.85   -2.43
PVC SAM Conservative Growth
  Portfolio Class 1                  1,172,681 14.21      15.05      17,274,371       2.19     1.40   1.80    -2.86   -2.47
PVC SAM Conservative Growth
  Portfolio Class 2                  1,284,667 13.42      14.24      18,070,799       1.98     1.52   1.95    -3.25   -2.83
PVC SAM Flexible Income Portfolio
  Class 1                              621,141 10.78      11.43       7,000,547       3.57     1.40   1.80    -3.07   -2.68
PVC SAM Flexible Income Portfolio
  Class 2                              622,664 10.24      13.36       6,718,550       3.29     1.52   1.95    -3.45   -3.03
PVC SAM Strategic Growth Portfolio
  Class 1                              258,928 15.61      16.51       4,220,271       2.18     1.40   1.80    -3.38   -2.99
PVC SAM Strategic Growth Portfolio
  Class 2                              458,021 14.75      15.69       7,082,676       2.12     1.52   1.95    -3.77   -3.35
PVC Short-Term Income Account
  Class 1                               90,686  7.32       7.76         692,343       2.47     1.40   1.80    -1.09   -0.69
PVC Short-Term Income Account
  Class 2                               91,701  6.96       7.35         666,760       2.53     1.55   1.95    -1.35   -0.96
PVC SmallCap Account Class 1            64,235 10.48      11.09         695,220       0.87     1.40   1.80     4.83   10.91
PVC SmallCap Account Class 2            36,662  9.91      10.46         380,420       0.37     1.55   1.95    -0.85    4.58
SST SA Allocation Balanced
  Portfolio Class 3                  9,808,347  9.92      12.92     133,910,023       1.29     1.10   2.30    -3.57   -2.41
SST SA Allocation Growth Portfolio
  Class 3                            1,891,628  9.91      13.31      26,621,533       1.41     1.10   2.30    -4.10   -2.94
SST SA Allocation Moderate Growth
  Portfolio Class 3                 14,224,508  9.90      12.84     193,378,093       1.34     1.10   2.30    -3.97   -2.81
SST SA Allocation Moderate
  Portfolio Class 3                 13,221,703  9.90      12.95     181,299,733       1.28     1.10   2.30    -3.87   -2.71
SST SA Columbia Focused Growth
  Portfolio Class 3                      2,785  9.67      10.28          28,645       0.00     1.10   1.35    -3.34    2.04
SST SA Columbia Focused Value
  Portfolio Class 3                      4,667  9.26       9.86          45,264       1.39     1.10   1.35    -7.45   -5.21
SST SA Multi-Managed Diversified
  Fixed Income Portfolio Class 3         6,915  9.83       9.94          68,204       3.25     1.10   1.40    -1.91   -1.62
SST SA Multi-Managed International
  Equity Portfolio Class 3              23,474  9.20       9.30         216,388       2.03     1.10   1.40    -4.45   -4.17
SST SA Multi-Managed Large Cap
  Growth Portfolio Class 3               8,467 10.31      10.85          87,329       0.12     1.10   1.40     2.85    3.16
SST SA Multi-Managed Large Cap
  Value Portfolio Class 3               11,052  9.34       9.67         104,117       0.46     1.10   1.40    -6.39   -6.11
SST SA Multi-Managed Mid Cap
  Growth Portfolio Class 3              28,478  9.81      10.42         291,101       0.00     1.10   1.40    -1.28   -0.98
SST SA Multi-Managed Mid Cap Value
  Portfolio Class 3                     23,282  9.27       9.79         221,893       0.40     1.10   1.40    -7.34   -7.06
SST SA Multi-Managed Small Cap
  Portfolio Class 3                     10,444  9.29      10.11         103,625       0.00     1.10   1.40    -7.20   -6.92
SST SA Putnam Asset Allocation
  Diversified Growth Portfolio
  Class 3                               13,112  9.33      10.16         124,614       5.86     1.10   1.35    -6.74   -1.49
SST SA T. Rowe Price Growth Stock
  Portfolio Class 3                     25,580  9.97      11.32         279,173       0.00     1.10   1.70    -0.32    9.05
SST SA Wellington Real Return
  Portfolio Class 3                 26,378,012  9.69      10.44     291,217,509       3.72     1.10   2.30    -3.60   -2.43
SAST SA AB Growth Portfolio Class 1  2,846,827 58.49      60.72     171,125,893       0.13     1.52   1.77     9.31    9.58
SAST SA AB Growth Portfolio Class 2    334,856 55.72      60.58      19,731,724       0.00     1.40   1.97     8.93    9.55
SAST SA AB Growth Portfolio Class 3  2,765,013 14.84      17.86     109,017,114       0.00     1.10   2.30     8.46    9.77
SAST SA AB Small & Mid Cap Value
  Portfolio Class 2                    488,367 27.37      29.08      14,107,676       0.39     1.52   1.97    -7.81   -7.40
SAST SA AB Small & Mid Cap Value
  Portfolio Class 3                 18,508,751 11.47      16.23     406,871,596       0.31     1.10   2.30    -8.21   -7.10
SAST SA American Funds Asset
  Allocation Portfolio Class 3      13,107,481 11.30      13.57     188,847,907       1.45     1.10   2.30    -1.21   -0.02
SAST SA American Funds Global
  Growth Portfolio Class 3          24,266,979 12.11      15.37     393,581,874       0.90     1.10   2.30     4.23    5.49
SAST SA American Funds Growth
  Portfolio Class 3                 18,339,918 12.73      15.01     291,442,744       0.91     1.10   2.30     4.12    5.37
SAST SA American Funds Growth-
  Income Portfolio Class 3          15,356,253 12.46      14.12     227,794,009       1.01     1.10   2.30    -1.14    0.06
SAST SA American Funds VCP Managed
  Asset Allocation Portfolio
  Class 3                           55,204,840  9.81      11.46     647,901,024       0.00     1.10   2.15    -3.45   -2.44
SAST SA Boston Company Capital
  Growth Portfolio Class 1             427,992 11.17      11.60       4,952,355       0.07     1.52   1.77     3.72    3.98
SAST SA Boston Company Capital
  Growth Portfolio Class 2             128,758 10.70      11.36       1,446,720       0.00     1.52   1.97     3.36    3.83
SAST SA Boston Company Capital
  Growth Portfolio Class 3           3,396,725 10.47      12.62      39,523,772       0.00     1.10   2.17     3.05    4.16
SAST SA Columbia Technology
  Portfolio Class 1                  2,643,090  3.84       3.99      10,523,043       0.00     1.52   1.77     8.15    8.42
SAST SA Columbia Technology
  Portfolio Class 2                    840,073  3.66       3.97       3,253,073       0.00     1.40   1.97     7.78    8.39
SAST SA Columbia Technology
  Portfolio Class 3                  5,207,797 15.39      16.26      35,845,053       0.00     1.10   2.30     7.31    8.61
SAST SA DFA Ultra Short Bond
  Portfolio Class 1                  2,671,877 11.73      12.17      32,485,066       0.00     1.52   1.77    -1.96   -1.72
SAST SA DFA Ultra Short Bond
  Portfolio Class 2                    694,357 11.23      11.92       8,217,323       0.00     1.52   1.97    -2.30   -1.86
SAST SA DFA Ultra Short Bond
  Portfolio Class 3                 17,341,840  8.32       9.59     174,034,444       0.00     1.10   2.30    -2.72   -1.55
SAST SA Dogs of Wall Street
  Portfolio Class 1                  1,064,541 21.96      22.79      24,244,413       1.88     1.52   1.77     0.28    0.53
SAST SA Dogs of Wall Street
  Portfolio Class 2                    270,685 21.06      22.35       6,003,521       1.72     1.52   1.97    -0.07    0.38

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                                December 31, 2015                     For the Year Ended December 31 2015
                                    ----------------------------------------------  ----------------------------------------
                                                                                    Investment    Expense         Total
                                                Unit Value ($)/(a)/                   Income   Ratio (%)/(d)/ Return (%)/(e)/
                                                -------------------      Net          Ratio    -------------- --------------
Sub-accounts                           Units    Lowest    Highest   Assets ($)/(b)/  (%)/(c)/  Lowest Highest Lowest  Highest
------------                        ----------- ------    -------   --------------  ---------- ------ ------- ------  -------
SAST SA Dogs of Wall Street
  Portfolio Class 3                   4,416,050 12.22      17.64       87,220,540      1.71     1.10   2.30    -0.50    0.70
SAST SA Federated Corporate Bond
  Portfolio Class 1                   2,154,353 26.78      27.81       59,827,790      3.77     1.52   1.77    -2.95   -2.71
SAST SA Federated Corporate Bond
  Portfolio Class 2                     649,130 25.61      27.23       17,549,160      3.57     1.52   1.97    -3.29   -2.86
SAST SA Federated Corporate Bond
  Portfolio Class 3                  29,134,813 10.00      14.60      576,768,859      3.53     1.10   2.30    -3.71   -2.55
SAST SA Fidelity Institutional
  AM(R) Real Estate Portfolio
  Class 1                               847,955 32.54      33.79       28,637,392      1.73     1.52   1.77     0.04    0.29
SAST SA Fidelity Institutional
  AM(R) Real Estate Portfolio
  Class 2                               217,424 31.14      33.09        7,131,461      1.54     1.52   1.97    -0.31    0.14
SAST SA Fidelity Institutional
  AM(R) Real Estate Portfolio
  Class 3                            11,096,011 10.95      11.25      198,565,559      1.50     1.10   2.30    -0.74    0.46
SAST SA Franklin Small Company
  Value Portfolio Class 3            12,872,619 10.68      13.08      170,639,416      0.06     1.10   2.30    -9.78   -8.69
SAST SA Goldman Sachs Global Bond
  Portfolio Class 1                   1,154,392 20.86      21.66       24,924,012      0.00     1.52   1.77    -4.58   -4.34
SAST SA Goldman Sachs Global Bond
  Portfolio Class 2                     261,329 19.97      21.19        5,495,172      0.00     1.52   1.97    -4.91   -4.48
SAST SA Goldman Sachs Global Bond
  Portfolio Class 3                  13,485,814  9.40      11.18      192,172,533      0.00     1.10   2.30    -5.32   -4.17
SAST SA Invesco Growth
  Opportunities Portfolio Class 1       866,277  8.90       9.24        7,991,488      0.00     1.52   1.77    -2.40   -2.16
SAST SA Invesco Growth
  Opportunities Portfolio Class 2       335,794  8.51       9.06        3,013,929      0.00     1.52   1.97    -2.74   -2.31
SAST SA Invesco Growth
  Opportunities Portfolio Class 3    11,845,744 11.97      16.29      143,143,825      0.00     1.10   2.30    -3.16   -1.99
SAST SA Invesco VCP Equity- Income
  Portfolio Class 3                  56,711,476  9.84      11.10      642,267,915      0.22     1.10   2.15    -4.35   -3.34
SAST SA Janus Focused Growth
  Portfolio Class 1                     706,390 17.43      18.10       12,762,757      0.00     1.52   1.77    -1.49   -1.24
SAST SA Janus Focused Growth
  Portfolio Class 2                     628,610 17.11      17.71       11,070,322      0.00     1.52   1.77    -1.64   -1.39
SAST SA Janus Focused Growth
  Portfolio Class 3                   6,263,049 12.17      15.18      103,870,368      0.00     1.10   2.30    -2.26   -1.08
SAST SA JPMorgan Diversified
  Balanced Portfolio Class 1          1,786,855 23.01      23.88       42,403,300      1.73     1.52   1.77    -1.72   -1.48
SAST SA JPMorgan Diversified
  Balanced Portfolio Class 2            323,806 22.00      23.37        7,482,921      1.54     1.52   1.97    -2.07   -1.63
SAST SA JPMorgan Diversified
  Balanced Portfolio Class 3          5,566,611 11.63      14.14       93,203,712      1.55     1.10   2.30    -2.49   -1.31
SAST SA JPMorgan Emerging Markets
  Portfolio Class 1                   1,304,541 14.20      14.74       19,255,249      1.76     1.52   1.77   -15.78  -15.57
SAST SA JPMorgan Emerging Markets
  Portfolio Class 2                     265,542 13.58      14.43        3,802,798      1.62     1.52   1.97   -16.08  -15.70
SAST SA JPMorgan Emerging Markets
  Portfolio Class 3                  10,266,018  7.48       8.34      115,010,939      1.56     1.10   2.30   -16.44  -15.43
SAST SA JPMorgan Equity-Income
  Portfolio Class 1                   2,684,512 43.72      45.38      120,413,846      1.70     1.52   1.77    -3.89   -3.65
SAST SA JPMorgan Equity-Income
  Portfolio Class 2                     203,079 41.66      44.36        8,925,661      1.60     1.52   1.97    -4.23   -3.80
SAST SA JPMorgan Equity-Income
  Portfolio Class 3                   6,771,445 12.14      13.97      121,964,310      1.59     1.10   2.30    -4.64   -3.49
SAST SA JPMorgan Global Equities
  Portfolio Class 1                   1,560,225 25.75      26.74       41,529,894      1.42     1.52   1.77    -2.96   -2.72
SAST SA JPMorgan Global Equities
  Portfolio Class 2                     159,931 24.71      26.69        4,181,865      1.23     1.40   1.97    -3.30   -2.75
SAST SA JPMorgan Global Equities
  Portfolio Class 3                   1,934,461 11.17      11.29       31,044,338      1.20     1.10   2.30    -3.71   -2.55
SAST SA JPMorgan MFS Core Bond
  Portfolio Class 1                   1,502,339 27.31      28.29       42,464,226      1.17     1.52   1.77    -1.87   -1.62
SAST SA JPMorgan MFS Core Bond
  Portfolio Class 2                     286,576 26.71      27.69        7,888,184      0.83     1.52   1.77    -2.02   -1.77
SAST SA JPMorgan MFS Core Bond
  Portfolio Class 3                  41,821,741  9.70      12.70      674,332,861      0.90     1.10   2.30    -2.63   -1.46
SAST SA JPMorgan Mid-Cap Growth
  Portfolio Class 1                   1,702,554 19.28      20.02       33,856,155      0.00     1.52   1.77     1.18    1.43
SAST SA JPMorgan Mid-Cap Growth
  Portfolio Class 2                     731,734 18.42      19.97       14,230,012      0.00     1.40   1.97     0.82    1.40
SAST SA JPMorgan Mid-Cap Growth
  Portfolio Class 3                   5,678,575 13.23      18.57      109,888,680      0.00     1.10   2.30     0.39    1.60
SAST SA Legg Mason BW Large Cap
  Value Portfolio Class 1             6,538,560 50.07      51.98      337,319,121      0.50     1.52   1.77    -0.47   -0.22
SAST SA Legg Mason BW Large Cap
  Value Portfolio Class 2               926,420 47.77      51.85       46,791,096      0.33     1.40   1.97    -0.81   -0.25
SAST SA Legg Mason BW Large Cap
  Value Portfolio Class 3            15,559,952 11.88      13.33      415,934,260      0.23     1.10   2.30    -1.24   -0.05
SAST SA MFS Blue Chip Growth
  Portfolio Class 1                     764,873  9.43       9.79        7,561,301      0.38     1.52   1.77     2.55    2.81
SAST SA MFS Blue Chip Growth
  Portfolio Class 2                     296,156  9.05       9.61        2,823,588      0.24     1.52   1.97     2.20    2.66
SAST SA MFS Blue Chip Growth
  Portfolio Class 3                   6,941,171 13.25      15.06       88,016,497      0.19     1.10   2.30     1.76    2.99
SAST SA MFS Massachusetts
  Investors Trust Portfolio Class 1   1,305,231 35.57      36.92       47,895,981      0.83     1.52   1.77    -1.54   -1.29
SAST SA MFS Massachusetts
  Investors Trust Portfolio Class 2     254,376 34.15      36.18        9,141,033      0.66     1.52   1.97    -1.88   -1.44
SAST SA MFS Massachusetts
  Investors Trust Portfolio Class 3  11,937,528 12.27      15.55      252,203,843      0.61     1.10   2.30    -2.30   -1.12
SAST SA MFS Telecom Utility
  Portfolio Class 1                     548,711 20.73      21.52       11,798,835      4.69     1.52   1.77   -13.58  -13.36
SAST SA MFS Telecom Utility
  Portfolio Class 2                      70,313 20.37      21.08        1,464,649      4.50     1.52   1.77   -13.71  -13.49
SAST SA MFS Telecom Utility
  Portfolio Class 3                   1,304,070 10.04      14.52       22,273,753      4.47     1.10   2.30   -14.25  -13.22
SAST SA MFS Total Return Portfolio
  Class 1                             3,050,425 36.48      37.85      114,450,996      2.39     1.52   1.77    -2.21   -1.96
SAST SA MFS Total Return Portfolio
  Class 2                               889,296 34.87      37.06       32,707,582      2.18     1.52   1.97    -2.55   -2.11
SAST SA MFS Total Return Portfolio
  Class 3                             6,615,573 11.19      13.20      165,023,988      2.12     1.10   2.30    -2.97   -1.79
SAST SA Morgan Stanley
  International Equities Portfolio
  Class 1                             2,312,299 13.28      13.79       31,857,235      2.08     1.52   1.77    -1.49   -1.24
SAST SA Morgan Stanley
  International Equities Portfolio
  Class 2                               902,973 12.72      13.51       12,117,412      1.88     1.52   1.97    -1.83   -1.39
SAST SA Morgan Stanley
  International Equities Portfolio
  Class 3                            10,118,896  9.52       9.56      125,577,521      1.80     1.10   2.30    -2.25   -1.07
SAST SA Oppenheimer Main Street
  Large Cap Portfolio Class 1           884,704 29.08      30.20       26,677,332      0.57     1.52   1.77     1.19    1.45
SAST SA Oppenheimer Main Street
  Large Cap Portfolio Class 2           155,376 27.78      29.57        4,563,032      0.40     1.52   1.97     0.84    1.29
SAST SA Oppenheimer Main Street
  Large Cap Portfolio Class 3         2,277,826 12.67      14.57       47,259,715      0.37     1.10   2.30     0.41    1.62
SAST SA PIMCO VCP Tactical
  Balanced Portfolio Class 3         47,381,022  9.68      10.54      509,246,154      0.00     1.10   2.15    -5.87   -4.88
SAST SA PineBridge High-Yield Bond
  Portfolio Class 1                   1,530,919 25.21      26.14       39,987,023      5.12     1.52   1.77    -5.97   -5.74
SAST SA PineBridge High-Yield Bond
  Portfolio Class 2                     340,698 24.03      25.59        8,631,972      4.98     1.52   1.97    -6.30   -5.88
SAST SA PineBridge High-Yield Bond
  Portfolio Class 3                   6,475,263  9.48      11.79      107,056,210      5.19     1.10   2.30    -6.70   -5.58
SAST SA Putnam International
  Growth and Income Portfolio
  Class 1                             2,077,122 14.32      14.88       30,686,610      2.60     1.52   1.77    -3.33   -3.09
SAST SA Putnam International
  Growth and Income Portfolio
  Class 2                               378,945 13.77      14.58        5,482,966      2.41     1.52   1.97    -3.67   -3.23
SAST SA Putnam International
  Growth and Income Portfolio
  Class 3                             9,819,168  8.01       9.58      126,607,772      2.32     1.10   2.30    -4.08   -2.92
SAST SA Templeton Foreign Value
  Portfolio Class 2                     850,802 16.84      18.12       15,361,549      1.91     1.52   1.97    -6.64   -6.22
SAST SA Templeton Foreign Value
  Portfolio Class 3                  32,156,715  9.52       9.75      414,556,491      1.91     1.10   2.30    -7.04   -5.92
SAST SA VCP Dynamic Allocation
  Portfolio Class 3                 740,201,876  9.50      11.29    8,639,891,481      1.05     1.10   2.30    -7.31   -6.19
SAST SA VCP Dynamic Strategy
  Portfolio Class 3                 471,375,112  9.49      11.29    5,452,487,007      0.81     1.10   2.15    -7.43   -6.45
SAST SA WellsCap Aggressive Growth
  Portfolio Class 1                   1,149,746 19.20      19.93       22,903,971      0.00     1.52   1.77    -2.92   -2.68
SAST SA WellsCap Aggressive Growth
  Portfolio Class 2                     159,660 18.32      19.48        3,085,053      0.00     1.52   1.97    -3.26   -2.82
SAST SA WellsCap Aggressive Growth
  Portfolio Class 3                   1,678,891 11.55      11.73       24,105,178      0.00     1.10   2.30    -3.67   -2.51

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                               December 31, 2015                    For the Year Ended December 31 2015
                                    --------------------------------------------  ----------------------------------------
                                                                                  Investment    Expense         Total
                                              Unit Value ($)/(a)/                   Income   Ratio (%)/(d)/ Return (%)/(e)/
                                              -------------------      Net          Ratio    -------------- --------------
Sub-accounts                          Units   Lowest    Highest   Assets ($)/(b)/  (%)/(c)/  Lowest Highest Lowest  Highest
------------                        --------- ------    -------   --------------  ---------- ------ ------- ------  -------
SAST SA WellsCap Fundamental
  Growth Portfolio Class 1          1,415,118 26.54      27.56      38,923,276       0.00     1.52   1.77   -0.25     0.00
SAST SA WellsCap Fundamental
  Growth Portfolio Class 2             88,179 25.34      26.96       2,351,698       0.00     1.52   1.97   -0.60    -0.15
SAST SA WellsCap Fundamental
  Growth Portfolio Class 3          2,639,948 14.64      16.26      61,636,248       0.00     1.15   2.30   -1.03     0.12
VALIC Company I International
  Equities Index Fund                 172,038  9.34       9.46       1,611,014       0.32     1.10   1.40   -2.38    -2.09
VALIC Company I Mid Cap Index Fund    153,265  9.59      10.22       1,535,269       0.10     1.10   1.40   -3.85    -3.57
VALIC Company I Nasdaq-100 Index
  Fund                                 84,914 10.71      11.28         935,961       0.14     1.10   1.40    7.67     8.00
VALIC Company I Small Cap Index
  Fund                                161,506  9.34      10.34       1,601,639       0.00     1.10   1.40   -5.81    -5.52
VALIC Company I Stock Index Fund      546,045  9.97      10.45       5,647,279       0.00     1.10   1.40   -0.35    -0.05

                                                  December 31, 2014                     For the Year Ended December 31 2014
                                       ---------------------------------------------  ----------------------------------------
                                                                                      Investment    Expense         Total
                                                  Unit Value ($)/(a)/                   Income   Ratio (%)/(d)/ Return (%)/(e)/
                                                  -------------------      Net          Ratio    -------------- --------------
Sub-accounts                             Units    Lowest    Highest   Assets ($)/(b)/  (%)/(c)/  Lowest Highest Lowest  Highest
------------                           ---------- ------    -------   --------------  ---------- ------ ------- ------  -------
American Funds IS Asset Allocation
  Fund Class 2                          3,134,901  22.22     22.91      71,685,041       1.42     1.52   1.77     3.55    3.81
American Funds IS Asset Allocation
  Fund Class 3                            572,831  68.03     69.21      39,614,090       1.48     1.30   1.40     4.00    4.10
American Funds IS Capital Income
  Builder Class 4                             707             9.73           6,886       0.00            1.40            -2.66
American Funds IS Global Growth
  Fund Class 2                          6,938,511  30.24     31.96     220,617,184       1.10     1.52   1.97     0.32    0.77
American Funds IS Growth Fund
  Class 2                              10,341,097  28.08     29.67     304,784,034       0.74     1.52   1.97     6.39    6.87
American Funds IS Growth Fund
  Class 3                                 758,561 269.32    273.99     207,717,875       0.95     1.30   1.40     7.08    7.19
American Funds IS Growth-Income
  Fund Class 2                         12,261,272  24.87     26.29     320,475,121       1.23     1.52   1.97     8.48    8.97
American Funds IS Growth-Income
  Fund Class 3                            941,271 192.61    195.94     184,282,551       1.31     1.30   1.40     9.17    9.28
American Funds IS High-Income Bond
  Fund Class 3                            168,452  93.45     95.06      16,007,664       5.52     1.30   1.40    -0.81   -0.71
American Funds IS International Fund
  Class 3                                 658,805  57.12     58.11      38,263,106       1.39     1.30   1.40    -3.91   -3.82
American Funds IS Ultra-Short Bond
  Fund Class 3                            370,027  20.15     20.50       7,581,985       0.00     1.30   1.40    -1.83   -1.73
American Funds IS US Government/
  AAA-Rated Securities Fund Class 3       321,306  39.60     40.29      12,937,888       1.04     1.30   1.40     3.65    3.75
AST SA PGI Asset Allocation
  Portfolio Class 1                     2,978,668  36.02     37.27     110,944,048       2.37     1.52   1.77     5.58    5.84
AST SA PGI Asset Allocation
  Portfolio Class 2                       186,837  34.47     36.54       6,745,743       2.03     1.52   1.97     5.21    5.68
AST SA PGI Asset Allocation
  Portfolio Class 3                     1,531,013  14.40     15.83      36,335,227       2.21     1.15   2.30     4.76    5.97
AST SA Wellington Capital
  Appreciation Portfolio Class 1        3,471,675  85.86     88.93     303,798,648       0.00     1.52   1.77    13.22   13.50
AST SA Wellington Capital
  Appreciation Portfolio Class 2          582,777  83.38     88.49      50,614,579       0.00     1.40   1.97    12.83   13.47
AST SA Wellington Capital
  Appreciation Portfolio Class 3       10,550,598  20.56     22.50     447,124,602       0.00     1.15   2.30    12.34   13.64
AST SA Wellington Government and
  Quality Bond Portfolio Class 1        3,791,180  20.74     21.48      80,943,079       1.83     1.52   1.77     3.32    3.58
AST SA Wellington Government and
  Quality Bond Portfolio Class 2        1,761,628  19.90     21.05      36,871,794       1.66     1.52   1.97     2.96    3.43
AST SA Wellington Government and
  Quality Bond Portfolio Class 3       33,515,084  11.60     12.62     556,008,094       1.65     1.15   2.30     2.52    3.71
AST SA Wellington Growth Portfolio
  Class 1                               1,641,387  47.22     48.89      80,179,098       0.54     1.52   1.77     5.56    5.83
AST SA Wellington Growth Portfolio
  Class 2                                 480,301  45.40     48.00      22,890,888       0.40     1.52   1.97     5.20    5.67
AST SA Wellington Growth Portfolio
  Class 3                               2,865,165  14.61     15.67     103,500,385       0.30     1.15   2.30     4.91    5.96
AST SA Wellington Natural Resources
  Portfolio Class 1                       786,603  38.17     39.53      31,068,567       1.16     1.52   1.77   -19.96  -19.76
AST SA Wellington Natural Resources
  Portfolio Class 2                       202,008  36.71     38.83       7,757,067       0.95     1.52   1.97   -20.24  -19.88
AST SA Wellington Natural Resources
  Portfolio Class 3                     4,537,357   7.72      8.62      86,960,927       0.79     1.15   2.30   -20.58  -19.66
Columbia VP Asset Allocation Fund
  Class 1                                  50,356  15.56     16.09         809,820       2.52     1.52   1.77     8.12    8.39
Columbia VP Dividend Opportunity
  Fund Class 1                            138,166  15.35     15.90       2,185,966       0.00     1.52   2.02     8.15    8.42
Columbia VP Income Opportunities
  Fund Class 1                            689,685  21.83     23.40      15,886,936       0.00     1.52   2.17     1.79    2.45
Columbia VP Mid Cap Growth
  Opportunity Fund Class 1                 29,229  14.51     16.25         462,634       0.00     1.52   2.02     5.27    5.79
Columbia VP Small Company Growth
  Fund Class 1                             56,831  15.82     16.39         927,272       0.00     1.52   2.02    -6.31   -6.08
FTVIP Franklin Founding Funds
  Allocation VIP Fund Class 2           4,543,641  11.87     12.87      56,850,080       2.79     1.15   2.30     0.51    1.67
FTVIP Franklin Income VIP Fund
  Class 2                              12,250,257  12.76     13.91     165,202,869       5.14     1.15   2.30     2.24    3.47
FTVIP Franklin Strategic Income VIP
  Fund Class 2                              1,059             9.71          10,403       0.00     0.00   1.40     0.00   -2.91
Invesco V.I. American Franchise Fund
  Series II                             1,196,992  16.83     18.41      19,893,499       0.00     1.15   2.30     5.71    6.93
Invesco V.I. Comstock Fund Series II   20,591,968  14.64     15.90     368,875,078       1.08     1.15   2.30     6.62    7.85
Invesco V.I. Growth and Income Fund
  Series II                            27,664,310  14.52     15.81     523,816,386       1.46     1.15   2.30     7.46    8.71
Ivy VIP Asset Strategy Class II             1,077             9.53          10,317       0.00            1.40            -4.68
Lord Abbett Growth and Income
  Portfolio Class VC                   15,464,822  12.54     13.70     242,902,584       0.67     1.15   2.30     5.20    6.42
Lord Abbett Mid Cap Stock Portfolio
  Class VC                              1,116,823  20.02     20.67      23,037,053       0.41     1.52   1.77     9.57    9.85
PVC Diversified International Account
  Class 1                                 153,238   7.23      7.58       1,156,814       2.22     1.40   1.80    -4.94   -4.56
PVC Diversified International Account
  Class 2                                  61,069   6.88      7.22         436,042       1.86     1.55   1.95    -5.27   -4.89
PVC Equity Income Account Class 1       1,104,948  14.80     15.62      17,102,964       2.37     1.40   1.80    10.79   11.23
PVC Equity Income Account Class 2         725,547  14.02     14.26      10,552,625       2.17     1.52   2.17    10.29   10.76
PVC Government & High Quality
  Bond Account Class 1                    363,757   8.23      8.67       3,099,798       3.68     1.40   1.80     3.20    3.62
PVC Government & High Quality
  Bond Account Class 2                    105,039   7.78      8.19         854,357       3.39     1.55   1.95     2.72    3.13
PVC Income Account Class 1                499,447  10.01     10.56       5,230,886       4.46     1.40   1.80     3.67    4.08
PVC Income Account Class 2                278,215   9.55     10.06       2,792,095       4.02     1.55   1.95     3.23    3.64
PVC LargeCap Growth Account
  Class 1                                  81,292  10.77     11.37         907,530       0.61     1.40   1.80     9.14    9.57
PVC LargeCap Growth Account
  Class 2                                  40,668  10.27     10.81         437,242       0.35     1.55   1.95     8.71    9.15
PVC MidCap Account Class 1                114,948  18.61     19.63       2,224,709       0.51     1.40   1.80    10.97   11.41
PVC MidCap Account Class 2                 39,854  17.61     18.56         734,929       0.28     1.55   1.95    10.53   10.97
PVC Principal Capital Appreciation
  Account Class 1                         489,733  19.72     20.80      10,118,157       3.06     1.40   1.80    10.45   10.89
PVC Principal Capital Appreciation
  Account Class 2                          97,658  18.63     19.64       1,903,974       2.84     1.55   1.95    10.03   10.47

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                                  December 31, 2014                     For the Year Ended December 31 2014
                                       ---------------------------------------------  ----------------------------------------
                                                                                      Investment    Expense         Total
                                                  Unit Value ($)/(a)/                   Income   Ratio (%)/(d)/ Return (%)/(e)/
                                                  -------------------      Net          Ratio    -------------- --------------
Sub-accounts                             Units    Lowest    Highest   Assets ($)/(b)/  (%)/(c)/  Lowest Highest Lowest  Highest
------------                           ---------- ------    -------   --------------  ---------- ------ ------- ------  -------
PVC Real Estate Securities Account
  Class 1                                  20,110 28.56      30.01         601,392       1.63     1.40   1.80   30.45    30.98
PVC Real Estate Securities Account
  Class 2                                  10,034 28.32      29.12         290,847       1.34     1.55   1.95   30.21    30.40
PVC SAM Balanced Portfolio Class 1      2,735,552 13.92      14.69      39,533,551       2.74     1.40   1.80    4.91     5.33
PVC SAM Balanced Portfolio Class 2      2,616,625 13.24      14.01      36,330,970       2.44     1.52   2.17    4.53     4.98
PVC SAM Conservative Balanced
  Portfolio Class 1                       376,427  9.80      10.33       3,848,231       3.00     1.40   1.80    4.32     4.74
PVC SAM Conservative Balanced
  Portfolio Class 2                       513,845  9.33      13.75       5,120,776       2.81     1.52   2.17    3.87     4.32
PVC SAM Conservative Growth
  Portfolio Class 1                     1,350,407 14.63      15.43      20,426,876       1.76     1.40   1.80    5.52     5.94
PVC SAM Conservative Growth
  Portfolio Class 2                     1,421,493 13.87      14.65      20,599,307       1.61     1.52   2.17    5.07     5.53
PVC SAM Flexible Income Portfolio
  Class 1                                 672,824 11.12      11.75       7,804,004       3.62     1.40   1.80    4.14     4.55
PVC SAM Flexible Income Portfolio
  Class 2                                 713,484 10.60      13.78       7,945,734       3.32     1.52   2.17    3.75     4.20
PVC SAM Strategic Growth Portfolio
  Class 1                                 282,265 16.16      17.02       4,729,638       1.48     1.40   1.80    6.74     7.17
PVC SAM Strategic Growth Portfolio
  Class 2                                 561,513 15.33      16.24       8,983,731       1.33     1.52   2.17    6.26     6.72
PVC Short-Term Income Account
  Class 1                                 103,278  7.40       7.81         795,506       1.57     1.40   1.80   -0.09     0.31
PVC Short-Term Income Account
  Class 2                                 104,957  7.05       7.42         772,195       1.38     1.55   1.95   -0.93    -0.54
SST SA Allocation Balanced Portfolio
  Class 3                              10,295,642 13.39      14.53     144,673,420       1.20     1.15   2.30    2.93     4.12
SST SA Allocation Growth Portfolio
  Class 3                               1,913,601 13.87      15.14      27,807,698       0.66     1.15   2.30    2.84     4.03
SST SA Allocation Moderate Growth
  Portfolio Class 3                    14,811,676 13.37      14.54     208,071,601       0.99     1.15   2.30    2.76     3.94
SST SA Allocation Moderate Portfolio
  Class 3                              13,572,652 13.47      14.65     191,993,264       1.11     1.15   2.30    2.86     4.05
SST SA Wellington Real Return
  Portfolio Class 3                    27,375,871 10.83      11.76     310,990,581       0.00     1.15   2.30   -0.68     0.47
SAST SA AB Growth Portfolio Class 1     3,266,680 53.51      55.41     179,268,262       0.00     1.52   1.77   12.16    12.44
SAST SA AB Growth Portfolio Class 2       391,535 51.15      55.30      21,090,293       0.00     1.40   1.97   11.77    12.41
SAST SA AB Growth Portfolio Class 3     2,687,981 16.47      18.08     109,039,481       0.00     1.15   2.30   11.29    12.58
SAST SA AB Small & Mid Cap Value
  Portfolio Class 2                       552,250 29.68      31.40      17,239,857       0.63     1.52   1.97    6.84     7.33
SAST SA AB Small & Mid Cap Value
  Portfolio Class 3                    19,506,963 17.69      19.20     471,312,873       0.58     1.15   2.30    6.39     7.62
SAST SA American Funds Asset
  Allocation Portfolio Class 3         11,116,845 13.73      14.97     161,322,873       1.03     1.15   2.30    2.69     3.88
SAST SA American Funds Global
  Growth Portfolio Class 3             27,628,071 11.48      14.74     426,715,336       0.91     1.15   2.30   -0.35    14.81
SAST SA American Funds Growth
  Portfolio Class 3                    19,407,765 14.42      15.66     294,153,090       0.60     1.15   2.30    5.73     6.95
SAST SA American Funds Growth-
  Income Portfolio Class 3             16,302,164 12.46      14.28     242,403,728       0.97     1.15   2.30    7.77    24.57
SAST SA American Funds VCP
  Managed Asset Allocation Portfolio
  Class 3                              21,300,859 11.87      12.14     256,821,376       0.46     1.15   2.30    0.51     1.52
SAST SA Boston Company Capital
  Growth Portfolio Class 1                473,522 10.77      11.15       5,270,606       0.09     1.52   1.77    6.69     6.95
SAST SA Boston Company Capital
  Growth Portfolio Class 2                144,114 10.35      10.94       1,560,618       0.00     1.52   1.97    6.32     6.79
SAST SA Boston Company Capital
  Growth Portfolio Class 3              3,863,112 10.16      14.82      42,903,142       0.00     1.15   2.30    6.00     7.08
SAST SA Columbia Technology
  Portfolio Class 1                     2,865,982  3.55       3.68      10,521,188       0.00     1.52   1.77   22.65    22.96
SAST SA Columbia Technology
  Portfolio Class 2                       849,096  3.40       3.66       3,037,861       0.00     1.40   1.97   22.22    22.92
SAST SA Columbia Technology
  Portfolio Class 3                     5,490,784 15.15      16.57      30,545,733       0.00     1.15   2.30   21.70    23.10
SAST SA DFA Ultra Short Bond
  Portfolio Class 1                     3,174,252 11.96      12.39      39,219,947       0.00     1.52   1.77   -2.03    -1.79
SAST SA DFA Ultra Short Bond
  Portfolio Class 2                       789,819 11.49      12.14       9,535,730       0.00     1.52   1.97   -2.37    -1.93
SAST SA DFA Ultra Short Bond
  Portfolio Class 3                    14,453,928  8.55       9.45     149,957,471       0.00     1.15   2.30   -2.79    -1.67
SAST SA Dogs of Wall Street Portfolio
  Class 1                               1,177,216 21.89      22.67      26,670,331       1.37     1.52   1.77    8.81     9.08
SAST SA Dogs of Wall Street Portfolio
  Class 2                                 314,435 21.08      22.26       6,948,652       1.19     1.52   1.97    8.43     8.92
SAST SA Dogs of Wall Street Portfolio
  Class 3                               4,559,563 17.73      19.33      90,761,106       1.30     1.15   2.30    7.97     9.22
SAST SA Federated Corporate Bond
  Portfolio Class 1                     2,462,124 27.59      28.58      70,289,396       3.48     1.52   1.77    3.95     4.21
SAST SA Federated Corporate Bond
  Portfolio Class 2                       749,964 26.48      28.03      20,878,805       3.31     1.52   1.97    3.58     4.05
SAST SA Federated Corporate Bond
  Portfolio Class 3                    30,051,209 15.16      16.51     629,787,413       3.32     1.15   2.30    3.14     4.33
SAST SA Fidelity Institutional AM(R)
  Real Estate Portfolio Class 1           969,654 32.53      33.69      32,654,759       1.37     1.52   1.77   27.50    27.82
SAST SA Fidelity Institutional AM(R)
  Real Estate Portfolio Class 2           256,385 31.24      33.04       8,406,601       1.17     1.52   1.97   27.05    27.63
SAST SA Fidelity Institutional AM(R)
  Real Estate Portfolio Class 3        12,341,692 11.03      12.03     226,546,315       1.11     1.15   2.30   26.51    27.97
SAST SA Franklin Small Company
  Value Portfolio Class 3              13,458,183 14.50      15.75     195,803,515       0.07     1.15   2.30   -2.50    -1.37
SAST SA Goldman Sachs Global Bond
  Portfolio Class 1                     1,344,763 21.86      22.64      30,347,937       0.00     1.52   1.77   -2.09    -1.84
SAST SA Goldman Sachs Global Bond
  Portfolio Class 2                       332,059 21.00      22.18       7,315,689       0.00     1.52   1.97   -2.43    -1.99
SAST SA Goldman Sachs Global Bond
  Portfolio Class 3                    13,896,825 11.80      12.84     212,608,834       0.00     1.15   2.30   -2.85    -1.72
SAST SA Invesco Growth Opportunities
  Portfolio Class 1                       950,542  9.12       9.44       8,962,471       0.00     1.52   1.77    1.91     2.16
SAST SA Invesco Growth Opportunities
  Portfolio Class 2                       374,713  8.75       9.27       3,444,199       0.00     1.52   1.97    1.55     2.01
SAST SA Invesco Growth Opportunities
  Portfolio Class 3                    13,426,390 16.82      18.31     163,518,392       0.00     1.15   2.30    1.12     2.29
SAST SA Invesco VCP Equity-Income
  Portfolio Class 3                    17,844,802 11.61      11.81     209,560,765       1.42     1.15   2.15    5.95     7.01
SAST SA Janus Focused Growth
  Portfolio Class 1                       841,411 17.69      18.33      15,378,182       0.01     1.52   1.77    9.28     9.55
SAST SA Janus Focused Growth
  Portfolio Class 2                       720,343 17.40      17.96      12,871,166       0.00     1.52   1.77    9.12     9.39
SAST SA Janus Focused Growth
  Portfolio Class 3                     6,707,363 15.53      16.94     113,285,776       0.00     1.15   2.30    8.43     9.69
SAST SA JPMorgan Diversified
  Balanced Portfolio Class 1            1,939,220 23.41      24.24      46,621,859       1.38     1.52   1.77    9.49     9.76
SAST SA JPMorgan Diversified
  Balanced Portfolio Class 2              375,881 22.46      23.75       8,843,955       1.22     1.52   1.97    9.11     9.60
SAST SA JPMorgan Diversified
  Balanced Portfolio Class 3            5,591,504 14.50      15.87      95,948,227       1.18     1.15   2.30    8.64     9.89
SAST SA JPMorgan Emerging Markets
  Portfolio Class 1                     1,474,476 16.86      17.46      25,776,787       1.23     1.52   1.77   -7.54    -7.31
SAST SA JPMorgan Emerging Markets
  Portfolio Class 2                       297,399 16.18      17.12       5,057,165       1.07     1.52   1.97   -7.86    -7.45
SAST SA JPMorgan Emerging Markets
  Portfolio Class 3                     9,927,054  9.98      10.88     135,203,697       1.02     1.15   2.30   -8.26    -7.19
SAST SA JPMorgan Equity-Income
  Portfolio Class 1                     3,090,161 45.49      47.10     143,804,787       1.20     1.52   1.77   12.11    12.39
SAST SA JPMorgan Equity-Income
  Portfolio Class 2                       214,369 43.50      46.11       9,796,349       1.03     1.52   1.97   11.71    12.22
SAST SA JPMorgan Equity-Income
  Portfolio Class 3                     6,612,547 14.65      16.13     126,838,697       1.10     1.15   2.30   11.24    12.52
SAST SA JPMorgan Global Equities
  Portfolio Class 1                     1,782,689 26.53      27.48      48,795,554       0.68     1.52   1.77    2.37     2.62
SAST SA JPMorgan Global Equities
  Portfolio Class 2                       181,447 25.55      27.44       4,885,258       0.53     1.40   1.97    2.01     2.59
SAST SA JPMorgan Global Equities
  Portfolio Class 3                     1,979,213 11.73      12.89      33,885,187       0.48     1.15   2.30    1.57     2.74

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

                                                 December 31, 2014                     For the Year Ended December 31 2014
                                     ----------------------------------------------  ----------------------------------------
                                                                                     Investment    Expense         Total
                                                 Unit Value ($)/(a)/                   Income   Ratio (%)/(d)/ Return (%)/(e)/
                                                 -------------------      Net          Ratio    -------------- --------------
Sub-accounts                            Units    Lowest    Highest   Assets ($)/(b)/  (%)/(c)/  Lowest Highest Lowest  Highest
------------                         ----------- ------    -------   --------------  ---------- ------ ------- ------  -------
SAST SA JPMorgan MFS Core
  Bond Portfolio Class 1               1,713,471 27.83      28.76       49,239,407      1.25     1.52   1.77     2.97    3.23
SAST SA JPMorgan MFS Core
  Bond Portfolio Class 2                 428,245 27.26      28.19       12,017,884      1.03     1.52   1.77     2.82    3.07
SAST SA JPMorgan MFS Core
  Bond Portfolio Class 3              44,583,224 13.05      14.24      746,584,821      1.04     1.15   2.30     2.17    3.35
SAST SA JPMorgan Mid-Cap
  Growth Portfolio Class 1             1,917,446 19.06      19.74       37,555,080      0.00     1.52   1.77     9.32    9.59
SAST SA JPMorgan Mid-Cap
  Growth Portfolio Class 2               848,710 18.27      19.70       16,313,282      0.00     1.40   1.97     8.93    9.56
SAST SA JPMorgan Mid-Cap
  Growth Portfolio Class 3             6,145,552 18.49      20.08      117,640,080      0.00     1.15   2.30     8.47    9.72
SAST SA Legg Mason BW Large
  Cap Value Portfolio Class 1          7,539,296 50.30      52.10      389,849,011      0.61     1.52   1.77     4.87    5.13
SAST SA Legg Mason BW Large
  Cap Value Portfolio Class 2          1,089,790 48.16      51.98       55,286,214      0.45     1.40   1.97     4.50    5.10
SAST SA Legg Mason BW Large
  Cap Value Portfolio Class 3         17,090,522 13.50      14.69      478,324,649      0.37     1.15   2.30     4.05    5.26
SAST SA MFS Blue Chip Growth
  Portfolio Class 1                      839,118  9.20       9.52        8,065,086      0.05     1.52   1.77     9.96   10.23
SAST SA MFS Blue Chip Growth
  Portfolio Class 2                      309,675  8.85       9.36        2,879,201      0.00     1.52   1.97     9.57   10.07
SAST SA MFS Blue Chip Growth
  Portfolio Class 3                    7,120,286 14.80      16.22       85,641,538      0.00     1.15   2.30     9.10   10.36
SAST SA MFS Massachusetts
  Investors Trust Portfolio Class 1    1,479,989 36.13      37.41       55,020,109      0.55     1.52   1.77     8.93    9.20
SAST SA MFS Massachusetts
  Investors Trust Portfolio Class 2      304,049 34.80      36.71       11,089,581      0.40     1.52   1.97     8.55    9.04
SAST SA MFS Massachusetts
  Investors Trust Portfolio Class 3   12,669,126 15.92      17.36      278,476,642      0.35     1.15   2.30     8.08    9.33
SAST SA MFS Telecom Utility
  Portfolio Class 1                      666,531 23.99      24.84       16,544,715      2.76     1.52   1.77    10.52   10.79
SAST SA MFS Telecom Utility
  Portfolio Class 2                       82,979 23.61      24.37        2,001,329      2.43     1.52   1.77    10.35   10.63
SAST SA MFS Telecom Utility
  Portfolio Class 3                    1,348,617 16.94      18.55       26,948,480      2.41     1.15   2.30     9.66   10.93
SAST SA MFS Total Return
  Portfolio Class 1                    3,528,804 37.30      38.61      134,958,739      2.07     1.52   1.77     6.55    6.81
SAST SA MFS Total Return
  Portfolio Class 2                    1,037,331 35.78      37.86       38,998,840      1.89     1.52   1.97     6.17    6.65
SAST SA MFS Total Return
  Portfolio Class 3                    7,127,285 13.61      14.82      190,416,716      1.83     1.15   2.30     5.72    6.94
SAST SA Morgan Stanley
  International Equities Portfolio
  Class 1                              2,499,779 13.48      13.96       34,874,907      1.55     1.52   1.77   -10.06   -9.84
SAST SA Morgan Stanley
  International Equities Portfolio
  Class 2                              1,041,448 12.96      13.70       14,184,843      1.37     1.52   1.97   -10.38   -9.97
SAST SA Morgan Stanley
  International Equities Portfolio
  Class 3                             10,912,622  9.74      10.65      139,287,893      1.31     1.15   2.30   -10.76   -9.73
SAST SA Oppenheimer Main Street
  Large Cap Portfolio Class 1          1,016,868 28.74      29.77       30,227,192      0.39     1.52   1.77     8.50    8.78
SAST SA Oppenheimer Main Street
  Large Cap Portfolio Class 2            178,293 27.55      29.19        5,167,986      0.28     1.52   1.97     8.13    8.61
SAST SA Oppenheimer Main Street
  Large Cap Portfolio Class 3          2,312,895 14.51      15.84       49,332,791      0.20     1.15   2.30     7.66    8.91
SAST SA PIMCO VCP Tactical
  Balanced Portfolio Class 3          17,179,189 10.18      11.20      194,628,123      0.00     1.15   2.15     1.78    3.97
SAST SA PineBridge High-Yield
  Bond Portfolio Class 1               1,797,984 26.81      27.73       49,826,489      4.68     1.52   1.77    -0.92   -0.67
SAST SA PineBridge High-Yield
  Bond Portfolio Class 2                 400,553 25.65      27.19       10,785,971      4.81     1.52   1.97    -1.27   -0.82
SAST SA PineBridge High-Yield
  Bond Portfolio Class 3               6,996,957 12.64      13.97      128,062,205      4.54     1.15   2.30    -1.69   -0.55
SAST SA Putnam International
  Growth and Income Portfolio
  Class 1                              2,380,357 14.82      15.35       36,281,962      1.78     1.52   1.77   -11.04  -10.82
SAST SA Putnam International
  Growth and Income Portfolio
  Class 2                                440,742 14.29      15.07        6,596,215      1.64     1.52   1.97   -11.35  -10.95
SAST SA Putnam International
  Growth and Income Portfolio
  Class 3                             10,895,587  8.35       9.13      147,419,969      1.48     1.15   2.30   -11.73  -10.71
SAST SA Templeton Foreign Value
  Portfolio Class 2                    1,008,127 18.04      19.32       19,417,993      1.01     1.52   1.97    -8.69   -8.28
SAST SA Templeton Foreign Value
  Portfolio Class 3                   33,869,805 10.25      11.14      473,506,742      0.98     1.15   2.30    -9.09   -8.03
SAST SA VCP Dynamic Allocation
  Portfolio Class 3                  606,848,166 12.18      12.61    7,575,040,025      0.59     1.15   2.30     1.95    3.13
SAST SA VCP Dynamic Strategy
  Portfolio Class 3                  353,964,056 10.15      12.20    4,390,062,545      0.46     1.15   2.30     1.46    2.09
SAST SA WellsCap Aggressive
  Growth Portfolio Class 1             1,273,089 19.78      20.48       26,056,715      0.00     1.52   1.77    -1.21   -0.97
SAST SA WellsCap Aggressive
  Growth Portfolio Class 2               162,108 18.94      20.05        3,224,586      0.00     1.52   1.97    -1.56   -1.12
SAST SA WellsCap Aggressive
  Growth Portfolio Class 3             1,638,624 12.17      13.29       24,985,871      0.00     1.15   2.30    -1.98   -0.85
SAST SA WellsCap Fundamental
  Growth Portfolio Class 1             1,622,691 26.61      27.56       44,639,162      0.00     1.52   1.77     5.70    5.97
SAST SA WellsCap Fundamental
  Growth Portfolio Class 2               102,334 25.49      27.00        2,735,332      0.00     1.52   1.97     5.33    5.81
SAST SA WellsCap Fundamental
  Growth Portfolio Class 3             3,052,407 14.79      16.24       71,886,692      0.00     1.15   2.30     4.88    6.10

(a)Because the unit values are presented as a range of lowest to highest, based on the product grouping representing the minimum and maximum expense ratio amounts, some individual contract unit values are not within the ranges presented.
(b)These amounts represent the net asset value before adjustments allocated to the contracts in payout period.
(c)These amounts represent the dividends, excluding distributions of capital gains, received by the sub-account from the Funds, net of management fees assessed by the portfolio manager, divided by the average net assets. These ratios exclude those expenses, such as mortality and expense charges, that are assessed against contract owner accounts either through reductions in the unit values or the redemption of units. The recognition of investment income by the sub-account is affected by the timing of the declaration of dividends by the Funds in which the sub-account invests. The average net assets are calculated using the net asset balances at the beginning and end of the year.
(d)These amounts represent the annualized contract expenses of the sub-account, consisting of distribution, mortality and expense charges, for each period indicated. The ratios include only those expenses that result in direct reduction to unit values. Charges made directly to contract owners account through the redemption of units and expenses of the Funds have been excluded. For additional information on charges and deductions, see Note 4.
(e)These amounts represent the total return for the periods indicated, including changes in the value of the Funds, and expenses assessed through the reduction of unit values. These ratios do not include any expenses assessed through redemption of units. Investment options with a date notation indicate the effective date of that investment option in the variable account. The total return is calculated for each of the periods indicated or from the effective date through the end of the reporting period. Because the total return is presented as a range of minimum and maximum values, based on the product grouping representing the minimum and maximum expense ratios, some individual contract total returns are not within the ranges presented.

VARIABLE SEPARATE ACCOUNT
AMERICAN GENERAL LIFE INSURANCE COMPANY

NOTES TO FINANCIAL STATEMENTS (CONTINUED)


7. Subsequent Events

Management considered Separate Accounts related events and transactions that occurred after the date of the Statement of Assets and Liabilities, but before the financial statements are issued to provide additional evidence relative to certain estimates or to identify matters that required additional disclosures. Management has evaluated events through April 22, 2019, the date the financial statements were issued, and has determined that no additional items require disclosure.

American General
Life Companies

                                                   Variable Annuity Account Two
                                        American General Life Insurance Company

                                                                           2018

                                                                  Annual Report

                                                              December 31, 2018

              Report of Independent Registered Public Accounting Firm

To the Board of Directors of American General Life Insurance Company and the Contract Owners of Variable Annuity Account Two.

Opinions on the Financial Statements

We have audited the accompanying statements of assets and liabilities, including the schedules of portfolio investments, of each of the sub-accounts of Variable Annuity Account Two indicated in the table below as of December 31, 2018, and the related statement of operations and changes in net assets for each of the two years in the period then ended, including the related notes (collectively referred to as the "financial statements"). In our opinion, the financial statements present fairly, in all material respects, the financial position of each of the sub-accounts in the Variable Annuity Account Two as of December 31, 2018, and the results of each of their operations and the changes in each of their net assets for the two years in the period then ended, in conformity with accounting principles generally accepted in the United States of America.

AST SA Wellington Government and       SAST SA MFS Total Return Portfolio
  Quality Bond Portfolio Class 1         Class 1
SAST SA DFA Ultra Short Bond           SAST SA Putnam International Growth
  Portfolio Class 1                      and Income Portfolio Class 1
SAST SA Janus Focused Growth
  Portfolio Class 1
SAST SA Legg Mason BW Large Cap Value
  Portfolio Class 1

Basis for Opinions

These financial statements are the responsibility of American General Life Insurance Company management. Our responsibility is to express an opinion on the financial statements of each of the sub-accounts in the Variable Annuity Account Two based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to each of the sub-accounts in the Variable Annuity Account Two in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. Our procedures included confirmation of investments owned as of December 31, 2018 by correspondence with the transfer agents of the investee mutual funds. We believe that our audits provide a reasonable basis for our opinions.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
April 22nd, 2019

We have served as the auditor of one or more of the sub-accounts in the AIG Life and Retirement Separate Account Group since at least 1994. We have not been able to determine the specific year we began serving as auditor.

VARIABLE ANNUITY ACCOUNT TWO
AMERICAN GENERAL LIFE INSURANCE COMPANY

STATEMENT OF ASSETS AND LIABILITIES
December 31, 2018

                                                                Due from (to)            Contract   Contract     Net Assets
                                                                  Company's              Owners -   Owners -   Attributable to
                                                 Investments at    General               Annuity  Accumulation Contract Owner
Sub-accounts                                       Fair Value   Account, Net  Net Assets Reserves   Reserves      Reserves
------------                                     -------------- ------------- ---------- -------- ------------ ---------------
AST SA Wellington Government and Quality Bond
  Portfolio Class 1                                 $ 10,025         $--       $ 10,025  $    --    $ 10,025      $ 10,025
SAST SA DFA Ultra Short Bond Portfolio Class 1         9,611          --          9,611       --       9,611         9,611
SAST SA Janus Focused Growth Portfolio Class 1       266,842          --        266,842   82,842     184,000       266,842
SAST SA Legg Mason BW Large Cap Value Portfolio
  Class 1                                            245,229          --        245,229   67,932     177,297       245,229
SAST SA MFS Total Return Portfolio Class 1            22,995          --         22,995       --      22,995        22,995
SAST SA Putnam International Growth and Income
  Portfolio Class 1                                   52,591          --         52,591       --      52,591        52,591

The accompanying Notes to Financial Statements are an integral part of this statement.

--------------------------------------------------------------------------------
                                       1

VARIABLE ANNUITY ACCOUNT TWO
AMERICAN GENERAL LIFE INSURANCE COMPANY

SCHEDULE OF PORTFOLIO INVESTMENTS
December 31, 2018

                                                                         Net Asset
                                                                         Value per Shares at Fair Cost of Shares
Sub-accounts                                                      Shares   Share       Value           Held      Level*
------------                                                      ------ --------- -------------- -------------- ------
AST SA Wellington Government and Quality Bond Portfolio Class 1      681  $14.72      $ 10,025       $ 10,525      1
SAST SA DFA Ultra Short Bond Portfolio Class 1                       906   10.61         9,611          9,597      1
SAST SA Janus Focused Growth Portfolio Class 1                    20,962   12.73       266,842        146,052      1
SAST SA Legg Mason BW Large Cap Value Portfolio Class 1           13,234   18.53       245,229        281,089      1
SAST SA MFS Total Return Portfolio Class 1                         1,361   16.90        22,995         20,318      1
SAST SA Putnam International Growth and Income Portfolio Class 1   5,896    8.92        52,591         44,667      1

* Represents the level within the fair value hierarchy under which the portfolio is classified as defined in ASC 820 and described in Note 3 to the financial statements.

The accompanying Notes to Financial Statements are an integral part of this statement.

--------------------------------------------------------------------------------
                                       2

VARIABLE ANNUITY ACCOUNT TWO
AMERICAN GENERAL LIFE INSURANCE COMPANY

STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS

                                                                           AST SA                 SAST SA   SAST SA
                                                                         Wellington    SAST SA     Janus   Legg Mason  SAST SA
                                                                         Government   DFA Ultra   Focused   BW Large  MFS Total
                                                                        and Quality   Short Bond  Growth   Cap Value   Return
                                                                       Bond Portfolio Portfolio  Portfolio Portfolio  Portfolio
                                                                          Class 1      Class 1    Class 1   Class 1    Class 1
                                                                       -------------- ---------- --------- ---------- ---------
For the Year Ended December 31, 2018
From operations:
   Dividends                                                              $   211      $   107   $     --   $  4,878   $   525
   Mortality and expense risk and administrative charges                     (141)        (150)    (4,306)    (4,108)     (344)
                                                                          -------      -------   --------   --------   -------
   Net investment income (loss)                                                70          (43)    (4,306)       770       181
   Net realized gain (loss)                                                   (16)           7     13,791     (1,511)      279
   Capital gain distribution from mutual funds                                  4           --     21,755     23,571     1,394
   Change in unrealized appreciation (depreciation) of investments           (195)          43    (28,974)   (49,377)   (3,605)
                                                                          -------      -------   --------   --------   -------
Increase (decrease) in net assets from operations                            (137)           7      2,266    (26,547)   (1,751)
                                                                          -------      -------   --------   --------   -------
From contract transactions:
   Payments for contract benefits or terminations                              --       (1,464)   (29,036)   (33,465)     (489)
   Transfers between sub-accounts (including fixed account), net              (81)           1         (2)        --        --
   Contract maintenance charges                                               (29)         (13)      (216)      (256)      (33)
   Adjustments to net assets allocated to contracts in payout period           --           --          3          2        --
                                                                          -------      -------   --------   --------   -------
Increase (decrease) in net assets from contract transactions                 (110)      (1,476)   (29,251)   (33,719)     (522)
                                                                          -------      -------   --------   --------   -------
Increase (decrease) in net assets                                            (247)      (1,469)   (26,985)   (60,266)   (2,273)
Net assets at beginning of period                                          10,272       11,080    293,827    305,495    25,268
                                                                          -------      -------   --------   --------   -------
Net assets at end of period                                               $10,025      $ 9,611   $266,842   $245,229   $22,995
                                                                          =======      =======   ========   ========   =======
Beginning units                                                               469          917     12,827      4,311       553
Units issued                                                                   --           --          2          1        --
Units redeemed                                                                 (5)        (123)    (1,168)      (471)      (12)
                                                                          -------      -------   --------   --------   -------
Ending units                                                                  464          794     11,661      3,841       541
                                                                          =======      =======   ========   ========   =======

For the Year Ended December 31, 2017
From operations:
   Dividends                                                              $   189      $    35   $     --   $  5,241   $   617
   Mortality and expense risk and administrative charges                     (142)        (166)    (3,944)    (4,106)     (342)
                                                                          -------      -------   --------   --------   -------
   Net investment income (loss)                                                47         (131)    (3,944)     1,135       275
   Net realized gain (loss)                                                    (7)          --     10,142     (3,601)      469
   Capital gain distribution from mutual funds                                 --           --     21,526     10,219     1,335
   Change in unrealized appreciation (depreciation) of investments            112           52     41,246     43,229       406
                                                                          -------      -------   --------   --------   -------
Increase (decrease) in net assets from operations                             152          (79)    68,970     50,982     2,485
                                                                          -------      -------   --------   --------   -------
From contract transactions:
   Payments for contract benefits or terminations                              --       (1,086)   (25,604)   (31,379)   (1,033)
   Transfers between sub-accounts (including fixed account), net               89           --         --         --        --
   Contract maintenance charges                                               (29)         (15)      (209)      (255)      (35)
   Adjustments to net assets allocated to contracts in payout period           --           --          2          3        --
                                                                          -------      -------   --------   --------   -------
Increase (decrease) in net assets from contract transactions                   60       (1,101)   (25,811)   (31,631)   (1,068)
                                                                          -------      -------   --------   --------   -------
Increase (decrease) in net assets                                             212       (1,180)    43,159     19,351     1,417
Net assets at beginning of period                                          10,060       12,260    250,668    286,144    23,851
                                                                          -------      -------   --------   --------   -------
Net assets at end of period                                               $10,272      $11,080   $293,827   $305,495   $25,268
                                                                          =======      =======   ========   ========   =======
Beginning units                                                               466        1,007     14,045      4,801       577
Units issued                                                                    4           --          2          1        --
Units redeemed                                                                 (1)         (90)    (1,220)      (491)      (24)
                                                                          -------      -------   --------   --------   -------
Ending units                                                                  469          917     12,827      4,311       553
                                                                          =======      =======   ========   ========   =======

The accompanying Notes to Financial Statements are an integral part of this statement.

--------------------------------------------------------------------------------
                                       3

VARIABLE ANNUITY ACCOUNT TWO
AMERICAN GENERAL LIFE INSURANCE COMPANY

STATEMENTS OF OPERATIONS AND CHANGES IN NET ASSETS

                                                                        SAST SA
                                                                        Putnam
                                                                     International
                                                                      Growth and
                                                                        Income
                                                                       Portfolio
                                                                        Class 1
                                                                     -------------
For the Year Ended December 31, 2018
From operations:
   Dividends                                                           $  1,916
   Mortality and expense risk and administrative charges                   (886)
                                                                       --------
   Net investment income (loss)                                           1,030
   Net realized gain (loss)                                                 677
   Change in unrealized appreciation (depreciation) of investments      (13,940)
                                                                       --------
Increase (decrease) in net assets from operations                       (12,233)
                                                                       --------
From contract transactions:
   Payments for contract benefits or terminations                        (1,753)
   Transfers between sub-accounts (including fixed account), net             81
   Contract maintenance charges                                             (78)
                                                                       --------
Increase (decrease) in net assets from contract transactions             (1,750)
                                                                       --------
Increase (decrease) in net assets                                       (13,983)
Net assets at beginning of period                                        66,574
                                                                       --------
Net assets at end of period                                            $ 52,591
                                                                       ========
Beginning units                                                           3,590
Units issued                                                                  5
Units redeemed                                                             (103)
                                                                       --------
Ending units                                                              3,492
                                                                       ========
For the Year Ended December 31, 2017
From operations:
   Dividends                                                           $    957
   Mortality and expense risk and administrative charges                   (868)
                                                                       --------
   Net investment income (loss)                                              89
   Net realized gain (loss)                                                 586
   Change in unrealized appreciation (depreciation) of investments       11,897
                                                                       --------
Increase (decrease) in net assets from operations                        12,572
                                                                       --------
From contract transactions:
   Payments for contract benefits or terminations                        (1,492)
   Transfers between sub-accounts (including fixed account), net            (89)
   Contract maintenance charges                                             (81)
                                                                       --------
Increase (decrease) in net assets from contract transactions             (1,662)
                                                                       --------
Increase (decrease) in net assets                                        10,910
Net assets at beginning of period                                        55,664
                                                                       --------
Net assets at end of period                                            $ 66,574
                                                                       ========
Beginning units                                                           3,685
Units redeemed                                                              (95)
                                                                       --------
Ending units                                                              3,590
                                                                       ========

The accompanying Notes to Financial Statements are an integral part of this statement.

--------------------------------------------------------------------------------
                                       4

VARIABLE ANNUITY ACCOUNT TWO
AMERICAN GENERAL LIFE INSURANCE COMPANY

NOTES TO FINANCIAL STATEMENTS

1. Organization

Variable Annuity Account Two (the Separate Account) is a segregated investment account established by American General Life Insurance Company (the Company) to receive and invest premium payments from variable annuity contracts issued by the Company. The Company is a wholly owned subsidiary of AGC Life Insurance Company, an indirect, wholly owned subsidiary of American International Group, Inc. (AIG).

The Separate Account offers the variable annuity Vista product.

The Separate Account contracts are sold through the Company's affiliated broker-dealers, independent broker-dealers, full-service securities firms, and financial institutions. The distributor of the Separate Account is AIG Capital Services, Inc., an affiliate of the Company. No underwriting fees are paid in connection with the distribution of these contracts.

The Separate Account is registered with the Securities and Exchange Commission as a Unit Investment Trust under the Investment Company Act of 1940, as amended. The Separate Account consists of various sub-accounts. Each sub-account invests all its investible assets in a corresponding eligible mutual fund, which is registered under the 1940 Act as open-ended management investment companies. The names in bold in the table below are the diversified, open-ended management investment companies and the names below them are the names of the sub-accounts/corresponding eligible mutual funds. Collectively, all of the mutual funds are referred to as "Funds" throughout these financial statements.

For each sub-account, the financial statements are comprised of a Statement of Assets and Liabilities, including a Schedule of Portfolio Investments, as of December 31, 2018 and related Statements of Operations and Changes in Net Assets for each of the two years in the period then ended.

Anchor Series Trust (AST)/(a)/
AST SA Wellington Government and
  Quality Bond Portfolio Class 1

SunAmerica Series Trust (SAST)/(a)/
SAST SA DFA Ultra Short Bond           SAST SA MFS Total Return Portfolio
  Portfolio Class 1                      Class 1/(b)/
SAST SA Janus Focused Growth           SAST SA Putnam International Growth
  Portfolio Class 1                      and Income Portfolio Class 1
SAST SA Legg Mason BW Large Cap Value
  Portfolio Class 1

(a) These are affiliated investment companies. SunAmerica Asset Management Corp., and affiliate of the Company, serves as the investment advisor to Anchor Series Trust and SunAmerica Series Trust.
(b) Formerly SAST SA MFS Total Return Bond Portfolio

In addition to the sub-accounts above, a contract owner may allocate contract funds to a fixed account, which is part of the Company's General Account and not included in these financial statements. Contract owners should refer to the product prospectus for the available Funds and fixed account.

The assets of the Separate Account are segregated from the Company's assets. The operations of the Separate Account are part of the Company. Net premiums from the contracts are allocated to the sub-accounts and invested in the Funds in accordance with contract owner instructions and are recorded as contract transactions in the Statements of Operations and Changes in Net Assets.

--------------------------------------------------------------------------------
                                       5

VARIABLE ANNUITY ACCOUNT TWO
AMERICAN GENERAL LIFE INSURANCE COMPANY

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

2. Summary of Significant Accounting Policy

The financial statements of the Separate Account have been prepared in conformity with accounting principles generally accepted in the United States
(GAAP). The following is a summary of significant accounting policies consistently followed by the Separate Account in the preparation of its financial statements.

Use of Estimates: The preparation of financial statements in conformity with GAAP requires the application of accounting policies that often involve a significant degree of judgment. These accounting estimates require the use of assumptions about matters, some of which are highly uncertain at the time of estimation. To the extent actual experience differs from assumptions used, the financial statements of the Separate Account could be materially affected.

Investments: Investments in mutual funds are valued at their closing net asset value per share as determined by the respective mutual funds, which generally value their securities at fair value. Purchases and sales of shares of the Funds are made at the net asset values of such Funds. Transactions are recorded on a trade date basis. Realized gains and losses on the sales of investments are recognized at the date of sale and are determined on a first-in, first-out basis. Dividends and capital gain distributions from the Funds are recorded on the ex-dividend date and reinvested upon receipt.

Reserves for Annuity Contracts in Payout: Net assets allocated to contracts in the payout period are based on industry standard mortality tables depending on the calendar year of annuitization as well as other assumptions, including provisions for the risk of adverse deviation from assumptions.

An assumed interest rate of 3.50 percent is used in determining annuity payments.

At each reporting period, the assumptions must be evaluated based on current experience, and the reserves must be adjusted accordingly. To the extent additional reserves are established due to mortality risk experience, the Company makes payments to the Separate Account. If there are excess reserves remaining at the time annuity payments cease, the assets supporting those reserves are transferred from the Separate Account to the General Account. Transfers between the General Account and the Separate Account, if any, are disclosed as adjustments to net assets allocated to contracts in payout period in the Statements of Operations and Changes in Net Assets. Annuity benefit payments are recorded as payments for contract benefits or terminations in the Statements of Operations and Changes in Net Assets.

Accumulation Unit: This is the basic valuation unit used to calculate the contract owner's interest. Such units are valued daily to reflect investment performance and the prorated daily deduction for expense charges.

Income Taxes: The operations of the Separate Account are included in the federal income tax return of the Company, which is taxed as a life insurance company under the provision of the Internal Revenue Code (the Code). Under the current provisions of the Code, the Company does not expect to incur federal income taxes on the earnings of the Separate Account to the extent that the earnings are credited under the contracts. As a result, no charge is currently made to the Separate Account for federal income taxes. The Separate Account is not treated as a regulated investment company under the Code. The Company will periodically review changes in the tax law. A charge may be made in future years for any federal income taxes that would be attributable to the contracts.

3.Fair Value Measurements

Assets recorded at fair value in the Separate Account's Statement of Assets and Liabilities are measured and classified in a hierarchy for disclosure purposes consisting of three "levels" based on the observability of valuation inputs:

    . Level 1-- Fair value measurements based on quoted prices (unadjusted) in active markets that the Separate Account has the ability to access for identical assets or liabilities. Market price data generally is obtained from exchange or dealer markets. The Separate Account does not adjust the quoted price for such instruments.

    . Level 2-- Fair value measurements based on inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are

--------------------------------------------------------------------------------
                                       6

VARIABLE ANNUITY ACCOUNT TWO
AMERICAN GENERAL LIFE INSURANCE COMPANY

NOTES TO FINANCIAL STATEMENTS (CONTINUED)

       not active, and inputs other that quoted prices that are observable for the asset or liability, such as interest rates and yield curves that are observable at commonly quoted intervals.

    . Level 3-- Fair value measurements based on valuation techniques that use significant inputs that are unobservable. Both observable and unobservable inputs may be used to determine the fair value positions in Level 3. The circumstances in which there is little, if any, market activity for the asset or liability. Therefore, the Separate Account makes certain assumptions about the inputs a hypothetical market participant would use to value that asset or liability.

In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement in its entirety.

The Separate Account assets measured at fair value as of December 31, 2018 consist of investments in registered mutual funds that generally trade daily and are measured at fair value using quoted prices in active markets for identical assets, which are classified as Level 1 throughout the year. As such, no transfers between fair value hierarchy levels occurred during the year. See the Schedule of Portfolio Investments for the table presenting information about assets measured at fair value on a recurring basis at December 31, 2018, and respective hierarchy levels.

4. Expenses

Expense charges are applied against the current value of the Separate Account and are paid as follows:

Separate Account Annual Charges: Deductions for the mortality and expense risk charges and distribution charges are calculated daily, at an annual rate, on the actual prior day's net asset value of the underlying Funds comprising the sub-accounts attributable to the contract owners and are paid to the Company. The mortality risk charge represents compensation to the Company for the mortality risks assumed under the contract, which is the obligation to provide payments during the payout period for the life of the contract and to provide the standard death benefit. The expense risk charge represents compensation to the Company for assuming the risk that the current contract administration charges will be insufficient to cover the cost of administering the contract in the future. The distribution expense charge covers all expenses associated with the distribution of the contract. These charges are included on the mortality and expense risk and administrative charges line in the Statements of Operations and Changes in Net Assets.

The mortality and expense risk charge and distribution charge are calculated as a percentage of the net asset value and deducted at an annual rate of
1.25 percent and 0.15 percent, respectively. Combined, the total separate account annual expense is 1.40 percent.

Contract Maintenance Charge: During the accumulation phase, an annual contract maintenance charge is assessed by the Company on the contract anniversary. In the event of a full surrender, a contract maintenance charge is assessed at the date of surrender and deducted from the withdrawal proceeds. The contract maintenance charge represents a reimbursement of administrative expenses incurred by the Company related to the establishment and maintenance of the record keeping function for the sub-accounts. These charges are included as part of the contract maintenance charges line in the Statements of Operations and Changes in Net Assets.

The contract maintenance charge of $30 is assessed against all contracts issued.

Withdrawal Charge: A withdrawal charge is applicable to certain contract withdrawals pursuant to the contract and is payable to the Company. The withdrawal charges are included as part of the payments for contract benefits or terminations line in the Statements of Operations and Changes in Net Assets.

Withdrawal charges may be assessed for withdrawals in excess of the free withdrawal amount as defined in the contracts. Withdrawal amounts in excess of the free withdrawal amount are assessed withdrawal charges based on tables of charges applicable to specific contracts.

--------------------------------------------------------------------------------
                                       7

VARIABLE ANNUITY ACCOUNT TWO
AMERICAN GENERAL LIFE INSURANCE COMPANY

NOTES TO FINANCIAL STATEMENTS (CONTINUED)


The maximum withdrawal charge of 6 percent is assessed on amount withdrawn in excess of free withdrawal amounts.

Transfer Fee: A transfer fee may be assessed on each transfer of funds in excess of the maximum transactions allowed within a contract year depending on the contract provision. The transfer fee is included as part of the payments for contract benefits or terminations line in the Statements of Operations and Changes in Net Assets.

A transfer fee of $25 ($10 in Pennsylvania and Texas) is assessed on each transfer in excess of the maximum transactions allowed for the product.

Premium Tax Charge: Certain states charge taxes on purchase payments up to a maximum of 3.50 percent. Some states assess premium taxes at the time of purchase payments, while some other states assess premium taxes when annuity payments begin or upon surrender. There are certain states that do not assess premium taxes. If the law of the state requires premium taxes to be paid when purchase payments are made, the Company will deduct the tax from such payments prior to depositing the payments into the Separate Account. Otherwise, such tax will be deducted from the account value when annuity payments begin. Premium taxes are included as part of the payments received from contract owners line in the Statements of Operations and Changes in Net Assets.

The Company currently deducts premium taxes upon annuitization; however, it reserves the right to deduct premium taxes upon receipt of a purchase payment or upon surrender of the contract.

5. Purchases and Sales of Investments

For the year ended December 31, 2018, the aggregate cost of purchases and proceeds from the sales of investments were:

Sub-accounts                               Cost of Purchases Proceeds from Sales
------------                               ----------------- -------------------
AST SA Wellington Government and Quality
  Bond Portfolio Class 1                        $   214            $   250
SAST SA DFA Ultra Short Bond Portfolio
  Class 1                                           107              1,627
SAST SA Janus Focused Growth Portfolio
  Class 1                                        21,755             33,556
SAST SA Legg Mason BW Large Cap Value
  Portfolio Class 1                              28,449             37,827
SAST SA MFS Total Return Portfolio Class 1        1,919                866
SAST SA Putnam International Growth and
  Income Portfolio Class 1                        1,988              2,708

6. Financial Highlights

The summary of unit values and units outstanding for sub-accounts, investment income ratios, total return and expense ratios, excluding expenses of the underlying mutual funds, for each of the five years in the period ended December 31, 2018, follows:

                                         December 31, 2018       For the Year Ended December 31, 2018
                                    ---------------------------  ------------------------------------
                                           Unit                   Investment       Expense     Total
                                           Value      Net           Income          Ratio     Return
Sub-accounts                        Units   ($)  Assets ($)/(a)/ Ratio (%)/(b)/    (%)/(c)/   (%)/(d)/
------------                        ------ ----- --------------  -------------     -------    -------
AST SA Wellington Government and
  Quality Bond Portfolio Class 1       464 21.62     10,025          2.08           1.40       -1.34
SAST SA DFA Ultra Short Bond
  Portfolio Class 1                    794 12.10      9,611          1.03           1.40        0.13
SAST SA Janus Focused Growth
  Portfolio Class 1                 11,661 22.88    266,842          0.00           1.40       -0.10
SAST SA Legg Mason BW Large Cap
  Value Portfolio Class 1            3,841 63.84    245,229          1.77           1.40       -9.92
SAST SA MFS Total Return Portfolio
  Class 1                              541 42.48     22,995          2.18           1.40       -7.07
SAST SA Putnam International
  Growth and Income Portfolio
  Class 1                            3,492 15.06     52,591          3.22           1.40      -18.79

--------------------------------------------------------------------------------
                                       8

VARIABLE ANNUITY ACCOUNT TWO
AMERICAN GENERAL LIFE INSURANCE COMPANY

NOTES TO FINANCIAL STATEMENTS (CONTINUED)


                          December 31, 2017       For the Year Ended December 31 2017
                     ---------------------------  -----------------------------------
                            Unit                   Investment      Expense     Total
                            Value      Net           Income         Ratio     Return
Sub-accounts         Units   ($)  Assets ($)/(a)/ Ratio (%)/(b)/   (%)/(c)/   (%)/(d)/
------------         ------ ----- --------------  -------------    -------    -------
AST SA Wellington
  Government and
  Quality Bond
  Portfolio Class 1     469 21.91     10,272          1.86          1.40        1.51
SAST SA DFA Ultra
  Short Bond
  Portfolio Class 1     917 12.09     11,080          0.30          1.40       -0.69
SAST SA Janus
  Focused Growth
  Portfolio Class 1  12,827 22.91    293,827          0.00          1.40       28.35
SAST SA Legg Mason
  BW Large Cap
  Value Portfolio
  Class 1             4,311 70.87    305,495          1.77          1.40       18.90
SAST SA MFS Total
  Return Portfolio
  Class 1               553 45.71     25,268          2.51          1.40       10.67
SAST SA Putnam
  International
  Growth and Income
  Portfolio Class 1   3,590 18.55     66,574          1.57          1.40       22.77

                          December 31, 2016       For the Year Ended December 31 2016
                     ---------------------------  -----------------------------------
                            Unit                   Investment      Expense     Total
                            Value      Net           Income         Ratio     Return
Sub-accounts         Units   ($)  Assets ($)/(a)/ Ratio (%)/(b)/   (%)/(c)/   (%)/(d)/
------------         ------ ----- --------------  -------------    -------    -------
AST SA Wellington
  Government and
  Quality Bond
  Portfolio Class 1     466 21.58     10,060          1.43          1.40        0.06
SAST SA DFA Ultra
  Short Bond
  Portfolio Class 1   1,007 12.17     12,260          0.00          1.40       -1.48
SAST SA Janus
  Focused Growth
  Portfolio Class 1  14,045 17.85    250,668          0.00          1.40       -2.81
SAST SA Legg Mason
  BW Large Cap
  Value Portfolio
  Class 1             4,801 59.60    286,144          0.87          1.40       13.01
SAST SA MFS Total
  Return Portfolio
  Class 1               577 41.31     23,851          2.30          1.40        7.56
SAST SA Putnam
  International
  Growth and Income
  Portfolio Class 1   3,685 15.11     55,664          1.83          1.40        0.10

                          December 31, 2015       For the Year Ended December 31 2015
                     ---------------------------  -----------------------------------
                            Unit                   Investment      Expense     Total
                            Value      Net           Income         Ratio     Return
Sub-accounts         Units   ($)  Assets ($)/(a)/ Ratio (%)/(b)/   (%)/(c)/   (%)/(d)/
------------         ------ ----- --------------  -------------    -------    -------
AST SA Wellington
  Government and
  Quality Bond
  Portfolio Class 1     468 21.57     10,080          0.84          1.40       -0.86
SAST SA DFA Ultra
  Short Bond
  Portfolio Class 1   1,009 12.35     12,460          0.00          1.40       -1.60
SAST SA Janus
  Focused Growth
  Portfolio Class 1  15,184 18.36    278,852          0.00          1.40       -1.13
SAST SA Legg Mason
  BW Large Cap
  Value Portfolio
  Class 1             5,280 52.74    278,476          0.44          1.40       -0.10
SAST SA MFS Total
  Return Portfolio
  Class 1               607 38.40     23,281          2.12          1.40       -1.84
SAST SA Putnam
  International
  Growth and Income
  Portfolio Class 1   3,728 15.09     56,257          2.32          1.40       -2.97

                          December 31, 2014       For the Year Ended December 31 2014
                     ---------------------------  -----------------------------------
                            Unit                   Investment      Expense     Total
                            Value      Net           Income         Ratio     Return
Sub-accounts         Units   ($)  Assets ($)/(a)/ Ratio (%)/(b)/   (%)/(c)/   (%)/(d)/
------------         ------ ----- --------------  -------------    -------    -------
AST SA Wellington
  Government and
  Quality Bond
  Portfolio Class 1   1,235 21.76     26,859          1.90          1.40        3.70
SAST SA DFA Ultra
  Short Bond
  Portfolio Class 1   1,010 12.55     12,679          0.00          1.40       -1.67
SAST SA Janus
  Focused Growth
  Portfolio Class 1  17,352 18.57    322,294          0.01          1.40        9.69
SAST SA Legg Mason
  BW Large Cap
  Value Portfolio
  Class 1             7,318 52.79    386,326          0.63          1.40        5.26
SAST SA MFS Total
  Return Portfolio
  Class 1               821 39.13     32,103          2.13          1.40        6.94
SAST SA Putnam
  International
  Growth and Income
  Portfolio Class 1   4,997 15.55     77,720          1.87          1.40      -10.71

(a)These amounts represent the net asset value before adjustments allocated to the contracts in payout period.
(b)These amounts represent the dividends, excluding distributions of capital gains, received by the sub-account from the Funds, net of management fees assessed by the portfolio manager, divided by the average net assets. These ratios exclude those expenses, such as mortality and expense charges, that are assessed against contract owner accounts either through reductions in the unit values or the redemption of units. The recognition of investment income by the sub-account is affected by the timing of the declaration of dividends by the Funds in which the sub-account invests. The average net assets are calculated using the net asset balances at the beginning and end of the year.
(c)These amounts represent the annualized contract expenses of the sub-account, consisting of distribution, mortality and expense charges, for each period indicated. The ratios include only those expenses that result in direct reduction to unit values. Charges made directly to contract owners account through the redemption of units and expenses of the Funds have been excluded. For additional information on charges and deductions, see Note 4.
(d)These amounts represent the total return for the periods indicated, including changes in the value of the Funds, and expenses assessed through the reduction of unit values. These ratios do not include any expenses assessed through redemption of units. Investment options with a date notation indicate the effective date of that investment option in the variable account. The total return is calculated for each of the periods indicated or from the effective date through the end of the reporting period. Because the total return is presented as a range of minimum and maximum values, based on the product grouping representing the minimum and maximum expense ratios, some individual contract total returns are not within the ranges presented.

--------------------------------------------------------------------------------
                                       9

VARIABLE ANNUITY ACCOUNT TWO
AMERICAN GENERAL LIFE INSURANCE COMPANY

NOTES TO FINANCIAL STATEMENTS (CONTINUED)


7. Subsequent Events

Management considered Separate Accounts related events and transactions that occurred after the date of the Statement of Assets and Liabilities, but before the financial statements are issued to provide additional evidence relative to certain estimates or to identify matters that required additional disclosures. Management has evaluated events through April 23, 2019, the date the financial statements were issued, and has determined that no additional items require disclosure.

--------------------------------------------------------------------------------

    American General Life
    Insurance Company
    Audited Statutory Financial Statements
    At December 31, 2018 and 2017 and
    for each of the three years ended December 31, 2018

AMERICAN GENERAL LIFE INSURANCE COMPANY

TABLE OF CONTENTS TO AUDITED STATUTORY FINANCIAL STATEMENTS AND SUPPLEMENTAL INFORMATION

                                                                                                                           Page
                                                                                                                           ----
STATUTORY FINANCIAL STATEMENTS
Independent Auditor's Report..............................................................................................   2
Statutory Statements of Admitted Assets, Liabilities and Capital and Surplus at December 31, 2018 and 2017................   4
Statutory Statements of Operations for the Years Ended December 31, 2018, 2017 and 2016...................................   6
Statutory Statements of Changes in Capital and Surplus for the Years Ended December 31, 2018, 2017 and 2016...............   7
Statutory Statements of Cash Flows for the Years Ended December 31, 2018, 2017 and 2016...................................   8

NOTES TO STATUTORY FINANCIAL STATEMENTS
1.   Nature of Operations.................................................................................................   9
2.   Summary of Significant Accounting Policies...........................................................................  10
3.   Investments..........................................................................................................  21
4.   Securities Lending and Repurchase Agreements.........................................................................  29
5.   Restricted Assets....................................................................................................  32
6.   Subprime Mortgage Risk Exposure......................................................................................  32
7.   Derivatives..........................................................................................................  33
8.   Information about Financial Instruments with Off-Balance Sheet Risk and Financial Instruments with Concentrations of   36
       Credit Risk........................................................................................................
9.   Fair Value Measurements..............................................................................................  36
10.  Aggregate Policy Reserves and Deposit Fund Liabilities...............................................................  42
11.  Separate Accounts....................................................................................................  43
12.  Reserves for Guaranteed Policy Benefits and Enhancements.............................................................  46
13.  Participating Policy Contracts.......................................................................................  46
14.  Premium and Annuity Considerations Deferred and Uncollected..........................................................  47
15.  Reinsurance..........................................................................................................  47
16.  Federal Income Taxes.................................................................................................  50
17.  Capital and Surplus..................................................................................................  56
18.  Retirement Plans and Share-Based and Deferred Compensation Plans.....................................................  57
19.  Debt.................................................................................................................  58
20.  Commitments and Contingencies........................................................................................  60
21.  Related Party Transactions...........................................................................................  62
22.  Subsequent Events....................................................................................................  67
23.  Loan-Backed and Structured Security Impairments and Structured Notes Holdings........................................  68

SUPPLEMENTAL INFORMATION
Supplemental Schedule of Assets and Liabilities...........................................................................  74
Supplemental Investment Risks Interrogatories.............................................................................  76
Supplemental Summary Investment Schedule..................................................................................  82

                        Report of Independent Auditors

To the Board of Directors and Shareholder of American General Life Insurance Company

We have audited the accompanying statutory financial statements of American General Life Insurance Company (the "Company"), an indirect, wholly-owned subsidiary of American International Group, Inc., which comprise the statutory statements of admitted assets, liabilities and capital and surplus as of December 31, 2018 and 2017, and the related statutory statements of operations and changes in capital and surplus, and of cash flows for each of the three years in the period ended December 31, 2018.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with the accounting practices prescribed or permitted by the Texas Department of Insurance. Management is also responsible for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

Our responsibility is to express an opinion on the financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Basis for Adverse Opinion on U.S. Generally Accepted Accounting Principles

As described in Note 2 to the financial statements, the financial statements are prepared by the Company on the basis of the accounting practices prescribed or permitted by the Texas Department of Insurance, which is a basis of accounting other than accounting principles generally accepted in the United States of America.

The effects on the financial statements of the variances between the statutory basis of accounting described in Note 2 and accounting principles generally accepted in the United States of America, although not reasonably determinable, are presumed to be material.

Adverse Opinion on U.S. Generally Accepted Accounting Principles

In our opinion, because of the significance of the matter discussed in the "Basis for Adverse Opinion on U.S. Generally Accepted Accounting Principles" paragraph, the financial statements referred to above do not present fairly, in accordance with accounting principles generally accepted in the United States of America, the financial position of the Company as of December 31, 2018 and 2017, or the results of its operations or its cash flows for each of the three years in the period ended December 31, 2018.

Opinion on Statutory Basis of Accounting

In our opinion, the financial statements referred to above present fairly, in all material respects, the admitted assets, liabilities and surplus of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2018, in accordance with the accounting practices prescribed or permitted by the Texas Department of Insurance described in Note 2.

Other Matter

Our audit was conducted for the purpose of forming an opinion on the statutory-basis financial statements taken as a whole. The Supplemental Schedule of Assets and Liabilities, Supplemental Investment Risks Interrogatories and Supplemental Summary Investment Schedule (collectively, the "supplemental schedules") of the Company as of December 31, 2018 and for the year then ended are presented to comply with the National Association of Insurance Commissioners' Annual Statement Instructions and Accounting Practices and Procedures Manual and for purposes of additional analysis and are not a required part of the statutory-basis financial statements. The supplemental schedules are the responsibility of management and were derived from and relate directly to the underlying accounting and other records used to prepare the statutory-basis financial statements. The supplemental schedules have been subjected to the auditing procedures applied in the audit of the statutory-basis financial statements and certain additional procedures, including comparing and reconciling such information directly to the underlying accounting and other records used to prepare the statutory-basis financial statements or to the statutory-basis financial statements themselves and other additional procedures, in accordance with auditing standards generally accepted in the United States of America. In our opinion, the supplemental schedules are fairly stated, in all material respects, in relation to the statutory-basis financial statements taken as a whole.

/s/ PricewaterhouseCoopers LLP
Houston, Texas
April 22, 2019

AMERICAN GENERAL LIFE INSURANCE COMPANY
STATUTORY STATEMENTS OF ADMITTED ASSETS, LIABILITIES AND CAPITAL AND SURPLUS

                                                                December 31,
                                                              -----------------
(in millions)                                                   2018     2017
-------------                                                 -------- --------
Admitted assets
   Cash and investments......................................
       Bonds................................................. $ 94,693 $ 94,338
       Preferred stock.......................................      303      211
       Common stock..........................................      312       93
       Cash, cash equivalents and short-term investments.....    1,547      119
       Mortgage loans........................................   18,928   15,845
       Real estate...........................................      197      223
       Contract loans........................................    1,307    1,340
       Derivatives...........................................    1,635      655
       Securities lending reinvested collateral assets.......      352    2,418
       Derivative cash collateral............................       20    1,027
       Other invested assets.................................    4,364    5,033
                                                              -------- --------
   Total cash and investments................................  123,658  121,302
   Amounts recoverable from reinsurers.......................      306      426
   Amounts receivable under reinsurance contracts............      372      352
   Current federal income tax recoverable....................      266      241
   Deferred tax asset........................................      517      689
   Due and accrued investment income.........................    1,379    1,096
   Premiums due, deferred and uncollected....................      142       48
   Receivables from affiliates...............................      363      316
   Other assets..............................................      164      131
   Separate account assets...................................   49,618   54,104
                                                              -------- --------
Total admitted assets........................................ $176,785 $178,705
                                                              ======== ========

See accompanying Notes to Statutory Financial Statements.

AMERICAN GENERAL LIFE INSURANCE COMPANY
STATUTORY STATEMENTS OF ADMITTED ASSETS, LIABILITIES AND CAPITAL AND SURPLUS (CONTINUED)

                                                                                        December 31,
                                                                                     ------------------
(in millions, except per share data)                                                   2018      2017
------------------------------------                                                 --------  --------
Liabilities
   Policy reserves and contractual liabilities......................................
       Life and annuity reserves.................................................... $ 91,355  $ 87,540
       Liabilities for deposit-type contracts.......................................   12,012     9,663
       Accident and health reserves.................................................      788       812
       Premiums received in advance.................................................       11         1
       Policy and contract claims...................................................      573       576
       Policyholder dividends.......................................................       15        19
                                                                                     --------  --------
   Total policy reserves and contractual liabilities................................  104,754    98,611
   Payable to affiliates............................................................      372       425
   Interest maintenance reserve.....................................................    1,278     1,411
   Derivatives......................................................................      209       454
   Payable for securities lending...................................................      447     2,460
   Repurchase agreements............................................................      119     1,174
   Collateral for derivatives program...............................................      835        45
   Funds held under coinsurance.....................................................   10,863    10,435
   Accrued expenses and other liabilities...........................................    1,750     1,740
   Net transfers from separate accounts due or accrued..............................   (1,394)   (1,591)
   Asset valuation reserve..........................................................    1,583     1,536
   Separate account liabilities.....................................................   49,618    54,021
                                                                                     --------  --------
Total liabilities...................................................................  170,434   170,721
                                                                                     --------  --------
Commitments and contingencies (see Note 20)

Capital and surplus
   Common stock, $10 par value; 600,000 shares authorized, issued and outstanding...        6         6
   Preferred stock, $100 par value; 8,500 shares authorized, issued and outstanding.        1         1
   Gross paid-in and contributed surplus............................................    3,510     3,510
   Unassigned surplus...............................................................    2,834     4,467
                                                                                     --------  --------
Total capital and surplus...........................................................    6,351     7,984
                                                                                     --------  --------
Total liabilities and capital and surplus........................................... $176,785  $178,705
                                                                                     ========  ========

See accompanying Notes to Statutory Financial Statements.

AMERICAN GENERAL LIFE INSURANCE COMPANY
STATUTORY STATEMENTS OF OPERATIONS

                                                                                             Years Ended December 31,
                                                                                           ---------------------------
(in millions)                                                                                2018      2017     2016
-------------                                                                              --------  -------  --------
Revenues
   Premiums and annuity considerations.................................................... $(10,325) $11,031  $  7,561
   Net investment income..................................................................    6,243    5,881     6,090
   Amortization of interest maintenance reserve...........................................      141      128        99
   Reserve adjustments on reinsurance ceded...............................................   17,732   (1,160)  (10,314)
   Commissions and expense allowances.....................................................      814      798       768
   Separate account fees..................................................................    1,167    1,216     1,025
   Other income...........................................................................      437      472       429
                                                                                           --------  -------  --------
Total revenues............................................................................   16,209   18,366     5,658
                                                                                           --------  -------  --------
Benefits and expenses
   Death benefits.........................................................................      260      760     1,089
   Annuity benefits.......................................................................    1,537    3,374     3,276
   Surrender benefits.....................................................................    7,119    6,452     6,125
   Other benefits.........................................................................      271      565       591
   Change in reserves.....................................................................    3,792      742   (10,216)
   Commissions............................................................................    1,131    1,023     1,045
   General insurance expenses.............................................................      828      969     1,049
   Net transfers (from) to separate accounts..............................................     (774)   1,306       303
   Other expenses.........................................................................      638      592       238
                                                                                           --------  -------  --------
Total benefits and expenses...............................................................   14,802   15,783     3,500
                                                                                           --------  -------  --------
Net gain from operations before dividends to policyholders and federal income taxes.......    1,407    2,583     2,158
Dividends to policyholders................................................................      (13)      18        19
                                                                                           --------  -------  --------
Net gain from operations after dividends to policyholders and before federal income taxes.    1,420    2,565     2,139
Federal income tax expense................................................................      513    1,025     1,182
                                                                                           --------  -------  --------
Net gain from operations..................................................................      907    1,540       957
Net realized capital (losses) gains.......................................................     (342)    (928)      634
                                                                                           --------  -------  --------
Net income................................................................................ $    565  $   612  $  1,591
                                                                                           ========  =======  ========

See accompanying Notes to Statutory Financial Statements.

AMERICAN GENERAL LIFE INSURANCE COMPANY
STATUTORY STATEMENTS OF CHANGES IN CAPITAL AND SURPLUS

                                                                               Gross Paid-
                                                                     Common &    In and
                                                                     Preferred Contributed Unassigned Total Capital
(in millions)                                                          Stock     Surplus    Surplus    and Surplus
-------------                                                        --------- ----------- ---------- -------------
Balance, January 1, 2016............................................    $ 7      $4,318     $ 4,569      $ 8,894
                                                                        ---      ------     -------      -------
   Net income.......................................................     --          --       1,591        1,591
   Change in net unrealized capital gains (losses)..................     --          --        (380)        (380)
   Change in net unrealized foreign exchange capital gains (losses).     --          --        (277)        (277)
   Change in deferred tax...........................................     --          --         290          290
   Change in non-admitted assets....................................     --          --        (243)        (243)
   Change in asset valuation reserve................................     --          --         310          310
   Change in surplus from separate accounts.........................     --          --          48           48
   Other changes in surplus in separate accounts....................     --          --          (6)          (6)
   Capital Changes:
       Return of capital............................................     --        (630)         --         (630)
   Dividends to parent recorded as return of capital................     --          --       2,185        2,185
   Dividends to stockholder.........................................     --          --      (2,740)      (2,740)
   Prior period corrections (see Note 2)............................     --          --         (41)         (41)
                                                                        ---      ------     -------      -------
Balance, December 31, 2016..........................................    $ 7      $3,688     $ 5,306      $ 9,001
                                                                        ===      ======     =======      =======
   Net income.......................................................     --          --         612          612
   Change in net unrealized capital gains (losses)..................     --          --          36           36
   Change in net unrealized foreign exchange capital gains (losses).     --          --         271          271
   Change in deferred tax...........................................     --          --      (1,286)      (1,286)
   Change in non-admitted assets....................................     --          --       1,001        1,001
   Change in asset valuation reserve................................     --          --          19           19
   Change in surplus from separate accounts.........................     --          --         178          178
   Other changes in surplus in separate accounts....................     --          --        (178)        (178)
   Cumulative effect of changes in accounting principles............     --          --         132          132
   Capital Changes:
       Return of capital............................................     --        (178)         --         (178)
   Dividends to parent recorded as return of capital................     --          --         107          107
   Dividends to stockholder.........................................     --          --      (1,722)      (1,722)
   Prior period corrections (see Note 2)............................     --          --          (9)          (9)
                                                                        ---      ------     -------      -------
Balance, December 31, 2017..........................................    $ 7      $3,510     $ 4,467      $ 7,984
                                                                        ===      ======     =======      =======
   Net income.......................................................     --          --         565          565
   Change in net unrealized capital gains (losses)..................     --          --          32           32
   Change in net unrealized foreign exchange capital gains (losses).     --          --        (256)        (256)
   Change in deferred tax...........................................     --          --          24           24
   Change in non-admitted assets....................................     --          --        (292)        (292)
   Change in asset valuation reserve................................     --          --         (47)         (47)
   Change in surplus from separate accounts.........................     --          --          74           74
   Other changes in surplus in separate accounts....................     --          --         (74)         (74)
   Dividends to stockholder.........................................     --          --      (1,697)      (1,697)
   Prior period corrections (see Note 2)............................     --          --          38           38
                                                                        ---      ------     -------      -------
Balance, December 31, 2018..........................................    $ 7      $3,510     $ 2,834      $ 6,351
                                                                        ===      ======     =======      =======

See accompanying Notes to Statutory Financial Statements.

AMERICAN GENERAL LIFE INSURANCE COMPANY
STATUTORY STATEMENTS OF CASH FLOWS

                                                                         Years Ended December 31,
                                                                        -------------------------
(in millions)                                                             2018     2017     2016
-------------                                                           -------  -------  -------
Cash from operations
   Premium and annuity considerations, collected, net of reinsurance... $11,771  $10,601  $11,433
   Net investment income...............................................   5,468    5,143    5,156
   Other income                                                          (1,848)   1,148    1,056
                                                                        -------  -------  -------
   Total revenue received..............................................  15,391   16,892   17,645
                                                                        -------  -------  -------
   Benefits paid.......................................................   9,107   11,051   10,938
   Net transfers to (from) separate accounts...........................    (971)   1,450      838
   Commissions and expenses paid.......................................   2,907    2,959    2,631
   Dividends paid to policyholders.....................................     (10)      19       22
   Federal income taxes................................................     540      902    1,047
                                                                        -------  -------  -------
   Total benefits and expenses paid....................................  11,573   16,381   15,476
                                                                        -------  -------  -------
Net cash provided by operations........................................   3,818      511    2,169
                                                                        =======  =======  =======
Cash from investments
   Proceeds from investments sold, matured or repaid:
       Bonds...........................................................  18,960   23,013   20,993
       Stocks..........................................................      10       25      558
       Mortgage loans..................................................   1,594    1,727    1,079
       Real estate.....................................................      36       32      115
       Other invested assets...........................................     882    1,630    2,840
       Derivatives.....................................................      --       --    1,185
       Securities lending reinvested collateral assets.................   2,066       --       --
       Miscellaneous proceeds..........................................   1,235    1,281       --
                                                                        -------  -------  -------
   Total proceeds from investments sold, matured or repaid.............  24,783   27,708   26,770
                                                                        -------  -------  -------
   Cost of investments acquired:
       Bonds...........................................................  19,254   21,006   21,386
       Stocks..........................................................     325       64      102
       Mortgage loans..................................................   4,157    4,136    3,190
       Real estate.....................................................      36       92       18
       Other invested assets...........................................   1,343    1,714    1,147
       Securities lending reinvested collateral assets.................      --      279    1,178
       Miscellaneous purchases.........................................   1,309      341    1,937
                                                                        -------  -------  -------
   Total cost of investments acquired..................................  26,424   27,632   28,958
                                                                        -------  -------  -------
   Net adjustment in contract loans....................................     (33)     (29)     (69)
                                                                        -------  -------  -------
Net cash (used in) provided by investing activities....................  (1,608)     105   (2,119)
                                                                        =======  =======  =======
Cash from financing and miscellaneous sources
   Cash provided (applied):
       Return of capital...............................................      --     (178)    (551)
       Federal Home Loan Bank advance payments.........................      --       --     (100)
       Net deposits on deposit-type contracts..........................   1,983      173      359
       Dividends to Parent.............................................  (1,697)  (1,240)    (669)
       Change in securities lending....................................  (2,013)     314    1,183
       Other, net......................................................     945      245     (204)
                                                                        -------  -------  -------
Net cash (used) provided in financing and miscellaneous activities.....    (782)    (686)      18
                                                                        =======  =======  =======
Net increase (decrease) in cash, cash equivalents and short-term
  investments..........................................................   1,428      (70)      67
Cash, cash equivalents and short-term investments at beginning of year.     119      189      121
                                                                        -------  -------  -------
Cash, cash equivalents and short-term investments at end of year....... $ 1,547  $   119  $   189
                                                                        =======  =======  =======
Non-cash activities, excluded from above:
   Non-cash dividends and return of capital............................ $    --  $    --  $(2,156)
   Non-cash transfer from other invested assets to mortgage loans......     787    1,468       --
   Non-cash AIG Global Real Estate transactions........................     644       --       --
   Non-cash Fortitude Re settlement....................................     230       --       --
   Non-cash tax payment................................................      --      671       --
   Non-cash dividends reclass..........................................      --      482       --
   Non-cash Investment Real Estate sale................................     128       --       --

See accompanying Notes to Statutory Financial Statements.

AMERICAN GENERAL LIFE INSURANCE COMPANY
NOTES TO STATUTORY FINANCIAL STATEMENTS

1. NATURE OF OPERATIONS

American General Life Insurance Company (AGL or the Company), including its wholly owned subsidiaries, is a wholly owned subsidiary of AGC Life Insurance Company (AGC Life or the Parent), an indirect, wholly owned subsidiary of American International Group, Inc. (AIG Parent). AIG Parent is a holding company, which through its subsidiaries provides a wide range of property casualty insurance, life insurance, retirement products and other financial services to commercial and individual customers in more than 80 countries and jurisdictions. The term "AIG Parent" means American International Group, Inc. and not any of AIG Parent's consolidated subsidiaries.

The Company is a stock life insurance company domiciled and licensed under the laws of the State of Texas and is subject to regulation by the Texas Department of Insurance (TDI). The Company is also subject to regulation by the states in which it is authorized to transact business. The Company is licensed in 49 states and the District of Columbia.

The Company is a leading provider in the United States of individual term and universal life insurance solutions to middle-income and high-net-worth customers, as well as a leading provider in the United States of fixed and variable annuities. AGL's primary products include term life insurance, universal, variable universal and whole life insurance, accident and health insurance, single- and flexible-premium deferred fixed and variable annuities, fixed index deferred annuities, single-premium immediate and delayed-income annuities, private placement variable annuities, private placement variable universal life, structured settlements, corporate- and bank-owned life insurance, terminal funding annuities, guaranteed investment contracts, funding agreements, stable value wrap products and group benefits. The Company distributes its products through a broad multi-channel distribution network, which includes independent marketing organizations, independent insurance agents and financial advisors, banks, broker dealers, structured settlement brokers and benefit consultants and direct-to-consumer through AIG Direct Insurance Services, Inc. (AIG Direct).

SunAmerica Asset Management LLC (SAAMCo), together with its wholly owned distributor, AIG Capital Services, Inc., and its wholly owned servicing agent, SunAmerica Fund Services, Inc., represent the Company's asset management operations. These companies earn fee income by managing, distributing and administering a diversified family of mutual funds, and variable subaccounts offered within the variable annuity and variable universal life products, and by distributing retail mutual funds and providing professional management of individual, corporate and pension plan portfolios.

In February 2018, the Company and its U.S. life insurance company affiliates, Variable Annuity Life Insurance Company (VALIC) and The United States Life Insurance Company in the City of New York (USL), each executed their respective Modified Coinsurance (ModCo) Agreements (The Agreements) with Fortitude Reinsurance Company, Ltd (FRL), (formerly DSA Reinsurance Company Limited), a wholly owned AIG subsidiary and registered Class 4 and Class E reinsurer in Bermuda. The Agreements were effective as of January 1, 2017 in respect of certain closed blocks of business (including structured settlements and single premium immediate annuities). Please refer to Note 15 - Reinsurance for further details relating to this agreement.

In May 2016, the Company sold AIG Advisor Group, its network of independent broker-dealers, to investment funds affiliated with Lightyear Capital LLC and PSP Investments.

The operations of the Company are influenced by many factors, including general economic conditions, financial condition of AIG Parent, monetary and fiscal policies of the United States federal government and policies of state and other regulatory authorities. The level of sales of the Company's insurance and financial products is influenced by many factors, including general market rates of interest, the strength, weakness and volatility of equity markets and terms and conditions of competing products. The Company is exposed to the risks normally associated with a portfolio of fixed income securities, which include interest rate, option, liquidity and credit risks. The Company controls its exposure to these risks by, among other things, closely monitoring and managing the duration and cash flows of its assets and liabilities, monitoring and limiting prepayments and extension risk in its portfolio, maintaining a large percentage of the Company's portfolio in highly liquid securities, engaging in a disciplined process of underwriting, and reviewing and monitoring credit risk.

The Company is also exposed to market risk, policyholder behavior risk and mortality/longevity risk. Market volatility and other equity market conditions may affect the Company's exposure to risks related to guaranteed death benefits and

AMERICAN GENERAL LIFE INSURANCE COMPANY
NOTES TO STATUTORY FINANCIAL STATEMENTS (Continued)

guaranteed living benefits on variable annuity products, and may reduce fee income on variable product assets held in separate accounts. Such guaranteed benefits are sensitive to equity and interest rate market conditions.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The financial statements of the Company are presented on the basis of accounting practices prescribed or permitted by the TDI. These accounting practices vary in certain respects from accounting principles generally accepted in the United States of America (U.S. GAAP), as described herein.

The TDI recognizes only statutory accounting practices (SAP) prescribed or permitted by the State of Texas for determining and reporting the financial condition and results of operations of an insurance company and for determining its solvency under the Texas Insurance Law. The National Association of Insurance Commissioners' (NAIC) Accounting Practices and Procedures Manual (NAIC SAP) has been adopted as a component of prescribed or permitted practices by the State of Texas.

The state has adopted certain prescribed accounting practices that differ from those found in the NAIC SAP. In 1984, the Company increased the value of its home office real estate properties to reflect the then current market value in accordance with prescribed guidance.

Effective December 31, 2015 and subsequent reporting periods through September 30, 2019, AGL received approval from the TDI to apply a permitted practice in its financial statements allowing AGL to use the criteria established in Actuarial Guideline 43, instead of the criteria established in Statement of Statutory Accounting Principles (SSAP) No. 86, "Accounting for Derivative Instruments and Hedging, Income Generation, and Replication (Synthetic Asset) Transactions" to determine if a hedge is effective for certain interest rate swaps that are used to hedge guaranteed minimum withdrawal benefits. Thus, specific interest rate swaps that AGL has determined are effective hedges were reported at amortized cost, pursuant to the accounting guidance set forth in SSAP 86.

Effective December 31, 2017, AGL received approval from the TDI expanding the aforementioned permitted practice to also include swaptions in its 2017 Annual Statement and subsequent reporting periods through September 30, 2019 or any earlier date relative to changes in the SAP framework that addresses this issue. Upon adoption, the effect of this permitted practice was reported as a change in accounting principle, consistent with SSAP No. 3, "Accounting Changes and Corrections of Errors," as of January 1, 2015, while the effect of the expanded permitted practice to include swaptions was reported as a change in accounting principle as of January 1, 2017 and increased surplus by $132 million.

The Insurance Commissioner of the State of Texas has the right to permit other specific practices that deviate from prescribed practices.

AMERICAN GENERAL LIFE INSURANCE COMPANY
NOTES TO STATUTORY FINANCIAL STATEMENTS (Continued)

The following table presents a reconciliation of the Company's net income and capital and surplus between NAIC SAP basis and the basis including practices prescribed or permitted by the State of Texas:

                                                                          December 31,
                                                                     ----------------------
(in millions)                                                  SSAP#  2018    2017    2016
-------------                                                  ----- ------  ------  ------
NET INCOME
State basis...................................................       $  565  $  612  $1,591
State permitted practices that increase (decrease) NAIC SAP:
   Effective interest rate hedges - NII.......................   86      47       6     (12)
   Effective interest rate hedges - RG(L).....................           12      (6)    (12)
State prescribed practices that increase (decrease) NAIC SAP:
   Depreciation of home office property.......................  40R      --      --      --
                                                                     ------  ------  ------
Net income, NAIC SAP..........................................       $  624  $  612  $1,567
                                                                     ======  ======  ======
SURPLUS
State basis...................................................       $6,351  $7,984  $9,001
State permitted practices that increase (decrease) NAIC SAP:
   Effective interest rate hedges.............................   86    (403)   (430)   (645)
State prescribed practices that increase (decrease) NAIC SAP:
   Depreciation of home office property.......................  40R     (24)    (24)    (24)
                                                                     ------  ------  ------
Statutory capital and surplus, NAIC SAP.......................       $5,924  $7,530  $8,332
                                                                     ======  ======  ======

In the event AGL had not employed any or all of these permitted and prescribed practices, AGL's risk-based capital (RBC) would not have triggered a regulatory event.

Certain prior year amounts have been reclassified to conform to the current year presentation.

Use of Estimates

The preparation of financial statements in conformity with accounting practices prescribed or permitted by the TDI requires management to make estimates and assumptions that affect the reported amounts in the statutory financial statements and the accompanying notes. It also requires disclosure of contingent assets and liabilities at the date of the statutory financial statements and the reported amounts of revenue and expense during the period. The areas of significant judgments and estimates include the following:

..   application of other-than-temporary impairments (OTTI);

..   estimates with respect to income taxes, including recoverability of deferred tax assets (DTA);

..   fair value measurements of certain financial assets; and

..   policy reserves for life, annuity and accident and health insurance contracts, including guarantees.

These accounting estimates require the use of assumptions about matters, some of which are highly uncertain at the time of estimation. To the extent actual experience differs from the assumptions used, the Company's Statutory Statements of Admitted Assets, Liabilities and Capital and Surplus, Statutory Statements of Operations and Statutory Statements of Cash Flows could be materially affected.

On December 22, 2017, the United States enacted Public Law 115-97, known as the Tax Cuts and Jobs Act ("the Tax Act"). The Tax Act reduces the statutory rate of U.S. federal corporate income tax to 21 percent and enacts numerous other changes generally impacting the Company in tax years beginning January 1, 2018. As of December 31, 2018, the Company has fully completed its accounting for the tax effects of the Tax Act. Although the prescribed measurement period has ended, there are aspects of the Tax Act that remain unclear and additional guidance from the U.S. tax authority is pending. As further guidance is issued by the U.S. tax authority, any resulting changes in the Company's estimates will be treated in accordance with the relevant accounting guidance. The Company does not believe such revisions would have a material impact on statutory capital and surplus.

AMERICAN GENERAL LIFE INSURANCE COMPANY
NOTES TO STATUTORY FINANCIAL STATEMENTS (Continued)

Significant Accounting Policies

Bonds not backed by other loans are carried at amortized cost except for those with a NAIC designation of "6" or "6*". Bonds with a NAIC 6 designation are carried at the lower of amortized cost or fair value, with unrealized losses charged directly to unassigned surplus. Bonds that have not been filed and have not received a designation in over one year from the NAIC's Investment Analysis Office (IAO) receive a "6*" designation and are carried at zero, with the unrealized loss charged directly to unassigned surplus. Bonds filed with the IAO which receive a "6*" designation may carry a value greater than zero. Securities are assigned a NAIC 5* designation if the Company certifies that
(1) the documentation necessary to permit a full credit analysis does not exist, (2) the issuer or obligor is current on all contracted interest and principal payments and (3) the Company has an actual expectation of ultimate repayment of all contracted interest and principal. Securities with NAIC 5* designations are deemed to possess the credit characteristics of securities assigned a NAIC 5 designation. The discount or premium on bonds is amortized using the effective yield method.

Loan-backed and structured securities (LBaSS) include residential mortgage-backed securities (RMBS), commercial mortgage-backed securities
(CMBS), asset-backed securities (ABS), pass-thru securities, lease-backed securities, equipment trust certificates, loan-backed securities issued by special purpose corporations or trusts, and securities where there is not direct recourse to the issuer. LBaSS are carried on a basis consistent with that of bonds not backed by loans. Income recognition for LBaSS is determined using the effective yield method and estimated cash flows. Prepayment assumptions for single-class and multi-class mortgage-backed securities (MBS) and ABS were obtained from an outside vendor or internal estimates. The Company uses independent pricing services and broker quotes in determining the fair value of its LBaSS. The Company uses the retrospective adjustment method to account for the effect of unscheduled payments affecting high credit quality securities, while securities with less than high credit quality and securities for which the collection of all contractual cash flows is not probable are both accounted for using the prospective adjustment method.

RBC charges for LBaSS are based on the final NAIC designations, which are determined with a multi-step approach. The initial designation is used to determine the carrying value of the security. The final NAIC designation is used for reporting and affects RBC. The final NAIC designation is determined in one of three ways. The final NAIC designation for most RMBS and CMBS is determined by financial modeling conducted by BlackRock. RMBS and CMBS that are not financially modeled, primarily due to a lack of publicly available information and most remaining LBaSS are subject to a modified designation based on an NAIC matrix and the Company's statement value for the security. For credit tenant loans, equipment trust certificates, any corporate-like securities rated by the NAIC's IAO, interest only securities, and those securities with an original NAIC designation of 5, 5*, 6 or 6*, the final NAIC designation is based on the IAO or Credit Rating Provider rating and is not subject to a modified designation or financial modeling.

Short sale is the sale of a security which is not owned by the Company at the time of sale. Short sales are normally settled by the delivery of a security borrowed by or on behalf of seller. A short sale as defined in Statement of Statutory Accounting Principle (SSAP) No. 103 "Transfers and Servicing of Financial Assets and Extinguishments of Liabilities" is reported as a contra-asset (negative asset) initially reported at fair value, with changes in fair value recognized as unrealized gains and losses.

Preferred stocks with NAIC designations of "1" through "3" are carried at amortized cost. All other preferred stocks are stated at the lower of cost, amortized cost or fair value, with unrealized capital losses charged directly to unassigned surplus. Provisions made for impairment are recorded as realized capital losses when declines in fair value are determined to be other than temporary.

Unaffiliated common stocks are carried at fair value, with unrealized capital gains and losses credited or charged directly to unassigned surplus. Provisions made for impairment are recorded as realized capital losses when declines in fair value are determined to be other than temporary. For Federal Home Loan Bank (FHLB) capital stock, which is only redeemable at par, the fair value shall be presumed to be par, unless considered other-than-temporarily impaired.

The Company has no investments in insurance subsidiary, controlled, and affiliated (SCA) entities. Investments in non-insurance SCA entities are recorded based on the equity of the investee per audited financial statements prepared pursuant to U.S. GAAP, which is adjusted to a statutory basis of accounting, if applicable. All investments in non-insurance SCA entities for which either audited U.S. GAAP financial statements or audited foreign GAAP basis financial

AMERICAN GENERAL LIFE INSURANCE COMPANY
NOTES TO STATUTORY FINANCIAL STATEMENTS (Continued)

statements that include a footnote reconciling net income and equity on a foreign GAAP basis to U.S. GAAP are not available, are non-admitted as assets. Undistributed equity in earnings of affiliates is included in unassigned surplus as a component of unrealized capital gains or losses. Dividends received from such affiliates are recorded as investment income when declared.

Mortgage and mezzanine real estate loans are carried at unpaid principal balances less allowances for credit losses and plus or minus adjustments for the accretion or amortization of discount or premium. Interest income on performing loans is accrued as earned.

Mortgage loans are considered impaired when collection of all amounts due under contractual terms is not probable. Impairment is measured using either i) the present value of expected future cash flows discounted at the loan's effective interest rate, ii) the loan's observable market price, if available, or iii) the fair value of the collateral if the loan is collateral dependent. An allowance is typically established for the difference between the impaired value of the loan and its current carrying amount. Additional allowance is established for incurred but not specifically identified impairments, based on statistical models primarily driven by past due status, debt service coverage, loan-to-value ratio, property occupancy, profile of the borrower and of the major property tenants, and economic trends in the market where the property is located. When all or a portion of a loan is deemed uncollectible, the uncollectible portion of the carrying amount of the loan is charged off against the allowance.

Real estate consists of properties occupied by the Company, properties held for the production of income and properties held for sale. Properties occupied by the Company and held for the production of income are carried at depreciated cost, less encumbrances, unless events or circumstances indicate the carrying amount of the asset (amount prior to reduction for encumbrances) may not be recoverable. Properties held for sale are carried at the lower of its depreciated cost or fair value less estimated costs to sell the property and net of encumbrances. Real estate obtained through foreclosure, in satisfaction of a loan, is recorded at the time of foreclosure at the lower of fair value as determined by acceptable appraisal methodologies, or the carrying amount of the related loan. Land is reported at cost.

Cash, cash equivalents and short-term investments include cash on hand and amounts due from banks and highly liquid debt instruments that have original maturities within one year of date of purchase and are carried at amortized cost. Short-term investments include interest-bearing money market funds, investment pools and other investments with original maturities within one year from the date of purchase.

Contract loans are carried at unpaid balances, which include unpaid principal plus accrued interest, including 90 days or more past due. All loan amounts in excess of the contract cash surrender value are considered non-admitted assets.

Derivative instruments used in hedging transactions that meet the criteria of a highly effective hedge are reported in a manner consistent with the hedged asset or liability (hedge accounting). Changes in statement value or cash flow of derivatives that qualify for hedge accounting are recorded consistent with the changes in the statement value or cash flow of the hedged asset or liability. Derivative instruments used in hedging transactions that do not meet or no longer meet the criteria of an effective hedge (ineffective hedges) are accounted for at fair value and the changes in fair value are recorded as unrealized gains or losses.

Hedge accounting was not used for any derivative instruments in 2018, except as allowed under the permitted practice described above related to certain hedges beginning in 2015.

Other invested assets principally consist of investments in limited partnerships and limited liability companies. Investments in these assets, except for joint ventures, partnerships and limited liability companies with a minor ownership interest, are reported using the equity method. Under SAP, such investments are generally reported based on audited U.S. GAAP equity of the investee, with subsequent adjustment to a statutory basis of accounting, if applicable.

Joint ventures, partnerships and limited liability companies in which the Company has a minor ownership interest (i.e., less than 10 percent) or lacks control, are generally recorded based on the underlying audited U.S. GAAP equity of the investee, with some prescribed exceptions. SAP allows the use of
(a) the U.S. GAAP equity as set forth in the footnote reconciliation of foreign GAAP equity and income to U.S. GAAP within audited foreign GAAP financial statements or (b) the International Financial Reporting Standards (IFRS) basis equity in audited IFRS financial statements as an

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AMERICAN GENERAL LIFE INSURANCE COMPANY
NOTES TO STATUTORY FINANCIAL STATEMENTS (Continued)

acceptable basis for the valuation of minor/non-controlled investments. The audited U.S. tax basis equity may also be used in certain circumstances.

All other investments in entities for which audited U.S. GAAP financial statements, or another acceptable audited basis of accounting as described above were not available have been non-admitted as assets. Undistributed accumulated earnings of such entities are included in unassigned surplus as a component of unrealized capital gains or losses. Distributions received that are not in excess of the undistributed accumulated earnings are recognized as investment income. Impairments that are determined to be other than temporary are recognized as realized capital losses.

Securities lending and repurchase agreements: The Company has a securities lending program, which was approved by its Board of Directors and lends securities from its investment portfolio to supplement liquidity or for other uses as deemed appropriate by management. Under the program, securities are lent to financial institutions, and in return the Company receives cash as collateral equal to 102 percent of the fair value of the loaned securities. The cash collateral received is invested in short-term investments that may be sold or repledged or partially used for short-term liquidity purposes based on conservative cash flow forecasts. Securities lent by the Company under these transactions may be sold or repledged by the counterparties. The liability for cash collateral received is reported in payable for securities lending in the Statutory Statements of Admitted Assets, Liabilities and Capital and Surplus. The Company monitors the fair value of securities loaned and obtains additional collateral as necessary. At the termination of the transactions, the Company and its counterparties are obligated to return the collateral provided and the securities lent, respectively. These transactions are treated as secured financing arrangements.

In addition, the Company is a party to secured financing transactions involving securities sold under agreements to repurchase (repurchase agreements), in which the Company transfers securities in exchange for cash, with an agreement by the Company to repurchase the same or substantially similar securities on agreed upon dates specified in the agreements.

Investment income due and accrued is non-admitted from investment income for bonds and other invested assets when collection of interest is overdue by more than 90 days, or is uncertain, and for mortgage loans when loans are foreclosed, or delinquent in payment for greater than 90 days, or when collection of interest is uncertain.

Net realized capital gains and losses, which are determined by using the specific identification method, are reflected in income net of applicable federal income taxes and transfers to the interest maintenance reserve.

The Company regularly evaluates its investments for other-than-temporary impairment (OTTI) in value. The determination that a security has incurred an OTTI in value and the amount of any loss recognition requires the judgment of the Company's management and a continual review of its investments.

For bonds, other than LBaSS, an OTTI shall be considered to have occurred if it is probable that the Company will not be able to collect all amounts due under the contractual terms in effect at the acquisition date of the debt security. If it is determined an OTTI has occurred, the cost basis of bonds are written down to fair value and the amount of the write-down is recognized as a realized capital loss.

For LBaSS, a non-interest related OTTI resulting from a decline in value due to fundamental credit problems of the issuer is recognized when the projected discounted cash flows for a particular security are less than its amortized cost. When a non-interest related OTTI occurs, the LBaSS is written down to the present value of future cash flows expected to be collected. An OTTI is also deemed to have occurred if the Company intends to sell the LBaSS or does not have the intent and ability to retain the LBaSS until recovery. If the decline is interest-related, the LBaSS is written down to fair value.

In periods subsequent to the recognition of an OTTI loss, the Company generally accretes the difference between the new cost basis and the future cash flows expected to be collected, if applicable, as interest income over the remaining life of the security based on the amount and timing of estimated future cash flows.

Non-admitted assets are excluded from admitted assets and the change in the aggregate amount of such assets is reflected as a separate component of unassigned surplus. Non-admitted assets include all assets specifically designated as non-admitted and assets not designated as admitted, such as a negative IMR, a certain portion of DTAs,

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AMERICAN GENERAL LIFE INSURANCE COMPANY
NOTES TO STATUTORY FINANCIAL STATEMENTS (Continued)

prepaid expenses, electronic data processing (EDP) equipment assets, agents' balances or other receivables over 90 days. Non-admitted assets were $2.9 billion and $2.6 billion at December 31, 2018 and 2017, respectively.

Interest maintenance reserve (IMR) is calculated based on methods prescribed by the NAIC and was established to prevent large fluctuations in interest-related investment gains and losses resulting from sales (net of taxes) and interest-related OTTI (net of taxes). An OTTI occurs when the Company, at the reporting date, has the intent to sell an investment or does not have the intent and ability to hold the security before recovery of the cost of the investment. For LBaSS, if the Company recognizes an interest-related OTTI, the non-interest-related OTTI is recorded to the asset valuation reserve, and the interest-related portion to IMR. Such gains and losses are deferred into the IMR and amortized into income using the grouped method over the remaining contractual lives of the securities sold.

Asset valuation reserve (AVR) is used to stabilize surplus from fluctuations in the market value of bonds, stocks, mortgage loans, real estate, limited partnerships and other investments. Changes in the AVR are recorded as direct increases or decreases in surplus.

Separate account assets and liabilities generally represent funds for which the contract holder, rather than the Company, bears the investment risk. Separate account contract holders have no claim against the assets of the general account of the Company, except for certain guaranteed products. Separate account assets are generally reported at fair value. In addition, certain products with fixed guarantees and market-value-adjusted (MVA) fixed annuity contracts in which the assets are generally carried at amortized cost are required by certain states to be carried in a separate account. The operations of the separate accounts are excluded from the Statutory Statements of Operations and Statutory Statements of Cash Flows of the Company. The Company receives fees for assuming mortality and certain expense risks. Such fees are included in separate account fees in the Statutory Statements of Operations. Reserves for variable annuity contracts are provided in accordance with the Variable Annuity Commissioners' Annuity Reserve Valuation Method (VACARVM) under Actuarial Guideline 43 (AG 43). Reserves for variable universal life accounts are provided in accordance with the Commissioners' Reserve Valuation Method (CRVM).

Policy reserves are established according to different methods.

Life, annuity, and health reserves are developed by actuarial methods and are determined based on published tables using specified interest rates, mortality or morbidity assumptions, and valuation methods prescribed or permitted by statutes that will provide, in the aggregate, reserves that are greater than or equal to the minimum or guaranteed policy cash values or the amounts required by the TDI.

The Company waives the deduction of deferred fractional premiums on the death of the life and annuity policy insured and returns any premium beyond the date of death. The Company reported additional reserves for surrender values in excess of the corresponding policy reserves.

The Company performs annual cash flow testing in accordance with the Actuarial Opinion and Memorandum Regulation to ensure adequacy of the reserves. Additional reserves are established where the results of cash flow testing under various interest rate scenarios indicate the need for such reserves or where the net premiums exceed the gross premiums on any insurance in force. Total cash flow testing reserves were $90 million at December 31, 2018.

A majority of the Company's variable annuity products are issued with a guaranteed minimum death benefit (GMDB) which provides that, upon the death of a contractholder, the contractholder's beneficiary will receive the greater of
(1) the contractholder's account value, or (2) a GMDB that varies by product. Depending on the product, the GMDB may equal the principal invested, adjusted for withdrawals; or the greatest contract value, adjusted for withdrawals, at the specified contract anniversaries; or the principal invested, adjusted for withdrawals, accumulated at the specified rate per annum. These benefits have issue age and other restrictions to reduce mortality risk exposure. The Company bears the risk that death claims following a decline in the financial markets may exceed contract holder account balances, and that the fees collected under the contract are insufficient to cover the costs of the benefit to be provided. Death benefits on GMDB policies generally reduce on a proportional basis or on a dollar-for-dollar basis when a partial withdrawal occurs.

Reserves for GMDB benefits are included in the VACARVM reserve. AG 43 requires the Company to perform a stochastic valuation analysis of the total reserves held for all variable annuity contracts with GMDB. These reserves are

AMERICAN GENERAL LIFE INSURANCE COMPANY
NOTES TO STATUTORY FINANCIAL STATEMENTS (Continued)

derived by using the 70 percent Conditional Tail Expectation of the modeled reserves and are based on prudent estimate assumptions. In addition, a deterministic valuation is also performed using assumptions prescribed in AG
43. The greater of these two reserve balances is the AG 43 reserve. However, the Company is currently holding reserves at the C3 Phase II Total Asset Requirement level, which is higher than the AG 43 amount.

Life policies underwritten as substandard are charged extra premiums. Reserves are computed for a substandard policy by adding the reserve for an otherwise identical non-substandard policy plus a factor times the extra premium charge for the year. The factor varies by duration, type of plan, and underwriting. In addition, an extra mortality reserve is reported for ordinary life insurance policies classified as group conversions. Substandard structured settlement annuity reserves are determined by making a constant addition to the mortality rate of the applicable valuation mortality table so that the life expectancy on the adjusted table is equal to the life expectancy determined by the Company's underwriters at issue.

The Company had $66.3 billion of insurance in-force and $1.5 billion of reserves as of December 31, 2018, and $56.8 billion of insurance in-force and $1.3 billion of reserves as of December 31, 2017, for which the gross premiums are less than the net premiums according to the standard of valuation set by the TDI.

Tabular interest, tabular less actual reserves released, and tabular cost have been determined by formula, except for universal life insurance and deferred annuity reserves, which include fund accumulations for which tabular interest has been determined from basic data. For the determination of tabular interest on funds not involving life contingencies, the actual credited interest is used.

Liabilities for deposit-type contracts, which include supplementary contracts without life contingencies and annuities certain, are based on the discounting of future payments at an annual statutory effective rate. Tabular interest on other funds not involving life contingencies is based on the interest rate at which the liability accrues.

Policy and contract claims represent the ultimate net cost of all reported and unreported claims incurred during the year. Reserves for unpaid claims are estimated using individual case-basis valuations and statistical analyses. Those estimates are subject to the effects of trends in claim severity and frequency. The estimates are continually reviewed and adjusted as necessary, as experience develops or new information becomes known; such adjustments are included in current operations.

Reserves for future policy benefits to be paid on life and accident and health policies, incurred in the statement period, but not yet reported, were established using historical data from claim lag experience. The data is aggregated from product specific studies performed on the Company's business.

Premiums and annuity considerations and related expenses are recognized over different periods. Life premiums are recognized as income over the premium paying periods of the related policies. Annuity considerations are recognized as revenue when received. Premiums for deposit-type products are credited directly to the respective reserves and are not recorded in the Statutory Statement of Operations. Health premiums are earned ratably over the terms of the related insurance and reinsurance contracts or policies. Acquisition costs such as commissions and other expenses related to the production of new business are charged to the Statutory Statements of Operations as incurred.

Reinsurance premiums and benefits paid or provided are accounted for on a basis consistent with those used in accounting for the original policies issued and the terms of the reinsurance contracts.

Annuity and deposit-type contract surrender benefits are reported on a cash basis, and include annuity benefits, payments under supplementary contracts with life contingencies, surrenders and withdrawals. Withdrawals from deposit-type contracts directly reduce the liability for deposit-type contracts and are not reported in the Statutory Statements of Operations.

General insurance expenses include allocated expenses pursuant to a cost allocation agreement. The Company purchases administrative, accounting, marketing and data processing services from AIG Parent or its subsidiaries and is charged based on estimated levels of usage, transactions or time incurred in providing the respective services. The allocation of costs for investment management services purchased from AIG Parent or its subsidiaries is based on the level of assets under management.

AMERICAN GENERAL LIFE INSURANCE COMPANY
NOTES TO STATUTORY FINANCIAL STATEMENTS (Continued)

Federal income tax expense (benefit) is recognized and computed on a separate company basis pursuant to a tax sharing agreement with AIG Parent, because the Company is included in the consolidated federal income tax return of its ultimate parent, AIG Parent. To the extent that benefits for net operating losses, foreign tax credits or net capital losses are utilized on a consolidated basis, the Company would recognize tax benefits based upon the amount of those deductions and credits utilized in the consolidated federal income tax return. The federal income tax expense or benefit reflected in the Statutory Statements of Operations represents income taxes provided on income that is currently taxable, but excludes tax on the net realized capital gains or losses.

Income taxes on capital gains or losses reflect differences in the recognition of capital gains or losses on a statutory accounting basis versus a tax accounting basis. The most significant of such differences involve impairments of investments, which are recorded as realized losses in the Statutory Statements of Operations but are not recognized for tax purposes, and the deferral of net capital gains and losses into the IMR for statutory income but not for taxable income. Capital gains and losses on certain related-party transactions are recognized for statutory financial reporting purposes but are deferred for income tax reporting purposes until the security is sold to an outside party.

A deferred tax asset (DTA) or deferred tax liability (DTL) is included in the Statutory Statements of Admitted Assets, Liabilities and Capital and Surplus, which reflects the expected future tax consequences of temporary differences between the statement values of assets and liabilities for statutory financial reporting purposes and the amounts used for income tax reporting purposes. The change in the net DTA or DTL is reflected in a separate component of unassigned surplus. Net DTA are limited in their admissibility.

Accounting Changes

There were no new accounting standards that were effective during the periods covered by this statement that had a material impact on the operations of the Company.

Correction of Errors

SAP requires that corrections of errors related to prior periods be reported as adjustments to unassigned surplus to the extent that they are not material to prior periods.

In 2018, six out-of-period errors were identified and corrected, which increased unassigned surplus by $38 million. The most significant of these were in universal life business reflecting a reduction in reserves and adjustments to reinsurance premiums, partially offset by an increase in annuity reserves.

In 2017, certain prior year errors were identified and corrected, which increased reserves and decreased unassigned surplus by $9 million. The most significant of these was an increase in universal life reserves and a decrease in deferred annuity reserves from the correction of the cash values in the policy administration system.

In 2016, certain prior year errors were identified and corrected, which decreased unassigned surplus by $41 million.

Differences in Statutory Accounting and U.S. GAAP Accounting

The accompanying statutory financial statements have been prepared in accordance with accounting practices prescribed or permitted by the TDI. These accounting practices vary in certain respects from U.S. GAAP. The primary differences between NAIC SAP and U.S. GAAP are as follows.

The objectives of U.S. GAAP differ from the objectives of SAP. U.S. GAAP is designed to measure the entity as a going concern and to produce general purpose financial statements to meet the varying needs of the different users of financial statements. SAP is designed to address the accounting requirements of regulators, who are the primary users of statutory-basis financial statements and whose primary objective is to measure solvency. As a result, U.S. GAAP stresses measurement of earnings and financial condition of a business from period to period, while SAP stresses measurement of the ability of the insurer to pay claims in the future.

AMERICAN GENERAL LIFE INSURANCE COMPANY
NOTES TO STATUTORY FINANCIAL STATEMENTS (Continued)

Investments. Under SAP, investments in bonds and preferred stocks are generally reported at amortized cost. However, if bonds are designated category "6" and preferred stocks are designated categories "4 - 6" by the NAIC, these investments are reported at the lesser of amortized cost or fair value with a credit or charge to unrealized investment gains or losses. For U.S. GAAP, such fixed-maturity investments are designated at purchase as held-to-maturity, trading, or available-for-sale. Held-to-maturity fixed-maturity investments are reported at amortized cost, and the remaining fixed-maturity investments are reported at fair value, with unrealized capital gains and losses reported in operations for those designated as trading and as a component of other comprehensive income for those designated as available-for-sale.

Under SAP, all single- and multi-class MBS or other ABS (e.g., Collateralized Mortgage Obligations (CMO) are adjusted for the effects of changes in prepayment assumptions on the related accretion of discount or amortization of premium with respect to such securities using either the retrospective or prospective method. For LBaSS subsequent to July 1, 2009, if it is determined that a decline in fair value is other than temporary the cost basis of the security is written down to the discounted estimated future cash flows. Bonds, other than LBaSS, that are other-than-temporarily impaired are written down to fair value. For U.S. GAAP purposes, all securities, purchased or retained, that represent beneficial interests in securitized assets (e.g., CMO, MBS and ABS securities), other than high credit quality securities, would be adjusted using the prospective method when there is a change in estimated future cash flows. If high-credit quality securities must be adjusted, the retrospective method would be used. For all bonds, if it is determined that a decline in fair value is other-than-temporary, the cost basis of the security would be written down to the discounted estimated future cash flows, while the non-credit portion of the impairment would be recorded as an unrealized loss in other comprehensive income.

Under SAP, when it is probable that the insurer will be unable to collect all amounts due according to the contractual terms of the mortgage agreement, valuation allowances are established for temporarily-impaired mortgage loans based on the difference between the unpaid loan balance and the estimated fair value of the underlying real estate, less estimated costs to obtain and sell. The initial valuation allowance and subsequent changes in the allowance for mortgage loans are charged or credited directly to unassigned surplus rather than as a component of earnings as would be required under U.S. GAAP. If the impairment is other-than-temporary, a direct write down is recognized as a realized loss, and a new cost basis is established. Under U.S. GAAP, valuation allowances would be established when the insurer determines it is probable that it will be unable to collect principal and interest due according to the contractual terms of the loan agreement. Such U.S. GAAP allowances would be based on the difference between the unpaid loan balance and the present value of expected future cash flows discounted at the loan's original effective interest rate or, if foreclosure is probable, on the estimated fair value of the underlying real estate.

Under SAP, joint ventures, partnerships and limited liability companies in which the insurer has a minor ownership interest (i.e., less than 10 percent) or lacks control are generally recorded based on the underlying audited U.S. GAAP basis equity of the investee. Under U.S. GAAP, joint ventures, partnerships and limited liability companies in which the insurer has a significant ownership interest or is deemed to have control are accounted for under the equity method, where that is not the case, such investments are carried at fair value with changes in fair value recognized in earnings in 2018 for equity securities previously designated as available-for-sale and through net income for equity securities measured at fair value at the Company's election. Prior to 2018, equity securities designated as available-for-sale were carried at fair value with changes in fair value recorded through other comprehensive income.

Real Estate. Under SAP, investments in real estate are reported net of related obligations; under U.S. GAAP, investments in real estate are reported on a gross basis. Under SAP, real estate owned and occupied by the insurer is included in investments; under U.S. GAAP, real estate owned and occupied by the insurer is reported as an operating asset, and operating income and expenses include rent for the insurer's occupancy of those properties.

Derivatives. Under SAP, derivative instruments used in hedging transactions that do not meet or no longer meet the criteria of an effective hedge are accounted for at fair value with the changes in fair value recorded as unrealized capital gains or losses. Under U.S. GAAP, such derivative instruments are accounted for at fair value with the changes in fair value recorded as realized capital gains or losses. Under U.S. GAAP, fair value measurement for free standing derivatives incorporate either counterparty's credit risk for derivative assets or the insurer's credit risk for derivative liabilities by determining the explicit cost to protect against credit exposure. This credit exposure evaluation takes into consideration observable credit default swap rates. Under SAP, non-performance risk (own credit-risk) is not reflected in the fair value calculations for derivative liabilities. Under U.S. GAAP, index life insurance features in certain variable universal life contracts and certain guaranteed features of variable annuities are bifurcated and accounted for

AMERICAN GENERAL LIFE INSURANCE COMPANY
NOTES TO STATUTORY FINANCIAL STATEMENTS (Continued)

separately as embedded policy derivatives. Under SAP, embedded derivatives are not bifurcated or accounted for separately from the host contract.

Interest Maintenance Reserve. Under SAP, the insurer is required to maintain an IMR. IMR is calculated based on methods prescribed by the NAIC and was established to prevent large fluctuations in interest-related capital gains and losses realized through sales or OTTI. IMR applies to all types of fixed maturity investments, including bonds, preferred stocks, MBS, ABS and mortgage loans. After-tax capital gains or losses realized upon the sale or impairment of such investments resulting from changes in the overall level of interest rates are excluded from current period net income and transferred to the IMR. The transferred after-tax net realized capital gains or losses are then amortized into income over the remaining period to maturity of the divested asset. Realized capital gains and losses are reported net of tax and transfers to the IMR, after net gain from operations. Any negative IMR balance is treated as non-admitted asset. This reserve is not required under U.S. GAAP and pre-tax realized capital gains and losses are reported as component of total revenues, with related taxes included in taxes from operations.

Asset Valuation Reserve. Under SAP, the insurer is required to maintain an AVR, which is computed in accordance with a prescribed formula and represents a provision for possible fluctuations in the value of bonds, equity securities, mortgage loans, real estate, and other invested assets. The level of AVR is based on both the type of investment and its credit rating. Under SAP, AVR is included in total adjusted capital for RBC analysis purposes. Changes to AVR are charged or credited directly to unassigned surplus. This reserve is not required under U.S. GAAP.

Subsidiaries. Under SAP, investments in insurance subsidiaries are recorded based upon the underlying audited statutory equity of a subsidiary with all undistributed earnings or losses shown as an unrealized capital gain or loss in unassigned surplus. Dividends received by the parent company from its subsidiaries are recorded through net investment income. Under U.S. GAAP, subsidiaries' financial statements are combined with the parent company's financial statements through consolidation. All intercompany balances and transactions are eliminated under U.S. GAAP. Dividends received by the parent company from its subsidiaries reduce the parent company's investment in the subsidiaries.

Policy Acquisition Costs and Sales Inducements. Under SAP, policy acquisition costs are expensed when incurred. Under U.S. GAAP, acquisition costs that are incremental and directly related to the successful acquisition of new and renewal of existing insurance and investment-type contracts, are deferred and amortized, generally in proportion to the present value of expected future gross profit margins. For all other insurance contracts, to the extent recoverable from future policy revenues, deferred policy acquisition costs
(DAC) are amortized, with interest, over the premium-paying period of the related contracts, using assumptions that are consistent with those used in computing policy benefit reserves. Under SAP, sales inducements are expensed when incurred. Under U.S. GAAP, certain sales inducements on interest-sensitive life insurance contracts and deferred annuities are deferred and amortized over the life of the contract using the same methodology and assumptions used to amortize DAC.

Deferred Premiums. Under SAP, when deferred premiums exist, statutory deferred premiums are held as a statutory asset, while under U.S. GAAP, deferred premiums are held as a contra-liability in the future policy benefits liability.

Non-admitted Assets. Certain assets designated as "non-admitted," principally any negative IMR, agents' balances or unsecured loans or advances to agents, certain DTAs, furniture, equipment and computer software, receivables over 90 days and prepaid expenses, as well as other assets not specifically identified as admitted assets within the NAIC SAP, are excluded from the Statutory Statements of Admitted Assets, Liabilities, Capital and Surplus and are charged directly to unassigned surplus. Under U.S. GAAP, such assets are included in the balance sheet.

Universal Life and Annuity Policies. Under SAP, revenues for universal life and annuity policies containing mortality or morbidity risk considerations consist of the entire premium received, and benefits incurred consist of the total of death benefits paid and the change in policy reserves. Payments received on contracts that do not incorporate any mortality or morbidity risk considerations (deposit-type contracts) are credited directly to an appropriate liability for deposit-type contract account without recognizing premium income. Interest credited to deposit-type contracts is recorded as an expense in the Statutory Statements of Operations as incurred. Payments that represent a return of policyholder balances are recorded as a direct reduction of the liability for deposit-type contracts, rather than a benefit expense. Under U.S. GAAP, premiums received in excess of policy charges are not recognized as premium revenue, and benefits represent the excess of benefits paid over the policy account value and interest credited to the account values.

AMERICAN GENERAL LIFE INSURANCE COMPANY
NOTES TO STATUTORY FINANCIAL STATEMENTS (Continued)

Benefit Reserves. Under SAP, loading is the difference between the gross and valuation net premium. Valuation net premium is calculated using valuation assumptions which are different for statutory and U.S. GAAP. Statutory valuation assumptions are set by the insurer within limits as defined by statutory law. U.S. GAAP valuation assumptions are set by the insurer based on management's estimates and judgment.

Policyholder funds not involving life contingencies use different valuation assumptions for SAP and U.S. GAAP. Under SAP, prescribed rates of interest related to payout annuities are used in the discounting of expected benefit payments, while under U.S. GAAP, the insurer's best estimates of interest rates are used.

Under SAP, the Commissioners' Reserve Valuation Method is used for the majority of individual insurance reserves. Under U.S. GAAP, individual insurance policyholder liabilities for traditional forms of insurance are generally established using the net level premium method. For interest-sensitive policies, a liability for policyholder account balances is established under U.S. GAAP based on the contract value that has accrued to the benefit of the policyholder. Policy assumptions used in the estimation of policyholder liabilities are generally prescribed under SAP. Under U.S. GAAP, policy assumptions are based upon best estimates as of the date the policy was issued, with provisions for the risk of adverse deviation.

Under SAP, the CARVM is used for the majority of individual deferred annuity reserves, while under U.S. GAAP, individual deferred annuity policyholder liabilities are generally equal to the contract value that has accrued to the benefit of the policyholder, together with liabilities for certain contractual guarantees, if applicable.

Under SAP, reserves for fixed rate deposit-type contracts are based upon their accumulated values, discounted at an annual statutory effective rate, while under U.S. GAAP, reserves for deposit-type contracts are recorded at their accumulated values.

Reinsurance. Under SAP, policy and contract liabilities ceded to reinsurers are reported as reductions of the related reserves rather than as assets as required under U.S. GAAP. Under SAP, a liability for reinsurance balances has been provided for unsecured policy reserves, unearned premiums, and unpaid losses ceded to reinsurers not licensed to assume such business. Changes to these amounts are credited or charged directly to unassigned surplus. Under U.S. GAAP, an allowance for amounts deemed uncollectible would be established through a charge to earnings. Under SAP, the criteria used to demonstrate risk transfer varies from U.S. GAAP, which may result in transactions that are accounted for as reinsurance for SAP and deposit accounting for U.S. GAAP. Under SAP, the reserve credit permitted for unauthorized reinsurers is less than or equal to the amount of letter of credit or funds held in trust by the reinsurer. Under U.S. GAAP, assumed and ceded reinsurance is reflected on a gross basis in the balance sheet, and certain commissions allowed by reinsurers on ceded business are deferred and amortized on a basis consistent with DAC.

Policyholder Dividend Liabilities. Under SAP, policyholder dividends are recognized when declared. Under U.S. GAAP, policyholder dividends are recognized over the term of the related policies.

Separate Accounts. Under SAP, separate account surplus created through the use of the CRVM, the VACARVM or other reserving methods is reported by the general account as an unsettled transfer from the separate account. The net change on such transfers is included as a part of the net gain from operations in the general account. This is not required under U.S. GAAP.

Separate accounts include certain non-unitized assets which primarily represent MVA fixed options of variable annuity contracts issued in various states. Under SAP, these contracts are accounted for in the separate account financial statements, while under U.S. GAAP, they are accounted for in the general account.

Deferred Income Taxes. Under SAP, statutory DTAs that are more likely than not to be realized are limited to: 1) the amount of federal income taxes paid in prior years that can be recovered through loss carrybacks for existing temporary differences that reverse by the end of the subsequent calendar year, plus 2) the lesser of the remaining gross DTA expected to be realized within a maximum three years of the reporting date or a maximum 15 percent of the capital and surplus excluding any net DTA, EDP equipment and operating software and any net positive goodwill, plus 3) the amount of the remaining gross DTA that can be offset against existing gross DTLs. The remaining DTAs are non-admitted. Deferred taxes do not include amounts for state taxes. Under U.S. GAAP, state taxes are included in the computation of deferred taxes, all DTAs are recorded and a valuation allowance is established if it is more likely than not that some portion of the DTA will not be realized. Under SAP, income tax expense is based upon taxes currently

AMERICAN GENERAL LIFE INSURANCE COMPANY
NOTES TO STATUTORY FINANCIAL STATEMENTS (Continued)

payable. Changes in deferred taxes are reported in surplus and subject to admissibility limits. Under U.S. GAAP, changes in deferred taxes are recorded in income tax expense.

Offsetting of Assets and Liabilities. Under SAP, offsetting of assets and liabilities is not permitted when there are master netting agreements unless four requirements for valid right of offset are met. The requirements include
1) each of the two parties owes the other determinable amounts, 2) the reporting party has the right to set off the amount owed with the amount owed by the other party, 3) the reporting party intends to set off, and 4) the right of setoff is enforceable. The prohibition against offsetting extends to derivatives and collateral posted against derivative positions, repurchase and reverse repurchase agreements, and securities borrowing and lending transactions. Under U.S. GAAP, these amounts under master netting arrangements may be offset and presented on a net basis.

3. INVESTMENTS

Bonds and Equity Securities

The following table presents the statement value, gross unrealized gain, gross unrealized loss and the estimated fair value of bonds and equity securities by major security type:

                                                                              Gross      Gross
                                                                  Statement Unrealized Unrealized
(in millions)                                                       Value     Gains      Losses   Fair Value
-------------                                                     --------- ---------- ---------- ----------
December 31, 2018
Bonds:
   U.S. government obligations...................................  $ 1,754    $   45    $   (42)   $  1,757
   All other governments.........................................    3,046        77       (144)      2,979
   States, territories and possessions...........................      309        22         (1)        330
   Political subdivisions of states, territories and possessions.      376        36         (4)        408
   Special revenue...............................................    8,642       357       (135)      8,864
   Industrial and miscellaneous..................................   79,780     3,574     (1,954)     81,400
   Hybrid securities.............................................      785       132        (19)        898
   Parent, subsidiaries and affiliates...........................       --        --         --          --
                                                                   -------    ------    -------    --------
Total bonds......................................................   94,692     4,243     (2,299)     96,636
                                                                   -------    ------    -------    --------
   Preferred stock...............................................      303        12         (1)        314
   Common stock*.................................................      312        --         --         312
                                                                   -------    ------    -------    --------
Total equity securities..........................................      615        12         (1)        626
                                                                   -------    ------    -------    --------
Total............................................................  $95,307    $4,255    $(2,300)   $ 97,262
                                                                   =======    ======    =======    ========
December 31, 2017................................................
Bonds:
   U.S. government obligations...................................  $ 1,215    $   59    $    (9)   $  1,265
   All other government..........................................    2,878       210        (31)      3,057
   States, territories and possessions...........................      396        46         --         442
   Political subdivisions of states, territories and possessions.      398        63         (1)        460
   Special revenue...............................................    8,360       567        (56)      8,871
   Industrial and miscellaneous..................................   76,098     6,461       (418)     82,141
   Hybrid securities.............................................      578       207         (3)        782
   Parent, subsidiaries and affiliates...........................    4,415       437         --       4,852
                                                                   -------    ------    -------    --------
Total bonds......................................................   94,338     8,050       (518)    101,870
                                                                   -------    ------    -------    --------
   Preferred stock...............................................      211        18         --         229
   Common stock*.................................................       93        --         --          93
                                                                   -------    ------    -------    --------
Total equity securities..........................................      304        18         --         322
                                                                   -------    ------    -------    --------
Total............................................................  $94,642    $8,068    $  (518)   $102,192
                                                                   =======    ======    =======    ========

* Common stock includes $109 million and $6 million of investments in affiliates at December 31, 2018 and 2017, respectively.

AMERICAN GENERAL LIFE INSURANCE COMPANY
NOTES TO STATUTORY FINANCIAL STATEMENTS (Continued)

Bonds and Equity Securities in Loss Positions

The following table summarizes the fair value and gross unrealized losses (where fair value is less than amortized cost) on bonds and equity securities, including amounts on NAIC 6 and 6* bonds, aggregated by major investment category and length of time that individual securities have been in a continuous unrealized loss position:

                                                       Less than 12 Months 12 Months or More        Total
                                                       -----------------   -----------------  -----------------
                                                                  Gross              Gross              Gross
                                                        Fair    Unrealized  Fair   Unrealized  Fair   Unrealized
(in millions)                                           Value     Losses    Value    Losses    Value    Losses
-------------                                          -------  ---------- ------- ---------- ------- ----------
December 31, 2018
Bonds:
   U.S. government obligations........................ $   317   $   (11)  $   751   $ (31)   $ 1,068  $   (42)
   All other government...............................   1,295       (85)      610     (58)     1,905     (143)
   U.S. States, territories and possessions...........      67        (1)       --      --         67       (1)
   Political subdivisions of states, territories and
     possessions......................................      85        (1)       34      (3)       119       (4)
   Special revenue....................................   1,698       (46)    2,313     (89)     4,011     (135)
   Industrial and miscellaneous.......................  26,952    (1,193)    9,726    (778)    36,678   (1,971)
   Hybrid securities..................................     174       (11)       58      (8)       232      (19)
   Parent, subsidiaries and affiliates................      --        --        --      --         --       --
                                                       -------   -------   -------   -----    -------  -------
Total bonds...........................................  30,588    (1,348)   13,492    (967)    44,080   (2,315)
                                                       =======   =======   =======   =====    =======  =======
   Preferred stock....................................      95        (1)        5      --        100       (1)
   Common stock.......................................      61       (14)       --      --         61      (14)
                                                       -------   -------   -------   -----    -------  -------
Total equity securities...............................     156       (15)        5      --        161      (15)
                                                       -------   -------   -------   -----    -------  -------
Total................................................. $30,744   $(1,363)  $13,497   $(967)   $44,241  $(2,330)
                                                       =======   =======   =======   =====    =======  =======
December 31, 2017
Bonds:
   U.S. government obligations........................ $   336   $    (4)  $    76   $  (5)   $   412  $    (9)
   All other government...............................     473       (25)      145      (6)       618      (31)
   U.S States, territories and possessions............      25        --         5      --         30       --
   Political subdivisions of states, territories and
     possessions......................................      --        --        --      --         --       --
   Special revenue....................................   1,609       (23)      758     (33)     2,367      (56)
   Industrial and miscellaneous.......................   7,272      (235)    3,713    (191)    10,985     (426)
   Hybrid securities..................................      54        (3)        8      --         62       (3)
   Parent, subsidiaries and affiliates................     136        --        --      --        136       --
                                                       -------   -------   -------   -----    -------  -------
Total bonds...........................................   9,905      (290)    4,705    (235)    14,610     (525)
                                                       =======   =======   =======   =====    =======  =======
   Preferred stock....................................       5        --         5      --         10       --
   Common stock.......................................       1        --        --      --          1       --
                                                       -------   -------   -------   -----    -------  -------
Total equity securities...............................       6        --         5      --         11       --
                                                       -------   -------   -------   -----    -------  -------
Total................................................. $ 9,911   $  (290)  $ 4,710   $(235)   $14,621  $  (525)
                                                       =======   =======   =======   =====    =======  =======

As of December 31, 2018 and 2017, the number of bonds and equity securities in an unrealized loss position was 3,983 and 1,814, respectively. Bonds comprised 3,916 of the total, of which 1,397 were in a continuous loss position greater than 12 months at December 31, 2018. Bonds comprised 1,778 of the total, of which 526 were in a continuous loss position greater than 12 months at December 31, 2017.

The Company did not recognize the unrealized losses in earnings on these fixed maturity securities at December 31, 2018 and 2017, respectively, because the Company neither intends to sell the securities nor does the Company believe that it is more likely than not that the Company will be required to sell these securities before recovery of their amortized cost basis. For fixed maturity securities with significant declines, the Company performed fundamental credit analyses on a security-by-security basis, which included consideration of credit enhancements, expected defaults on underlying collateral, review of relevant industry analyst reports and forecasts and other available market data.

AMERICAN GENERAL LIFE INSURANCE COMPANY
NOTES TO STATUTORY FINANCIAL STATEMENTS (Continued)

Contractual Maturities of Bonds

The following table presents the statement value and fair value of bonds by contractual maturity:

                                                   Statement  Fair
           (in millions)                             Value    Value
           -------------                           --------- -------
           December 31, 2018
           Due in one year or less................  $ 1,217  $ 1,226
           Due after one year through five years..   10,609   10,687
           Due after five years through ten years.   15,586   15,475
           Due after ten years....................   37,210   37,552
           LBaSS..................................   30,129   31,757
                                                    -------  -------
           Total..................................  $94,751  $96,697
                                                    =======  =======

Actual maturities may differ from contractual maturities because certain borrowers have the right to call or prepay certain obligations with or without call or prepayment penalties.

Bonds in or near default as to payment of principal or interest had a statement value of $154 million and $175 million at December 31, 2018 and 2017, respectively, which is the fair value. At December 31, 2018 and 2017, the Company had no income excluded from due and accrued for bonds.

At December 31, 2018, the Company's bond portfolio included bonds totaling
$6.0 billion not rated investment grade by the NAIC designations (categories 3-6). These bonds accounted for 3 percent of the Company's total assets and 5 percent of invested assets. These below investment grade securities, excluding structured securities, span across 16 industries. At December 31, 2017, the Company's bond portfolio included bonds totaling $5.5 billion not rated investment grade by the NAIC designations (categories 3-6). These bonds accounted for 3 percent of the Company's total assets and 5 percent of invested assets. These below investment grade securities, excluding structured securities, span across 15 industries.

The following table presents the industries that constitute more than 10% of the below investment grade securities:

                                             December 31,
                                             ----------
                                             2018   2017
                                             ----   ----
                       Consumer cyclical.... 17.2%  14.9%
                       Consumer Noncyclical. 16.9   14.2
                       Energy............... 12.0   16.8

LBaSS

The Company determines fair value of LBaSS based on the amount at which a security could be exchanged in a current transaction between willing parties, other than in a forced or liquidation sale. The majority of the Company's ABS, RMBS, CMBS, and collateralized debt obligations (CDO) are priced by approved independent third-party valuation service providers and broker dealer quotations. Small portions of the LBaSS that are not traded in active markets are priced by market standard internal valuation methodologies, which include discounted cash flow methodologies and matrix pricing. The estimated fair values are based on available market information and management's judgments.

The following table presents the statement value and fair value of LBaSS:

                                          December 31, 2018 December 31, 2017
                                          ----------------- -----------------
                                          Statement  Fair   Statement  Fair
   (in millions)                            Value    Value    Value    Value
   -------------                          --------- ------- --------- -------
   Loan-backed and structured securities.  $30,129  $31,757  $31,991  $34,474
                                           =======  =======  =======  =======

Prepayment assumptions for single class, multi-class mortgage-backed and ABS were obtained from independent third-party valuation service providers or internal estimates. These assumptions are consistent with the current interest rate and economic environment.

AMERICAN GENERAL LIFE INSURANCE COMPANY
NOTES TO STATUTORY FINANCIAL STATEMENTS (Continued)

At December 31, 2018 and 2017, the Company had exposure to a variety of LBaSS. These securities could have significant concentrations of credit risk by country, geographical region, property type, servicer or other characteristics. As part of the quarterly surveillance process, the Company takes into account many of these characteristics in making the OTTI assessment.

At December 31, 2018 and 2017, the Company did not have any LBaSS with a recognized OTTI due to the intent to sell or an inability or lack of intent to retain the security for a period of time sufficient to recover the amortized cost basis.

During 2018, 2017 and 2016, the Company recognized total OTTI of $47 million, $54 million and $118 million, respectively, on LBaSS that were still held by the Company. In addition, at December 31, 2018 and 2017, the Company held loan-backed impaired securities (fair value is less than cost or amortized cost) for which an OTTI had not been recognized in earnings as a realized loss. Such impairments include securities with a recognized OTTI for non-interest (credit) related declines that were recognized in earnings, but for which an associated interest-related decline has not been recognized in earnings as a realized capital loss.

The following table summarizes the fair value and aggregate amount of unrealized losses on LBaSS and length of time that individual securities have been in a continuous unrealized loss position:

                      Less than 12 Months 12 Months or More       Total
                      ------------------  ----------------  -----------------
                                Gross              Gross              Gross
                      Fair    Unrealized  Fair   Unrealized  Fair   Unrealized
   (in millions)      Value     Losses    Value    Losses    Value    Losses
   -------------      ------  ----------  ------ ---------- ------- ----------
   December 31, 2018
      LBaSS.......... $6,672    $(143)    $3,696   $(137)   $10,368   $(280)
   December 31, 2017.
      LBaSS.......... $3,896    $ (59)    $1,667   $ (81)   $ 5,563   $(140)
                      ======    =====     ======   =====    =======   =====

In its OTTI assessment, the Company considers all information relevant to the collectability of the security, including past history, current conditions and reasonable forecasts when developing an estimate of future cash flows. Relevant analyst reports and forecasts for the asset class also receive appropriate consideration. The Company also considers how credit enhancements affect the expected performance of the security. In addition, the Company generally considers its cash and working capital requirements and expected cash flows in relation to its business plans and how such forecasts affect the intent and ability to hold such securities to recovery of their amortized cost.

The Company does not have any LBaSS for which it is not practicable to estimate fair values.

The following table presents the rollforward of non-interest related OTTI for
LBaSS:

                                                                                                         December 31,
                                                                                                         -------------
(in millions)                                                                                             2018   2017
-------------                                                                                            ------ ------
Balance, beginning of year.............................................................................. $1,535 $1,481
Increases due to:
   Credit impairment on new securities subject to impairment losses.....................................      9     31
   Additional credit impairment on previously impaired investments......................................     38     30
Reduction due to:
   Credit impaired securities fully disposed for which there was no prior intent or requirement to sell.    180      7
                                                                                                         ------ ------
Balance, end of year.................................................................................... $1,402 $1,535
                                                                                                         ====== ======

See Note 23 for a list with each LBaSS at a CUSIP level where the present value of cash flows expected to be collected is less than the amortized cost basis during the current year and a list of the Company's structured notes holding at December 31, 2018.

Mortgage Loans

Mortgage loans had outstanding principal balances of $19.1 billion and $16.0 billion at December 31, 2018 and 2017, respectively. Contractual interest rates range from 1.90 percent to 10.10 percent. The mortgage loans at December 31, 2018 had maturity dates ranging from 2019 to 2055.

AMERICAN GENERAL LIFE INSURANCE COMPANY
NOTES TO STATUTORY FINANCIAL STATEMENTS (Continued)


The Company's mortgage loans are collateralized by a variety of commercial real estate property types located throughout the U.S. and Canada. The commercial mortgage loans are non-recourse to the borrower.

The following tables present the geographic and property-type distribution of the Company's mortgage loan portfolio:

                                                December 31,
                                                ------------
                                                 2018   2017
                                                -----  -----
                   Geographic distribution:
                      Mid-Atlantic.............  26.3%  28.2%
                      Foreign..................  21.9   16.0
                      Pacific..................  15.6   17.3
                      South Atlantic...........  12.6   12.9
                      West South Central.......   7.4    6.8
                      New England..............   5.6    7.0
                      East North Central.......   5.1    5.1
                      Mountain.................   4.1    4.8
                      East South Central.......   0.8    0.8
                      West North Central.......   0.6    1.1
                                                -----  -----
                   Total....................... 100.0% 100.0%
                                                =====  =====
                   Property type distribution:
                      Multi-family.............  31.1%  24.0%
                      Office...................  28.6   28.7
                      Retail...................  13.9   15.2
                      Industrial...............   8.1    6.9
                      Hotel/Motel..............   7.6    9.1
                      Other....................  10.7   16.1
                                                -----  -----
                   Total....................... 100.0% 100.0%
                                                =====  =====

At December 31, 2018, there were 244 mortgage loans with outstanding balances of $20 million or more, which loans collectively, aggregated approximately
82 percent of this portfolio.

The following table presents the minimum and maximum lending rates for new mortgage loans during 2018 and 2017:

                                   Years Ended December 31,
                                ------------------------------
                                     2018            2017
                                --------------  --------------
                 (in millions)  Maximum Minimum Maximum Minimum
                 -------------  ------- ------- ------- -------
                 Multi-family..  5.75%   2.05%   7.37%   2.10%
                 Retail........  5.48    3.82    5.06    2.53
                 Office........  5.10    3.02    9.17    1.90
                 Hotel.........  4.80    3.00    4.61    4.25
                 Industrial....  4.53    2.11    4.97    2.15
                 Other.........  5.39    3.16    5.00    3.00

The Company did not reduce any interest rates during 2018 and 2017.

The maximum percentage of any one loan to the value of security at the time of the loan, exclusive of insured or guaranteed or purchase money mortgage was
95.0 percent for both 2018 and 2017.

At December 31, 2018, the Company held $181 million in impaired mortgages with $12 million of related allowances for credit losses and $169 million in impaired loans without a related allowance. At December 31, 2017, the Company held $217 million in impaired mortgages with $12 million of related allowances for credit losses and $205 million in impaired loans without a related allowance. The Company's average recorded investment in impaired loans was $201 million and $273 million, at December 31, 2018 and 2017, respectively. The Company recognized interest income of $5 million, $3 million and $12 million, in 2018, 2017 and 2016, respectively.

AMERICAN GENERAL LIFE INSURANCE COMPANY
NOTES TO STATUTORY FINANCIAL STATEMENTS (Continued)

The following table presents a rollforward of the changes in the allowance for losses on mortgage loans receivable:

                                                                        December 31,
                                                                       ---------------
(in millions)                                                          2018 2017  2016
-------------                                                          ---- ----  ----
Balance, beginning of year............................................ $129 $ 89  $72
   Additions (reductions) charged to unrealized capital loss..........   43   53   17
   Direct write-downs charged against allowance.......................   --  (13)  --
                                                                       ---- ----  ---
Balance, end of year.................................................. $172 $129  $89
                                                                       ==== ====  ===

During 2018, the Company did not derecognize any mortgage loans and did not recognize any real estate collateral as a result of foreclosure.

The mortgage loan portfolio has been originated by the Company under strict underwriting standards. Commercial mortgage loans on properties such as offices, hotels and shopping centers generally represent a higher level of risk than do mortgage loans secured by multi-family residences. This greater risk is due to several factors, including the larger size of such loans and the more immediate effects of general economic conditions on these commercial property types. However, due to the Company's strict underwriting standards, the Company believes that it has prudently managed the risk attributable to its mortgage loan portfolio while maintaining attractive yields.

The following table presents the age analysis of mortgage loans:

                                                      December 31,
                                                     ---------------
            (in millions)                             2018    2017
            -------------                            ------- -------
            Current................................. $18,922 $15,834
            30 - 59 days past due...................       4       8
            60 - 89 days past due...................       1       2
            90 - 179 days past due..................       1       1
                                                     ------- -------
            Total................................... $18,928 $15,845
                                                     ======= =======

At December 31, 2018 and 2017, the Company had mortgage loans outstanding under participant or co-lender agreements of $15.8 billion and $13.2 billion, respectively.

The Company had $169 million and $205 million in restructured loans at December 31, 2018 and 2017, respectively.

Troubled Debt Restructuring

The Company held no restructured debt for which impairment was recognized for both December 31, 2018 and 2017. At December 31, 2018, the Company had no outstanding commitments to debtors that hold loans with restructured terms. The Company has an outstanding commitment of $4 million to debtors that hold loans with restructured terms, at December 31, 2017.

Real Estate

The following table presents the components of the Company's investment in real estate:

                                                                  December 31,
                                                                  ------------
     (in millions)                                                2018   2017
     -------------                                                ----   ----
     Properties occupied by the Company.......................... $ 53   $ 42
     Properties held for production of income....................  110    181
     Properties held for sale....................................   34     --
                                                                   ----  ----
     Total....................................................... $197   $223
                                                                   ====  ====

The Company recognized gains of $1 million, $13 million and $16 million on the sale of real estate property in 2018, 2017 and 2016, respectively. The Company recognized $11 million of impairment write-downs for its investment in real estate during 2018. The Company did not recognize any impairment write-downs for its investment in real estate during 2017. The Company recognized
$2 million of impairment write-downs for its investment in real estate during 2016.

AMERICAN GENERAL LIFE INSURANCE COMPANY
NOTES TO STATUTORY FINANCIAL STATEMENTS (Continued)


Other Invested Assets

The following table presents the components of the Company's other invested assets:

                                                           December 31,
                                                          --------------
       (in millions)                                       2018    2017
       -------------                                      ------  ------
       Investments in limited liability companies........ $1,474  $2,201
       Investments in limited partnerships...............  1,877   1,759
       Other unaffiliated investments....................  1,026     693
       Receivable for securities.........................    138     541
       Initial margin for futures........................      2      20
       Non-admitted assets...............................   (153)   (181)
                                                          ------  ------
       Total............................................. $4,364  $5,033
                                                          ======  ======

The Company utilizes the look-through approach in valuing its investments in affiliated joint ventures or partnerships that have the characteristics of real estate investments. These affiliated real estate investments had an aggregate value of $912 million at December 31, 2018. The financial statements for the related holding companies are not audited and the Company has limited the value of its investment in these holding companies to the value contained in the audited financial statements of the lower tier entities owned by each of the respective intermediate holding company entities as adjusted by SAP, if applicable. All liabilities, commitments, contingencies, guarantees, or obligations of these holding company entities, which are required to be recorded as liabilities, commitments, contingencies, guarantees or obligations under applicable accounting guidance, are reflected in the Company's determination of the carrying value of the investment in each of the respective holding company entities, if applicable.

The Company recorded impairment write-downs in joint ventures was $44 million, $89 million and $148 million during 2018, 2017 and 2016, respectively.

Net Investment Income

The following table presents the components of net investment income:

                                                      Years ended December 31,
                                                      ----------------------
   (in millions)                                       2018     2017    2016
   -------------                                      ------   ------  ------
   Bonds............................................. $4,897   $4,788  $5,026
   Preferred stocks..................................     13       11      15
   Common stocks.....................................      5        3       2
   Cash and short-term investments...................     29       22       4
   Mortgage loans....................................    798      675     508
   Real estate*......................................     50       53      60
   Contract loans....................................     82       87      90
   Derivatives.......................................    210     (121)   (106)
   Investment income from affiliates.................    165      372     426
   Other invested assets.............................    239      250     325
                                                      ------   ------  ------
   Gross investment income...........................  6,488    6,140   6,350
   Investment expenses...............................   (245)    (259)   (260)
                                                      ------   ------  ------
   Net investment income............................. $6,243   $5,881  $6,090
                                                      ======   ======  ======

* Includes amounts for the occupancy of Company-owned property of $11 million in both 2018 and 2017, and $16 million in 2016.

AMERICAN GENERAL LIFE INSURANCE COMPANY
NOTES TO STATUTORY FINANCIAL STATEMENTS (Continued)


Net Realized and Unrealized Capital Gains (Losses)

The following table presents the components of Net realized capital gains (losses):

                                                      Years Ended December 31,
                                                      ---------------------
   (in millions)                                       2018      2017    2016
   -------------                                      -----    -------  -----
   Bonds............................................. $ (81)   $   109  $(406)
   Preferred stocks..................................    --          1     --
   Common stocks.....................................    --         --    303
   Cash and short-term investments...................    (2)       (13)    (8)
   Mortgage loans....................................   (26)         6    (13)
   Real estate.......................................   (10)         7     41
   Derivatives.......................................  (330)    (1,412)   377
   Other invested assets.............................    28         65    504
                                                      -----    -------  -----
   Realized capital (losses) gains...................  (421)    (1,237)   798
   Federal income tax benefit (expense)..............    88        433   (279)
   Net (gains) losses transferred to IMR.............    (9)      (124)   115
                                                      -----    -------  -----
   Net realized capital (losses) gains............... $(342)   $  (928) $ 634
                                                      =====    =======  =====

During 2018, 2017 and 2016, the Company recognized $192 million, $98 million and $237 million, respectively, of impairment write-downs in accordance with the impairment policy described in Note 2.

The following table presents the proceeds from sales of bonds and equities and the related gross realized capital gains and gross realized capital losses:

                                                     Years Ended December 31,
                                                     -----------------------
  (in millions)                                       2018    2017     2016
  -------------                                      ------  ------  -------
  Proceeds.......................................... $8,165  $7,403  $11,470
                                                     ------  ------  -------
  Gross realized capital gains...................... $  191  $  330  $   337
  Gross realized capital losses.....................   (176)    (87)    (446)
                                                     ------  ------  -------
  Net realized capital gains (losses)............... $   15  $  243  $  (109)
                                                     ======  ======  =======

The following table presents the net change in unrealized capital gains (losses) of investments (including foreign exchange capital gains (losses):

                                                                       Years Ended December 31,
                                                                       -----------------------
(in millions)                                                           2018     2017    2016
-------------                                                           -----   -----   -----
Bonds................................................................. $(171)   $ 253   $(107)
Preferred and common stocks...........................................   (12)      (3)    (53)
Mortgage loans........................................................  (248)     179    (203)
Derivatives...........................................................    88     (107)    207
Other invested assets.................................................    (6)      32    (865)
Other.................................................................    32      (71)     --
Federal income tax benefit............................................    93       24     364
                                                                        -----   -----   -----
Net change in unrealized (losses) gains of investments................ $(224)   $ 307   $(657)
                                                                        =====   =====   =====

AMERICAN GENERAL LIFE INSURANCE COMPANY
NOTES TO STATUTORY FINANCIAL STATEMENTS (Continued)


5* Securities Measured at Aggregate Book Adjusted Carrying Value and Fair Value

The following table presents 5* Securities measured at aggregate book adjusted carrying value (BACV) and aggregate fair value at December 31:

                                                     Number             Aggregate
                                                     of 5*    Aggregate   Fair
Investment                                         Securities   BACV      Value
----------                                         ---------- --------- ---------
(in millions)
-------------
2018
Bonds - AC........................................     23       $296      $294
LBass - AC........................................      2         34        34
Preferred Stock - AC..............................      4          5         8
Preferred Stock - FV..............................     --         --        --
                                                       --       ----      ----
Total.............................................     29       $336      $336
                                                       ==       ====      ====
2017
Bonds - AC........................................     16       $135      $135
LBass - AC........................................     --         --        --
Preferred Stock - AC..............................     --         --        --
Preferred Stock - FV..............................     --         --        --
                                                       --       ----      ----
Total.............................................     16       $135      $135
                                                       ==       ====      ====
AC - Amortized Cost
FV - Fair Value

4. SECURITIES LENDING AND REPURCHASE AGREEMENTS

Securities Lending

As of December 31, 2018 and 2017, the Company had bonds loaned with a fair value of approximately $438 million and $2.4 billion, respectively, pursuant to the securities lending program.

The following table presents the aggregate fair value of cash collateral received related to the securities lending program and the terms of the contractually obligated collateral positions:

                                                            December 31,
                                                            -----------
         (in millions)                                      2018   2017
         -------------                                      ----  ------
         30 days or less................................... $148  $  514
         31 to 60 days.....................................   68     899
         61 to 90 days.....................................  231   1,047
                                                            ----  ------
         Subtotal..........................................  447   2,460
         Securities collateral received....................   --      --
                                                            ----  ------
         Total collateral received......................... $447  $2,460
                                                            ====  ======

The following table presents the aggregate amortized cost and fair value of cash collateral reinvested related to the securities lending program by maturity date:

                                   December 31, 2018    December 31, 2017
                                  -------------------- --------------------
                                  Amortized            Amortized
     (in millions)                  Cost    Fair Value   Cost    Fair Value
     -------------                --------- ---------- --------- ----------
     Open positions..............   $352       $352     $2,418     $2,418
                                    ----       ----     ------     ------
     Subtotal....................    352        352      2,418      2,418
     Securities collateral
       received..................     --         --         --         --
                                    ----       ----     ------     ------
     Total collateral reinvested.   $352       $352     $2,418     $2,418
                                    ====       ====     ======     ======

AMERICAN GENERAL LIFE INSURANCE COMPANY
NOTES TO STATUTORY FINANCIAL STATEMENTS (Continued)


Repurchase Agreements

At December 31, 2018 and 2017, bonds with a fair value of approximately $124 million and $1.2 billion, respectively, were subject to repurchase agreements to secure amounts borrowed by the Company.

The following table presents the aggregate fair value of cash collateral received related to the repurchase agreement program and the terms of the contractually obligated collateral positions:

                                                            December 31,
                                                            -----------
         (in millions)                                      2018   2017
         -------------                                      ----  ------
         Open positions.................................... $119  $   --
         30 days or less...................................   --     354
         31 to 60 days.....................................   --     439
         61 to 90 days.....................................   --     381
         Greater than 90 days..............................   --      --
                                                            ----  ------
         Subtotal..........................................  119   1,174
         Securities collateral received....................   --      --
                                                            ----  ------
         Total collateral received......................... $119  $1,174
                                                            ====  ======

The following table presents the original (flow) and residual maturity for bi-lateral repurchase agreement transactions for the year ended December 31, 2018:

                                                  FIRST QUARTER                  SECOND QUARTER
                                         ------------------------------- -------------------------------
                                                         Average                         Average
                                                          Daily  Ending                   Daily  Ending
(in millions)                            Minimum Maximum Balance Balance Minimum Maximum Balance Balance
-------------                            ------- ------- ------- ------- ------- ------- ------- -------
Open - No Maturity......................  $ 47    $262    $110    $148    $ 98   $  225   $119    $ 24
Overnight...............................    --     366      32      --      --      318     61      --
2 Days to 1 Week........................    --     357     107      --      --      732    172       5
> 1 Week to 1 Month.....................    --     512     199      --     176    1,044    624      65
> 1 Month to 3 Months...................    --     861     290      --      34    1,615    636      31
> 3 Months to 1 Year....................    --     128      13      --      --       --     --      --
> 1 Year................................    --      --      --      --      --       --     --      --

                                                  THIRD QUARTER                  FOURTH QUARTER
                                         ------------------------------- -------------------------------
                                                         Average                         Average
                                                          Daily  Ending                   Daily  Ending
(in millions)                            Minimum Maximum Balance Balance Minimum Maximum Balance Balance
-------------                            ------- ------- ------- ------- ------- ------- ------- -------
Open - No Maturity......................  $107    $158    $125    $137    $111   $  140   $128    $119
Overnight...............................    --      93      16      93       1      121     11      --
2 Days to 1 Week........................    --      --      --      --      13       13     13      --
> 1 Week to 1 Month.....................    --      --      --      --      --       --     --      --
> 1 Month to 3 Months...................    --      --      --      --      --       --     --      --
> 3 Months to 1 Year....................    --      --      --      --      --       --     --      --
> 1 Year................................    --      --      --      --      --       --     --      --

AMERICAN GENERAL LIFE INSURANCE COMPANY
NOTES TO STATUTORY FINANCIAL STATEMENTS (Continued)


The following table presents the Company's liability to return collateral for the year ended December 31, 2018:

                                                  FIRST QUARTER                  SECOND QUARTER
                                         ------------------------------- -------------------------------
                                                         Average                         Average
                                                          Daily  Ending                   Daily  Ending
(in millions)                            Minimum Maximum Balance Balance Minimum Maximum Balance Balance
-------------                            ------- ------- ------- ------- ------- ------- ------- -------
   Cash (Collateral - All)..............  $ 47   $2,485   $751    $148    $308   $3,933  $1,612   $124

                                                  THIRD QUARTER                  FOURTH QUARTER
                                         ------------------------------- -------------------------------
                                                         Average                         Average
                                                          Daily  Ending                   Daily  Ending
                                         Minimum Maximum Balance Balance Minimum Maximum Balance Balance
                                         ------- ------- ------- ------- ------- ------- ------- -------
   Cash (Collateral - All)..............  $107   $  251   $140    $230    $124   $  273  $  151   $119

The Company requires a minimum of 95 percent of the fair value of securities sold under the repurchase agreements to be maintained as collateral. Cash collateral received is invested in corporate bonds and the offsetting collateral liability for repurchase agreements is included in other liabilities.

The following table presents the aggregate amortized cost and fair value of cash collateral reinvested related to the repurchase agreement program by maturity date:

                                            December 31, 2018 December 31, 2017
                                            ----------------- ----------------
                                            Amortized  Fair   Amortized  Fair
   (in millions)                              Cost     Value    Cost     Value
   -------------                            ---------  -----  ---------  ------
   Open positions..........................   $129     $124    $   --    $   --
   Greater than three years................     --       --     1,095     1,196
                                              ----     ----    ------    ------
   Subtotal................................    129      124     1,095     1,196
   Securities collateral received..........     --       --        --        --
                                              ----     ----    ------    ------
   Total collateral reinvested.............   $129     $124    $1,095    $1,196
                                              ====     ====    ======    ======

The following table presents the fair value of securities under bi-lateral repurchase agreement transactions for the year ended December 31, 2018:

                                                  FIRST QUARTER                  SECOND QUARTER
                                         ------------------------------- -------------------------------
                                                         Average                         Average
                                                          Daily  Ending                   Daily  Ending
(in millions)                            Minimum Maximum Balance Balance Minimum Maximum Balance Balance
-------------                            ------- ------- ------- ------- ------- ------- ------- -------
BACV....................................   $--     $--     $--    $128     $--     $--     $--    $109
Non-admitted - Subset of BACV...........    --      --      --      --      --      --      --      --
Fair Value..............................    --      --      --     134      --      --      --     108

                                                  THIRD QUARTER                  FOURTH QUARTER
                                         ------------------------------- -------------------------------
                                                         Average                         Average
                                                          Daily  Ending                   Daily  Ending
(in millions)                            Minimum Maximum Balance Balance Minimum Maximum Balance Balance
-------------                            ------- ------- ------- ------- ------- ------- ------- -------
BACV....................................   $--     $--     $--    $242     $--     $--     $--    $129
Non-admitted - Subset of BACV...........    --      --      --      --      --      --      --      --
Fair Value..............................    --      --      --     233      --      --      --     124

AMERICAN GENERAL LIFE INSURANCE COMPANY
NOTES TO STATUTORY FINANCIAL STATEMENTS (Continued)


The following table presents the fair value of securities under bi-lateral repurchase agreement transactions for the year ended December 31, 2018:

                     1     2      3      4      5      6      7       8
                                                                     Non-
     (in millions)  None NAIC 1 NAIC 2 NAIC 3 NAIC 4 NAIC 5 NAIC 6 Admitted
     -------------  ---- ------ ------ ------ ------ ------ ------ --------
      Bonds - FV... $--   $27    $66    $16    $16    $--    $--     $--
                    ===   ===    ===    ===    ===    ===    ===     ===

5. RESTRICTED ASSETS

The Company has restricted assets as detailed below. Assets under restriction are general account assets and are not part of the Separate Accounts.

The following table presents the carrying value of the Company's restricted assets:

                                                   December 31,
                                                   -------------
                (in millions)                       2018   2017
                -------------                      ------ ------
                On deposit with states............ $   48 $   48
                Securities lending................    425  2,112
                Collateral held on securities
                  lending.........................    447  2,460
                FHLB stock and collateral pledged.  3,851  1,042
                Subject to repurchase agreements..    129  1,095
                Collateral for derivatives........    580  1,559
                Guaranteed interest contracts.....     44    117
                Other restricted assets...........     78     --
                                                   ------ ------
                Total............................. $5,602 $8,433
                                                   ====== ======

6. SUBPRIME MORTGAGE RISK EXPOSURE

The following features are commonly recognized characteristics of subprime mortgage loans:

..   An interest rate above prime to borrowers who do not qualify for prime rate loans;

..   Borrowers with low credit ratings (FICO scores);

..   Interest-only or negative amortizing loans;

..   Unconventionally high initial loan-to-value ratios;

..   Low initial payments based on a fixed introductory rate that expires after a short initial period, then adjusts to a variable index rate plus a margin for the remaining term of the loan;

..   Borrowers with less than conventional documentation of their income and/or net assets;

..   Very high or no limits on how much the payment amount or the interest rate may increase at reset periods, potentially causing a substantial increase in the monthly payment amount; and/or,

..   Substantial prepayment penalties and/or prepayment penalties that extend beyond the initial interest rate adjustment period.

Non-agency RMBS can belong to one of several different categories depending on the characteristics of the borrower, the property and the loan used to finance the property. Categorization is a function of FICO score, the type of loan, loan-to-value ratio, and property type and loan documentation.

Generally, subprime loans are made to borrowers with low FICO scores, low levels of equity and reduced income/asset documentation. Due to these characteristics, subprime borrowers pay a substantially higher interest rate than prime borrowers. In addition, they often utilize mortgage products that reduce their monthly payments in the near-term. These include adjustable-rate mortgages with low initial rates or interest-only loans. Borrowers in products like this often experience significant "payment shock" when the teaser payment resets upwards after the initial fixed period.

The primary classification mechanism the Company uses for subprime loans is FICO score. Specifically, a pool with an average FICO at origination less than 650 is considered to be subprime. However, the Company may subjectively adjust this classification based on an assessment of the other parameters mentioned above.

AMERICAN GENERAL LIFE INSURANCE COMPANY
NOTES TO STATUTORY FINANCIAL STATEMENTS (Continued)


To monitor subprime securities, the Company uses a model with vintage-specific assumptions for delinquency roll rates, loss severities and the timing of losses. As and when needed, these vintage-based assumptions are supplemented with deal-specific information including, but not limited to, geographic distribution, realized loss severities, trigger status and scenario analysis.

The Company has no direct exposure through investments in subprime mortgage loans. The Company's exposure is through other investments, primarily in RMBS, as described above.

The following table presents information regarding the Company's investments with subprime exposures:

                                                       Book
                                                     Adjusted                OTTI
                                                     Statement            Recognized
(in millions)                            Actual Cost   Value   Fair Value  to Date
-------------                            ----------- --------- ---------- ----------
December 31, 2018
In general account:
   RMBS.................................   $1,210     $1,167     $1,390      $(15)
   CDOs.................................      911        923        957        (8)
   CMBS.................................       11         11         10        --
                                           ------     ------     ------      ----
Total subprime exposure.................   $2,132     $2,101     $2,357      $(23)
                                           ======     ======     ======      ====
December 31, 2017
In general account:
   RMBS.................................   $1,152     $1,174     $1,419      $(22)
   CDOs.................................    1,013      1,017      1,055       (22)
                                           ------     ------     ------      ----
Total subprime exposure.................   $2,165     $2,191     $2,474      $(44)
                                           ======     ======     ======      ====

The Company has no underwriting exposure to subprime mortgage risk through mortgage guaranty or financial guaranty insurance coverage.

7. DERIVATIVES

The Company has taken positions in certain derivative financial instruments to mitigate or hedge the impact of changes in interest rates, foreign currencies, equity markets, swap spreads, volatility, correlations and yield curve risk on cash flows from investment income, policyholder liabilities and equity. Financial instruments used by the Company for such purposes include interest rate swaps, interest rate swaptions, cross-currency swaps, futures and futures options on equity indices, and futures and futures options on government securities. The Company does not engage in the use of derivative instruments for speculative purposes and is neither a dealer nor trader in derivative instruments.

All derivative instruments are recognized in the financial statements. As discussed in Note 2, the Company received approval from the TDI to apply a permitted practice, whereby certain interest rate swaps and swaptions that are used to hedge guaranteed minimum withdrawal benefits are reported at amortized cost. The cost basis of these swaps is carried on the balance sheet and amortized into net investment income over the life of the swap. Periodic cash settlements are also recognized in net investment income. All other derivative financial instruments that do not qualify for hedge accounting are carried at fair value and the changes in fair value are recorded in surplus as unrealized gains or losses, net of deferred taxes. The statement value of the Company's exchange traded futures contracts reflects the one-day lag in the net cash settlement of these contracts.

The Company recognized a net unrealized capital gain of $88 million in 2018, an unrealized capital loss of $107 million in 2017 and an unrealized gain of $207 million in 2016, related to derivatives that did not qualify for hedge accounting.

Refer to Note 3 for disclosures related to net realized capital gains (losses).

Swaps, Options, and Futures

Interest rate or cross-currency swap agreements are agreements to exchange with a counterparty, at specified intervals, payments of differing character (for example, variable-rate payments exchanged for fixed-rate payments) or in

AMERICAN GENERAL LIFE INSURANCE COMPANY
NOTES TO STATUTORY FINANCIAL STATEMENTS (Continued)

different currencies, based on an underlying principal balance, notional amount. Generally no cash is exchanged at the outset of the contract and no principal payments are made by either party. A single net payment is usually made by one counterparty at each contractual payment due date, and this net payment is included in the Statutory Statement of Operations.

Options are contracts that grant the purchaser, for a premium payment, the right, but not the obligation, either to purchase or sell a financial instrument at a specified price within a specified period of time. The Company purchases call options on the S&P 500 Index to offset the risk of certain guarantees of specific equity-index annuity and universal life policy values. The Company also purchases put options on the S&P 500 Index to offset volatility risk arising from minimum guarantees embedded in variable annuities. The options are carried at fair value, with changes in fair value recognized in unrealized investment gains and losses.

Financial futures are contracts between two parties that commit one party to purchase and the other to sell a particular commodity or financial instrument at a price determined on the final settlement day of the contract. Futures contracts detail the quality and quantity of the underlying asset; they are standardized to facilitate trading on a futures exchange. Some futures contracts may call for physical delivery of the asset, while others are settled in cash. The Company uses futures contracts on Euro dollar deposits, U.S. Treasury Notes, U.S. Treasury Bonds, the S&P 500 Index, MidCap 400, Russell 2000, MSCI EAFE, foreign government debt securities, and foreign denominated equity indices to offset the risk of certain guarantees on annuity policy values.

Interest Rate Risk

Interest rate derivatives are used to manage interest rate risk associated with certain guarantees of variable annuities and equity indexed annuities and certain bonds. The Company's interest rate hedging derivative instruments include (1) interest rate swaps and swaptions; (2) listed futures on government securities; and (3) listed futures options on government securities.

Currency Risk

Foreign exchange contracts used by the Company include cross-currency swaps, which are used to reduce risks from changes in currency exchange rates with respect to investments denominated in foreign currencies that the Company holds.

Equity Risk

Equity derivatives are used to mitigate financial risk embedded in certain insurance liabilities.

Credit Risk

The Company is exposed to credit-related losses in the event of non-performance by counterparties to financial instruments, but it does not expect any counterparties to fail to meet their obligations given their high credit ratings. For over-the-counter (OTC) derivatives, the Company's net credit exposure is determined based on master netting agreements, which take into consideration all derivative positions with the counterparty, as well as collateral posted by the counterparty at the balance sheet date. The Company is exposed to credit risk when the net position with a particular counterparty results in an asset that exceeds collateral pledged by that counterparty.

For OTC contracts, the Company generally uses an International Swaps and Derivative Association Master Agreement (ISDA Master Agreement) and Credit Support Annexes with bilateral collateral provisions to reduce counterparty credit exposures. An ISDA Master Agreement is an agreement between two counterparties, which may cover multiple derivative transactions and such ISDA Master Agreement generally provides for the net settlement of all or a specified group of these derivative transactions, as well as transferred collateral, through a single payment, in a single currency, in the event of a default affecting any one derivative transaction or a termination event affecting all or a specified group of the transactions. The Company minimizes the risk that counterparties might be unable to fulfill their contractual obligations by monitoring counterparty credit exposure and collateral value and may require additional collateral to be posted upon the occurrence of certain events or circumstances. In the unlikely event of a failure to perform by any of the

AMERICAN GENERAL LIFE INSURANCE COMPANY
NOTES TO STATUTORY FINANCIAL STATEMENTS (Continued)

counterparties to these derivative transactions, there would not be a material effect on the Company's admitted assets, liabilities or capital and surplus.

The Company has also entered into exchange-traded options and futures contracts. Under exchange-traded futures contracts, the Company agrees to purchase a specified number of contracts with other parties and to post or receive variation margin on a daily basis in an amount equal to the difference in the daily market values of those contracts. The parties with whom the Company enters into exchange-traded futures are regulated futures commission merchants who are members of a trading exchange. The credit risk of exchange-traded futures is partially mitigated because variation margin is settled daily in cash. Exchange-traded option contracts are not subject to daily margin settlements and amounts due to the Company based upon favorable movements in the underlying securities or indices are owed upon exercise.

The following table presents the notional amounts, statement values and fair values of the Company's derivative instruments:

                                               December 31, 2018              December 31, 2017
                                         -----------------------------  -----------------------------
                                         Contract or                    Contract or
                                          Notional   Statement  Fair     Notional   Statement  Fair
(in millions)                              Amount      Value    Value     Amount      Value    Value
-------------                            ----------- --------- -------  ----------- --------- -------
Assets:
   Interest rate contracts..............   $26,901    $ 1,360  $ 1,080    $24,647    $   669  $   349
   Foreign exchange contracts...........     6,331        511      511      2,302        398      398
   Equity contracts.....................    45,769        902      902     25,379      1,137    1,137
                                           -------    -------  -------    -------    -------  -------
Derivative assets, gross................    79,001      2,773    2,493     52,328      2,204    1,884
   Counter party netting*...............        --     (1,138)  (1,399)        --     (1,549)  (1,549)
                                           -------    -------  -------    -------    -------  -------
Derivative assets, net..................   $79,001    $ 1,635  $ 1,094    $52,328    $   655  $   335
                                           =======    =======  =======    =======    =======  =======
Liabilities:
   Interest rate contracts..............   $16,121    $   426  $   549    $20,310    $   661  $   771
   Foreign exchange contracts...........     2,328        266      266      4,796        448      448
   Equity contracts.....................    33,886        649      649     11,318        889      889
   Other contracts......................        58          6        6         59          5        5
                                           -------    -------  -------    -------    -------  -------
Derivative liabilities, gross...........    52,393      1,347    1,470     36,483      2,003    2,113
   Counter party netting*...............        --     (1,138)  (1,399)        --     (1,549)  (1,549)
                                           -------    -------  -------    -------    -------  -------
Derivative liabilities, net.............   $52,393    $   209  $    71    $36,483    $   454  $   564
                                           =======    =======  =======    =======    =======  =======

* Represents netting of derivative exposures covered by a qualifying master netting agreement.

The Company has a right of offset of its derivatives asset and liability positions with various counterparties. The following table presents the effect of the right of offsets:

                                                                             December 31, 2018    December 31, 2017
                                                                            -------------------  -------------------
(in millions)                                                                Assets  Liabilities  Assets  Liabilities
-------------                                                               -------  ----------- -------  -----------
Gross amount recognized.................................................... $ 2,773    $(1,347)  $ 2,204    $(2,003)
Amount offset..............................................................  (1,138)     1,138    (1,549)     1,549
                                                                            -------    -------   -------    -------
Net amount presented in the Statement of Admitted Assets, Liabilities, and
  Capital and Surplus...................................................... $ 1,635    $  (209)  $   655    $  (454)
                                                                            =======    =======   =======    =======

AMERICAN GENERAL LIFE INSURANCE COMPANY
NOTES TO STATUTORY FINANCIAL STATEMENTS (Continued)

8. INFORMATION ABOUT FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK AND FINANCIAL INSTRUMENTS WITH CONCENTRATIONS OF CREDIT RISK

The following table presents the Company's derivative financial instruments with concentrations of credit risk:

                                      December 31, 2018 December 31, 2017
                                      ----------------- -----------------
                                      Contract          Contract
                                         or     Final      or     Final
                                      Notional Maturity Notional Maturity
       (in millions)                   Amount    Date    Amount    Date
       -------------                  -------- -------- -------- --------
       Derivative assets:
          Interest rate contracts.... $26,901    2055   $24,646    2049
          Foreign exchange contracts.   6,331    2056     2,302    2035
          Equity contracts...........  45,769    2028    25,379    2028
       Derivative liabilities:
          Interest rate contracts....  16,121    2056    20,310    2056
          Foreign exchange contracts.   2,328    2051     4,796    2056
          Equity contracts...........  33,886    2022    11,318    2022
          Other contracts............      58    2042        59    2042

The credit exposure to the Company's derivative contracts is limited to the fair value of such contracts that are favorable to the Company at the reporting date.

The credit exposure to the Company's derivative contracts aggregated
$466 million and $710 million at December 31, 2018 and 2017, respectively.

9. FAIR VALUE MEASUREMENTS

Fair Value Measurements

The Company carries certain financial instruments at fair value. The Company defines the fair value of a financial instrument as the amount that would be received from the sale of an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date. The Company is responsible for the determination of the value of the investments carried at fair value and the supporting methodologies and assumptions.

The degree of judgment used in measuring the fair value of financial instruments generally inversely correlates with the level of observable valuation inputs. The Company maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value. Financial instruments with quoted prices in active markets generally have more pricing observability and less judgment is used in measuring fair value. Conversely, financial instruments for which no quoted prices are available have less observability and are measured at fair value using valuation models or other pricing techniques that require more judgment. Pricing observability is affected by a number of factors, including the type of financial instrument, whether the financial instrument is new to the market and not yet established, the characteristics specific to the transaction, liquidity and general market conditions.

Fair Value Hierarchy

Assets and liabilities recorded at fair value are measured and classified in accordance with a fair value hierarchy consisting of three "levels" based on the observability of valuation inputs:

..   Level 1: Fair value measurements based on quoted prices (unadjusted) in active markets that the Company has the ability to access for identical assets or liabilities. Market price data generally is obtained from exchange or dealer markets. The Company does not adjust the quoted price for such instruments.

..   Level 2: Fair value measurements based on inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and inputs other than quoted prices that are observable for the asset or liability, such as interest rates and yield curves that are observable at commonly quoted intervals.

AMERICAN GENERAL LIFE INSURANCE COMPANY
NOTES TO STATUTORY FINANCIAL STATEMENTS (Continued)


..   Level 3: Fair value measurements based on valuation techniques that use significant inputs that are unobservable. Both observable and unobservable inputs may be used to determine the fair values of positions classified in Level 3. The circumstances for using these measurements include those in which there is little, if any, market activity for the asset or liability. Therefore, the Company must make certain assumptions as to the inputs a hypothetical market participant would use to value that asset or liability. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In those cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement in its entirety.

The following methods and assumptions were used to estimate the fair value of each class of financial instruments for which it is practicable to estimate that value.

Bonds: Fair value is based principally on value from independent third-party valuation service providers, broker quotes and other independent information.

Preferred stocks: Fair value of unaffiliated preferred stocks is based principally on value from independent third-party service providers, broker quotes and other independent information.

Cash, cash equivalents and short term investments: Carrying amount approximate fair value because of the relatively short period of time between origination and expected realization and their limited exposure to credit risk.

Mortgage loans: Fair values are primarily determined by discounting future cash flows to the present at current market rates, using expected prepayment rates.

Contract loans: Carrying amounts, which approximate fair value, are generally equal to unpaid principal amount as of each reporting date. No consideration is given to credit risk because contract loans are effectively collateralized by the cash surrender value of the policies.

Securities lending reinvested collateral assets: Securities lending assets are generally invested in short-term investments and thus carrying amounts approximate fair values because of the relatively short period of time between origination and expected realizations.

Separate account assets: Variable annuity and variable universal life assets are carried at the market value of the underlying securities. Certain separate account assets related to market value adjustment fixed annuity contracts are carried at book value. Fair value is based principally on the value from independent third-party valuation service providers, broker quotes and other independent information.

Policy reserves and contractual liabilities: Fair value for investment contracts (those without significant mortality risk) not accounted for at fair value were estimated for disclosure purposes using discounted cash flow calculations based upon interest rates currently being offered for similar contracts with maturities consistent with those remaining for the contracts being valued. When no similar contracts are being offered, the discount rate is the appropriate swap rates (if available) or current risk-free interest rates consistent with the currency in which cash flows are denominated.

Payable for securities lending: Cash collateral received from the securities lending program is invested in short-term investments and the offsetting liability is included in payable for securities lending. The carrying amount of this liability approximates fair value because of the relatively short period between origination of the liability and expected settlement.

Receivables/payables for securities: Such amounts represent transactions of a short-term nature for which the statement value is considered a reasonable estimate of fair value.

AMERICAN GENERAL LIFE INSURANCE COMPANY
NOTES TO STATUTORY FINANCIAL STATEMENTS (Continued)

Fair Value Information about Financial Instruments Not Measured at Fair Value

The following table presents the aggregate fair values of the Company's financial instruments not measured at fair value compared to their statement values:

                                                                  Admitted
                                                      Aggregate   Assets or
(in millions)                                         Fair Value Liabilities Level 1 Level 2 Level 3
-------------                                         ---------- ----------- ------- ------- -------
December 31, 2018
Assets:
   Bonds.............................................  $ 96,620    $94,675   $   35  $79,744 $16,841
   Preferred stocks..................................       240        228        6      220      14
   Common stocks.....................................       138        138       --      138      --
   Cash, cash equivalents and short-term investments.     1,547      1,547    1,228      319      --
   Mortgage loans....................................    19,182     18,928       --       --  19,182
   Contract loans....................................     1,307      1,307       --       --   1,307
   Derivatives.......................................       404        807       --      404      --
   Receivables for securities........................       138        138       --      138      --
   Securities lending reinvested collateral assets...       352        352       --      352      --
   Separate account assets...........................     5,484      5,618       --    5,484      --
Liabilities:
   Policy reserves and contractual liabilities.......    11,843     11,191       --      339  11,504
   Payable for securities............................       362        362       --      362      --
   Payable for securities lending....................       447        447       --      447      --
                                                       ========    =======   ======  ======= =======
December 31, 2017....................................
Assets:
   Bonds.............................................  $101,792    $94,260   $  200  $82,367 $19,225
   Preferred stocks..................................       229        211       11      205      13
   Common stocks.....................................        38         38       --       38      --
   Cash, cash equivalents and short-term investments.       119        119      (96)     215      --
   Mortgage loans....................................    16,156     15,845       --       --  16,156
   Contract loans....................................     1,340      1,340       --       --   1,340
   Receivables for securities........................       541        541       --      541      --
   Securities lending reinvested collateral assets...     2,418      2,418       --    2,418      --
   Separate account assets...........................     4,470      4,553       --    4,092     378
Liabilities:
   Policy reserves and contractual liabilities.......     7,673      6,507       --      386   7,287
   Derivatives.......................................       548        118       --      548      --
   Payable for securities............................       554        554       --      554      --
   Payable for securities lending....................     2,460      2,460       --    2,460      --
                                                       ========    =======   ======  ======= =======

Valuation Methodologies of Financial Instruments Measured at Fair Value

Bonds

Bonds with NAIC 6 or 6* designations and preferred stocks with NAIC 4, 5 or 6 designations are carried at the lower of amortized cost or fair value. The Company maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value. Whenever available, the Company obtains quoted prices in active markets for identical assets at the balance sheet date to measure bonds at fair value. Market price data generally is obtained from exchange or dealer markets.

The Company estimates the fair value of securities not traded in active markets, by referring to traded securities with similar attributes, using dealer quotations, a matrix pricing methodology, discounted cash flow analyses or internal valuation models. This methodology considers such factors as the issuer's industry, the security's rating and tenor, its coupon rate, its position in the capital structure of the issuer, yield curves, credit curves, prepayment rates and other relevant factors. For bonds that are not traded in active markets or that are subject to transfer restrictions, valuations are adjusted to reflect illiquidity and/or non-transferability, and such adjustments generally are based on available market evidence. In the absence of such evidence, management's best estimate is used.

AMERICAN GENERAL LIFE INSURANCE COMPANY
NOTES TO STATUTORY FINANCIAL STATEMENTS (Continued)

Fair values for bonds and preferred stocks based on observable market prices for identical or similar instruments implicitly include the incorporation of counterparty credit risk. Fair values for bonds and preferred stocks based on internal models incorporate counterparty credit risk by using discount rates that take into consideration cash issuance spreads for similar instruments or other observable information.

Common Stocks (Unaffiliated)

Whenever available, the Company obtains quoted prices in active markets for identical assets at the balance sheet date to measure equity securities at fair value. Market price data is generally obtained from exchanges or dealer markets.

Freestanding Derivatives

Derivative assets and liabilities can be exchange-traded or traded OTC. The Company generally values exchange-traded derivatives, such as futures and options, using quoted prices in active markets for identical derivatives at the balance sheet date.

OTC derivatives are valued using market transactions and other observable market evidence whenever possible, including market-based inputs to models, model calibration to market clearing transactions, broker or dealer quotations or alternative pricing sources with reasonable levels of price transparency. When models are used, the selection of a particular model to value an OTC derivative depends on the contractual terms of, and specific risks inherent in, the instrument as well as the availability of pricing information in the market. The Company generally uses similar models to value similar instruments. Valuation models can require a variety of inputs, including contractual terms, market prices and rates, yield curves, credit curves, measures of volatility, prepayment rates and correlations of such inputs. For OTC derivatives that trade in liquid markets, such as generic forwards, swaps and options, model inputs can generally be corroborated by observable market data by correlation or other means, and model selection does not involve significant management judgment.

Certain OTC derivatives trade in less liquid markets with limited pricing information, and the determination of fair value for these derivatives is inherently more difficult. When the Company does not have corroborating market evidence to support significant model inputs and cannot verify the model using market transactions, the transaction price is initially used as the best estimate of fair value. Accordingly, when a pricing model is used to value such an instrument, the model is adjusted so the model value at inception equals the transaction price. Subsequent to initial recognition, the Company updates valuation inputs when corroborated by evidence such as similar market transactions, independent third-party valuation services and/or broker or dealer quotations, or other empirical market data. When appropriate, valuations are adjusted for various factors such as liquidity, bid/offer spreads and credit considerations. Such adjustments are generally based on available market evidence. In the absence of such evidence, management's best estimate is used.

Separate Account Assets

Separate account assets are comprised primarily of registered and open-ended variable funds that trade daily and are measured at fair value using quoted prices in active markets for identical assets. Certain separate account assets are carried at amortized cost.

AMERICAN GENERAL LIFE INSURANCE COMPANY
NOTES TO STATUTORY FINANCIAL STATEMENTS (Continued)

Assets and Liabilities Measured at Fair Value

The following table presents information about assets and liabilities measured at fair value:

                                                                Counterparty
(in millions)                           Level 1 Level 2 Level 3   Netting*    Total
-------------                           ------- ------- ------- ------------ -------
December 31, 2018
Assets at fair value:
Bonds..................................
   U.S. special revenue................ $    -- $   --   $  1     $    --    $     1
   Industrial and miscellaneous........      --      4     13          --         17
                                        ------- ------   ----     -------    -------
   Total bonds.........................      --      4     14          --         18
                                        ------- ------   ----     -------    -------
Preferred stock........................
   Industrial and miscellaneous........      --     --     75          --         75
                                        ------- ------   ----     -------    -------
   Total preferred stock...............      --     --     75          --         75
                                        ------- ------   ----     -------    -------
Common stock...........................
   Industrial and miscellaneous........      21     --      3          --         24
   Mutual funds........................      41     --     --          --         41
                                        ------- ------   ----     -------    -------
   Total common stock..................      62     --      3          --         65
                                        ------- ------   ----     -------    -------
Derivative assets:
   Interest rate contracts.............      --    212     --          --        212
   Foreign exchange contracts..........      --    511     --          --        511
   Equity contracts....................     129    704     69          --        902
   Counterparty netting................      --     --     --      (1,138)    (1,138)
                                        ------- ------   ----     -------    -------
Total derivative assets................     129  1,427     69      (1,138)       487
                                        ------- ------   ----     -------    -------
Separate account assets................  42,094  1,905     --          --     43,999
                                        ------- ------   ----     -------    -------
Total assets at fair value............. $42,285 $3,336   $161     $(1,138)   $44,644
                                        ======= ======   ====     =======    =======
Liabilities at fair value:
Derivative liabilities:
   Interest rate contracts............. $     3 $   82   $ --     $    --    $    85
   Foreign exchange contracts..........      --    266     --          --        266
   Equity contracts....................       9    640     --          --        649
   Other contracts.....................      --     --      6          --          6
   Counterparty netting................      --     --     --      (1,138)    (1,138)
                                        ------- ------   ----     -------    -------
Total derivative liabilities...........      12    988      6      (1,138)      (132)
                                        ------- ------   ----     -------    -------
Total liabilities at fair value........ $    12 $  988   $  6     $(1,138)   $  (132)
                                        ======= ======   ====     =======    =======
December 31, 2017......................
Assets at fair value:
Bonds..................................
   Industrial and miscellaneous........ $    -- $   76   $  2     $    --    $    78
                                        ------- ------   ----     -------    -------
   Total bonds.........................      --     76      2          --         78
                                        ------- ------   ----     -------    -------
Common stock...........................
   Industrial and miscellaneous........       2     --      3          --          5
   Mutual funds........................      44     --     --          --         44
   Parent, subsidiaries and affiliates.       6     --     --          --          6
                                        ------- ------   ----     -------    -------
   Total common stock..................      52     --      3          --         55
                                        ------- ------   ----     -------    -------
Derivative assets:
   Interest rate contracts.............      --    232     --          --        232
   Foreign exchange contracts..........      --    398     --          --        398
   Equity contracts....................     181    877     78          --      1,136
   Counterparty netting................      --     --     --      (1,549)    (1,549)
                                        ------- ------   ----     -------    -------
Total derivative assets................     181  1,507     78      (1,549)       217
                                        ------- ------   ----     -------    -------
Separate account assets................  47,609  1,941     --          --     49,550
                                        ------- ------   ----     -------    -------
Total assets at fair value............. $47,842 $3,524   $ 83     $(1,549)   $49,900
                                        ======= ======   ====     =======    =======
Liabilities at fair value:
Derivative liabilities:
   Interest rate contracts............. $     2 $  105   $ --     $    --    $   107
   Foreign exchange contracts..........      --    448     --          --        448
   Equity contracts....................       1    888     --          --        889
   Other contracts.....................      --     --      5          --          5
   Counterparty netting................      --     --     --      (1,549)    (1,549)
                                        ------- ------   ----     -------    -------
Total derivative liabilities...........       3  1,441      5      (1,549)      (100)
                                        ------- ------   ----     -------    -------
Total liabilities at fair value........ $     3 $1,441   $  5     $(1,549)   $  (100)
                                        ======= ======   ====     =======    =======

* Represents netting of derivative exposures covered by a qualifying master netting agreement.

AMERICAN GENERAL LIFE INSURANCE COMPANY
NOTES TO STATUTORY FINANCIAL STATEMENTS (Continued)

Changes in Level 3 Fair Value Measurements

The following tables present changes in Level 3 assets and liabilities measured at fair value and the gains (losses) related to the Level 3 assets and liabilities that remained on the Statutory Statements of Admitted Assets, Liabilities and Capital and Surplus:

                                                           Preferred Common Derivative Total  Derivative
(in millions)                                       Bonds   Stocks   Stocks   Assets   Assets Liabilities
-------------                                       -----  --------- ------ ---------- ------ -----------
Balance, January 1, 2016........................... $ 163     --      $--      $ 53    $ 216      $ 8
Total realized/unrealized capital gains or losses:
   Included in net income..........................    20     --       --         4       24        2
   Included in surplus.............................     2     --       --         3        5       (3)
Purchases, issuances and settlements...............   210     --       --        (5)     205       (2)
Transfers into Level 3.............................    81     --       --        --       81       --
Transfers out of Level 3...........................  (316)    --       --        --     (316)      --
                                                    -----     --      ---      ----    -----      ---
Balance, December 31, 2016......................... $ 160     --      $--      $ 55    $ 215      $ 5
                                                    =====     ==      ===      ====    =====      ===
Total realized/unrealized capital gains or losses:
   Included in net income..........................    (5)    --       --        15       10        1
   Included in surplus.............................    17     --       --        24       41       --
Purchases, issuances and settlements...............    45     --        3       (15)      33       (1)
Transfers into Level 3.............................     1     --       --        --        1       --
Transfers out of Level 3...........................  (216)    --       --        --     (216)      --
                                                    -----     --      ---      ----    -----      ---
Balance, December 31, 2017......................... $   2     --      $ 3      $ 79    $  84      $ 5
                                                    =====     ==      ===      ====    =====      ===
Total realized/unrealized capital gains or losses:
   Included in net income..........................    (1)    --       --        13       12        1
   Included in surplus.............................    (1)    --        6       (44)     (39)       1
Purchases, issuances and settlements...............    12     75        1        21      109       (1)
Transfers into Level 3.............................    17     --       --        --       17       --
Transfers out of Level 3...........................   (15)    --       (7)       --      (22)      --
                                                    -----     --      ---      ----    -----      ---
Balance, December 31, 2018                          $  14     75      $ 3      $ 69    $ 161      $ 6
                                                    =====     ==      ===      ====    =====      ===

Assets are transferred out of Level 3 when circumstances change such that significant inputs can be corroborated with market observable data or when the asset is no longer carried at fair value. This may be due to a significant increase in market activity for the asset, a specific event, one or more significant inputs becoming observable or when a long-term interest rate significant to a valuation becomes short-term and thus observable. Transfers out of level 3 can also occur due to favorable credit migration resulting in a higher NAIC designation. Securities are generally transferred into Level 3 due to a decrease in market transparency, downward credit migration and an overall increase in price disparity for certain individual security types. The Company's policy is to recognize transfers in and out at the end of the reporting period, consistent with the date of the determination of fair value.

In both 2018 and 2017, there were no transfers between Level 1 and Level 2 securities and transfers between Level 2 and Level 3 securities were less than one million.

Both observable and unobservable inputs may be used to determine the fair values of positions classified in Level 3 in the tables above. As a result, the unrealized capital gains (losses) on instruments held at December 31, 2018 and 2017 may include changes in fair value that were attributable to both observable and unobservable inputs.

Quantitative Information About Level 3 Fair Value Measurements

The Company had no quantitative information about level 3 fair value measurements to report at December 31, 2018.

AMERICAN GENERAL LIFE INSURANCE COMPANY
NOTES TO STATUTORY FINANCIAL STATEMENTS (Continued)

Gross Basis Fair Value Measurements

The following table presents the Company's derivative assets and liabilities measured at fair value, on a gross basis, before counterparty and cash collateral netting:

      (in millions)                         Level 1 Level 2 Level 3 Total
      -------------                         ------- ------- ------- ------
      December 31, 2018
      Derivative assets at fair value......  $129   $1,427    $69   $1,625
      Derivative liabilities at fair value.    12      988      6    1,006
      December 31, 2017....................
      Derivative assets at fair value......  $181   $1,508    $78   $1,767
      Derivative liabilities at fair value.     3    1,441      5    1,449

10. AGGREGATE POLICY RESERVES AND DEPOSIT FUND LIABILITIES

The following table presents the Company's reserves by major category:

                                                                           Years ended
                                                                          December 31,
                                                                       ------------------
(in millions)                                                            2018      2017
-------------                                                          --------  --------
Life insurance........................................................ $ 37,837  $ 36,825
Annuities (excluding supplementary contracts with life contingencies).   72,274    69,334
Supplementary contracts with life contingencies.......................      517       467
Accidental death benefits.............................................       20        21
Disability - active lives.............................................       34        36
Disability - disabled lives...........................................      255       269
Excess of AG 43 reserves over basic reserves..........................    1,303       910
Deficiency reserves...................................................    1,497     1,266
Other miscellaneous reserve...........................................      832       688
                                                                       --------  --------
   Gross life and annuity reserves....................................  114,569   109,816
   Reinsurance ceded..................................................  (23,214)  (22,276)
                                                                       --------  --------
Net life and annuity reserves.........................................   91,355    87,540
                                                                       --------  --------
Accident and health reserves..........................................
   Unearned premium reserves..........................................       11        13
   Present value of amounts not yet due on claims.....................      255       282
   Additional contract reserves.......................................      544       547
                                                                       --------  --------
   Gross accident and health reserves.................................      810       842
   Reinsurance ceded..................................................      (22)      (30)
                                                                       --------  --------
Net accident and health reserves......................................      788       812
                                                                       --------  --------
Aggregate policy reserves............................................. $ 92,143  $ 88,352
                                                                       ========  ========

AMERICAN GENERAL LIFE INSURANCE COMPANY
NOTES TO STATUTORY FINANCIAL STATEMENTS (Continued)

The following table presents the withdrawal characteristics of annuity actuarial reserves and deposit-type contract funds and other liabilities without life contingencies:

                                                                            Separate   Separate
                                                                            Accounts   Accounts
                                                                   General    With       Non-
(in millions)                                                      Account Guarantee* Guaranteed*  Total   Percent
-------------                                                      ------- ---------- ----------- -------- -------
December 31, 2018
Subject to discretionary withdrawal...............................
   With fair value adjustment..................................... $16,120   $1,482     $    --   $ 17,602   13.6%
   At book value less current surrender charge of 5% or more......   9,677       --          --      9,677    7.5
   At fair value..................................................      --       71      39,763     39,834   30.8
                                                                   -------   ------     -------   --------  -----
Total with adjustment or at fair value............................  25,797    1,553      39,763     67,113   51.9
At book value with minimal or no charge or no adjustment..........  31,229       --           1     31,230   24.1
Not subject to discretionary withdrawal...........................  27,794    3,187          83     31,064   24.0
                                                                   -------   ------     -------   --------  -----
Annuity reserves and deposit fund liabilities, before reinsurance.  84,820    4,740      39,847    129,407  100.0%
                                                                                                            =====
Less: Reinsurance ceded...........................................     321       --          --        321
                                                                   -------   ------     -------   --------
Net annuity reserves and deposit fund liabilities................. $84,499   $4,740     $39,847   $129,086
                                                                   =======   ======     =======   ========
December 31, 2017.................................................
Subject to discretionary withdrawal...............................
   With fair value adjustment..................................... $13,452   $1,254     $    --   $ 14,706   11.5%
   At book value less current surrender charge of 5% or more......   7,872       --          --      7,872    6.1
   At fair value..................................................      --       88      44,892     44,980   35.1
                                                                   -------   ------     -------   --------  -----
Total with adjustment or at fair value............................  21,324    1,342      44,892     67,558   52.7
At book value with minimal or no charge or no adjustment..........  32,754       --           2     32,756   25.5
Not subject to discretionary withdrawal...........................  25,419    2,500          86     28,005   21.8
                                                                   -------   ------     -------   --------  -----
Annuity reserves and deposit fund liabilities, before reinsurance.  79,497    3,842      44,980    128,319  100.0%
                                                                                                            =====
Less: Reinsurance ceded...........................................     321       --          --        321
                                                                   -------   ------     -------   --------
Net annuity reserves and deposit fund liabilities................. $79,176   $3,842     $44,980   $127,998
                                                                   =======   ======     =======   ========

* Represents annuity reserves reported in separate accounts liabilities.

11. SEPARATE ACCOUNTS

Separate Accounts

The separate accounts held by the Company consist primarily of variable life insurance policies and variable annuities. These contracts generally are non-guaranteed in nature such that the benefit is determined by the performance and/or market value of the investments held in the separate account. The net investment experience of the separate account is credited directly to the policyholder and can be positive or negative.

Certain other separate accounts relate to MVA fixed annuity contracts in which the assets are carried at amortized cost. These policies are required to be held in the Company's separate account by certain states, including Texas.

Certain other separate accounts relate to flexible premium adjustable life insurance and terminal funding annuities in which the assets are carried at amortized cost. These contracts provide the greater of guaranteed interest returns defined in the policy or interest in excess of the guaranteed rate as defined by the Company.

The Company does not engage in securities lending transactions within the separate accounts.

In accordance with the products/transactions recorded within the separate account, some assets are considered legally insulated whereas others are not legally insulated from the general account. The legal insulation of the separate account assets prevents such assets from being generally available to satisfy claims resulting from the general account.

AMERICAN GENERAL LIFE INSURANCE COMPANY
NOTES TO STATUTORY FINANCIAL STATEMENTS (Continued)

The following table presents separate account assets by product or transaction:

                                                      December 31, 2018    December 31, 2017
                                                     -------------------- --------------------
                                                                Separate             Separate
                                                                Accounts             Accounts
                                                                 Assets               Assets
                                                      Legally     (Not     Legally     (Not
                                                     Insulated  Legally   Insulated  Legally
(in millions)                                         Assets   Insulated)  Assets   Insulated)
-------------                                        --------- ---------- --------- ----------
Variable annuities..................................  $40,920    $   --    $46,234    $   --
Variable life.......................................    3,055        --      3,286        --
Bank-owned life insurance--hybrid...................      804        --        653        --
Deferred annuities with MVA features................      225        --        387        --
Terminal funding....................................    3,175        --      2,489        --
Annuities with MVA features.........................       --     1,243         --       866
Fixed annuities excess interest adjustment features.       --       196         --       189
                                                      -------    ------    -------    ------
Total...............................................  $48,179    $1,439    $53,049    $1,055
                                                      =======    ======    =======    ======

Some separate account liabilities are guaranteed by the general account. To compensate the general account for the risks taken, the separate accounts pay risk charges to the general account.

If claims were filed on all contracts, the current total maximum guarantee the general account would provide to the separate account as of December 31, 2018 and 2017 is $6.7 billion and $5.8 billion, respectively.

There was no separate account business seed money at December 31, for both 2018 and 2017.

The following table presents the risk charges paid by the separate accounts and the guarantees paid by the general account:

                                       Risk
                                      Charge
                                     paid by  Guarantees
                                       the    Paid by the
                                     Separate   General
                      (in millions)  Account    Account
                      -------------  -------- -----------
                          2018......   $324       $41
                          2017......    292        40
                          2016......    330        52
                          2015......    279        52
                          2014......    204        43

AMERICAN GENERAL LIFE INSURANCE COMPANY
NOTES TO STATUTORY FINANCIAL STATEMENTS (Continued)

The following table presents information regarding the separate accounts:

                                                         Non-indexed  Non-indexed
                                                          Guarantee    Guarantee  Non-guaranteed
                                                         less than or  more than     Separate
(in millions)                                    Indexed equal to 4%      4%         Accounts     Total
-------------                                    ------- ------------ ----------- -------------- -------
December 31, 2018
Premiums, considerations or deposits............  $241      $   --       $ 43        $ 3,090     $ 3,374
                                                  ====      ======       ====        =======     =======
Reserves for accounts with assets at:
   Market value.................................  $ --      $   --       $ --        $42,885     $42,885
   Amortized costs..............................   958       3,769        415             --       5,142
                                                  ----      ------       ----        -------     -------
Total reserves..................................  $958      $3,769       $415        $42,885     $48,027
                                                  ====      ======       ====        =======     =======
By withdrawal characteristics:
   Subject to discretionary withdrawal with MVA.  $958      $2,199       $415        $    --     $ 3,572
   At market value..............................    --          --         --         42,802      42,802
                                                  ----      ------       ----        -------     -------
Subtotal........................................   958       2,199        415         42,802      46,374
Not subject to discretionary withdrawal.........    --       1,570         --             83       1,653
                                                  ----      ------       ----        -------     -------
Total reserves..................................  $958      $3,769       $415        $42,885     $48,027
                                                  ====      ======       ====        =======     =======
December 31, 2017...............................
Premiums, considerations or deposits............  $185      $   --       $ 70        $ 4,444     $ 4,699
                                                  ====      ======       ====        =======     =======
Reserves for accounts with assets at:
   Market value.................................  $ --      $   --       $ --        $48,116     $48,116
   Amortized costs..............................   739       3,096        395             --       4,230
                                                  ----      ------       ----        -------     -------
Total reserves..................................  $739      $3,096       $395        $48,116     $52,346
                                                  ====      ======       ====        =======     =======
By withdrawal characteristics:
   Subject to discretionary withdrawal with MVA.  $739      $  596       $395        $    --     $ 1,730
   At market value..............................    --          --         --         48,030      48,030
                                                  ----      ------       ----        -------     -------
Subtotal........................................   739         596        395         48,030      49,760
Not subject to discretionary withdrawal.........    --       2,500         --             86       2,586
                                                  ----      ------       ----        -------     -------
Total reserves..................................  $739      $3,096       $395        $48,116     $52,346
                                                  ====      ======       ====        =======     =======
December 31, 2016...............................
Premiums, considerations or deposits............  $222      $    1       $106        $ 3,040     $ 3,369
                                                  ====      ======       ====        =======     =======
Reserves for accounts with assets at:
   Market value.................................  $ --      $   --       $ --        $42,715     $42,715
   Amortized costs..............................   586       1,075        343             --       2,004
                                                  ----      ------       ----        -------     -------
Total reserves..................................  $586      $1,075       $343        $42,715     $44,719
                                                  ====      ======       ====        =======     =======
By withdrawal characteristics:
   Subject to discretionary withdrawal with MVA.  $586      $  621       $343        $    --     $ 1,550
   At market value..............................    --          --         --         42,632      42,632
                                                  ----      ------       ----        -------     -------
Subtotal........................................   586         621        343         42,632      44,182
Not subject to discretionary withdrawal.........    --         454         --             83         537
                                                  ----      ------       ----        -------     -------
Total reserves..................................  $586      $1,075       $343        $42,715     $44,719
                                                  ====      ======       ====        =======     =======

Reconciliation of Net Transfers to or from Separate Accounts

The following table presents a reconciliation of the net transfers to (from) separate accounts:

                                                                  Years ended December 31,
                                                                 -------------------------
(in millions)                                                      2018     2017     2016
-------------                                                    -------  -------  -------
Transfers to separate accounts.................................. $ 3,373  $ 4,699  $ 3,356
Transfers from separate accounts................................  (4,147)  (3,393)  (3,055)
                                                                 -------  -------  -------
Net transfers to (from) separate accounts.......................    (774)   1,306      301
Reconciling adjustments:
   Deposit-type contracts.......................................      --       --        2
                                                                 -------  -------  -------
Total reconciling adjustments...................................      --       --        2
                                                                 -------  -------  -------
Transfers as reported in the Statutory Statements of Operations. $  (774) $ 1,306  $   303
                                                                 =======  =======  =======

AMERICAN GENERAL LIFE INSURANCE COMPANY
NOTES TO STATUTORY FINANCIAL STATEMENTS (Continued)

12. RESERVES FOR GUARANTEED POLICY BENEFITS AND ENHANCEMENTS

Variable annuity contracts may include certain contractually guaranteed benefits to the contract holder. These guaranteed features include GMDB that are payable in the event of death, and living benefits that are payable in the event of annuitization, or, in other instances, at specified dates during the accumulation period. Living benefits include guaranteed minimum withdrawal benefits (GMWB) and, to a lesser extent, guaranteed minimum accumulation benefits (GMAB), which are no longer offered. A variable annuity contract may include more than one type of guaranteed benefit feature; for example, it may have both a GMDB and a GMWB. However, a policyholder generally can only receive payout from one guaranteed feature on a contract containing a death benefit and a living benefit, i.e. the features are mutually exclusive. A policyholder cannot purchase more than one living benefit on one contract. The net amount at risk for each feature is calculated irrespective of the existence of other features; as a result, the net amount at risk for each feature is not additive to that of other features.

Reserves for GMDB, GMIB and GMWB were included in the VACARVM reserves. Total reserves in excess of basic reserves were $1.3 billion and $910 million at December 31, 2018 and 2017, respectively. The Company chose to record reserves in excess of AG 43 minimum reserves at both December 31, 2018 and 2017, such that the reserves in both periods equal the C3 Phase II Total Asset Requirement level.

GMDB and GMIB

Depending on the product, the GMDB feature may provide a death benefit of either (a) total deposits made to the contract less any partial withdrawals plus a minimum return or (b) the highest contract value attained, typically on any anniversary date minus any subsequent withdrawals following the contract anniversary. GMIB guarantees a minimum level of periodic income payments upon annuitization. GMDB is the Company's most widely offered benefit; variable annuity contracts may also include GMIB to a lesser extent, which is no longer offered.

The net amount at risk, which represents the guaranteed benefit exposure in excess of the current account value if death claims were filed on all contracts related to GMDB, was $2.3 billion and $1.0 billion at December 31, 2018 and 2017, respectively.

GMWB

Certain of the Company's variable annuity contracts offer optional GMWB. With a GMWB, the contract holder can monetize the excess of the guaranteed amount over the account value of the contract only through a series of withdrawals that do not exceed a specific percentage per year of the guaranteed amount. If, after the series of withdrawals, the account value is exhausted, the contract holder will receive a series of annuity payments equal to the remaining guaranteed amount, and, for lifetime GMWB products, the annuity payments continue as long as the covered person(s) are living.

The net amount at risk for GMWB represents the present value of minimum guaranteed withdrawal payments, in accordance with contract terms, in excess of account value. The net amount at risk related to these guarantees was $185 million and $375 million at December 31, 2018 and 2017, respectively. The Company uses derivative instruments and other financial instruments to mitigate a portion of the exposure that arises from GMWB.

13. PARTICIPATING POLICY CONTRACTS

Participating policy contracts entitle a policyholder to share in earnings through dividend payments. These contracts represented 0.01 percent,
0.01 percent and 0.75 percent of gross insurance in-force at December 31, 2018, 2017 and 2016, respectively. Policyholder dividends for the years ended December 31, 2018 and 2017 were ($13) million, $18 million and $19 million, respectively.

AMERICAN GENERAL LIFE INSURANCE COMPANY
NOTES TO STATUTORY FINANCIAL STATEMENTS (Continued)

14. PREMIUM AND ANNUITY CONSIDERATION DEFERRED AND UNCOLLECTED

The following table presents the deferred and uncollected insurance premiums and annuity consideration (before deduction for amounts non-admitted):

                                     December 31, 2018 December 31, 2017
                                     ----------------  ----------------
                                              Net of            Net of
              (in millions)          Gross    Loading  Gross    Loading
              -------------          -----    -------  -----    -------
              Ordinary new business. $ (10)    $(10)   $  (4)     $(4)
              Ordinary renewal......  (395)     147     (473)      41
              Group life............     1        1        6        6
                                      -----    ----     -----     ---
              Total................. $(404)    $138    $(471)     $43
                                      =====    ====     =====     ===

15. REINSURANCE

In the ordinary course of business, the Company utilizes internal and third-party reinsurance relationships to manage insurance risks and to facilitate capital management strategies. Long-duration reinsurance is effected principally under yearly renewable term treaties. Pools of highly-rated third party reinsurers are utilized to manage net amounts at risk in excess of retention limits. Reinsurance agreements do not relieve the Company of its direct obligations from its beneficiaries. Thus, a credit exposure exists with respect to reinsurance ceded to the extent that any reinsurer fails to meet the obligations assumed under any reinsurance agreement. In addition, the Company assumes reinsurance from other insurance companies.

Reinsurance premiums assumed in 2018, 2017 and 2016 were $26 million, $30 million and $33 million, respectively. Reinsurance premiums ceded in 2018, 2017 and 2016 were $25.2 billion, $2.6 billion and $6.1 billion, respectively. Additionally, reserves on reinsurance assumed were $1.4 billion at both December 31, 2018, 2017 and 2016. The reserve credit taken on reinsurance ceded was $23.3 billion, $22.3 billion and $21.2 billion at December 31, 2018, 2017 and 2016, respectively. Amounts payable or recoverable for reinsurance on policy and contract liabilities are not subject to periodic or maximum limits. At December 31, 2018 and 2017, the Company's reinsurance recoverables were
$306 million and $426 million, respectively.

The Company does not have any reinsurance agreements in effect under which the reinsurer may unilaterally cancel any reinsurance for reasons other than for nonpayment of premium or other similar credits. The Company has no reinsurance agreements in effect such that the amount of losses paid or accrued through the statement date may result in a payment to the reinsurer of amounts which, in aggregate and allowing for offset of mutual credits from other reinsurance agreements with the same reinsurer, exceed the total revenue collected under the reinsured policies.

The NAIC Model Regulation "Valuation of Life Insurance Policies" (Regulation
XXX) requires U.S. life insurers to establish additional statutory reserves for term life insurance policies with long-term premium guarantees and universal life policies with secondary guarantees (ULSGs). In addition, NAIC Actuarial Guideline 38 (Guideline AXXX) clarifies the application of Regulation XXX as to these guarantees, including certain ULSGs. Prior to 2016, the Company managed the capital impact of statutory reserve requirements under Regulation XXX and Guideline AXXX through intercompany reinsurance transactions. Regulation XXX and Guideline AXXX reserves related to new and in-force business (term and universal life) were ceded to the Parent under a coinsurance/modified coinsurance agreement effective January 1, 2011 (the AGC Co/Modco Agreement), prior to the recapture of in-force business effective December 31, 2016. New business is still ceded under this treaty.

In 2018, the AGC Life Co/Modco Agreement increased the Company's pre-tax earnings by $382 million, while in 2017, the AGC Life Co/Modco Agreement increased pre-tax earnings by $289 million. In 2016, the AGC Life Co/Modco Agreement decreased pre-tax earnings by $6.3 billion. The pretax loss from the 2016 recapture was $6.5 billion.

In September 2016, the Company entered into a reinsurance agreement with Hannover Life Reassurance Company of America (Hannover), effective July 1, 2016, under which the Company ceded approximately $5 billion of reserves to Hannover, which included a block of whole life policies on a coinsurance with funds withheld basis and a block of current assumption universal life business on a yearly renewable term basis. This reinsurance agreement released

AMERICAN GENERAL LIFE INSURANCE COMPANY
NOTES TO STATUTORY FINANCIAL STATEMENTS (Continued)

excess statutory capital of approximately $1 billion, which was included in dividends paid ultimately by the Company to AIG in September 2016.

Effective December 31, 2016, the Company recaptured certain term and universal life reserves that had been ceded to AGC Life and concurrently amended the July 1, 2016 reinsurance treaty with Hannover to add this in-force term and guaranteed universal life business on a coinsurance basis and additional universal life on a yearly renewable term basis. The Company ceded approximately $14 billion of such reserves to Hannover under the treaty amendment, which was effective December 31, 2016.

In 2017, the coinsurance reserve was increased as a result of actuarial reserve changes impacting prior periods. The amount of the reserve increase as of January 1, 2017 was $155 million, with the after tax increase of $107 million reported as an adjustment to the Change in Surplus as a Result of Reinsurance.

                                                                         December 31, 2016
                                                           July 1, 2016 -------------------
Increase (Decrease)                                         Cession to            Cession to Net Impact of
(in millions)                                                Hannover   Recapture  Hannover   Reinsurance
-------------------                                        ------------ --------- ---------- -------------
Statement of Admitted Assets, Liabilities and Capital and
  Surplus.................................................
   Deferred and uncollected premium.......................   $   (38)    $    --   $   (764)   $   (802)
   Aggregate reserve for life contracts...................    (5,349)      6,482    (14,266)    (13,133)
   Current federal income taxes due.......................        47      (1,790)     2,501         758
   Funds held under coinsurance...........................     4,492          --      5,482       9,974
                                                             -------     -------   --------    --------
   Total capital and surplus..............................   $   772     $(4,692)  $  5,519    $  1,599
                                                             -------     -------   --------    --------
Statement of Operations...................................
Premiums..................................................   $(5,349)    $15,806   $(14,266)   $ (3,809)
Commissions on reinsurance ceded..........................        47      (6,482)     6,607         172
Reserve adjustments on reinsurance ceded..................        --      (9,324)        --      (9,324)
                                                             -------     -------   --------    --------
Total revenue.............................................    (5,302)         --     (7,659)    (12,961)
Increase in aggregate reserves for life...................    (5,349)      6,482    (14,266)    (13,133)
Federal income tax expense (benefit)......................        47      (1,790)     2,501         758
                                                             -------     -------   --------    --------
Net income................................................   $    --     $(4,692)  $  4,106    $   (586)
                                                             -------     -------   --------    --------
Capital and Surplus Account
Change in surplus as a result of reinsurance..............   $   772     $    --   $  1,413    $  2,185
                                                             -------     -------   --------    --------

In February 2018, the Company and its U.S. life insurance company affiliates, VALIC and USL, each executed their respective Modified Coinsurance (ModCo) Agreements (The Agreements) with Fortitude Reinsurance Company, Ltd (FRL), (formerly DSA Reinsurance Company Limited), a wholly owned AIG subsidiary and registered Class 4 and Class E reinsurer in Bermuda. The Agreements were effective as of January 1, 2017 in respect of certain closed blocks of business (including structured settlements and single premium immediate annuities). Fortitude Group Holdings, LLC (Fortitude Holdings) was formed by AIG to act as a holding company for FRL. On November 13, 2018, AIG completed the sale of a
19.9 percent ownership interest in Fortitude Holdings to TC Group Cayman Investment Holdings, L.P. (TCG), an affiliate of The Carlyle Group L.P. Subsequent to this sale, Fortitude Holdings owns 100 percent of the outstanding common shares of FRL and AIG has an 80.1 percent ownership interest in Fortitude Holdings.

The initial consideration represented the book value of ModCo Assets held by the Company on behalf of FRL and was equal to the ModCo Reserves ceded at the effective date. While there was no net impact from the initial accounting as of the effective date, there was a significant offsetting impact on certain individual line items in the Summary of Operations. Pursuant to the regulatory approval received in February 2018, the Company has reported all of the ceded activity for this Agreement from the effective date (January 1, 2017) through December 31, 2018 in its 2018 Annual Statement.

Total returns on the ModCo Assets subsequent to the effective date inure to the benefit of FRL and are reported with the ModCo reserve adjustments. The Company did not receive a ceding commission at contract inception.

AMERICAN GENERAL LIFE INSURANCE COMPANY
NOTES TO STATUTORY FINANCIAL STATEMENTS (Continued)

The Company completed its initial settlement with FRL in June 2018 and settles all payable or receivable balances quarterly.

The table below presents the impact of this transaction by line item in the Company's statements of assets, liabilities, surplus and other funds and on the summary of operations:

                                                                     Balance as of
                                                                     December 31,
                                                                         2018
                                                                     -------------
Statutory Statements of Assets, Liabilities and Capital and Surplus
Funds withheld......................................................     $152
                                                                         ----

                                                                                          As of and Year As of and Year
                                                                                              Ended          Ended
Increase (Decrease)                                                             Initial    December 31,   December 31,
(in millions)                                                                  Accounting      2017           2018        Total
-------------------                                                            ---------- -------------- -------------- --------
Statutory Statement of Operations
Premiums and annuity considerations...........................................  $(22,152)    $  (311)       $  (291)    $(22,754)
Commissions and expense allowances............................................        --          57             53          110
Reserve adjustments on reinsurance ceded......................................    22,152      (1,699)        (1,778)      18,675
                                                                                --------     -------        -------     --------
Total revenues................................................................        --      (1,953)        (2,016)      (3,969)
                                                                                --------     -------        -------     --------
Death benefits................................................................        --        (249)          (249)        (498)
Annuity benefits..............................................................        --      (1,040)        (1,019)      (2,059)
Surrender benefits............................................................        --        (131)          (133)        (264)
Other benefits................................................................        --        (164)          (334)        (498)
Other expenses................................................................        --          --             (1)          (1)
                                                                                --------     -------        -------     --------
Total benefits and expenses...................................................        --      (1,584)        (1,736)      (3,320)
                                                                                --------     -------        -------     --------
Net gain from operations before dividends to policyholders and federal income
  taxes                                                                               --        (369)          (280)        (649)
Dividends to policyholders....................................................        --         (13)           (12)         (25)
                                                                                --------     -------        -------     --------
Net gain from operations after dividends to policyholders and before federal
  income taxes                                                                  $     --     $  (356)       $  (268)    $   (624)
                                                                                --------     -------        -------     --------

During 2018, 2017 and 2016, the Company commuted reinsurance treaties with non-affiliated reinsurers, which resulted in increases in the Company's pre-tax earnings of $529 thousand, $500 thousand and $1.7 million, respectively.

The Company has an annuity Co/Modco agreement with an affiliate, AIG Life of Bermuda, Ltd. (AIGB), in which AIGB reinsures certain deferred annuity contracts issued between 2003 and 2007. The agreement is such that the Company retains and controls assets held in relation to the related reserve. As of December 31, 2018 and 2017, the assets and liabilities resulting from the agreement and recorded in the accompanying financial statements were $7.2 billion and $8.1 billion, respectively. In 2018, the Agreement decreased the Company's pre-tax earnings by $1 million and $2 million in 2017 and 2016, respectively.

AMERICAN GENERAL LIFE INSURANCE COMPANY
NOTES TO STATUTORY FINANCIAL STATEMENTS (Continued)

16. FEDERAL INCOME TAXES

U.S. Tax Reform Overview

On December 22, 2017, the United States enacted Public Law 115-97, known as the Tax Cuts and Jobs Act ("the Tax Act"). The Tax Act reduced the statutory rate of U.S. federal corporate income tax to 21 percent and enacted numerous other changes impacting the Company.

Consistent with Staff Accounting Bulletin No. 118 released by the Securities and Exchange Commission, the NAIC issued INT 18-01: Updated Tax Estimates under the Tax Cuts and Jobs Act ("INT 18-01"), which provided guidance on statutory accounting for the tax effects of the Tax Act. INT 18-01 addressed situations where accounting for certain income tax effects of the Tax Act under SSAP 101, Income Taxes, ("SSAP 101") may be incomplete upon issuance of an entity's financial statements and provides a one-year measurement period from enactment date to complete the accounting under SSAP 101. In accordance with INT 18-01, a company was required to reflect the following:

.. Income tax effects of those aspects of the Tax Act for which accounting under SSAP 101 is complete.

.. Provisional estimate of income tax effects of the Tax Act to the extent accounting is incomplete but a reasonable estimate is determinable.

.. If a provisional estimate cannot be determined, SSAP 101 should still be applied on the basis of tax law provisions that were in effect immediately before the enactment of the Tax Act.

At December 31, 2017, the Company originally recorded a provisional estimate of income tax effects of the Tax Act of $1.7 billion attributable to the reduction in the U.S. corporate income tax. The Company's provisional estimate was based in part on a reasonable estimate of the effects of the statutory income tax rate reduction on existing deferred tax balances and of certain provisions of the Tax Act. The Company filed its 2017 consolidated U.S. income tax return and has completed its review of the primary impact of the Tax Act provisions on its deferred taxes. As a result, the Company considers the accounting for the effects of the rate change on deferred tax balances to be complete and no material measurement period changes were recorded for this item. As further guidance is issued by the U.S. tax authority, any resulting changes in the Company's estimates will be treated in accordance with the relevant accounting guidance.

The Tax Act includes provisions for Global Intangible Low-Taxed Income ("GILTI"), under which taxes on foreign income are imposed on the excess of a deemed return on tangible assets of foreign corporations and for Base Erosion and Anti-Abuse Tax ("BEAT"), under which taxes are imposed on certain base eroding payments to affiliated foreign companies. There are substantial uncertainties in the interpretation of BEAT and GILTI and while certain formal guidance was issued by the U.S. tax authority, there are still aspects of the Tax Act that remain unclear and additional guidance is expected in 2019. Such guidance may result in changes to the interpretations and assumptions the Company made and actions the Company may take, which may impact amounts recorded with respect to international provisions of the Tax Act, possibly materially. Consistent with accounting guidance, the Company treats BEAT as a period tax charge in the period the tax is incurred and has made an accounting policy election to treat GILTI taxes in a similar manner. No provision for income tax related to GILTI or BEAT was recorded as of December 31, 2018.

Tax effects for which a reasonable estimate can be determined

Provisions Impacting Life Insurance Companies

The Tax Act modified computations of insurance reserves for Life insurance companies. Specifically, the Act directs that tax reserves be computed with reference to the NAIC reserves. Adjustments related to the differences in insurance reserves balances computed historically versus under the Tax Act have to be taken into income over eight years. Accordingly, these changes give rise to new deferred tax liabilities. At December 31, 2017, the Company recorded a provisional estimate of $499 million with respect to such deferred tax liabilities. This increase in deferred tax liabilities

AMERICAN GENERAL LIFE INSURANCE COMPANY
NOTES TO STATUTORY FINANCIAL STATEMENTS (Continued)

was offset by an increase in the deferred tax asset related to insurance reserves as a result of applying the new provisions of the Tax Act.

As of December 31, 2018, the Company has completed the review and accounting of the tax reserve computations, and recorded offsetting decreases of $192 million to both deferred tax liabilities and deferred tax assets.

Provisions Impacting Projections of Taxable Income and Admissibility of Deferred Tax Assets

Certain provisions of the Tax Act impact the Company's projections of future taxable income used in analyzing realizability of its deferred tax assets. In certain instances, provisional estimates have been included in the Company's future taxable income projections for these specific provisions to reflect application of the new tax law. The Company does not currently anticipate that its reliance on provisional estimates would have a material impact on its determination of realizability of its deferred tax assets.

Tax effects for which no estimate can be determined

The Tax Act may affect the results in certain investments and partnerships in which the Company is a non-controlling interest owner. At December 31, 2017, the information needed to determine a provisional estimate was not available (such as for interest deduction limitations in those entities and the changed definition of a U.S. Shareholder), and accordingly, no provisional estimates were recorded. The Company has since completed its review of these investments and partnerships. The Company considers the accounting for this item to be complete and no measurement period change was recorded.

U.S. Tax Reform - INT 18-01 Measurement Period Completion

As of December 31, 2018, the Company has fully completed its accounting for the tax effects of the Tax Act. Although the prescribed measurement period has ended, there are aspects of the Tax Act that remain unclear and additional guidance from the U.S. tax authority is pending. As further guidance is issued by the U.S. tax authority, any resulting changes in the Company's estimates will be treated in accordance with the relevant accounting guidance.

The following table presents the components of the net deferred tax assets and liabilities:

                                             December 31, 2018       December 31, 2017            Change
                                          ----------------------- ----------------------- ----------------------
(in millions)                             Ordinary Capital Total  Ordinary Capital Total  Ordinary Capital Total
-------------                             -------- ------- ------ -------- ------- ------ -------- ------- -----
Gross DTA................................  $1,837  $1,645  $3,482  $1,916  $1,395  $3,311  $ (79)   $250   $ 171
Statutory valuation allowance adjustment.      --     220     220      --      --      --     --     220     220
                                           ------  ------  ------  ------  ------  ------  -----    ----   -----
Adjusted gross DTA.......................   1,837   1,425   3,262   1,916   1,395   3,311    (79)     30     (49)
DTA non-admitted.........................     928   1,425   2,353     670   1,395   2,065    258      30     288
                                           ------  ------  ------  ------  ------  ------  -----    ----   -----
Net admitted DTA.........................     909      --     909   1,246      --   1,246   (337)     --    (337)
DTL......................................     392      --     392     557      --     557   (165)     --    (165)
                                           ------  ------  ------  ------  ------  ------  -----    ----   -----
Total....................................  $  517  $   --  $  517  $  689  $   --  $  689  $(172)   $ --   $(172)
                                           ======  ======  ======  ======  ======  ======  =====    ====   =====

AMERICAN GENERAL LIFE INSURANCE COMPANY
NOTES TO STATUTORY FINANCIAL STATEMENTS (Continued)

The following table presents the ordinary and capital DTA admitted assets as the result of the application of SSAP 101:

                                                       December 31, 2018       December 31, 2017            Change
                                                    ----------------------- ----------------------- ----------------------
(in millions)                                       Ordinary Capital Total  Ordinary Capital Total  Ordinary Capital Total
-------------                                       -------- ------- ------ -------- ------- ------ -------- ------- -----
Admission calculation components...................
SSAP 101
   Federal income taxes paid in prior years
     recoverable through loss carry backs..........   $ --     $--   $   --  $   --    $--   $   --  $  --     $--   $  --
   Adjusted gross DTA expected to be realized
     (excluding amount of DTA from above) after
     application of the threshold limitation.......    517      --      517     689     --      689   (172)     --    (172)
       1. Adjusted gross DTA expected to be
         realized following the reporting date.....    517      --      517     689     --      689   (172)     --    (172)
       2. Adjusted gross DTA allowed per
         limitation threshold......................     --      --    1,114      --     --    1,301     --      --    (187)
   Adjusted gross DTA (excluding the amount of
     DTA from above) offset by gross DTL...........    392      --      392     557     --      557   (165)     --    (165)
                                                      ----     ---   ------  ------    ---   ------  -----     ---   -----
DTA admitted as the result of application of SSAP
  101..............................................   $909     $--   $  909  $1,246    $--   $1,246  $(337)    $--   $(337)
                                                      ====     ===   ======  ======    ===   ======  =====     ===   =====

The following table presents the ratio percentage and amount of adjusted capital to determine the recovery period and threshold limitation amount:

                                                                                Years ended
                                                                               December 31,
                                                                              --------------
($ in millions)                                                                2018    2017
---------------                                                               ------  ------
Ratio percentage used to determine recovery period and threshold limitation
  amount.....................................................................    738%    869%
Amount of adjusted capital and surplus used to determine recovery period and threshold limitation amount................................................ $7,423  $8,676
                                                                              ======  ======

The Company has no tax planning strategies used in the determination of adjusted gross DTA's or net admitted DTA's.

The Company's planning strategy does not include the use of reinsurance.

The Company is not aware of any significant DTLs that are not recognized in the statutory financial statements.

AMERICAN GENERAL LIFE INSURANCE COMPANY
NOTES TO STATUTORY FINANCIAL STATEMENTS (Continued)

The following tables present the major components of the current income tax expense and net deferred tax assets (liabilities):

                                                        Years Ended December 31,
                                                        ------------------------
   (in millions)                                        2018     2017     2016
   -------------                                        ----    ------   ------
   Current income tax expense..........................
      Federal.......................................... $513    $1,025   $1,182
      Foreign..........................................   --        --       --
                                                         ----   ------   ------
      Subtotal.........................................  513     1,025    1,182
      Federal income tax on net capital gains (losses).  (88)     (433)     279
                                                         ----   ------   ------
      Federal income tax incurred...................... $425    $  592   $1,461
                                                         ====   ======   ======

                                                                                    Years Ended
                                                                                   December 31,
                                                                                   -------------
(in millions)                                                                       2018   2017  Change
-------------                                                                      ------ ------ ------
Deferred tax assets:
   Ordinary:
       Policyholder reserves...................................................... $  812 $  959 $(147)
       Investments................................................................     50     70   (20)
       Deferred acquisition costs.................................................    366    366    --
       Fixed assets...............................................................    373    282    91
       Compensation and benefits accrual..........................................     41      3    38
       Tax credit carryforward....................................................    151    160    (9)
       Other (including items less than 5% of total ordinary tax assets)..........     44     76   (32)
                                                                                   ------ ------ -----
       Subtotal...................................................................  1,837  1,916   (79)
       Statutory valuation allowance adjustment...................................     --     --    --
       Non-admitted...............................................................    928    670   258
                                                                                   ------ ------ -----
       Admitted ordinary deferred tax assets......................................    909  1,246  (337)
                                                                                   ------ ------ -----
Capital:
       Investments................................................................  1,645  1,395   250
                                                                                   ------ ------ -----
       Subtotal...................................................................  1,645  1,395   250
   Statutory valuation allowance adjustment.......................................    220     --   220
   Non-admitted...................................................................  1,425  1,395    30
                                                                                   ------ ------ -----
   Admitted capital deferred tax assets...........................................     --     --    --
                                                                                   ------ ------ -----
Admitted deferred tax assets......................................................    909  1,246  (337)
                                                                                   ------ ------ -----
Deferred tax liabilities:
   Ordinary:
       Deferred and uncollected premium...........................................     78     58    20
       Policyholder reserves......................................................    269    499  (230)
       Other (including items less than 5% of total ordinary tax liabilities).....     45     --    45
                                                                                   ------ ------ -----
       Subtotal...................................................................    392    557  (165)
                                                                                   ------ ------ -----
Capital:
       Other (including items less than 5% of total capital tax liabilities)......     --     --    --
                                                                                   ------ ------ -----
       Subtotal...................................................................     --     --    --
                                                                                   ------ ------ -----
Deferred tax liabilities..........................................................    392    557  (165)
                                                                                   ------ ------ -----
Net deferred tax assets (liabilities)............................................. $  517 $  689 $(172)
                                                                                   ------ ------ -----

AMERICAN GENERAL LIFE INSURANCE COMPANY
NOTES TO STATUTORY FINANCIAL STATEMENTS (Continued)

The change in net deferred income taxes is comprised of the following (this analysis is exclusive of non-admitted assets as the change in non-admitted assets and the change in net deferred income taxes are reported in separate components of capital and surplus):

                                                 Years Ended
                                                December 31,
                                                -------------
            (in millions)                        2018   2017  Change
            -------------                       ------ ------ ------
            Total adjusted deferred tax assets. $3,262 $3,311 $ (49)
            Total deferred tax liabilities.....    392    557  (165)
                                                ------ ------ -----
            Net adjusted deferred tax assets... $2,870 $2,754   116
                                                ====== ======
            Tax effect of unrealized gains
              (losses).........................                 (93)
            Transfer of deferred item to
              subsidiary.......................                   1
                                                              -----
            Change in net deferred income tax..               $  24
                                                              =====

The provision for incurred federal taxes is different from that which would be obtained by applying the statutory federal income tax rate to income before income taxes. The following table presents the significant items causing this difference:

                                            December 31, 2018 December 31, 2017 December 31, 2016
                                            ---------------   ----------------  ----------------
                                                    Effective         Effective         Effective
(in millions)                               Amount  Tax Rate  Amount  Tax Rate  Amount  Tax Rate
-------------                               ------  --------- ------  --------- ------  ---------
Income tax expense at applicable rate......  $208     21.0%   $  465     35.0%  $1,028     35.0%
Change in valuation adjustment.............   220     22.2      (366)   (27.6)    (554)   (18.9)
Amortization of interest maintenance
  reserve..................................   (30)    (3.0)      (43)    (3.3)     (35)    (1.2)
Disregarded entities.......................    20      2.1        23      1.8       67      2.3
Dividends received deduction...............   (20)    (2.1)      (47)    (3.6)     (69)    (2.3)
Change in non-admitted assets..............   (13)    (1.3)       (1)    (0.1)      10      0.4
Surplus adjustments........................     8      0.8        (3)    (0.2)     (15)    (0.5)
Prior year return true-ups and adjustments.     7      0.7       (32)    (2.4)     (29)    (1.0)
Other permanent adjustments................     1      0.1         9      0.7        7      0.3
Impact of Tax Act..........................    --       --     1,836    138.3       --       --
Reinsurance................................    --       --        37      2.8      765     26.0
Gain on sale of subsidiaries...............    --       --        --       --      (22)    (0.8)
Separate account income....................    --       --        --       --       18      0.6
                                             ----     ----    ------    -----   ------    -----
Statutory income tax expense (benefit).....  $401     40.5%   $1,878    141.4%  $1,171     39.9%
                                             ====     ====    ======    =====   ======    =====
Federal income taxes incurred..............  $425     42.9%   $  592     44.6%  $1,461     49.8%
Change in net deferred income taxes........   (24)    (2.4)    1,286     96.8     (290)    (9.9)
                                             ----     ----    ------    -----   ------    -----
Statutory income tax expense...............  $401     40.5%   $1,878    141.4%  $1,171     39.9%
                                             ====     ====    ======    =====   ======    =====

At December 31, 2018, the Company had the following foreign tax credits carryforwards:

                             (in millions)
                             -------------
                             Year Expires   Amount
                             ------------   ------
                                2019.......  $ 4
                                2020.......    8
                                2021.......    8
                                2022.......    7
                                2023.......    1
                                2024.......    1
                                             ---
                                Total......  $29
                                             ===

At December 31, 2018, the Company had no operating loss carryforwards or capital loss carryforwards.

At December 31, 2018, the Company had an alternative minimum tax credit of $6 million.

AMERICAN GENERAL LIFE INSURANCE COMPANY
NOTES TO STATUTORY FINANCIAL STATEMENTS (Continued)

At December 31, 2018, the Company had the following general business credit carryforwards:

                             (in millions)
                             -------------
                             Year Expires   Amount
                             ------------   ------
                                2025.......  $  9
                                2026.......     9
                                2027.......    13
                                2028.......    13
                                2029.......    19
                                2030.......    38
                                2031.......     7
                                2032.......     8
                                             ----
                                Total......  $116
                                             ====

At December 31, 2018, the Company had $273 thousand in charitable contribution carryforwards, which expire in 2021.

The following table presents income tax incurred that is available for recoupment in the event of future net losses:

                             (in millions)
                             -------------
                             December 31,   Capital
                             ------------   -------
                                2016.......  $202
                                2017.......   198
                                2018.......    13
                                             ----
                                Total......  $413
                                             ====

In general, realization of DTAs depends on a company's ability to generate sufficient taxable income of the appropriate character within the carryforward periods in the jurisdictions in which the net operating losses and deductible temporary differences were incurred. In accordance with the requirements established in SSAP 101, the Company assessed its ability to realize DTAs of $3.5 billion and concluded that a valuation allowance of $220 million was required at December 31, 2018. Similarly, the Company concluded that no valuation allowance was required on the DTAs of $3.3 billion at December 31, 2017.

The Company had no deposits admitted under Internal Revenue Code Section 6603.

The Company joins in the filing of a consolidated federal income tax return with AIG Parent.

The Company has a written agreement with AIG Parent under which each subsidiary agrees to pay AIG Parent an amount equal to the consolidated federal income tax expense multiplied by the ratio that the subsidiary's separate return tax liability bears to the consolidated tax liability, plus one hundred percent of the excess of the subsidiary's separate return tax liability over the allocated consolidated tax liability. AIG Parent agrees to pay each subsidiary for the tax benefits, if any, of net operating losses, net capital losses and tax credits which are not usable by the subsidiary but which are used by other members of the consolidated group.

The following table presents a reconciliation of the beginning and ending balances of the total amounts of gross unrecognized tax benefits, excluding interest and penalties:

                                                              Years Ended
                                                              December 31,
                                                              -----------
        (in millions)                                         2018   2017
        -------------                                         ----   ----
        Gross unrecognized tax benefits at beginning of year. $16    $22
           Increases in tax position for prior years.........   1     --
           Decreases in tax position for prior years.........  --     (6)
                                                              ---    ---
        Gross unrecognized tax benefits at end of year....... $17    $16
                                                              ===    ===

As of December 31, 2018 and 2017, the amounts of unrecognized tax benefits that, if recognized, would favorably affect the effective tax rate were $17 million and $16 million respectively.

Interest and penalties related to unrecognized tax benefits are recognized in income tax expense. At December 31, 2018 and 2017, the Company had accrued liabilities of $5.7 million and $4 million, respectively, for the payment of

AMERICAN GENERAL LIFE INSURANCE COMPANY
NOTES TO STATUTORY FINANCIAL STATEMENTS (Continued)

interest (net of the federal benefit) and penalties. In both 2018 & 2017, the Company recognized expense of less than $1 million interest (net of the federal benefit) and penalties. In 2016, the Company recognized income of $3 million of interest (net of the federal benefit) and penalties.

The Company regularly evaluates proposed adjustments by taxing authorities. At December 31, 2018, such proposed adjustments would not have resulted in a material change to the Company's financial condition, although it is possible that the effect could be material to the Company's results of operations for an individual reporting period. Although it is reasonably possible that a change in the balance of unrecognized tax benefits may occur within the next twelve months, based on the information currently available, the Company does not expect any change to be material to its financial condition.

The Company is currently under Internal Revenue Service (IRS) examinations for the taxable years 2007-2013. Although the final outcome of possible issues raised in any future examination are uncertain, the Company believes that the ultimate liability, including interest, will not materially exceed amounts recorded in the financial statements. The Company's taxable years 2001-2018 remain subject to examination by major tax jurisdictions.

17. CAPITAL AND SURPLUS

RBC standards are designed to measure the adequacy of an insurer's statutory capital and surplus in relation to the risks inherent in its business. The RBC standards consist of formulas that establish capital requirements relating to asset, insurance, business and interest rate risks. The standards are intended to help identify companies that are under-capitalized, and require specific regulatory actions in the event an insurer's RBC is deficient. The RBC formula develops a risk-adjusted target level of adjusted statutory capital and surplus by applying certain factors to various asset, premium and reserve items. Higher factors are applied to more risky items and lower factors are applied to less risky items. Thus, the target level of statutory surplus varies not only because of the insurer's size, but also on the risk profile of the insurer's operations. At December 31, 2018, the Company exceeded RBC requirements that would require any regulatory action.

Dividends that the Company may pay to the Parent in any year without prior approval of the TDI are limited by statute. The maximum amount of dividends in a 12-month period, measured retrospectively from the date of payment, which the Company can pay without the Company obtaining the prior approval of the TDI is limited to the greater of: (1) 10 percent of the Company's statutory surplus as regards to policyholders at the preceding December 31; or (2) the preceding year's statutory net gain from operations. Additionally, unless prior approval of the TDI is obtained, dividends can only be paid out of the Company's unassigned surplus. Subject to the TDI requirements, the maximum dividend payout that may be made in 2019 without prior approval of the TDI is $906 million. Dividend payments in excess of positive retained earnings are classified and reported as a return of capital.

AMERICAN GENERAL LIFE INSURANCE COMPANY
NOTES TO STATUTORY FINANCIAL STATEMENTS (Continued)


Dividends are paid as determined by the Board of Directors and are noncumulative. The following table presents the dividends paid by the Company during 2018, 2017 and 2016:

                                                                     Amount
            Date                     Type        Cash or Non-cash (in millions)
            ----                     ----        ---------------- -------------
2018
   March 27, 2018.............   Extraordinary         Cash          $  337
   June 26, 2018..............   Extraordinary         Cash             680
   September 24, 2018.........   Extraordinary         Cash             680
2017
   March 30, 2017.............   Extraordinary         Cash          $  452
   March 30, 2017.............   Extraordinary       Non-Cash           482
   March 30, 2017............. Return of Capital       Cash             178
   June 29, 2017..............   Extraordinary         Cash             538
   September 28, 2017.........   Extraordinary         Cash              50
   December 26, 2017..........   Extraordinary         Cash             200
2016
   March 28, 2016.............     Ordinary            Cash          $   80
   March 28, 2016.............     Ordinary          Non-Cash           420
   June 28, 2016.............. Return of Capital       Cash             233
   June 28, 2016..............   Extraordinary         Cash             288
   September 27, 2016.........   Extraordinary       Non-Cash         1,154
   September 27, 2016.........   Extraordinary         Cash              23
   September 28, 2016.........   Extraordinary         Cash             267
   September 28, 2016......... Return of Capital       Cash             318
   December 27, 2016..........   Extraordinary       Non-Cash           497
   December 27, 2016.......... Return of Capital     Non-Cash            85
   December 28, 2016..........   Extraordinary         Cash              11

The Company's cumulative preferred stock has an $80 dividend rate and is redeemable at $1,000 per share. The holder of this stock, the Parent, is entitled to one vote per share.

18. RETIREMENT PLANS AND SHARE-BASED AND DEFERRED COMPENSATION PLANS

The Company does not directly sponsor any defined benefit or defined contribution plans and does not participate in any multi-employer plans.

Employee Retirement Plan

The Company's employees participate in various AIG Parent-sponsored defined benefit pension and postretirement plans. AIG Parent, as sponsor, is ultimately responsible for the maintenance of these plans in compliance with applicable laws. The Company is not directly liable for obligations under these plans; its obligation results from AIG Parent's allocation of the Company's share of expenses from the plans based on participants' earnings for the pension plans and on estimated claims less contributions from participants for the postretirement plans.

Effective January 1, 2016, the U.S. defined benefit pension plans were frozen. Consequently, these plans are closed to new participants and current participants no longer earn benefits. However, interest credits continue to accrue on the existing cash balance accounts and participants are continuing to accrue years of service for purposes of vesting and early retirement eligibility and subsidies as they continue to be employed by AIG Parent and its subsidiaries.

AMERICAN GENERAL LIFE INSURANCE COMPANY
NOTES TO STATUTORY FINANCIAL STATEMENTS (Continued)


The following table presents information about employee-related costs (expense credits) allocated to the Company:

                                                              Years ended
                                                             December 31,
                                                            ---------------
    (in millions)                                           2018  2017 2016
    -------------                                           ----  ---- ----
    Defined benefit plans.................................. $(12)  $2  $20
    Postretirement medical and life insurance plans........    1    2    2
                                                            ----   --  ---
    Total.................................................. $(11)  $4  $22
                                                            ====   ==  ===

Defined Contribution Plan

AIG Parent sponsors a 401(k) plan which provides for pre-tax salary reduction contributions by its U.S. employees. The Company made matching contributions of 100 percent of the first six percent of participant contributions, subject to IRS-imposed limitations.

Effective January 1, 2016, AIG Parent provides participants in the plan an additional fully vested, non-elective, non-discretionary employer contribution equal to three percent of the participant's annual base compensation for the plan year, paid each pay period regardless of whether the participant currently contributes to the plan, and subject to the IRS-imposed limitations.

The Company's pre-tax expense associated with this plan was $27 million, $26 million and $28 million in 2018, 2017 and 2016, respectively.

Share-based and Deferred Compensation Plans

During 2016 and 2015, certain Company employees were granted performance share units under the AIG Parent 2013 Long Term Incentive Plan that provide them the opportunity to receive shares of AIG Parent common stock based on AIG Parent achieving specified performance goals at the end of a three-year performance period and the employee satisfies service requirements. The Company recognized compensation expense of $28 million, $33 million and $20 million for awards granted in 2018, 2017 and 2016, respectively.

Prior to 2013, some of the Company's officers and key employees were granted restricted stock units and stock appreciation rights that provide for cash settlement linked to the value of AIG Parent common stock if certain requirements were met. The Company did not recognize any expense for unsettled awards during 2018, 2017 and 2016.

19. DEBT

The Company is a member of the Federal Home Loan Bank (FHLB) of Dallas. The Company's interest in the stock of FHLB of San Francisco was redeemed on March 24, 2016.

Membership with the FHLB provides the Company with collateralized borrowing opportunities, primarily as an additional source of liquidity or for other uses deemed appropriate by management. The Company's ownership in the FHLB stock is reported as common stock. Pursuant to the membership terms, the Company elected to pledge such stock to the FHLB as collateral for the Company's obligations under agreements entered into with the FHLB.

Cash advances obtained from the FHLB are reported in and accounted for as borrowed money. The Company may periodically obtain cash advances on a same-day basis, up to a limit determined by management and applicable laws. The Company is required to pledge certain mortgage-backed securities, government and agency securities and other qualifying assets to secure advances obtained from the FHLB. To provide adequate collateral for potential advances, the Company has pledged securities to the FHLB in excess of outstanding borrowings. Upon any event of default by the Company, the recovery by the FHLB would generally be limited to the amount of the Company's liability under advances borrowed.

AMERICAN GENERAL LIFE INSURANCE COMPANY
NOTES TO STATUTORY FINANCIAL STATEMENTS (Continued)


The following table presents the aggregate carrying value of stock held with the FHLB of Dallas and the classification of the stock:

                                                                                           December 31,
                                                                                           -------------
(in millions)                                                                               2018   2017
-------------                                                                              ------ ------
Membership stock - Class B................................................................ $    7 $    7
Activity stock............................................................................    129     25
Excess stock..............................................................................      2      6
                                                                                           ------ ------
Total..................................................................................... $  138 $   38
                                                                                           ====== ======
Actual or estimated borrowing capacity as determined by the insurer....................... $4,928 $7,039
                                                                                           ====== ======

The Company did not hold any Class A at December 31, 2018 or 2017.

The following table presents the amount of collateral pledged, including FHLB common stock held, to secure advances from the FHLB:

                                                         December 31, 2018    December 31, 2017
                                                        -------------------- --------------------
                                                        Amortized            Amortized
(in millions)                                             Cost    Fair Value   Cost    Fair Value
-------------                                           --------- ---------- --------- ----------
Amount pledged.........................................  $3,851     $3,833    $1,042     $1,067
Maximum amount pledged during reporting period.........   4,389      4,349     1,310      1,352
                                                         ======     ======    ======     ======

The Company's borrowing capacity determined quarterly based upon the borrowing limit imposed by statute in the state of domicile.

The following table presents the outstanding funding agreements and maximum borrowings from the FHLB:

                                                             December 31,
                                                             -------------
     (in millions)                                            2018   2017
     -------------                                           ------ ------
     Amount outstanding..................................... $3,148 $  606
     Maximum amount borrowed during reporting period........ $3,323 $1,005
                                                             ------ ------

   . While the funding agreements are presented herein to show all amounts received from FHLB, the funding agreements are treated as deposit-type contracts, consistent with the other funding agreements for which the Company's intent is to earn a spread and not to fund operations. The Company had no debt outstanding with the FHLB at December 31, 2018 or 2017.

The following table reflects the principal amounts of the funding agreements issued to the FHLB:

       (in millions)
       -------------
       Funding Agreements                       Date Issued       Amounts
       ------------------                       ----------------- -------
       10-year floating rate................... February 15, 2018 $1,148
       10-year floating rate................... February 15, 2018  1,277
       10-year floating rate................... February 15, 2018    175
       10-year floating rate................... February 6, 2018      87
       10-year floating rate................... January 25, 2018      31
       10-year floating rate................... January 13, 2017      57
       10-year floating rate................... February 1, 2017      67
       7-year floating rate.................... May 24, 2017          52
       10-year floating rate................... July 20, 2016        254

AMERICAN GENERAL LIFE INSURANCE COMPANY
NOTES TO STATUTORY FINANCIAL STATEMENTS (Continued)


20. COMMITMENTS AND CONTINGENCIES

Commitments

The Company had commitments to provide funding to various limited partnerships totaling $2.4 billion and $763 million at December 31, 2018 and 2017, respectively. The commitments to invest in limited partnerships and other funds may be called at the discretion of each fund, as needed and subject to the provisions of such fund's governing documents, for funding new investments, follow-on investments and/or fees and other expenses of the fund. Of the total commitments at December 31, 2018, $744 million are currently expected to expire in 2019, and the remainder by 2020 based on the expected life cycle of the related funds and the Company's historical funding trends for such commitments.

At December 31, 2018 and 2017, the Company had $1.3 billion and $1.1 billion, respectively, of outstanding commitments related to various funding obligations associated with its investments in commercial mortgage loans. Of the total current commitments, $659 million are expected to expire in 2019 and the remainder by 2033, based on the expected life cycle of the related loans and the Company's historical funding trends for such commitments.

The Company has various long-term, noncancelable operating leases, primarily for office space and equipment, which expire at various dates over the next several years. At December 31, 2018, the future minimum lease payments under the operating leases are as follows:

                  (in millions)
                  -------------
                  2019.................................... $16
                  2020....................................  16
                  2021....................................  16
                  2022....................................  20
                  2023....................................  12
                  Remaining years after 2023..............  17
                                                           ---
                  Total................................... $97
                                                           ===

Rent expense was $17 million, $20 million and $22 million in 2018, 2017 and 2016, respectively.

Contingencies

Legal Matters

Various lawsuits against the Company have arisen in the ordinary course of business. The Company believes it is unlikely that contingent liabilities arising from such lawsuits will have a material adverse effect on the Company's financial position, results of operations or cash flows.

Regulatory Matters

All fifty states and the District of Columbia have laws requiring solvent life insurance companies, through participation in guaranty associations, to pay assessments to protect the interests of policyholders of insolvent life insurance companies. These state insurance guaranty associations generally levy assessments, up to prescribed limits, on member insurers in a particular state based on the proportionate share of the premiums written by member insurers in the lines of business in which the impaired, insolvent or failed insurer is engaged. Such assessments are used to pay certain contractual insurance benefits owed pursuant to insurance policies issued by impaired, insolvent or failed insurers. Some states permit member insurers to recover assessments paid through full or partial premium tax offsets. The Company accrues liabilities for guaranty fund assessments when an assessment is probable and can be reasonably estimated. The Company estimates the liability using the latest information available from the National Organization of Life and Health Insurance Guaranty Associations. While the Company cannot predict the amount and

AMERICAN GENERAL LIFE INSURANCE COMPANY
NOTES TO STATUTORY FINANCIAL STATEMENTS (Continued)

timing of any future guaranty fund assessments, the Company has established reserves it believes are adequate for assessments relating to insurance companies that are currently subject to insolvency proceedings.

The Company had accrued $40 million for these guarantee fund assessments at both December 31, 2018 and 2017, respectively. The Company has recorded receivables of $34 million at both December 31, 2018 and 2017, for expected recoveries against the payment of future premium taxes.

During 1997 and 1998, the Company participated in a workers' compensation underwriting pool with a third party insurance company. Both companies share equally in the pool. Collectively, the workers' compensation business is assumed from over 50 ceding companies and retro-ceded to 15 programs. The business covers risks primarily from the 1997 and 1998 underwriting years but also includes risk from the 1996 underwriting year. There were no reinsurance recoverables on claim liabilities and reserves included in these financial statements related to the workers' compensation business at both December 31, 2018 and 2017. While not included in these statutory financial statements, the Company is contingently liable for losses incurred by its 50 percent pool participant should that third party become insolvent or otherwise unable to meet its obligations under the pool agreement.

At December 31, 2018 and 2017, the Company had admitted assets of $142 million and $48 million, respectively, in premiums receivable due from policyholders (or agents). The Company routinely evaluates the collectability of these receivables. Based upon Company experience, the potential for any loss is not believed to be material to the Company's financial condition.

During 2018 and 2017, the Company wrote accident and health insurance premiums that were subject to the risk-sharing provisions of the Affordable Care Act
(ACA). However, the Company had no balances for the risk corridors program due to exclusion from the program. There was no financial impact of risk-sharing provisions on assets, liabilities or operations, related to the Permanent ACA Risk Adjustment Program. In addition, there was no financial impact of risk-sharing provisions on assets and liabilities related to the Transitional ACA Reinsurance Program. Under this program, the Company has recorded an insignificant amount in reinsurance recoveries due to ACA Reinsurance payments.

Various federal, state or other regulatory agencies may from time to time review, examine or inquire into the operations, practices and procedures of the Company, such as through financial examinations, subpoenas, investigations, market conduct exams or other regulatory inquiries. Based on the current status of pending regulatory examinations, investigations, and inquiries involving the Company, the Company believes it is not likely that these regulatory examinations, investigations, or inquiries will have a material adverse effect on the financial position, results of operations or cash flows of the Company.

The Company provides products and services that are subject to the Employee Retirement Income Security Act of 1974, as amended (ERISA), or the Internal Revenue Code of 1986, as amended (the Internal Revenue Code). Plans subject to ERISA include certain pension and profit sharing plans and welfare plans, including health, life and disability plans. As a result, the Company's activities are subject to the restrictions imposed by ERISA and the Internal Revenue Code, including the requirement under ERISA that fiduciaries must perform their duties solely in the interests of ERISA plan participants and beneficiaries, and that, fiduciaries may not cause a covered plan to engage in certain prohibited transactions.

The SEC, federal and state lawmakers and state insurance regulators continue their efforts at evaluating what is an appropriate regulatory framework around a standard of care for the sale of investment products and services. For example, on April 18, 2018, the SEC proposed a package of rulemakings and interpretations designed to address the standard of care issues and the transparency of retail investors' relationships with investment advisors and broker-dealers. Additionally, on July 18, 2018, the New York State Department of Financial Services adopted a best interest standard of care regulation applicable to annuity and life transactions through issuance of the First Amendment to Insurance Regulation 187 - Suitability and Best Interests in Life Insurance and Annuity Transactions (Regulation 187). The compliance date for Regulation 187 is August 1, 2019 for annuity products and February 1, 2020 for life products. As amended, Regulation 187 requires producers to act in their client's best interest when making point-of-sale and inforce recommendations, and provide in writing the basis for the recommendation, as well as the facts and analysis to support the recommendation. The amended regulation also imposes additional duties on life insurance companies in relation to these transactions, such as requiring insurers to establish and maintain procedures designed to prevent

AMERICAN GENERAL LIFE INSURANCE COMPANY
NOTES TO STATUTORY FINANCIAL STATEMENTS (Continued)

financial exploitation and abuse. The Company will implement and enhance processes and procedures, where needed, to comply with this regulation. Other states, such as Nevada, Maryland and New Jersey, have also proposed similar standard of care regulations applicable to insurance producers and/or insurance companies. The Company continues to closely follow these proposals and other relevant federal and state-level regulatory and legislative developments in this area. While management cannot predict the long-term impact of these developments on the Company's businesses, the Company believes its diverse product offerings and distribution relationships position the Company to compete effectively in this evolving marketplace.

Business Interruption Insurance Recoveries

In 2017, the Company recorded $6 million in business interruption insurance recoveries related to the flooding and property damage that occurred at the Company's main administrative office located in Houston, Texas. In August 2017, Hurricane Harvey made landfall in Texas and Louisiana causing widespread flooding and property damage in various southern counties within the region. The recoveries were included within aggregate write-ins for miscellaneous income on the Summary of Operations.

21. RELATED PARTY TRANSACTIONS

Events Related to AIG Parent

AIG Parent formed Fortitude Group Holdings, LLC (Fortitude Holdings) to act as a holding company for Fortitude Re. On November 13, 2018, AIG Parent completed the sale of a 19.9 percent ownership interest in Fortitude Holdings to TC Group Cayman Investment Holdings, L.P. (TCG), an affiliate of The Carlyle Group L.P. (Carlyle) (the Fortitude Re Closing). Fortitude Holdings owns 100 percent of the outstanding common shares of Fortitude Re and AIG Parent has an
80.1 percent ownership interest in Fortitude Holdings. In connection with the sale, AIG Parent agreed to certain investment commitment targets into various Carlyle strategies and to certain minimum investment management fee payments within thirty-six months following the Fortitude Re Closing. AIG Parent also will be required to pay a proportionate amount of an agreed make-whole fee to the extent AIG Parent fails to satisfy such investment commitment targets. In connection with the Fortitude Re Closing, the Company's insurance company subsidiaries, VALIC and USL, have each also entered into an investment management agreement with a Carlyle affiliate pursuant to which such subsidiary retained the Carlyle affiliate to manage certain assets in its general account investment portfolio.

On September 25, 2017, AIG Parent announced organizational changes designed to position AIG Parent a growing, more profitable insurer that is focused on underwriting excellence. In the fourth quarter of 2017, AIG Parent finalized its plan to reorganize its operating model. Commercial Insurance and Consumer Insurance segments transitioned to General Insurance and Life and Retirement, respectively. AIG Parent's core businesses include General Insurance, Life and Retirement and Other Operations. General Insurance consists of two operating segments - North America and International. Life and Retirement consists of four operating segments - Individual Retirement, Group Retirement, Life Insurance and Institutional Markets. Blackboard U.S. Holdings, Inc. (Blackboard), AIG Parent's technology-driven subsidiary, is reported within Other Operations. AIG Parent also reports a Legacy Portfolio consisting of run-off insurance lines and legacy investments, which are considered non-core.

AIG Parent continues to execute initiatives focused on organizational simplification, operational efficiency, and business rationalization. In keeping with AIG's broad and ongoing efforts to transform for long-term competitiveness, AIG Parent recognized restructuring costs of $395 million, $413 million and $694 million of pre-tax restructuring and other costs in 2018, 2017 and 2016, respectively, primarily comprised of employee severance charges.

Additional information on AIG Parent is publicly available in AIG Parent's regulatory filings with the SEC, which can be found at www.sec.gov. Information regarding AIG Parent as described herein is qualified by regulatory filings AIG Parent files from time to time with the SEC.

AMERICAN GENERAL LIFE INSURANCE COMPANY
NOTES TO STATUTORY FINANCIAL STATEMENTS (Continued)


Selkirk Transactions

During 2013 and 2014, the Company entered into securitization transactions in which portfolios of the Company's commercial mortgage loans were transferred to special purpose entities, with the Company retaining a significant beneficial interest in the securitized loans. As consideration for the transferred loans, the Company received beneficial interests in certain special purpose entities and cash proceeds from the securitized notes issued to third party investors by other special purpose entities. The transfer was accounted for as a sale and the Company derecognized the commercial mortgage loans transferred. The beneficial interests in loan-backed and structured securities and equity interests received by the Company were initially recognized at fair value as unaffiliated investments, as these securities are non-recourse to the issuer, and interest and principal payments are dependent upon the cash flows from the underlying unaffiliated mortgage loans.

Lighthouse VI

During 2013, the Company, along with an affiliate, executed three transactions in which a portfolio of securities was, in each transaction, transferred into a newly established Common Trust Fund (CTF) in exchange for proportionate interests in all assets within each CTF as evidenced by specific securities controlled by and included within the Company's Representative Security Account
(RSA).

In each transaction, a portion of the Company's securities were transferred to the RSA of the affiliate, VALIC, in exchange for other VALIC securities.

During 2015, the Company transferred securities to two separate CTFs, of which 20% were then transferred to the RSA of VALIC. The transfer was accounted for as a sale by the Company to VALIC. The remaining 80% of the securities were transferred to the Company's RSA.

Ambrose

During 2013 and 2014, the Company entered into securitization transactions in which the Company transferred portfolios of high grade corporate securities, and structured securities acquired from AIG, to newly formed special purpose entities (the Ambrose entities). As consideration for the transferred securities, the Company received beneficial interests in tranches of structured securities issued by each Ambrose entity. These structured securities were designed to closely replicate the interest and principal amortization payments of the transferred securities.

The Ambrose entities received capital commitments from a non-U.S. subsidiary of AIG, which are guaranteed by AIG. Pursuant to these capital commitments, the promissor will contribute funds to the respective Ambrose entity upon demand.

These capital commitments received by the Ambrose entities range from $300 million to $400 million per entity.

American Home and National Union Guarantees

The Company has a General Guarantee Agreement with American Home Assurance Company (American Home), an indirect wholly owned subsidiary of AIG Parent. Pursuant to the terms of this agreement, American Home has unconditionally and irrevocably guaranteed insurance policies the Company issued between March 3, 2003 and December 29, 2006.

The Company, as successor-in-interest to American General Life and Accident Insurance Company (AGLA) has a General Guarantee Agreement with American Home. Pursuant to the terms of this agreement, American Home has unconditionally and irrevocably guaranteed policies of insurance issued by AGLA between March 3, 2003 and September 30, 2010.

AMERICAN GENERAL LIFE INSURANCE COMPANY
NOTES TO STATUTORY FINANCIAL STATEMENTS (Continued)


The Company, as successor-in-interest to SunAmerica Annuity and Life Assurance Company (SAAL) and SunAmerica Life Insurance Company (SALIC) has a General Guarantee Agreement with American Home. Pursuant to the terms of this agreement, American Home has unconditionally and irrevocably guaranteed policies of insurance issued by SAAL and SALIC between January 4, 1999 and December 29, 2006.

The Company, as successor-in-interest to American General Life Insurance Company of Delaware, formerly known as AIG Life Insurance Company (AIG Life), has a General Guarantee Agreement with National Union Fire Insurance Company of Pittsburg, Pa. (National Union), an indirect wholly owned subsidiary of AIG Parent. Pursuant to the terms of this agreement, National Union has unconditionally and irrevocably guaranteed insurance policies issued by AIG Life between July 13, 1998 and April 30, 2010.

American Home's and National Union's audited statutory financial statements are filed with the SEC in the Company's registration statements for variable products that are subject to the Guarantees.

Cut-Through Agreement

The Company and AIG Life of Bermuda, Ltd. ("AIGB") entered into a Cut-through Agreement in which insureds, their beneficiaries and owners were granted a direct right of action against the Company in the event AIGB becomes insolvent or otherwise cannot or refuses to perform its obligations under certain life insurance policies issued by AIGB. The Cut-through Agreement was approved by the TDI. The amount of the retained liability on AIGB's books related to this agreement was approximately $330,000 and $355,000 at December 31, 2018 and 2017, respectively. The Company believes the probability of loss under this agreement is remote. No liability has been recognized in relation to this guarantee due to immateriality.

Affiliate Transactions

The Company purchases or sells securities, at fair market value, to or from affiliates in the ordinary course of business.

In 2018, the Company and several of its U.S. insurance company affiliates restructured their respective ownership interests in certain real estate equity investments previously originated by an affiliate, AIG Global Real Estate Investment Corp. (including its investment management affiliates, "AIGGRE"), by contributing such interests to three separate real estate investment funds managed by AIGGRE - AIGGRE U.S. Real Estate Fund I, LP ("U.S. Fund I"), AIGGRE U.S. Real Estate Fund II, LP ("U.S. Fund II" and, together with U.S. Fund I, the "U.S. Funds"), and AIGGRE Europe Real Estate Fund I S.C.SP ("Europe Fund I"). The U.S. Funds each closed on November 1, 2018. In connection with the closing of U.S. Fund I, the Company made a capital commitment to the fund of up to $288 million (representing an approximately 24% equity interest therein), and contributed to the fund a combination of the Company's interests in certain real estate equity investments (with an aggregate fair value of approximately $150.8 million) and cash (approximately $41.7 million). In connection with the closing of U.S. Fund II, the Company made a capital commitment to the fund of up to $675 million (representing approximately 25% equity interest therein), and contributed to the fund the Company's interests in certain real estate equity investments with an aggregate fair value of approximately $527.4 million and received a cash payment from the fund of approximately $7.4 million. Further, Europe Fund I closed on November 2, 2018. In connection with the closing of Europe Fund I, the Company made a capital commitment to the fund of up to $189.1 million (representing an approximately 29% equity interest therein), and contributed to the fund the Company's interests in certain real estate equity investments with an aggregate fair value of approximately
$143 million and received a cash payment from the fund of approximately
$18.9 million.

As a result of this transaction, the Company received equity in the Funds equaling the fair value of the assets transferred. The transfer is accounted for at fair value with any gain deferred until permanence of transfer of risk and rewards can be established. Any loss is recognized immediately, if any. The difference between the carrying value of the assets transferred and consideration received is recorded as a basis difference, which will be admitted subject to applicable limits and amortized over the duration of the Funds.

At December 31, 2018, the Company's unfunded capital commitment to U.S. Fund I, U.S. Fund II and Europe Fund I were approximately $94.9 million, $145.5 million and $86 million, respectively.

AMERICAN GENERAL LIFE INSURANCE COMPANY
NOTES TO STATUTORY FINANCIAL STATEMENTS (Continued)


In February 2018, the Company executed a Modified Coinsurance (ModCo) Agreement with Fortitude Reinsurance Company, Ltd (FRL), (formerly DSA Reinsurance Company Limited), an AIG subsidiary and registered Class 4 and Class E reinsurer in Bermuda. See Note 15 for additional information regarding this reinsurance transaction.

In October 2017, the Company's subsidiary, AIG Home Loan 2, transferred a portfolio of U.S. residential mortgage loans with a carrying value of $410 million to a newly formed special purpose vehicle. The transaction involved securitization of the transferred loans and the special purpose vehicle issued residential mortgage-backed securities. The residential mortgage-backed securities purchased by the Company from the special purpose vehicle are accounted for as non-affiliated securities and are valued and reported in accordance with the designation assigned by the NAIC Securities Valuation Office and SSAP 43 - Revised - Loan-Backed and Structured Securities.

In May 2017, the Company's wholly owned subsidiary, AIG Home Loan 2, LLC, transferred certain residential mortgage loans (RMLs) to the Company as a return of capital distribution. The RMLs were recorded by the Company in the amount of $1.5 billion, which was the loans' adjusted carrying value at the time of transfer. Prior to the transfer, the RMLs were indirectly owned by the Company through its investment in AIG Home Loan 2, LLC, which was reported on Schedule BA. After the transfer, the RMLs are directly owned by the Company and reported as Schedule B assets.

In February 2017, the Company purchased commercial mortgage loans from certain affiliated AIG domestic property casualty insurance companies for initial cash consideration totaling approximately $843 million, based on the outstanding principal balance of each loan, which was ultimately trued up to fair value based on underlying property appraisals and valuations.

In January and February 2017, the Company purchased investment grade private placement bonds from certain affiliated AIG domestic property casualty insurance companies, at fair market value, for cash consideration totaling approximately $425 million.

During 2016, the Company transferred certain hedge fund and private equity investments at fair market value to American Home, in exchange for cash and marketable securities totaling approximately $284 million as part of an initiative to improve asset-liability management in AIG Parent's domestic life and property casualty insurance companies.

Financing Agreements

On January 1, 2015, the Company and certain of its affiliates entered into a revolving loan facility with AIG Parent, in which the Company and each such affiliate can borrow monies from AIG Parent subject to certain terms and conditions. Principal amounts borrowed under this facility may be repaid and re-borrowed, in whole or in part, from time to time, without penalty. However, the total aggregate amount of loans borrowed by all borrowers under the facility cannot exceed $500 million. The loan facility also sets forth individual borrowing limits for each borrower, with the Company's maximum borrowing limit being $500 million.

At both December 31, 2018 and 2017, the Company did not have notes payable balance outstanding under this facility.

AMERICAN GENERAL LIFE INSURANCE COMPANY
NOTES TO STATUTORY FINANCIAL STATEMENTS (Continued)


Investments in Subsidiary, Controlled and Affiliated

The following table presents information regarding the Company's investments in non-insurance SCA entities as of December 31, 2018:

                                                   Gross  Non-admitted Admitted Asset
(in millions)                                      Amount    Amount        Amount     Date of NAIC Filing
-------------                                      ------ ------------ -------------- -------------------
AIG Inc........................................... $    4     $ --          $  4             7/27/2018
AIG Direct - SER B................................      3        3            --                    NA
AIG Direct - SER A................................      3        3            --                    NA
AIG Direct - NON VOTING...........................      1        1            --                    NA
UG Corp COM.......................................      2        2            --                    NA
AGL Assignment Co LLC.............................      5        5            --                    NA
AGLIC INVESTMENTS BERMUDA LTD.....................    105       --           105        Not Applicable
AIG Home Loan 2, LLC..............................     80       --            80        Not Applicable
SunAmerica Affordable Housing LLC.................    682       --           682        Not Applicable
SunAmerica Asset Management LLC...................    123      123            --        Not Applicable
Selkirk No. 1 Investments.........................     13       --            13        Not Applicable
Selkirk No. 3A Investments........................      5       --             5        Not Applicable
                                                   ------     ----          ----
Total............................................. $1,026     $137          $889
                                                   ======     ====          ====

Operating Agreements

The Company's short-term investments included investments in a Liquidity Pool, which are funds managed by an affiliate, AIG Capital Management Corporation, in the amount of $261 million and $215 million at December 31, 2018 and 2017, respectively.

Pursuant to service and expense agreements, AIG and affiliates provide, or cause to be provided, administrative, marketing, investment management, accounting, occupancy, and data processing services to the Company. The allocation of costs for services is based generally on estimated levels of usage, transactions or time incurred in providing the respective services. Generally, these agreements provide for the allocation of costs upon either the specific identification basis or a proportional cost allocation basis which management believes to be reasonable. In all cases, billed amounts pursuant to these agreements do not exceed the cost to AIG or the affiliate providing the service. The Company was charged $97 million and $86 million, as part of the cost sharing expenses attributed to the Company but incurred by AIG and affiliates in 2018 and 2017, respectively. The Company is also party to several other service and/or cost sharing agreements with its affiliates. The Company was charged $106 million, $114 million and $109 million under such agreements for expenses attributed to the Company but incurred by affiliates in 2018, 2017 and 2016, respectively.

Pursuant to an amended and restated investment advisory agreement, the majority of the Company's invested assets are managed by an affiliate. The investment management fees incurred were $104 million in 2018 and $103 million in 2017 and 2016, respectively.

The majority of the Company's Swap agreements are entered into with an affiliated counterparty, AIG Markets, Inc. (See Note 7).

Other

The Company engages in structured settlement transactions, certain of which involve affiliated property and casualty insurance companies that are subsidiaries of AIG Parent. In a structured settlement arrangement, a property and casualty insurance policy claimant has agreed to settle a casualty insurance claim in exchange for fixed payments over either a fixed determinable period of time or a life contingent period. In such claim settlement arrangements, a casualty insurance claim payment provides the funding for the purchase of a single premium immediate annuity issued by the Company for the ultimate benefit of the claimant. In certain structured settlement arrangements, the affiliated property and casualty insurance company remains contingently liable for the payments to the claimant.

AMERICAN GENERAL LIFE INSURANCE COMPANY
NOTES TO STATUTORY FINANCIAL STATEMENTS (Continued)

22. SUBSEQUENT EVENTS

Management considers events or transactions that occur after the reporting date, but before the financial statements are issued to provide additional evidence relative to certain estimates or to identify matters that require additional disclosures. The Company has evaluated subsequent events through April 22, 2019, the date the financial statements were issued.

In January 2019, AGL and several of its U.S. insurance company affiliates established AIGGRE U.S. Real Estate Fund III, LP ("U.S. Fund III"), a real estate investment fund managed by AIGGRE. At the closing of U.S. Fund III on January 2, 2019, the Company made a capital commitment to the fund of up to $655 million, which represents approximately 43.7% equity interests in the fund. In connection with the closing of U.S. Fund III, the Company contributed to the fund its interests in certain real estate equity investments with an aggregate fair value of approximately $142.5 million and received a cash payment of approximately $39 million. The Company's unfunded capital commitment to U.S. Fund III at January 2, 2019 upon the closing of U.S. Fund III was approximately $551.4 million.

AMERICAN GENERAL LIFE INSURANCE COMPANY
NOTES TO STATUTORY FINANCIAL STATEMENTS (Continued)

23. LOAN-BACKED AND STRUCTURED SECURITY IMPAIRMENTS AND STRUCTURED NOTES
HOLDINGS

LBaSS

The following table presents the LBaSS held by the Company at December 31, 2018 for which it had recognized non-interest related OTTI subsequent to the adoption of SSAP 43R:

(in thousands)
                 Amortized
                   Cost     Present                                    Date of
                  Before   Value of                                   Financial
                  Current  Projected            Amortized  Fair Value Statement
                  Period     Cash    Recognized Cost After at Time of   Where
CUSIP              OTTI      Flows      OTTI       OTTI       OTTI    Reported
-----            --------- --------- ---------- ---------- ---------- ----------
02660LAB6....... $  8,229  $  7,963    $  266    $  7,963   $  7,428  03/31/2018
75114NAA2.......    5,616     5,421       195       5,421      5,127  03/31/2018
17307G2Z0.......    3,252     3,212        40       3,212      3,133  03/31/2018
02660KAA0.......   15,540    14,921       619      14,921     14,648  03/31/2018
94985JBP4.......    1,979     1,880        99       1,880      1,816  03/31/2018
02147HAD4.......    7,479     7,213       266       7,213      7,069  03/31/2018
761118WQ7.......    8,639     8,277       362       8,277      7,559  03/31/2018
02147HAF9.......    3,920     3,855        65       3,855      3,808  03/31/2018
93934FNJ7.......   20,785    20,473       312      20,473     18,745  03/31/2018
59020UZ57.......   15,154    15,056        98      15,056     14,702  03/31/2018
43710EAD2.......    4,554     4,450       104       4,450      4,307  03/31/2018
12498FAC4.......       94        --        94          --         48  03/31/2018
94979XAD9.......      157        62        95          62          5  03/31/2018
74160MCZ3.......      223       217         6         217        218  03/31/2018
05946XMG5.......      602       273       329         273        386  03/31/2018
74160MEH1.......    1,086     1,026        60       1,026      1,077  03/31/2018
026930AA5.......    4,542     4,493        49       4,493      4,394  03/31/2018
43709XAF8.......    8,552     8,174       378       8,174      8,087  03/31/2018
466247KL6.......      506       292       214         292        481  03/31/2018
25702@AA4.......    1,499       898       601         898        898  03/31/2018
25702@AB2.......    1,499       898       601         898        898  03/31/2018
76110WLB0.......      890       708       182         708        888  03/31/2018
                 --------  --------    ------    --------   --------
Quarterly Total  $114,797  $109,762    $5,035    $109,762   $105,722
                 ========  ========    ======    ========   ========
25702@AA4....... $  1,996  $  1,804    $  192    $  1,804   $  1,795  06/30/2018
25702@AB2.......    1,996     1,804       192       1,804      1,795  06/30/2018
007036UQ7.......    8,853     8,520       333       8,520      7,884  06/30/2018
32051GPM1.......    6,874     6,704       170       6,704      6,658  06/30/2018
94983KAA7.......   38,051    37,984        67      37,984     37,386  06/30/2018
32051GJ55.......    2,606     2,587        19       2,587      2,596  06/30/2018
02147HAC6.......    2,718     2,684        34       2,684      2,703  06/30/2018
69371VBH9.......    1,369     1,318        51       1,318      1,360  06/30/2018
12489WQX5.......   16,318    16,260        58      16,260     16,092  06/30/2018
466247PE7.......    7,410     7,375        35       7,375      7,313  06/30/2018
36298NBA1.......    5,702     5,175       527       5,175      5,620  06/30/2018
617451CZ0.......      186        --       186          --        148  06/30/2018
                 --------  --------    ------    --------   --------
Quarterly Total  $ 94,079  $ 92,215    $1,864    $ 92,215   $ 91,350
                 ========  ========    ======    ========   ========
92922F3L0....... $ 31,808  $ 29,215    $2,593    $ 29,215   $ 30,712  09/30/2018
264407AA5.......   39,067    35,474     3,593      35,474     33,995  09/30/2018
45660L6N4.......   21,021    20,763       258      20,763     19,245  09/30/2018
92925VAF7.......   11,068    10,637       431      10,637     11,047  09/30/2018
93364FAD3.......   11,844    11,484       360      11,484     11,233  09/30/2018
68384CAB2.......   32,305    31,916       389      31,916     31,753  09/30/2018
939355AD5.......   25,805    25,601       204      25,601     25,620  09/30/2018
152314DP2.......    5,999     5,823       176       5,823      5,964  09/30/2018
                 --------  --------    ------    --------   --------

AMERICAN GENERAL LIFE INSURANCE COMPANY
NOTES TO STATUTORY FINANCIAL STATEMENTS (Continued)

(in thousands)
                 Amortized
                   Cost     Present                                    Date of
                  Before   Value of                                   Financial
                  Current  Projected            Amortized  Fair Value Statement
                  Period     Cash    Recognized Cost After at Time of   Where
CUSIP              OTTI      Flows      OTTI       OTTI       OTTI    Reported
-----            --------- --------- ---------- ---------- ---------- ----------
92990GAA1....... $  6,416  $  6,342   $    74    $  6,342   $  6,254  09/30/2018
59020UFA8.......    1,720     1,643        77       1,643      1,533  09/30/2018
126671Z74.......      493       491         2         491        479  09/30/2018
466247KL6.......      317       170       147         170        248  09/30/2018
12669E2X3.......    1,778     1,767        11       1,767      1,689  09/30/2018
073868AA9.......    2,338     2,238       100       2,238      2,331  09/30/2018
04542BGW6.......      561       560         1         560        543  09/30/2018
12489WHZ0.......      599       598         1         598        576  09/30/2018
31359UPW9.......      916       791       125         791        740  09/30/2018
939336ZV8.......      650       591        59         591        649  09/30/2018
92922FEC8.......    1,677     1,669         8       1,669      1,647  09/30/2018
161546HD1.......    1,653     1,651         2       1,651      1,638  09/30/2018
939336C92.......      870       866         4         866        863  09/30/2018
94981XAF0.......      913       912         1         912        839  09/30/2018
94979XAC1.......      433       430         3         430        354  09/30/2018
43739EBC0.......    1,986     1,981         5       1,981      1,871  09/30/2018
45254NJN8.......      378       376         2         376        365  09/30/2018
03072SNF8.......    1,940     1,939         1       1,939      1,896  09/30/2018
12669FTC7.......    2,531     2,153       378       2,153      2,387  09/30/2018
466247BG7.......      112       101        11         101        106  09/30/2018
03072SKS3.......      634       633         1         633        620  09/30/2018
5899297K8.......    8,054     8,053         1       8,053      7,993  09/30/2018
35729PPX2.......    9,797     9,747        50       9,747      9,796  09/30/2018
94984MAB0.......    2,201     2,187        14       2,187      2,183  09/30/2018
94979UAL7.......    1,593     1,585         8       1,585      1,336  09/30/2018
94980PAL5.......      385       385        --         385        365  09/30/2018
12652CBB4.......   12,814    12,796        18      12,796     12,120  09/30/2018
12652CBC2.......    4,406     4,392        14       4,392      4,263  09/30/2018
126694PP7.......    6,295     6,228        67       6,228      6,216  09/30/2018
22541QQK1.......      896       710       186         710        767  09/30/2018
76110WVJ2.......    6,681     5,899       782       5,899      6,101  09/30/2018
949769AJ2.......      550       550        --         550        519  09/30/2018
466247DF7.......    1,619     1,610         9       1,610      1,603  09/30/2018
32027NGD7.......      808       806         2         806        796  09/30/2018
45254NJP3.......      180       180        --         180        173  09/30/2018
05948XTP6.......      292       240        52         240        280  09/30/2018
81746VCD0.......    5,271     5,253        18       5,253      5,184  09/30/2018
65535VMW5.......      156       156        --         156        156  09/30/2018
36228FZA7.......    1,077     1,071         6       1,071      1,077  09/30/2018
059511AQ8.......   70,956    62,300     8,656      62,300     63,781  09/30/2018
94974SAF0.......    1,202     1,197         5       1,197      1,185  09/30/2018
92922FEC8.......      667       664         3         664        655  09/30/2018
949802AC6.......      408       407         1         407        388  09/30/2018
94981DAP2.......      746       743         3         743        666  09/30/2018
43739EBD8.......      868       864         4         864        771  09/30/2018
466247GH0.......    1,141     1,139         2       1,139        999  09/30/2018
                 --------  --------   -------    --------   --------
Quarterly Total  $346,895  $327,977   $18,918    $327,977   $326,570
                 ========  ========   =======    ========   ========
88522NAA1....... $  8,588  $  8,448   $   140    $  8,448   $  8,323  12/31/2018
125439AA7.......   11,318    11,252        66      11,252     11,047  12/31/2018
07401EAE9.......   56,776    56,568       208      56,568     54,818  12/31/2018
94986QAA1.......   61,577    61,099       478      61,099     59,211  12/31/2018
17308FAA7.......    8,512     8,447        65       8,447      8,440  12/31/2018
45670BAL3.......   31,586    31,353       233      31,353     30,293  12/31/2018
02148BAA2.......   30,980    30,868       112      30,868     30,489  12/31/2018
                 --------  --------   -------    --------   --------

AMERICAN GENERAL LIFE INSURANCE COMPANY
NOTES TO STATUTORY FINANCIAL STATEMENTS (Continued)


(in thousands)
                 Amortized
                   Cost                                                       Date of
                  Before                                                     Financial
                  Current  Present Value of            Amortized  Fair Value Statement
                  Period    Projected Cash  Recognized Cost After at Time of   Where
CUSIP              OTTI         Flows          OTTI       OTTI       OTTI    Reported
-----            --------- ---------------- ---------- ---------- ---------- ----------
92926UAF8....... $ 50,362  $        49,329   $ 1,033    $ 49,329   $ 49,459  12/31/2018
61748HLA7.......   20,943           20,289       654      20,289     19,045  12/31/2018
02660LAF7.......  249,880          248,330     1,550     248,330    245,826  12/31/2018
61745M4M2.......   31,210           30,827       383      30,827     30,029  12/31/2018
12628LAE0.......   16,163           15,997       166      15,997     15,030  12/31/2018
362290AM0.......    1,102            1,030        72       1,030      1,086  12/31/2018
12668BKA0.......   15,547           15,485        62      15,485     15,490  12/31/2018
65539CAW6.......   47,629           47,485       144      47,485     47,115  12/31/2018
61748HJY8.......    4,532            4,386       146       4,386      4,452  12/31/2018
94984GAD9.......    4,915            4,878        37       4,878      4,822  12/31/2018
07384YPN0.......    2,675            2,543       132       2,543      2,269  12/31/2018
17025TAR2.......    2,382            2,341        41       2,341      2,336  12/31/2018
59020UAY1.......    1,061            1,059         2       1,059        909  12/31/2018
94986DAA0.......    4,058            4,032        26       4,032      3,972  12/31/2018
949808BD0.......    4,133            4,111        22       4,111      3,875  12/31/2018
466247BE2.......    1,533            1,525         8       1,525      1,423  12/31/2018
5899296T0.......      438              436         2         436        366  12/31/2018
466247EC3.......    2,316            2,289        27       2,289      1,992  12/31/2018
12669DPR3.......      877              819        58         819        786  12/31/2018
45254NEJ2.......    1,403            1,397         6       1,397      1,384  12/31/2018
466247CP6.......    4,236            4,176        60       4,176      4,102  12/31/2018
92977TAE2.......    2,530            2,526         4       2,526      2,477  12/31/2018
05952GAE1.......   13,321           12,793       528      12,793     13,296  12/31/2018
36185NG87.......      230              228         2         228        209  12/31/2018
040104SN2.......    3,216            3,206        10       3,206      3,122  12/31/2018
07386HJT9.......    3,750            3,738        12       3,738      3,736  12/31/2018
93934FGB2.......    5,015            5,014         1       5,014      5,013  12/31/2018
65535VPY8.......   10,380            7,952     2,428       7,952     10,373  12/31/2018
362348AS3.......    4,836            4,478       358       4,478      4,834  12/31/2018
88156EAD8.......    6,809            6,539       270       6,539      6,713  12/31/2018
655378AH0.......   12,173           11,700       473      11,700     11,996  12/31/2018
073879BB3.......    1,945            1,559       386       1,559      1,595  12/31/2018
466247WT6.......    8,393            8,375        18       8,375      8,349  12/31/2018
94983JAG7.......    7,771            7,582       189       7,582      7,674  12/31/2018
12559QAG7.......   78,613           77,943       670      77,943     75,565  12/31/2018
46630GBD6.......   11,258           11,219        39      11,219     10,978  12/31/2018
94983TAE0.......    6,089            6,033        56       6,033      5,979  12/31/2018
94979UAM5.......      896              742       154         742        518  12/31/2018
74160MGT3.......    1,446              798       648         798      1,338  12/31/2018
94983YAK5.......    2,233            2,204        29       2,204      2,227  12/31/2018
073852AB1.......    9,012            6,054     2,958       6,054      8,882  12/31/2018
126694JS8.......    2,700            2,685        15       2,685      2,698  12/31/2018
12667FM77.......    7,980            7,939        41       7,939      7,853  12/31/2018
12667FUZ6.......    4,010            3,975        35       3,975      3,997  12/31/2018
693680BG4.......    1,865            1,851        14       1,851      1,749  12/31/2018
07384YPN0.......    1,824            1,733        91       1,733      1,543  12/31/2018
466247GJ6.......    2,702            2,528       174       2,528      2,084  12/31/2018
25702@AA4.......    3,540              898     2,642         898        898  12/31/2018
25702@AB2.......    3,540              898     2,642         898        898  12/31/2018
                 --------  ---------------   -------    --------   --------
Quarterly Total  $894,809  $       873,989   $20,820    $873,989   $864,983
                 ========  ===============   =======    ========   ========
                            Year-end total   $46,637
                                             =======

AMERICAN GENERAL LIFE INSURANCE COMPANY
NOTES TO STATUTORY FINANCIAL STATEMENTS (Continued)

Structured Notes

The following table presents the structured notes held by the Company at December 31, 2018:

             (in thousands)
                                                    Book/Adjusted
             CUSIP           Actual Cost Fair Value Carrying Value
             -----           ----------- ---------- --------------
               03350FAA4....   $ 2,601    $ 2,303      $ 2,600
               039483BC5....    24,278     26,529       24,007
               054536AC1....       400        394          400
               05565AAB9....    15,941     16,320       15,943
               05954TAJ0....    10,430     10,154       10,031
               05968DAA8....    18,500     19,425       18,500
               06051GGG8....    19,082     18,260       19,080
               06051GGM5....     3,632      3,510        3,634
               06051GGR4....    12,178     11,854       12,195
               06051GHA0....    98,682     93,525       98,723
               06051GHD4....     3,133      2,946        3,134
               064058AB6....    20,000     17,219       20,000
               06738CAG4....    53,546     87,098       54,528
               06738EBD6....    13,962     13,498       13,964
               111021AE1....    42,445     50,042       40,630
               13643EAA3....     5,344      5,576        5,165
               172967LJ8....    12,184     10,910       12,176
               172967LS8....    43,000     40,101       43,000
               172967LU3....    20,000     17,865       20,000
               21987DAB0....     1,498      1,496        1,498
               225401AF5....    16,005     15,118       16,013
               23311PAA8....     6,892      6,227        6,894
               25156PAC7....    77,328     86,455       75,639
               35177PAL1....    66,489     70,209       62,371
               38141GWV2....     7,000      6,535        7,000
               38148YAA6....    12,847     12,320       12,868
               404280BK4....     7,174      7,128        7,170
               404280BT5....     5,069      4,956        5,066
               46625HRY8....     1,423      1,427        1,423
               46647PAF3....     1,983      1,993        1,985
               46647PAJ5....     4,000      3,633        4,000
               46647PAK2....    29,000     25,954       29,000
               46647PAL0....    63,570     57,978       63,586
               46647PAN6....    17,805     17,541       17,817
               539439AQ2....    25,000     22,238       25,000
               59156RAP3....       443        451          443
               59156RBF4....    17,031     17,742       17,536
               60687YAT6....    22,758     23,229       22,760
               61744YAK4....     1,901      1,891        1,905
               61744YAP3....    23,058     22,833       23,092
               636792AB9....    10,500     10,430       10,500
               693475AK1....     6,399      6,503        6,399
               726503AE5....     5,521      4,791        5,523
               744320AM4....    13,299     13,025       13,301
               780097AH4....    20,289     50,982       22,798
               780097BG5....    24,000     22,909       24,000
               80281LAG0....     1,800      1,627        1,800
               80928HAA1....    11,280     11,196       11,280
               82669GAS3....    27,600     28,177       27,600
                               -------    -------      -------

AMERICAN GENERAL LIFE INSURANCE COMPANY
NOTES TO STATUTORY FINANCIAL STATEMENTS (Continued)

             (in thousands)
                                                    Book/Adjusted
             CUSIP           Actual Cost Fair Value Carrying Value
             -----           ----------- ---------- --------------
               853254BM1....  $  2,765   $    2,737    $  2,765
               912810FH6....     1,013        1,409       1,206
               984121CQ4....     3,132        3,166       3,134
               98417EAR1....    22,025       19,338      21,978
               98417EAT7....     3,396        3,489       3,449
               G2214RAE1....     2,214        2,153       2,180
               M88269TJ0....     3,052        1,069       1,306
                              --------   ----------    --------
               Total          $985,897   $1,037,884    $979,995
                              ========   ==========    ========

None of the structured notes held by the Company are defined as a Mortgage-Referenced Security by the IAO.

                           Supplemental Information

AMERICAN GENERAL LIFE INSURANCE COMPANY
SUPPLEMENTAL SCHEDULE OF ASSETS AND LIABILITIES

                                                                             December 31,
(in millions)                                                                    2018
-------------                                                                ------------
Investment income earned:
   Government bonds.........................................................   $    55
   Bonds exempt from U.S. tax...............................................        --
   Other bonds (unaffiliated)...............................................     4,843
   Bonds of affiliates......................................................        (2)
   Preferred stocks (unaffiliated)..........................................        13
   Common stocks (unaffiliated).............................................         5
   Common stocks of affiliates..............................................        --
   Cash and short-term investments..........................................        29
   Mortgage loans...........................................................       801
   Real estate..............................................................        50
   Contract loans...........................................................        82
   Other invested assets....................................................       395
   Derivative instruments...................................................       210
   Miscellaneous income.....................................................         7
                                                                               -------
Gross investment income.....................................................   $ 6,488
                                                                               =======
Real estate owned - book value less encumbrances............................   $   197
                                                                               =======
Mortgage loans - book value:
   Commercial mortgages.....................................................   $17,325
   Residential mortgages....................................................     1,661
   Mezzanine loans..........................................................       114
                                                                               -------
Total mortgage loans........................................................   $19,100
                                                                               =======
Mortgage loans by standing - book value:
   Good standing............................................................   $18,930
   Good standing with restructured terms....................................       169
   Interest overdue more than 90 days, not in foreclosure...................         1
                                                                               -------
Total mortgage loans........................................................   $19,100
                                                                               =======
Partnerships - statement value..............................................   $ 4,224
                                                                               =======
Bonds and stocks of parents, subsidiaries and affiliates - statement value:
   Bonds....................................................................   $    --
   Common stocks............................................................       123
                                                                               =======
Bonds and short-term investments by class and maturity:
   Bonds and short-term investments by maturity - statement value:
       Due within one year or less..........................................   $ 6,685
       Over 1 year through 5 years..........................................    24,267
       Over 5 years through 10 years........................................    22,732
       Over 10 years through 20 years.......................................    14,716
       Over 20 years........................................................    26,613
                                                                               -------
   Total maturity...........................................................   $95,013
                                                                               =======
   Bonds and short-term investments by class - statement value:
       Class 1..............................................................   $54,946
       Class 2..............................................................    34,005
       Class 3..............................................................     3,043
       Class 4..............................................................     2,153
       Class 5..............................................................       711
       Class 6..............................................................       155
                                                                               -------
   Total by class...........................................................   $95,013
                                                                               =======
   Total bonds and short-term investments publicly traded...................   $59,010
   Total bonds and short-term investments privately placed..................    36,003
                                                                               =======
   Preferred stocks - statement value.......................................   $   303
   Common stocks - market value.............................................       326
   Short-term investments - book value......................................       319
   Options, caps and floors owned - statement value.........................       478
   Collar, swap and forward agreements open - statement value...............       959
   Futures contracts open - current value...................................       (12)
   Cash on deposit..........................................................     1,102
                                                                               =======

AMERICAN GENERAL LIFE INSURANCE COMPANY
SUPPLEMENTAL SCHEDULE OF ASSETS AND LIABILITIES (Continued)

                                                                 December 31,
   (in millions)                                                     2018
   -------------                                                 ------------
   Life insurance in-force:
      Industrial................................................  $      808
      Ordinary..................................................      74,696
      Group.....................................................       4,317
   Amount of accidental death insurance in-force under ordinary
     policies...................................................   5,342,532
   Life insurance policies with disability provisions in-force:
      Industrial................................................         217
      Ordinary..................................................      35,918
      Group life................................................          41
   Supplementary contracts in-force:
      Ordinary - not involving life contingencies:
          Amount on deposit.....................................         798
          Income payable........................................          97
      Ordinary - involving life contingencies:
          Amount on deposit.....................................         229
          Income payable........................................          77
      Group - not involving life contingencies:
          Amount on deposit.....................................           2
                                                                  ==========
   Annuities:
      Ordinary:
          Immediate - amount of income payable..................  $    1,366
          Deferred, fully paid - account balance................      47,341
          Deferred, not fully paid - account balance............      29,333
      Group:
          Amount of income payable..............................         394
          Fully paid - account balance..........................         636
          Not fully paid - account balance......................      20,347
                                                                  ==========
   Accident and health insurance - premiums in-force:
      Other.....................................................  $      105
      Group.....................................................           2
      Credit....................................................          --
                                                                  ==========
   Deposit funds and dividend accumulations:
      Deposit funds - account balance...........................  $    6,514
      Dividend accumulations - account balance..................         591
                                                                  ==========
   Claim payments in 2018:
      Group accident & health:
          2018..................................................  $      146
          2017..................................................       3,611
          2016..................................................       2,896
          2015..................................................       1,669
          2014..................................................         558
          Prior.................................................       7,157
      Other accident & health:
          2018..................................................     (22,664)
          2017..................................................     (12,607)
          2016..................................................      (7,122)
          2015..................................................      (2,914)
          2014..................................................      (2,047)
          Prior.................................................      (4,627)
                                                                  ==========

AMERICAN GENERAL LIFE INSURANCE COMPANY
SUPPLEMENTAL INVESTMENT RISKS INTERROGATORIES
DECEMBER 31, 2018
(in millions)

1. The Company's total admitted assets as of December 31, 2018 are $176.8 billion.

The Company's total admitted assets, excluding separate accounts, as of December 31, 2018 are $127.2 billion.

2. Following are the 10 largest exposures to a single issuer/borrower/investment, by investment category, excluding: (i) U.S. Government, U.S. Government agency securities and those U.S. Government money market funds listed in the Appendix to the IAO Practices and Procedures Manual as exempt, (ii) property occupied by the Company, and (iii) policy loans:

                                                                  Percentage
                                                                   of Total
                                                                   Admitted
              Issuer            Description of Exposure    Amount   Assets
   -   ---------------------- ---------------------------- ------ ----------
   a.  Ambrose 2013-5         BONDS                        $1,230    1.00%
   b.  Ambrose 2013-3         BONDS                         1,122    0.90
   c.  L Street II LLC        BONDS                           958    0.80
   d.  JPMORGAN               BONDS                           866    0.70
   e.  Ambrose 2013-2         BONDS                           816    0.60
   f.  SUNAMERICA INVESTMENT
         INC.                 OIA PSA                         683    0.50
   g.  MORGAN STANLEY         BONDS                           638    0.50
   h.  WELLS FARGO            BONDS                           601    0.50
   i.  CITIGROUP              BONDS                           598    0.50
   j.  Varagon                BONDS/OTHER INVESTED ASSETS     598    0.50

3. The Company's total admitted assets held in bonds and preferred stocks, by NAIC rating, are:

           Bonds and Short-Term Investments        Preferred Stocks
           --------------------------------   -------------------------
                                  Percentage                  Percentage
                                   of Total                    of Total
                                   Admitted     NAIC           Admitted
           NAIC Rating   Amount     Assets     Rating  Amount   Assets
           -----------   -------  ----------  -------- ------ ----------
            NAIC - 1.... $54,946    43.20%    P/RP - 1  $107     0.10%
            NAIC - 2....  34,005    26.70     P/RP - 2   113     0.10
            NAIC - 3....   3,043     2.40     P/RP - 3    --       --
            NAIC - 4....   2,153     1.70     P/RP - 4    --       --
            NAIC - 5....     711     0.60     P/RP - 5    83     0.10
            NAIC - 6....     155     0.10     P/RP - 6    --       --

4. Assets held in foreign investments:

                                                                              Percentage
                                                                              of Total
                                                                              Admitted
                                                                     Amount    Assets
                                                                     -------- ----------
a.  Total admitted assets held in foreign investments............... $26,697   21.00%
b.  Foreign currency denominated investments........................   7,038     5.50
c.  Insurance liabilities denominated in that same foreign currency.      --       --

5. Aggregate foreign investment exposure categorized by NAIC sovereign rating:

                                                          Percentage
                                                          of Total
                                                          Admitted
                                                 Amount    Assets
                                                 -------- ----------
          a.  Countries rated NAIC - 1.......... $23,446   18.40%
          b.  Countries rated NAIC - 2..........   2,130     1.70
          c.  Countries rated NAIC - 3 or below.   1,120     0.90

AMERICAN GENERAL LIFE INSURANCE COMPANY
SUPPLEMENTAL INVESTMENT RISKS INTERROGATORIES (CONTINUED)
DECEMBER 31, 2018
(in millions)

6. Two largest foreign investment exposures to a single country, categorized by the country's NAIC sovereign rating:

                                                            Percentage
                                                             of Total
                                                             Admitted
                                                     Amount   Assets
                                                     ------ ----------
          a.   Countries rated NAIC - 1
                  Country 1: United Kingdom          $7,799    6.10%
                  Country 2: Australia                2,014    1.60
          b.   Countries rated NAIC - 2
                  Country 1: Mexico                     483    0.40
                  Country 2: Colombia                   276    0.20
          c.   Countries rated NAIC - 3 or below
                  Country 1: Brazil                     456    0.40
                  Country 2: Guernsey, States of        153    0.10

7. Aggregate unhedged foreign currency exposure:

                                                             Percentage
                                                              of Total
                                                              Admitted
                                                      Amount   Assets
                                                      ------ ----------
        Aggregate unhedged foreign currency exposure. $7,038    5.50%

8. Aggregate unhedged foreign currency exposure categorized by NAIC sovereign rating:

                                                          Percentage
                                                           of Total
                                                           Admitted
                                                  Amount    Assets
                                                  ------- ----------
           a.  Countries rated NAIC - 1           $6,971     5.50%
           b.  Countries rated NAIC - 2                5       --
           c.  Countries rated NAIC - 3 or below      61       --

9. Two largest unhedged foreign currency exposures to a single country, categorized by the country's NAIC sovereign rating:

                                                            Percentage
                                                             of Total
                                                             Admitted
                                                     Amount   Assets
                                                     ------ ----------
          a.   Countries rated NAIC - 1
                  Country 1: United Kingdom          $3,890    3.10%
                  Country 2: Ireland                    979    0.80
          b.   Countries rated NAIC - 2
                  Country 1: Peru                         3      --
                  Country 2: Mexico                       2      --
          c.   Countries rated NAIC - 3 or below
                  Country 1: Guernsey, States of         51      --
                  Country 2: Turkey                       5      --

AMERICAN GENERAL LIFE INSURANCE COMPANY
SUPPLEMENTAL INVESTMENT RISKS INTERROGATORIES (CONTINUED)
DECEMBER 31, 2018
(in millions)

10. Ten largest non-sovereign (i.e. non-governmental) foreign issues:

                                                                                      Percentage
                                                                                       of Total
                                                                                       Admitted
                                                                  NAIC Rating  Amount   Assets
                                                                  -----------  ------ ----------
                                                                  COMMERCIAL
                                                                  MORTGAGE
a.  BAILEY ACQUISITIONS LIMITED.................................. LOAN          $373     0.30%
b.  Intrepid Mines Limited....................................... NAIC 1         340     0.30
                                                                  COMMERCIAL
                                                                  MORTGAGE
c.  DK Resi Holdco I ApS......................................... LOAN           307     0.20
                                                                  COMMERCIAL
                                                                  MORTGAGE
d.  Downing Students (Exeter) Limited Partnership Incorporated... LOAN           282     0.20
                                                                  COMMERCIAL
                                                                  MORTGAGE
e.  GS LONDON PORTFOLIO II UNIT TRUST............................ LOAN           264     0.20
f.  AstraZeneca PLC.............................................. NAIC 1         253     0.20
                                                                  COMMERCIAL
                                                                  MORTGAGE
g.  Atlantic Estates Limited..................................... LOAN           253     0.20
h.  Anheuser-Busch InBev Worldwide Inc........................... NAIC 1         249     0.20
                                                                  COMMERCIAL
                                                                  MORTGAGE
i.  The Blanchardstown Fund, a sub fund of BRE Ireland Retail Fu. LOAN           245     0.20
                                                                  COMMERCIAL
                                                                  MORTGAGE
j.  Divanyx Investments Limited.................................. LOAN           243     0.20

11. Assets held in Canadian investments are less than 2.5% of the reporting entity's total admitted assets.

12. Assets held in investments with contractual sales restrictions are less than 2.5 percent of the Company's total admitted assets.

13. The Company's admitted assets held in the ten largest equity interests (including investments in the shares of mutual funds, preferred stocks, publicly traded equity securities, and other equity securities and excluding money market and bond mutual funds listed in the Appendix to the SVO Practices and Procedures Manual as exempt or Class 1) are:

                                                             Percentage
                                                              of Total
                                                              Admitted
                                                      Amount   Assets
                                                      ------ ----------
         a.  SUNAMERICA AFFORDABLE HOUSING LLC.......  $683     0.50%
         b.  AIGGRE U.S. Real Estate Fund II LP......   445     0.30
         c.  FEDERAL HOME LOAN BANK OF DALLAS........   138     0.10
         d.  Metropark Investor LLC..................   133     0.10
         e.  Marina..................................   128     0.10
         f.  AIGGRE U.S. Real Estate Fund I LP.......   113     0.10
         g.  Think Investments Fund LP...............   103     0.10
         h.  CENTAUR FUNDING CORPORATION.............   102     0.10
         i.  CADIAN FUND LP..........................    93     0.10
         j.  AIGGRE Europe Real Estate Fund I S.C.SP.    90     0.10

AMERICAN GENERAL LIFE INSURANCE COMPANY
SUPPLEMENTAL INVESTMENT RISKS INTERROGATORIES
DECEMBER 31, 2018
(in millions)

14. Assets held in nonaffiliated, privately placed equities:

                                                                                        Percentage
                                                                                         of Total
                                                                                         Admitted
                                                                                 Amount   Assets
                                                                                 ------ ----------
Aggregate statement value of investment held in nonaffiliated, privately placed
  equities:..................................................................... $2,398    1.90%
Largest three investments held in nonaffiliated, privately placed equities:
a.   Marina..................................................................... $  128    0.10
b.   Think Investments Fund LP..................................................    103    0.10
c.   CADIAN FUND LP.............................................................     93    0.10

15. Assets held in general partnership interests are less than 2.5 percent of the Company's total admitted assets.

16. Mortgage loans reported in Schedule B, include the following ten largest aggregate mortgage interests. The aggregate mortgage interest represents the combined value of all mortgages secured by the same property or same group of properties:

                                                                 Percentage
                                                                  of Total
                                                                  Admitted
                                                          Amount   Assets
                                                          ------ ----------
     a.  COMMERCIAL MORTGAGE LOAN, Loan No. 8002341, NY    $366     0.30%
     b.  COMMERCIAL MORTGAGE LOAN, Loan No. 5555094, GBR    328     0.30
     c.  COMMERCIAL MORTGAGE LOAN, Loan No. 5555147, DK     294     0.20
     d.  COMMERCIAL MORTGAGE LOAN, Loan No. 5555143, GBR    266     0.20
     e.  COMMERCIAL MORTGAGE LOAN, Loan No. 8002507, NY     258     0.20
     f.  COMMERCIAL MORTGAGE LOAN, Loan No. 5555161, GBR    255     0.20
     g.  COMMERCIAL MORTGAGE LOAN, Loan No. 5555093, IR     247     0.20
     h.  COMMERCIAL MORTGAGE LOAN, Loan No. 8002372, NY     221     0.20
     i.  COMMERCIAL MORTGAGE LOAN, Loan No. 5555138, GBR    219     0.20
     j.  COMMERCIAL MORTGAGE LOAN, Loan No. 8002457, NY     214     0.20

Amount and percentage of the reporting entity's total admitted assets held in the following categories of mortgage loans:

                                                               Percentage
                                                                of Total
                                                                Admitted
                                                        Amount   Assets
                                                        ------ ----------
      a.  Construction loans                             $235     0.20%
      b.  Mortgage loans over 90 days past due             --       --
      c.  Mortgage loans in the process of foreclosure     --       --
      d.  Mortgage loans foreclosed                        --       --
      e.  Restructured mortgage loans                     169     0.10

AMERICAN GENERAL LIFE INSURANCE COMPANY
SUPPLEMENTAL INVESTMENT RISKS INTERROGATORIES (CONTINUED)
DECEMBER 31, 2018
(in millions)

17. Aggregate mortgage loans having the following loan-to-value ratios as determined from the most current appraisal as of the annual statement date:

                        Residential        Commercial       Agricultural
                     ----------------  -----------------  ----------------
                            Percentage         Percentage        Percentage
                             of Total           of Total          of Total
                             Admitted           Admitted          Admitted
     Loan-to-Value   Amount   Assets   Amount    Assets   Amount   Assets
     -------------   ------ ---------- ------- ---------- ------ ----------
     a.  above 95%..  $ --       --%   $     6      --%    $--       --%
     b.  91% to 95%.    11       --         --      --      --       --
     c.  81% to 90%.   512     0.40         84    0.10      --       --
     d.  71% to 80%.   694     0.50        513    0.40      --       --
     e.  below 70%..   443     0.30     16,665   13.10      --       --

18. Assets held in each of the five largest investments in one parcel or group of contiguous parcels of real estate reported in Schedule A are less than
2.5 percent of the Company's total admitted assets.

19. Assets held in mezzanine real estate loans are less than 2.5 percent of the Company's total admitted assets.

20. The Company's total admitted assets subject to the following types of agreements as of the following dates:

                                                                 Unaudited At End of Each Quarter
                                                                 --------------------------------
                                                                   1st        2nd        3rd
                                                  At Year-End    Quarter    Quarter    Quarter
                                               ----------------  -------    -------    -------
                                                      Percentage
                                                       of Total
                                                       Admitted
                                               Amount   Assets   Amount     Amount     Amount
                                               ------ ---------- -------    -------    -------
a.  Securities lending (do not include assets.
    held as collateral for such transactions).  $447     0.40%   $2,245     $1,254      $717
b.  Repurchase agreements.....................   129     0.10       128        110       242
c.  Reverse repurchase agreements.............    --       --        --         --        --
d.  Dollar repurchase agreements..............    --       --        --         --        --
e.  Dollar reverse repurchase agreements......    --       --        --         --        --

21. The Company's potential exposure to warrants not attached to other financial instruments, options, caps, and floors:

                                        Owned            Written
                                  ----------------  ----------------
                                         Percentage        Percentage
                                          of Total          of Total
                                          Admitted          Admitted
                                  Amount   Assets   Amount   Assets
                                  ------ ---------- ------ ----------
           a.  Hedging...........  $--       --%     $--       --%
           b.  Income generation.   --       --       --       --
           c.  Other.............   --       --       --       --

AMERICAN GENERAL LIFE INSURANCE COMPANY
SUPPLEMENTAL INVESTMENT RISKS INTERROGATORIES (CONTINUED)
DECEMBER 31, 2018
(in millions)

22. The Company's potential exposure (defined as the amount determined in accordance with the NAIC Annual Statement Instructions) for collars, swaps, and forwards as of the following dates:

                                                 Unaudited At End of Each Quarter
                                                 --------------------------------
                                                   1st        2nd        3rd
                                  At Year-End    Quarter    Quarter    Quarter
                               ----------------  -------    -------    -------
                                      Percentage
                                       of Total
                                       Admitted
                               Amount   Assets   Amount     Amount     Amount
                               ------ ---------- -------    -------    -------
        a.  Hedging...........  $461     0.40%    $447       $425       $415
        b.  Income generation.    --       --       --         --         --
        c.  Replications......    --       --       --         --         --
        d.  Other.............    --       --       --         --         --

23. The Company's potential exposure (defined as the amount determined in accordance with the NAIC Annual Statement Instructions) for futures contracts as of the following dates:

                                                 Unaudited At End of Each Quarter
                                                 --------------------------------
                                                   1st        2nd        3rd
                                  At Year-End    Quarter    Quarter    Quarter
                               ----------------  -------    -------    -------
                                      Percentage
                                       of Total
                                       Admitted
                               Amount   Assets   Amount     Amount     Amount
                               ------ ---------- -------    -------    -------
        a.  Hedging...........  $--       --%     $167       $146        $--
        b.  Income generation.   --       --        --         --         --
        c.  Replications......   --       --        --         --         --
        d.  Other.............   --       --        --         --         --

AMERICAN GENERAL LIFE INSURANCE COMPANY
SUPPLEMENTAL SUMMARY INVESTMENT SCHEDULE
DECEMBER 31, 2018

                                                                       Gross Investment  Admitted Assets as Reported in the Annual
                                                                           Holdings                    Statement
(in millions)                                                         -----------------  ----------------------------------------
                                                                                                  Securities
                                                                                                   Lending
                                                                                                  Reinvested
                                                                                                  Collateral  Total
Investment Categories                                                 Amount  Percentage Amount     Amount    Amount   Percentage
---------------------                                                 ------- ---------- -------  ----------  -------  ----------
Bonds:
   U.S. treasury securities.......................................... $   729     0.6%   $   729     $--      $   729      0.6%
   U.S. government agency obligations (excluding mortgage-
     backed securities):
       Issued by U.S. government agencies............................      --      --         --      --           --       --
       Issued by U.S. government sponsored agencies..................     219     0.2        219      --          219      0.2

   Non-U.S. government (including Canada, excluding
     mortgage- backed securities)....................................   3,025     2.4      3,025      --        3,025      2.4

   Securities issued by states, territories and possessions and political subdivisions in the U.S.:
       States, territories and possessions general obligations.......     304     0.2        304      --          304      0.2
       Political subdivisions of states, territories and
         possessions and political subdivisions general
         obligations.................................................     331     0.3        331      --          331      0.3
       Revenue and assessment obligations............................   2,634     2.1      2,634      --        2,634      2.1
       Industrial development and similar obligations................      77     0.1         77      --           77      0.1

   Mortgage-backed securities (includes residential and
     commercial MBS):
       Pass-through securities:
          Issued or guaranteed by GNMA...............................      43      --         43      --           43       --
          Issued or guaranteed by FNMA and FHLMC.....................   2,357     1.9      2,357      --        2,357      1.9
              All other..............................................   3,468     2.8      3,468      --        3,468      2.8
       CMOs and REMICs:
          Issued or guaranteed by GNMA, FNMA, FHLMC
            or VA....................................................   4,407     3.6      4,407      --        4,407      3.6
          Issued by non-U.S. Government issuers and
            collateralized by mortgage-based securities
            issued or guaranteed by agencies shown in Line
            1.521....................................................      --      --         --      --           --       --
              All other..............................................   7,722     6.2      7,722      --        7,722      6.2

   Other debt and other fixed income securities (excluding short-
     term):
       Unaffiliated domestic securities (includes credit tenant
         loans and hybrid securities)................................  48,119    38.9     48,119      --       48,119     38.9
       Unaffiliated non-U.S. securities (including Canada)...........  21,258    17.2     21,258      --       21,258     17.2
       Affiliated securities.........................................      --      --         --      --           --       --

AMERICAN GENERAL LIFE INSURANCE COMPANY
SUPPLEMENTAL SUMMARY INVESTMENT SCHEDULE (Continued)
DECEMBER 31, 2018

                                                                  Gross Investment   Admitted Assets as Reported in the Annual
                                                                      Holdings                      Statement
(in millions)                                                    ------------------  --------------------------------------
                                                                                                Securities
                                                                                                 Lending
                                                                                                Reinvested
                                                                                                Collateral  Total
Investment Categories                                             Amount  Percentage  Amount      Amount    Amount  Percentage
---------------------                                            -------- ---------- --------   ---------- -------- ----------
Equity interests:
   Investments in mutual funds.................................. $     41     --%    $     41      $ --    $     41     --%
   Preferred stocks:
       Affiliated...............................................       --     --           --        --          --     --
       Unaffiliated.............................................      303    0.2          303        --         303    0.2
   Publicly traded equity securities (excluding preferred
     stocks):
       Affiliated...............................................      109    0.1          109        --         109    0.1
       Unaffiliated.............................................      159    0.1          159        --         159    0.1
   Other equity securities:
       Affiliated...............................................       --     --           --        --          --     --
       Unaffiliated.............................................        3     --            3        --           3     --
   Other equity interests including tangible personal property under lease:
       Affiliated...............................................       --     --           --        --          --     --
       Unaffiliated.............................................       --     --           --        --          --     --
Mortgage loans:
   Construction and land development............................    1,224    1.0        1,224        --       1,224    1.0
   Agricultural.................................................       --     --           --        --          --     --
   Single family residential properties.........................    1,661    1.3        1,661        --       1,661    1.3
   Multifamily residential properties...........................    4,786    4.0        4,786        --       4,786    4.0
   Commercial loans.............................................   11,143    9.0       11,143        --      11,143    9.0
   Mezzanine real estate loans..................................      114    0.1          114        --         114    0.1
Real estate investments:
   Property occupied by company.................................       53     --           53        --          53     --
   Property held for production of income (includes
     $2 million of property acquired in satisfaction of
     debt)......................................................      111    0.1          111        --         111    0.1
   Property held for sale (includes $34 million of property
     acquired in satisfaction of debt)..........................       33     --           33        --          33     --
Contract loans..................................................    1,307    1.1        1,307        --       1,307    1.1
Derivatives.....................................................    1,635    1.3        1,635        --       1,635    1.3
Receivables for securities......................................      138    0.1          138        --         138    0.1
Securities lending reinvested collateral assets.................      352    0.3          352       XXX         XXX    XXX
Cash, cash equivalents and short-term investments...............    1,547    1.3        1,547       352       1,899    1.5
Other invested assets...........................................    4,246    3.4        4,246        --       4,246    3.4
                                                                 --------    ---     --------      ----    --------    ---
Total invested assets........................................... $123,658    100%    $123,658      $352    $123,658    100%
                                                                 ========    ===     ========      ====    ========    ===

                        American Home Assurance Company
                                An AIG Company

                               NAIC Code: 19380

                     Statutory Basis Financial Statements
                       As of December 31, 2018 and 2017
           and for the years ended December 31, 2018, 2017 and 2016

                                 [LOGO OF AIG]

                        American Home Assurance Company

                     Statutory Basis Financial Statements

  As of December 31, 2018 and 2017 and for the years ended December 31, 2018,
                                 2017 and 2016

                               Table of Contents

         Report of Independent Auditors                                                3
         Statements of Admitted Assets                                                 5
         Statements of Liabilities, Capital and Surplus                                6
         Statements of Operations and Changes in Capital and Surplus                   7
         Statements of Cash Flows                                                      8
Note 1   Organization and Summary of Significant Statutory Basis Accounting Policies   9
Note 2   Accounting Adjustments to Statutory Basis Financial Statements               22
Note 3   Investments                                                                  25
Note 4   Fair Value of Financial Instruments                                          29
Note 5   Reserves for Losses and Loss Adjustment Expenses                             31
Note 6   Related Party Transactions                                                   36
Note 7   Reinsurance                                                                  40
Note 8   Income Taxes                                                                 43
Note 9   Capital and Surplus and Dividend Restrictions                                52
Note 10  Contingencies                                                                52
Note 11  Other Significant Matters                                                    55
Note 12  Subsequent Events                                                            57

                        Report of Independent Auditors

To the Board of Directors of American Home Assurance Company:

We have audited the accompanying statutory financial statements of American Home Assurance Company (the "Company"), which comprise the statutory statements of admitted assets and liabilities, capital and surplus as of December 31, 2018 and 2017, and the related statutory statements of operations and changes in capital and surplus, and of cash flows for each of the three years in the period ended December 31, 2018.

Management's Responsibility for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with the accounting practices prescribed or permitted by the New York State Department of Financial Services. Management is also responsible for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

Auditors' Responsibility

Our responsibility is to express an opinion on the financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Basis for Adverse Opinion on U.S. Generally Accepted Accounting Principles

As described in Note 1B to the financial statements, the financial statements are prepared by the Company on the basis of the accounting practices prescribed or permitted by the New York State Department of Financial Services, which is a basis of accounting other than accounting principles generally accepted in the United States of America.

The effects on the financial statements of the variances between the statutory basis of accounting described in Notes 1B and 1D and accounting principles generally accepted in the United States of America, although not reasonably determinable, are presumed to be material.

Adverse Opinion on U.S. Generally Accepted Accounting Principles

In our opinion, because of the significance of the matter discussed in the "Basis for Adverse Opinion on U.S. Generally Accepted Accounting Principles" paragraph, the financial statements referred to above do not present fairly, in accordance with accounting principles generally accepted in the United States of America, the financial position of the Company as of December 31, 2018 and 2017, or the results of its operations or its cash flows for each of the three years in the period ended December 31, 2018.

Opinion on Statutory Basis of Accounting

In our opinion, the financial statements referred to above present fairly, in all material respects, the admitted assets, liabilities, capital and surplus of the Company as of December 31, 2018 and 2017, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2018, in accordance with the accounting practices prescribed or permitted by the New York State Department of Financial Services described in Note 1B.

Emphasis of Matter

As discussed in Notes 1, 5, 6 and 7 to the financial statements, the Company has entered into significant transactions with certain affiliated entities. Our opinion is not modified with respect to this matter.

/s/ PricewaterhouseCoopers LLP

New York, NY
April 22, 2019

American Home Assurance Company
Statutory Basis Financial Statements
(Dollars in Millions)
--------------------------------------------------------------------------------


                         Statements of Admitted Assets

                                                                                     December 31, December 31,
                                                                                         2018         2017
                                                                                     ------------ ------------
Cash and invested assets:
   Bonds, primarily at amortized cost (fair value: 2018 - $14,935; 2017 - $15,831)     $14,534      $15,153
   Common stocks, at carrying value (cost: 2018 - $321; 2017 - $584)                       356          576
   Preferred stocks, at carrying value (cost: 2018 - $49; 2017 - $49)                       49           49
   Other invested assets (cost: 2018 - $2,982 ; 2017 - $3,504)                           3,003        3,901
   Mortgage loans                                                                        2,679        2,067
   Derivative instruments                                                                    5           --
   Short-term investments, at amortized cost (approximates fair value)                      46           --
   Cash and cash equivalents                                                               230          238
   Receivable for securities sold                                                          104           82
                                                                                       -------      -------
       Total cash and invested assets                                                  $21,006      $22,066
                                                                                       -------      -------
Investment income due and accrued                                                      $   166      $   169
Agents' balances or uncollected premiums:
   Premiums in course of collection                                                        941          940
   Premiums and installments booked but deferred and not yet due                           241          367
   Accrued retrospective premiums                                                          511          567
High deductible policy receivables                                                          63           43
Reinsurance recoverable on paid losses                                                     365          325
Funds held by or deposited with reinsurers                                                 212          217
Net deferred tax assets                                                                    772          814
Receivables from parent, subsidiaries and affiliates                                       284            5
Other assets                                                                               159          197
Allowance for uncollectible accounts                                                       (53)         (72)
                                                                                       -------      -------
       Total admitted assets                                                           $24,667      $25,638
                                                                                       =======      =======

               See Notes to Statutory Basis Financial Statements

-------------------------------------------------------------------------------
5   STATEMENTS OF ADMITTED ASSETS - As of December 31, 2018 and 2017

American Home Assurance Company
Statutory Basis Financial Statements
(Dollars in Millions, Except Share Information)
--------------------------------------------------------------------------------


                Statements of Liabilities, Capital and Surplus

                                                     December 31, December 31,
                                                         2018         2017
                                                     ------------ ------------
  Liabilities
  Reserves for losses and loss adjustment expenses     $10,935      $12,115
  Unearned premium reserves                              3,234        3,301
  Commissions, premium taxes, and other expenses
    payable                                                140          140
  Reinsurance payable on paid loss and loss
    adjustment expenses                                    249          244
  Current federal taxes payable to parent                    9           12
  Funds held by company under reinsurance treaties       2,288        1,695
  Provision for reinsurance                                 30           20
  Ceded reinsurance premiums payable, net of ceding
    commissions                                            337          324
  Collateral deposit liability                             369          393
  Payable for securities purchased                         112           38
  Payable to parent, subsidiaries and affiliates           565          674
  Other liabilities                                        476          444
                                                       -------      -------
     Total liabilities                                 $18,744      $19,400
                                                       -------      -------
  Capital and Surplus
  Common capital stock, $17 par value, 1,758,158
    shares authorized, 1,695,054 shares issued and
    outstanding                                        $    29      $    29
  Capital in excess of par value                         6,989        6,839
  Unassigned surplus                                    (2,021)      (1,324)
  Special surplus funds from reinsurance                   926          694
                                                       -------      -------
     Total capital and surplus                         $ 5,923      $ 6,238
                                                       -------      -------
     Total liabilities, capital and surplus            $24,667      $25,638
                                                       =======      =======

               See Notes to Statutory Basis Financial Statements

-------------------------------------------------------------------------------
6 STATEMENTS OF LIABILITIES, CAPITAL and SURPLUS - As of December 31, 2018 and 2017

American Home Assurance Company
Statutory Basis Financial Statements
(Dollars in Millions)
--------------------------------------------------------------------------------


          Statements of Operations and Changes in Capital and Surplus

                                                       For the Years Ended December 31,
                                                       -------------------------------
                                                         2018       2017       2016
                                                       --------   --------   --------
Statements of Operations
Underwriting income:
Premiums earned                                        $  5,009   $  5,170   $  6,052
                                                       --------   --------   --------
Underwriting deductions:
   Losses incurred                                        3,945      4,400      5,212
   Loss adjustment expenses                                 315        577        267
   Other underwriting expenses                            1,858      1,624      1,875
                                                       --------   --------   --------
Total underwriting deductions                             6,118      6,601      7,354
                                                       --------   --------   --------
Net underwriting loss                                    (1,109)    (1,431)    (1,302)
                                                       --------   --------   --------
Investment gain:
   Net investment income earned                           1,027      1,058      1,187
   Net realized capital losses (net of capital
     gains tax expense: 2018 - $69; 2017 - $82;
     2016 - $61)                                           (111)      (110)      (106)
                                                       --------   --------   --------
Net investment gain                                         916        948      1,081
                                                       --------   --------   --------
Net loss from agents' or premium balances
  charged-off                                                (3)       (19)       (36)
Other (expense) income                                     (136)        39        (20)
                                                       --------   --------   --------
Net loss after capital gains taxes and before
  federal income taxes                                     (332)      (463)      (277)
Federal and foreign income tax benefit                      (54)       (69)       (34)
                                                       --------   --------   --------
Net loss                                               $   (278)  $   (394)  $   (243)
                                                       ========   ========   ========
Change in Capital and Surplus
Capital and surplus, as of December 31, previous
  year                                                 $  6,238   $  6,448   $  6,641
   Adjustment to beginning surplus (Note 2)                  71         38         66
                                                       --------   --------   --------
Capital and surplus, as of January 1,                     6,309      6,486      6,707
   Other changes in capital and surplus:
       Net loss                                            (278)      (394)      (243)
       Change in net unrealized capital gain
         (loss) (net of capital gain (loss) tax
         expense (benefit): 2018 - ($50) $; 2017
         - $2; 2016 - ($16)                                (137)       204        (48)
       Change in net deferred income tax                     31       (394)       118
       Change in nonadmitted assets                         (91)       410       (157)
       Change in provision for reinsurance                  (10)        17         (3)
       Capital contribution                                 150         --        700
       Dividends to stockholder                              --         --       (600)
       Foreign exchange translation                         (20)       (54)        22
       Change in statutory contingency reserve              (31)       (39)       (44)
       Other surplus adjustments                             --          2         (4)
                                                       --------   --------   --------
   Total changes in capital and surplus                    (386)      (248)      (259)
                                                       --------   --------   --------
Capital and Surplus, as of December 31,                $  5,923   $  6,238   $  6,448
                                                       ========   ========   ========

               See Notes to Statutory Basis Financial Statements

-------------------------------------------------------------------------------
7 STATEMENTS OF OPERATIONS and CHANGES IN CAPITAL AND SURPLUS - for the years ending December 31, 2018, 2017 and 2016

American Home Assurance Company
Statutory Basis Financial Statements
(Dollars in Millions)
--------------------------------------------------------------------------------


                           Statements of Cash Flows

                                                   For the Years Ended December 31,
                                                   -------------------------------
                                                     2018       2017       2016
                                                   --------   --------   --------
Cash from Operations:
   Premiums collected, net of reinsurance          $  5,292   $  5,395   $  6,477
   Net investment income                                839        920        974
   Miscellaneous income (expense)                         4        (17)        17
                                                   --------   --------   --------
   Sub-total                                          6,135      6,298      7,468
                                                   --------   --------   --------
   Benefit and loss related payments                  4,832      7,209      2,750
   Commission and other expense paid                  2,599      3,407      2,236
   Federal and foreign income taxes recovered            (1)       (98)         9
                                                   --------   --------   --------
   Net cash (used in) provided from operations       (1,295)    (4,220)     2,473
                                                   --------   --------   --------
Cash from Investments:
Proceeds from investments sold, matured, or repaid
   Bonds                                              3,990      7,709      5,646
   Stocks                                               339        324         35
   Mortgage loans                                       111        615        118
   Other investments                                  1,790      1,591      1,026
                                                   --------   --------   --------
   Total proceeds from investments sold, matured,
     or repaid                                        6,230     10,239      6,825
                                                   --------   --------   --------
Cost of investments acquired
   Bonds                                              3,766      4,278      7,584
   Stocks                                                56        454         59
   Mortgage loans                                       748        763        871
   Other investments                                    870        853      1,035
                                                   --------   --------   --------
   Total cost of investments acquired                 5,440      6,348      9,549
                                                   --------   --------   --------
   Net cash provided from investing activities          790      3,891     (2,724)
                                                   --------   --------   --------
Cash from Financing and Miscellaneous Sources:
   Borrowed funds repaid                                (65)      (180)       216
   Intercompany receipts                                599        577        (61)
   Net deposit activity on deposit-type contracts
     and other insurance                                (27)       (13)       (24)
   Collateral deposit liability (payments)
     receipts                                           (24)         8         50
   Other receipts                                        60         30         84
                                                   --------   --------   --------
   Net cash provided from financing and
     miscellaneous activities                           543        422        265
                                                   --------   --------   --------
Net change in cash, cash equivalents, and
  short-term investments                                 38         93         14
Cash, cash equivalents, and short-term investments
                                                   --------   --------   --------
   Beginning of year                                    238        145        131
                                                   --------   --------   --------
   End of year                                     $    276   $    238   $    145
                                                   ========   ========   ========

   Refer to Note 11D for description of non-cash items.

               See Notes to Statutory Basis Financial Statements

-------------------------------------------------------------------------------
8   STATEMENT OF CASH FLOW - for the years ended December 31, 2018, 2017 and
    2016

American Home Assurance Company
Statutory Basis Financial Statements
(Dollars in Millions)
--------------------------------------------------------------------------------


1. Organization and Summary of Significant Statutory Basis Accounting Policies
--------------------------------------------------------------------------------

A. Basis of Organization and Presentation
--------------------------------------------------------------------------------

Organization
--------------------------------------------------------------------------------
American Home Assurance Company ("the Company" or "American Home") is a direct wholly-owned subsidiary of AIG Property Casualty U.S., Inc. ("AIG PC US"), a Delaware corporation, which is in turn owned by AIG Property Casualty Inc.
("AIG PC"), a Delaware corporation. The Company's ultimate parent is American International Group, Inc. (the "Ultimate Parent" or "AIG"). AIG conducts its property and casualty operations through multiple line companies writing substantially all commercial (casualty, property, specialty and financial liability) and consumer (accident & health and personal lines) insurance both domestically and abroad.

The Company is party to an inter-company pooling agreement (the "Combined Pooling Agreement"), among the twelve companies listed below, collectively named the Combined Pool. Effective January 1, 2017, the Combined Pooling Agreement was amended and restated among the twelve member companies.

The member companies of the Combined Pool, their National Association of Insurance Commissioners ("NAIC") company codes, inter-company pooling participation percentages under the Combined Pooling Agreement and states of domicile are as follows:

                                                               Pool
                                                    NAIC   Participation   State of
Company                                            Company  Percentage     Domicile
-------                                            ------- ------------- ------------
National Union Fire Insurance Company of
  Pittsburgh, Pa. (National Union)*                 19445       35%      Pennsylvania
American Home Assurance Company (American Home)     19380       35%          New York
Lexington Insurance Company (Lexington)             19437       30%          Delaware
AIG Property Casualty Company (APCC)                19402        0%      Pennsylvania
Commerce and Industry Insurance Company (C&I)       19410        0%          New York
The Insurance Company of the State of
  Pennsylvania (ISOP)                               19429        0%          Illinois
New Hampshire Insurance Company (New Hampshire)     23841        0%          Illinois
AIG Specialty Insurance Company (Specialty)         26883        0%          Illinois
AIG Assurance Company (Assurance)                   40258        0%          Illinois
Granite State Insurance Company (Granite)           23809        0%          Illinois
Illinois National Insurance Co. (Illinois
  National)                                         23817        0%          Illinois
AIU Insurance Company (AIU)                         19399        0%          New York

* Lead Company of the Combined Pool

Refer to Note 6 for additional information on the Combined Pool and the effects of the changes in the intercompany pooling arrangements (the "2017 Pooling Restructure Transaction").

The Company accepts commercial business primarily through a network of independent retail and wholesale brokers and through an independent agency networks. In addition, the Company accepts consumer business primarily through agents and brokers, as well as through direct marketing and partner organizations. There were no Managing Agents or Third Party Administrators who placed direct written premium with the Company in an amount exceeding more than
5.0 percent of surplus of the Company for the years ending December 31, 2018, 2017, and 2016.

The Company is diversified in terms of classes of its business, distribution network and geographic locations. The Company has direct written premium concentrations of 5.0 percent or more in the following locations:

-------------------------------------------------------------------------------
9 NOTES TO FINANCIAL STATEMENTS - As of December 31, 2018 and 2017 and for years ended December 31, 2018, 2017 and 2016.

American Home Assurance Company
Statutory Basis Financial Statements
(Dollars in Millions)
--------------------------------------------------------------------------------


State / Location                                                  2018 2017 2016
----------------                                                  ---- ---- ----
California                                                        $103 $124 $70
Florida                                                             68   86  78
United Arab Emirates                                                66   71  88
New York                                                            36   65  97
Texas                                                               26   48  48

Basis of Presentation
--------------------------------------------------------------------------------
The accompanying financial statements of the Company have been prepared in conformity with accounting practices prescribed or permitted by the New York State Department of Financial Services ("NY SAP"). Certain balances relating to prior periods have been reclassified to conform to the current year's presentation.

Additionally, the financial statements include the Company's U.S. operations, its Dubai, Caribbean, Jamaica and Argentina branch operations and its participation in the American International Overseas Association (the "Association").

The Company's financial information as of and for the years ended December 31, 2018, 2017 and 2016 have been presented in accordance with the terms of the Combined Pooling Agreement. Refer to Note 6 for additional information regarding the changes in the pooling percentages.

B. Permitted and Prescribed Practices
--------------------------------------------------------------------------------
NY SAP recognizes only statutory accounting practices prescribed or permitted by the New York State Department of Financial Services ("NY DFS") for determining and reporting the financial position and results of operations of an insurance company and for the purpose of determining its solvency under the New York Insurance Code. The NAIC Statutory Accounting Principles included within the Accounting Practices and Procedures Manual ("NAIC SAP") have been adopted as a component of prescribed practices by the NY DFS. The
Superintendent of the NY DFS (the "Superintendent") has the right to permit other specific practices that differ from prescribed practices.

NY SAP has prescribed the practice of discounting workers' compensation known case loss reserves on a non-tabular basis. This practice is not prescribed under NAIC SAP.

For the affiliated loss portfolio transfer ("LPT") agreement entered into during 2018, the Company received permitted practices to present the consideration paid in relation to statutory reserves ceded to Fortitude Reinsurance Company Limited ("Fortitude Re") and Eaglestone Reinsurance Company ("Eaglestone") within paid losses rather than as premium written and earned. The classification change has no effect on net income or surplus. Refer to Note 5 for further details.

In 2016, the Company applied a permitted practice to present the consideration received in relation to loss reserves transferred other than via commutation as part of the updated and amended Combined Pooling Agreement transaction within paid losses rather than as premiums written and earned. The classification change had no effect on net income or surplus.

Insurance Department of the Commonwealth of Pennsylvania ("PA SAP") has prescribed the availability of certain offsets in the calculation of the Provision for reinsurance, which offsets are not prescribed under NAIC SAP. The Company has received approval to reflect the transfer of collection risk on certain of the Company's asbestos related reinsurance recoverable balances, to an authorized third party reinsurer, as another form of collateral acceptable to the Commissioner with respect to the reinsurance recoverable balance from the original reinsurers.

In 2016, the Company applied a permitted practice to recognize the effects of a retroactive aggregate excess of loss reinsurance agreement (the "ADC" or "Adverse Development Cover") entered into in January 2017 with National Indemnity Company ("NICO"), a subsidiary of Berkshire Hathaway, Inc. In addition, the Company applied a permitted practice to record the impact of the ADC as prospective reinsurance. The permitted practice also allowed the Company to reflect the consideration as paid losses rather than a reduction in premiums earned. The surplus gain associated with the ADC has been reported in a segregated surplus account and does not form part of the Company's Unassigned surplus, subject to the applicable dividend restrictions; such amounts must be restricted in surplus until such time as payments received by NICO exceed premiums paid for the retrocession.

The use of the aforementioned permitted and prescribed practices has not affected the Company's ability to comply with the NY DFS's risk based capital ("RBC") and surplus requirements for the 2018, 2017 or 2016 reporting periods.

-------------------------------------------------------------------------------
10 NOTES TO FINANCIAL STATEMENTS - As of December 31, 2018 and 2017 and for years ended December 31, 2018, 2017 and 2016.

American Home Assurance Company
Statutory Basis Financial Statements
(Dollars in Millions)
--------------------------------------------------------------------------------

A reconciliation of the net income (loss) and capital and surplus between NAIC SAP and practices prescribed or permitted by NY SAP is shown below:

                                                             SSAP # FS Ref  2018    2017    2016
                                                             ------ ------ ------  ------  ------
Net loss, NY SAP                                                           $ (278) $ (394) $ (243)
State prescribed or permitted practices - addition (charge):
   Change in non-tabular discounting                           65     (a)      13      73     147
   Adverse Development Cover                                  62R     (a)      --      --    (514)
   Present the consideration received/paid in relation to
     the loss reserves within paid losses                     62R     (b)      --      --      --
                                                              ---     --   ------  ------  ------
Net loss, NAIC SAP                                                         $ (265) $ (321) $ (610)
                                                              ---     --   ------  ------  ------
Statutory surplus, NY SAP                                                  $5,923  $6,238  $6,448
State prescribed or permitted practices - addition (charge):
   Non-tabular discounting                                     65     (a)     (73)    (86)   (159)
   Credits for collection risk on certain asbestos
     reinsurance recoveries                                   62R     (c)     (61)    (43)    (58)
   Adverse Development Cover                                  62R     (d)    (920)   (689)   (514)
   Present the consideration received/paid in relation to
     the loss reserves within paid losses                     62R     (b)      --      --      --
                                                              ---     --   ------  ------  ------
Statutory surplus, NAIC SAP                                                $4,869  $5,420  $5,717
                                                              ===     ==   ======  ======  ======

(a)Impacts Reserves for losses and loss adjustment expenses within the Statements of Liabilities, Capital and Surplus and Losses incurred within the Statements of Operations and Changes in Capital and Surplus.
(b)Impacts Losses incurred and Premiums earned within the Statements of Operations and Changes in Capital and Surplus.
(c)Impacts Provision for reinsurance within the Statements of Liabilities, Capital and Surplus and the change in Provision for reinsurance within the Statements of Operations and Changes in Capital and Surplus.
(d)Impacts Special surplus funds from reinsurance within the Statements of Liabilities, Capital and Surplus. Although the application of prospective reinsurance treatment to the ADC results in no overall change to surplus, the permitted practice applied results in any gain being restricted and reported in segregated surplus and does not form part of the Company's Unassigned surplus.

C. Use of Estimates in the Preparation of the Financial Statements
--------------------------------------------------------------------------------
The preparation of statutory financial statements in accordance with NY SAP requires the application of accounting policies that often involve a significant degree of judgment. The Company's accounting policies that are most dependent on the application of estimates and assumptions are considered critical accounting estimates and are related to the determination of:

    . Reserves for losses and loss adjustment expenses ("LAE") including estimates and recoverability of the related reinsurance assets;

    .  Legal contingencies;

    .  Other than temporary impairment ("OTTI") losses on investments;

    . Fair value of certain financial assets, impacting those investments measured at fair value in the Statements of Admitted Assets and Liabilities, Capital and Surplus, as well as unrealized gains (losses) included in Capital and Surplus; and

    . Income tax assets and liabilities, including the recoverability and admissibility of net deferred tax assets and the predictability of future tax operating profitability of the character necessary to realize the net deferred tax asset.

These accounting estimates require the use of assumptions, including some that are highly uncertain at the time of estimation. It is reasonably possible that actual experience may materially differ from the assumptions used and therefore the Company's statutory financial condition, results of operations and cash flows could be materially affected.

On December 22, 2017, the United States enacted Public Law 115-97, known as the Tax Cuts and Jobs Act ("the Tax Act"). The Tax Act reduces the statutory rate of U.S. federal corporate income tax to 21 percent and enacts numerous other changes generally impacting the Company in tax years beginning January 1, 2018. As of December 31, 2018, the Company has fully completed the accounting for the tax effects of the Tax Act. Although the prescribed measurement period has ended, there are aspects of the Tax Act that remain unclear and additional guidance from the U.S. tax authority is pending. As further guidance is issued by the U.S. tax authority, any resulting changes in the Company's estimates will be treated in accordance with the relevant accounting guidance. The
Company does not believe such revisions would have a material impact on surplus.

-------------------------------------------------------------------------------
11 NOTES TO FINANCIAL STATEMENTS - As of December 31, 2018 and 2017 and for years ended December 31, 2018, 2017 and 2016.

American Home Assurance Company
Statutory Basis Financial Statements
(Dollars in Millions)
--------------------------------------------------------------------------------


D. Accounting Policy Differences
--------------------------------------------------------------------------------
NAIC SAP is a comprehensive basis of accounting other than accounting principles generally accepted in the United States of America ("US GAAP"). NAIC SAP varies from US GAAP in certain significant respects, including:

           Transactions                     NAIC SAP Treatment                  US GAAP Treatment
           ------------             ----------------------------------  -----------------------------------
Policy Acquisition Costs            Costs are immediately expensed and  Costs directly related to the
Principally brokerage commissions   are included in Other Underwriting  successful acquisition of new or
and premium taxes arising from the  Expenses, except for reinsurance    renewal insurance contracts are
issuance of insurance contracts.    ceding commissions received in      deferred and amortized over the
                                    excess of the cost to acquire       term of the related insurance
                                    business which are recognized as a  coverage.
                                    deferred liability and amortized
                                    over the period of the reinsurance
                                    agreement.

Unearned Premiums, Unpaid Losses    Presented net of reinsurance        Presented gross of reinsurance
and Loss Expense Liabilities        recoverable.                        with corresponding reinsurance
                                                                        recoverable assets for ceded
                                                                        unearned premiums and reinsurance
                                                                        recoverable on unpaid losses,
                                                                        respectively.

Retroactive reinsurance contracts   Gains and losses are recognized in  Gains are deferred and amortized
                                    earnings immediately and surplus    over the settlement period of the
                                    is segregated to the extent pretax  ceded claim recoveries. Losses are
                                    gains are recognized. Certain       immediately recognized in the
                                    retroactive affiliate or related    Statements of Operations.
                                    party reinsurance contracts are
                                    accounted for as prospective
                                    reinsurance if there is no gain in
                                    surplus as a result of the
                                    transaction.

Investments in Bonds held as:       Investment grade securities (rated  All available for sale investments
1) available for sale               by NAIC as class 1 or 2) are        are carried at fair value with
2) fair value option                carried at amortized cost. Non-     changes in fair value, net of
                                    investment grade securities (NAIC   applicable taxes, reported in
                                    rated 3 to 6) are carried at the    accumulated other comprehensive
                                    lower of amortized cost and fair    income within shareholder's equity.
                                    value.
                                                                        Fair value option investments are
                                                                        carried at fair value with changes
                                                                        in fair value, net of applicable
                                                                        projected income taxes, reported
                                                                        in net investment income.

Investments in Equity Securities    Carried at fair value with          All equity securities that do not
                                    unrealized gains and losses         follow the equity method of
                                    reported, net of applicable taxes,  accounting, are measured at fair
                                    in the Statements of Changes in     value with changes in fair value
                                    Capital and Surplus.                recognized in earnings.

Investments in Limited              Carried at the underlying US GAAP   If aggregate interests allow the
Partnerships, Hedge Funds and       equity with results from the        holding entity to exercise more
Private Equity Interests            investment's operations recorded,   than minor influence (typically
                                    net of applicable taxes, as         more than 3%), the investment is
                                    unrealized gains (losses) directly  carried at Net Asset Value ("NAV")
                                    in the Statements of Changes in     with changes in value recorded to
                                    Capital and Surplus.                net investment income.

                                                                        Where the aggregate interests
                                                                        allow the entity to exercise only
                                                                        minor influence (typically less
                                                                        than 3%), the investment is
                                                                        recorded at NAV with changes in
                                                                        value recorded, net of tax, as a
                                                                        component of accumulated other
                                                                        comprehensive income in
                                                                        shareholder's equity.

-------------------------------------------------------------------------------
12 NOTES TO FINANCIAL STATEMENTS - As of December 31, 2018 and 2017 and for years ended December 31, 2018, 2017 and 2016.

American Home Assurance Company
Statutory Basis Financial Statements
(Dollars in Millions)
--------------------------------------------------------------------------------

           Transactions                     NAIC SAP Treatment                  US GAAP Treatment
           ------------             ----------------------------------  ----------------------------------
Investments in Subsidiary,          Subsidiaries are not consolidated.  Consolidation is required when
Controlled and Affiliated Entities                                      there is a determination that the
(SCAs)                                                                  affiliated entity is a variable
                                                                        interest entity ("VIE") and the
                                                                        entity has a variable interest and
                                                                        the power to direct the activities
                                                                        of the VIE. The VIE assessment
                                                                        would consider various factors
                                                                        including limited partnership (LP)
                                    The equity investment in SCAs are   status and inherent rights of
                                    accounted for under the equity      equity investors.
                                    method and recorded as Common
                                    stock investments. Dividends are    Investments in SCAs that are
                                    recorded within Net Investment      voting interest entities (VOE)
                                    Income.                             with majority voting rights are
                                                                        generally consolidated.

                                                                        Investments in SCAs where the
                                                                        holding entity exercises
                                                                        significant influence (generally
                                                                        ownership of>3% voting interests
                                                                        for LPs and similar entities and
                                                                        between 20 percent and 50 percent
                                                                        for other entities) are recorded
                                                                        at equity value. The change in
                                                                        equity is included within
                                                                        operating income.

Statement of Cash Flows             Statutory Statements of Cash Flows  The Statements of Cash Flows can
                                    must be presented using the direct  be presented using the direct or
                                    method. Changes in cash, cash       indirect methods, however are
                                    equivalents, and short-term         typically presented using the
                                    investments and certain sources of  indirect method. Presentation is cash are excluded from operational  limited to changes in cash and
                                    cash flows. Non-cash items are      cash equivalents (short-term
                                    required to be excluded in the      investments are excluded). All
                                    Statements of Cash Flows and        non-cash items are excluded from
                                    should be disclosed accordingly.    the presentation of cash flows.

Deferred Federal Income Taxes       Deferred income taxes are           The provision for deferred income
                                    established for the temporary       taxes is recorded as a component
                                    differences between tax and book    of income tax expense, as a
                                    assets and liabilities, subject to  component of the Statements of
                                    limitations on admissibility of     Operations, except for changes
                                    tax assets.                         associated with items that are
                                                                        included within other
                                    Changes in deferred income taxes    comprehensive income where such
                                    are recorded within capital and     items are recorded net of
                                    surplus and have no impact on the   applicable income taxes.
                                    Statements of Operations.

Statutory Adjustments               Certain asset balances designated   All assets and liabilities are
(applied to certain assets          as nonadmitted, such as intangible  included in the financial
including goodwill, furniture and   assets and certain investments in   statements. Provisions for
equipment, deferred taxes in        affiliated entities are excluded    uncollectible receivables are
excess of limitations, prepaid      from the Statements of Admitted     established as valuation
expenses, overdue receivable        Assets and are reflected as         allowances and are recognized as
balances and unsecured reinsurance  deductions from capital and         expense within the Statements of
amounts)                            surplus.                            Operations.

                                    A Provision for reinsurance is
                                    established for unsecured
                                    reinsurance amounts recoverable
                                    from unauthorized and certain
                                    authorized reinsurers with a
                                    corresponding reduction to
                                    Unassigned surplus.

The effects on the financial statements of the variances between NAIC SAP and US GAAP, although not reasonably determinable, are presumed to be material.

-------------------------------------------------------------------------------
13 NOTES TO FINANCIAL STATEMENTS - As of December 31, 2018 and 2017 and for years ended December 31, 2018, 2017 and 2016.

American Home Assurance Company
Statutory Basis Financial Statements
(Dollars in Millions)
--------------------------------------------------------------------------------


E. Significant Statutory Accounting Policies
--------------------------------------------------------------------------------

Premiums
--------------------------------------------------------------------------------
Premiums for insurance and reinsurance contracts are recorded as gross premiums written as of the effective date of the policy. Premiums are earned primarily on a pro-rata basis over the term of the related insurance coverage. Premiums collected prior to the effective date of the policy are recorded as advance premiums, reported as a liability and not considered income until due. Extended reporting endorsements are reflected as premiums written and are earned on a pro-rata basis over the stated term of the endorsement unless the term of the endorsement is indefinite in which case premiums are fully earned at inception of the endorsement along with the recognition of associated loss and LAE.

Unearned premium reserves are established on an individual policy basis, reflecting the terms and conditions of the coverage being provided. Unearned premium reserves represent the portion of premiums written relating to the unexpired terms of coverage as of the date of the financial statements. For policies with coverage periods equal to or greater than thirteen months and generally not subject to cancellation or modification by the Company, premiums are earned using a prescribed percentage of completion method. Additional unearned premium reserves for policies exceeding thirteen months are established as greater of three prescribed tests.

Reinsurance premiums are typically earned over the same period as the underlying policies, or risks, covered by the contracts. As a result, the earnings pattern of a reinsurance contract generally written for a 12-month term may extend up to 24 months, reflecting the inception dates of the underlying attaching policies throughout the 12-month period of the reinsurance contract. Reinsurance premiums ceded are recognized as a reduction in revenues over the period reinsurance coverage is provided.

Insurance premiums billed and outstanding for 90 days or more are nonadmitted and charged against Unassigned surplus.

Premiums for retrospectively rated contracts are initially recorded based on the expected loss experience and are earned on a pro-rata basis over the term of the related insurance coverage. Additional or returned premium is recorded if the estimated loss experience differs from the initial estimate and is immediately recognized in earned premium. The Company records accrued retrospectively rated premiums as written premiums. Adjustments to premiums for changes in the level of exposure to insurance risk are generally determined based upon audits conducted after the policy expiration date.

Gross written premiums net of ceded written premiums ("Net written premiums") that were subject to retrospective rating features as of December 31, 2018, 2017 and 2016 were as follows:

Years ended December 31,                                         2018  2017  2016
------------------------                                         ----  ----  ----
Net written premiums subject to retrospectively rated contracts  $ 93  $105  $ 72
Percentage of total net written premiums                          1.9%  2.1%  1.1%

As of December 31, 2018 and 2017, the admitted portion of accrued premiums related to the Company's retrospectively rated contracts were $511 and $567, respectively, which will be billed in future periods based primarily on the payment of the underlying expected losses and LAE. Unsecured amounts associated with these accrued retrospective premiums were $60 and $58 as of December 31, 2018 and 2017, respectively. Ten percent of the amount of accrued retrospective premiums receivable not offset by retrospective return premiums or other liabilities to the same party, other than loss and LAE reserves, or collateral (collectively referred to as the unsecured amount) have been nonadmitted in the amount of $10 and $13 as of December 31, 2018 and 2017, respectively.

High Deductible
--------------------------------------------------------------------------------
The Company establishes loss reserves for high deductible policies net of the insured's contractual deductible (such deductibles are referred to as "reserve credits"). The Company establishes a nonadmitted asset for ten percent of paid losses recoverable in excess of collateral held on an individual insured basis, or for one hundred percent of paid losses recoverable where no collateral is held and amounts are outstanding for more than ninety days. Additionally, the Company establishes an allowance for doubtful accounts for such paid losses recoverable in excess of collateral and after nonadmitted assets. Similarly, the Company does not recognize reserve credit offsets to its estimate of loss reserves where such credits are deemed uncollectible, as the Company ultimately bears credit risk on the underlying policies' insurance obligations.

-------------------------------------------------------------------------------
14 NOTES TO FINANCIAL STATEMENTS - As of December 31, 2018 and 2017 and for years ended December 31, 2018, 2017 and 2016.

American Home Assurance Company
Statutory Basis Financial Statements
(Dollars in Millions)
--------------------------------------------------------------------------------

The following table shows the counterparty exposure on unpaid claims and billed recoverable on paid claims for high deductibles by line of business as of December 31, 2018 and 2017:

                                          Reserve Credits on Recoverable on Paid
December 31, 2018     Gross Loss Reserves   Unpaid Claims          Claims          Total
-----------------     ------------------- ------------------ ------------------- ----------
Allied Lines              $      390          $      390          $      10      $      400
General Liabilities              464                 464                  9             473
Workers Compensation           3,419               3,419                 51           3,470
                          ----------          ----------          ---------      ----------
Total                     $    4,273          $    4,273          $      70      $    4,343
                          ----------          ----------          ---------      ----------

As of December 31, 2018, both on-balance sheet and off-balance sheet collateral pledged to the Company related to deductible and paid recoverables was $206 and $3,068, respectively. Unsecured high deductible amounts related to unpaid claims and for paid recoverables for 2018 were $1,069, or 25% of the total high deductible. Additionally, as of December 31, 2018, the Company had recoverables on paid claims greater than 90 days overdue of $72, of which $7 have been nonadmitted.

                                          Reserve Credits on Recoverable on Paid
December 31, 2017     Gross Loss Reserves   Unpaid Claims          Claims          Total
-----------------     ------------------- ------------------ ------------------- ----------
Allied Lines              $      394          $      394          $       8      $      402
General Liabilities              445                 445                  6             451
Workers Compensation           3,550               3,550                 39           3,589
                          ----------          ----------          ---------      ----------
Total                     $    4,389          $    4,389          $      53      $    4,442
                          ----------          ----------          ---------      ----------

As of December 31, 2017, both on-balance sheet and off-balance sheet collateral pledged to the Company related to deductible and paid recoverables was $230 and $3,142, respectively. Unsecured high deductible amounts related to unpaid claims and for paid recoverables for 2017 were $1,202, or 27% of the total high deductible. Additionally, as of December 31, 2017, the Company had recoverables on paid claims greater than 90 days overdue of $51, of which $9 have been nonadmitted.

The following table shows the deductible amounts for the highest ten unsecured high deductible policies as of December 31, 2018 and 2017:

Counterparty*                                 Unsecured High Deductible Amounts
-------------                                 ---------------------------------
December 31,                                        2018             2017
------------                                  ---------------- ----------------
Counterparty 1                                $            129 $            188
Counterparty 2                                             103              107
Counterparty 3                                              75               90
Counterparty 4                                              55               64
Counterparty 5                                              54               50
Counterparty 6                                              54               49
Counterparty 7                                              48               47
Counterparty 8                                              48               39
Counterparty 9                                              21               26
Counterparty 10                                             20               20

* Actual counterparty is not named and may vary year over year. Additionally, a group of entities under common control is regarded as a single counterparty.

Deposit Accounting
--------------------------------------------------------------------------------
Direct insurance transactions where management determines there is insufficient insurance risk transfer are recorded as deposits unless the policy was issued
(i) in respect of the insured's requirement for evidence of coverage pursuant to applicable statutes (insurance statutes or otherwise), contractual terms or normal business practices, (ii) in respect of an excess insurer's requirement for an underlying primary insurance policy in lieu of self-insurance, or
(iii) in compliance with filed forms, rates and/or rating plans.

-------------------------------------------------------------------------------
15 NOTES TO FINANCIAL STATEMENTS - As of December 31, 2018 and 2017 and for years ended December 31, 2018, 2017 and 2016.

American Home Assurance Company
Statutory Basis Financial Statements
(Dollars in Millions)
--------------------------------------------------------------------------------


Assumed and ceded reinsurance contracts which do not transfer a sufficient amount of insurance risk are recorded as deposits with the net consideration paid or received recognized as a deposit asset or liability, respectively. Deposit assets are admitted if (i) the assuming company is licensed, accredited or qualified by the PA DOI, or (ii) the collateral (i.e., funds withheld, letters of credit or trusts) provided by the reinsurer meets all the requirements of the NY SAP, as applicable. The deposit asset or liability is adjusted by calculating the effective yield on the deposit to reflect the actual payments made or received to date and expected future payments with a corresponding credit or charge to Other income (expense) in the Statements of Operations.

Deposit assets are recorded to Other assets within the Statements of Admitted Assets, refer to Note 11A. Deposit liabilities are recorded to Other liabilities within the Statements of Liabilities, Capital and Surplus, refer to
Note 11B.

Premium Deficiency
--------------------------------------------------------------------------------
The Company periodically reviews its expected ultimate losses with respect to its unearned premium reserves. A premium deficiency loss and related liability is established if the unearned premium reserves and related future investment income are collectively not sufficient to cover the expected ultimate loss projection. For purposes of premium deficiency tests, contracts are grouped in a manner consistent with how policies are marketed, serviced, and measured for the profitability of such contracts. As of December 31, 2018 and 2017, the Company did not incur any premium deficiency losses.

Retroactive Reinsurance
--------------------------------------------------------------------------------
Transactions involving the transfer of loss and LAE reserves associated with loss events that occurred prior to the effective date of the transfer are recorded as retroactive reinsurance and reported separately from Reserves for losses and loss adjustment expenses in the Statements of Liabilities, Capital and Surplus. Initial pre-tax gains or losses are recorded in Retroactive reinsurance gain within the Statements of Operations and Changes in Capital and Surplus with surplus gains recorded as Special surplus funds from reinsurance which is a component of Capital and Surplus that is restricted from dividend payment. Amounts recorded in Special surplus funds from reinsurance are considered to be earned surplus (i.e., transferred to Unassigned surplus) only when, and to the extent that, cash recoveries from the assuming entity exceed the consideration paid by the ceding entity. Special surplus funds from retroactive reinsurance are maintained separately for each respective retroactive reinsurance agreement; Special surplus funds from retroactive reinsurance account write-in entry on the balance sheet is adjusted, upward or downward, to reflect any subsequent increase or reduction in reserves ceded.
The reduction in the special surplus funds is limited to the lesser of amounts recovered by the Company in excess of consideration paid or the surplus gain in relation to such agreement.

To the extent that the transfer of loss and LAE reserves associated with loss events that occurred prior to the effective date of the transfer is between affiliated entities and neither entity records a gain or loss in surplus, the transaction qualifies as an exception in the NAIC SAP accounting guidance and is accounted for as prospective reinsurance.

Insurance Related Acquisition Costs
--------------------------------------------------------------------------------
Commissions, premium taxes, and certain underwriting costs are expensed as incurred and are included in Other underwriting expenses. The Company records an unearned ceding commission accrual equal to the excess of the ceding commissions received from reinsurers compared to the anticipated acquisition cost of the business ceded. This amount is amortized as an increase to income over the effective period of the reinsurance agreement in proportion to the amount of insurance coverage provided.

Provisions for Allowances and Unauthorized or Overdue Reinsurance
--------------------------------------------------------------------------------
The recoverability of certain assets, including insurance receivables with counterparties, is reviewed periodically by management. A minimum reserve, as required under the NAIC Annual Statement Instructions for Property and Casualty Companies for Schedule F-Provision for Overdue Reinsurance for uncollectible reinsurance is recorded with an additional reserve required if an entity's experience indicates that a higher amount should be provided. The minimum reserve is recorded as a liability and the change between years is recorded as a gain or loss directly to Unassigned fund (surplus) in the Statement of Liabilities, Capital and Surplus. Any reserve over the minimum amount is recorded on the statement of operations by reversing the accounts previously utilized to establish the reinsurance recoverable. Various factors are taken into consideration when assessing the recoverability of these asset balances including: the age of the related amounts due and the nature of the unpaid balance; disputed balances, historical recovery rates and any significant decline in the credit standing of the counterparty. PA SAP is applied in the determination of the Company's Provision for reinsurance.

-------------------------------------------------------------------------------
16 NOTES TO FINANCIAL STATEMENTS - As of December 31, 2018 and 2017 and for years ended December 31, 2018, 2017 and 2016.

American Home Assurance Company
Statutory Basis Financial Statements
(Dollars in Millions)
--------------------------------------------------------------------------------


Reserves for Losses and Loss Adjustment Expenses
--------------------------------------------------------------------------------
Reserves for case incurred but not reported ("IBNR") and LAE losses are determined on the basis of actuarial specialists' evaluations and other estimates, including historical loss experience. The methods of making such estimates and for establishing the resulting reserves are reviewed and updated based on available information, and any resulting adjustments are recorded in the current period. Accordingly, newly established reserves for losses and LAE, or subsequent changes, are charged to income as incurred. In the event of loss recoveries through reinsurance agreements, loss and LAE reserves are reported net of reinsurance amounts recoverable for unpaid losses and LAE. Losses and LAE ceded through reinsurance are netted against losses and LAE incurred. Amounts recoverable from reinsurers are estimated in a manner consistent with the claim liability associated with the reinsurance policy based upon the terms of the underlying contract. See Note 5 for further discussion of policies and methodologies for estimating the liabilities and losses.

Workers' compensation reserves are discounted in accordance with NY DFS statutes; see Note 5 for further details.

Salvage and subrogation recoverables are estimated using past experience adjusted for current trends, and any other factors that would modify past experience. Estimated salvage and subrogation recoveries (net of associated expenses) are deducted from the liability for unpaid claims or losses.

Structured Settlements
--------------------------------------------------------------------------------
In the ordinary course of business, the Company enters into structured settlements to settle certain claims. Structured settlements involve the purchase of an annuity by the Company, generally from life insurers, to fund future claim obligations. In the event the life insurers providing the annuity do not meet their obligations, the Company would, in certain cases, become liable for the payments of benefits. As of December 31, 2018 there were no incurred losses, there has been no default by any of the participating life insurers and the Company has not reduced its loss reserves for any annuities purchased where it is both the owner and the payee. Management believes that based on the financial strength of the life insurers involved (mostly affiliates) the likelihood of the Company becoming liable, or incurring an incremental loss, is remote.

The estimated loss reserves eliminated by such structured settlement annuities and the unrecorded loss contingencies as of December 31, 2018 and 2017 were $1,328 and $1,321, respectively.

As of December 31, 2018, the Company had annuities with aggregate statement values in excess of one percent of its policyholders' surplus with life insurer affiliates as follows:

                                                                              Licensed in
Life Insurance Company                                      State of Domicile  New York   Statement Value
----------------------                                      ----------------- ----------- ---------------
American General Life Insurance Company of Texas                 Texas            No           $166
American General Life Insurance Company of Delaware             Delaware          No            270
The United State Life Insurance Company in the City of New        New
  York                                                            York            Yes           837

Fair Value of Financial Instruments
--------------------------------------------------------------------------------

The degree of judgment used in measuring the fair value of financial instruments generally inversely correlates with the level of observable valuation inputs. The Company maximizes the use of observable inputs and minimizes the use of unobservable inputs when measuring fair value. Financial instruments with quoted prices in active markets generally have more pricing observability and less judgment is used in measuring fair value. Conversely, financial instruments for which no quoted prices are available have less observability and are measured at fair value using valuation models or other pricing techniques that require more judgment. Pricing observability is affected by a number of factors, including the type of financial instrument, whether the financial instrument is new to the market and not yet established, the characteristics specific to the transaction, liquidity and general market conditions.

Assets and liabilities recorded at fair value are measured and classified in accordance with a fair value hierarchy consisting of three 'levels' based upon the observability of inputs available in the marketplace as discussed below:

    . Level 1: Fair value measurements that are based upon quoted prices (unadjusted) in active markets that we have the ability to access for identical assets or liabilities. Market price data generally is obtained from exchange or dealer markets. The quoted price for such instruments is not subject to adjustment.

-------------------------------------------------------------------------------
17 NOTES TO FINANCIAL STATEMENTS - As of December 31, 2018 and 2017 and for years ended December 31, 2018, 2017 and 2016.

American Home Assurance Company
Statutory Basis Financial Statements
(Dollars in Millions)
--------------------------------------------------------------------------------


    . Level 2: Fair value measurements based on inputs other than quoted prices included in Level 1 that are observable for the asset or liability, either directly or indirectly. Level 2 inputs include quoted prices for similar assets and liabilities in active markets, quoted prices for identical or similar assets or liabilities in markets that are not active, and inputs other than quoted prices that are observable for the asset or liability, such as interest rates and yield curves that are observable at commonly quoted intervals.

    . Level 3: Fair value measurements based on valuation techniques that use significant inputs that are unobservable. Both observable and unobservable inputs may be used to determine the fair values of positions classified in Level 3. The circumstances for using these measurements include those in which there is little, if any, market activity for the asset or liability. Therefore, we must make certain assumptions as to the inputs a hypothetical market participant would use to value that asset or liability. In certain cases, the inputs used to measure fair value may fall into different levels of the fair value hierarchy. In such cases, the level in the fair value hierarchy within which the fair value measurement in its entirety falls is determined based on the lowest level input that is significant to the fair value measurement in its entirety.

The Company's policy is to recognize transfers in and out at the end of the reporting period, consistent with the date of the determination of fair value (See Note 4 for the balance and activity of financial instruments). The valuation methods and assumptions used in estimating the fair values of financial instruments are as follows:

    . The fair values of bonds, mortgage loans, unaffiliated common stocks and preferred stocks are based on fair values that reflect the price at which a security would sell in an arm's length transaction between a willing buyer and seller. As such, sources of valuation include third party pricing sources, stock exchanges, brokers or custodians or the NAIC Capital Markets and Investment Analysis Office ("NAIC IAO").

    . The fair value of derivatives is determined using quoted prices in active markets and other market evidence whenever possible, including market-based updates, broker or dealer quotations or alternative pricing sources.

    . The carrying value of all other financial instruments approximates fair value due to the short term nature.

Cash Equivalents and Short Term Investments
--------------------------------------------------------------------------------
Cash equivalents are short-term, highly liquid investments, with original maturities of three months or less, that are both; (a) readily convertible to known amounts of cash; and (b) so near their maturity that they present insignificant risk of changes in value because of changes in interest rates. Highly liquid debt securities with maturities of greater than three months but less than twelve months from the date of purchase are classified as short-term investments. Short-term investments are carried at amortized cost which approximates fair value.

Bonds (including Loan Backed and Structured Securities)
--------------------------------------------------------------------------------
Bonds include any securities representing a creditor relationship, whereby there is a fixed schedule for one or more future payments such as US government agency securities, municipal securities, corporate and convertible bonds, and fixed income instruments. Loan-backed and structured securities ("LBaSS") include residential mortgage-backed securities ("RMBS"), commercial mortgage-backed securities ("CMBS"), and asset-backed securities ("ABS"), pass-through securities, lease-backed securities, equipment trust certificates, loan-backed securities issued by special purpose corporations or trusts, and securities where there is not direct recourse to the issuer.

Bonds and LBaSS with an NAIC IAO designation of "1" or "2" (considered to be investment grade) are carried at amortized cost. Bonds and LBaSS with an NAIC designation of "3", "4", "5", "5*", "6" or "6*" (considered to be non-investment grade) are carried at the lower of amortized cost or fair value. LBaSS fair values are primarily determined using independent pricing services and broker quotes. Bonds and LBaSS that have not been filed and have not received a designation in over a year, from the NAIC IAO, are assigned a 6* designation and carried at zero, with unrealized losses charged to surplus. Bond and LBaSS securities that have been filed and received a 6* designation can carry a value greater than zero. Bond and LBaSS securities are assigned a 5* designation when the following conditions are met: a) the documentation required for a full credit analysis did not exist, b) the issuer/obligor has made all contractual interest and principal payments, and c) an expectation of repayment of interest and principal exists. Amortization of premium or discount on bonds and LBaSS is calculated using the effective yield method.

Additionally, mortgage-backed securities ("MBS") and ABS prepayment assumptions are obtained from an outside vendor or internal estimates. The retrospective adjustment method is used to account for the effect of unscheduled payments affecting high credit quality securities, while securities with less than high credit quality and securities for which the collection of all contractual cash flows is not probable are both accounted for using the prospective adjustment method.

-------------------------------------------------------------------------------
18 NOTES TO FINANCIAL STATEMENTS - As of December 31, 2018 and 2017 and for years ended December 31, 2018, 2017 and 2016.

American Home Assurance Company
Statutory Basis Financial Statements
(Dollars in Millions)
--------------------------------------------------------------------------------


Mortgage Loans
--------------------------------------------------------------------------------
Mortgage loans on real estate are carried at unpaid principal balances, net of unamortized premiums, discounts and impairments. Pre-payments of principal are recorded as a reduction in the mortgage loan balance. If a mortgage loan provides for a prepayment penalty or acceleration fee in the event the loan is liquidated prior to its scheduled termination date, such fees is reported as investment income when received. Interest income includes interest collected, the change in interest income due and accrued, the change in unearned interest income as well as amortization of premiums, discounts, and deferred fees and recorded as earned in investment income in the statement of operations.

Impaired loans are identified by management as loans in which it is probable that all amounts due according to the contractual terms of the loan agreement will not be collected. The Company accrues income on impaired loans to the extent it is deemed collectible and the loan continues to perform under its original or restructured contractual terms. Non-performing loan interest income that is delinquent more than 90 days is generally recognized on a cash basis.

Mortgage loans are considered impaired when collection of all amounts due under contractual terms is not probable. Impairment is measured using either i) the present value of expected future cash flows discounted at the loan's effective interest rate, ii) the loan's observable market price, if available, or iii) the fair value of the collateral if the loan is collateral dependent. An allowance is typically established for the difference between the impaired value of the loan and its current carrying amount. Additional allowance amounts are established for incurred but not specifically identified impairments, based on statistical models primarily driven by past due status, debt service coverage, loan-to-value ratio, property occupancy, profile of the borrower and of the major property tenants, and economic trends in the market where the property is located. When all or a portion of a loan is deemed uncollectible, the uncollectible portion of the carrying amount of the loan is charged off against the allowance.

Internal credit risk ratings are assigned based on the consideration of risk factors including past due status, debt service coverage, loan-to-value ratio or the ratio of the loan balance to the estimated value of the property, property occupancy, profile of the borrower and of the major property tenants, economic trends in the market where the property is located, and condition of the property.

Preferred Stocks
--------------------------------------------------------------------------------
Perpetual preferred stocks with an NAIC rating of "P1" or "P2", having characteristics of equity securities are carried at fair value. Redeemable preferred stocks with an NAIC rating of "RP1" or "RP2", which have characteristics of debt securities, are carried at book value. All preferred stocks with an NAIC rating of "3" through "6" are carried at the lower of book or fair value.

Unaffiliated Common Stock Securities
--------------------------------------------------------------------------------
Unaffiliated common stock investments are carried at fair value with changes in fair value recorded as unrealized gains (losses) in Unassigned surplus, or as realized losses in the event a decline in value is determined to be other than temporary. For FHLB capital stock, which is only redeemable at par, the fair value shall be presumed to be par, unless considered other-than-temporarily impaired.

Investments in subsidiaries and affiliated companies
--------------------------------------------------------------------------------
Investments in non-publicly traded affiliates are recorded based on the underlying equity of the respective entity's financial statements as presented on a basis consistent with the nature of the affiliates operations (including any nonadmitted amounts). The Company's share of undistributed earnings and losses of affiliates is recorded as unrealized gains (losses) in Unassigned surplus.

Investments in joint ventures, partnerships and limited liability companies
--------------------------------------------------------------------------------
Other invested assets include joint ventures and partnerships and are accounted for under the equity method, based on the most recent financial statements of the entity. Changes in carrying value are recorded as unrealized gains (losses) in Unassigned surplus. Additionally, other invested assets include investments in collateralized loans that are recorded at the lower of amortized cost and the fair value of the underlying collateral. Changes in carrying value resulting from adjustments where the fair value is less than amortized cost are recorded as unrealized gains (losses) in Unassigned surplus, while changes resulting from amortization are recorded as Net investment income.

Derivatives
--------------------------------------------------------------------------------
Derivative financial instruments are accounted for at fair value using quoted prices in active markets and other market evidence whenever possible, including market-based inputs to valuation models, broker or dealer quotations or alternative pricing sources, reduced by the amount of collateral held or posted by the Company with respect to the derivative position. Changes in carrying value are recorded as unrealized gains (losses) in Unassigned surplus.

-------------------------------------------------------------------------------
19 NOTES TO FINANCIAL STATEMENTS - As of December 31, 2018 and 2017 and for years ended December 31, 2018, 2017 and 2016.

American Home Assurance Company
Statutory Basis Financial Statements
(Dollars in Millions)
--------------------------------------------------------------------------------


Net investment income and gain/loss
--------------------------------------------------------------------------------
Investment income is recorded as earned and includes interest, dividends and earnings from subsidiaries, loans and joint ventures. Realized gains or losses on the disposition or impairment of investments are determined on the basis of specific identification.

Investment income due and accrued is assessed for collectability. The Company records a valuation allowance on investment income receivable when it is probable that an amount is uncollectible by recording a charge against investment income in the period such determination is made. Any amounts receivable over 90 days past due, or 180 days past due for mortgage loans, that do not have a valuation allowance are nonadmitted by the Company.

Evaluating Investments for Other-Than-Temporary Impairment
--------------------------------------------------------------------------------
If a bond is determined to have an OTTI in value the cost basis is written down to fair value as its new cost basis, with the corresponding charge to Net realized capital gains (losses) as a realized loss.

For bonds, other than loan-backed and structured securities, an OTTI shall be considered to have occurred if it is probable that the Company will not be able to collect all amounts due under the original contractual terms..

For loan-backed and structured securities, an OTTI shall be considered to have occurred if the fair value of a security is below its amortized cost and management intends to sell or does not have the ability and intent to retain the security until recovery of the amortized cost (i.e., intent based impairment). When assessing the intent to sell a security, management evaluates relevant facts and circumstances including, but not limited to, decisions to rebalance the investment portfolio, sales of securities to meet cash flow needs and sales of securities to take advantage of favorable pricing.

In general, a security is considered a candidate for OTTI evaluation if it meets any of the following criteria:

    . The Company may not realize a full recovery on their investment based on lack of ability or intent to hold a security to recovery;

    .  Fundamental credit risk of the issuer exists; and/or

    . Other qualitative/quantitative factors exist indicating an OTTI has occurred.

When a credit-related OTTI is present, the amount of OTTI recognized as a realized capital loss is equal to the difference between the investment's amortized cost basis and the present value of cash flows expected to be collected regardless of management's ability or intent to hold the security.

Common and preferred stock investments whose fair value is less than their carrying value or is at a significant discount to acquisition value are considered to be potentially impaired. For securities with unrealized losses, an analysis is performed. Factors include:

    . If management intends to sell a security that is in an unrealized loss position then an OTTI loss is considered to have occurred;

    . If the investments are trading at a significant (25 percent or more) discount to par, amortized cost (if lower) or cost for an extended period of time based on facts and circumstances of the investment; or

    . If a discrete credit event occurs resulting in: (i) the issuer defaulting on a material outstanding obligation; (ii) the issuer seeking protection from creditors under bankruptcy law or any similar laws intended for court supervised reorganization of insolvent enterprises; or, (iii) the issuer proposing a voluntary reorganization pursuant to which creditors are asked to exchange their claims for cash or securities having a fair value substantially lower than par value of their claims; or

    .  If there are other factors precluding a full recovery of the investment.

Limited partnership investments whose fair value is less than its book value with a significant unrealized loss are considered candidates for OTTI. OTTI factors that are periodically considered include:

    . If an order of liquidation or other fundamental credit issues with the partnership exists;

    . If there is a significant reduction in scheduled cash flow activities between the Company and the partnership or fund during the year;

    . If there is an intent to sell, or the Company may be required to sell, the investment prior to the recovery of cost of the investment; or

    . If other qualitative/quantitative factors indicating an OTTI exist based on facts and circumstances of the investment.

-------------------------------------------------------------------------------
20 NOTES TO FINANCIAL STATEMENTS - As of December 31, 2018 and 2017 and for years ended December 31, 2018, 2017 and 2016.

American Home Assurance Company
Statutory Basis Financial Statements
(Dollars in Millions)
--------------------------------------------------------------------------------


Equities in Pools & Associations
--------------------------------------------------------------------------------
The Company accounts for its participation in the business pooled via the Association (see Note 6) and its deposit in the Association by recording the Company's share of:

    .  direct and assumed premium as gross premium,

    . underwriting and net investment income results in the Statements of Operations and Changes in Capital and Surplus,

    .  insurance and reinsurance balances in the Statements of Admitted Assets,

    . all other non-insurance assets and liabilities held by the Association, all of which are on its members' behalf, as Equities in Underwriting Pools and Associations in the Statements of Admitted Assets, and

    .  cashflows in the Statements of Cash Flows.

Foreign Currency Translation
--------------------------------------------------------------------------------
Foreign currency denominated assets and liabilities are translated into U.S. dollars using rates of exchange prevailing at the period end date. Revenues, expenses, gains, losses and surplus adjustments, of non-U.S. operations are translated into U.S. dollars based on weighted average exchange rate for the period. All gains or losses due to translation adjustments recorded as unrealized gains (losses) within Unassigned surplus in the Statements of Liabilities, Capital and Surplus. All realized gains and losses due to exchange differences between settlement date and transaction date resulting from foreign currency transactions, not in support of foreign insurance operations, are included in Net realized capital gains (losses) in the Statements of Operations and Changes in Capital and Surplus.

Retirement Plans, Deferred Compensation, Postemployment Benefits and
Compensated Absences and Other Postretirement Benefit Plans
--------------------------------------------------------------------------------
The Company's employees participate in various AIG-sponsored defined benefit pension and postretirement plans. AIG, as sponsor, is ultimately responsible for the maintenance of these plans in compliance with applicable laws. The Company is not directly liable for obligations under these plans. AIG charges the Company and its insurance company affiliates pursuant to intercompany expense sharing agreements; the expenses are then shared by the pool participants in accordance with the pooling agreement.

In August 2015, AIG amended the defined benefit pension plans, to freeze benefit accruals effective January 1, 2016. Consequently, these plans were closed to new participants and current participants ceased earning additional benefits as of December 31, 2015. However, interest credits continue to accrue on the existing cash balance accounts and participants are continuing to accrue years of service for purposes of vesting and early retirement eligibility and subsidies as they continue to be employed by AIG and its subsidiaries.

AIG sponsors various defined contribution plans that provide for pre-tax salary reduction contributions by its U.S. employees. The most significant plan is the AIG Incentive Savings Plan, to which the Company makes matching contributions of 100 percent of the first six percent of employee contributions, subject to Internal Revenue Service imposed limitations. Effective January 1, 2016, participants began receiving an additional fully vested, non-elective, non-discretionary employer contribution equal to three percent of the participant's annual base compensation for the plan year, paid each pay period regardless of whether the participant currently contributes to the plan, and subject to the Internal Revenue Service ("IRS")-imposed limitations.

The Company incurred employee related costs related to defined benefit and defined contribution plans during 2018, 2017 and 2016 of $5, $10 and $10, respectively.

Depreciation
--------------------------------------------------------------------------------
Certain assets, principally electronic data processing ("EDP") equipment, software and leasehold improvements are designated as nonadmitted assets and their net book value is deducted from surplus. EDP equipment primarily consists of non-operating software and is depreciated over its useful life, generally not exceeding five years. Leasehold improvements are amortized over the lesser of the remaining lease term or the estimated useful life of the leasehold improvement.

Income Taxes
--------------------------------------------------------------------------------
The Company files a consolidated U.S. federal income tax return with AIG. AIG has more than 300 subsidiaries which form part of this tax return. A complete listing of the participating subsidiaries is included in Note 8.

The Company is allocated U.S. federal income taxes based upon a tax sharing agreement (the "Tax Sharing Agreement") with AIG, effective January 1, 2018, and approved by the Company's Board of Directors. This agreement provides that the Company shall incur tax results that would have been paid or received by such company if it had filed a separate federal income tax return, with limited exceptions.

-------------------------------------------------------------------------------
21 NOTES TO FINANCIAL STATEMENTS - As of December 31, 2018 and 2017 and for years ended December 31, 2018, 2017 and 2016.

American Home Assurance Company
Statutory Basis Financial Statements
(Dollars in Millions)
--------------------------------------------------------------------------------


Additionally, while the agreement described above governs the current and deferred income tax recorded in the income tax provision, the amount of cash that will be paid or received for U.S. federal income taxes may at times be different. The terms of this agreement are based on principles consistent with the allocation of income tax expense or benefit on a separate company basis, except that:

    . The sections of the Internal Revenue Code relating to the Base Erosion Anti-abuse Tax ("BEAT") are applied, but only if the AIG consolidated group is subject to BEAT in the Consolidated Tax Liability, and;

    . The impact of Deferred Intercompany Transactions (as defined in Treas. Reg. (S)1.1502-13(b)(1), if the "intercompany items" from such transaction, as defined in Treas. Reg. (S)1.1502-13(b)(2), have not been taken into account pursuant to the "matching rule" of Treas. Reg.
       (S)1.1502-13(c)), are excluded from current taxation, provided however, that the Company records the appropriate deferred tax asset and/or deferred tax liability related to the gain or loss and includes such gain or loss in its separate return tax liability in the subsequent tax year when the deferred tax liability or deferred tax asset becomes current.

The Company has an enforceable right to recoup federal income taxes in the event of future net losses that it may incur or to recoup its net losses carried forward as an offset to future net income subject to federal income taxes.

Under the Tax Sharing Agreement, income tax liabilities related to uncertain tax positions and tax authority audit adjustments ("TAAAs") shall remain with the Company for which the income tax liabilities relate. Furthermore, if and when such income tax liabilities are realized or determined to no longer be necessary, the responsibility for any additional income tax liabilities, benefits or rights to any refunds due, remains with the Company.

In accordance with Circular Letter 1979-33 issued by the NY DFS, AIG shall establish and maintain an escrow account for amounts where the Company's separate return liability exceeds the AIG consolidated tax liability. As of December 31, 2018, the Company's separate return liability did not exceed the AIG consolidated tax liability and therefore no amounts were maintained in escrow.

Deferred Taxes
--------------------------------------------------------------------------------
The Company evaluates the recoverability of deferred tax assets and establishes a valuation allowance, if necessary, to reduce the deferred tax asset to an amount that is more likely than not to be realized ("adjusted gross deferred tax asset"). The evaluation of the recoverability of the deferred tax asset and the need for a valuation allowance requires management to weigh all positive and negative evidence to reach a conclusion that it is more likely than not that all or some portion of the deferred tax asset will not be realized. The weight given to the evidence is commensurate with the extent to which it can be objectively verified. The more negative evidence that exists, the more positive evidence is necessary and the more difficult it would be to support a conclusion that a valuation allowance is not needed.

The Company's framework for assessing the recoverability of deferred tax assets requires it to consider all available evidence, including:

    . the nature, frequency, and amount of cumulative financial reporting income and losses in recent years;

    . the sustainability of recent operating profitability of the Company's subsidiaries;

    . the predictability of future operating profitability of the character necessary to realize the net deferred tax asset;

    . the carryforward periods for the net operating loss, capital loss and foreign tax credit carryforwards, including the effect of reversing taxable temporary differences; and

    . prudent and feasible actions and tax planning strategies that would be implemented, if necessary, to protect against the loss of the deferred tax asset.

The adjusted gross deferred tax asset is then assessed for statutory admissibility. The reversing amount eligible for loss carryback or the amount expected to be realized in three years is admissible, subject to the defined surplus limitation. The remaining adjusted gross deferred tax asset can be admitted to the extent of offsetting deferred tax liabilities.

2. Accounting Adjustments to Statutory Basis Financial Statements
--------------------------------------------------------------------------------

A. Change in Accounting Principles
--------------------------------------------------------------------------------

2018 and 2017 Changes
--------------------------------------------------------------------------------

The Company did not adopt any material change in accounting principles in 2018 or 2017.

-------------------------------------------------------------------------------
22 NOTES TO FINANCIAL STATEMENTS - As of December 31, 2018 and 2017 and for years ended December 31, 2018, 2017 and 2016.

American Home Assurance Company
Statutory Basis Financial Statements
(Dollars in Millions)
--------------------------------------------------------------------------------


2016 Changes
--------------------------------------------------------------------------------
In 2016, the Company adopted the following change in the SSAP:

Going Concern: In June 2015, the Statutory Accounting Principles Working Group adopted changes to SSAP No.1, , Disclosures of Accounting Policies, Risks & Uncertainties, and Other Disclosures ("SSAP 1"), with a December 31, 2016 effective date, requiring management to evaluate whether there are conditions that give rise to substantial doubt over the Company's ability to continue as a going concern within one year from the financial statement issuance date. Conditions that would give rise to substantial doubt ordinarily relate to the Company's ability to meet its obligations as they become due. If substantial doubt arises over the Company's ability to continue as a going concern, the Company shall provide disclosure detailing management's evaluation and the consideration of management's plans to alleviate any substantial doubt. The adoption of this change did not have an effect on the Company's financial condition, results of operations or cash flows.

B. Adjustments to Surplus
--------------------------------------------------------------------------------
During 2018, 2017 and 2016 the Company identified corrections that resulted in after-tax statutory adjustments to beginning capital and surplus of $72, $38 and $66, respectively. In accordance with SSAP No. 3, Accounting Changes and Corrections of Errors ("SSAP 3"), the corrections of errors have been reported in the 2018, 2017 and 2016 statutory financial statements as adjustments to Unassigned surplus. The impact of these corrections would have decreased the 2017 pre-tax income by $10 and decreased the 2016 pre-tax income by $20. Management has concluded that the effects of these errors on the previously issued financial statements were immaterial based on a quantitative and qualitative analysis. The impact to surplus, assets and liabilities as of January 1, 2018, 2017 and 2016 is presented in the following tables:

                                                        Policyholders' Total Admitted
2018 Adjustments                                           Surplus         Assets     Total Liabilities
----------------                                        -------------- -------------- -----------------
Balance at December 31, 2017                                $6,238        $25,638          $19,400
Adjustments to beginning Capital and Surplus:
   Asset corrections                                            56             56               --
   Liability corrections                                         6             --               (6)
   Income tax corrections                                       10             10               --
                                                            ------        -------          -------
       Total adjustments to beginning Capital and
         Surplus                                                72             66               (6)
                                                            ------        -------          -------
Balance at January 1, 2018 as adjusted                      $6,310        $25,704          $19,394
                                                            ======        =======          =======

An explanation for each of the adjustments for prior period corrections is described below:

Asset corrections - The increase in net admitted assets is primarily the result of a) an understatement in the carrying value of an investment impacting 2017 financials; b) deposit accounting not recorded within contract terms.

Liability corrections - The decrease in total liabilities is primarily the result of a) a net decrease in unearned premium reserves on multi-year direct policies; partially offset by b) an increase due to an over-cession of premiums and losses on a specific program.

Income tax corrections - The increase in the tax assets is primarily the result of a) corrections to prior period balances for adjustments to the current and deferred tax assets and liabilities and b) the tax effect of the corresponding change in asset realization and liability corrections.

-------------------------------------------------------------------------------
23 NOTES TO FINANCIAL STATEMENTS - As of December 31, 2018 and 2017 and for years ended December 31, 2018, 2017 and 2016.

American Home Assurance Company
Statutory Basis Financial Statements
(Dollars in Millions)
--------------------------------------------------------------------------------


                                                                Policyholders' Total Admitted
2017 Adjustments                                                   Surplus         Assets     Total Liabilities
----------------                                                -------------- -------------- -----------------
Balance at December 31, 2016                                        $6,448        $29,684          $23,236
Adjustments to beginning Capital and Surplus:
   Asset corrections                                                    27             27               --
   Liability corrections                                                 3             --               (3)
   Income tax corrections                                                8              8               --
                                                                    ------        -------          -------
       Total adjustments to beginning Capital and Surplus               38             35               (3)
                                                                    ------        -------          -------
Balance at January 1, 2017 as adjusted                              $6,486        $29,719          $23,233
                                                                    ======        =======          =======

An explanation for each of the adjustments for prior period corrections is described below:

Asset corrections - The increase in net admitted assets is primarily the result of the recording of real estate step up gains.

Liability corrections - The decrease in total liabilities is primarily the result of a) a decrease due to an over-accrual of insurance taxes, licenses and fees; partially offset by b) an increase resulting from the understatement of losses; c) an increase due to understatement of interest expense on environmental funds held and d) an increase for direct business which was being accounted for as Deposit Accounting in error.

Income tax corrections - The increase in the tax assets is primarily the result of a) corrections to prior period balances for adjustments to the current and deferred tax assets and liabilities and b) the tax effect of the corresponding change in asset realization and liability corrections.

                                                                Policyholders' Total Admitted
2016 Adjustments                                                   Surplus         Assets     Total Liabilities
----------------                                                -------------- -------------- -----------------
Balance at December 31, 2015                                        $6,641        $26,103          $19,462
Adjustments to beginning Capital and Surplus:
   Asset corrections                                                    42             42               --
   Liability corrections                                                (3)            --                3
   Income tax corrections                                               27             27               --
                                                                    ------        -------          -------
       Total adjustments to beginning Capital and Surplus               66             69                3
                                                                    ------        -------          -------
Balance at January 1, 2016 as adjusted                              $6,707        $26,172          $19,465
                                                                    ======        =======          =======

An explanation for each of the adjustments for prior period corrections is described below:

Asset corrections - The increase in net admitted assets is primarily the result of a) an increase due to an overcharge of claims service fees related to an internally developed system; partially offset by b) a decrease due to understatement of the prior year expense allocation; and c) a decrease related to unsupported ceded premiums.

Liability corrections - The increase in total liabilities is primarily the result of a) an increase due to ceded losses reversed without consideration of contract limits; b) an increase due to recording of unsupported ceded reserves; and c) an increase resulting from losses understated on certain client accounts; partially offset by d) a decrease related to an overstatement of profit share between AIG PC Pool companies and AIG Warranty Guard Agency.

Income tax corrections - The increase in the tax assets is primarily the result of a) corrections to prior period balances for adjustments to the current and deferred tax assets and liabilities and b) the tax effect of the corresponding change in asset realization and liability corrections.

-------------------------------------------------------------------------------
24 NOTES TO FINANCIAL STATEMENTS - As of December 31, 2018 and 2017 and for years ended December 31, 2018, 2017 and 2016.

American Home Assurance Company
Statutory Basis Financial Statements
(Dollars in Millions)
--------------------------------------------------------------------------------


3. Investments
--------------------------------------------------------------------------------

A. Bond Investments
--------------------------------------------------------------------------------
The reconciliations from carrying value to fair value of the Company's bond investments as of December 31, 2018 and 2017 are outlined in the tables below:

                                                                                        Gross      Gross
                                                                            Carrying  Unrealized Unrealized   Fair
December 31, 2018                                                            Value      Gains      Losses     Value
-----------------                                                           --------- ---------- ---------- ---------
U.S. governments                                                            $      57  $      1    $  --    $      58
All other governments                                                             258         1       (4)         255
States, territories and possessions                                               432        20       (3)         449
Political subdivisions of states, territories and possessions                     382        13       (1)         394
Special revenue and special assessment obligations and all non-guaranteed
  obligations of agencies and authorities and their political subdivisions      2,636        53      (27)       2,662
Industrial and miscellaneous                                                   10,769       461     (113)      11,117
                                                                            ---------  --------    -----    ---------
Total                                                                       $  14,534  $    549    $(148)   $  14,935
                                                                            =========  ========    =====    =========

                                                                                        Gross      Gross
                                                                            Carrying  Unrealized Unrealized   Fair
December 31, 2017                                                            Value      Gains      Losses     Value
-----------------                                                           --------- ---------- ---------- ---------
U.S. governments                                                            $     109  $      2     $ --    $     111
All other governments                                                             207         1       (1)         207
States, territories and possessions                                               664        41       (1)         704
Political subdivisions of states, territories and possessions                     752        36       (1)         787
Special revenue and special assessment obligations and all non-guaranteed
  obligations of agencies and authorities and their political subdivisions      2,944       101      (13)       3,032
Industrial and miscellaneous                                                   10,477       565      (52)      10,990
                                                                            ---------  --------     ----    ---------
Total                                                                       $  15,153  $    746     $(68)   $  15,831
                                                                            =========  ========     ====    =========

The carrying values and fair values of bonds at December 31, 2018, by contractual maturity, are shown below. Actual maturities may differ from contractual maturities because borrowers may have the right to call or prepay certain obligations with or without call or prepayment penalties.

                                                           Carrying    Fair
December 31, 2018                                           Value      Value
-----------------                                         ---------- ----------
Due in one year or less                                   $      487 $      487
Due after one year through five years                          2,557      2,567
Due after five years through ten years                         1,882      1,873
Due after ten years                                            1,959      1,986
Structured securities                                          7,693      8,065
                                                          ---------- ----------
Total                                                     $   14,578 $   14,978
                                                          ========== ==========

-------------------------------------------------------------------------------
25 NOTES TO FINANCIAL STATEMENTS - As of December 31, 2018 and 2017 and for years ended December 31, 2018, 2017 and 2016.

American Home Assurance Company
Statutory Basis Financial Statements
(Dollars in Millions)
--------------------------------------------------------------------------------


B. Mortgage Loan Investments
--------------------------------------------------------------------------------
The minimum and maximum lending rates for mortgage loans during 2018 were:

                                   Minimum        Maximum
                  Category      Lending Rate % Lending Rate %
                  --------      -------------- --------------
                  Office             4.3%           5.0%
                  Industrial         3.0%           4.5%
                  Multi-Family       2.1%           4.3%
                  Residential        2.9%           5.2%

The maximum percentage of any one loan to the value of security at the time of the loan, exclusive of insured or guaranteed or purchase money mortgages was 95 percent. The Company's mortgage loan portfolio is current as to payments of principal and interest, for both periods presented. There were no significant amounts of nonperforming mortgages (defined as those loans where payment of contractual principal or interest is more than 90 days past due) during any of the periods presented. The Company did not have any advanced amounts for taxes or assessments. The following table details an analysis of mortgage loans as of December 31, 2018 and 2017:

                                   Residential            Commercial
                                ----------------- ---------------------------
                           Farm Insured All Other Insured All Other Mezzanine Total
                           ---- ------- --------- ------- --------- --------- ------
2018
   Recorded Investment
   Current                 $--    $--     $486      $--    $2,191      $--    $2,677
   30 - 59 days past due    --     --        2       --        --       --         2
                           ---    ---     ----      ---    ------      ---    ------
   Total                   $--    $--     $488      $--    $2,191      $--    $2,679
                           ---    ---     ----      ---    ------      ---    ------
2017
   Recorded Investment
   Current                 $--    $--     $339      $--    $1,727      $--    $2,066
   30 - 59 days past due    --     --        1       --        --       --         1
                           ---    ---     ----      ---    ------      ---    ------
Total                      $--    $--     $340      $--    $1,727      $--    $2,067
                           ===    ===     ====      ===    ======      ===    ======

C. Loan-Backed and Structured Securities
--------------------------------------------------------------------------------

The Company did not record any non-credit OTTI losses during 2018 and 2017 for LBaSS.

As of December 31, 2018 and 2017, the Company held LBaSS for which it recognized $43 and $19 respectively of credit-related OTTI based on the present value of projected cash flows being less than the amortized cost of the securities.

The following table shows the aggregate unrealized losses and related fair value relating to those securities for which an OTTI has not been recognized as of the reporting date and the length of time that the securities have been in a continuous unrealized loss position:

Years Ended December 31,                                              2018        2017
------------------------                                            --------    --------
Aggregate unrealized losses:
   Less than 12 Months                                              $     36    $     28
   12 Months or longer                                              $     41    $      5
Aggregate related fair value of securities with unrealized losses:
   Less than 12 Months                                              $  1,723    $  2,178
   12 Months or longer                                              $  1,376    $    215

The Company held structured notes as of December 31, 2018 and 2017 with a total carrying value of $140 and $128, respectively. There were no structured notes held as of December 31, 2018 and 2017 which were considered mortgage-referenced securities.

-------------------------------------------------------------------------------
26 NOTES TO FINANCIAL STATEMENTS - As of December 31, 2018 and 2017 and for years ended December 31, 2018, 2017 and 2016.

American Home Assurance Company
Statutory Basis Financial Statements
(Dollars in Millions)
--------------------------------------------------------------------------------


D. Unrealized losses
--------------------------------------------------------------------------------
The fair value of the Company's bonds and stocks that had gross unrealized losses (where fair value is less than amortized cost) as of December 31, 2018 and 2017 are set forth in the tables below:

December 31, 2018                    Less than 12 Months   12 Months or Longer          Total
-----------------                   --------------------  --------------------  --------------------
                                               Unrealized            Unrealized            Unrealized
Description of Securities           Fair Value   Losses   Fair Value   Losses   Fair Value   Losses
-------------------------           ---------- ---------- ---------- ---------- ---------- ----------
U.S. governments                      $   13     $  --      $   22     $  --      $   35     $  --
All other governments                     67        (3)        124        (4)        191        (7)
States, territories and possessions       51        (3)         44        (1)         95        (4)
Political subdivisions of states,
  territories and possessions             49        (1)         52        (1)        101        (2)
Special revenue and special
  assessment obligations and all
  non-guaranteed obligations of
  agencies and authorities and
  their political subdivisions           264        (3)        723       (24)        987       (27)
Industrial and miscellaneous           3,360       (99)      1,825       (67)      5,185      (166)
                                      ------     -----      ------     -----      ------     -----
Total bonds                           $3,804     $(109)     $2,790     $ (97)     $6,594     $(206)
                                      ------     -----      ------     -----      ------     -----
Affiliated                                --        --          10        (5)         10        (5)
Non-affiliated                             9        (1)         --        --           9        (1)
                                      ------     -----      ------     -----      ------     -----
Total common stocks                   $    9     $  (1)     $   10     $  (5)     $   19     $  (6)
                                      ------     -----      ------     -----      ------     -----
Total bonds and stocks                $3,813     $(110)     $2,800     $(102)     $6,613     $(212)
                                      ======     =====      ======     =====      ======     =====

December 31, 2017                    Less than 12 Months   12 Months or Longer          Total
-----------------                   --------------------  --------------------  --------------------
                                               Unrealized            Unrealized            Unrealized
Description of Securities           Fair Value   Losses   Fair Value   Losses   Fair Value   Losses
-------------------------           ---------- ---------- ---------- ---------- ---------- ----------
U.S. governments                      $    8      $ --       $ --       $ --      $    8     $  --
All other governments                    138        (3)        23         (1)        161        (4)
States, territories and possessions       49        (1)         6         --          55        (1)
Political subdivisions of states,
  territories and possessions             35        --         35         (1)         70        (1)
Special revenue and special
  assessment obligations and all
  non-guaranteed obligations of
  agencies and authorities and
  their political subdivisions           541       (12)       100         (1)        641       (13)
Industrial and miscellaneous           2,674       (46)       625        (16)      3,299       (62)
                                      ------      ----       ----       ----      ------     -----
Total bonds                           $3,445      $(62)      $789       $(19)     $4,234     $ (81)
                                      ------      ----       ----       ----      ------     -----
Affiliated                                --        --        128        (49)        128       (49)
Non-affiliated                             5        --         --         --           5        --
                                      ------      ----       ----       ----      ------     -----
Total common stocks                   $    5      $ --       $128       $(49)     $  133     $ (49)
                                      ------      ----       ----       ----      ------     -----
Total bonds and stocks                $3,450      $(62)      $917       $(68)     $4,367     $(130)
                                      ======      ====       ====       ====      ======     =====

E. Realized Gains Losses
--------------------------------------------------------------------------------

Proceeds from sales and associated gross realized gains (losses) for the years ended December 31, 2018, 2017 and 2016 were as follows:

Years ended December 31         2018               2017               2016
-----------------------  ------------------ ------------------ ------------------
                                   Equity             Equity             Equity
                          Bonds  Securities  Bonds  Securities  Bonds  Securities
                         ------  ---------- ------  ---------- ------  ----------
Proceeds from sales      $1,924     $339    $5,648     $59     $3,895     $34
Gross realized gains         14       21        79       5         83      12
Gross realized losses       (27)      --       (69)     --        (48)     --

-------------------------------------------------------------------------------
27 NOTES TO FINANCIAL STATEMENTS - As of December 31, 2018 and 2017 and for years ended December 31, 2018, 2017 and 2016.

American Home Assurance Company
Statutory Basis Financial Statements
(Dollars in Millions)
--------------------------------------------------------------------------------


F. Derivative Financial Instruments
--------------------------------------------------------------------------------
The Company holds currency as well as interest rate derivative financial instruments in the form of currency swaps, interest rate swaps, and currency forwards and futures to manage risk from currency exchange rate fluctuations, and the impact of such fluctuations to surplus and cash flows on investments or loss reserves. While not accounted for under hedge accounting, the currency derivatives are economic hedges of the Company's exposure to fluctuations in the value of receipts on certain investments held by the Company denominated in foreign currencies (primarily GBP and EUR), or of the Company's exposure to fluctuations in recorded amounts of loss reserves denominated in foreign currencies (primarily JPY). Additionally, interest rate derivatives were entered into to manage risk from fluctuating interest rates in the market, and the impact of such fluctuations to surplus and cash flows on investments or loss reserves. The interest rate derivatives are cash flow hedges of the Company's exposure to fluctuations in LIBOR/EURIBOR rates on investments in collateralized loan obligations.

Market Risk

The Company is exposed under these types of contracts to fluctuations in value of the swaps and forwards and variability of cash flows due to changes in interest rates and exchange rates.

Credit Risk

The current credit exposure of the Company's derivative contracts is limited to the fair value of such contracts. Credit risk is managed by entering into transactions with creditworthy counterparties and obtaining collateral.

Cash Requirements

The Company is subject to collateral requirements on its currency and interest rate derivative contracts. Additionally, the Company is required to make currency exchanges on fixed dates and fixed amounts or fixed exchange rates, or make a payment in the amount of foreign currency physically received on certain foreign denominated investments. For interest rate swaps, the Company is required to make payments based on a floating rate (LIBOR/EURIBOR) on a fixed payment date.

The currency and interest rate derivatives do not qualify for hedge accounting. As a result, the Company's currency and interest rate contracts are accounted for at fair value and the changes in fair value are recorded as unrealized gains (losses) in Unassigned surplus within the Statements of Operations and Changes in Capital and Surplus until the contract expires, paid down or is redeemed early. In the event a contract is fully redeemed before its expiration, the related unrealized amounts will be recognized in the Net realized capital gains (losses). Furthermore, if the contract has periodic payments or fully matures, any related unrealized amounts are recognized in net investment income.

The Company did not apply hedge accounting to any of its derivatives for any period in these financial statements. The following tables summarize the outstanding notional amounts, the fair values and the realized and unrealized gains or losses of the derivative financial instruments held by the Company for the years ended December 31, 2018 and 2017.

                                   December 31, 2018         Year ended December 31, 2018
                               -------------------------- ----------------------------------
Derivative Financial             Outstanding              Realized capital Unrealized capital
Instrument                     Notional Amount Fair Value gains/ (losses)   gains / (losses)
--------------------           --------------- ---------- ---------------- ------------------
Swaps                              $1,334         $ 5           $(2)              $25
Forwards                               --          --            --                (1)
                                   ------         ---           ---               ---
Total                              $1,334         $ 5           $(2)              $24
                                   ======         ===           ===               ===

                                   December 31, 2017         Year ended December 31, 2017
                               -------------------------  ----------------------------------
Derivative Financial             Outstanding              Realized Capital Unrealized capital
Instrument                     Notional Amount Fair Value  gains/(losses)    gains / losses
--------------------           --------------- ---------- ---------------- ------------------
Swaps                               $583          $(15)         $(9)              $(44)
Forwards                             250             1            1                  4
                                    ----          ----          ---               ----
Total                               $833          $(14)         $(8)              $(40)
                                    ====          ====          ===               ====

-------------------------------------------------------------------------------
28 NOTES TO FINANCIAL STATEMENTS - As of December 31, 2018 and 2017 and for years ended December 31, 2018, 2017 and 2016.

American Home Assurance Company
Statutory Basis Financial Statements
(Dollars in Millions)
--------------------------------------------------------------------------------


G. Other Invested Assets
--------------------------------------------------------------------------------
During 2018, 2017 and 2016, the Company recorded OTTI losses on investments in joint ventures and partnerships of $91, $81, and $66, respectively.

H. Investment Income
--------------------------------------------------------------------------------
The Company had $0 and $1 accrued investment income receivables over 90 days past due as of December 31, 2018 and 2017, respectively. Investment expenses of $36, $42 and $33 were included in Net investment income earned for the years ended December 31, 2018, 2017 and 2016, respectively.

I. Restricted Assets
--------------------------------------------------------------------------------
The Company had securities deposited with regulatory authorities, as required by law, with a carrying value of $1,676 and $1,645 as of December 31, 2018 and 2017, respectively.

4. Fair Value of Financial Instruments
--------------------------------------------------------------------------------
The following tables present information about financial instruments carried at fair value on a recurring basis and indicates the level of the fair value measurement as of December 31, 2018 and 2017:

December 31, 2018                              Level 1 Level 2 Level 3  Total
-----------------                              ------- ------- ------- -------
Bonds                                          $   --  $  578  $   96  $   674
Common stocks                                     111      --      25      136
Mutual funds                                        2      --      --        2
Derivative assets                                  --      22      --       22
Derivative liabilities                             --     (17)     --      (17)
                                               ------  ------  ------  -------
Total                                          $  113  $  583  $  121  $   817
                                               ======  ======  ======  =======

December 31, 2017                             Level 1 Level 2  Level 3  Total
-----------------                             ------- -------  ------- -------
Bonds                                         $   --  $   245  $   65  $   310
Common stocks                                    136      276      22      434
Mutual funds                                       1        2      --        3
Derivative assets                                 --        6      --        6
Derivative liabilities                            --      (20)     --      (20)
                                              ------  -------  ------  -------
Total                                         $  137  $   509  $   87  $   733
                                              ======  =======  ======  =======

There were no assets carried at fair value that were transferred between Level 1 and Level 2 during 2018. During the year ended December 31, 2017, $2 of common stocks transferred from Level 1 to Level 2 as an alternative method was utilized to determine fair value as active market price was not readily accessible.

-------------------------------------------------------------------------------
29 NOTES TO FINANCIAL STATEMENTS - As of December 31, 2018 and 2017 and for years ended December 31, 2018, 2017 and 2016.

American Home Assurance Company
Statutory Basis Financial Statements
(Dollars in Millions)
--------------------------------------------------------------------------------


A. Fair Value Measurements in Level 3 of the Fair Value Hierarchy
--------------------------------------------------------------------------------
The following tables show the balance and activity of financial instruments classified as level 3 in the fair value hierarchy for the years ended
December 31, 2018 and 2017.

                                                       Total Realized
                                                       Gains (Losses)                 Purchases,
               Beginning                                included in     Unrealized      Sales,
               Balance at                                   Net       Gains (Losses)  Issuances,   Balance at
               January 1, Transfers into Transfers out   Investment    Included in   Settlements, December 31,
                  2018       Level 3      of Level 3       Income        Surplus         Net          2018
               ---------- -------------- ------------- -------------- -------------- ------------ ------------
Bonds             $65          $98           $(141)         $(13)          $(2)          $ 89         $ 96
Common stocks      22            1             (26)           15            (2)            15           25
                  ---          ---           -----          ----           ---           ----         ----
Total             $87          $99           $(167)         $  2           $(4)          $104         $121
                  ===          ===           =====          ====           ===           ====         ====

                                                       Total Realized
                                                       Gains (Losses)                 Purchases,
               Beginning                                included in     Unrealized      Sales,
               Balance at                                   Net       Gains (Losses)  Issuances,   Balance at
               January 1, Transfers into Transfers out   Investment    Included in   Settlements, December 31,
                  2017       Level 3      of Level 3       Income        Surplus         Net          2017
               ---------- -------------- ------------- -------------- -------------- ------------ ------------
Bonds             $66          $16           $(85)          $(1)           $--           $69          $65
Common Stocks      21           --             --             5             --            (4)          22
                  ---          ---           ----           ---            ---           ---          ---
Total             $87          $16           $(85)          $ 4            $--           $65          $87
                  ===          ===           ====           ===            ===           ===          ===

Assets are transferred out of Level 3 when circumstances change such that significant inputs can be corroborated with market observable data or when the asset is no longer carried at fair value. This may be due to a significant increase in market activity for the asset, a specific event, one or more significant inputs becoming observable or when a long-term interest rate significant to a valuation becomes short-term and thus observable. Transfers out of Level 3 can also occur due to favorable credit migration resulting in a higher NAIC designation. Securities are generally transferred into Level 3 due to a decrease in market transparency, downward credit migration and an overall increase in price disparity for certain individual security types. The Company's policy is to recognize transfers in and out at the end of the reporting period, consistent with the date of the determination of fair value.

The table below presents information about the significant unobservable inputs used for recurring fair value measurements for certain Level 3 instruments, and includes only those instruments for which information about the inputs is reasonably available to the Company, such as data from independent third-party valuation service providers and from internal valuation models. Because input information from third-parties with respect to certain Level 3 instruments may not be reasonably available to the Company, balances shown below may not equal total amounts reported for such Level 3 assets.

         Fair Value at December 31, 2018 Valuation Technique  Unobservable Input Range (Weighted Average)
         ------------------------------- -------------------- ------------------ ------------------------
Assets:
Bonds                  $31               Discounted cash flow       Yield         3.94% - 5.75% (4.85%)

-------------------------------------------------------------------------------
30 NOTES TO FINANCIAL STATEMENTS - As of December 31, 2018 and 2017 and for years ended December 31, 2018, 2017 and 2016.

American Home Assurance Company
Statutory Basis Financial Statements
(Dollars in Millions)
--------------------------------------------------------------------------------


B. Fair Value of all Financial Instruments
--------------------------------------------------------------------------------
The table below details the fair value of all financial instruments except for those accounted for under the equity method as of December 31, 2018 and 2017:

                                                                                               Not
                                             Aggregate  Admitted                           Practicable
December 31, 2018                            Fair Value  Assets  Level 1 Level 2  Level 3 (Carry Value)
-----------------                            ---------- -------- ------- -------  ------- -------------
Bonds                                         $14,935   $14,534   $ --   $10,809  $4,126       $--
Cash equivalents and short term investments       191       191    134        57      --        --
Common stock                                      145       145    111         9      25        --
Derivative assets                                  22        22     --        22      --        --
Derivative liabilities                            (17)      (17)    --       (17)     --        --
Mortgage loans                                  2,673     2,679     --        --   2,673        --
Mutual funds                                        2         2      2        --      --        --
Preferred stock                                    50        49     --        50      --        --
                                              -------   -------   ----   -------  ------       ---
Total                                         $18,001   $17,605   $247   $10,930  $6,824       $--
                                              =======   =======   ====   =======  ======       ===

                                                                                               Not
                                             Aggregate  Admitted                           Practicable
December 31, 2017                            Fair Value  Assets  Level 1 Level 2  Level 3 (Carry Value)
-----------------                            ---------- -------- ------- -------  ------- -------------
Bonds                                         $15,831   $15,153   $ --   $11,434  $4,397       $--
Cash equivalents and short term investments       138       138    138        --      --        --
Common stock                                      445       445    136       288      21        --
Derivative assets                                   6         6     --         6      --        --
Derivative liabilities                            (20)      (20)    --       (20)     --        --
Mortgage loans                                  2,079     2,067     --        --   2,079        --
Mutual funds                                        3         3      1         2      --        --
Preferred stock                                    50        49     --        50      --        --
                                              -------   -------   ----   -------  ------       ---
Total                                         $18,532   $17,841   $275   $11,760  $6,497       $--
                                              =======   =======   ====   =======  ======       ===

5. Reserves for Losses and Loss Adjustment Expenses
--------------------------------------------------------------------------------
A roll forward of the Company's net reserves for losses and LAE as of December 31, 2018, 2017 and 2016, is set forth in the table below:

December 31,                                                   2018     2017     2016
------------                                                 -------  -------  -------
Reserves for losses and LAE, end of prior year               $12,115  $12,210  $13,171
                                                             -------  -------  -------
Incurred losses and LAE related to:
   Current accident year                                       4,000    4,700    4,377
   Prior accident year                                           260      277    1,102
                                                             -------  -------  -------
   Total incurred losses and LAE                             $ 4,260  $ 4,977  $ 5,479
                                                             -------  -------  -------
Paid losses and LAE related to:
   Current accident year                                      (1,182)  (1,140)  (1,123)
   Prior accident year                                        (4,258)  (3,932)  (5,317)
                                                             -------  -------  -------
   Total paid losses and LAE                                  (5,440)  (5,072)  (6,440)
                                                             -------  -------  -------
Reserves for losses and LAE, end of current year             $10,935  $12,115  $12,210
                                                             =======  =======  =======

During 2018, after applying the impact of the ADC, the Company reported net unfavorable prior year development on loss and LAE reserves of approximately $260, which includes a decrease in loss reserve discount on prior accident years of $24. Under the ADC, 80 percent of the reserve risk on substantially all of the Company's commercial long-tail exposures for accident years 2015 and prior is ceded to NICO. Excluding the impact of the ADC, the Company recognized unfavorable prior year loss reserve development of $491.

-------------------------------------------------------------------------------
31 NOTES TO FINANCIAL STATEMENTS - As of December 31, 2018 and 2017 and for years ended December 31, 2018, 2017 and 2016.

American Home Assurance Company
Statutory Basis Financial Statements
(Dollars in Millions)
--------------------------------------------------------------------------------


The 2018 unfavorable prior year development is generally a result of the following:

    . Unfavorable prior year development in excess casualty, driven by the combination of construction defect and construction wrap claims from accident years 2015 and prior where the Company reacted to significant increases in severity and longer claim reporting patterns, as well as higher than expected loss severity in accident years 2016 and 2017, which led to an increase in estimates for these accident years;

    . Unfavorable prior year development in financial lines, primarily from directors & officers (D&O) and employment practices liability (EPLI) policies covering corporate and national insureds as well as private and not-for-profit insureds. This development was predominantly in accident years 2014-2017 and resulted largely from increases in severity as the frequency of class action lawsuits increased in those years; and

    . Unfavorable prior year development in personal lines reflecting an increase in estimates in respect of the California Wildfires and Hurricane Irma.

During 2017, after applying the impact of the ADC, the Company reported net unfavorable prior year development on loss and LAE reserves of approximately $277, which includes a decrease in loss reserve discount on prior accident years of $45. Under the ADC, 80 percent of the reserve risk on substantially all of the Company's commercial long-tail exposures for accident years 2015 and prior is ceded to NICO. Excluding the impact of the ADC, the Company recognized unfavorable prior loss reserve development of $452.

The 2017 unfavorable prior year development is generally a result of the following:

    . Unfavorable prior year development in excess casualty and primarily general liability products within Other Liability - Occurrence line of business, driven primarily by increases in underlying severity and greater than expected loss experience in accident year 2016 as well as increased development from claims related to construction defects and construction wrap business (largely from accident years 2006 and prior);

    . Unfavorable prior year development in excess casualty and directors and officers ("D&O") within Other Liability - Claims-Made line of business, covering privately owned and not-for-profit insureds. The D&O development was predominantly in accident year 2016 and resulted largely from increases in bankruptcy-related claims and fiduciary liability claims for large educational institutions; and

    . Unfavorable prior year development primarily driven by commercial auto business in the program business unit. A significant portion of this development came from accident year 2016 with much of it related to programs that have been terminated over the past year.

During 2016, the Company reported adverse loss and LAE net reserve development of $1,102 which includes a loss reserve discount of $152 due to accretion. The adverse development is comprised mainly of development on the Primary Workers Compensation class of business of $669, the Primary General Liability class of business of $270, the Excess Casualty class of business of $268, the Medical Malpractice class of business of $152, the Primary Commercial Auto class of business of $123, and the Programs class of business of $131. In addition, favorable prior year loss development on retrospectively rated policies was $12 as of December 31, 2016, which was offset by additional return premiums. Original estimates are adjusted as additional information becomes known regarding individual claims. As a result of the ADC, there was $514 of prior year development (net of discount) ceded to NICO. Refer to Note 1 for further details regarding this transaction.

The Company's reserves for losses and LAE have been reduced for anticipated salvage and subrogation of $249, $252 and $242 for the years ended December 31, 2018, 2017 and 2016, respectively. The Company paid $9, $32 and $36 in the reporting period to settle 204, 233 and 54 claims related to extra contractual obligations or bad faith claims stemming from lawsuits for the years ended December 31, 2018, 2017 and 2016, respectively.

A. Asbestos/Environmental Reserves
--------------------------------------------------------------------------------
The Company has indemnity claims asserting injuries from toxic waste, hazardous substances, asbestos and other environmental pollutants and alleged damages to cover the clean-up costs of hazardous waste dump sites (environmental claims). Estimation of environmental claims loss reserves is a difficult process, as these claims, which emanate from policies written in 1986 and prior years, cannot be estimated by conventional reserving techniques. Environmental claims development is affected by factors such as inconsistent court resolutions, the broadening of the intent of policies and scope of coverage and increasing number of new claims. The Company and other industry members have and will continue to litigate the broadening judicial interpretation of policy coverage and the liability issues. If the courts continue in the future to expand the intent of the policies and the scope of the coverage, as they have in the past, additional liabilities would emerge for amounts in excess of reserves held.
This emergence cannot now be reasonably estimated, but could have a material impact on the Company's future operating results or financial position.

-------------------------------------------------------------------------------
32 NOTES TO FINANCIAL STATEMENTS - As of December 31, 2018 and 2017 and for years ended December 31, 2018, 2017 and 2016.

American Home Assurance Company
Statutory Basis Financial Statements
(Dollars in Millions)
--------------------------------------------------------------------------------


The Company has exposure to asbestos and/or environmental losses and LAE costs arising from pre-1986 general liability, product liability, commercial multi-peril and excess liability insurance or reinsurance policies as noted below:

                                                Asbestos Losses          Environmental Losses
                                           -------------------------  -------------------------
December 31,                                 2018     2017     2016     2018     2017     2016
------------                               -------  -------  -------  -------  -------  -------
   Direct
Loss and LAE reserves, beginning of year   $   797  $   838  $   819  $   215  $   255  $   149
Impact of pooling restructure transaction       --       --      137       --       --       25
Incurred losses and LAE                        (17)       2       37       97        1       91
Calendar year paid losses and LAE              (53)     (43)    (155)     (27)     (41)     (10)
                                           -------  -------  -------  -------  -------  -------
Loss and LAE Reserves, end of year         $   727  $   797  $   838  $   285  $   215  $   255
                                           -------  -------  -------  -------  -------  -------
   Assumed reinsurance
Loss and LAE reserves, beginning of year   $   258  $   249  $   264  $    19  $    15  $    14
Impact of pooling restructure transaction       --       --       43       --       --        2
Incurred losses and LAE                         76       27        1       (1)       6       (1)
Calendar year paid losses and LAE              (18)     (18)     (59)      (1)      (2)      --
                                           -------  -------  -------  -------  -------  -------
Loss and LAE Reserves, end of year         $   316  $   258  $   249  $    17  $    19  $    15
                                           -------  -------  -------  -------  -------  -------
   Net of reinsurance
Loss and LAE reserves, beginning of year   $     1  $     1  $     9  $    --  $    --  $    --
Impact of pooling restructure transaction       --       --        2       --       --       --
Incurred losses and LAE                         --       --       --       --       --       --
Calendar year paid losses and LAE               --       --      (10)      --       --       --
                                           -------  -------  -------  -------  -------  -------
Loss and LAE Reserves, end of year         $     1  $     1  $     1  $    --  $    --  $    --
                                           =======  =======  =======  =======  =======  =======

The Company estimates the full impact of the asbestos and environmental exposure by establishing case basis reserves on all known losses and establishes bulk reserves for IBNR losses and LAE based on management's judgment after reviewing all the available loss, exposure, and other information.

Included in the above table are loss and LAE - IBNR and bulk reserves arising from pre-1986 general liability, product liability, commercial multi-peril and excess liability insurance or reinsurance policies as noted below:

Asbestos                                            Loss Reserves LAE Reserves
December 31,                                         2018   2017   2018   2017
------------                                        ------ ------ ------ ------
Direct basis:                                       $  350 $  406 $   39 $   45
Assumed reinsurance basis:                             125     78     14      9
Net of ceded reinsurance basis:                         --     --     --     --

Environmental                                       Loss Reserves LAE Reserves
December 31,                                         2018   2017   2018   2017
------------                                        ------ ------ ------ ------
Direct basis:                                       $  112 $   68 $   48 $   29
Assumed reinsurance basis:                               5      3      2      1
Net of ceded reinsurance basis:                         --     --     --     --

B. Loss Portfolio Transfer
--------------------------------------------------------------------------------

On February 12, 2018, the Company and certain AIG affiliated insurers (collectively, the "Reinsureds" (as cedants), each of which is a member of the Combined Pool) commuted certain loss portfolio reinsurance agreements with Eaglestone (as reinsurer). The commuted reinsurance agreements with Eaglestone related to environmental impairment liability and related exposures, pre-1986 environmental, public entity, occupational accident exposures, miscellaneous run-off general liability and workers' compensation exposures, and selected physicians and surgeons professional liability policies. The commutation settlement was equal to the statutory balances as of the January 1, 2017 effective date.

-------------------------------------------------------------------------------
33 NOTES TO FINANCIAL STATEMENTS - As of December 31, 2018 and 2017 and for years ended December 31, 2018, 2017 and 2016.

American Home Assurance Company
Statutory Basis Financial Statements
(Dollars in Millions)
--------------------------------------------------------------------------------


On the same date, the Reinsureds (as cedants), Eaglestone (as original reinsurer), and Fortitude Re (as replacement reinsurer), a wholly owned AIG subsidiary and registered Class 4 and Class E reinsurer in Bermuda, entered into a novation agreement whereby obligations of excess workers' compensation business previously ceded by the Reinsureds to Eaglestone were transferred to Fortitude Re. The novation consideration was equal to the total statutory reserves ceded to Eaglestone as of the January 1, 2017 effective date.

Further, and also on the same date, a book of assumed reinsurance business of the Reinsureds, which was previously embedded in one of the LPTs that was commuted, was ceded back to Eaglestone as a separate LPT ("Re-ceded Portfolio") on a fund transferred basis with settlement equal to the statutory balances as of the January 1, 2017 effective date, resulting in no gain in surplus to the Reinsureds.

Finally, the Reinsureds (as cedants) ceded substantially all commuted business as detailed above through various LPT reinsurance agreements to Fortitude Re (as replacement reinsurer). Additionally, at the same time, the Reinsureds also ceded to Fortitude Re additional business related to certain excess workers' compensation (accident years 2011 and 2012), certain pollution legal liability, buffer trucking, some healthcare primary and excess product coverages businesses. The consideration for the above reinsurance agreements is equal to the statutory book value of the ceded liabilities as of the January 1, 2017 effective date, resulting in no gain in surplus to the Reinsureds. The consideration was settled on a funds withheld basis. Interest on the funds withheld is determined by the total return of a certain earmarked portfolio of assets owned by the Reinsureds.

The recording of these transactions by the Reinsureds in the first quarter of 2018 required the reversal of interest expense on funds held due to Eaglestone on the commuted portfolios and the recognition of interest expense due to Fortitude Re on the commuted portfolios and the new cessions, in order to record the effect of the transaction as of the stated effective date of January 1, 2017.

A reconciliation of change in reserves and corresponding consideration (paid) received for the above transactions between Eaglestone, Fortitude Re and the Reinsureds for the effective date of January 1, 2017 are shown below:

                                                                 LPTs
                                                             (Previously
                                                               commuted
                                                             business and
                                                              2016 Exit   Re-ceded
Company                                 Novation Commutation  Portfolio)  Portfolio  Total
-------                                 -------- ----------- ------------ --------- -------
Reserves
--------
Eaglestone Reinsurance Company          $(1,577)   $(2,895)    $    --      $ 41    $(4,431)
Fortitude Reinsurance Company             1,577         --       4,013        --      5,590
Combined Pool Companies:
   National Union Fire Ins. Co. of
     Pittsburgh, Pa.                         --      1,013      (1,405)      (14)      (406)
   American Home Assurance Company           --      1,013      (1,405)      (14)      (406)
   Lexington Insurance Company               --        869      (1,203)      (13)      (347)
Total Combined Pool                          --      2,895      (4,013)      (41)    (1,159)

Consideration (Paid) Received as Funds
Held, Cash and Securities
--------------------------------------
Eaglestone Reinsurance Company           (1,734)    (2,895)         --        41     (4,588)
Fortitude Reinsurance Company             1,734         --       4,013        --      5,747
Combined Pool Companies:
   National Union Fire Ins. Co. of
     Pittsburgh, Pa.                         --      1,013      (1,405)      (14)      (406)
   American Home Assurance Company           --      1,013      (1,405)      (14)      (406)
   Lexington Insurance Company               --        869      (1,203)      (13)      (347)
Total Combined Pool                          --      2,895      (4,013)      (41)    (1,159)

-------------------------------------------------------------------------------
34 NOTES TO FINANCIAL STATEMENTS - As of December 31, 2018 and 2017 and for years ended December 31, 2018, 2017 and 2016.

American Home Assurance Company
Statutory Basis Financial Statements
(Dollars in Millions)
--------------------------------------------------------------------------------


The below table presents the reserves as of December 31, 2017 that were transferred during 2018 between Eaglestone, Fortitude Re and the Reinsureds for the above transactions:

                                                                       LPTs
                                                                   (Previously
                                                                     commuted
                                                                   business and
                                                                    2016 Exit   Re-ceded  Total Change in
Company                                       Novation Commutation  Portfolio)  Portfolio    Reserves
-------                                       -------- ----------- ------------ --------- ---------------
Eaglestone Reinsurance Company                $(1,477)   $(2,567)    $    --      $ 32        $(4,012)
Fortitude Reinsurance Company                   1,477         --       3,442        --          4,919
Combined Pool Companies:
   National Union Fire Ins. Co. of
     Pittsburgh, Pa.                               --        898      (1,205)      (11)          (318)
   American Home Assurance Company                 --        898      (1,205)      (11)          (318)
   Lexington Insurance Company                     --        771      (1,032)      (10)          (271)
Total Combined Pool                                --      2,567      (3,442)      (32)          (907)

C. Discounting of Liabilities for Unpaid Losses or Unpaid Loss Adjustment
   Expenses
--------------------------------------------------------------------------------
The Company discounts its workers' compensation (both tabular and non-tabular) reserves.

The calculation of the Company's tabular discount is based upon the mortality table used in the 2007 US Decennial Life Table, and applying a 3.5 percent interest rate. Only case basis reserves are subject to tabular discounting. The December 31, 2018 and 2017 liabilities include $569 and $781 of such discounted reserves, respectively.

Tabular Reserve Discount
--------------------------------------------------------------------------------
The table below presents the amount of tabular discount applied to the Company's reserves as of December 31, 2018, 2017 and 2016.

Lines of Business                                         2018     2017        2016
-----------------                                       -------- --------    --------
Workers' Compensation
   Case Reserves                                        $    135 $    134    $     96

As of December 31, 2018 and 2017, the tabular case reserve discount is presented net of the ceded discount related to the ADC of $184 and $162, respectively.

Non-Tabular Discount
--------------------------------------------------------------------------------
The Company's non-tabular workers' compensation case reserves are discounted using the Company's own payout pattern and a 5 percent interest rate, as prescribed by NY SAP. The table below presents the amount of non-tabular discount applied to the Company's reserves as of December 31, 2018, 2017 and 2016.

Lines of Business                                         2018        2017        2016
-----------------                                       --------    --------    --------
Workers' Compensation
   Case Reserves                                        $     73    $     86    $    159

As of December 31, 2018 and 2017, the non-tabular case reserve discount is presented net of the ceded discount related to the ADC of $193 and $187, respectively.

-------------------------------------------------------------------------------
35 NOTES TO FINANCIAL STATEMENTS - As of December 31, 2018 and 2017 and for years ended December 31, 2018, 2017 and 2016.

American Home Assurance Company
Statutory Basis Financial Statements
(Dollars in Millions)
--------------------------------------------------------------------------------


6. Related Party Transactions
--------------------------------------------------------------------------------

A. Combined Pooling Agreement
--------------------------------------------------------------------------------
2017 Pooling Restructure Transaction

In 2017, the Combined Pooling Agreement was amended and restated among the twelve member companies. In order to rebalance the capital accounts of the companies in the Combined Pool, certain participants of the Combined Pool made distributions or received contributions of capital during March 2017. The change in the Combined Pooling Agreement had no effect on the Company's reported assets, liabilities, surplus, operations or cash flow, as the Company's participation in the pool remained the same.

2016 Pooling Restructure Transaction

In 2016, the Combined Pooling Agreement was amended and restated among the twelve member companies. In order to rebalance the capital accounts of the companies in the Combined Pool, certain participants of the Combined Pool made distributions or received contributions of capital during February 2016. C&I distributed to AIG PC US, its parent, an amount of $700, of which $158 was an extraordinary dividend and $542 was a return of capital. Subsequently, AIG PC US made a contribution to American Home in the amount of $700.

The following table shows the changes in assets, liabilities and surplus as a result of the 2016 Pooling Restructure Transaction:

                                                                       Amount
                                                                       ------
  Assets:
     Agents' balances or uncollected premiums                          $  286
     Amounts recoverable from reinsurers                                   51
     Funds held by or deposited with reinsured companies                   31
     Other insurance assets                                                37
                                                                       ------
         Total Assets                                                     405
                                                                       ------
  Liabilities
     Unearned premium reserves (net)                                      521
     Reinsurance payable on paid losses and loss adjustment expenses       34
     Reserves for losses and loss adjustment expenses (net)             2,265
     Funds held by company under reinsurance treaties                     227
     Ceded reinsurance premiums payable                                    47
     Other insurance liabilities                                          140
                                                                       ------
         Total Liabilities                                             $3,234
                                                                       ------
  Statements of Operations and Changes in Surplus
     Net premiums written                                              $  521
     Change in unearned premium reserves                                 (521)
                                                                       ------
     Premiums earned                                                       --
                                                                       ------
     Other underwriting expenses incurred                                  82
                                                                       ------
     Net loss                                                             (82)
                                                                       ------
     Total change in Surplus                                              (82)
                                                                       ------
  Net Impact                                                           $2,747
                                                                       ------
  Consideration received
     Securities received                                               $   18
     Cash received                                                      2,729
                                                                       ------
  Consideration Received                                               $2,747
                                                                       ======

Other underwriting expenses incurred represent the net expense allowance impact to the Company pursuant to the Combined Pooling Agreement.

-------------------------------------------------------------------------------
36 NOTES TO FINANCIAL STATEMENTS - As of December 31, 2018 and 2017 and for years ended December 31, 2018, 2017 and 2016.

American Home Assurance Company
Statutory Basis Financial Statements
(Dollars in Millions)
--------------------------------------------------------------------------------


The Company received a permitted practice from the domiciliary state that resulted in the reporting of consideration for the transfer of undiscounted loss reserves as paid (or negative paid) losses within losses incurred, rather than presenting such amounts within premiums written and earned. This permitted practice only relates to the inception of the pooling arrangement. As a result, the consideration paid relating to unearned premium is reflected as negative premiums written, as offset by the change in unearned premium, and the consideration relating to the transfer of undiscounted loss reserves and loss adjustment expenses was recorded as negative paid losses, as offset by the change in net losses incurred. This permitted practice had no effect upon net income or surplus for the period.

Statutory accounting principles allow for prospective accounting treatment for modifications to existing intercompany pooling agreements that do not result in a gain in surplus to the insurance group or to impacted companies. Transfer of both assets and the liabilities valued at statutory book value ensures that there is no impact to surplus as a result of implementing a modification to an existing pooling arrangement. Under the terms of the Combined Pooling agreement, which was approved by the individual company's Insurance Department state of domicile, all assets and liabilities were transferred at statutory book value, gross of admissibility, recoverability allowances, provisions and discount amounts. Due to the adjustment for these amounts, there were impacts to the individual companies' net income and surplus amounts, mainly due to the prescribed or permitted practices of the individual company's Insurance Department state of domicile in comparison to other states of domicile. Specifically, changes in discount resulting from the net reduction in workers' compensation reserves retained following the reduction in the Company's pooling participation were reflected as a charge to income based on the state prescribed discount rates. In addition, the Companies were compensated for any previous acquisition costs associated with unearned premium reserves that were subject to transfer, as well as certain expense reallocations that had no effect to the Combined Pool. As a result of the transaction, the Company recorded an increase/(decrease) in its Assets, Liabilities, Surplus and Net Income subsequent to the changes associated with the net consideration received (described above), yet inclusive of the change in discount, acquisition costs and expense reallocation adjustments as follows:

                                    Net Admitted                      Net
    Line Description                   Assets    Liabilities Surplus Income
    ----------------                ------------ ----------- ------- ------
    Change in nonadmitted assets        $--          $--      $(21)   $ --
    Workers' compensation discount       --           --        83      83
    Other allocations                    --           --       (20)    (14)
                                        ---          ---      ----    ----
    Total                               $--          $--      $ 42    $ 69
                                        ===          ===      ====    ====

B. American International Overseas Association
--------------------------------------------------------------------------------
AIG formed the Association, a Bermuda exempted limited partnership, in 1976, as the pooling mechanism for AIG's international general insurance operations. At the time of forming the Association, the member companies entered into a reinsurance agreement to govern the business pooled in the Association. The current participation percentages for the Association Pool member companies are set forth in the table below.

                                                   NAIC Co. Participation
      Member Company                                 Code      Percent
      --------------                               -------- -------------
      Combined Pool Member companies, as follows:
         National Union                             19445        78%
         New Hampshire                              23841        12%
         American Home                              19380        10%

The Company's participation in the Association is pooled among all Pool members in proportion to their participation in the Combined Pool.

-------------------------------------------------------------------------------
37 NOTES TO FINANCIAL STATEMENTS - As of December 31, 2018 and 2017 and for years ended December 31, 2018, 2017 and 2016.

American Home Assurance Company
Statutory Basis Financial Statements
(Dollars in Millions)
--------------------------------------------------------------------------------


C. Significant Transactions
--------------------------------------------------------------------------------
The following table summarizes transactions (excluding reinsurance and cost allocation transactions) that occurred during 2018, 2017 and 2016 between the Company and affiliated companies in which the value exceeded one-half of one percent of the Company's admitted assets as of December 31, 2018, 2017 and 2016:

                                                                                  2018
                                                            -------------------------------------------------
                                                             Assets Received by      Assets Transferred by
                                                                 the Company              the Company
                                                            --------------------- ---------------------------
Date of                                                     Statement
Transaction  Explanation of Transaction  Name of Affiliate    Value   Description Statement Value Description
-----------  --------------------------  -----------------  --------- ----------- --------------- -----------
 12/31/18      Capital Contribution        (a)AIG PC US       $150    Receivables       --            --
                                                              ----    -----------       --            --
(a) Refer to Note 11 and 12 for more details.

                                                                                          2017
                                                                    -------------------------------------------------
                                                                    Assets Received by the  Assets Transferred by the
                                                                           Company                   Company
                                                                    ---------------------  ---------------------------
Date of                                                             Statement
Transaction      Explanation of Transaction      Name of Affiliate    Value    Description Statement Value Description
-----------  ----------------------------------  -----------------  ---------  ----------- --------------- -----------
 01/19/17    Purchase of securities                 AIG, Inc.         $264     Securities       $264             Cash
 10/31/17    Purchase and sale of securities        Lexington          343     Securities        359       Securities
 10/31/17    Purchase of securities                 Lexington           16        Cash            --               --
 10/31/17    Purchase and sale of securities        National           499     Securities        507       Securities
                                                    Union
 10/31/17    Purchase of securities                 National             9        Cash            --               --
                                                    Union

                                                                                            2016
                                                                    -----------------------------------------------------
                                                                       Assets Received by        Assets Transferred by
                                                                           the Company                the Company
                                                                    ------------------------- ---------------------------
Date of                                                             Statement
Transaction      Explanation of Transaction      Name of Affiliate    Value     Description   Statement Value Description
-----------  ----------------------------------- -----------------  --------- --------------- --------------- -----------
 01/25/16    Receivable for Capital Contribution   (a)AIG PC US       $650         Securities      $ --               --
 02/29/16    Capital Contribution                  AIG PC US           700         Securities        --               --
 06/30/16    Dividend                              AIG PC US            --                 --       300       Securities
 09/30/16    Dividend                              AIG PC US            --                 --       300       Securities
 Various     Sale of Securities                    The Variable        310                 --       310             Cash
                                                   Annuity Life
                                                   Insurance
                                                   Company
 Various     Purchase of Securities                American            187    Securities/Cash       187       Securities
                                                   General Life
                                                   Insurance
                                                   Company

(a)Refer to Note 11 for more details.

AIG Global Real Estate Investment Corp. ("AIGGRE") Restructure

In 2018, the Company and several of its U.S. insurance company affiliates restructured their respective ownership interests in certain real estate equity investments previously originated by an affiliate, AIGGRE (including its investment management affiliates), by contributing such interests to three separate real estate investment funds managed by AIGGRE - AIGGRE U.S. Real Estate Fund I, LP ("U.S. Fund I"), AIGGRE U.S. Real Estate Fund II, LP ("U.S. Fund II" and, together with U.S. Fund I, the "U.S. Funds"), and AIGGRE Europe Real Estate Fund I S.C.SP ("Europe Fund I"). The U.S. Funds each closed on November 1, 2018.

In connection with the closing of U.S. Fund I, the Company made a capital commitment to the fund of up to $276 (representing an approximately 23% equity interest therein), and contributed the Company's interests in certain real estate equity investments (with an aggregate fair value of approximately $209) and received a cash payment from the fund of approximately $24.

-------------------------------------------------------------------------------
38 NOTES TO FINANCIAL STATEMENTS - As of December 31, 2018 and 2017 and for years ended December 31, 2018, 2017 and 2016.

American Home Assurance Company
Statutory Basis Financial Statements
(Dollars in Millions)
--------------------------------------------------------------------------------

In connection with the closing of U.S. Fund II, the Company made a capital commitment to the fund of up to $621 (representing approximately 23% equity interest therein), and contributed to the fund the Company's interests in certain real estate equity investments (with an aggregate fair value of approximately $702) and received a cash payment from the fund of approximately $224.

Further, Europe Fund I closed on November 2, 2018. In connection with the closing of Europe Fund I, the Company made a capital commitment to the fund of up to $52 (representing an approximately 8% equity interest therein), and contributed cash to the fund (approximately $34).

As a result of this transaction, the Company received equity in the Funds equaling the fair value of the assets transferred. The transfer is accounted for at fair value with any gain deferred until permanence of transfer of risk and rewards can be established. Any loss is recognized immediately, if any. The difference between the carrying value of the assets transferred and consideration received is recorded as a basis difference, which will be admitted subject to applicable limits and amortized over the duration of the Funds.

At December 31, 2018, the Company's unfunded capital commitment to U.S. Fund I, U.S. Fund II and Europe Fund I, after certain additional capital was called, was approximately $91, $134, and $24, respectively.

As of December 31, 2018 the Company's balance in the U.S. Fund I, U.S. Fund II and Europe Fund I was $101, $342, and $27, respectively.

D. Amounts Due to or from Related Parties
--------------------------------------------------------------------------------

At December 31, 2018 and 2017, the Company reported the following receivables/payables balances from/to its Ultimate Parent, subsidiaries and affiliates (excluding reinsurance transactions). Intercompany agreements have defined settlement terms and related receivables are reported as nonadmitted if balances due remain outstanding more than ninety days past the due date as specified in the agreement.

As of December 31,                                               2018    2017
------------------                                              ------- -------
Balances with AIG PC US                                         $   150 $    --
Balances with other member pool companies                            --       1
Balances with other affiliates                                      134       4
                                                                ------- -------
Receivable from parent, subsidiaries and affiliates             $   284 $     5
                                                                ------- -------
Balances with National Union                                    $   524 $   658
Balances with other member pool companies                            25      --
Balances with other affiliates                                       16      16
                                                                ------- -------
Payable to parent, subsidiaries and affiliates                  $   565 $   674
                                                                ======= =======

Current federal and foreign income taxes (payable) recoverable under the Tax Sharing Agreement at December 31, 2018 and 2017 were $(9) and $(12), respectively.

The Company did not change its methods of establishing terms regarding any transactions with its affiliates during the years ended December 31, 2018 or 2017.

E. Guarantees or Contingencies for Related Parties
--------------------------------------------------------------------------------
The Company has issued guarantees whereby it unconditionally and irrevocably guarantees all present and future obligations and liabilities arising from the policies of insurance issued by certain insurers who, as of the guarantee issue date, were members of the AIG holding company group. The guarantees were provided in order to secure or maintain the guaranteed companies' rating status issued by certain rating agencies, as disclosed in Note 10.

F. Management, Service Contract and Cost Sharing Arrangements
--------------------------------------------------------------------------------
As an affiliated company of AIG, the Company utilizes centralized services from AIG and its affiliates. The Company is allocated a charge for these services, based on the amount of incremental expense associated with operating the Company as a separate legal entity. The amount of expense allocated to the Company each period was determined based on an analysis of services provided to the Company.


-------------------------------------------------------------------------------
39 NOTES TO FINANCIAL STATEMENTS - As of December 31, 2018 and 2017 and for years ended December 31, 2018, 2017 and 2016.

American Home Assurance Company
Statutory Basis Financial Statements
(Dollars in Millions)
--------------------------------------------------------------------------------


The following table summarizes fees incurred related to affiliates that exceeded one-half of one percent of the Company's admitted assets during 2018, 2017 and 2016:

Affiliates                                             2018     2017     2016
----------                                           -------- -------- --------
AIG Claims Inc.                                      $    192 $    201 $    173
                                                     -------- -------- --------
   Total                                             $    192 $    201 $    173
                                                     ======== ======== ========

In 2018, 2017 and 2016 management service costs included severance expenses pertaining to an AIG-wide initiative to centralize work streams into lower cost locations and create a more streamlined organization.

G. Borrowed Money
--------------------------------------------------------------------------------
The Company (among other affiliates) is a borrower under a Loan Agreement, with AIG, as lender, pursuant to which the Company may borrow funds from AIG from time to time (the "Loan Facility"). The aggregate amount of all loans that may be outstanding under the Loan Facility at a given time is $500. As of December 31, 2018 and 2017, the Company had no outstanding liability pursuant to this Loan Facility.

Significant debt terms and covenants include the following:

    . The Company must preserve and maintain its legal existence while maintaining all rights, privileges and franchises necessary to the normal conduct of its business;

    . The Company must take, or cause to be taken, all other actions reasonably necessary or desirable to preserve and defend the rights of the Lender to payment hereunder, and to assure to the Lender the benefits hereof, and;

    . The Company must not merge with or into or consolidate with any other person, sell, transfer or dispose of all or substantially all of its assets or undergo any change in the control of its voting stock unless
       (a) such merger or consolidation is with or into a wholly-owned subsidiary of Lender, (b) such sale or transfer is to a wholly-owned subsidiary of the Lender or (c) the Company receives the prior written authorization from the Lender.

There have been no violations of the terms and covenants associated with the debt issuance.

Refer to Note 11E regarding funds borrowed from FHLB.

7. Reinsurance
--------------------------------------------------------------------------------
In the ordinary course of business, the Company may use both treaty and facultative reinsurance to minimize its net loss exposure to a) any single catastrophic loss event; b) an accumulation of losses from a number of smaller events; or c) provide greater risk diversification. Based on the terms of the reinsurance contracts, a portion of expected IBNR losses will be recoverable in accordance with terms of the reinsurance protection purchased. This determination is necessarily based on the estimate of IBNR and accordingly, is subject to the same uncertainties as the estimate of IBNR. Ceded amounts related to paid and unpaid losses and loss expenses with respect to these reinsurance agreements are generally substantially collateralized. The Company remains liable to the extent that the reinsurers do not meet their obligation under the reinsurance contracts after any collateral is exhausted, and as such, the financial condition of the reinsurers is regularly evaluated and monitored for concentration of credit risk. In addition, the Company assumes reinsurance from other insurance companies.

-------------------------------------------------------------------------------
40 NOTES TO FINANCIAL STATEMENTS - As of December 31, 2018 and 2017 and for years ended December 31, 2018, 2017 and 2016.

American Home Assurance Company
Statutory Basis Financial Statements
(Dollars in Millions)
--------------------------------------------------------------------------------


The following table presents direct, assumed reinsurance and ceded reinsurance written and earned premiums for the years ended December 31, 2018, 2017 and 2016:

                                     2018              2017              2016
Years Ended December 31,       ----------------- ----------------- -----------------
                               Written   Earned  Written   Earned  Written   Earned
                               -------- -------- -------- -------- -------- --------
Direct premiums                $    482 $    672 $    682 $    592 $    715 $    481
Reinsurance premiums assumed:
   Affiliates                     7,221    7,322    7,243    7,527    8,658    8,182
   Non-affiliates                   147      192      298      276      311      217
                               -------- -------- -------- -------- -------- --------
       Gross premiums             7,850    8,186    8,223    8,395    9,684    8,880
                               -------- -------- -------- -------- -------- --------
Reinsurance premiums ceded:
   Affiliates                     1,063    1,268    1,264    1,205    1,513    1,169
   Non-affiliates                 1,803    1,909    1,928    2,020    1,903    1,659
                               -------- -------- -------- -------- -------- --------
       Net premiums            $  4,984 $  5,009 $  5,031 $  5,170 $  6,268 $  6,052
                               ======== ======== ======== ======== ======== ========

As of December 31, 2018 and 2017, and for the years then ended, the Company's unearned premium reserves, paid losses and LAE, and reserves for losses and LAE (including IBNR), have been reduced for reinsurance ceded as follows:

                               Unearned Premium Paid Losses and Reserves for Losses
                                   Reserves           LAE             and LAE
                               ---------------- --------------- -------------------
December 31, 2018:
   Affiliates                      $    759        $     51          $   9,034
   Non-affiliates                       501             314              8,567
                                   --------        --------          ---------
   Total                           $  1,260        $    365          $  17,601
                                   ========        ========          =========
December 31, 2017:
   Affiliates                      $  1,068        $     59          $   9,829
   Non-affiliates                       608             266              7,747
                                   --------        --------          ---------
   Total                           $  1,676        $    325          $  17,576
                                   ========        ========          =========

A. Reinsurance Return Commission
--------------------------------------------------------------------------------
The maximum amount of return commission which would have been due to reinsurers if all of the Company's reinsurance had been cancelled as of December 31, 2018 and 2017 with the return of the unearned premium reserve is as follows:

                          Assumed Reinsurance                Ceded Reinsurance                        Net
                   --------------------------------- --------------------------------- --------------------------------
                   Premium Reserve Commission Equity Premium Reserve Commission Equity Premium Reserve Commission Equity
                   --------------- ----------------- --------------- ----------------- --------------- -----------------
December 31, 2018
   Affiliates          $4,007            $825            $  759            $123            $3,248            $702
   All Other              117              24               501              81              (384)            (57)
                       ------            ----            ------            ----            ------            ----
Total                  $4,124            $849            $1,260            $204            $2,864            $645
                       ------            ----            ------            ----            ------            ----
December 31, 2017
   Affiliates          $4,150            $745            $1,068            $179            $3,082            $566
   All Other              161              29               608             102              (447)            (73)
                       ------            ----            ------            ----            ------            ----
Total                  $4,311            $774            $1,676            $281            $2,635            $493
                       ======            ====            ======            ====            ======            ====

-------------------------------------------------------------------------------
41 NOTES TO FINANCIAL STATEMENTS - As of December 31, 2018 and 2017 and for years ended December 31, 2018, 2017 and 2016.

American Home Assurance Company
Statutory Basis Financial Statements
(Dollars in Millions)
--------------------------------------------------------------------------------


B. Unsecured Reinsurance Recoverable

The aggregate unsecured reinsurance balances (comprising recoverables for paid and unpaid losses and LAE and unearned premium reserves) in excess of three percent of policyholders' surplus at December 31, 2018 and 2017 with respect to an individual reinsurer, and each of such reinsurer's related group members having an unsecured aggregate reinsurance balance with the company, are as follows:

Reinsurer                                                          2018   2017
---------                                                         ------ -------
Affiliates:
   Combined Pool*                                                 $7,321 $ 8,648
   Eaglestone                                                        645   1,019
   Other affiliates                                                   16       3
                                                                  ------ -------
   Total affiliates                                               $7,982 $ 9,670
                                                                  ------ -------
   Berkshire Hathaway Group                                        1,062   4,733
   Swiss Reinsurance Group                                           439     536
                                                                  ------ -------
Total Non-affiliates                                               1,501   5,269
                                                                  ------ -------
   Total affiliates and non-affiliates                            $9,483 $14,939
                                                                  ------ -------

* Includes intercompany pooling impact of $577 related to Unearned Premium Reserve, $6,486 related to Reserves for Losses and LAE and $13 related to Paid losses and LAE as of and for the year ended December 31, 2018, and $887, $7,505, and $17, respectively, as of and for the year ended December 31, 2017.

C. Reinsurance Recoverable in Dispute
--------------------------------------------------------------------------------
At December 31, 2018 and 2017, the aggregate of all disputed items did not exceed ten percent of capital and surplus and there were no amounts in dispute for any single reinsurer that exceeded five percent of capital and surplus. The total reinsurance recoverable balances in dispute are $46 and $58 as of December 31, 2018 and 2017, respectively.

D. Retroactive Reinsurance
--------------------------------------------------------------------------------
On January 20, 2017, the Combined Pool entered into an adverse development reinsurance agreement with NICO under which the Combined Pool ceded to NICO eighty percent of its reserve risk above an attachment point on substantially all of its U.S. Commercial long-tail exposures for accident years 2015 and prior. Under this agreement, the Combined Pool ceded to NICO eighty percent of net paid losses on subject business on or after January 1, 2016 in excess of $25,000 of net paid losses, up to an aggregate limit of $25,000. At NICO's
80 percent share, NICO's limit of liability under the contract is $20,000. The Combined Pool paid consideration of approximately $10,188 in February 2017, including interest at 4 percent per annum from January 1, 2016 through date of payment. American Home's share of the consideration paid was $3,566. NICO placed the consideration received into a collateral trust account as security for NICO's claim payment obligations, and Berkshire Hathaway Inc. has provided a parental guarantee to secure NICO's obligations under the agreement.

American Home accounted for this transaction as prospective reinsurance, except that the surplus gain associated with the ADC has been reported in a segregated surplus account and does not form a part of the Company's Unassigned funds.

The total surplus gain recognized by the Combined Pool as of December 31, 2018 and 2017 was $1,984 and $1,426, respectively. American Home's share of this gain as of December 31, 2018 and 2017 was $920 and $689, respectively. The surplus gain is presented as segregated surplus and subject to the applicable dividend restrictions. This amount must be restricted in surplus until such time as the actual retroactive reinsurance recovered from NICO exceeds the consideration paid for the cession.

-------------------------------------------------------------------------------
42 NOTES TO FINANCIAL STATEMENTS - As of December 31, 2018 and 2017 and for years ended December 31, 2018, 2017 and 2016.

American Home Assurance Company
Statutory Basis Financial Statements
(Dollars in Millions)
--------------------------------------------------------------------------------


E. Reinsurance Agreements Qualifying for Reinsurer Aggregation
--------------------------------------------------------------------------------
In 2011, the Combined Pool companies entered into a loss portfolio transfer reinsurance agreement with Eaglestone, an affiliate, which provides coverage up to a limit of $5,000 for the Pool's net asbestos exposures. Effective the same date, Eaglestone retroceded the majority of this exposure to NICO, an unaffiliated company. NICO provides coverage up to a limit of $3,500 for subject business covered under the agreement. NICO administers claims and pursues amounts recoverable from the Combined Pool companies' reinsurers with respect to paid losses and loss adjustment expenses. To the extent that the prior reinsurers pay, the amounts are collected and retained by NICO. NICO maintains funds in trust for the benefit of Eaglestone under the contract; as of December 31, 2018 and 2017 the amount in trust was $3,291 and $3,703, respectively. The amount of the unexhausted limit under the NICO agreement as of December 31, 2018 and 2017 was $1,198 and $1,295, respectively. The Company has accounted for its cession to Eaglestone as prospective reinsurance.

8. Income Taxes
--------------------------------------------------------------------------------
U.S. TAX REFORM OVERVIEW

On December 22, 2017, the United States enacted Public Law 115-97, known as the Tax Cuts and Jobs Act ("the Tax Act"). The Tax Act reduced the statutory rate of U.S. federal corporate income tax to 21 percent and enacted numerous other changes impacting the Company.

Consistent with Staff Accounting Bulletin No. 118 released by the Securities and Exchange Commission, the NAIC issued INT 18-01: Updated Tax Estimates under the Tax Cuts and Jobs Act ("INT 18-01"), which provided guidance on statutory accounting for the tax effects of the Tax Act. INT 18-01 addressed situations where accounting for certain income tax effects of the Tax Act under SSAP 101, Income Taxes, ("SSAP 101") may be incomplete upon issuance of an entity's financial statements and provides a one-year measurement period from enactment date to complete the accounting under SSAP 101. In accordance with INT 18-01, a company was required to reflect the following:

    . Income tax effects of those aspects of the Tax Act for which accounting under SSAP 101 is complete

    . Provisional estimate of income tax effects of the Tax Act to the extent accounting is incomplete but a reasonable estimate is determinable

    . If a provisional estimate cannot be determined, SSAP 101 should still be applied on the basis of tax law provisions that were in effect immediately before the enactment of the Tax Act.

At December 31, 2017, the Company originally recorded a provisional estimate of income tax effects of the Tax Act of $588 attributable to the reduction in the U.S. corporate income tax rate. The Company's provisional estimate was based in part on a reasonable estimate of the effects of the statutory income tax rate reduction on existing deferred tax balances and of certain provisions of the Tax Act. AIG filed the 2017 consolidated U.S. income tax return and the review of the primary impact of the Tax Act provisions on the Company's deferred taxes has been completed. As a result, the Company considers the accounting for the effects of the rate change on deferred tax balances to be complete and no material measurement period changes were recorded for this item. As further guidance is issued by the U.S. tax authority, any resulting changes in the Company's estimates will be treated in accordance with the relevant accounting guidance.

The Tax Act includes provisions for Global Intangible Low-Taxed Income ("GILTI"), under which taxes on foreign income are imposed on the excess of a deemed return on tangible assets of foreign corporations and for Base Erosion and Anti-Abuse Tax ("BEAT"), under which taxes are imposed on certain base eroding payments to affiliated foreign companies. There are substantial uncertainties in the interpretation of BEAT and GILTI and while certain formal guidance was issued by the U.S. tax authority, there are still aspects of the Tax Act that remain unclear and additional guidance is expected in 2019. Such guidance may result in changes to the interpretations and assumptions the Company made and actions the Company may take, which may impact amounts recorded with respect to international provisions of the Tax Act, possibly materially. Consistent with accounting guidance, the Company treats BEAT as a period tax charge in the period the tax is incurred and have made an accounting policy election to treat GILTI taxes in a similar manner. No provision for income tax related to GILTI or BEAT was recorded as of December 31, 2018.

Tax effects for which a reasonable estimate can be determined

Provisions Impacting Property and Casualty Insurance Companies

The Tax Act modified computations of insurance reserves for property and casualty insurance companies. Specifically, the Act extends the discount period for certain long-tail lines of business from 10 years to 24 years and increases the discount rate, replacing the applicable federal rate for a higher-yield corporate bond rate, and eliminates the election allowing companies to use their historical loss payment patterns for loss reserve discounting. Adjustments related to the differences in insurance reserves balances computed historically versus the Tax Act have to be taken into income over eight years. Accordingly, these changes give rise to a new deferred tax liability. At December 31, 2017, the Company recorded a provisional estimate of $74 with respect to this deferred tax liability. This increase in deferred tax liability was offset by an increase in the deferred tax asset related to insurance reserves as a result of applying the new provisions of the Tax Act.

-------------------------------------------------------------------------------
43 NOTES TO FINANCIAL STATEMENTS - As of December 31, 2018 and 2017 and for years ended December 31, 2018, 2017 and 2016.

American Home Assurance Company
Statutory Basis Financial Statements
(Dollars in Millions)
--------------------------------------------------------------------------------


As of December 31, 2018, the Company has completed the review and accounting of the tax reserve computation and recorded offsetting decreases of $21 to both the deferred tax liability and deferred tax asset.

Provisions Impacting Projections of Taxable Income and Admissibility of Deferred Tax Assets

Certain provisions of the Tax Act impact the Company's projections of future taxable income used in analyzing realizability of the Company's deferred tax assets. In certain instances, provisional estimates have been included in the Company's future taxable income projections for these specific provisions to reflect application of the new tax law. The Company does not currently anticipate that its reliance on provisional estimates would have a material impact on the Company's determination of realizability of its deferred tax assets.

Tax effects for which no estimate can be determined

The Tax Act may affect the results in certain investments and partnerships in which the Company is a non-controlling interest owner. At December 31, 2017, the information needed to determine a provisional estimate was not available (such as for interest deduction limitations in those entities and the changed definition of a U.S. Shareholder), and accordingly, no provisional estimates were recorded. The Company has since completed the review of these investments and partnerships. The Company considers the accounting for this item to be complete and no measurement period change was recorded.

U.S. Tax Reform - INT 18-01 Measurement Period Completion

As of December 31, 2018, the Company has fully completed accounting for the tax effects of the Tax Act. Although the prescribed measurement period has ended, there are aspects of the Tax Act that remain unclear and additional guidance from the U.S. tax authority is pending. As further guidance is issued by the U.S. tax authority, any resulting changes in the Company's estimates will be treated in accordance with the relevant accounting guidance.

The components of the Company's net deferred tax assets/liabilities ("DTA"/"DTL") as of December 31, 2018 and 2017 are as follows:

                                     12/31/2018              12/31/2017                Change
                               ----------------------- ----------------------- ---------------------
                               Ordinary Capital Total  Ordinary Capital Total  Ordinary Capital Total
                               -------- ------- ------ -------- ------- ------ -------- ------- -----
Gross DTA                       $1,028   $227   $1,255  $1,000   $167   $1,167   $ 28     $60   $ 88
Statutory Valuation Allowance       --     57       57      --     20       20     --      37     37
                                ------   ----   ------  ------   ----   ------   ----     ---   ----
Adjusted Gross DTA               1,028    170    1,198   1,000    147    1,147     28      23     51
Nonadmitted DTA                    127     --      127      13     --       13    114      --    114
                                ------   ----   ------  ------   ----   ------   ----     ---   ----
Subtotal Admitted DTA              901    170    1,071     987    147    1,134    (86)     23    (63)
DTL                                129    170      299     173    147      320    (44)     23    (21)
                                ------   ----   ------  ------   ----   ------   ----     ---   ----
Net Admitted DTA/(DTL)          $  772   $ --   $  772  $  814   $ --   $  814   $(42)    $--   $(42)
                                ======   ====   ======  ======   ====   ======   ====     ===   ====

At December 31, 2018, the Company recorded gross deferred tax assets ("DTA") of $1,255. A valuation allowance was established on net capital deferred tax assets of $57 as it is management's belief that certain assets will not be realized in the foreseeable future. Tax planning strategies had no impact on the determination of the net admitted DTA.

The following table shows the summary of the calculation for the net admitted DTA as of December 31, 2018 and 2017:

                                12/31/2018             12/31/2017                Change
                          ---------------------- ----------------------- ---------------------
                          Ordinary Capital Total Ordinary Capital Total  Ordinary Capital Total
                          -------- ------- ----- -------- ------- ------ -------- ------- -----
Adjusted gross DTAs
  realizable within 36
  months or 15 percent
  of statutory surplus
  (the lesser of 1 and 2
  below)                     772      --     772    814      --      814    (42)     --    (42)
   1. Adjusted gross
     DTAs realizable
     within 36 months        774      --     774    816      --      816    (42)     --    (42)
   2. 15 percent of
     statutory surplus        NA      NA     772     NA      NA      814     NA      NA    (42)
Adjusted gross DTAs that
  can be offset against
  DTLs                       129     170     299    173     147      320    (44)     23    (21)
                            ----     ---   -----   ----    ----   ------   ----     ---   ----
   Total DTA admitted as
     the result of
     application of SSAP
     101                    $901     170   1,071   $987    $147   $1,134   $(86)    $23   $(63)
                            ====     ===   =====   ====    ====   ======   ====     ===   ====

-------------------------------------------------------------------------------
44 NOTES TO FINANCIAL STATEMENTS - As of December 31, 2018 and 2017 and for years ended December 31, 2018, 2017 and 2016.

American Home Assurance Company
Statutory Basis Financial Statements
(Dollars in Millions)
--------------------------------------------------------------------------------


                                                              2018      2017
                                                            --------  --------
Ratio percentage used to determine recovery period and
  threshold limitation amount                                    388%      369%
Amount of adjusted capital and surplus used to determine
  recovery period and threshold limitation in (2) above.    $  5,151  $  5,424

The following table shows the components of the current income tax expense (benefit) for the periods listed:

For the years ended December 31,                    2018      2017     Change
--------------------------------                  --------  --------  --------
Federal income tax                                $    (63) $    (79) $     16
Foreign income tax                                       9        10        (1)
                                                  --------  --------  --------
Subtotal                                               (54)      (69)       15
                                                  --------  --------  --------
Federal income tax on net capital gains                 69        82       (13)
                                                  --------  --------  --------
Federal and foreign income taxes incurred         $     15  $     13  $      2
                                                  ========  ========  ========

The following table shows the components of the DTA split between ordinary and capital DTA as of December 31, 2018 and 2017:

                                                      2018     2017    Change
                                                    -------- -------- --------
Ordinary
Discounting of unpaid losses                        $    151 $    192 $    (41)
Nonadmitted assets                                        19       25       (6)
Unearned premium reserve                                 158      173      (15)
Bad debt expense                                          11       15       (4)
Net operating loss carry forward                         501      423       78
Foreign tax credit carry forward                          79       62       17
Investments                                               26       32       (6)
Mortgage Contingency Reserve                              29       22        7
Intangible Assets                                         14       15       (1)
Other temporary differences                               40       41       (1)
                                                    -------- -------- --------
Subtotal                                               1,028    1,000       28
Nonadmitted                                              127       13      114
                                                    -------- -------- --------
Admitted ordinary deferred tax assets               $    901 $    987 $    (86)
                                                    -------- -------- --------
Capital
Investments                                         $    211 $    162 $     49
Net capital loss carry forward                             1       --        1
Unrealized capital losses                                 15        5       10
                                                    -------- -------- --------
Subtotal                                                 227      167       60
                                                    -------- -------- --------
Statutory valuation allowance                             57       20       37
                                                    -------- -------- --------
Admitted capital deferred tax assets                     170      147       23
                                                    -------- -------- --------
Admitted deferred tax assets                        $  1,071 $  1,134 $    (63)
                                                    ======== ======== ========

-------------------------------------------------------------------------------
45 NOTES TO FINANCIAL STATEMENTS - As of December 31, 2018 and 2017 and for years ended December 31, 2018, 2017 and 2016.

American Home Assurance Company
Statutory Basis Financial Statements
(Dollars in Millions)
--------------------------------------------------------------------------------


The following table shows the components of the DTL split between ordinary and capital DTL as of December 31, 2018 and 2017:

                                                         2018    2017   Change
                                                        ------- ------- ------
Ordinary
Investments                                             $    72 $    86 $  (14)
Tax Act adjustment to discounting of unpaid losses           47      74    (27)
Section 481(a) adjustment                                     3       6     (3)
Other temporary differences                                   7       7     --
                                                        ------- ------- ------
Subtotal                                                    129     173    (44)
                                                        ------- ------- ------
Capital
Investments                                             $   108 $    45 $   63
Unrealized capital gains (losses)                            61     101    (40)
Other temporary differences                                   1       1     --
                                                        ------- ------- ------
Subtotal                                                    170     147     23
                                                        ------- ------- ------
Deferred tax liabilities                                    299     320    (21)
                                                        ------- ------- ------
Net deferred tax assets/liabilities                     $   772 $   814 $  (42)
                                                        ======= ======= ======

The change in net deferred tax assets is comprised of the following:

                                                       2018     2017    Change
                                                     -------  -------  -------
Adjusted gross deferred tax assets                   $ 1,198  $ 1,147  $    51
Total deferred tax liabilities                          (299)    (320)      21
                                                     -------  -------  -------
Net deferred tax assets/ (liabilities)                   899      827       72
Tax effect of unrealized gains (losses)                                     50
                                                                       -------
Total change in net deferred tax                                       $    22
                                                                       =======
Change in deferred tax - current year                                       39
                                                                       -------
Change in deferred tax - current year - other
  surplus items                                                             (8)
                                                                       -------
Change in deferred tax - current year - total                               31
                                                                       -------
Change in deferred tax - prior period correction                            (9)
                                                                       -------
Total change in deferred tax - current year                            $    22
                                                                       -------

The following table shows the components of opening surplus adjustments on current and deferred taxes for the year ended December 31, 2018:

                                                       Current Deferred  Total
                                                       ------- -------- ------
SSAP 3 impact:
SSAP 3 - general items                                 $    13  $  (10) $    3
SSAP 3 - statutory valuation allowance                      --       4       4
                                                       -------  ------  ------
Subtotal SSAP 3                                             13      (6)      7
SSAP 3 - unrealized gain/loss                               --      (3)     (3)
                                                       -------  ------  ------
SSAP 3 - adjusted tax assets and liabilities                13      (9)      4
SSAP 3 - nonadmitted impact                                 --       6       6
                                                       -------  ------  ------
Total SSAP 3 impact                                    $    13  $   (3) $   10
                                                       =======  ======  ======

-------------------------------------------------------------------------------
46 NOTES TO FINANCIAL STATEMENTS - As of December 31, 2018 and 2017 and for years ended December 31, 2018, 2017 and 2016.

American Home Assurance Company
Statutory Basis Financial Statements
(Dollars in Millions)
--------------------------------------------------------------------------------


The provision for federal and foreign income taxes is different from that which would be obtained by applying the statutory federal income tax rate to income before income taxes. The following table presents a reconciliation of such differences in arriving at total taxes related to the Company for the years ended December 31, 2018, 2017 and 2016:

                                                                           2018          2017          2016
                                                                       ------------  ------------  ------------
                                                                               Tax           Tax           Tax
Description                                                            Amount Effect Amount Effect Amount Effect
-----------                                                            ------ ------ ------ ------ ------ ------
Net Income (Loss) Before Federal Income Taxes and Capital Gains Taxes  $(263)  $(55) $(380) $(133) $(216) $ (76)
Book to Tax Adjustments:
Tax Exempt Income, net of proration                                      (34)    (7)   (71)   (25)  (118)   (41)
Transfer Pricing                                                          --     --     --     --     (5)    (2)
Change in Nonadmitted Assets                                              28      6     46     16     19      7
Change in Tax Position                                                    --     --     --      2     --     17
Statutory Valuation Allowance                                             --     40     --     (5)    --     32
Return to Provision                                                       --     (1)    --     (3)    --     (7)
Change in contingency reserve                                            (31)    (7)   (39)   (14)   (44)   (15)
Impact of Tax Act                                                                --     --    588     --     --
Real Estate Redemption                                                    --     --    (72)   (25)    --     --
Other                                                                     36      8      6      6      2     --
                                                                       -----   ----  -----  -----  -----  -----
Total Book to Tax Adjustments                                             (1)    39   (130)   540   (146)    (9)
                                                                       -----   ----  -----  -----  -----  -----
Total Income Tax                                                       $(264)  $(16) $(510) $ 407  $(362) $ (85)
                                                                       =====   ====  =====  =====  =====  =====
Federal and Foreign Income Taxes Incurred                                 --    (54)    --    (69)    --    (34)
Federal Income Tax on Net Capital Gains                                   --     69     --     82     --     61
Change in Net Deferred Income Taxes                                       --    (31)    --    394     --   (118)
Less: Change in Deferred Tax - Other Surplus Items                        --     --     --     --     --      6
                                                                       -----   ----  -----  -----  -----  -----
Total Income Tax                                                       $  --   $(16) $  --  $ 407  $  --  $ (85)
                                                                       =====   ====  =====  =====  =====  =====

Operating loss and tax credit carry-forwards
At December 31, 2018 the Company had net operating loss carry forwards expiring through the year 2038 of:  $2,386
At December 31, 2018 the Company had net capital loss carry forwards expiring through the year 2023 of:    $    4
At December 31, 2018, the Company had no AMT credit carry forwards.                                        $   --
At December 31, 2018 the Company had foreign tax credits expiring through the year 2028 of:                $   79

There were no deposits reported as admitted assets under Section 6603 of the Internal Revenue Service (IRS) Code as of December 31, 2018. The Company does not believe that the liability related to any federal or foreign tax loss contingencies will significantly change within the next 12 months. A reasonable estimate of such change cannot be made at this time.

As of December 31, 2018, there was a $18 liability related to uncertain tax positions.

The U.S is the only major tax jurisdiction of the Company. The statute of limitations for all tax years prior to 2000 has expired for the consolidated federal income tax return. The Company is currently under examination for the tax years 2000 through 2013 and open to examination through 2017.

The following table lists those companies that form part of the 2018 AIG consolidated federal income tax return:

-------------------------------------------------------------------------------
47 NOTES TO FINANCIAL STATEMENTS - As of December 31, 2018 and 2017 and for years ended December 31, 2018, 2017 and 2016.

American Home Assurance Company
Statutory Basis Financial Statements
(Dollars in Millions)
--------------------------------------------------------------------------------


        Company                   Company                   Company                   Company                   Company
------------------------- ------------------------- ------------------------- ------------------------- ------------------------
245 LGC Hotel Owner LLC   A.I. Credit Consumer      A.I. Credit Corp.         ABI Holdings LLC          AGC Life Insurance
                          Discount Company                                                              Company
AGLIC GRE Harrison        AH Land 1470 Palmetto,    AH SubGP 1000 Woodwind    AH SubGP 1007 Highland    AH SubGP 1008 Castle
Investor, LLC             LLC                       Lakes, LLC                Meadow, LLC               Highlands, LLC
AH SubGP 1020             AH SubGP 1045             AH SubGP 1098 Green       AH SubGP 1120 Camp        AH SubGP 1122 English
Collingham, LLC           Montgomery, LLC           Pines, LLC                Verde, LLC                Oaks, LLC
AH SubGP 1158 Flat Iron,  AH SubGP 1167             AH SubGP 1199 Rancho Del  AH SubGP 1207 Park        AH SubGP 1209
LLC                       Steeplechase, LLC         Sol, LLC                  Place, LLC                Honeycreek, LLC
AH SubGP 1210 Geronimo,   AH SubGP 1211 Mision Del  AH SubGP 1212 Painted     AH SubGP 1248 North       AH SubGP 1263 West
LLC                       Valle, LLC                Desert, LLC               Vista, LLC                Virginia, LLC
AH SubGP 1324 Crossings   AH SubGP 1371 University  AH SubGP 1384 Woodglen,   AH SubGP 1422 Gardens at  AH SubGP 1433 Magnolia,
at Heritage, LLC          Square, LLC               LLC                       Stafford, LLC             LLC
AH SubGP 1470 Palmetto,   AH SubGP 1535 Hunter's    AH SubGP 1548 Walnut, LLC AH SubGP 1551 Spanish     AH SubGP 1597 Broadmoor,
LLC                       Run, LLC                                            Creek, LLC                LLC
AH SubGP 1600 Rainer, LLC AH SubGP 1631 Broadway,   AH SubGP 1661 Woodchase,  AH SubGP 1694 Sonoma, LLC AH SubGP 206 West Park,
                          LLC                       LLC                                                 LLC
AH SubGP 245 Garland, LLC AH SubGP 306 Piedmont,    AH SubGP 348 River Run,   AH SubGP 39 Wellington    AH SubGP 472 Carolina
                          LLC                       LLC                       Place, LLC                Spring, LLC
AH SubGP 474 Arrowhead    AH SubGP 479 Sunrise, LLC AH SubGP 503 Southgate    AH SubGP 516              AH SubGP 585 St. Clair,
Ridge, LLC                                          II, LLC                   Merrilltown, LLC          LLC
AH SubGP 586 Charlotte    AH SubGP 592 Waterford    AH SubGP 603 Casa         AH SubGP 672 Kings        AH SubGP 675 Greenbrier,
Spring, LLC               at Summit View, LLC       Grande, LLC               Crest, LLC                LLC
AH SubGP 706 River Run    AH SubGP 716 Villas of    AH SubGP 757 Argyle       AH SubGP 785 Mayfield,    AH SubGP 787 North
II, LLC                   Mission Bend, LLC         Avenue, LLC               LLC                       Knoll, LLC
AH SubGP 821 San Luis     AH SubGP 835 Whispering,  AH SubGP 911 Mainland,    AH SubGP 914 Grand        AH SubGP 919 MS
Bay, LLC                  LLC                       LLC                       Pointe II, LLC            Loveland, LLC
AH SubGP 929 Collinwood,  AH SubGP 935 Dunlop       AH SubGP 936 Emmaus, LLC  AH SubGP 940 Crescent     AH SubGP 943 Southcreek,
LLC                       farms, LLC                                          Pointe, LLC               LLC
AH SubGP 997 Maxey, LLC   AH SubGP GAG Gandolf, LLC AH SubGP MDL, LLC         AHAC GRE Harrison         AICCO, Inc. [Delaware]
                                                                              Investor, LLC
AIG Aerospace Adjustment  AIG Aerospace Insurance   AIG Asset Management      AIG Assurance Company     AIG BG Holdings LLC
Services, Inc.            Services, Inc.            (U.S.), LLC
AIG Capital Corporation   AIG Capital Services,     AIG Castle Holdings II    AIG Castle Holdings LLC   AIG Central Europe & CIS
                          Inc.                      LLC                                                 Insurance Holdings
                                                                                                        Corporation
AIG Century               AIG Claims, Inc.          AIG Commercial Equipment  AIG Commercial Equipment  AIG Consumer Finance
Verwaltungsgesellschaft                             Finance Company, Canada   Finance, Inc.             Group, Inc.
mbH
AIG Credit (Europe)       AIG Credit Corp.          AIG Direct Insurance      AIG Employee Services,    AIG Equipment Finance
Corporation                                         Services, Inc.            Inc.                      Holdings, Inc.
AIG Europe Holdings       AIG FCOE, Inc.            AIG Federal Savings Bank  AIG Financial Advisor     AIG Financial Products
Limited                                                                       Services, Inc.            Corp.
AIG Fund Services, Inc.   AIG G5, Inc.              AIG Global Asset          AIG Global Capital        AIG Global Real Estate
                                                    Management Holdings Corp. Markets Securities, LLC   Investment (Europe)
                                                                                                        Limited
AIG Global Real Estate    AIG Global Real Estate    AIG Global Real Estate    AIG Home Loan 1, LLC      AIG Home Loan 2, LLC
Investment Corp.          Investment Corp. [Russia] Investment de Mexico, S.
                                                    de R.L. de C.V.
AIG Home Loan 3, LLC      AIG Home Loan 4, LLC      AIG Home Loan 5, LLC      AIG Insurance Management  AIG International Inc.
                                                                              Services, Inc.
AIG Kirkwood, Inc.        AIG Korean Real Estate    AIG Life Holdings, Inc.   AIG Life of Bermuda, Ltd. AIG Lodging
                          Development YH                                                                Opportunities, Inc.

-------------------------------------------------------------------------------
48 NOTES TO FINANCIAL STATEMENTS - As of December 31, 2018 and 2017 and for years ended December 31, 2018, 2017 and 2016.

American Home Assurance Company
Statutory Basis Financial Statements
(Dollars in Millions)
--------------------------------------------------------------------------------


        Company                   Company                   Company                   Company                   Company
------------------------- ------------------------- ------------------------  ------------------------  -------------------------
AIG Markets, Inc.         AIG Matched Funding Corp. AIG MEA Investments and   AIG MEA Investments and   AIG Mortgage Capital, LLC
                                                    Services, Inc. [Dubai     Services, LLC
                                                    Airport Free Zone]
AIG North America, Inc.   AIG Offshore Systems      AIG PC European           AIG PC Global Services,   AIG PC Global Services,
                          Services, Inc.            Insurance Investments     Inc.                      Inc. United Kingdom
                                                    Inc.                                                branch
AIG Portfolio Solutions   AIG Procurement           AIG Property Casualty     AIG Property Casualty     AIG Property Casualty
LLC                       Services, Inc.            Company                   Europe Financing Limited  Inc.
AIG Property Casualty     AIG Property Casualty     AIG Realty, Inc.          AIG Relocation, Inc.      AIG S1, Inc.
International, LLC        U.S., Inc.
AIG Securities Lending    AIG Shared Services       AIG Shared Services       AIG Shared Services       AIG Specialty Insurance
Corp.                     Corporation               Corporation - Management  Corporation               Company
                                                    Services                  (Philippnines Branch)
AIG Spring Ridge I, Inc.  AIG Technologies, Inc.    AIG Trading Group Inc.    AIG Travel Assist, Inc.   AIG Travel EMEA Limited
AIG Travel Europe Limited AIG Travel, Inc.          AIG United Guaranty       AIG United Guaranty,      AIG Warranty Services of
                                                    Agenzia Di Assicurazione  Sociedad Limitada         Florida, Inc.
                                                    S.R.L.
AIG Warranty Services,    AIG WarrantyGuard, Inc.   AIG.COM, Inc.             AIG-FP Capital            AIG-FP Matched Funding
Inc.                                                                          Preservation Corp.        Corp.
AIG-FP Pinestead          AIG-FP Private Funding    AIG-FP Structured         AIGGRE 19 Chapin          AIGGRE 251 West 30th
Holdings Corp.            (Cayman) Limited          Finance (Cayman) Limited  Investor LLC              Street Investor LLC
AIGGRE 401 Hennepin       AIGGRE 520 Eola Investor  AIGGRE 5th and Summit     AIGGRE 6037 Investor LLC  AIGGRE 950 Second
Investor LLC              LLC                       Investor LLC                                        Investor, LLC
AIGGRE Bartlett Investor  AIGGRE Bartlett Investor  AIGGRE Beachwalk          AIGGRE Bellevue II        AIGGRE Bellevue
I LLC                     II LLC                    Investor LLC              Investor LLC              Investor, LLC
AIGGRE Bonita Springs     AIGGRE Bridges/Angeline   AIGGRE Carrollton         AIGGRE Cherry Creek       AIGGRE City Center
Investor LLC              Investor, LLC             Investor LLC              Investor, LLC             Investor LLC
AIGGRE Clarity Pointe     AIGGRE Clarity Pointe     AIGGRE Clarity Pointe     AIGGRE Clarity Pointe     AIGGRE Clarity Pointe
Coconut Creek Investor    Investor LLC              Platform LLC              Stuart Investor LLC       Tallahassee Investor LLC
LLC
AIGGRE Columbia Hotel     AIGGRE Columbia Pike, LLC AIGGRE Consolidated       AIGGRE Corte Madera, LLC  AIGGRE Crescent Bellevue
Investor LLC                                        Retail Holdco LLC                                   Investor LLC
AIGGRE Crest Ridge        AIGGRE D36 Investor LLC   AIGGRE Dakota Springs     AIGGRE DC Ballpark        AIGGRE Dunwoody
Senior Housing Investor                             Investor LLC              Investor, LLC             Investor, LLC
LLC
AIGGRE Edgewater          AIGGRE Emerald Bay Club   AIGGRE EOLA, LLC          AIGGRE Fairfax, LLC       AIGGRE Fairways Investor
Investor LLC              Investor LLC                                                                  LLC
AIGGRE Forest City West   AIGGRE Foundry Investor   AIGGRE Gainesville West   AIGGRE Gardens Investor,  AIGGRE GT Assisted
Village Investor, LLC     LLC                       38 Investor LLC           LLC                       Living Investor, LLC
AIGGRE Hazel Dell         AIGGRE Hill7 Investor LLC AIGGRE Hyde Park, LLC     AIGGRE Island Club        AIGGRE King's Crossing
Investor LLC                                                                  Investor LLC              Investor LLC
AIGGRE Lake Norman        AIGGRE Lane Field         AIGGRE Laurel Towne       AIGGRE Lexington Hotel    AIGGRE Livermore
Investor LLC              Investor LLC              Centre Investor LLC       Investor LLC              Longfellow Investor LLC
AIGGRE LSU Baton Rouge,   AIGGRE Maple, LLC         AIGGRE Market Street II   AIGGRE Market Street LLC  AIGGRE Metro Place, LLC
LLC                                                 LLC
AIGGRE Mills Investor LLC AIGGRE MXIP-OD l LLC      AIGGRE MXIP-OD ll LLC     AIGGRE Mystic, LLC        AIGGRE Naples Investor
                                                                                                        LLC
AIGGRE Nashville Hotel    AIGGRE North Central      AIGGRE North Getty        AIGGRE Oakland Investor   AIGGRE Papermill
Investor LLC              Investor LLC              Investor LLC              LLC                       Investor I LLC
AIGGRE Papermill          AIGGRE Park Central II    AIGGRE Park Central, LLC  AIGGRE Paterson Investor  AIGGRE Peachtree, LLC
Investor II LLC           Investor LLC                                        LLC

-------------------------------------------------------------------------------
49 NOTES TO FINANCIAL STATEMENTS - As of December 31, 2018 and 2017 and for years ended December 31, 2018, 2017 and 2016.

American Home Assurance Company
Statutory Basis Financial Statements
(Dollars in Millions)
--------------------------------------------------------------------------------


        Company                   Company                   Company                   Company                   Company
------------------------- ------------------------  ------------------------- ------------------------- -------------------------
AIGGRE Pearl Block 136    AIGGRE Rancho Dominguez   AIGGRE Redmond Investor,  AIGGRE Retail Investor    AIGGRE Retail Investor
Investor LLC              Investor LLC              LLC                       I, LLC                    II, LLC
AIGGRE Ritz Block         AIGGRE Riverfront, LLC    AIGGRE Riverhouse         AIGGRE San Pedro          AIGGRE Solana Olde Town
Investor LLC                                        Investor LLC              Industrial Owner LLC      Investor LLC
AIGGRE St. Charles        AIGGRE St. Simons         AIGGRE ST. Tropez         AIGGRE SWII Investor LLC  AIGGRE Tampa Parkland
Investor LLC              Investor LLC              Investor LLC                                        GP, LLC
AIGGRE Tampa Parkland,    AIGGRE Toringdon          AIGGRE Torrance II LLC    AIGGRE Torrance, LLC      AIGGRE UMN Hotel
LLC                       Investor LLC                                                                  Investor LLC
AIGGRE Uptown Village     AIGGRE Vantage Point      AIGGRE Vista, LLC         AIGGRE Williamsburg LLC   AIGGRE Windy Ridge
Investor LLC              Investor LLC                                                                  Investor LLC
AIU Insurance Company     AIUH LLC                  Akita, Inc.               Alabaster Capital LLC     AM Holdings LLC
Ambler Holding Corp.      American Athletic Club,   American General Annuity  American General          American General
                          Inc.                      Service Corporation       Assignment Corporation    Assignment Corporation
                                                                                                        of New York
American General          American General Life     American General Life     American General Life     American General Realty
Insurance Agency, Inc.    Insurance Co.             Insurance Company         Services Company, LLC     Investment Corporation
American Home Assurance   American International    American International    American International    American International
Company                   Facilities Management,    Group, Inc.               Realty Corporation        Reinsurance Company, Ltd.
                          LLC
Applewood Funding Corp.   Barnegat Funding Corp.    Barnegat Funding Trust    Blackbird Investments LLC Blackcap Investments LLC
                                                    2016-1
Bluewood Investments LLC  Branch Retail Partners    C&I UK Investments Ltd.   CAP Investor 1, LLC       CAP Investor 10, LLC
                          Consolidated, L.P.
CAP Investor 2, LLC       CAP Investor 4, LLC       CAP Investor 5, LLC       CAP Investor 8, LLC       Castle 2003-2 Trust
Castle US Inc.            CEF Lease Holding, LLC    Charleston Bay SAHP Corp. Chartis Excess Limited    Cherrywood Investments
                                                                                                        LLC
Commerce and Industry     Connective Mortgage       Crossings SAHP Corp.      Curzon Funding Limited    Curzon Funding LLC
Insurance Company         Advisory Company
Curzon Street Funding     Deerfield Gillete, LLC    Design Professionals      DIL/SAHP Corp.            Eaglestone Reinsurance
Designated Activity                                 Association Risk                                    Company
Company                                             Purchasing Group, Inc.
Eastcheap Investments     Eastgreen, Inc.           F 2000, Inc.              Falls Church Corporate    First Principles Capital
(Cayman) Limited                                                              Center LLC                Management, LLC
Fischbach L.L.C.          Flamebright Investment    Forest SAHP Corp.         FQA Master Tenant MM, LLC French Quarter
                          Limited                                                                       Apartments Manager, LLC
Global Loss Prevention,   Global Loss Prevention,   Grand Savannah SAHP Corp. Granite State Insurance   Graphite Management LLC
Inc.                      Inc. [Canada]                                       Company
Hamilton Customer Care    Hamilton Insurance        Hamilton Services, LLC    Hamilton Specialty        Hamilton U.S. Holdings,
Insurance Services, LLC   Company                                             Insurance Company         Inc.
Health Direct, Inc.       HPIS Limited              HPSC Hotel Owner LLC      HUMAN CONDITION SAFETY,   Illinois National
                                                                              INC.                      Insurance Co.
Knickerbocker Corporation Lavastone Capital LLC     Lexington Insurance       Livetravel, Inc.          Lower Makefield Investor
                                                    Company                                             LLC
LSTREET I, LLC            LSTREET II, LLC           MG Reinsurance Limited    MIP Mezzanine, LLC        MIP PE Holdings, LLC
Morefar Marketing, Inc.   Mt. Mansfield Company,    National Union Fire       National Union Fire       New Hampshire Insurance
                          Inc.                      Insurance Company Of      Insurance Company Of      Company
                                                    Pittsburgh                Vermont
Nightingale Finance       Nightingale Finance LLC   NSM Holdings, Inc.        NSM Investments, Inc.     OHCAP Investor 12, LLC
Limited
Orangewood Investments    Peachwood, LLC            Pearce & Pearce, Inc.     Persimmon LLC             Pine Street Real Estate
LLC                                                                                                     Holdings Corp.
Plumwood, LLC             Prairie SAHP Corp.        Quartz Holdings LLC       Raptor Funding Corp.      Rialto Melbourne
                                                                                                        Investor LLC

-------------------------------------------------------------------------------
50 NOTES TO FINANCIAL STATEMENTS - As of December 31, 2018 and 2017 and for years ended December 31, 2018, 2017 and 2016.

American Home Assurance Company
Statutory Basis Financial Statements
(Dollars in Millions)
--------------------------------------------------------------------------------


        Company                   Company                   Company                   Company                   Company
------------------------  ------------------------  ------------------------- ------------------------- -------------------------
Risk Specialists          Rokland Limited           SA Affordable Housing,    SA Investment Group, Inc. SAAHP GP Corp.
Companies Insurance                                 LLC
Agency, Inc.
SAFG Retirement           SAHP GA III - SC LLC      SAHP NCCAP 18, LLC        SAHP NCCAP 19, LLC        SAI Deferred
Services, Inc.                                                                                          Compensation Holdings,
                                                                                                        Inc.
Sandstone (2017) Ltd.     SCSP Corp.                Service Net Solutions of  Service Net Warranty, LLC Seventh Street Funding
                                                    Florida, LLC                                        LLC
Slate Capital LLC         SLP Housing GPDNAC, LLC   SNW Insurance Agency, LLC SPIA I LLC                Spicer Energy LLC
Spicer Holding Corp.      Spruce Peak Realty, LLC   Stoneland Limited         Stowe Country Club LLC    Stowe Mountain Holdings,
                                                                                                        Inc.
SubGen NT, Inc.           SunAmerica Affordable     SunAmerica Asset          SunAmerica Fund Assets    SunAmerica Fund Assets
                          Housing Partners, Inc.    Management, LLC           101, LLC                  107, LLC
SunAmerica Fund Assets    SunAmerica Fund Assets    SunAmerica Fund Assets    SunAmerica Fund Assets    SunAmerica Fund Assets
115, LLC                  123, LLC                  125, LLC                  127, LLC                  130, LLC
SunAmerica Fund Assets    SunAmerica Fund Assets    SunAmerica Fund Assets    SunAmerica Fund Assets    SunAmerica Fund Assets
133, LLC                  134, LLC                  138, LLC                  155, LLC                  167, LLC
SunAmerica Fund Assets    SunAmerica Fund Assets    SunAmerica Fund Assets    SunAmerica Fund Assets    SunAmerica Fund Assets
46, LLC                   47, LLC                   48, LLC                   51, LLC                   52, LLC
SunAmerica Fund Assets    SunAmerica Fund Assets    SunAmerica Fund Assets    SunAmerica Fund Assets    SunAmerica Fund Assets
53, LLC                   54, LLC                   56, LLC                   57, LLC                   58, LLC
SunAmerica Fund Assets    SunAmerica Fund Assets    SunAmerica Fund Assets    SunAmerica Fund Assets    SunAmerica Fund Assets
59, LLC                   60, LLC                   62, LLC                   63, LLC                   64, LLC
SunAmerica Fund Assets    SunAmerica Fund Assets    SunAmerica Fund Assets    SunAmerica Fund Assets    SunAmerica Fund Assets
65, LLC                   67, LLC                   68, LLC                   69, LLC                   70, LLC
SunAmerica Fund Assets    SunAmerica Fund Assets    SunAmerica Fund Assets    SunAmerica Fund Assets    SunAmerica Fund Assets
71, LLC                   72, LLC                   73, LLC                   74, LLC                   75, LLC
SunAmerica Fund Assets    SunAmerica Fund Assets    SunAmerica Fund Assets    SunAmerica Fund Assets    SunAmerica Fund Assets
76, LLC                   77, LLC                   78, LLC                   79, LLC                   80, LLC
SunAmerica Fund Assets    SunAmerica Fund Assets    SunAmerica Fund Assets    SunAmerica Fund Assets    SunAmerica Fund Assets
82, LLC                   85, LLC                   86, LLC                   88, LLC                   90, LLC
SunAmerica Fund Assets    SunAmerica Fund Assets    SunAmerica Fund Assets    SunAmerica Fund Assets    SunAmerica Fund Assets
92, LLC                   95, LLC                   96, LLC                   II, LLC                   VII, LLC
SunAmerica Fund Assets    SunAmerica Fund Assets    SunAmerica Fund Assets    SunAmerica Fund Assets    SunAmerica Fund Assets
VIII, LLC                 XI, LLC                   XIII, LLC                 XIX, LLC                  XL, LLC
SunAmerica Fund Assets    SunAmerica Fund Assets    SunAmerica Fund Assets    SunAmerica Fund Assets    SunAmerica Fund Assets
XLI, LLC                  XLII, LLC                 XLIII, LLC                XVII, LLC                 XVIII, LLC
SunAmerica Fund Assets    SunAmerica Fund Assets    SunAmerica Fund Assets    SunAmerica Fund Assets    SunAmerica Fund Assets
XXIV, LLC                 XXIX, LLC                 XXV, LLC                  XXVI, LLC                 XXVII, LLC
SunAmerica Fund Assets    SunAmerica Fund Assets    SunAmerica Fund Assets    SunAmerica Fund Assets    SunAmerica Fund Assets
XXVIII, LLC               XXX, LLC                  XXXI, LLC                 XXXII, LLC                XXXIII, LLC
SunAmerica Fund Assets    SunAmerica Fund Assets    SunAmerica Fund Assets    SunAmerica Fund Assets    SunAmerica Fund Assets
XXXIV, LLC                XXXIX, LLC                XXXVI, LLC                XXXVII, LLC               XXXVIII, LLC
SunAmerica Fund Assets,   SunAmerica Georgia        SunAmerica Life           SunAmerica Retirement     The Insurance Company of
LLC                       Investors III, LLC        Reinsurance Company       Markets, Inc.             the State of Pennsylvania
The United States Life    The United States Life    The Variable Annuity      The Variable Annuity      Travel Guard Americas LLC
Insurance Company in the  Insurance Company in the  Life Ins. S/A             Life Insurance Company
City of New York          City of NY
Travel Guard Group, Inc.  U G Corporation           United Guaranty Corp.     VALIC Financial           VALIC Retirement
                                                                              Advisors, Inc.            Services Company
Webatuck Corp.            Yellowwood Investments
                          LLC

-------------------------------------------------------------------------------
51 NOTES TO FINANCIAL STATEMENTS - As of December 31, 2018 and 2017 and for years ended December 31, 2018, 2017 and 2016.

American Home Assurance Company
Statutory Basis Financial Statements
(Dollars in Millions)
--------------------------------------------------------------------------------


9. Capital and Surplus and Dividend Restrictions
--------------------------------------------------------------------------------

A. Dividend Restrictions
--------------------------------------------------------------------------------

Under New York law, the Company may pay cash dividends only from Unassigned surplus determined on a statutory basis.

New York domiciled companies are restricted (on the basis of the lower of 10 percent of statutory earned surplus as defined in NY Insurance Law section 4105, adjusted for special surplus items, as of the last statement on file with the Superintendent, or 100 percent of adjusted net investment income for the preceding thirty-six month period ended as of the last statement on file with the Superintendent) as to the amount of ordinary dividends they may declare or pay in any twelve-month period without the prior approval of the NY DFS. The maximum dividend amount the Company can pay in 2019, as of December 31, 2018 is $0.

Other than the limitations above, there are no restrictions placed on the portion of Company profits that may be paid as ordinary dividends to the stockholders.

The Company did not pay any dividends in 2018 and 2017.

B. Capital & Surplus
--------------------------------------------------------------------------------
Changes in balances of special surplus funds are due to adjustments in the amounts of reserves transferred under retroactive reinsurance agreements and when cash recoveries exceed the consideration paid.

The portion of Unassigned surplus at December 31, 2018 and 2017 represented or reduced by each item below is as follows:

                                                        As Adjusted*
   Years Ended December 31,                      2018       2017       2017
   ------------------------                    -------- ------------ --------
   Unrealized gains and losses (net of taxes)  $    148   $    290   $    244
   Nonadmitted asset values                       (216)      (125)      (130)
   Provision for reinsurance                       (30)       (20)       (20)

*  As Adjusted includes SSAP 3 prior year adjustments

The Company exceeded minimum RBC requirements at both December 31, 2018 and 2017.

10.Contingencies
--------------------------------------------------------------------------------

A. Legal Proceedings
--------------------------------------------------------------------------------
In the normal course of business, AIG and its subsidiaries are, like others in the insurance and financial services industries in general, subject to regulatory and government investigations and actions, and litigation and other forms of dispute resolution in a large number of proceedings pending in various domestic and foreign jurisdictions. Certain of these matters involve potentially significant risk of loss due to potential for significant jury awards and settlements, punitive damages or other penalties. Many of these matters are also highly complex and seek recovery on behalf of a class or similarly large number of plaintiffs. It is therefore inherently difficult to predict the size or scope of potential future losses arising from these matters. In AIG's insurance and reinsurance operations, litigation and arbitration concerning the scope of coverage under insurance and reinsurance contracts, and litigation and arbitration in which its subsidiaries defend or indemnify their insureds under insurance contracts, are generally considered in the establishment of loss reserves. Separate and apart from the foregoing matters involving insurance and reinsurance coverage, AIG, its subsidiaries and their respective officers and directors are subject to a variety of additional types of legal proceedings brought by holders of AIG securities, customers, employees and others, alleging, among other things, breach of contractual or fiduciary duties, bad faith and violations of federal and state statutes and regulations. With respect to these other categories of matters not arising out of claims for insurance or reinsurance coverage, the Company establishes reserves for loss contingencies when it is probable that a loss will be incurred and the amount of the loss can be reasonably estimated. In many instances, the Company is unable to determine whether a loss is probable or to reasonably estimate the amount of such a loss and, therefore, the potential future losses arising from legal proceedings may exceed the amount of liabilities that has been recorded in its financial statements covering these matters. While such potential future charges could be material, based on information currently known to management, management does not believe, other than may be discussed below, that any such charges are likely to have a material adverse effect on the Company's financial position or results of operation.

-------------------------------------------------------------------------------
52 NOTES TO FINANCIAL STATEMENTS - As of December 31, 2018 and 2017 and for years ended December 31, 2018, 2017 and 2016.

American Home Assurance Company
Statutory Basis Financial Statements
(Dollars in Millions)
--------------------------------------------------------------------------------

Additionally, from time to time, various regulatory and governmental agencies review the transactions and practices of AIG and its subsidiaries in connection with industry-wide and other inquiries into, among other matters, the business practices of current and former operating insurance subsidiaries. The Company has cooperated, and will continue to cooperate, in producing documents and other information in response to such requests.

B. Leases
--------------------------------------------------------------------------------
Lease expenses are allocated to the Company based upon the percentage of space occupied with the final share of cost based upon its percentage participation in the Combined Pool.

C. Other Commitments
--------------------------------------------------------------------------------
As part of its hedge fund, private equity and real estate equity portfolio investments, as of December 31, 2018, the Company may be called upon for additional capital investments of up to $780.

At December 31, 2018 the Company had $273 of outstanding commitments related to various funding obligations associated with investments in commercial and residential mortgage loans.

D. Guarantees
--------------------------------------------------------------------------------
The Company has issued guarantees whereby it unconditionally and irrevocably guaranteed all present and future obligations and liabilities arising from the policies of insurance issued by certain insurers who, as of the guarantee issue date, were members of the AIG holding company group. The guarantees were provided in order to secure or maintain the guaranteed companies' rating status issued by certain rating agencies. The Company would be required to perform under the guarantee in the event that a guaranteed entity failed to make payments due under policies of insurance issued during the period of the guarantee. The Company has not been required to perform under any of the guarantees. The Company remains contingently liable for all policyholder obligations associated with insurance policies issued by the guaranteed entity during the period in which the guarantee was in force.

Each guaranteed entity has reported total assets in excess of its liabilities and the majority have invested assets in excess of their direct (prior to reinsurance) policyholder liabilities. Additionally, the Company is party to an agreement with AIG whereby AIG has agreed to make any payments due under the guarantees in the Company's place and stead. Furthermore, for any former affiliate that has been sold, the purchaser has provided the Company with hold harmless agreements relative to the guarantee of the divested affiliate. Accordingly, management believes that the likelihood of payment under any of the guarantees is remote.

The following schedule sets forth the effective and termination dates (agreements with guarantees in run off), of each guarantee, the amount of direct policyholder obligations guaranteed, the invested assets and policyholder surplus for each guaranteed entity as of December 31, 2018:

-------------------------------------------------------------------------------
53 NOTES TO FINANCIAL STATEMENTS - As of December 31, 2018 and 2017 and for years ended December 31, 2018, 2017 and 2016.

American Home Assurance Company
Statutory Basis Financial Statements
(Dollars in Millions)
--------------------------------------------------------------------------------


                                                                        Policyholder    Invested   Estimated  Policyholders'
                                                                Date    Obligations @   Assets @     Loss @      Surplus
Guaranteed Company                               Date Issued Terminated  12/31/2018    12/31/2018  12/31/2018   12/31/2018
------------------                               ----------- ---------- ------------- ------------ ---------- --------------
21st Century Advantage Insurance Company (f/
  k/a AIG Advantage Insurance Company )          12/15/1997   8/31/2009  $        61  $     28,171    $--      $    29,997
21st Century North America Insurance Company
  (f/k/a American International Insurance
  Company )                                       11/5/1997   8/31/2009       14,310       579,237     --          582,160
21st Century Pinnacle Insurance Company (f/k/a
  American International Insurance Company of
  New Jersey)                                    12/15/1997   8/31/2009        1,863        42,599     --           43,351
21st Century Superior Insurance Company (f/k/a
  American International Insurance Company of
  California, Inc.)                              12/15/1997   8/31/2009           --        29,756     --           31,378
AIG Edison Life Insurance Company (f/k/a GE
  Edison Life Insurance Company)                  8/29/2003   3/31/2011    6,171,405    90,562,013     --        2,096,371
American General Life and Accident Insurance
  Company *                                        3/3/2003   9/30/2010    1,455,005   171,697,141     --        6,350,255
American General Life Insurance Company *          3/3/2003  12/29/2006    7,848,780   171,697,141     --        6,350,255
American International Assurance Company
  (Australia) Limited **                          11/1/2002  10/31/2010      443,000     1,799,000     --          574,000
Chartis Europe, S.A. (f/k/a AIG Europe, S.A.) *   9/15/1998  12/31/2012    4,874,370    12,971,749     --        4,024,837
AIG Seguros Mexico, S.A. de C.V. (f/k/a AIG
  Mexico Seguros Interamericana, S.A. de
  C.V.) *                                        12/15/1997   3/31/2015      113,503       148,770     --          132,764
Chartis UK (f/k/a Landmark Insurance
  Company, Limited (UK)) *                         3/2/1998  11/30/2007      227,494    12,971,749     --        4,024,837
Farmers Insurance Hawaii (f/k/a AIG Hawaii
  Insurance Company, Inc.)                        11/5/1997   8/31/2009          587        98,707     --           96,108
Lloyd's Syndicate (1414) Ascot (Ascot
  Underwriting Holdings Ltd.)                     1/20/2005  10/31/2007        7,445       687,603     --            3,332
SunAmerica Annuity and Life Assurance
  Company (Anchor National Life Insurance
  Company) *                                       1/4/1999  12/29/2006      767,160   171,697,141     --        6,350,255
SunAmerica Life Insurance Company *                1/4/1999  12/29/2006    2,165,907   171,697,141     --        6,350,255
The United States Life Insurance Company in
  the City of New York                             3/3/2003   4/30/2010    3,481,072    27,590,498     --        1,278,050
The Variable Annuity Life Insurance Company        3/3/2003  12/29/2006    1,750,022    77,115,094     --        2,689,564
                                                 ----------  ----------  -----------  ------------    ---      -----------
Total                                                                    $29,321,984  $911,413,510    $--      $41,007,769
                                                 ==========  ==========  ===========  ============    ===      ===========

*  Current affiliates
** AIA was formerly as subsidiary of AIG, Inc. In previous years AIA provided the direct policyholder obligations as of each year end. However, starting in 2014 AIA declined to provide financial information related to these guarantees. The financial information reflects amounts as of December 31, 2012, at which time the guaranteed entities had invested assets in excess of direct policyholder obligations and were in a positive surplus position. Such amounts continue to remain the Company's best estimate given available financial information. The guaranteed policyholder obligations will decline as the policies expire.

E. Joint and Several Liabilities
--------------------------------------------------------------------------------
AIU and American Home are jointly and severally obligated to policyholders of their Japan branches, in connection with transfers of the business of those Japan branches to Japan-domiciled affiliates in 2013 and 2014, respectively. Under the terms of the transfer agreement, the Japan affiliates have agreed to be responsible for 100% of the obligations associated with such policies, and management expects such companies to satisfy their obligation. The Company carries no reserves with respect to such liabilities. The Japanese affiliates carried $20 and $26 of loss reserves in respect of such policies, as of December 31, 2018 and 2017, respectively. As of December 31, 2018, if the Japan affiliates were to fail to satisfy their obligations, the Company's share of the aggregate exposure under the pooling agreement is $12.

Each Pool member is also jointly and severally obligated to the other Pool members, in proportion to their pool share, in the event any other Pool member fails.

-------------------------------------------------------------------------------
54 NOTES TO FINANCIAL STATEMENTS - As of December 31, 2018 and 2017 and for years ended December 31, 2018, 2017 and 2016.

American Home Assurance Company
Statutory Basis Financial Statements
(Dollars in Millions)
--------------------------------------------------------------------------------


11.Other Significant Matters
--------------------------------------------------------------------------------

A. Other Assets
--------------------------------------------------------------------------------
As of December 31, 2018 and 2017, other admitted assets as reported in the accompanying Statements of Admitted Assets were comprised of the following balances:

Other admitted assets                                           2018     2017
---------------------                                         -------  --------
Collateral on derivative liabilities                          $    --  $      9
Deposit accounting assets                                          11        13
Equities in underwriting pools and associations                   (11)        8
Guaranty funds receivable on deposit                                9         9
Loss funds on deposit                                              72        54
Other assets                                                       78       104
                                                              -------  --------
Total other admitted assets                                   $   159  $    197
                                                              =======  ========

B. Other Liabilities
--------------------------------------------------------------------------------
As of December 31, 2018 and 2017, other liabilities as reported in the accompanying Statements of Liabilities, Capital and Surplus were comprised of the following balances:

Other liabilities                                               2018     2017
-----------------                                             -------  -------
Accrued retrospective premiums                                $    24  $    25
Borrowed money                                                     --       65
Collateral on derivative assets                                     6       --
Deferred commission earnings                                       44       61
Deposit accounting liabilities                                      4       32
Derivative instruments                                             --       14
Paid loss clearing contra liability (loss reserve offset for
  paid claims)                                                    (36)     (77)
Other accrued liabilities                                         306      226
Remittances and items not allocated                                12       10
Retroactive reinsurance reserves - ceded                          (29)     (26)
Servicing carrier liability                                         8        9
Statutory contingency reserve                                     137      105
                                                              -------  -------
Total other liabilities                                       $   476  $   444
                                                              =======  =======

C. Other (Expense) Income
--------------------------------------------------------------------------------
For the years ended December 31, 2018, 2017 and 2016, other (expense) income as reported in the accompanying Statements of Operations and Changes in Capital and Surplus were comprised of the following balances:

Other income (expense)                                 2018     2017     2016
----------------------                               -------  -------  -------
Fee income on deposit programs                       $     1  $     4  $     7
Gain on sale of medical stop-loss business                --       91       --
Interest expense on reinsurance program                 (148)     (54)     (47)
Other (expense) income                                    11       (2)      20
                                                     -------  -------  -------
Total other income (expense)                         $  (136) $    39  $   (20)
                                                     =======  =======  =======

-------------------------------------------------------------------------------
55 NOTES TO FINANCIAL STATEMENTS - As of December 31, 2018 and 2017 and for years ended December 31, 2018, 2017 and 2016.

American Home Assurance Company
Statutory Basis Financial Statements
(Dollars in Millions)
--------------------------------------------------------------------------------


D. Non- Cash items
--------------------------------------------------------------------------------
For the years ended December 31, 2018, 2017 and 2016, the amounts reported in the Statements of Cash Flow are net of the following non-cash items:

Non-cash transactions                                  2018     2017     2016
---------------------                                -------  -------  -------
Capital contribution from parent:
   Pooling Restructure Transaction                   $    --  $    --  $   700
   Receivable                                            150       --       --
Dividends to parent:                                                        --
   Securities                                             --       --     (600)
Funds Held:                                                                 --
   Premiums collected                                    (62)    (313)    (441)
   Benefit and loss related payments                     (15)     229      244
   Interest                                             (146)     (60)     (46)
   Commissions                                            23      114      129
   Funds Held                                            200       30      114
Securities received/transferred:
   Securities received                                 1,244      972      986
   Securities transferred                             (1,662)  (1,337)    (824)
Miscellaneous expense (income)                            --       --       --
   Intercompany                                           --       --       55
Other:                                                                      --
   Securities*                                            --       --      650

* 2015 Capital Contribution recorded as a receivable was settled in 2016 in the form of cash and securities.

E. Federal Home Loan Bank ("FHLB") Agreements
--------------------------------------------------------------------------------
The Company is a member of the FHLB of New York. Such membership requires ownership of stock in the FHLB. The Company owned an aggregate of $9 and $12 of stock in the FHLB at December 31, 2018 and 2017, respectively.

Through its membership, the Company has conducted business activity (borrowings) with the FHLB. The Company utilizes the FHLB facility to supplement liquidity or for other uses deemed appropriate by management. The outstanding borrowings are being used primarily for interest rate risk management purposes in connection with certain reinsurance arrangements, and the balances are expected to decline as underlying premiums are collected. The Company is required to pledge certain mortgage-backed securities, government and agency securities and other qualifying assets to secure advances obtained from the FHLB. The FHLB applies a haircut to collateral pledged to determine the amount of borrowing capacity it will provide to its member. As of December 31, 2018, the Company had an actual borrowing capacity of $1,107 based on qualified pledged collateral. At December 31, 2018, the Company had borrowings of $0 from the FHLB.

F. Insurance-Linked Securities
--------------------------------------------------------------------------------
As of December 31, 2018, the Company was not a ceding insurer in catastrophe bond reinsurance transactions in force. As of December 31, 2017, the Company was a ceding insurer in three catastrophe bond reinsurance transactions in force covering the Company's direct and assumed property exposures. As of December 31, 2017, the aggregate amount the Company may have received under these arrangements in the event of catastrophic events that exceeded the related attachment points for each applicable bond was $184.

G. Sale of Medical Stop-loss and Organ Transplant Business
--------------------------------------------------------------------------------
On October 15, 2017, the Pool sold its medical stop-loss and organ transplant business and renewal rights to Tokio Marine HCC Life Insurance Company. The sale of the renewal rights resulted in a gain of $91 for the Company. In addition to the sale of the renewal rights, the Pool entered into a 100 percent quota share reinsurance agreement to cede the in-force liabilities of these businesses as of the transaction date, which resulted in a gain of $6.5 for the Company.

-------------------------------------------------------------------------------
56 NOTES TO FINANCIAL STATEMENTS - As of December 31, 2018 and 2017 and for years ended December 31, 2018, 2017 and 2016.

American Home Assurance Company
Statutory Basis Financial Statements
(Dollars in Millions)
--------------------------------------------------------------------------------


12.Subsequent Events
--------------------------------------------------------------------------------
Subsequent events have been considered through April 22, 2019 for these Financial Statements issued on April 22, 2019.

Type I - Recognized Subsequent Events:

In February 2019, the NY DFS approved the Company's request to record a $150 contribution from AIG PC US, settled in the form of cash, in its 2018 Financial Statement. The contribution was reflected as a receivable as of December 31, 2018 and as gross paid in and contributed surplus pursuant to SSAP No. 9, Subsequent Events, and SSAP No. 72, Surplus and Quasi-Reorganizations.

Type II - Nonrecognized Subsequent Events:

Share Repurchase

On January 23, 2019, the NY DFS approved the Company's plan to distribute an amount of up to approximately $504 to its immediate parent, an increase in the par value of its common stock from $17 per share to $20 per share and a decrease in the minimum number of directors from 13 to 7. The distribution would be accomplished via a share repurchase agreement with the per share repurchase price equal to the Company's statutory book value per share, calculated as of September 30, 2018.

On February 14, 2019, the Company repurchased 139,000 shares of its issued and outstanding common stock, resulting in a distribution to its immediate parent of $502 and a reduction in its common capital stock and gross paid in and contributed surplus of $2 and $500, respectively. On that same date, the Company filed an amendment to its charter with NY DFS to increase the par value of the Company's common stock from $17 to $20 per share. The increase to the par value resulted in an increase of $5 to the Company's common capital stock and a reduction to its gross paid in and contributed surplus of the same amount, post share repurchase.

AIGGRE Restructure

In 2019, the Company and several of its U.S. insurance company affiliates established AIGGRE US Real Estate Fund III LP (US Fund III), a real estate investment fund managed AIGGRE. At the closing of US FUND III, on January 2, 2019, the Company made a capital commitment to the fund of up to $146 (representing an approximately 9.73% equity interest therein). In connection with the closing of US Fund III, the Company contributed cash (approximately $23) to the fund. The Company's unfunded capital commitment to U.S. Fund III, after certain additional capital was called, was approximately $116.

-------------------------------------------------------------------------------
57 NOTES TO FINANCIAL STATEMENTS - As of December 31, 2018 and 2017 and for years ended December 31, 2018, 2017 and 2016.

                          PART C -- OTHER INFORMATION

Item 24. Financial Statements and Exhibits

(a)   Financial Statements

The required financial statements are included in Part B of this Registration
Statement:

      . The Audited Financial Statements of Variable Separate Account of American General Life Insurance Company as of December 31, 2018 and for each of the two years in the period ended December 31, 2018.

      . The Audited Financial Statements of Variable Annuity Account Two of American General Life Insurance Company as of December 31, 2018 and for each of the two years in the period ended December 31, 2018.

      . The Audited Statutory Financial Statements of American General Life Insurance Company as of December 31, 2018 and December 31, 2017 and for each of the three years in the period ended December 31, 2018.

      . The Audited Statutory Financial Statements of American Home Assurance Company as of December 31, 2018 and December 31, 2017 and for each of the three years in the period ended December 31, 2018.

(b)   Exhibits
(1)   (a)    Resolutions Establishing Separate Account          12
      (b)    Resolutions of the Board of Directors of American
             General Life Insurance Company authorizing the
             consolidation of the Separate Account              Filed Herewith
(2)   Custody Agreements                                        Not Applicable
(3)   (a)    Form of Distribution Contract                      2
      (b)    Selling Agreement                                  11
(4)   Variable Annuity Contract                                 2
(5)   (a)    Application for Contract                           2
      (b)    Merger Endorsement                                 11
(6)   Corporate Documents of Depositor
      (a)    Amended and Restated Articles of Incorporation of
             American General Life Insurance Company,
             effective December 31, 1991                        1
      (b)    Amendment to the Amended and Restated Articles of
             Incorporation of American General Life Insurance
             Company, effective July 13, 1995                   3
      (c)    By-Laws of American General Life Insurance
             Company, restated as of June 8, 2005               5
(7)   Reinsurance Contract                                      Not Applicable
(8)   Material Contracts
      (a)    Anchor Series Trust Fund Participation Agreement   10
      (b)    SunAmerica Series Trust Fund Participation
             Agreement                                          10
      (c)    Form of Consents to Assignment of Fund
             Participation and other Agreements                 11
(9)   (a)    Opinion of Counsel and Consent of Depositor        Filed Herewith
      (b)    Opinion of Counsel and Consent of Sullivan &
             Cromwell LLP, Counsel to American Home Assurance
             Company                                            6
(10)  Consents                                                  Filed Herewith
(11)  Financial Statements Omitted from Item 23                 Not Applicable
(12)  Initial Capitalization Agreement                          Not Applicable
(13)  Other
      (a)    Power of Attorney - American General Life
             Insurance Company Directors                        Filed Herewith
      (b)    Power of Attorney - American Home Assurance
             Company Directors                                  Filed Herewith
      (b)    General Guarantee Agreement by American Home
             Assurance Company                                  4
      (c)    Notice of Termination of Guarantee as Published
             in The Wall Street Journal on November 24, 2006    7
      (d)    Notice of Termination of Support Agreement         8
      (e)    Unconditional Capital Maintenance Agreement
             between American International Group, Inc. and
             American General Life Insurance Company            9
      (f)    Specimen Form of Agreement and Plan of Merger      11
--------

1 Incorporated by reference to Initial Registration Statement, File No. 033-43390 of American General Life Insurance Company Separate Account D, filed on October 16, 1991.

2 Incorporated by reference to Initial Registration Statement, File Nos. 333-25473 and 811-03859, filed on April 18, 1997, Accession No.
    0000950148-97-000989.

3 Incorporated by reference to Pre-Effective Amendment No. 3 to Form S-6 Registration Statement, File No. 333-53909, of American General Life Insurance Company Separate Account VL-R, filed on August 19, 1998, Accession No. 000899243-98-001661.

4 Incorporated by reference to Post-Effective Amendment No. 19 and Amendment No. 20, File Nos. 033-81472 and 811-08626, filed on August 12, 2005,
    Accession No. 0000950129-05-008182.

5 Incorporated by reference to Post-Effective Amendment No. 11 and Amendment No. 46, File Nos. 333-43264 and 811-08561, of American General Life Insurance Company Separate Account VL-R, filed on August 12, 2005, Accession No. 0001193125-05-165474.

6 Incorporated by reference to Post-Effective Amendment No. 18 and Amendment No. 22, File Nos. 333-67685 and 811-07727, filed on October 21, 2005,
    Accession No. 0000950134-05-019473.

7 Incorporated by reference to Post-Effective Amendment No. 24 and Amendment No. 25 to File Nos. 033-86642 and 811-08874 filed on December 12, 2006,
    Accession No. 0000950124-06-007494.

8 Incorporated by reference to Post-Effective Amendment No. 17 and Amendment No. 18, File Nos. 333-137867 and 811-03859, filed on April 27, 2011,
    Accession No. 0000950123-11-040070.

9 Incorporated by reference to Post-Effective Amendment No. 3 and Amendment No. 149, File Nos. 333-151576 and 811-08561, of American General Life Insurance Company Separate Account VL-R, filed on May 2, 2011, Accession No. 0001193125-11-120309.

10 Incorporated by reference to Post-Effective Amendment No. 4 and Amendment No. 5, File Nos. 333-172003 and 811-03859, filed on July 13, 2012,
    Accession No. 0000950123-12-010016.

11 Incorporated by reference to Initial Registration Statement, File Nos. 333-185762 and 811-03859, filed on January 2, 2013, Accession No. 0000950123-12-014430.

12 Incorporated by reference to Initial Registration Statement, File Nos. 333-25473 and 811-03859, filed on April 18, 1997, Accession No.
    0000950148-97-000989.

Item 25. Directors and Officers of the Depositor

The directors and principal officers of the Company are set forth below. The business address of each officer and director is 2919 Allen Parkway, Houston, Texas 77019, unless otherwise noted.

Names, Positions and Offices Held with Depositor
------------------------------------------------
Kevin T. Hogan(3)          Director, Chairman of the Board, Chief Executive
                           Officer and President
Katherine A. Anderson      Director, Senior Vice President and Chief Risk
                           Officer
Thomas J. Diemer           Director, Executive Vice President and Chief
                           Financial Officer
Terri N. Fiedler           Director, Senior Vice President and Chief
                           Distribution Officer
Michael P. Harwood         Director, Senior Vice President, Chief Actuary and
                           Corporate Illustration Actuary
Jonathan J. Novak(5)       Director and Chief Executive Officer, Institutional
                           Markets
Craig A. Sabal(6)          Director, Senior Vice President and Chief
                           Investment Officer
Todd P. Solash(1)          Director and Chief Executive Officer, Individual
                           Retirement
Adam C. Winslow (7)        Director and Chief Executive Officer, Life Insurance
James Bracken(3)           Executive Vice President, Head of Legacy Portfolio
Evelyn Curran              Executive Vice President
Gabriel A. Lopez(1)        Senior Vice President, Individual Retirement
                           Operations
Bryan A. Pinsky(1)         Senior Vice President, Individual Retirement
                           Products
Sabyasachi Ray(3)          Senior Vice President and Chief Operating Officer
Christine A. Nixon(1)      Senior Vice President
Axel P. Andre (1)          Senior Vice President, Market Risk Management
Christopher V. Muchmore(1) Senior Vice President, Market Risk Management
Kyle L. Jennings           Senior Vice President and Chief Compliance Officer
William C. Kolbert(4)      Senior Vice President and Business Information
                           Officer
Sai P. Raman(4)            Senior Vice President, Institutional Markets
Timothy M. Heslin          Senior Vice President and Chief Life Product and
                           Underwriting Officer
Craig A. Anderson          Senior Vice President and Life Controller
Justin J.W. Caulfield(3)   Vice President and Treasurer
Mallary L. Reznik(1)       Vice President, General Counsel and Assistant
                           Secretary
Julie Cotton Hearne        Vice President and Secretary
Mark A. Peterson           Vice President, Distribution
Leo W. Grace               Vice President, Product Filing
Tracey E. Harris           Vice President, Product Filing
Christina M. Haley(1)      Vice President, Product Filing
Mary M. Newitt(1)          Vice President, Product Filing
Daniel R. Cricks           Vice President and Tax Officer
Stephen G. Lunanuova (6)   Vice President and Tax Officer
Barbara J. Moore           Vice President and Tax Officer
T. Clay Spires             Vice President and Tax Officer
Michael E. Treske(1)       Vice President, Distribution
Frank Kophamel             Vice President and Appointed Actuary
Manda Ghaferi(1)           Vice President
Michelle D. Campion(5)     Vice President
Jeffrey S. Flinn           Vice President
Jennifer N. Miller(5)      Vice President
Stewart R. Polakov(1)      Vice President
Thomas A. Musante (5)      Vice President
William L. Mask            Vice President

---------------
(1) 21650 Oxnard Street, Woodland Hills, CA 91367
(2) 2000 American General Way, Brentwood, TN 37027
(3) 175 Water Street, New York, NY 10038
(4) 50 Danbury Road, Wilton, CT 06897
(5) 777 S. Figueroa Street, Los Angeles, CA 90017
(6) 80 Pine Street, New York, NY 10005
(7) 58 Fenchurch Street, London, United Kingdom EC3M 4AB

Names, Positions and Offices Held with Depositor
------------------------------------------------
Jennifer A. Roth (1)      Vice President, 38a-1 Compliance Officer
Edward P. Voit (7)        Vice President
Amanda K. Ouslander       Anti-Money Laundering and Economic Sanctions
                          Compliance Officer
Rosemary Foster           Assistant Secretary
David J. Kumatz (2)       Assistant Secretary
Virginia N. Puzon (1)     Assistant Secretary
Grace D. Harvey (2)       Illustration Actuary
Laszlo Kulin (6)          Investment Tax Officer
Alireza Vaseghi (3)       Managing Director and Chief Operating Officer,
                          Institutional Markets
Melissa H. Cozart         Privacy Office
--------
(1)  21650 Oxnard Street, Suite 750, Woodland Hills, CA 91367
(2)  2000 American General Way, Brentwood, TN 37027
(3)  175 Water Street, New York, NY 10038
(4)  50 Danbury Road, Wilton, CT 06897
(5)  777 S. Figueroa Street, Los Angeles, CA 90017
(6)  80 Pine Street, New York, NY 10005
(7)  58 Fenchurch Street, London, United Kingdom EC3M 4AB

Item 26. Persons Controlled By or Under Common Control with Depositor or Registrant

The Registrant is a separate account of American General Life Insurance Company ("Depositor"). The Depositor is an indirect, wholly owned subsidiary of American International Group, Inc. An organizational chart for American International Group, Inc. can be found as Exhibit 21 in American International Group, Inc.'s Form 10-K, SEC File No. 001-08787, Accession
No. 0000005272-19-000023, filed on February 15, 2019. Exhibit 21 is incorporated herein by reference.

Item 27. Number of Contract Owners

As of September 30, 2019, the number of Vista Capital Advantage contracts 25, of which 8 were qualified contracts and 17 were non-qualified contracts.

Item 28. Indemnification

Insofar as indemnification for liability arising under the Securities Act of 1933 ("Act") may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

American General Life Insurance Company

To the full extent authorized by law, the corporation shall indemnify any person made, or threatened to be made, a party to an action or proceeding, whether criminal or civil, by reason of the fact that he, his testator or intestate is or was a director or officer of the corporation or serves or served in any capacity in any other corporation at the request of the corporation. Nothing contained herein shall affect any rights to indemnification to which corporate personnel other than directors and officers may be entitled by contract or otherwise under law.

Item 29. Principal Underwriter

(a) AIG Capital Services, Inc. acts as distributor for the following investment companies:

  American General Life Insurance Company
  Variable Separate Account
  Variable Annuity Account Five
  Variable Annuity Account Seven
  Variable Annuity Account Nine
  Separate Account D
  Separate Account I
  Separate Account VL-R

  The United States Life Insurance Company in the City of New York FS Variable Separate Account
  FS Variable Annuity Account Five
  Separate Account USL VL-R
  Separate Account USL A

  The Variable Annuity Life Insurance Company
  Separate Account A

(b) Directors, Officers and principal place of business:

    Officer/Directors*                             Position
    ------------------                             --------
    Terri N. Fiedler(1)        Director
    James T. Nichols(2)        Director, President and Chief Executive Officer
    Frank Curran(2)            Vice President, Chief Financial Officer, Chief
                               Operating Officer, Controller and Treasurer
    Michael Fortey(1)          Chief Compliance Officer
    Michael E. Treske          Chief Distribution Officer, Mutual Funds and
                               Variable Annuities
    Julie A. Cotton Hearne(1)  Vice President and Secretary
    John Thomas Genoy(2)       Vice President
    Mallary Loren Reznik       Vice President
    Daniel R. Cricks(1)        Vice President, Tax Officer
    Thomas Clayton Spires(1)   Vice President, Tax Officer
    Rosemary Foster(1)         Assistant Secretary
    Virginia N. Puzon          Assistant Secretary
    -----------------
    * Unless otherwise indicated, the principal business address of AIG Capital Services, Inc. and of each of the above individuals is 21650 Oxnard Street, Suite 750, Woodland Hills, CA 91367-4997.

    (1)  2919 Allen Parkway, Houston, TX 77019

    (2)  160 Greene Street, Jersey City, NJ 07311

(c) AIG Capital Services, Inc. retains no compensation or commissions from the Registrant.

Item 30. Location of Accounts and Records

All records referenced under Section 31(a) of the 1940 Act, and Rules 31a-1 through 31a-3 thereunder, are maintained and in the custody of American General Life Insurance Company at its principal executive office located at 2727-A Allen Parkway, Houston, Texas 77019-2191 or at American General Life Insurance Company's Annuity Service Center located at P.O. Box 15570, Amarillo, Texas 79105-5570.

Item 31. Management Services

Not Applicable.

Item 32. Undertakings

General Representations

The Registrant hereby represents that it is relying on the No-Action Letter issued by the Division of Investment Management to the American Council of Life Insurance dated November 28, 1988 (Commission Ref. No. IP-6-88). Registrant has complied with conditions one through four on the No-Action Letter.

Depositor represents that the fees and charges to be deducted under the Contracts described in the prospectus contained in this Registration Statement, in the aggregate, are reasonable in relation to the services rendered, the expenses expected to be incurred, and the risks assumed by Depositor in accordance with Section 26(f)(2)(A) of the Investment Company Act of 1940.

Undertakings of the Registrant

Registrant undertakes to: (a) file post-effective amendments to this Registration Statement as frequently as is necessary to ensure that the audited financial statements in the Registration Statement are never more than 16 months old for so long as payments under the variable annuity Contracts may be accepted; (b) include either (1) as part of any application to purchase a contract offered by the prospectus forming a part of the Registration Statement, a space that an applicant can check to request a Statement of Additional Information, or (2) a postcard or similar written communication affixed to or included in the prospectus that the Applicant can remove to send for a Statement of Additional Information; and (c) deliver any Statement of Additional Information and any financial statements required to be made available under this Form N-4 promptly upon written or oral request.

Undertakings of the Depositor Regarding Guarantor

During any time there are insurance obligations outstanding and covered by the guarantee issued by American Home Assurance Company ("American Home Guarantee Period"), filed as an exhibit to this Registration Statement (the "American Home Guarantee"), the Depositor hereby undertakes to provide notice to policy owners covered by the American Home Guarantee promptly after the happening of significant events related to the American Home Guarantee.

These significant events include: (i) termination of the American Home Guarantee that has a material adverse effect on the policy owner's rights under the American Home Guarantee; (ii) a default under the American Home Guarantee that has a material adverse effect on the policy owner's rights under the American Home Guarantee; or (iii) the insolvency of American Home Assurance Company ("American Home").

Depositor hereby undertakes during the American Home Guarantee Period to cause Registrant to file post-effective amendments to this Registration Statement as frequently as is necessary to ensure that the current annual audited statutory financial statements of American Home in the Registration Statement are updated to be as of a date not more than 16 months prior to the effective date of this Registration Statement, and to cause Registrant to include as an exhibit to this Registration Statement the consent of the independent auditors of American Home regarding such financial statements.

During the American Home Guarantee Period, the Depositor hereby undertakes to include in the prospectus to policy owners, an offer to supply the Statement of Additional Information which shall contain the annual audited statutory financial statements of American Home, free of charge upon a policy owner's request.

As of December 29, 2006 at 4:00 p.m. Eastern Time (the "Point of Termination"), the American Home Guarantee was terminated for prospectively issued Contracts. The American Home Guarantee will not cover any Contracts with an issue date later than the Point of Termination. The American Home Guarantee will continue to cover Contracts with a date of issue earlier than the Point of Termination until all insurance obligations under such contracts are satisfied in full.

Effective as of 11:59 p.m. Eastern time, on December 31, 2012, SunAmerica Annuity and Life Assurance Company, an affiliate of American General Life Insurance Company, merged with and into American General Life Insurance Company.

Texas law provides for the continuation of guarantees for contracts and certificates issued prior to a merger. Therefore, the American Home Guarantee will continue to cover Contracts with a date of issue earlier than the Point of Termination.

                                  SIGNATURES


As required by the Securities Act of 1933 and the Investment Company Act of 1940, the Registrant, Variable Separate Account, has duly caused this Registration Statement to be signed on its behalf, in the City of Houston and State of Texas, on this 29th day of November, 2019.


                                 VARIABLE SEPARATE ACCOUNT
                                 (Registrant)

                                 BY:  AMERICAN GENERAL LIFE INSURANCE COMPANY
                                      (On behalf of the Registrant and itself)

                                 BY:  /s/ CRAIG A. ANDERSON
                                      ------------------------------------------
                                      CRAIG A. ANDERSON
                                      SENIOR VICE PRESIDENT AND LIFE CONTROLLER

As required by the Securities Act of 1933, this Registration Statement has been signed below by the following persons, on behalf of the Registrant and Depositor, in the capacities and on the dates indicated.


Signature                               Title                       Date
---------                               -----                       ----

*KEVIN T. HOGAN           Director, Chairman, Chief           November 29, 2019
------------------------  Executive Officer, and President
KEVIN T. HOGAN

*KATHERINE A. ANDERSON    Director, Senior Vice President     November 29, 2019
------------------------  and Chief Risk Officer
KATHERINE A. ANDERSON

*THOMAS J. DIEMER         Director, Executive Vice President  November 29, 2019
------------------------  and Chief Financial Officer
THOMAS J. DIEMER

*TERRI N. FIEDLER         Director, Senior Vice President     November 29, 2019
------------------------  and Chief Distribution Officer
TERRI N. FIEDLER

*MICHAEL P. HARWOOD       Director, Senior Vice President,    November 29, 2019
------------------------  Chief Actuary and Corporate
MICHAEL P. HARWOOD        Illustration Actuary

*JONATHAN J. NOVAK        Director, Chief Executive Officer,  November 29, 2019
------------------------  Institutional Markets
JONATHAN J. NOVAK

*CRAIG A. SABAL           Director, Senior Vice President     November 29, 2019
------------------------  and Chief Investment Officer
CRAIG A. SABAL

*TODD P. SOLASH           Director, Chief Executive Officer,  November 29, 2019
------------------------  Individual Retirement
TODD P. SOLASH

*ADAM C. WINSLOW          Director, Chief Executive Officer,  November 29, 2019
------------------------  Life Insurance
ADAM C. WINSLOW

/s/ CRAIG A. ANDERSON     Senior Vice President and Life      November 29, 2019
------------------------  Controller
CRAIG A. ANDERSON

/s/ MANDA GHAFERI         Attorney-in-Fact                    November 29, 2019
------------------------
*MANDA GHAFERI

                                  SIGNATURES


American Home Assurance Company has caused this Registration Statement to be signed on its behalf by the undersigned, duly authorized, in the City of New York, and State of New York on the 29th day of November, 2019.


                                 AMERICAN HOME ASSURANCE COMPANY

                                 BY:  /s/ BRIAN GREENSPAN
                                      ------------------------------------------
                                      BRIAN GREENSPAN
                                      STATUTORY CONTROLLER AND SENIOR VICE
                                      PRESIDENT

This Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


Signature                               Title                      Date
---------                               -----                      ----

/s/ DAVID H. McELROY      Director, President, CEO and       November 29, 2019
------------------------  Chairman of the Board of Directors
DAVID H. McELROY

/s/ ALEXANDER R. BAUGH    Director                           November 29, 2019
------------------------
ALEXANDER R. BAUGH

/s/ THOMAS A. BOLT        Director                           November 29, 2019
------------------------
THOMAS A. BOLT

/s/ ELIAS F. HABAYEB      Director and Chief Financial       November 29, 2019
------------------------  Officer
ELIAS F. HABAYEB

/s/ BARBARA J. LUCK       Director                           November 29, 2019
------------------------
BARBARA J. LUCK

/s/ KENNETH RIEGLER       Director                           November 29, 2019
------------------------
KENNETH RIEGLER

/s/ ANTHONY VIDOVICH      Director                           November 29, 2019
------------------------
ANTHONY VIDOVICH



*BY:  /s/ BRIAN GREENSPAN
      --------------------------
      BRIAN GREENSPAN
      ATTORNEY-IN-FACT

                                 EXHIBIT INDEX

Exhibit No.                                                    Description
-----------                                                    -----------
(1)(b)      Resolutions of the Board of Directors of American General Life Insurance Company authorizing the consolidation of the Separate Account
(9)(a)      Opinion of Counsel and Consent of Depositor
(10)        Consent
(13)(a)     Power of Attorney - American General Life Insurance Company Directors
(13)(b)     Power of Attorney - American Home Assurance Company Directors